   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998

                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                      AMERICAN TOWER SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     DELAWARE                       4899                        65-0598206
 (STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
 JURISDICTION OF          CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
 INCORPORATION OR
  ORGANIZATION)


      116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116, (617) 375-7500 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                STEVEN B. DODGE
                      AMERICAN TOWER SYSTEMS CORPORATION
                             116 HUNTINGTON AVENUE
                          BOSTON, MASSACHUSETTS 02116
                                (617) 375-7500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                   COPY TO:
        NORMAN A. BIKALES, ESQ.              KEITH R. FULLENWEIDER, ESQ.
       SULLIVAN & WORCESTER LLP                 BRUCE C. HERZOG, ESQ.
        ONE POST OFFICE SQUARE                 VINSON & ELKINS L.L.P.
      BOSTON, MASSACHUSETTS 02109              1001 FANNIN, SUITE 2300
            (617) 338-2800                        HOUSTON, TX 70002
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                              PROPOSED       PROPOSED
                                AMOUNT        MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE   AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SECURITY  OFFERING PRICE REGISTRATION FEE
-----------------------------------------------------------------------------------------
 Class A Common Stock,
  $.01 par value........      32,000,000        (2)            (2)          $10,620(2)

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(1) The Securities registered hereby will be offered pursuant to the Agreement and Plan of Merger dated December 12, 1997, as may be amended from time to time, by and between the Registrant and American Tower Corporation (the "ATC Merger Agreement").
(2) In accordance with Rule 457(f)(2), the registration fee for the Securities offered pursuant to the ATC Merger is based on the book value of the securities of ATC as of February 2, 1998 ($36,000,000). Such fee is being paid herewith.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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

                          AMERICAN TOWER CORPORATION
                           3411 RICHMOND, SUITE 400
                           HOUSTON, TEXAS 77046-3401

                                                               February ., 1998

Dear ATC Stockholder:

  On behalf of the Board of Directors of American Tower Corporation ("ATC"), I am pleased to inform you that ATC and American Tower Systems Corporation ("ATS") have entered into an Agreement and Plan of Merger dated as of December 12, 1997 (the "ATC Merger Agreement"). Pursuant to the ATC Merger Agreement, ATC will be merged (the "ATC Merger") with and into ATS, with ATS as the surviving company. In connection with the consummation of the ATC Merger, ATS' name will be changed to "American Tower Corporation" and Randall Mays of Clear Channel Communications, Inc. and I will be nominated to the board of directors. Upon consummation of the Merger, each outstanding share of ATC's Series A Redeemable Preferred Stock will be converted into the right to receive $200 in cash and each outstanding share of common stock of ATC will be converted into a number of shares of ATS' Class A Common Stock pursuant to a fixed exchange ratio. The fixed exchange ratio provides that the ATC common stockholders will receive, as a group, 35% of all of the outstanding shares of common stock of ATS after taking into account the common stock issued in connection with the ATC Merger to the ATC stockholders, the conversion of all outstanding convertible preferred stock of ATS and the exercise of all options of ATS outstanding as of the effective time of the ATC Merger. We currently anticipate that an aggregate of approximately 31,100,000 shares of ATS' Class A Common Stock will be issued to the ATC common stockholders, as a group, with respect to their ATC common stock holdings. Each common stockholder of ATC will be entitled to a pro rata share of the aggregate number of shares issued by ATS upon consummation of the ATC Merger. Such pro rata share shall be determined by taking into account the number of shares of ATC common stock, and the number of shares of ATC common stock issuable upon exercise of all ATC options, outstanding immediately prior to the effective time of the ATC Merger.

  The ATC Merger is subject to a number of conditions including the separation of ATS, which is currently a majority-owned subsidiary of American Radio Systems Corporation ("ARS"), from ARS (the "Tower Separation"), and the approval of the ATS Class A Common Stock for listing on Nasdaq or a national stock exchange. As more fully described in the Prospectus accompanying this letter, ARS is party to an Amended and Restated Merger Agreement, dated December 18, 1997 with CBS Corporation ("CBS") and a wholly-owned subsidiary of CBS (the "Merger Agreement"), pursuant to which ARS merge with such subsidiary (the "CBS Merger") and sell its radio broadcasting business to CBS. The Tower Separation will be effected pursuant to the consummation of the CBS Merger or, in the event the CBS Merger has not been consummated on or prior to May 31, 1998 (which date could be extended with the consent of ATC, ATS and CBS), pursuant to the merger of a newly organized wholly-owned subsidiary of ARS into ARS (the "Tower Merger"). The ATC Merger is also subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  The consent of the holders of a majority of ATC's common stock is required to approve and adopt the ATC Merger Agreement and the transactions contemplated thereby. ATS has prepared the enclosed Prospectus which provides important information about ATS and the ATS Merger. ATC has participated in the preparation of the Prospectus to the extent of the information relating specifically to ATC. I urge you to read the enclosed Prospectus carefully before determining whether to give your consent to the ATC Merger Agreement and the transactions contemplated thereby. ATC will notify you promptly in the event ATC receives the consent of the holders of a majority of ATC's outstanding shares of common stock.

  After careful consideration, the ATC Board of Directors has unanimously approved, and recommends that you CONSENT TO, the ATC Merger Agreement and the transactions contemplated thereby. Accordingly, ATC hereby requests that you sign, date and return the accompanying Written Consent of Stockholders to American

Tower Corporation at 3411 Richmond Avenue, Suite 400, Houston, Texas 77046-3401, or by telecopy at (713) 629-1189.

  On or about the time the ATC Merger is expected to be consummated, a letter of transmittal and instructions for its use will be sent to all holders of ATC common stock and Series A Redeemable Preferred to enable you to surrender your stock in exchange for cash (in the case of the stockholders of the Series A Redeemable Preferred Stock) or ATS common stock, as described above. Accordingly, you are requested not to surrender your certificates for exchange until you receive a letter of transmittal and instructions on how to surrender your shares in connection with the consummation of the ATC Merger.

  It has been a pleasure to serve you as an officer and director and I look forward to continuing to serve your best interests in American Tower Systems.

                                          Sincerely,

                                          Fred R. Lummis,
                                          Chairman of the Board and
                                          Chief Executive Officer

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THE SECURITIES OF AMERICAN TOWER SYSTEMS + +CORPORATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE + +SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE + +TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS DOES NOT + +CONSTITUTE AN OFFER TO SELL NOR SHALL THERE BE ANY SALE OF THESE SECURITIES + +IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL + +PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY +
+STATE.                                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
         PRELIMINARY AND SUBJECT TO COMPLETION, DATED FEBRUARY 10, 1998

                       AMERICAN TOWER SYSTEMS CORPORATION

  This Prospectus is being furnished by American Tower Systems Corporation, a Delaware corporation ("American Tower Systems" or "ATS"), in connection with the merger (the "ATC Merger") of American Tower Corporation, a Delaware corporation ("ATC"), with and into ATS, pursuant to which the ATC common stockholders (including holders of options to purchase ATC common stock) will in the aggregate receive approximately 31.1 million shares of ATS Class A Common Stock which will represent 35% of the aggregate number of shares of ATS Common Stock which would be outstanding on a pro forms basis.

  The ATC Merger has been unanimously approved by the Board of Directors of ATS and by American Radio Systems Corporation, a Delaware corporation ("American Radio" or "ARS"), as the then sole stockholder of ATS. The ATC Merger Agreement has also been unanimously approved by the Board of Directors of ATC which believes that the approval and adoption of the ATC Merger Agreement is advisable and in the best interests of ATC and its stockholders and unanimously recommends that the ATC stockholders vote FOR such approval and adoption. Consummation of the ATC Merger requires the approval of the holders of a majority of the outstanding shares of ATC Common Stock and is subject, among other things, to the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and to the creation of a public trading market for the ATS Class A Common Stock. Subject to the satisfaction of such conditions, the ATC Merger is expected to be consummated in the spring of 1998. See "Business of American Tower Systems-- Recent Transactions--ATC Merger".

  American Radio is party to a merger agreement with CBS Corporation ("CBS") and a wholly-owned subsidiary of CBS (the "Merger Agreement"), pursuant to which ARS which will become a subsidiary of CBS (the "Merger"). The Merger Agreement has been approved by the Boards of Directors of American Radio and CBS and by the holders of the required majority of ARS Common Stock. Approval of the CBS stockholders is not required. See "Background of the Merger--General Background." As a result of the Merger (or the Tower Merger described below), American Radio will distribute all of the ATS Common Stock owned by it to the ARS stockholders or optionholders. Following consummation of the Merger or the Tower Merger, as the case may be, ATS will operate as an independent publicly owned corporation. Application will be made to list the ATS Class A Common Stock on the Nasdaq National Market. To date, there has been no trading market for the ATS Class A Common Stock.

  In the event the Merger is not consummated prior to June 1, 1998 (or such later date as may be approved by ATC and CBS), ARS may elect to effect a merger with a newly organized wholly-owned subsidiary of ARS (the "Tower Merger") in order to satisfy the condition to consummation of the ATC Merger with respect to the ATS Class A Common Stock being publicly traded.

  IN REVIEWING THIS PROSPECTUS, STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE SECTION ENTITLED "RISK FACTORS" ON PAGE 18.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

               The date of this Prospectus is February  . , 1998.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE ATC MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DELIVERY OF ATS COMMON STOCK, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF AMERICAN RADIO OR AMERICAN TOWER SYSTEMS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  American Tower Systems has filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the ATS Class A Common Stock to be offered pursuant to the ATC Merger. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to American Tower Systems and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement can be inspected without charge and copied at the prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  American Tower Systems is not subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). By no later than the consummation of the ATC Merger, American Tower Systems intends to comply with such reporting requirements including furnishing its stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim consolidated financial information.

  ARS' and ATS' principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts, 02116 and their telephone number is (617) 375-7500.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus sets forth or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth or referred to under "Summary--American Tower Systems", "Business of American Tower Systems", "Industry Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems", as well as within the Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. ATS wishes to caution readers that certain important factors may have affected and could in the future affect ATS's actual results and could cause ATS's actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of ATS. These important factors include, among others, the risk factors set forth herein under "Risk Factors--Risk Factors Relating to American Tower Systems".

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Available Information..................................................    (i)
Forward-Looking Statements.............................................   (ii)
Summary................................................................     1
  American Tower Systems...............................................     1
  American Tower Corporation...........................................     7
  American Radio.......................................................     7
  The Merger and Tower Separation......................................     8
  The ATC Merger.......................................................    12
  Risk Factors.........................................................    13
  American Tower Systems Dividend Policy...............................    13
  Comparative Per Share Market Price Information.......................    14
  Comparative Per Share Data...........................................    14
  American Tower Systems Selected Financial Data.......................    15
  American Radio Selected Combined Financial Data......................    18
Risk Factors...........................................................    21
  Risk Factors Relating to the Merger and the Tower Merger.............    21
  Risk Factors Relating to American Tower Systems......................    22
Market Prices and Dividend Policy......................................    27
American Tower Systems Capitalization..................................    28
Unaudited Pro Forma Condensed Consolidated Financial Statements of
 American Tower Systems................................................    30
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of American Tower Systems...............................    40
Industry Overview......................................................    47
Business of American Tower Systems.....................................    50
  General..............................................................    50
  Growth Strategy......................................................    51
  Products and Services................................................    52
  Management Organization..............................................    55
  History of ATS.......................................................    55
  Recent Transactions..................................................    55
  Sales and Marketing..................................................    57
  Regulatory Matters...................................................    57
  Environmental Matters................................................    58
  Competition..........................................................    58
  Properties...........................................................    58
  Legal Proceedings....................................................    59
  Employees............................................................    59
Management of American Tower Systems...................................    60
  Executive Officers and Directors.....................................    60
  Executive Compensation...............................................    62
  Director Compensation................................................    63
  Stock Option Information.............................................    63
Principal Stockholders of American Tower Systems.......................    66
The ATC Merger.........................................................    70
  Background of the Merger.............................................    70
  Certain Federal Income Tax Consequences of ATC Merger................    73
  Exchange Procedures..................................................    76

                                                                           PAGE
                                                                          NUMBER
                                                                          ------
Background of the Merger.................................................   77
  General Background.....................................................   77
  Recommendation of the ARS Board; ARS' Reasons for the Merger...........   80
  Opinion of Financial Advisor to American Radio.........................   82
The Merger and Tower Separation..........................................   86
  General................................................................   86
  Conversion of Securities...............................................   87
  Certain Federal Income Tax Consequences of Merger and Tower Merger.....   88
  Reasons for the Tower Separation.......................................   90
  Tower Merger...........................................................   91
  Certificate of Incorporation and Bylaws................................   92
  Directors and Officers.................................................   93
  ARS-ATS Separation Agreement...........................................   93
  Closing Date Adjustments...............................................   95
  Lease Arrangements.....................................................   97
  Representations and Warranties.........................................   97
  Certain Other Covenants................................................   98
  Conditions to the Merger...............................................  105
  Termination............................................................  107
  Amendment..............................................................  108
  Waiver.................................................................  108
  Interest of Certain Persons in the Merger..............................  108
  Regulatory Matters.....................................................  109
  Other Consents.........................................................  112
  ATS Stock Purchase Agreement...........................................  112
  Appraisal Rights of ARS Stockholders...................................  113
  Expenses...............................................................  116
Description of American Tower Systems Capital Stock......................  118
  General................................................................  118
  Preferred Stock........................................................  118
  Common Stock...........................................................  118
  Dividend Restrictions..................................................  119
  Delaware Business Combination Provisions...............................  120
  Listing of Class A Common Stock........................................  120
  Transfer Agent and Registrar...........................................  120
Comparison of Rights of Stockholders of ATS and ATC......................  121
  Terms of Common Stock..................................................  121
  Other Stockholder Rights...............................................  122
  Existing ATC Securityholders Agreement.................................  124
Shares Eligible for Future Sale..........................................  125
  General................................................................  125
Validity of the Shares...................................................  126
Experts..................................................................  126
Definition Cross Reference Sheet.........................................  128
Index to Financial Statements............................................  F-1

 Appendix I:   Description of American Radio
               The Amended and Restated Agreement and Plan of Merger relating
 Appendix II:  to the Merger
               First Amendment to Amended and Restated Agreement and Plan of
 Appendix IIB: Merger
 Appendix III: Opinion of Credit Suisse First Boston Corporation
 Appendix IV:  Section 262 of Delaware General Corporation Law
 Appendix V:   Description of American Tower Corporation
 Appendix VI:  Agreement and Plan of Merger relating to the ATC Merger

                                    SUMMARY

  All information with respect to American Tower Systems Corporation, a Delaware corporation ("American Tower Systems" or "ATS"), and American Radio Systems Corporation, a Delaware corporation ("American Radio" or "ARS"), except as otherwise noted below, gives effect to the consummation of all acquisitions, dispositions and exchanges of communications sites and related businesses and radio stations which have been consummated since January 1, 1997 or which are subject to a binding agreement (the "Recent Transactions"). See "Business of American Tower Systems--Recent Transactions." The Unaudited Pro Forma Condensed Consolidated Financial Statements of ATS (and certain other pro forma financial information) give effect only to the ATS Pro Forma Transactions, which do not include all of the Recent Transactions but do include consummation of the ATS Stock Purchase Agreement and the transfer of towers from ARS to ATS in connection with the Tower Separation. See the "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".

  The term "Tower Separation" as used in this Prospectus refers to the separation of the communications site business into a separate publicly traded corporation. The Tower Separation will consist of a sale of the radio broadcasting business to CBS and the distribution of the ATS Common Stock to the holders of ARS Common Stock. The Tower Separation will be effected pursuant to the Merger or, under certain circumstances which management does not anticipate occurring, the Tower Merger (which, if consummated, will occur prior to the consummation of the Merger). Whether or not the Tower Merger is consummated, the holders of ARS Common Stock will receive the identical aggregate amount of cash and number of shares of American Tower Systems.

  The following is a summary of certain information contained in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth in this Prospectus.

                             AMERICAN TOWER SYSTEMS

 General

  American Tower Systems is a leading independent owner and operator of wireless communications towers in the U.S. with over 1,580 towers in 39 states and the District of Columbia, including approximately 510 towers managed for third party owners (of which approximately 255 are rooftop towers). Of such 1,580 towers, approximately 810 are presently operated by ATS (approximately 425 of which are owned by it and the balance of which are managed for others), and approximately 775 are presently operated by American Tower Corporation (of which approximately 125 are managed for a third party; ATC is a party to agreements or letters of intent to acquire approximately 125 currently operating towers). In addition to such 1,580 towers, ATS and ATC have more than 90 and 50 towers, respectively, currently under construction. ATS rents tower space and provides related services for a diverse range of wireless communications industries including: personal communications services, cellular, paging, specialized mobile radio, enhanced specialized mobile radio and fixed microwave, as well as radio and television broadcasters. ATS has significant networks of sites throughout the United States with its most significant tower networks in California, Florida and Texas, and owns and operates communications sites or is constructing networks of tower sites in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach. On a pro forma basis ATS' customers (which aggregate more than 2,390) include many of the major companies in the wireless communications industries, including: AT&T, Arch, Bell Atlantic Mobile, BellSouth Mobility, GTE Mobilnet, Houston Cellular, Prime Co., Metrocall, Nextel, PageMart, PageNet, Pittencrief Communications, SBC Communications, Southwestern Bell, SNET and Sprint, and in the radio and television broadcasting industry, including: ABC, American Radio, CBS, Chancellor Media, Clear Channel, CNN, Fox, Jacor and NBC. While none of ATS' customers accounted for as much as 10% of its pro forma revenues for the nine months ended September 30, 1997, most of the named customers accounted for more than 1% of such revenues and each is considered by ATS to be an important customer.

  ATS' primary business is the leasing of antennae sites on multi-tenant towers and rooftops, primarily for its own towers and, to a lesser extent, for unaffiliated communications site owners. In support of its rental business, ATS also offers its customers network development services, including: site acquisition, zoning, antennae installation, site construction and network design. These services are offered on a time and materials or fixed fee basis or incorporated into build to suit construction contracts. American Tower Systems is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas. For the nine months ended September 30, 1997, giving effect to the ATS Pro Forma Transactions, ATS had revenues and EBITDA of $66.0 million and $30.4 million, respectively.

 Recent Developments

  On December 12, 1997, ATS entered into an Agreement and Plan of Merger (the "ATC Merger Agreement") with American Tower Corporation, an unaffiliated Delaware corporation ("ATC"), pursuant to which, following the Tower Separation, ATC will merge with and into ATS, which will be the surviving corporation (the "ATC Merger"). ATC is a leading independent owner and operator of wireless communications towers with approximately 775 towers in 31 states. Pursuant to the ATC Merger, ATS will issue an aggregate of approximately 31.1 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options). Such number of shares will represent 35% of the number of shares of ATS Common Stock that would be outstanding, assuming consummation of the Merger, the ATC Merger, the exercise of all options to acquire ARS Common Stock, ATC Common Stock and ATS Common Stock proposed to be outstanding, and the conversion of all shares of ARS Convertible Preferred Stock. Consummation of the ATC Merger is conditioned on, among other things, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and consummation of the Tower Separation and, accordingly, is not expected to take place until the spring of 1998. On January 28, 1998, the Justice Department issued a formal request for additional information (a "Second Request"). ATS and ATC are in the process of compiling the information requested by the Justice Department and intend to meet with its representatives to address any questions they may have regarding such information. Upon consummation of the ATC Merger, ATS will be renamed American Tower Corporation. A description of the business and management of ATC, as well as certain financial information, is included in Appendix V to, and ATC's consolidated financial statements are included in, this Prospectus. See "The ATC Merger".

  On January 22, 1998, ATS consummated an agreement to acquire a company engaged primarily in the site acquisition business for third parties that also owns or has under construction 40 towers (the "Gearon Transaction"). The merger price of approximately $80.0 million was paid by delivery of 5,333,333 shares of ATS Class A Common Stock, and approximately $30.0 million in cash and assumed liabilities. See "Business of American Tower Systems--Recent Transactions".

  On January 22, 1998, American Tower Systems consummated a stock purchase agreement (the "ATS Stock Purchase Agreement"), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased 8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including
4.0 million shares by Mr. Dodge for $40.0 million. See "The Merger and Tower Separation--ATS Stock Purchase Agreement".

 Industry Overview

  Communications site owners and operators have benefited in recent years from a substantial increase in demand for wireless communications services. The Cellular Telecommunications Industry Association ("CTIA") estimates that the number of subscribers to wireless telephone services was approximately five million in 1990. According to The Strategis Group, a telecommunications marketing research firm, the number of subscribers to cellular and personal communication services ("PCS") is over 50 million today, and is projected to increase to over 100 million by the year 2001. This demand has prompted the issuance of new wireless network licenses and construction of new wireless networks. ATS believes that the increase in demand for wireless communications is attributable to a number of factors, including: the increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications, technological advances in communications equipment and decreasing costs of wireless services, favorable changes in telecommunications regulations, and business and consumer preferences for higher quality voice and data transmission. Consequently, more towers will be required to accommodate the anticipated increase in the demand for higher frequency technologies (such as PCS and enhanced specialized mobile radio ("ESMR")) which have a reduced cell range and thus require a more dense network, or "footprint", of towers. The Personal Communications Industry Association ("PCIA") estimates that over 100,000 additional antennae sites will have to be built to accommodate the needs of cellular and PCS over the next ten years.

  ATS believes that, as the wireless industry has become more competitive, many carriers are seeking to focus their capital and operational resources primarily on activities that contribute directly to subscriber growth, such as the marketing and distribution of products. Management believes that these carriers, therefore, may seek to preserve capital and to speed access to their markets through the outsourcing of infrastructure requirements such as communications site ownership, construction, operation and maintenance. Also, in order to accelerate network deployment or expansion and to generate efficiencies, ATS has observed in the course of its operations that many carriers are increasingly co-locating transmission infrastructure with that of other network operators. The need for co-location has also been driven by regulatory restrictions and the growing trend in local municipalities to slow the proliferation of towers in their communities by requiring that towers accommodate multiple tenants.

  ATS believes that national and other large wireless service providers will prefer to deal with a company that can meet the majority of such providers' needs within a particular market or region, rather than, as had been the historical model, working with a large number of individual tower owners, construction companies and other service providers. There can be no assurance that ATS will be able to secure a substantial portion of such potential business. See "Risk Factors".

  While the wireless communications industry is experiencing rapid growth, the television broadcasting industry, pursuant to a mandated construction timetable imposed on television broadcast licensees by the Federal Communications Commission ("FCC"), is actively planning its strategy for the transition from analog to digital technology. The FCC construction timetable, although subject to potential revision by the FCC, currently requires a number of television stations to commence digital service as soon as May 1, 1999, and some stations have promised to begin such service even earlier. ATS believes that this transition will require a substantial investment in enhanced broadcast infrastructure, including the construction or reengineering of broadcast towers. While ATS expects much of the associated capital requirements will be borne by the broadcasters, management believes that a significant opportunity exists to invest profitably in the creation of tower capacity designed to accommodate digital antennas for television broadcasters. Management believes that, as with the deployment of towers for the wireless carriers, speed to market and limited capital resources will cause certain broadcasters to outsource the construction or reengineering of their towers in order to accommodate digital technology.

  Management believes that, in addition to the favorable growth and outsourcing trends in the wireless communications and broadcasting industries, the communications site industry benefits from several favorable characteristics including: a diversified customer base, a stable and growing revenue stream based primarily on long-term leases from substantial companies, low tenant "churn" due to the costs and disruption associated with reconfiguring a wireless network or broadcasting location, local government initiatives to reduce the numbers of towers thereby requiring carriers to co-locate towers, and the opportunity to consolidate in what is currently a highly fragmented industry, thereby creating the potential for enhanced levels of customer service and operating efficiency.

 Growth Strategy

  ATS' objective is to maintain and extend its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. ATS' growth strategy includes:

    Internal Growth through Selling, Service and Capacity
  Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing towers through targeted sales and marketing techniques. Management believes that the key to the success of this strategy lies in its ability to develop and consistently deliver a high level of customer service, and to be widely recognized as a company that makes realistic commitments and then delivers on them. Since speed to market and reliable network performance are critical components to the success of wireless service providers, ATS' ability to assist its customers in meeting these criteria will ultimately define its marketing success and capacity utilization. ATS targets wireless providers that are expanding or improving their existing network infrastructure as well as those deploying new technologies. ATS focuses on building or acquiring towers engineered to hold as many tenants as possible and acquiring towers with underutilized capacity because the costs of operating a site are largely fixed, and increasing tower utilization results in significantly improved site operating margins. When a specific tower reaches full antennae attachment capacity, ATS is often able to construct an additional tower at the same location, thereby further leveraging its investment in land, related equipment and certain operating costs, such as taxes, utilities and telephone service.

    Growth by Construction (Build to Suit). ATS believes that attractive investment returns can be achieved by constructing new tower networks ("footprints") in and around markets in which it already has a presence, along major highways, and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants (in much the same manner as a shopping mall developer), ATS will seek to develop an overall master plan for a particular market by locating new sites in areas identified by its customers as optimal for their network expansion requirements (build to suit). ATS generally secures commitments for leasing prior to commencing construction, thereby minimizing, to some extent, the risks associated with the investment. In certain cases, ATS may identify and secure all zoning and other regulatory permits for a site in anticipation of customer demand, with actual construction being delayed until an anchor tenant is secured on reasonable terms. Strategic acquisitions are also pursued as a means of filling out or, in certain cases, initiating a tower network.

    American Tower Systems currently has under construction or plans to construct during 1998 (exclusive of those which ATC is constructing or plans to construct) approximately 300 towers (most of which are on a build to suit basis) at an estimated aggregate cost of approximately $60.0 million. In addition, ATS is actively competing for the opportunity to construct more than 600 towers in 1998 for an estimated cost of approximately $120.0 million, although there can be no assurance as to how many, if any, of such towers ATS will be engaged to construct. ATC has under construction or plans to construct during 1998 approximately 125 towers at an estimated aggregate cost of approximately $28.0 million.

    Because of the relatively attractive initial returns which can be achieved from new tower construction, and because ATS can design and build towers to specifications that assure ample future capacity and minimize the need for future capital expenditures, management intends to place a strong emphasis on new tower development for the foreseeable future. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time, management believes that more than half of its towers will result from new construction, with the substantial majority of these designed to serve the wireless communications industry.

    ATS believes that the ability to obtain, and commit to, large new construction (build to suit) projects will require significant financial resources. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community, including among banks, investment banking firms, institutional investors and public investors, and that such reputation will help it attract capital on the favorable terms necessary to finance its growth, although there can be no assurance that funds will be available to ATS on such terms. Further, management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in implementing this aspect of its growth strategy.

    Growth by Acquisition. ATS intends to continue to target strategic acquisitions in markets or regions where it already owns towers as well as new markets, including possibly non-U.S. markets. ATS has achieved a leading industry position primarily through acquisitions. ATS will attempt to increase revenues and operating margins at acquired communications sites through expanded sales and marketing efforts, improved customer service, the elimination of redundant overhead and, in certain instances, increasing tower capacity. Acquisitions are evaluated using numerous criteria, including potential demand, tower location, tower height, existing capacity utilization, local competition, and local government restrictions on new tower development. ATS also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services. ATS may also pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

    While to date the majority of ATS' growth has resulted from acquisition activities, once the remaining Recent Transactions are consummated, management expects to shift ATS' emphasis more toward build to suit and new tower construction, where it believes investment returns are more attractive. It will, however, continue to evaluate numerous acquisition prospects, and expects to consummate selected acquisitions when the economics or fit are sufficiently attractive.

    Growth through the Negotiation of Lease Escalators. The value of a tower and its growth prospects are affected by the terms of the leases associated with it. Most leases have escalator provisions (annual automatic increases based on specified estimated cost measures or on increases in the consumer price index) that permit ATS to keep pace with inflation. While these provisions are not by themselves intended to be a primary source of growth, they provide a stable and predictable growth component which is then enhanced by increased tower utilization.

 History of ATS

  In early 1995, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of American Radio's management, recognized the opportunity in the communications site industry through ARS' ownership and operation of broadcast towers. ATS was formed in July 1995 to capitalize on this opportunity. During 1996, ATS' acquisition program was modest, entailing the acquisition of companies owning an aggregate of ten communications sites and managing approximately 250 sites for others, for an aggregate purchase price of approximately $21.0 million. During that year, however, ATS entered into several more significant acquisition agreements that were consummated in 1997.

  Since January 1, 1997, ATS has acquired more than 525 communications sites (including the consummation of acquisition agreements entered into in 1996), for an aggregate purchase price of approximately $290.0 million. All of such transactions, as well as the ATC Merger, are included in the Recent Transactions. As explained elsewhere herein, consummation of the ATC Merger will result in the acquisition of more than 775 towers by ATS. In addition to its acquisition program, ATS (including for this purpose companies it acquired in 1997) will have constructed approximately 120 towers in 1997 at an aggregate cost of approximately $25.7 million, and has plans to construct approximately 300 towers in 1998 (exclusive of ATC's construction plans and exclusive of a bid to construct approximately 600 towers at a cost of approximately $120.0 million) at a total estimated cost of approximately $60.0 million. ATS intends to pursue, on a selective basis, the acquisition of other communications sites and related businesses, although it is not party to any definitive binding agreements with respect to any material transactions, except as described in this Prospectus. Although such acquisition or construction activity will not, except under circumstances in which consummation of the Merger could be delayed materially (i.e., by more than 15 business days), require the consent of CBS under the Merger Agreement, such activity may require certain regulatory approvals.

 Management

  The senior management of American Tower Systems consists of the following senior executive officers (all of whom, with the exception of Messrs. Eisenstein and Gearon, will continue to hold positions with American Radio until the consummation of the Merger): Steven B. Dodge, Chairman of the Board of Directors, President and Chief Executive Officer; Alan L. Box, Chief Operating Officer and a director; Joseph L. Winn, Treasurer, Chief Financial Officer and a director; James S. Eisenstein, Executive Vice President-Corporate Development; and J. Michael Gearon, Jr., the former principal stockholder and chief executive officer of Gearon & Co., Inc., Executive Vice President of ATS, the chief executive officer of ATS' site acquisition business, and a director. ATS is managed through a central headquarters in Boston, but relies on regional offices for marketing, operations and site management.

  ATS is a holding company whose principal asset is all of the issued and outstanding capital stock of American Tower Systems (Delaware), Inc. ("ATSI" or, collectively with ATSLP, the "Tower Operating Subsidiary"). ATSI, which directly or through two limited liability company subsidiaries had previously owned all of the assets and conducted all of the business of ATS and its consolidated subsidiaries, transferred all of its assets and business to American Tower Systems, L.P., a Delaware limited partnership ("ATSLP"), immediately prior to the consummation of the Gearon Transaction pursuant to which Gearon was merged into ATSI. References to ATS include ATS and its consolidated subsidiaries, unless the context otherwise requires.

                           AMERICAN TOWER CORPORATION

  ATC is a leading independent owner and operator of wireless communications towers with more than 775 towers in 31 states, including approximately 125 towers managed for a third party owner. ATC has agreed to acquire an additional 125 towers pursuant to letters of intent which are expected to be consummated, subject to negotiation and execution of definitive agreements and satisfaction of closing conditions, including, in certain cases, expiration or earlier termination of the HSR Act waiting period, in the first half of 1998. During 1997, ATC acquired or agreed to acquire 192 towers and constructed or had, at year end, under construction an aggregate of 64 towers; ATC plans to construct approximately 125 towers in 1998. ATC rents tower space and provides related services to wireless communications service providers, as well as operators of private networks and government agencies, for a diverse range of applications including paging, cellular, PCS, fixed microwave, SMR and ESMR. ATC owns and operates towers in 45 of the largest 100 metropolitan statistical areas in the United States and has clusters of towers in cities such as Albuquerque, Atlanta, Baltimore, Dallas, Houston, Jacksonville, Kansas City, Nashville, San Antonio and San Diego. ATC's customers (which aggregate more than 865) include Bell South Mobility, CSX Transportation, Inc. ("CSX Transportation"), GTE Mobilnet, Houston Cellular Telephone Company ("Houston Cellular"), Nextel, PageMart, PageNet, Pittencrief Communications, SBC Communications, Shell Offshore, and various federal and local government agencies. While none of ATC's customers accounted for as much as 10% of its pro forma revenues for the nine months ended September 30, 1997, most of the named customers accounted for more than 1% of such revenues and each is considered by ATC to be an important customer.

  ATC was organized in October 1994 by an investor group led by Summit Capital Inc. of Houston and Chase Capital to acquire Bowen-Smith Corp. ("Bowen-Smith"). Bowen-Smith had been in the tower rental business since 1966, initially serving the communications tower requirements of two-way radio and microwave transmission users. At the time of the acquisition (the "Bowen-Smith Acquisition"), Bowen-Smith owned 184 towers on 175 sites located primarily in Texas, Louisiana and Oklahoma. Within the first year after the Bowen- Smith Acquisition, ATC acquired or constructed more than 75 communications towers. In December 1995, ATC acquired 103 towers from CSX Realty Development Corporation ("CSX"), and in October 1996, ATC acquired 154 towers from Prime Communication Sites Holding, L.L.C. ("Prime").

                                 AMERICAN RADIO

  American Radio is a national radio broadcasting company committed to developing and operating groups of complementary radio stations in major and growing advertising markets. American Radio is among the five largest radio groups in the nation, owning and/or programming pursuant to local marketing agreements ("LMAs") approximately 90 radio stations in 19 markets across the United States. Consistent with its strategy of operating in the top 60 markets (as ranked by revenues), American Radio owns or programs pursuant to LMAs stations in the following markets: Boston, Seattle, St. Louis, Baltimore, Cincinnati, Portland, Pittsburgh, Sacramento, Charlotte, Kansas City, Hartford, Austin, Buffalo, Las Vegas, San Jose, West Palm Beach, Rochester, Fresno and San Bernardino/Riverside. ARS station groups ranked first or second among station operators in radio advertising revenues in 18 of its 19 markets, based on the 1997 edition of Duncan's Radio Market Guide (the "Duncan Guide").*

--------
* The Duncan Guide is published by a company partially owned by James H. Duncan, Jr., a director of American Radio.

                        THE MERGER AND TOWER SEPARATION

Tower Separation............  The Board of Directors of ARS (the "ARS Board")
                              has determined that it was in the best interests of the holders of ARS Common Stock to dispose of American Radio's radio broadcasting business and to separate its communications site business through the distribution of ATS Common Stock to the holders of ARS Common Stock. Pursuant to that decision, it has unanimously approved the Merger (and, should the Merger not be consummated prior to May 31, 1998, the Tower Merger) as the means of effecting those goals. Pursuant to the Tower Separation, regardless of how effected, holders of ARS Common Stock will receive approximately 38.8% of the ATS Common Stock, assuming consummation of the Merger, the ATC Merger, the exercise of all options to acquire ARS Common Stock, ATC Common Stock and ATS Common Stock proposed to be outstanding, and the conversion of all shares of ARS Convertible Preferred Stock. See "The Merger and Tower Separation".

The Merger..................  On September 19, 1997, American Radio, CBS and R
                              Acquisition Corp., a Delaware corporation ("CBS Sub"), entered into an Agreement and Plan of Merger (the "Original Merger Agreement"), pursuant to which CBS Sub will be merged with and into American Radio and American Radio will become a subsidiary of CBS. On December 18, 1997, ARS, CBS and CBS Sub entered into an Amended and Restated Agreement and Plan of Merger. Pursuant to the Merger, each holder of ARS Common Stock, at the effective time (the "Effective Time") of the Merger, will receive for each share of ARS Common Stock held by such holder if the Tower Merger has not then been consummated, $44.00 per share in cash and, one share of ATS Common Stock of the same class as the ARS Common Stock to be surrendered. On December 19, 1997, ARS, CBS and CBS executed an amendment to the Merger Agreement reflecting ATS common stockholder approval and adoption of the Merger Agreement and approval of the Merger.

The Tower Merger............  In order to facilitate the ATC Merger, ARS has entered into a merger agreement (the "Tower
                              Merger Agreement") with a newly organized wholly-owned subsidiary of ARS which provides for the Tower Merger, pursuant to which such subsidiary would be merged with and into ARS. The Tower Merger will occur only if the Merger has not been consummated on or prior to May 31, 1998 (or such later date as may be agreed to by ATC, ARS and
                              CBS) and then only if the ARS Board has
                              determined that, in light of all of the facts and circumstances then existing, such merger is in the best interests of the ARS common stockholders. Pursuant to the Tower Merger, holders of ARS Common Stock would receive the shares of ATS Common Stock they would have received had the Merger been consummated, in exchange for a portion of their ARS Common Stock. In such event, the amount of cash to be received per share of ARS Common Stock pursuant to the Merger would be increased in proportion to the reduction in the number of shares of ARS Common Stock outstanding following the Tower Merger so that each holder of ARS Common Stock will receive the same aggregate amount of cash consideration such holder would have received had the Tower Merger not occurred (assuming such holder did not dispose of any shares of ARS Common Stock between the effective time of the Tower Merger and the Effective Time). See "The Merger and Tower Separation--Tower Merger".

Stockholder Approval.........  The Merger and the Tower Merger have been approved by the holders of a majority of the
                               voting power of ARS Common Stock. Accordingly, stockholder proxies are not required and are not being sought from ARS common stockholders. CBS stockholder approval is not required in connection with the Merger.
 Estimated Merger Effective
 Date........................  Subject to the satisfaction or waiver of the conditions to closing, consummation of the Merger is expected to occur in the spring of 1998. See "--Regulatory Matters" below.

Reasons for the Tower
 Separation..................  The ARS Board has unanimously approved the
                               Merger Agreement and concluded that its terms are fair to and in the best interests of the holders of ARS Common Stock. The ARS Board determined that, in light of the growing consolidation of the larger radio broadcasting companies that had taken place and was being discussed, it was in the best interests of the common stockholders of ARS to seek a merger partner for ARS' radio broadcasting business before such a possibility became impossible or was seriously impaired. For a description of the negotiations leading up to the execution of the Merger Agreement and related matters and the reasons for the Merger, see "Background of the Merger".

                               The ARS Board has also unanimously approved the distribution of the ATS Common Stock to the holders of ARS Common Stock as part of the
                               Tower Separation, and concluded that its terms are fair to and in the best interests of such holders. The ARS Board determined that such distribution will enable holders of ARS Common Stock to realize a greater value, in the long run, than if the communications site business had been offered for sale as part of the sale of the radio broadcasting business or
                               separately at this time.
Opinion of ARS Financial
 Advisor.....................  American Radio retained Credit Suisse First
                               Boston Corporation ("Credit Suisse First
                               Boston") as its financial advisor in connection with the Merger. Credit Suisse First Boston has delivered its written opinion to the ARS Board stating that, as of September 19, 1997, the date of such opinion, the $44.00 per share in cash to be received by the holders of ARS
                               Common Stock for, in effect, their interest in ARS' radio broadcasting business was fair to such holders from a financial point of view.
                               The Credit Suisse First Boston opinion was based on the procedures and subject to the assumptions described therein. See "Background of the Merger--Opinion of Financial Advisor to American Radio". Since the ARS Board had determined not to sell the communications site business but to distribute it to the holders of ARS Common Stock, the opinion of Credit Suisse First Boston was limited to the fairness, from a financial point of view, as of its date, of the $44.00 per share of ARS Common Stock to be received by such holders in the Merger. Stockholders should recognize that the opinion of Credit Suisse First Boston addressed only the issue of the fairness of the cash consideration to be received for the radio broadcasting business of ARS and did not address the issue of the fairness of the distribution of ATS Common Stock as part of the Tower Separation. The Board of Directors did not seek the opinion of Credit Suisse First Boston (or any other firm) as to the fairness of the distribution of ATS Common Stock as part of the Tower Separation (whether pursuant to the Merger or the Tower Merger) because such distribution will be made on a pro rata basis to ARS common stockholders and will preserve the relative voting rights of the ARS common stockholders at the time of the Tower Separation. In addition, because the modifications to the Original Merger Agreement did not affect the amount of cash consideration to be received by the holders of ARS Common Stock, no updating of that opinion was considered necessary by the ARS Board.

Termination of the Merger
 Agreement..................  The Merger Agreement may be terminated by
                              American Radio or CBS under various
                              circumstances, including the failure to
                              consummate the Merger on or before December 31, 1998.

Regulatory Matters..........  The receipt of certain federal governmental and regulatory approvals is required in order to consummate the Merger, including approvals from the FCC of the transfer of control to CBS of the subsidiaries holding ARS' FCC licenses and the expiration or earlier termination of the waiting period under the HSR Act. Each of American Radio and CBS has agreed in the Merger Agreement to use its best efforts to obtain such regulatory approvals.

Certain Federal Income Tax
 Consequences...............  The Tower Separation will result in taxable gain to American Radio (most of which is required to be borne by ATS pursuant to the provisions of the ARS-ATS Separation Agreement to be executed by ARS and ATS to implement certain provisions of the Merger Agreement). In the event the Merger (but not the Tower Merger) is consummated, a holder of ARS Common Stock holding his or her shares as a capital asset will recognize gain or loss equal to the difference between the tax basis in the ARS Common Stock surrendered pursuant to the Merger and the sum of (i) the aggregate cash received and (ii) the fair market value of the shares of ATS Common Stock received pursuant to the Merger. In the event both the Tower Merger and the Merger are consummated, comparable tax consequences will ensue for such holders of ARS Common Stock. However, in the event the Tower Merger were consummated and the Merger were not, the redemption of shares of ARS Common Stock pursuant to the Tower Merger would not meet the applicable requirements of the Internal Revenue Code of 1986, as amended (the

                              "Code") for such redemption to qualify for sale or exchange treatment, and the fair market value of the shares of ATS Common Stock received pursuant to the Tower Merger would be taxable as a dividend. See "The Merger and Tower Separation--Certain Federal Income Tax Consequences of Merger and Tower Merger."

Classes of ATS Common
 Stock......................  As is the case with the ARS Common Stock, the
                              Class A Common Stock of ATS (the "ATS Class A Common Stock") is entitled to one (1) vote per share, the Class B Common Stock of ATS (the "ATS Class B Common Stock") is entitled to ten (10) votes per share, and the Class C Common Stock of ATS (the "ATS Class C Common Stock") is nonvoting, except as otherwise provided by applicable law. The holders of each class of ATS Common Stock are entitled to identical rights with respect to cash dividends and upon liquidation and dissolution of ATS. Except as otherwise provided by applicable law and except for the rights of the holders of the ATS Class A Common Stock to elect two "independent" directors, the holders of ATS Class A Common Stock and ATS Class B Common Stock vote together on all matters requiring the vote of the ATS common stockholders.

Trading Market..............  ATS intends to seek a Nasdaq National Market
                              ("Nasdaq") listing for the ATS Class A Common Stock. While ATS believes it currently meets the financial listing criteria for such listing, no application for such listing has been filed, and there can be no assurance that such listing will be obtained.

Principal ATS
 Stockholders...............  Assuming consummation of the Merger and the ATC
                              Merger, and the conversion of all shares of ARS Convertible Preferred Stock, Steven B. Dodge, Chairman of the Board of the Directors of ATS (the "ATS Board") and the ARS Board, President and Chief Executive Officer of ATS and ARS, and Thomas H. Stoner, Chairman of the Executive Committee of the ATS and ARS Boards, together with their affiliates, owned "beneficially", on February 1, 1998, approximately 51.4% (approximately 63.0% prior to the consummation of the ATC Merger) of the combined votes of the ATS voting stock. See "Principal Stockholders of American Tower Systems".

Relationship with ARS after
 the Tower Separation.......  As a result of the Tower Separation, American
                              Tower Systems will cease to be a subsidiary of, or otherwise be affiliated with, American Radio and will thereafter operate as an independent publicly held company. However, ARS and ATS have entered or will enter into certain agreements providing for, among other things, (i) the orderly separation of ARS and ATS and the completion of the Tower Separation, (ii) the lease of space on certain towers owned or leased by ATS to ARS, (iii) the allocation of certain tax and other liabilities between ARS and ATS, and (iv) certain indemnification obligations of ATS to ARS. See "The Merger and Tower Separation--ARS-ATS Separation Agreement".

Market Prices...............  On August 19, 1997, the day prior to the announcement by ARS that management was exploring ways to maximize stockholder value, the last reported sale price per share of the ARS Class A Common Stock on the New York Stock Exchange (the "NYSE") was $39.125. On September 18, 1997, the day prior to the announcement by American Radio of the signing of the Original Merger Agreement with CBS, the last reported sale price per share of ARS Class A Common Stock on the NYSE was $51 7/8. On January 30, 1998, the last reported sale price per share of the ARS Class A Common Stock on the NYSE was $57 1/2.

                              THE ATC MERGER


The ATC Merger..............  On December 12, 1997, ATC and ATS entered into an
                              Agreement and Plan of Merger (the "ATC Merger Agreement"), pursuant to which ATC will be merged with and into ATS. Pursuant to the ATC Merger, each holder of ATC Common Stock, at the effective time of the ATC Merger, will receive its pro rata share (assuming the exercise of all options to acquire ATC Common Stock) of 35% of the number of shares of ATS Common Stock that would be outstanding, assuming consummation of the Merger, the ATC Merger, the exercise of all options to acquire ARS Common Stock, ATC Common Stock and ATS Common Stock proposed to be outstanding, and the conversion of all shares of ARS Convertible Preferred Stock.

Stockholder Approval........  The ATC Merger has been approved by the ATS Board and the Board of Directors of ATC (the "ATC
                              Board") and by American Radio as the holder of a majority of the voting power of ATS Common Stock. The ATC Merger requires the approval of the holders of a majority of the outstanding shares of ATC Common Stock. The ATC Board has determined that the ATC Merger is advisable and in the best interest of the holders of ATC Common Stock and has recommended that the holders of ATC Common Stock vote in favor of the ATC Merger Agreement. ATC intends to obtain stockholder approval of the ATC Merger by the written consent of stockholders in lieu of obtaining such approval at a special meeting of stockholders. Accordingly, ATC is not asking for a proxy and ATC stockholders are requested not to send a proxy. See "Comparison of Rights of Stockholders of ATS and ATC--Other Stockholder Rights--Special Meetings of Stockholders; Action by Written Consent".

Appraisal Rights............  Holders of ATS Common Stock will not have appraisal rights with respect to the ATC Merger.

Estimated Merger Effective
 Date.......................  Subject to the satisfaction or waiver of the conditions to closing, consummation of the ATC Merger is expected to occur in the spring of 1998. See "Regulatory Matters" below.

Termination of the Merger
 Agreement..................  The ATC Merger Agreement may be terminated by ATS and ATC under various circumstances, including the failure to consummate the ATC Merger on or before May 31, 1998.


Regulatory Matters..........  The receipt of certain federal governmental and regulatory approvals is required in order to consummate the ATC Merger, including the expiration or earlier termination of the waiting period under the HSR Act. See "The ATC Merger" for information with respect to the receipt of a Second Request from the Justice Department.

Certain Federal Income Tax
 Consequences...............  No gain or loss will be recognized for federal income tax purposes by ATS or ATC as a
                              consequence of the ATC Merger. Except to the
                              extent of cash received in lieu of fractional shares, no gain or loss will be recognized by a U.S. holder of ATC Common Stock who receives ATS Common Stock pursuant to the ATC Merger. Except to the extent of the tax basis allocable to cash received in lieu of fractional shares, the tax basis of the ATS Common Stock received by a U.S. holder of ATC Common Stock will be the same as the aggregate tax basis of the ATC Common Stock surrendered therefor. The holding period of the ATS Common Stock received will include the holding period of the ATC Common Stock surrendered therefor. See "The ATC Merger-- Certain Federal Income Tax Consequences of ATC Merger".
Principal ATC
 Stockholders...............  As of February 1, 1998, directors and executive officers of ATC and their respective affiliates may be deemed to be the beneficial owners of 114,132 shares of the outstanding ATC Common Stock, which constitutes approximately 76.3% of the total votes entitled to be cast by the holders of ATC Common Stock. See "Principal Stockholders of American Tower Corporation" in Appendix V.

                                  RISK FACTORS

  Holders of ARS Common Stock should carefully consider the information set forth or referred to under the heading "Risk Factors", in addition to the other information contained in this Prospectus.

                     AMERICAN TOWER SYSTEMS DIVIDEND POLICY

  American Tower Systems currently does not intend to pay cash dividends on ATS Common Stock for the foreseeable future and any such payments would be limited by the restrictions set forth in the Tower Loan Agreement. See "Description of American Tower Systems Capital Stock--Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems--Liquidity and Capital Resources".

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

  On December 12, 1997, ATS and ATC publicly announced the execution of a definitive merger agreement with respect to the ATC Merger. No established public trading exists for the ATS Class A Common Stock or the ATC Common Stock, and, accordingly, no such price information is available with respect thereto.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth as of the date and for the periods indicated per share data of ATS and ATC, pro forma per share data from continuing operations of ATS and ATC (giving effect to the ATS Pro Forma Transactions which includes the ATC Merger in the case of ATS), and pro forma equivalent per share amounts giving effect to the ATS Pro Forma Transactions which includes the ATC Merger. The pro forma equivalent information of ATC represents ATS's pro forma per share information multiplied by 199.2628, the approximate exchange ratio called for in the ATC Merger Agreement. Neither ATS nor ATC has ever paid cash dividends on its common stock. The data set forth below should be read in conjunction with the audited and unaudited consolidated financial statements of ATS and ATC, including the notes thereto, which are included in this Prospectus. The data should also be read in conjunction with the unaudited pro forma condensed financial statements of ATS, including the notes thereto, included elsewhere in this Prospectus.

                                          YEAR ENDED       NINE MONTHS ENDED
                                      DECEMBER 31, 1996    SEPTEMBER 30, 1997
                                      -------------------  -------------------
                                        ATS        ATC       ATS       ATC
                                      --------  ---------  -------------------
Historical:
  Income (loss) per share from
   continuing operations............. $  (0.01) $    4.61  $ (0.02) $     8.55
  Book value per share............... $   0.82  $  153.96  $  1.39  $   242.30
Pro Forma:
  Loss per share..................... $  (0.34) $     --   $ (0.19) $      --
  Book value per share...............      --   $     --   $  7.68  $      --
Pro Forma Equivalent:
  Loss per share.....................      --   $  (68.59)     --   $   (37.69)
  Book value per share...............      --         --       --   $ 1,531.10

                 AMERICAN TOWER SYSTEMS SELECTED FINANCIAL DATA

  The following Selected Financial Data of American Tower Systems has been derived from the consolidated financial statements of American Tower Systems included elsewhere in this Prospectus. The data as of and for the nine months ended September 30, 1996 is unaudited, but in the opinion of management contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. The American Tower Systems Selected Financial Data should be read in conjunction with American Tower Systems' audited and unaudited financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems". The pro forma financial data with respect to the year ended December 31, 1996 and the nine months ended September 30, 1997 included below reflects certain adjustments, as explained elsewhere in this Prospectus, and therefore any comparison of such pro forma financial data with the American Tower Systems Selected Financial Data appearing below for periods prior to 1996 is inappropriate. Such pro forma financial data for the year ended December 31, 1996 and the nine months ended September 30, 1997 gives effect to the ATS Pro Forma Transactions and the Merger, including the Tower Separation, as described in the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations of American Tower Systems. The ATS Pro Forma Transactions do not include all Recent Transactions relating to American Tower Systems or pending construction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems".

  The historical financial data presented below reflects periods during which American Tower Systems did not operate as an independent company. Therefore, such data may not reflect the results of operations or the financial condition which would have resulted if ATS had operated as a separate, independent company during such periods, and is not necessarily indicative of ATS' future results of operations or financial condition.

                     AMERICAN TOWER SYSTEMS CORPORATION(1)

                                                    YEAR ENDED          NINE MONTHS ENDED
                                                 DECEMBER 31, 1996        SEPTEMBER 30,
                                                -------------------  --------------------------
                                                                       HISTORICAL
                          JULY 17, 1995 THROUGH              PRO     ---------------  PRO FORMA
                            DECEMBER 31, 1995   HISTORICAL FORMA(2)   1996    1997     1997(3)
                          --------------------- ---------- --------  ------  -------  ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Net revenues............          $ 163           $2,897   $ 65,873  $1,858  $ 7,902  $ 65,981
Operating expenses:
 Operating expenses.....             60            1,362     37,633   1,066    3,588    33,186
 Depreciation and
  amortization..........             57              990     49,906     614    2,706    38,873
 Corporate general and
  administrative........            230              830      2,830     506      919     2,419
                                  -----           ------   --------  ------  -------  --------
   Total operating
    expenses............            347            3,182     90,369   2,186    7,213    74,478
                                  -----           ------   --------  ------  -------  --------
Operating income
 (loss).................           (184)            (285)   (24,496)   (328)     689    (8,497)
Interest expense, net...            --                36    (11,726)     18   (1,221)   (9,453)
Other income (expense)..            --               --          36     --        (3)       (3)
Minority interest in net
 earnings of
 subsidiaries(4)........            --              (185)      (185)    (75)    (221)     (221)
                                  -----           ------   --------  ------  -------  --------
Income (loss) before
 income taxes...........           (184)            (434)   (36,371)   (385)    (756)  (18,174)
Provision (benefit) for
 income taxes...........            (74)              46     (9,119)     69      (49)   (3,198)
                                  -----           ------   --------  ------  -------  --------
Net income (loss)
 applicable to common
 stockholders...........          $(110)          $ (480)  $(27,252) $ (454) $  (707) $(14,976)
                                  =====           ======   ========  ======  =======  ========
Pro forma net income
 (loss) per common
 share(5)...............                          $ (.01)  $  (0.34)         $  (.02) $  (0.19)
                                                  ======   ========          =======  ========
Pro forma shares
 outstanding............                          36,042     79,175           36,042    79,175
                                                  ======   ========          =======  ========
OTHER OPERATING DATA:
Tower Cash Flow(6)......          $ 103           $1,535   $ 28,240  $  792  $ 4,314  $ 32,795
EBITDA(6)...............           (127)             705     25,410     286    3,395    30,376
EBITDA margin(6)........          (77.9)%           24.3%      38.6%   15.4%    43.0%     46.0%
After-tax cash flow(6)..            (53)             510     22,654     160    1,999    23,897
Cash provided by (used
 for) operating
 activities.............            (51)           2,229        --      980    3,118       --
Cash used for investing
 activities.............            --               --         --      --   (74,318)      --
Cash provided by
 financing activities...             63              132        --      582   71,121       --

                                                         SEPTEMBER 30, 1997
                                                       -----------------------
                                                       HISTORICAL PRO FORMA(3)
                                                       ---------- ------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $  2,295    $ 2,759
Working capital deficiency, excluding current portion
 of long-term debt....................................      (580)    (3,546)
Property and equipment, net...........................    43,941    228,023
Total assets..........................................   111,340    823,621
Long-term debt, including current portion.............    54,203    173,020
Total stockholders' equity............................    50,105    608,368

--------
(1) ATSI was organized on July 17, 1995 and American Radio contributed all of the issued and outstanding capital stock of ATSI to ATS on September 24, 1996. Year-to-year comparisons are significantly affected by the timing of acquisitions of communications sites and related businesses and construction of towers, both of which have been numerous during the period. See "Business of American Tower Systems--Recent Transactions" and the consolidated financial statements of American Tower Systems elsewhere in this Prospectus for a description of the acquisitions made and construction activity in 1995, 1996 and the first nine months of 1997.
(2) The unaudited pro forma Statement of Operations Data and Other Operating Data for the year ended December 31, 1996 gives effect to the ATS Pro Forma Transactions and the Merger, including the Tower Separation, as if each of the foregoing had occurred on January 1, 1996. The term "ATS Pro Forma Transactions" includes the Meridian Transaction, the Diablo Transaction, the MicroNet Transaction, the Tucson Transaction, the Gearon Transaction, the ATC Merger, consummation of transactions contemplated by the ATS Stock Purchase Agreement and the transfer of towers from ARS to ATS and does not include all of the Recent Transactions relating to American Tower Systems or pending construction. See "Business of American Tower Systems--Recent Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".

(3) The unaudited pro forma Statement of Operations Data and Other Operating Data for the nine months ended September 30, 1997 gives effect to the ATS Pro Forma Transactions and the Merger, including the Tower Separation, as if each of the foregoing had occurred on January 1, 1997. The unaudited pro forma Balance Sheet Data as of September 30, 1997 gives effect to the ATS Pro Forma Transactions not consummated as of September 30, 1997 and the Merger, including the Tower Separation, as if each of the foregoing had occurred on September 30, 1997. See "Business of American Tower Systems-- Recent Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems".
(4) Represents the elimination of the 49.9% member's earnings of ATS Needham, LLC, in which Tower Operating Subsidiary holds a 50.1% interest and the elimination of the 30% member's loss of Communications Systems Development LLC, in which Tower Operating Subsidiary holds a 70% interest.
(5) Pro forma net income (loss) per share has been computed using (a) in the case of historical information, the number of shares expected to be outstanding following the Tower Separation and (b) in the case of pro forma information, the number of shares expected to be outstanding following the Tower Separation and the transactions discussed in Note 2 to the "American Tower Systems Selected Financial Data" and the Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(6) "Tower Cash Flow" means operating income (loss) before depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income (loss) before depreciation and amortization. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization. Tower Cash Flow, EBITDA and after-tax cash flow should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of ATS' profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, many of them are widely used in the communications site industry as a measure of a company's operating performance because they assist in comparing company performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Tower Cash Flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to communications site performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems--Overview" and "--Liquidity and Capital Resources".

                AMERICAN RADIO SELECTED COMBINED FINANCIAL DATA

  The following Selected Combined Financial Data of American Radio has been derived from the consolidated financial statements of American Radio and the Selected Financial Data of the four predecessor entities of American Radio (the "ARS Predecessor Entities"), which are contained in the American Radio Annual Report on Form 10-K for the year ended December 31, 1996 (the "ARS 10-K") and the American Radio Quarterly Report on Form 10-Q for the nine months ended September 30, 1997 (the "ARS September 199710-Q"). The data as of and for the nine months ended September 30, 1996 and 1997 is unaudited, but in the opinion of management contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. The American Radio Selected Combined Financial Data should be read in conjunction with American Radio's audited and unaudited financial statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the ARS 10-K and the ARS September 1997 10-Q. The following financial data presents the combined operating results of the ARS Predecessor Entities for periods prior to the date of the formation of American Radio (November 1, 1993) for 1992 and the ten months ended October 31, 1993 as if such entities had combined effective January 1, 1992 or, if later, the date of commencement of operations of certain ARS Predecessor Entities. The data for the two months ended December 31, 1993 and the years ended December 31, 1994, 1995 and 1996 is based on the historical audited American Radio consolidated financial statements. The pro forma financial data with respect to the year ended December 31, 1996 and the nine months ended September 30, 1997 included below reflects certain adjustments, as explained elsewhere in this Prospectus, and therefore any comparison of such pro forma financial data with the American Radio Selected Combined Financial Data appearing below for periods prior to 1996 is inappropriate. Such pro forma financial data for the year ended December 31, 1996 and the nine months ended September 30, 1997 gives effect to the ARS Pro Forma Transactions, the ATS Pro Forma Transactions and to the Merger, including the Tower Separation, as described in the Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations of American Radio. The ARS Pro Forma Transactions do not include all of the Recent Transactions but do include the sale pursuant to the ATS Stock Purchase Agreement of ATS Common Stock to Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS and certain other officers and directors of ARS and ATS (or their affiliates, family members or family trusts) and the transfer of towers from ARS to ATS in connection with the Tower Separation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the ARS 10-K and the ARS September 1997 10-Q and the financial statements of EZ in the EZ Annual Report on Form 10-K for the year ended December 31, 1996 (the "EZ 10-K").

                     AMERICAN RADIO SYSTEMS CORPORATION(1)

                                                        COMBINED ARS
                        COMBINED ARS                    PREDECESSOR
                        PREDECESSOR                     ENTITIES AND
                        ENTITIES(2)            ARS         ARS(2)         YEAR ENDED DECEMBER 31,
                  ------------------------ ------------ ------------ ------------------------------------
                                   TEN         TWO        COMBINED
                                 MONTHS       MONTHS        YEAR
                   YEAR ENDED     ENDED       ENDED        ENDED            HISTORICAL             PRO
                  DECEMBER 31, OCTOBER 31, DECEMBER 31, DECEMBER 31, --------------------------   FORMA
                      1992        1993         1993         1993      1994     1995      1996    1996(3)
                  ------------ ----------- ------------ ------------ -------  -------  --------  --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS
 DATA:
Net revenues....    $46,306      $45,010      $8,943      $53,953    $68,034  $97,772  $178,019  $315,905
Station
 operating
 expenses.......     36,698       37,058       6,493       43,551     50,129   66,448   120,004   209,498
Net local
 marketing
 agreement
 expenses(5)....        --           --          --           --         --       600     8,128     8,128
Depreciation and
 amortization...      4,465        5,900       1,415        7,315      9,920   12,364    17,810    59,275
Merger
 expenses.......        --           --          --           --         --       --        --        --
Corporate
 general and
 administrative
 expenses.......      3,657        2,897         944        3,841      2,229    3,908     5,046     5,216
                    -------      -------      ------      -------    -------  -------  --------  --------
Operating income
 (loss).........      1,486         (845)         91         (754)     5,756   14,452    27,031    33,788
Interest
 expense--net...     (4,370)      (5,517)       (801)      (6,318)    (7,051) (10,062)  (16,762)  (54,534)
Gains (losses)
 on sale of
 assets, net....       (964)       3,133         --         3,133      2,345   11,544      (308)     (159)
Other non-
 operating
 income
 (expense),
 net............         (3)          42         --            42       (568)     --        --        --
                    -------      -------      ------      -------    -------  -------  --------  --------
Income (loss)
 before income
 taxes and other
 items..........     (3,851)      (3,187)       (710)      (3,897)       482   15,934     9,961   (20,905)
Provision
 (benefit) for
 income
 taxes(6).......        382        1,690        (263)       1,427        556    6,829     4,826   (10,711)
                    -------      -------      ------      -------    -------  -------  --------  --------
Income (loss)
 before
 extraordinary
 item...........    $(4,233)     $(4,877)     $ (447)     $(5,324)       (74)   9,105     5,135   (10,194)
                    =======      =======      ======      =======
Extraordinary
 loss...........                                                      (1,159)    (817)      --        --
                                                                     -------  -------  --------  --------
Net income
 (loss).........                                                      (1,233)   8,288     5,135   (10,194)
Preferred Stock
 and Series C
 Common Stock
 dividends......                                                      (1,887)    (815)   (4,973)  (27,723)
                                                                     -------  -------  --------  --------
Net income
 (loss)
 applicable to
 common
 stockholders...                                                     $(3,120) $ 7,473  $    162  $(37,917)
                                                                     =======  =======  ========  ========
Net income
 (loss) before
 extraordinary
 item per common
 share..........                                                     $ (0.21) $  0.65  $   0.01  $  (1.36)
                                                                     =======  =======  ========  ========
Weighted average
 common shares
 outstanding....                                                       9,338   12,646    20,510    27,893
                                                                     =======  =======  ========  ========
OTHER OPERATING
 DATA:
Broadcast cash
 flow(7)........    $ 9,608      $ 7,952      $2,450      $10,402    $17,905  $31,324  $ 58,015  $106,407
EBITDA(7).......      5,951        5,055       1,506        6,561     15,676   27,416    52,969   101,191
After-tax cash
 flow(7)........        --           --          --           --       7,959   20,654    17,972    21,358
Cash (used for)
 provided by
 operating
 activities.....      2,312         (531)       (404)        (935)     2,166    9,724    15,659       --
Cash (used for)
 investing
 activities.....     (1,632)      (6,573)       (197)      (6,770)   (92,909) (81,183) (421,885)      --
Cash provided by
 financing
 activities.....         22        6,197       1,977        8,174     89,519   72,180   412,784       --
                  NINE MONTHS ENDED SEPTEMBER 30,
                  -----------------------------------
                       HISTORICAL            PRO
                  -----------------------   FORMA
                     1996        1997      1997(4)
                  ----------- ----------- -----------
STATEMENT OF
 OPERATIONS
 DATA:
Net revenues....  $  113,582  $  260,512  $  274,826
Station
 operating
 expenses.......      78,171     172,018     184,284
Net local
 marketing
 agreement
 expenses(5)....       4,878       1,914       1,914
Depreciation and
 amortization...      10,966      42,974      48,829
Merger
 expenses.......         --          300         300
Corporate
 general and
 administrative
 expenses.......       3,615       6,601       6,182
                  ----------- ----------- -----------
Operating income
 (loss).........      15,952      36,705      33,317
Interest
 expense--net...     (10,474)    (38,562)    (54,729)
Gains (losses)
 on sale of
 assets, net....         172         455         679
Other non-
 operating
 income
 (expense),
 net............         --          --          --
                  ----------- ----------- -----------
Income (loss)
 before income
 taxes and other
 items..........       5,650      (1,402)    (20,733)
Provision
 (benefit) for
 income
 taxes(6).......       2,961        (774)    (10,800)
                  ----------- ----------- -----------
Income (loss)
 before
 extraordinary
 item...........       2,689        (628)     (9,933)
Extraordinary
 loss...........         --       (1,639)        --
                  ----------- ----------- -----------
Net income
 (loss).........       2,689      (2,267)     (9,933)
Preferred Stock
 and Series C
 Common Stock
 dividends......      (2,567)    (22,770)    (24,666)
                  ----------- ----------- -----------
Net income
 (loss)
 applicable to
 common
 stockholders...  $      122  $  (25,037)    (34,599)
                  =========== =========== ===========
Net income
 (loss) before
 extraordinary
 item per common
 share..........  $     0.01  $    (0.88) $    (1.17)
                  =========== =========== ===========
Weighted average
 common shares
 outstanding....      20,031      26,549      29,454
                  =========== =========== ===========
OTHER OPERATING
 DATA:
Broadcast cash
 flow(7)........  $   35,411  $   88,494  $   90,542
EBITDA(7).......      31,796      81,593      84,060
After-tax cash
 flow(7)........      11,088      19,576      14,230
Cash (used for)
 provided by
 operating
 activities.....      18,477      29,594         --
Cash (used for)
 investing
 activities.....    (382,739)   (529,246)        --
Cash provided by
 financing
 activities.....     374,926     503,027         --

                                                         SEPTEMBER 30, 1997
                                                       -----------------------
                                                       HISTORICAL PRO FORMA(4)
                                                       ---------- ------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................. $   13,822  $   11,527
Restricted cash.......................................     34,441      34,441
Working capital, excluding current portion of long-
 term debt............................................     59,879      60,459
Intangible assets--net................................  1,592,772   1,532,953
Total assets..........................................  1,962,925   1,847,419
Long-term debt, including current portion.............    809,015     873,412
Cumulative exchangeable preferred stock...............    215,550     215,550
Total stockholders' equity............................    674,937     502,066

--------
(1) Year-to-year comparisons are significantly affected by the timing of acquisitions and dispositions of radio stations, which have been numerous during the periods shown. See the "Unaudited Pro Forma Condensed Consolidated Financial Statements of America Radio" in Appendix I and the consolidated financial statements of American Radio in the ARS 10-K and the ARS September 1997 10-Q for a description of the acquisitions and dispositions made in 1995, 1996 and the first nine months of 1997.
(2) The information for the Combined ARS Predecessor Entities includes the results of operations of the following entities for the following periods: two entities--the year ended December 31, 1992 and ten months ended October 31, 1993; one entity--the fiscal year ended August 31, 1992 (included in calendar year 1992) and the sum of (a) eight-twelfths of the fiscal year ended August 31, 1993 and (b) the historical results for the two months ended October 31, 1993 (included in the ten months ended October 31, 1993); and the fourth entity--the one-month period ended December 31, 1992 (in calendar year 1992) and the ten months ended October 31, 1993 (in that period). In addition, the 1993 financial information combines the ARS Predecessor Entities for the ten months ended October 31, 1993 and historical American Radio financial statements for the two month period ended December 31, 1993.
(3) The unaudited pro forma Statement of Operations Data and Other Operating Data for the year ended December 31, 1996 give effect to (i) the ARS Pro Forma Transactions, (ii) the ATS Pro Forma Transactions, (iii) the offering and exchange of the 11 3/8% Cumulative Exchangeable Preferred Stock (the "ARS Cumulative Preferred Stock") and the use of the proceeds thereof, and
    (iv) the Tower Separation, as if each of the foregoing had occurred on January 1, 1996. The term "ARS Pro Forma Transactions" means the EZ Merger, the BayCom Transaction, the Hartford Transaction, the HBC Merger (excluding the Omaha stations which have been sold) and the Baltimore Transaction and does not include all of the Recent Transactions. See "Business of American Tower Systems--Recent Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Radio" in Appendix I.
(4) The unaudited pro forma Statement of Operations Data and Other Operating Data for the nine months ended September 30, 1997 gives effect to (i) the EZ Merger, (ii) the Baltimore Transaction, (iii) the ATS Pro Forma Transactions, (iv) the offering and exchange of the ARS Cumulative Preferred Stock and the use of the proceeds thereof, and (v) the Tower Separation, as if each of the foregoing had occurred on January 1, 1997. The unaudited pro forma Balance Sheet Data as of September 30, 1997 gives effect to (i) the ATS Pro Forma Transactions and (ii) the Tower Separation, as if each of the foregoing had occurred on September 30, 1997. See "Business of American Tower Systems--Recent Transactions" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Radio" in Appendix I.
(5) In connection with a number of Recent Transactions, ARS entered into local marketing agreements ("LMAs"). Net LMA expense represents the excess of monthly payments payable by ARS to the station owners over LMA revenue received by ARS. Net LMA expense is, in effect, a reimbursement to the station owners of their depreciation and amortization and interest expense and, upon acquisition of the stations by ARS, will be replaced by such expenses.
(6) The ARS Predecessor Entities' provision (benefit) for income taxes for the periods prior to 1994 represents the historical provision (benefit) for one of such entities. One of the other predecessors was a partnership and one was an S corporation and, accordingly, taxable income or loss flowed through to the partners and stockholder, respectively, of those entities. The fourth predecessor had net operating loss carryforwards available to reduce future taxable income. As the realization of the benefit of those losses was not assured, no income tax benefit was recorded. Based on these circumstances, a combined tax provision for periods prior to 1994 has not been presented.
(7) "Broadcast cash flow" means operating income (loss) before net LMA expenses, depreciation and amortization and corporate general and administrative expenses. "EBITDA" means operating income (loss) before LMA expenses and depreciation and amortization. LMA expenses are, as explained in note (5), fees paid by American Radio which permit American Radio to program stations prior to their acquisition. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization, less stock dividends. Broadcast cash flow, EBITDA and after-tax cash flow should not be considered in isolation from, or as a substitute for, operating income, net income or cash flow and other consolidated income or cash flow statement data computed in accordance with generally accepted accounting principles or as a measure of American Radio's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles, they are widely used in the broadcasting industry as a measure of a radio company's operating performance because they assist in comparing radio station performance on a consistent basis across radio companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are involved) or non-operating factors such as historical cost bases. Broadcast cash flow also excludes the effect of corporate general and administrative expenses, which generally do not relate directly to station performance.

                                 RISK FACTORS

  The following risk factors should be considered by the holders of ARS Common Stock in evaluating the Merger and whether to exercise their appraisal rights. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus.

           RISK FACTORS RELATING TO THE MERGER AND THE TOWER MERGER

MERGER AGREEMENT--CERTAIN CONTINGENT LIABILITIES

  The Merger Agreement provides that ATS will be responsible for the tax consequences of the Tower Separation to the extent that the aggregate amount of taxes required to be paid by CBS or any of its affiliates (including without limitation ARS after the Merger) exceeds $20.0 million. The amount of that tax liability is dependent on the "fair market value" of the ATS Class A Common Stock at the time of the Tower Separation. Such "fair market value" is likely to be based on the initial trading levels of such stock for some reasonable period after the Tower Separation. American Tower Systems estimates that, assuming such fair market value is $10.00 per share (the price at which ATS Common Stock was issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement), the federal tax liability of American Radio for which ATS will be responsible will be approximately $66.6 million (after giving effect to the $20.0 million of taxes to be borne by ARS pursuant to the provisions of the Merger Agreement), and that for each $1.00 by which such fair market value exceeds or is less than $10.00 per share, the federal tax liability would increase or decrease by approximately $14.8 million. In addition, state taxes could be payable by ARS in connection with the Tower Separation for which ATS would also be responsible. See "The Merger and Tower Separation--ARS-ATS Separation Agreement--Sharing of Tax and Other Consequences".

  The Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the Effective Time which may result in payments to be made by either ARS or ATS to the other party following the Closing Date. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the Merger and the Tower Separation, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the Closing Date by either ARS or ATS to the other party. However, as indicated in the pro forma financial information with respect to ATS included elsewhere in this Prospectus, and based on the assumptions stated therein, ARS has estimated that the payment, if any, required to be paid or to be received by ATS will not be material as a result of those provisions. See "The Merger and Tower Separation--Closing Date Adjustments".

CERTAIN EFFECTS OF THE MERGER

  If the Merger is consummated, the present holders of ARS Common Stock will no longer have the opportunity to share in ARS' radio business' future earnings and growth. Instead each such holder will have the right to receive cash consideration and shares of ATS Common Stock pursuant to the Tower Separation of the same class as the class of ARS Common Stock to be surrendered.

FEDERAL INCOME TAX CONSEQUENCES OF TOWER MERGER

  In the event the Tower Merger were consummated and the Merger were not, the redemption of shares of ARS Common Stock pursuant to the Tower Merger would not meet the applicable requirements of the Code for such redemption to qualify for sale or exchange treatment, and the fair market value of the shares of ATS Common Stock received pursuant to the Tower Merger would be taxable as a dividend. Because of these adverse federal income tax consequences, the ARS Board has not made a final determination of whether to proceed with the Tower Merger. It intends to evaluate all of the facts and circumstances existing at the time of any such proposed consummation to determine whether the Tower Merger is in the best interests of the ARS common stockholders, notwithstanding such possible adverse consequences. See "The Merger and Tower Separation--Certain Federal Income Tax Consequences of Merger and Tower Merger".

ABSENCE OF OPINION ON TOWER SEPARATION

  Stockholders should recognize that the opinion of Credit Suisse First Boston as to the fairness of the Merger addressed only the issue of the fairness of the cash consideration to be received by ARS common stockholders for the radio broadcasting business of ARS and did not address the issue of the fairness of the distribution of ATS Common Stock as part of the Tower Separation. The ARS Board did not seek the opinion of Credit Suisse First Boston (or any other firm) as to the fairness of the distribution of ATS Common Stock as part of the Tower Separation (whether pursuant to the Merger or the Tower Merger) because such distribution will be made to ARS common stockholders on a pro rata basis and will preserve the relative voting rights of the ARS common stockholders existing at the time.

INTERESTS OF CERTAIN ARS PERSONS IN THE MERGER

  In reviewing the recommendation of the ARS Board with respect to the Merger, ARS common stockholders should be aware that certain members of American Radio management and the ARS Board may have interests in the Merger and the Tower Separation that may present them with actual or potential conflicts of interest. See "The Merger and Tower Separation--Interest of Certain Persons in the Merger".

INTERESTS OF CETAIN ATC PERSONS IN THE MERGER

  In reviewing the recommendation of the ATC Board with respect to the ATC Merger, ATC common stockholders should be aware that certain members of ATC management and the ATC Board may have interests in the ATC Merger that may present them with actual or potential conflicts of interest. See "The ATC Merger--Background of the Merger".

POTENTIAL LOSS OF KEY PERSONNEL

  The pendency of the Merger may increase the risk that certain key employees, including the co-chief operating officers, station general managers, sales managers and program directors, as well as on-air announcers who are well recognized and established in the markets in which ARS conducts business, could decide to seek employment elsewhere.

                RISK FACTORS RELATING TO AMERICAN TOWER SYSTEMS

DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS AND IMPLEMENTATION OF DIGITAL TELEVISION

  The demand for rental space on ATS' towers is dependent on a number of factors beyond ATS' control, including demand for wireless services by consumers, the financial condition and access to capital of wireless providers, the strategy of wireless providers with respect to owning or leasing their own communications sites, government licensing of broadcast rights, changes in FCC regulations and general economic conditions. A slowdown in the growth of wireless communications in the United States would depress network expansion activities and reduce the demand for ATS' antennae sites. In addition, a downturn in a particular wireless segment, or of the number of carriers, nationally or locally, in a particular segment, as a result of technological or other competition or other factors beyond the control of ATS could adversely affect the demand for its antennae sites. Finally, advances in technology could reduce the need for tower-based transmission and reception. The occurrence of any of these factors could have a material adverse effect on ATS' financial condition and results of operations. See "Industry Overview".

  The demand for rental space on ATS' towers is also dependent on the demand for tower sites by television and radio broadcasters. Many of the same factors described above with respect to wireless providers are also applicable to television and radio broadcasters. Additionally, certain technological advances, including the development and implementation of satellite-delivered radio, may reduce the need for tower-based broadcast transmission. ATS could also be affected adversely should the development of digital television ("DTV") be delayed or impaired, particularly should the intensity of demand for DTV service decrease because of the speed with which the industry implements the changes or because of regulatory requirements.

ACQUISITION STRATEGY

  American Tower Systems has pursued on an aggressive basis, and intends to continue to pursue on a selective basis, the acquisition of other companies in the communications site industry. Inherent in such a strategy are certain risks, such as increasing leverage and debt service requirements, combining disparate company cultures and facilities, and operating towers in many geographically diverse markets. Certain of these risks may be increased to the extent that ATS' acquisitions (including the ATC Merger) are larger and/or involve communications sites in diverse geographic areas. Accordingly, there can be no assurance that one or more of ATS' past or future acquisitions may not have an adverse effect on its business.

  ATS competes with certain wireless service providers, site developers and other independent tower owners and operators, as well as financial institutions, for acquisitions of towers and potential sites and expects such competition to increase. Certain of those competitors have greater financial and other resources than ATS. The success of ATS' growth strategy continues to be dependent, although to a lesser extent than in the past, on its ability to identify and complete acquisitions of communications site companies. Increased competition may result in fewer acquisition opportunities as well as higher acquisition prices. No assurance can be given that ATS will be able to identify, finance and complete future acquisitions on acceptable terms. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems" and "Business of American Tower Systems--Recent Transactions".

  The ATC Merger Agreement provides for a termination fee to ATC of $15.0 million (together with reimbursement of reasonable out-of-pocket expenses up to an aggregate of $1.0 million) in the event such agreement is terminated because of the failure of either the Merger or the Tower Merger to occur or the failure of American Radio to obtain the approval, if required, of the holder of ARS Common Stock. Such termination fee and reimbursement would be the sole and exclusive recourse of ATC in the event of any such termination. See "The ATC Merger".

CONSTRUCTION OF NEW TOWERS

  American Tower Systems currently has under construction, or plans to construct during 1998 (exclusive of those which ATC is constructing or plans to construct), an aggregate of approximately 300 towers (most of which are on a build to suit basis) at an estimated aggregate cost of approximately $60.0 million. In addition, ATS is actively competing for the opportunity to construct more than 200 towers in 1998 for an estimated cost of approximately $42.0 million, although there can be no assurance as to how many, if any, of such towers ATS will be engaged to construct. ATC has under construction or plans to construct during 1998 an aggregate of approximately 125 towers at an estimated aggregate cost of approximately $28.0 million. The success of ATS' growth strategy is highly dependent on its ability to complete new tower construction. Such construction can be prevented, delayed and/or made more costly by factors beyond the control of ATS, including zoning and local permitting requirements, FCC and Federal Aviation Administration ("FAA") regulations, environmental group opposition, availability of erection equipment and skilled construction personnel, and adverse weather conditions. In addition, as the pace of tower construction has increased in recent years, manpower and equipment needed to erect towers have been in increasing demand. Such factors could increase costs associated with new tower construction and could have a material adverse effect on ATS' financial condition or result of operations. In light of the anticipated increase in construction activity, both for ATS and the communications site industry generally, these factors may, in the future, be significantly exacerbated. The construction of towers for the broadcasting industry could be particularly affected by a potential shortage of construction capability should a large number of towers be required to be built in a relatively short period of time to accommodate the initiation of digital television service. See "Business of American Tower Systems--Regulatory Matters".

  ATS competes for new tower construction site opportunities with wireless service providers, site developers and other independent tower operating companies. ATS believes that competition for tower construction sites will increase and that additional competitors will enter the tower market, certain of which may have greater financial resources than ATS.

  Build to suit activities (such as the 600-tower project described above) involve certain additional risks. While they do involve at least one "anchor" tenant, there can be no assurance that a sufficient number of additional tenants will be secured for all or most of the towers to be constructed pursuant to such projects (particularly the larger ones such as the 600-tower project), to ensure that such projects will be profitable. Moreover, ATS may find that one of the reasons wireless carriers are willing to permit ATS to build towers for them is that certain or many of such towers may be on sites that are either expensive or difficult to build on or that they are such that they are unlikely to attract a sufficient number of other tenants.

SUBSTANTIAL CAPITAL REQUIREMENTS AND LEVERAGE

  ATS' acquisition and construction activities will create substantial ongoing capital requirements. During 1997, ATS made capital investments aggregating approximately $178.0 million in communications site acquisitions and approximately $25.7 million in new tower construction, including site upgrades. ATS has financed its capital expenditures through a combination of bank borrowings, equity investments by American Radio, and cash flow from operations. As of September 30, 1997, on a pro forma basis, assuming consummation of the ATS Pro Forma Transactions and all other Recent Transactions relating to ATS, the Tower Separation and the transactions contemplated by the ATS Stock Purchase Agreement, ATS would have had aggregate indebtedness of approximately $323.0 million. Based on the foregoing assumptions and the estimated current pro forma cash flow, ATS would be able to borrow an additional $61.5 million under the Tower Loan Agreement; the total capacity under the Tower Loan Agreement is $400.0 million. ATS expects that it will continue to be required to borrow funds to finance construction and, to a lesser extent, acquisitions and to operate with substantial leverage. If ATS' revenues and cash flow do not meet current expectations, or if its borrowing base is reduced as a result of operating performance, American Tower Systems may have limited ability to access necessary capital. If such cash flow is not sufficient to meet its debt service requirements, ATS could be required to sell equity or debt securities, refinance its obligations or dispose of certain of its operating assets in order to make scheduled payments. There can be no assurance that ATS would be able to effect any such transactions on favorable terms.

  The Tower Operating Subsidiary is a party to a loan agreement (the "Tower Loan Agreement") providing for maximum borrowing, subject to compliance with certain financial ratios, of $400.0 million. The Tower Loan Agreement includes certain financial and operational covenants and other restrictions with which Tower Operating Subsidiary must comply, including, among others, limitations on additional indebtedness, capital expenditures, investments in Unrestricted Subsidiaries (as defined therein) and cash distributions, as well as restrictions on the use of borrowings and requirements to maintain certain financial ratios. The obligations of Tower Operating Subsidiary under the Tower Loan Agreement are collateralized by a pledge of the stock and partnership interests of each Tower Operating Subsidiary and a first priority security interest in substantially all of each Tower Operating Subsidiary's assets.

  Assuming consummation of all of the Recent Transactions and the Merger, management believes that, in light of current construction plans and potential acquisitions, ATS will require additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the Tower Loan Agreement, the issuance, publicly or privately, of debt securities (which could have the effect of increasing its consolidated leverage ratios) or equity securities (which, in the case of ATS Common Stock or securities convertible into or exercisable for ATS Common Stock, would have a dilutive effect on the proportionate ownership of ATS by its then existing common stockholders). There can be no assurance that any such debt or equity financing would be available on favorable terms.

CONTROL BY THE PRINCIPAL STOCKHOLDERS; RESTRICTIONS ON CHANGE OF CONTROL

  Assuming consummation of the Merger and the ATC Merger, and the conversion of all shares of ARS Convertible Preferred Stock, Messrs. Dodge and Stoner, together with their affiliates (the "ATS Principal Stockholders"), owned "beneficially", on February 1, 1998, approximately 51.4% (approximately 63.0% prior to consummation of the ATC Merger) of the combined voting power of the ATS voting stock. See "Principal Stockholders of American Tower Systems". Accordingly, the ATS Principal Stockholders may, in effect, be able to control the vote on all matters submitted to a vote of the holders of the ATS Common Stock, except with respect to (i) the election of two independent directors,
(ii) those matters which the Restated Certificate of Incorporation of ATS (the "ATS Restated Certificate") or applicable law requires a 66 2/3% vote, and
(iii) those matters requiring a class vote by law. Control by the ATS Principal Stockholders may have the effect of discouraging certain types of transactions involving an actual or potential change of control of ATS. See "The ATC Merger" and "Description of American Tower Systems Capital Stock-- Common Stock".

  The Tower Loan Agreement provides that an "Event of Default" will occur upon certain changes in the ownership interests and executive positions in American Tower Systems of Mr. Dodge. In addition, the Communications Act of 1934, as amended (the "Communications Act"), and the rules of the FCC require the prior consent of the FCC for any change in control of ATS. In addition to the stock ownership by the ATS Principal Stockholders and the FCC restrictions, certain provisions of the Delaware law may have the effect of discouraging a third party from making an acquisition proposal for ATS and may thereby inhibit a change of control. See "Description of American Tower Systems Capital Stock-- Delaware Business Combination Provisions".

DEPENDENCE ON KEY PERSONNEL

  The implementation of ATS' growth strategy is dependent, to a significant degree, on the efforts of ATS' Chief Executive Officer and certain other executive officers. ATS has not entered into employment agreements with any of its executive officers, other than with J. Michael Gearon, Jr., the former principal stockholder and chief executive officer of Gearon & Co., Inc. which was merged into ATSI pursuant to the Gearon Transaction in January 1998. Many of the executive and other officers have been granted options to purchase shares of ATS Common Stock that are subject to vesting provisions generally over a five-year period. However, there can be no assurance that American Tower Systems will be able to retain such officers, the loss of whom could have a material adverse effect upon ATS, or that ATS will be able to prevent them from competing in the event of their departure. ATS does not maintain key man life insurance of any significance on the lives of any of such officers.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with its former and current ownership or operation of its properties, ATS may be potentially liable for environmental costs such as those discussed above. See "Business of American Tower Systems--Environmental Matters".

LACK OF DIVIDENDS; RESTRICTIONS ON PAYMENTS OF DIVIDENDS AND REPURCHASE OF COMMON STOCK

  American Tower Systems intends to retain all available earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying any dividends on the ATS Common Stock in the foreseeable future. In addition, each Tower Operating Subsidiary is and will be restricted under the Tower Loan Agreement from paying dividends on its stock (distributions to its partners, in the case of ATSLP) and from repurchasing, redeeming or otherwise acquiring any shares of ATS Common Stock. Since ATS has no significant assets other than its ownership of all of the capital stock of Tower Operating Subsidiary, its ability to pay dividends to its stockholders in the foreseeable future is restricted.

NO PRIOR MARKET FOR ATS COMMON STOCK

  Prior to the Tower Separation, there will be no public market for the ATS Common Stock, and there can be no assurance that an active trading market will develop or be sustained in the future. ATS intends to seek listing on Nasdaq for the ATS Class A Common Stock. While ATS believes it currently meets the financial listing criteria for such listing, no application has been filed and such listing will be subject to the discretion of the applicable authorities. Accordingly, there can be no assurance that any such listing will be obtained. There also can be no assurance as to the price at which the ATS Class A Common Stock will trade or as to the liquidity or volatility of any such trading market. Market prices might also be affected by shares available for future sale held by certain stockholders who hold freely saleable shares. See "Shares Eligible for Future Sale."

                       MARKET PRICES AND DIVIDEND POLICY

  Shares of ARS Class A Common Stock were quoted on Nasdaq under the symbol "AMRD" from the consummation of the ARS Class A Common Stock initial public offering in June 1995 through February 4, 1997. On February 5, 1997, shares of ARS Class A Common Stock began trading on the NYSE under the symbol "AFM". The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of Class A Common Stock on Nasdaq and the NYSE for the applicable periods, as reported in published financial sources in the case of Nasdaq, and thereafter as reported on the NYSE.

                                                                HIGH      LOW
                                                              -------- ---------
   1995:
   Second Quarter (commencing June 9, 1995).................. $26      $18 1/4
   Third Quarter.............................................  29 3/4   23
   Fourth Quarter............................................  28 1/2   19 1/2
   1996:
   First Quarter............................................. $34 1/2  $25
   Second Quarter............................................  43 1/2   30 1/4
   Third Quarter.............................................  43       33
   Fourth Quarter............................................  37 3/4   23 7/8
   1997:
   First Quarter............................................. $36 1/2  $27
   Second Quarter............................................  39 7/8   25 1/4
   Third Quarter.............................................  51 7/8   38 5/16
   Fourth Quarter............................................  53 5/16  47 11/16
   1998:
   First Quarter (ending February 6, 1998)................... $60 5/8  $52 11/16

  On August 19, 1997, the day prior to the announcement by American Radio that management was exploring ways to maximize stockholder value, the last reported sale price per share of the ARS Class A Common Stock on the NYSE was $39.125. On September 18, 1997, the day prior to the announcement by American Radio of the signing of the Original Merger Agreement with CBS, the last reported sale price per share of the ARS Class A Common Stock on the NYSE was $51 7/8. On February 6, 1998, the last reported sale price per share of the ARS Class A Common Stock on the NYSE was $60 per share. As of January 30, 1998, there were 339 holders of record of the ARS Class A Common Stock.

  No established public trading market currently exists for the ATS Class A Common Stock. As of February 1, 1998, there were 18 holders of record of ATS Class A Common Stock.

  ATS anticipates that it will retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying cash dividends on shares of ATS Common Stock in the foreseeable future. In addition, each Tower Operating Subsidiary is and will be restricted under the Tower Loan Agreement from paying dividends on the stock (distributions to its partners, in the case of ATSLP) and repurchasing, redeeming or otherwise acquiring any shares of ATS Common Stock. Since ATS has no significant assets other than its ownership of all of the capital stock of ATSI, its ability to pay dividends to its stockholders in the foreseeable future is restricted. See "Description of American Tower Systems Capital Stock--Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems--Liquidity and Capital Resources".

                     AMERICAN TOWER SYSTEMS CAPITALIZATION

  Prior to the consummation of the Merger (or the Tower Merger), American Tower Systems will have been operated as part of American Radio. The following table sets forth the capitalization of American Tower Systems as of September 30, 1997, and as adjusted to give effect to (a) the ATS Pro Forma Transactions and (b) the Merger and the related transactions (including the Tower Separation), and events described in the notes hereto as if all of the foregoing had been consummated on September 30, 1997. See Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet of American Tower Systems included in this Prospectus, and "The Merger and Tower Separation--ATS Stock Purchase Agreement".

  Management believes that the assumptions used provide a reasonable basis on which to present such capitalization. The capitalization table below should be read in conjunction with the historical financial statements of ATS included elsewhere in this Prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems" and "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems". The capitalization table below is provided for informational purposes only and (i) should not be construed to be indicative of ATS' capitalization or financial condition had the transactions and events referred to above been consummated on the date assumed, (ii) may not reflect the capitalization or financial condition which would have resulted had ATS been operated as a separate, independent company during such period, and (iii) is not necessarily indicative of ATS' future capitalization or financial condition.

                                                            SEPTEMBER 30, 1997
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                              (IN THOUSANDS)
Cash and cash equivalents.................................  $  2,295  $  2,759
                                                            ========  ========
Long term debt, including current portion(1)(2)
  Borrowings under the Tower Loan Agreement...............  $ 52,500  $171,317
  Other long-term debt....................................     1,703     1,703
                                                            --------  --------
      Total long-term debt................................    54,203   173,020
                                                            --------  --------
Stockholders' equity(1)(3)
  Preferred Stock.........................................       --        --
  Common Stock(4):
   Common Stock...........................................       --        --
   Class A Common Stock...................................       --        660
   Class B Common Stock...................................       --         91
   Class C Common Stock...................................       --         33
Additional paid-in capital................................    51,403   608,882
Accumulated deficit.......................................    (1,298)   (1,298)
                                                            --------  --------
  Total stockholders' equity..............................    50,105   608,368
                                                            --------  --------
  Total capitalization....................................  $104,308  $781,388
                                                            ========  ========

--------
(1) For additional information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements of American Tower Systems" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Systems--Liquidity and Capital Resources".
(2) See Notes to Consolidated Financial Statements of American Tower Systems for additional information regarding the components and terms of ATS' long-term debt. Approximately $150.0 million of additional long-term debt borrowings are expected to be required (on a net basis) to finance the Recent Transactions not included in the ATS Pro Forma Transactions.
(3) Consists, on a pro forma basis, of (a) Preferred Stock, par value $.01 per share, authorized, 20,000,000 shares, none issued or outstanding; (b) ATS Class A Common Stock, par value $.01 per share, authorized 200,000,000 shares; shares issued and outstanding: 3,000 (historical) and 66,021,279 (pro forma); (c) ATS

   Class B Common Stock, par value $.01 per share, 50,000,000 authorized shares; shares issued and outstanding: none (historical) and 9,054,454 (pro forma); and (d) ATS Class C Common Stock, par value $.01 per share, 10,000,000 authorized shares; shares issued and outstanding: none (historical) and 3,295,518 (pro forma).
(4) The number of outstanding shares does not include, except as otherwise indicated: (a) shares of ATS Class A Common Stock issuable upon conversion of ATS Class B Common Stock or ATS Class C Common Stock, or (b) shares issuable upon exercise of options currently outstanding to purchase an aggregate of 3,895,300 shares of ATS Common Stock, (of which 2,695,300 are purchasable at $10.00 per share and 1,200,000 are purchaseable at $13.00 per share), all of which become exercisable, on a cumulative basis, at the rate of 20% per year, commencing one year from the date of original grant, or (c) shares of ATS Common Stock issuable upon the exchange of options to purchase an aggregate of (i) 682,000 shares of Common Stock of ATSI, at prices ranging from $5.00 to $8.00, which will be exchanged for options to purchase 938,713 shares of ATS Common Stock, at prices ranging from $3.61 to $5.77, or (ii) 803,916 shares of ARS Common Stock, at prices ranging from $6.375 to $28.25, which assumes that all options of employees of ATS will be exchanged (based on assumed relative values of the ARS Common Stock and ATS Common Stock of $54.00 per share and $10.00 per share, respectively) for options to purchase 4,341,146 shares of ATS Common Stock, at prices ranging from $1.18 to $5.23, or (iii) 6,500 shares of ATC Common Stock, at prices ranging from $100.00 to $475.00, which will be exchanged for options to purchase 1,295,208 shares of ATS Common Stock, at prices ranging from $0.50 to $2.38. The number of outstanding shares does, however, include the 8,000,000 shares issued in connection with the ATS Stock Purchase Agreement. See the Notes to Consolidated Financial Statements of American Tower Systems, "Business of American Tower Systems--Recent Transactions" and "The Merger and Tower Separation-- Certain Other Covenants--ARS Options" and "--ATS Stock Purchase Agreement".

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                           OF AMERICAN TOWER SYSTEMS

  The following unaudited pro forma condensed consolidated financial statements of American Tower Systems consist of an unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997, adjusted for the ATS Pro Forma Transactions and the Merger, as if such transactions had been consummated on January 1, 1996. With respect to acquisitions, the pro forma statements give effect only to the ATS Pro Forma Transactions based on their significance in relation to all of ATS' acquisitions. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations should be read in conjunction with American Tower Systems' consolidated financial statements and notes thereto, as well as the financial statements and notes thereto of certain businesses that have been or may be acquired, which are included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the financial condition or the results of operations that would have been reported had such events actually occurred on the date specified, nor are they indicative of ATS' future results of operations or of the financial condition or the results of operations which would have resulted had ATS been operated as a separate, independent company during such periods, and are not necessarily indicative of ATS' future financial conditions or results of operations.

  In reviewing the unaudited pro forma condensed consolidated financial statements set forth below, in addition to the assumptions and other matters noted in the above paragraph and in the notes to the unaudited pro forma condensed consolidated financial statements, it should be noted that estimated incremental costs that will be incurred because ATS is an independent company have been reflected in the pro forma adjustments. However, there can be no assurance that actual incremental costs for such independent operation will not exceed such estimated amounts.

                       AMERICAN TOWER SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                        PRO FORMA
                                           HISTORICAL ADJUSTMENTS(A) PRO FORMA
                                           ---------- -------------- ---------
                  ASSETS
Cash and cash equivalents.................  $  2,295     $    464    $  2,759
Accounts receivable, net..................     1,560          976       2,536
Other current assets......................       710          965       1,675
Notes receivable..........................       260                      260
Property and equipment, net...............    43,941      184,082     228,023
Intangible assets, net....................    59,819      527,794     587,613
Investment in affiliate...................       322                      322
Deposits and other assets.................     2,433       (2,000)        433
                                            --------     --------    --------
  Total...................................  $111,340     $712,281    $823,621
                                            ========     ========    ========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities, excluding current
 portion of long-term debt................  $  5,145     $  5,371    $ 10,516
Deferred income taxes.....................     1,084       29,657      30,741
Other long-term liabilities...............        29          173         202
Long-term debt, including current por-
 tion.....................................    54,203      118,817     173,020
Minority interest.........................       774                      774
Stockholders' equity......................    50,105      558,263     608,368
                                            --------     --------    --------
  Total...................................  $111,340     $712,281    $823,621
                                            ========     ========    ========

    See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of
                            American Tower Systems.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  The unaudited pro forma condensed consolidated balance sheet as of September 30, 1997 gives effect to the Diablo Transaction, the MicroNet Transaction, the Tucson Transaction, the Gearon Transaction and the ATC Merger (collectively, with the Meridian Transaction, the transfer of towers from ARS to ATS, and the consummation of the transactions contemplated by the ATS Stock Purchase Agreement, the "ATS Pro Forma Transactions") and the Merger, including the Tower Separation, as if each of the foregoing had occurred on September 30, 1997. See "Business of American Tower Systems--Recent Transactions" for a description of each of the transactions included in the ATS Pro Forma Transactions.

  (a) The following table sets forth the pro forma balance sheet adjustments for the ATS Pro Forma Transactions as of September 30, 1997. (In thousands).

                                                                                  TRANSFER   TOWER    ATS STOCK
                           DIABLO     MICRONET     TUCSON      GEARON      ATC       OF    SEPARATION PURCHASE
                         TRANSACTION TRANSACTION TRANSACTION TRANSACTION  MERGER   TOWERS     TAX     AGREEMENT   TOTAL
                         ----------- ----------- ----------- ----------- -------- -------- ---------- ---------  --------
        ASSETS
Cash and cash
 equivalents...........                                                  $    464                                $    464
Accounts receivable,
 net...................                                                       976                                     976
Other current assets...                                                       965                                     965
Property and equipment,
 net...................    $18,215     $40,000     $ 4,700     $ 5,000    112,000  $4,167                         184,082
Intangible assets,
 net...................     26,785      30,250       7,300      75,000    388,459                                 527,794
Deposits and other
 assets................     (2,000)                                                                                (2,000)
                           -------     -------     -------     -------   --------  ------   --------  --------   --------
 Total.................    $43,000     $70,250     $12,000     $80,000   $502,864  $4,167   $    --   $    --    $712,281
                           =======     =======     =======     =======   ========  ======   ========  ========   ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities,
 excluding current
 portion of long-term
 debt..................                                                  $  5,371                                $  5,371
Deferred income taxes..                                                   116,257           $(86,600)              29,657
Other long-term
 liabilities...........                                                       173                                     173
Long-term debt,
 including current
 portion...............    $ 2,500     $29,750                 $26,400     72,967             66,600  $(79,400)   118,817
Stockholders' equity...     40,500      40,500     $12,000      53,600    308,096  $4,167     20,000    79,400    558,263
                           -------     -------     -------     -------   --------  ------   --------  --------   --------
 Total.................    $43,000     $70,250     $12,000     $80,000   $502,864  $4,167   $    --   $    --    $712,281
                           =======     =======     =======     =======   ========  ======   ========  ========   ========

  The Diablo Transaction, MicroNet Transaction, Tucson Transaction, Gearon Transaction and the ATC Merger will be accounted for under the purchase method of accounting. The anticipated purchase price of each transaction has been allocated among the assets acquired based upon preliminary appraisals of those assets' fair values. With the exception of the ATC Merger, working capital of the acquired companies was not transferred to ATS.

  The following table describes the financing of the transactions described above. In connection with certain of these transactions, ARS consummated the transactions directly using borrowings against their line of credit and subsequently contributed the assets (at ARS' cost) to ATS.

                                                     BORROWINGS BY
                                                          AND
                              PURCHASE BORROWINGS BY CONTRIBUTIONS COMMON STOCK
                               PRICE        ATS        FROM ARS    ISSUED BY ATS
                              -------- ------------- ------------- -------------
                                                (IN THOUSANDS)
Diablo Transaction........... $ 45,000    $ 2,500       $40,500
MicroNet Transaction.........   70,250     29,750        40,500
Tucson Transaction...........   12,000                   12,000
Gearon Transaction...........   80,000     26,400         5,600      $ 48,000
ATC Merger...................  500,459     72,967                     308,096

  In addition, in connection with the ATC Merger, a deferred tax liability of $116.3 million will be established for the differences in bases for book and tax purposes resulting from the transaction. The working capital deficiency of ATC at September 30, 1997 ($3.1 million) has also been recorded as a pro forma adjustment.

  The Transfer of Towers from ARS to ATS will be recorded at the historical depreciated net book value of such towers on the books of ARS on the date of transfer.

  As a result of the Tower Separation, ATS will be required to bear an estimated $66.6 million of income tax liabilities (net of $20.0 million to be borne by ARS pursuant to the provisions of the Merger Agreement.) In addition, the tax bases of ATS' assets will be increased as a result of the separation; a deferred tax asset of $86.6 million has been recorded for such increase. The estimated tax liability of $66.6 million is based on an assumed fair market value of the ATS Common Stock of $10.00 per share, which is the price at which shares were issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

  The issuance of ATS Common Stock pursuant to the ATS Stock Purchase Agreement for an aggregate of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes due upon consummation of the Merger and the balance in cash).

  ATS expects to issue a total of 43,132,691 shares of Common Stock to effect all of the transactions described above. The following shares will be issued pursuant to the Gearon Transaction (5,333,333), the ATC Merger (29,799,358), and the ATS Stock Purchase Agreement (8,000,000).

  No adjustment has been included in the pro forma information with respect to certain adjustment provisions in the Merger Agreement related to the Working Capital and Debt Amount (each as defined in the Merger Agreement) of ARS at the time of consummation of the Merger because ARS currently estimates that the payment, if any, which would be required to be paid or to be received by ATS would not be material.

  The ATS Pro Forma Transactions referred to above do not constitute all of the Recent Transactions. Since January 1, 1997, ATS has consummated more than 15 acquisitions (four of which are included in the ATS Pro Forma Transactions) involving more than 525 sites, including sites on which towers are to be constructed (of which approximately 285 are represented by the ATS Pro Forma Transactions referred to above), in a variety of regions for an aggregate purchase price of approximately $290.0 million (of which approximately $207.3 million was represented by the ATS Pro Forma Transactions referred to above). ATS is a party to two pending transactions, one of which (the ATC Merger) is included in the ATS Pro Forma Transactions and one of which (the acquisition of the assets relating to a teleport serving the Washington, D.C. area for approximately $30.5 million) is not. See "Business of American Tower Systems-- Recent Transactions".

                       AMERICAN TOWER SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA
                                           HISTORICAL ADJUSTMENTS(A)  PRO FORMA
                                           ---------- --------------  ---------
Net revenues..............................   $2,897      $ 62,976     $ 65,873
Operating expenses........................    1,362        36,271       37,633
Depreciation and amortization.............      990        48,916       49,906
Corporate general and administrative ex-
 penses...................................      830         2,000        2,830
                                             ------      --------     --------
Operating loss............................     (285)      (24,211)     (24,496)
Other (income) expense:
  Interest expense, net...................                 11,726       11,726
  Other (income) expense..................      (36)                       (36)
  Minority interest in net earnings of
   subsidiary.............................      185                        185
                                             ------      --------     --------
    Total other (income) expense..........      149        11,726       11,875
                                             ------      --------     --------
Loss before income taxes..................     (434)      (35,937)     (36,371)
Provision (benefit) for income taxes......       46        (9,165)(b)   (9,119)
                                             ------      --------     --------
Net loss..................................   $ (480)     $(26,772)    $(27,252)
                                             ======      ========     ========
Net loss per common share.................   $(0.01)                  $  (0.34)
                                             ======                   ========
Pro forma common shares outstanding(c)....   36,042        43,133       79,175
                                             ======      ========     ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                           of American Tower Systems.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect to the ATS Pro Forma Transactions and the Merger as if each of the foregoing had occurred on January 1, 1996.

  (a) To record the results of operations for the ATS Pro Forma Transactions. The results of operations have been adjusted to: (i) reverse historical interest expense of $4.2 million; (ii) record interest expense of $11.7 million for the year ended December 31, 1996, as a result of approximately $128.4 million of additional net debt to be incurred in connection with the ATS Pro Forma Transactions and payment of the estimated tax liability attributable to the Tower Separation of approximately $66.6 million (net of the $20.0 million to be borne by ARS pursuant to the provisions of the Merger Agreement), after giving effect to (x) capital contributions by ARS of $146.1 million, representing the difference between the aggregate amount invested by ARS in ATS at January 1, 1996 of $3.9 million and the maximum amount ($150.0 million) permitted by the Merger Agreement, and (y) the proceeds from the issuance of ATS Common Stock pursuant to the ATS Stock Purchase Agreement for an aggregate purchase price of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes which are due upon consummation of the Merger and the balance in cash); and
(iii) the historical depreciated book value of $4.2 million for an aggregate of 16 towers transferred or to be transferred by American Radio to ATS representing an additional ARS equity investment in ATS. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.3 million. The estimated tax liability shown in clause (i) preceding is based on an assumed fair market value of the ATS Common Stock of $10.00 per share, which is the price at which shares were issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock. No adjustment has been included in the pro forma information with respect to certain adjustment provisions in the Merger Agreement relating to the Working Capital and Debt Amount (each as defined in the Merger Agreement) of ARS at the time of the consummation of the Merger, because ARS estimates that the payment, if any, required by such provisions to be paid or to be received by ATS will not be material. For information with respect to such adjustments, see "The Merger and Tower Separation--Closing Date Adjustments".

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $7.7 million for the year ended December 31, 1996 and record depreciation and amortization expense of $48.7 million for the year ended December 31, 1996 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of fifteen years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATS. Because ATS maintains a separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following acquisition. After giving effect to an estimated $2.0 million of incremental costs, ATS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  (a) continued

  The following table sets forth the historical results of operations for the ATS Pro Forma Transactions for the year ended December 31, 1996. (In thousands).

                     MERIDIAN     DIABLO     MICRONET     TUCSON      GEARON      ATC   TRANSFER   PRO FORMA
                    TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION MERGER  OF TOWERS ADJUSTMENTS  TOTAL
                    ----------- ----------- ----------- ----------- ----------- ------- --------- ----------- --------
Net revenues.......   $4,498      $7,422      $15,058     $1,438      $21,484   $12,366   $ 710               $ 62,976
Operating
 expenses..........    3,218       5,922        9,867        371       13,302     2,849     742                 36,271
Depreciation and
 amortization......      416         417        3,936        164          103     2,709     215    $ 40,956     48,916
Corporate general
 and
 administrative....                  776                                          2,049                (825)     2,000
                      ------      ------      -------     ------      -------   -------   -----    --------   --------
Operating income
 (loss)............      864         307        1,255        903        8,079     4,759    (247)    (40,131)   (24,211)
Other (income)
 expense...........
  Interest expense,
   net.............       70          81                     213                  3,808               8,536     12,708
  Other expense
   (income)........                  294          (43)       (19)         (95)      150                (287)
                      ------      ------      -------     ------      -------   -------   -----    --------   --------
Income (loss) from
 operations before
 income taxes......   $  794      $  (68)     $ 1,298     $  709      $ 8,174   $   801   $(247)   $(48,380)  $(36,919)
                      ======      ======      =======     ======      =======   =======   =====    ========   ========

  (b) To record the tax effect of the pro forma adjustments and impact on ATS' estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

  (c) Consists of shares expected to be issued pursuant to the Tower Separation (36,042,476, assuming the exercise of all ARS Options prior to the Merger), the Gearon Transaction (5,333,333), the ATC Merger (29,799,358), and the ATS Stock Purchase Agreement (8,000,000).

                       AMERICAN TOWER SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA
                                           HISTORICAL ADJUSTMENTS (a)  PRO FORMA
                                           ---------- ---------------  ---------
Net revenues..............................  $ 7,902      $ 58,079      $ 65,981
Operating expenses........................    3,588        29,598        33,186
Depreciation and amortization.............    2,706        36,167        38,873
Corporate general and administrative ex-
 penses...................................      919         1,500         2,419
                                            -------      --------      --------
Operating income (loss)...................      689        (9,186)       (8,497)
Other (income) expense:
  Interest expense, net...................    1,221         8,232         9,453
  Other income (expense)..................        3                           3
  Minority interest in net earnings of
   subsidiary.............................      221                         221
                                            -------      --------      --------
    Total other (income) expense..........    1,445         8,232         9,677
                                            -------      --------      --------
Income (loss) before income taxes.........     (756)      (17,418)      (18,174)
Provision (benefit) for income taxes......      (49)       (3,149)(b)    (3,198)
                                            -------      --------      --------
Net income (loss).........................  $  (707)     $(14,269)     $(14,976)
                                            =======      ========      ========
Net loss per common share.................  $ (0.02)                   $  (0.19)
                                            =======                    ========
Pro forma common shares outstanding(c)....   36,042        43,133        79,175
                                            =======      ========      ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                           of American Tower Systems.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 gives effect to the ATS Pro Forma Transactions and the Merger as if each of the foregoing had occurred on January 1, 1997.

  (a) To record the results of operations for the ATS Pro Forma Transactions. The results of operations have been adjusted to: (i) reverse historical interest expense of $4.2 million; (ii) record interest expense of $8.2 million for the nine months ended September 30, 1997, as a result of approximately $118.8 million of additional net debt to be incurred in connection with the ATS Pro Forma Transactions and payment of the estimated tax liability attributable to the Tower Separation of approximately $66.6 million (net of the $20.0 million to be borne by ARS pursuant to the provisions of the Merger Agreement), after giving effect to (x) capital contributions by ARS of $98.6 million, representing the difference between the aggregate amount invested by ARS in ATS at September 30, 1997 of $51.4 million and the maximum amount ($150.0 million) permitted by the Merger Agreement, and (y) the proceeds from the issuance of ATS Common Stock pursuant to the ATS Stock Purchase Agreement for an aggregate purchase price of $80.0 million, $79.4 million net of expenses (of which approximately $49.4 million was paid in the form of secured notes which are due upon consummation of the Merger and the balance in cash); and (iii) the historical depreciated book value of $4.2 million for an aggregate of 16 towers transferred or to be transferred by American Radio to ATS representing an additional ARS equity investment in ATS. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.2 million. The estimated tax liability shown in clause (i) preceding is based on an assumed fair market value of the ATS Common Stock or $10.00 per share, which was the price at which shares were issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock. No adjustment has been included in the pro forma information to certain adjustment provisions in the Merger Agreement relating to the Working Capital and Debt Amount (each as defined in the Merger Agreement) of ARS at the time of the consummation of the Merger, because ARS estimates that the payment, if any, required to be paid or to be received by ATS will not be material. For information with respect to such adjustments, see "The Merger and Tower Separation--Closing Date Adjustments".

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $6.8 million for the nine months ended September 30, 1997 and record depreciation and amortization expense of $36.0 million for the nine months ended September 30, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of fifteen years. Costs of acquired intangible assets for the transaction are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATS. Because ATS maintains a separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following acquisition. After giving effect to an estimated $1.5 million of incremental costs, ATS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  (a) continued

  The following table sets forth the historical results of operations for the ATS Pro Forma Transactions for the periods in which they were not owned by American Radio for the nine months ended September 30, 1997. (In thousands).

                    MERIDIAN     DIABLO     MICRONET     TUCSON      GEARON      ATC   TRANSFER OF  PRO FORMA
                   TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION MERGER    TOWERS    ADJUSTMENTS  TOTAL
                   ----------- ----------- ----------- ----------- ----------- ------- ----------- ----------- --------
Net revenues.....    $2,385      $6,930      $13,477     $1,201      $19,062   $14,491    $ 533                $ 58,079
Operating
 expenses........     1,730       3,309        7,900        255       12,922     2,924      558                  29,598
Depreciation and
 amortization....       211         393        2,638        123          111     3,369      162     $ 29,160     36,167
Corporate general
 and
 administrative..                 1,802                      88                  2,347                (2,737)     1,500
                     ------      ------      -------     ------      -------   -------    -----     --------   --------
Operating income
 (loss)..........       444       1,426        2,939        735        6,029     5,851     (187)     (26,423)    (9,186)
Interest expense,
 net.............        80         110                     150                  3,900                 4,782      9,022
Other expense
 (income)........                                (30)        (7)         (65)      213                  (111)
                     ------      ------      -------     ------      -------   -------    -----     --------   --------
Income (loss)
 from operations
 before income
 taxes...........    $  364      $1,316      $ 2,969     $  592      $ 6,094   $ 1,738    $(187)    $(31,094)  $(18,208)
                     ======      ======      =======     ======      =======   =======    =====     ========   ========

  (b) To record the tax effect of the pro forma adjustments and impact on ATS' estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

  (c) Consists of shares issued or expected to be issued pursuant to the Tower Separation (36,042,476, assuming the exercise of all ARS Options prior to the Merger), the Gearon Transaction (5,333,333), the ATC Merger (29,799,358) and the ATS Stock Purchase Agreement (8,000,000).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF AMERICAN TOWER SYSTEMS

GENERAL

  This discussion contains "forward-looking statements" including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. ATS wishes to caution readers that certain important factors may have affected and could in the future affect ATS' actual results and could cause ATS' actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of ATS. These important factors include among others, the risk factors set forth herein under "Risk Factors--Risk Factors Relating to American Tower Systems". The discussion should be read in conjunction with the American Tower Systems Consolidated Financial Statements and the notes thereto contained elsewhere in this Prospectus. As ATS was a wholly-owned subsidiary of American Radio during the periods presented, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent, public company during the periods. Because of ATS' relatively brief operating history and the large number of recent acquisitions, the following discussion, while presented to satisfy certain SEC disclosure requirements, will not necessarily reveal any significant developing or continuing trends. See "Business of American Tower Systems--Growth Strategy".

  ATS was formed in July 1995 to capitalize on the opportunity in the communications site industry. ATS is a leading independent owner and operator of wireless communications towers in the United States. On a pro forma basis, ATS currently owns and operates in excess of 1,580 towers in 39 states and the District of Columbia, including approximately 510 towers managed for third party owners (of which approximately 255 are rooftop towers). ATS' rapid growth has come from numerous strategic acquisitions during 1996 and 1997. During 1996, ATS acquired approximately ten communications sites and site management businesses involving approximately 250 sites for an aggregate purchase price of approximately $21.0 million. Through September 1997, its acquisition activity accelerated and ATS acquired approximately 360 sites (and related site management businesses) for an aggregate purchase price of approximately $62.8 million.

RESULTS OF OPERATIONS

  Management expects that acquisitions consummated to date and the major acquisition now pending (the ATC Merger) will have a material impact on future revenues, expenses and income from continuing operations. As indicated in the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997, there is a dramatic difference between the historical results and the pro forma results for each of the foregoing items. The notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 indicate the effect of certain of the acquisitions, both consummated and pending, and their impact on revenues, expenses and income from continuing operations. In that connection, the increase in operating expenses and, to a greater extent, depreciation and amortization, each as a percentage of net revenues in the pro forma information compared to the historical information, should be noted. The effects shown do include all of the ATS Pro Forma Transactions which, as explained elsewhere herein, do not constitute all of the Recent Transactions. See "Business of American Tower Systems--Recent Transactions". Since January 1, 1997, ATS has consummated more than 15 acquisitions involving more than 525 communications sites (of which approximately 340 sites are represented by the ATS Pro Forma Transactions that have been consummated and approximately 60 are sites on which towers are to be built), in a variety of regions for an aggregate purchase price of approximately $290.0 million (of which approximately $240.5 million is represented by ATS Pro Forma Transactions which have been consummated). In addition, the ATC Merger (which is included in the ATS Pro Forma Transactions) will represent the acquisition of not less than an additional 775 communications sites for approximately 35% of the pro forma ATS Common Stock. Accordingly, the impact of the Recent Transactions which are not included in the pro forma financial information on revenues, expenses and income from continuing operations, when compared to those that are so included, is not likely to prove material. Finally, the impact of the construction program of ATS is not reflected to any significant extent in the pro forma information because most of that activity is of more recent origin and is expected to accelerate in 1998. Management believes that such activity will have a material effect on future operations, which effect, in the initial years, will probably be negative until such time, if ever, as the newly constructed towers approach full or close to full utilization. Management believes that ARS common stockholders should be aware of the dramatic changes in the nature and scope of ATS' business in reviewing the ensuing discussion of comparative historical results.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (DOLLARS IN THOUSANDS)

  As of September 30, 1997, ATS owned and/or operated approximately 370 wireless communications sites principally in the Northeast and Mid-Atlantic regions, Florida and California. As of September 30, 1996, ATS owned and/or operated approximately 250 wireless communications sites, principally in the Northeast and Mid-Atlantic regions and Florida. See the Notes to the Consolidated Financial Statements of American Tower Systems for a description of the acquisitions consummated in 1997 and 1996. These transactions have significantly affected operations for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996.

  Net revenues were $7,902 for the nine months ended September 30, 1997 compared to $1,858 for the same nine months in 1996, an increase of $6,044 or 325.3%. This increase was attributable to the impact of communications sites and related business acquisitions that occurred in the first nine months of 1997.

  Tower lease revenues were $4,803 or 60.8% of net revenues for the nine months ended September 30, 1997 compared to $1,057 or 56.9% of net revenues for the same nine months in 1996; an increase of $3,746. This increase was attributable to revenue growth from the communications site acquisitions that occurred in the first nine months of 1997.

  Sublease revenues were $702 or 8.9% of net revenues for the nine months ended September 30, 1997 compared to $296 or 15.9% of net revenues for the same period in 1996; an increase of $406. This increase was due to the impact of revenue growth from the communications site acquisitions that occurred in the first nine months of 1997.

  Management fee revenues were $621 or 7.9% of net revenues for the nine months ended September 30, 1997 compared to $362 or 19.5% of net revenues for the same nine months in 1996; an increase of $259. The increase is due to the increased number of site management agreements ATS assumed in connection with the communications site acquisitions that occurred in the first nine months of 1997.

  Consulting revenues from site acquisition services were $1,436 or 18.2% of net revenues for the nine months ended September 30, 1997. The revenues are attributable to the acquisition of a company in May of 1997, which performs site acquisition professional services to customers in the wireless communications industry.

  Operating expenses excluding depreciation and amortization and corporate general and administrative expenses were $3,588 for the nine months ended September 30, 1997 compared to $1,066 for the same period in 1996, an increase of $2,522. This increase was due to the impact of increased costs associated with ATS' acquisitions.

  Depreciation and amortization was $2,706 and $614 for the nine months ended September 30, 1997 and 1996, respectively, an increase of $2,092. This increase was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 and 1997 acquisitions, and to a lesser extent, completed construction projects.

  Corporate general and administrative expenses increased to $919 for the nine months ended September 30, 1997 from $506 for the nine months ended September 30, 1996, an increase of $413 or 81.6%. This increase was primarily attributable to the higher personnel costs associated with supporting ATS' greater number of tower properties and growth strategy.

  Interest income was $97 for the nine months ended September 30, 1997 compared to $18 for the nine months ended September 30, 1996, an increase of $79. The increase is attributable to higher investable cash balances and interest income earned on a note receivable in 1997 as compared to 1996.

  Interest expense net of amounts capitalized was $1,318 for the nine months ended September 30, 1997 compared to $0 for the 1996 period, an increase of $1,318. The increase is related to higher borrowing levels under the Tower Loan Agreement in 1997 as compared to 1996. Such borrowings were used to fund the 1997 acquisitions.

  Minority interest in net earnings of subsidiary was $221 for the nine months ended September 30, 1997 compared to $75 for the 1996 period, an increase of $146. This represents the elimination of the minority shareholder's earnings of consolidated subsidiaries. The increase is related to increased overall earnings of ATS Needham, LLC, in which ATS holds a 50.1% interest.

  The income tax benefit for the nine months ended September 30, 1997 was $49 as compared to an income tax provision of $69 for nine months ended September 30, 1996. The effective tax rate for the nine months ended September 30, 1997 was approximately 6% compared to 18% in 1996. The effective rate in 1997 and 1996 is due to the effect of permanent differences, principally amortization of non-deductible goodwill, on certain stock acquisitions.

  The net loss was $707 for the nine months ended September 30, 1997 compared to $454 for the nine months ended September 30, 1996, as a result of the factors discussed above.

  Tower Cash Flow for the nine months ended September 30, 1997 was $4,314 as compared to $792 for the nine months ended September 30, 1996, as a result of the factors discussed above.

  EBITDA for the nine months ended September 30, 1997 was $3,395 as compared to $286 for the nine months ended September 30, 1996, as a result of the factors discussed above.

YEAR ENDED DECEMBER 31, 1996 AND PERIOD ENDED DECEMBER 31, 1995 (DOLLARS IN THOUSANDS)

  As of December 31, 1996, ATS owned and/or operated approximately 260 wireless communications sites principally in the Northeast and Mid-Atlantic regions and Florida. As of December 31, 1995, ATS owned and/or operated one wireless communications site in Florida. See the Notes to the ATS consolidated financial statements for a description of the acquisitions consummated in 1996. These transactions have significantly affected operations for the year ended December 31, 1996 as compared to the period from July 17, 1995 (date of incorporation) to December 31, 1995.

  Net revenues were $2,897 for the year ended December 31, 1996 compared to $163 for period ended December 31, 1995, an increase of $2,734. This increase was primarily attributable to the impact of the tower site acquisitions that occurred in 1996.

  Tower lease revenues were $1,804 or 62.3% of net revenues for the year ended December 31, 1996 compared to $163 or 100% of net revenues for the period ended December 31, 1995; an increase of $1,641. This increase was attributable to revenue growth from the communications site acquisitions that occurred during 1996.

  Sublease revenues were $468 for the year ended December 31, 1996 compared to $0 for the period ended December 31, 1995. This increase was attributable to revenue growth from the communications site acquisitions that occurred during 1996.

  Management fee revenues were $467 for the year ended December 31, 1996 compared to $0 for the period ended December 31, 1995. This increase was attributable to revenue growth from the communications site acquisitions that occurred during 1996.

  Operating expenses excluding depreciation and amortization and corporate general and administrative expenses were $1,362 for the year ended December 31, 1996 compared to $60 for the 1995 period, an increase of $1,302. This increase was due to the impact of increased costs associated with ATS' acquisitions and revenue growth.

  Depreciation and amortization was $990 for the year ended December 31, 1996 and $57 for the 1995 period, an increase of $933. This increase was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 acquisitions.

  Corporate general and administrative expenses were $830 for the year ended December 31, 1996 and $230 for the 1995 period, an increase of $600. This increase was primarily attributable to the higher personnel costs associated with supporting ATS' greater number of tower properties.

  Interest income was $36 for the year ended December 31, 1996 and $0 for the 1995 period. The increase is attributable to higher investable cash balances in 1996 as compared to 1995.

  Minority interest in net earnings of subsidiary was $185 for the year ended December 31, 1996. This represents the elimination of the minority shareholder's earnings of consolidated subsidiaries. ATS purchased its 50.1% interest in ATS Needham, LLC, in July 1996.

  The income tax provision for the year ended December 31, 1996 was $46 as compared to a benefit for income taxes of $74 for the 1995 period. The effective tax rate for the year ended December 31, 1996 was approximately 11% compared to 40% in 1995. The effective rate in 1996 is due to the effect of permanent differences, principally amortization of non-deductible goodwill on certain stock acquisitions. The effective tax rate in 1995 was consistent with the statutory rate.

  The net loss was $480 for the year ended December 31, 1996 compared to $110 for the 1995 period, as a result of the factors discussed above.

  Tower Cash Flow was $1,535 for the year ended December 31, 1996 as compared to $103 for the year ended December 31, 1995, as a result of the factors discussed above.

  EBIDTA was $705 for the year ended December 31, 1996 as compared to a negative $127 for the year ended December 31, 1995, as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

  ATS' liquidity needs arise from its acquisition-related activities, debt service, working capital, and capital expenditures. Historically, ATS has met its operational liquidity needs with internally generated funds and has financed the acquisition of tower related properties, including related working capital needs, with a combination of contributions from American Radio and bank borrowings. For the nine months ended September 30, 1997, cash flow from operating activities was $3.1 million, as compared to $1.0 million for the nine months ended September 30, 1996. The change is primarily attributable to working capital investments related to communications site acquisitions and growth.

  Cash flows used for investing activities were $74.3 million for the nine months ended September 30, 1997. ARS funded substantially all of the ATS investing activities during 1996.

  Cash provided by financing activities was $71.1 million for the nine months ended September 30, 1997 as compared to $.6 million for the nine months ended September 30, 1996. The increase in 1997 is due to the impact of borrowings under the Tower Loan Agreement, offset somewhat by contributions from American Radio.

  Pending Sale of American Radio Operations and Tower Separation: In September 1997, ARS entered into a merger agreement with CBS, pursuant to which a subsidiary of CBS will merge with and into ARS, each holder of ARS Common Stock at the Effective Time of the Merger will receive $44.00 per share in cash and, assuming the Tower Merger has not been consummated, a share of the same class of ATS Common Stock as the share of ARS Common Stock surrendered, and ARS will become a subsidiary of CBS. As a result of the Tower Separation, ATS will cease to be a subsidiary of, or otherwise be affiliated with, ARS and will thereafter operate as an independent publicly held company. ARS and ATS will enter into certain agreements pursuant to the Merger Agreement providing for, among other things, the orderly separation of ARS and ATS, certain closing date adjustments based on ARS' debt levels and working capital (current assets less defined liabilities), the transfer of lease obligations to ATS of leased space on certain towers owned or leased by ARS to ATS, and the allocation of certain tax liabilities between ARS and ATS and certain indemnification obligations of ATS to ARS. The Tower Separation will result in a taxable gain to ARS, of which $20.0 million will be borne by ARS, and the remaining obligation (currently estimated at approximately $66.6 million, based on an assumed value of ATS Common Stock of $10.00 per share) will be required to be borne by ATS pursuant to the Merger Agreement. The liability is expected to be paid with borrowings under the Tower Loan Agreement.

  Prior to the Tower Separation, ARS intends to increase its overall investment in ATS from $51.4 million at September 30, 1997 to $150.0 million and to contribute tower properties with a net book value of approximately $4.2 million to ATS; 14 of the 16 towers to be so contributed were transferred in January 1998. In January 1998, ATS issued 8,000,000 shares of ATS Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $80.0 million, of which an aggregate of 4,487,500 shares of ATS Class B Common Stock and 450,000 shares of ATS Class A Common Stock were issued in exchange for an aggregate of $49.375 million of notes secured by ARS Common Stock having a market value of not less than 175% of the principal amount and accrued and unpaid interest on such notes. These transactions will increase ATS' ability to fund acquisitions and meet its liquidity and capital resource needs.

  Credit Agreements: As of September 30, 1997, ATS had approximately $54.2 million of total long-term debt (including the current portion thereof) outstanding. This included approximately $52.5 million of borrowings outstanding under ATS' then credit facility and approximately $1.7 million outstanding under other obligations. As of such date, assuming consummation of all of the Recent Transactions relating to ATS, the ATS Stock Purchase Agreement and the Tower Separation, the aggregate principal amount outstanding under the Tower Loan Agreement would have been approximately $321.3 million. In October 1997, ATS entered into the Tower Loan Agreement, which replaced the previously existing credit facility. All amounts outstanding under the previous facility ($55.0 million) were repaid with proceeds from the Tower Loan Agreement. The Tower Loan Agreement provides ATS with a $250.0 million loan commitment based on ATS maintaining certain operational ratios and an additional $150.0 million loan at the discretion of ATS, which is available through June 2005. Following the closing of the Tower Loan Agreement and repayment of amounts outstanding under the previous agreement, ATS incurred an extraordinary loss in the fourth quarter of 1997 of approximately $1.2 million which will be recorded net of the applicable income tax benefit, representing the write-off of deferred financing fees associated with the previous facility. The terms of the Tower Loan Agreement are discussed in the Notes to the Consolidated ATS Financial Statements. In January 1998, the Tower Loan Agreement was amended to reflect the transfer of substantially all of the assets and business of ATSI (immediately prior to consummation of the Gearon Transaction) to ATSLP, as a consequence of which ATSI and ATSLP are co-borrowers and jointly and severally liable under the Tower Loan Agreement and various subsidiaries of ATS and ATSI have guaranteed all of the obligations of ATSI and ATSLP under the Tower Loan Agreement. As of the date of this Prospectus, approximately $132.5 million of borrowings were outstanding under the Tower Loan Agreement.

  In order to finance acquisitions of tower related properties and for general corporate purposes, ATS has borrowed and expects to continue to borrow under the Tower Loan Agreement. A substantial portion of ATS' cash flow from operations is required for debt service. Accordingly, ATS' leverage could make it vulnerable to a downturn in the operating performance of its tower properties or in economic conditions.

  ATS believes that its cash flows from operations will be sufficient to meet its debt service requirements for interest and scheduled payments of principal under the Tower Loan Agreement. If such cash flow is not sufficient to meet such debt service requirements, ATS may be required to sell equity securities, refinance its obligations or dispose of one or more of its properties in order to make such scheduled payments. There can be no assurance that ATS would be able to effect any of such transactions on favorable terms.

  ATS historically has had sufficient cash from its operations to meet its working capital needs, apart from needs generated by acquisitions and construction, and believes that it has sufficient financial resources available to it, including borrowings under the Tower Loan Agreement, to finance operations for the foreseeable future.

  ATS has entered into several merger and acquisition agreements (see the Notes to the ATS Consolidated Financial Statements). The consummation of certain of the transactions contemplated by these agreements is subject to, among other things, the expiration or earlier termination of the HSR Act waiting period. Unless otherwise noted, ATS intends to effect all of the Recent Transactions as soon as the necessary approvals are obtained and any conditions to closing are satisfied. ATS intends to finance the acquisitions with contributions from American Radio, available cash, borrowings under the Tower Loan Agreement, and, in certain cases, issuance of equity securities.

  ATS made approximately $7.8 million in capital expenditures in the nine months ended September 30, 1997, principally related to tower construction. ATS expects capital expenditures in 1998 to be approximately $60.0 million (exclusive of ATC which plans to construct approximately 125 towers at a cost of approximately $28.0 million) and of up to $42.0 million to construct approximately 200 towers as to which ATS has submitted a bid), consisting principally of tower site construction and ongoing technical improvements. To the extent that funds generated from operations, or available cash, are insufficient to finance non-recurring capital expenditures, ATS would seek to borrow the necessary funds under the Tower Loan Agreement. The availability of funds under the Tower Loan Agreement is dependent upon ATS being able to meet certain leverage ratios. Assuming consummation of all of the Recent Transactions and the Merger, management believes that, in light of current construction plans and potential acquisitions, ATS will require additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the Tower Loan Agreement, the issue, publicly or privately, of debt securities (which could have the effect of increasing its consolidated leverage ratios) or equity securities (which, in the case of ATS Common Stock or securities convertible into or exercisable for ATS Common Stock, would have a dilutive effect on the proportionate ownership of ATS by its then existing common stockholders). There can be no assurance that any such financing would be available on favorable terms.

  Management expects that the consummated acquisitions, the consummation of the ATC Merger and current and future construction activities will have a material impact on liquidity. As indicated in the Unaudited Pro Forma Condensed Consolidated Balance Sheet for the nine months ended September 30, 1997, and the foregoing discussion there is a substantial difference in the historical liquidity and pro forma liquidity of ATS. Management believes that the acquisition activities once integrated will have a favorable impact on liquidity and will offset the initial effects of the funding requirements. Management also believes that the construction activities may initially have an adverse effect on the future liquidity of ATS as newly constructed towers will initially decrease the overall liquidity of ATS, although as such sites become more fully operational and achieve higher utilization, they should generate cash flow and, in the longer term, increase liquidity. Management intends to plan its construction activities in a manner designed to ensure that no violations occur in the Tower Loan Agreement. However, in order to facilitate such construction activity and to avoid any such violation ATS will require, as noted above, additional financing during 1998. Any such financing could take the form of an increase in the maximum borrowing levels under the Tower Loan Agreement, the issue, publicly or privately, of debt securities (which could have the effect of increasing its consolidated leverage ratios) or equity securities (which, in the case of ATS Common Stock or securities convertible into or exercisable for ATS Common Stock, would have a dilutive effect on the proportionate ownership of ATS by its then existing common stockholders). There can be no assurance that any such financing would be available on favorable terms.

  See the Notes to the ATS Consolidated Financial Statements with respect to acquisition and related construction commitments.

YEAR 2000

  ATS is aware of the issues associated with the Year 2000 as it relates to information systems. The Year 2000 is not expected to have a material impact on ATS' current information systems because current software is either already Year 2000 compliant or required changes are not expected to be material. Based on the nature of ATS' business, ATS anticipates it is not likely to experience material business interruption due to the impact of Year 2000 compliance on its customers and vendors. As a result, ATS does not anticipate that incremental expenditures to address Year 2000 compliance will be material to ATS' liquidity, financial position or results of operations over the next few years.

INFLATION

  The impact of inflation on ATS' operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future will not have material adverse effect on ATS' operating results.

RECENT ACCOUNTING PRONOUNCEMENTS

  In March 1997, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards (FAS) No. 128, "Earnings Per Share" ("FAS 128"), which ATS will adopt in the fourth quarter of 1997.

  In June 1997, the FASB released FAS No. 130 "Reporting Comprehensive Income" ("FAS 130"), and FAS No. 131 "Disclosures about Segments of and Enterprise and Related Information" ("FAS 131"). These pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require ATS to provide a separate statement of comprehensive income; reported financial statement amounts will not be affected by this adoption. FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports and will require ATS to adopt this standard in the first quarter of 1998.

                               INDUSTRY OVERVIEW

  Communications site owners and operators have benefited in recent years from a substantial increase in demand for wireless communications services. The CTIA estimates that the number of subscribers to wireless telephone services was approximately five million in 1990. According to The Strategis Group, a telecommunications marketing research firm, the number of subscribers to cellular and PCS is over 50 million today, and is projected to increase to over 100 million by the year 2001. This demand has prompted the issuance of new wireless network licenses and construction of new wireless networks. ATS believes that the increase in demand for wireless communications is attributable to a number of factors, including: the increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications, technological advances in communications equipment, decreasing costs of wireless services, favorable changes in telecommunications regulations, and business and consumer preferences for higher quality voice and data transmission. Consequently, more towers will be required to accommodate the anticipated increase in the demand for higher frequency technologies (such as PCS and ESMR) which have a reduced cell range and thus require a more dense network, or "footprint", of towers. PCIA estimates that over 100,000 additional antennae sites will have to be built to accomodate the needs of cellular and PCS over the next ten years.

  ATS believes that, as the wireless industry has become more competitive, many carriers are seeking to focus their capital and operation resources primarily on activities that contribute directly to subscriber growth, such as the marketing and distribution of products. Management believes that these carriers, therefore, may seek to preserve capital and speed access to their markets through the outsourcing of infrastructure requirements such as communications site ownership, construction, operation and maintenance. Also, in order to accelerate network deployment or expansion and to generate efficiencies, carriers are increasingly co-locating transmission infrastructure with that of other network operators. The need for co-location has also been driven by regulatory restrictions and the growing trend in local municipalities to slow the proliferation of towers in their communities by requiring that towers accommodate multiple tenants.

  While the wireless communications industry is experiencing rapid growth, the television broadcasting industry, with strong encouragement from both Congress and the FCC, is actively planning its strategy for the transition from analog to digital technology. ATS believes that this transition will require a substantial investment in enhanced broadcast infrastructure, including the construction or reengineering of broadcast towers. While ATS expects much of the associated capital requirements will be borne by the broadcasters, management believes that a significant opportunity exists to invest profitably in the creation of tower capacity designed to accommodate digital antennas for television broadcasters. Management believes that, as with the deployment of towers for the wireless carriers, speed to market and limited capital resources will cause certain broadcasters to outsource the construction or reengineering of their towers in order to accommodate digital technology.

  The attractiveness of a communications site is dependent on its location and the loaded capacity at certain wind speeds of its towers, which determine its desirability to wireless carriers and the number of antennae that its towers can support. Virtually all forms of wireless communications depend upon placing transmitting and receiving antennae at some level of altitude, the height depending on whether the site is elevated above sea level or not and what is in the surrounding area. A transmitter's height on a tower and such tower's location determine the line-of-sight of such transmitter with the horizon and, consequently, the distance a signal can be transmitted. Some users, such as paging companies and specialized mobile radio ("SMR") providers in rural areas, need higher elevations for broader coverage. Other businesses such as ESMR, PCS and cellular companies in metropolitan areas usually do not need to place their equipment at the highest tower point to maximize transmission distance and quality.

  A tower can be either self-supported or supported by guy wires. There are two types of self-supported towers: the lattice and the monopole. A lattice model is usually tapered from the bottom up and can have three or four legs. A monopole is a tubular structure that is typically used as a single purpose tower or in places where there are space constraints or a need to address aesthetic concerns. Self-supported towers typically range in height from 50-200 feet for monopoles and up to 1,000 feet for lattices, while guyed towers can reach 2,000 feet or

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

more. A typical communications site consists of a compound enclosing the tower or towers and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment).

  Rooftop or other building top sites are more common in urban downtown areas where tall buildings are generally available and multiple communications sites are required due to high traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such population density, neither height nor extended radius of coverage are as important. Moreover, the installation of a tower structure in urban areas will often prove to be impossible due to zoning restrictions, land cost and land availability.

  The cost of construction of a tower varies both by site location (which will determine, among other things, the required height of the tower) and type of tower. Non-broadcast towers (whether on a rooftop or the ground) generally cost between approximately $150,000 and $200,000, while broadcasting towers (which generally are built to bear a greater load) generally cost between approximately $300,000 and $1.0 million if on an elevated location and between approximately $1.0 million and $3.5 million if on flat terrain. While the number of tenants which a tower can accommodate will vary depending on the nature of the services provided by such tenants, well-constructed non-broadcast towers generally are capable of housing between five and ten tenants using an aggregate of between 25 and 50 antennae and broadcasting towers generally are capable of housing between ten and forty tenants using an aggregate of between 50 and 100 antennae. Annual rental payments vary considerably depending upon (i) the type of service being provided; (ii) the size of the line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the location on the tower; and (v) the competitive environment.

  Lease terms vary depending upon the industry user, with television and radio broadcasters tending to prefer longer term leases (15 to 20 years) than wireless communications service providers (five to ten years). In either case, most of such leases contain provisions for multiple renewals at the option of the tenant. Governmental agencies, because of budgetary restrictions, generally have one year leases, but tend to renew automatically. Leases tend to be renewed because of the complications associated with moving antennae. In the case of a television or radio broadcaster, such a move might necessitate FCC approval and could entail major dislocations and the uncertainty associated with building antennae in new coverage areas. In the case of cellular, PCS and other wireless users, moving one antenna might necessitate moving several others because of the interlocking grid-like nature of such systems. In addition, the increasing difficulty of obtaining local zoning approvals, the environmental activism of community groups, and the restrictions imposed upon owners and operators by the FAA and upon tenants by the FCC, tend to reduce significantly the number of alternatives available to a tower user. Leases generally provide for annual automatic price increases (escalator provisions) based on specified estimated cost measures or on increases in the consumer price index. Owners and operators generally also receive fees for installing customers' equipment and antennae on the communications site.

  Wireless communications towers are owned by a wide range of companies, including wireless communications providers, regional Bell operating companies, long distance companies, television and radio broadcasting companies, independent tower operators, utilities and railroads. Despite the increasing demand for communications sites, the industry remains highly fragmented, with few independent operators owning a large number of towers. ATS estimates that no one independent tower owner and operator (one which owns and operates communications sites principally for other entities) owns more than 2% of the towers in the United States. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local or regional operators and purchase communications sites and related assets from wireless communications carriers. Management believes that a major factor contributing to such consolidation is the emergence of many major companies seeking to provide increasingly sophisticated wireless services on a national basis. This, in turn, creates a need for substantial companies capable of developing and constructing networks of communications sites and maintaining and servicing the sophisticated support facilities associated with ongoing operations. ATS believes that the national and other large wireless service providers will prefer to deal with a company that can meet the majority of such providers' needs within a particular market or region, rather than, as has been the historical model, a large number of individual tower owners, construction companies

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

and other service providers. There can, of course, be no assurance that ATS will be able to secure a substantial portion of such potential business. See "Risk Factors--Factors Relating to American Tower Systems".

  ATS believes that there is another significant trend influencing the wireless service providers that is likely to continue to have important implications for independent tower operators. In the increasingly competitive environment, ATS believes that many carriers are seeking to dedicate their capital and operations primarily to those activities, such as marketing and distribution of products, that directly contribute to subscriber growth. Management believes these carriers, therefore, may seek to preserve capital and to speed access to their markets through the outsourcing of infrastructure network requirements such as communications site ownership, construction, operation and maintenance. Previously, carriers typically sourced many of such services in-house while local non-integrated service contractors focused on specific segments such as radio frequency engineering, site acquisition and tower construction. To meet those needs, independent operators have expanded into a number of associated network and communications site services, including the selection and acquisition of communications sites (including the resolution of zoning and permitting issues), the design of wireless and broadcast sites and networks, and the construction or supervision of construction of towers.

  Unlike the fragmented nature of the communications site business, customers in all segments of the wireless communications industry and the broadcast industry tend to be large, financially responsible national companies. As a consequence of the foregoing factors, as well as the lack of seasonality of the industry, the communications site industry is characterized by a predictable and recurring stream of income.

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

                      BUSINESS OF AMERICAN TOWER SYSTEMS

GENERAL

  American Tower Systems is a leading independent owner and operator of wireless communications towers in the U.S. with over 1,580 towers in 39 states and the District of Columbia, including approximately 510 towers managed for third party owners (of which approximately 255 are rooftop towers). Of such 1,580 towers, approximately 810 are presently operated by ATS (approximately 750 of which are owned by it and the balance of which are managed for others), and approximately 775 are presently operated by ATC (of which approximately 125 are managed for a third party; ATC is a party to agreements or letters of intent to acquire approximately 125 currently operating towers). In addition to such 1,580 towers, ATS and ATC have more than 90 and 50 towers, respectively, currently under construction. ATS rents tower space and provides related services to a diverse range of wireless communications service industries, including PCS, cellular, paging, SMR, ESMR and fixed microwave, as well as radio and television broadcasters. ATS has significant tower networks throughout the United States with its most significant networks in California, Florida and Texas, and owns and operates communications sites or is constructing networks of tower sites in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS' primary business is the leasing of antennae sites on multi-tenant towers and rooftops, primarily for its own towers and, to a lesser extent, for unaffiliated communications site owners. In support of its rental business, ATS also offers its customers network development services, including: site acquisition, zoning, antennae installation, site construction and network design. These services are offered on a time and materials or fixed fee basis or incorporated into build to suit construction contracts. American Tower Systems is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas. For the nine months ended September 30, 1997, giving effect to the ATS Pro Forma Transactions, ATS had revenues and EBITDA of $66.0 million and $30.4 million, respectively.

  On a pro forma basis, ATS' customers (which aggregate more than 2,390) include many of the major companies in the wireless communications industry, including: (i) cellular and PCS, including AT&T Corp. ("AT&T"), Bell Atlantic NYNEX Mobile ("Bell Atlantic Mobile"), BellSouth Mobility, Inc. ("BellSouth Mobility"), GTE Mobilnet of South Texas ("GTE Mobilnet"), Houston Cellular, Prime Co. ("Prime"), SBC Communications, Inc. ("SBC Communications"), Southern New England Telephone ("SNET"), Southwestern Bell Mobile Systems (operating as Cellular One) ("Southwestern Bell") and Sprint Corp. ("Sprint"); (ii) paging, including Arch Communications Group Inc. ("Arch"), Metrocall, Inc. ("Metrocall"), PageMart Inc. ("PageMart"), PageNet, Inc. ("PageNet") and Pittencrief Communications, Inc. ("Pittencrief Communications"); (iii) ESMR, including Nextel Communications, Inc. ("Nextel"); and (iv) the television and radio broadcasting industries including American Broadcasting Company ("ABC"), American Radio, CBS, Chancellor Media Corporation ("Chancellor Media"), Clear Channel Communications, Inc. ("Clear Channel"), Cable News Network ("CNN"), The Fox Network ("Fox"), Jacor Communications, Inc. ("Jacor") and the National Broadcasting Company ("NBC"). ATS' site acquisition activities, which affords the opportunity to provide additional services such as the construction and leasing of communications sites, are provided to Bell Atlantic Mobile, SNET and Southwestern Bell, and ATS has constructed or is constructing towers on a build to suit basis for companies such as Nextel, Omnipoint and Southwestern Bell. The principal users of ATS' video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and Home Box Office ("HBO"). While none of ATS' customers accounted for as much as 10% of its pro forma revenues for the nine months ended September 30, 1997, most of the named customers accounted for more than 1% of such revenues and each is considered by ATS to be an important customer.

  Giving effect to all ATS Pro Forma Transactions, management estimates that its site leasing activities, which it believes to generate the highest profit margin of its businesses, account for approximately 49% of such revenues, site acquisition activities (including construction for others) account for 31%, and the video, voice and

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

data transmission business accounts for 20%. However, in light of management's intention to focus on construction (build to suit) activities, which will increase the number of sites available for leasing, it believes that antennae site leasing is likely to grow at a more rapid rate than other aspects of ATS' business.

  ATS derives its revenue from various industry segments. The percentage of ATS' revenues derived from the various industry segments is approximately as follows: PCS--15%; Paging--24%; Cellular--12%; ESMR/SMR--12%; radio and television broadcasting--9%; Microwave--3%; private industrial users--3%; and Governmental and others--2%. The remaining approximately 20% of ATS' revenues are derived from its video, voice and data transmission customers which are primarily the major television networks, CNN and HBO. Management believes that the foregoing percentages are not necessarily indicative of future contributions likely to be made by the various aspects of its business or of the several different types of wireless providers, particularly in light of the anticipated growth of PCS and cellular compared to other wireless providers and management's intended focus on build to suit and other tower construction activities.

GROWTH STRATEGY

  ATS' objective is to maintain and extend its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. ATS' growth strategy includes:

    Internal Growth through Selling, Service and Capacity
  Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing towers through targeted sales and marketing techniques. Management believes that the key to the success of this strategy lies in its ability to develop and consistently deliver a high level of customer service, and to be widely recognized as a company that makes realistic commitments and then delivers on them. Since speed to market and reliable network performance are critical components to the success of wireless service providers, ATS' ability to assist its customers in meeting these criteria will ultimately define its marketing success and capacity utilization. ATS targets wireless providers that are expanding or improving their existing network infrastructure as well as those deploying new technologies. ATS focuses on building or acquiring towers engineered to hold as many tenants as possible and acquiring towers with underutilized capacity because the costs of operating a site are largely fixed, and increasing tower utilization results in significantly improved site operating margins. When a specific tower reaches full antennae attachment capacity, ATS is often able to construct an additional tower at the same location, thereby further leveraging its investment in land, related equipment and certain operating costs, such as taxes, utilities and telephone service.

    Growth by Construction (Build to Suit). ATS believes that attractive investment returns can be achieved by constructing new tower networks ("footprints") in and around markets in which it already has a presence, along major highways, and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants (in much the same manner as a shopping mall developer), ATS will seek to develop an overall master plan for a particular market by locating new sites in areas identified by its customers as optimal for their network expansion requirements (build to suit). ATS generally secures commitments for leasing prior to commencing construction, thereby minimizing, to some extent, the risks associated with the investment. See "Risk Factors--Risk Factors Relating to American Tower Systems--Construction of New Towers". In certain cases, ATS may identify and secure all zoning and other regulatory permits for a site in anticipation of customer demand, with actual construction being delayed until an anchor tenant is secured on reasonable terms. Strategic acquisitions will also be pursued as a means of filling out or, in certain cases, initiating, a tower network.

    American Tower Systems currently has under construction or plans to construct during 1998 (exclusive of those which ATC is constructing or plans to construct) approximately 300 towers (most of which are on a build to suit basis) at an estimated aggregate cost of approximately $60.0 million. In addition, ATS is actively competing for the opportunity to construct more than 200 towers in 1998 for an estimated cost of

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

  approximately $42.0 million, although there can be no assurance as to how many, if any, of such towers ATS will be engaged to construct. ATC has under construction or plans to construct during 1998 approximately 125 towers at an estimated aggregate cost of approximately $28.0 million.

    Because of the relatively attractive initial returns which can be achieved from new tower construction, and because ATS can design and build towers to specifications that assure ample future capacity and minimize the need for future capital expenditures, management intends to place a strong emphasis on new tower development for the foreseeable future. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time, management believes that more than half of its towers will result from new construction, with the substantial majority of these designed to serve the wireless communications industry.

    ATS believes that the ability to obtain, and commit to, large new construction (build to suit) projects will require significant financial resources. Management believes its reputation in the financial community, including among banks, investment banking firms, institutional investors and public investors, will attract such capital, on the favorable terms necessary to finance its growth, although there can be no assurance that funds will be available to ATS on such terms. Further, management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in implementing this aspect of its growth strategy.

    Growth by Acquisition. ATS intends to continue to target strategic acquisitions in markets or regions where it already owns towers as well as new markets, including possibly non-U.S. markets. ATS has achieved a leading industry position primarily through acquisitions. ATS will attempt to increase revenues and operating margins at acquired communications sites through expanded sales and marketing efforts, improved customer service, the elimination of redundant overhead and, in certain instances, increasing tower capacity. Acquisitions are evaluated using numerous criteria, including potential demand, tower location, tower height, existing capacity utilization, local competition, and local government restrictions on new tower development. ATS also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services. ATS may also pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

    While to date the majority of ATS' growth has resulted from acquisition activities, once the Recent Transactions are consummated management expects to shift ATS' emphasis more towards build to suit and new tower construction, where it believes investment returns are more attractive. It will, however, continue to evaluate numerous acquisition prospects, and expects to consummate selected acquisitions when the economics or fit are sufficiently attractive.

    Growth through the Negotiation of Lease Escalators. The value of a tower and its growth prospects are affected by the terms of the leases associated with it. Most leases have escalator provisions (annual automatic increases based on specified estimated cost measures or on increases in the consumer price index) that permit ATS to keep pace with inflation. While these provisions are not by themselves intended to be a primary source of growth, they provide a stable and predictable growth component which is then enhanced by increased tower utilization.

PRODUCTS AND SERVICES

  Leasing of Antennae Sites. ATS' primary business is the leasing of antennae sites on multi-tenant towers to companies in all segments of the wireless communications and broadcasting industries. ATS' communications site business (including that of ATC) consists of more than 1,580 towers in 39 states and in the District of Columbia, including approximately 510 towers managed for third party owners (of which approximately 255 are rooftop towers). Of such 1,580 towers, approximately 810 are presently operated by ATS (approximately 425 of which are owned by it and the balance of which are managed for others), and approximately 775 are presently operated by American Tower Corporation (of which approximately 125 are managed for a third party; ATC is a party to agreements or letters of intent to acquire approximately 125 currently operating towers). In addition to such 1,580 towers, ATS and ATC have more than 90 and 50 towers, respectively, currently under construction.

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

ATS rents tower space and provides related services for a diverse range of wireless communications industries, including: PCS, cellular, paging, SMR, ESMR, paging, fixed microwave, as well as radio and television broadcasters. ATS has significant networks of sites throughout the United States with its most significant clusters in California, Florida and Texas, and owns and operates communications sites or is constructing networks of tower sites in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Dallas, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Nashville, New York, Philadelphia, Sacramento, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

  ATS' leases, like most of those in the industry, generally vary depending upon the industry user, with television and radio broadcasters preferring long term leases (generally from 15 to 20 years), and wireless communications providers favoring somewhat shorter lease terms (generally from five to ten years), with multiple renewals at the option of the tenant. Leases contain escalator provisions based on the consumer price index or a predetermined minimum increase, and tend to be renewed due to the costs and disruption associated with reconfiguring a network or broadcast location. The number of antennae which ATS' towers can accommodate varies depending on the type of tower (broadcast or non-broadcast) and nature of the services provided by such antennae, although broadcasting towers generally are capable of holding more and larger antennae and serving more tenants than non-broadcasting towers. Annual rental payments vary considerably depending upon (i) the type of service being provided; (ii) the size of the line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the location on the tower; and (v) the competitive environment. Management believes that it is not possible to state with any degree of precision the vacancy or unused capacity of a "typical" tower, group of related towers or all of its towers for a variety of reasons, including, among others, the variations that occur depending on the types of antennae placed on the tower, the types of service being provided by the tower users, the type and location of the tower or towers, the ability to build other towers so as to configure a "footprint" of related towers, whether any of the users have imposed restrictions on competitive users, and whether there are any environmental, zoning or other restrictions on the number or type of users.

  Build to Suit Business. Historically, cellular and other wireless service providers have constructed a majority of towers for their own use, while usually outsourcing certain services such as site acquisition and construction management. More recently, however, service providers have expressed a growing interest in having independent companies own the towers on which they will secure space under long-term leases. Management believes this trend is the result of a need among such providers to preserve capital and to speed access to their markets, as they seek to focus their capital and operational resources primarily on activities that contribute to subscriber growth, such as marketing and distribution of products. ATS has positioned itself as an attractive choice for this build to suit opportunity. It has done so by acquiring and developing reputable site acquisition companies with established client relationships in both site acquisition and construction management, and by securing the financial resources necessary to participate in the build to suit arena on a substantial scale. Management believes companies that are able to demonstrate the ability to successfully locate, acquire, permit, finance and construct towers in a timely manner will be used by a significant number of wireless service providers on an expanded basis. ATS is currently engaged in build to suit efforts for a range of clients including Nextel, Omnipoint, Prime and Southwestern Bell.

  In most cases, well engineered and well located towers built to serve the specifications of an initial anchor tenant in the wireless communications sector will attract three or more additional wireless tenants over time, thereby increasing revenue and enhancing margins. ATS has had only limited experience, to date, with build to suit projects and those that it has completed and are operational have been on a much smaller scale than those on which it is now bidding or considering bidding. Management believes that ATS' favorable results (occupancy and financial) achieved on completed projects is not representative of the results likely to be achieved from the larger projects ATS is currently contemplating and, therefore, has not included information herein with respect to the typical vacancy rates or financial results that can be expected to be generated by such build to suit projects.

  Although build to suit projects involve at least one "anchor" tenant, there can be no assurance that a sufficient number of additional tenants will be secured for all or most of the towers to be constructed pursuant to such projects (particularly the larger ones such as the 600-tower project on which ATS is bidding as described elsewhere in this Prospectus), to ensure that such projects will be profitable. Moreover, ATS may find that one of the reasons that carriers are willing to permit ATS to build towers for them is that certain or many of such towers may be on sites that are either expensive or difficult to build on or that they are such that they are unlikely to attract a sufficient number of other tenants.

  Site Acquisition Business. The site selection and acquisition process begins with the network design. Highway corridors, population centers and topographical features are identified within the carrier's existing or proposed network, and drive tests are performed to monitor all PCS, cellular and ESMR frequencies to locate the systems then operating in that geographic area and identify where any holes in coverage may be. Based on this data, the carrier and ATS develop a "search ring", generally of one-mile radius, within which the site acquisition department identifies land available either for purchase or lease. ATS personnel select the most suitable sites, based on demographics, traffic patterns and signal characteristics. The site is then submitted to the local zoning/planning board for approval. If the site is approved, in certain instances ATS will supervise construction of the towers and other improvements on the various communications sites. ATS' site acquisition services are provided on a fixed fee or time and materials basis. Existing users of ATS' site acquisition business, include Bell Atlantic Mobile, SNET and Southwestern Bell. While ATS will continue to provide site acquisition services to those customers desiring them, it also intends to actively market its construction and leasing services as an extension of these services.

  Communications Site Management Business. ATS is a leading manager of communications sites, principally rooftop sites but also including ground towers, for other owners. A principal aspect of this business is the development of new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave, fiber optics, wireless cable, paging and rooftop infrastructure construction services. ATS currently manages more than 380 sites in 35 states, exclusive of the approximately 125 sites managed by ATC for a third party. Management contracts are generally for a period of five years and contain automatic five-year renewal periods unless terminated by either party on notice prior to such renewal term or upon an uncured default. Pursuant to these contracts, ATS is responsible for marketing antennae sites on the tower, reviewing existing and negotiating future license agreements with tenant users, managing and enforcing those agreements, supervising installation of equipment by tenants to ensure, among other things, non-interference with other users, supervising repairs and maintenance to the towers, as well as site billing, collections and contract administration. In addition, ATS handles all calls as well as questions regarding the site so that the building management team or owner is relieved of this responsibility. For such services, ATS is entitled to a percentage of lease payments, which is higher for new tenants than for existing tenants. Upon any termination of a contract, unless because of its default, ATS is entitled to its percentage with respect to then existing tenants so long as they remain tenants.

  Voice, Video and Data Transmission Business. ATS' voice, video and data transmission business is operated in the New York City to Washington, D.C. corridor and in Texas. ATS owns a teleport outside of New York City and has an agreement to acquire a teleport outside of Washington, D.C., and distributes video, voice and data over the New York to Washington D.C. corridor through a fiber and microwave network, including 13 towers. The New York teleport system is located on a 70-acre owned site which is zoned for 29 microwave dishes of which 22 are existing, thereby providing significant expansion capacity. The Washington teleport system is located in Northern Virginia, inside of the Washington Beltway, on ten acres and houses 40 antennae with the capacity for an additional ten antennae. The network includes both fiber and microwave channels, is used by all of the major television broadcast networks, and accesses all domestic and major international satellites in the operating region. The system is able to distribute voice, video and data through satellite or terrestrial distribution. The Texas systems consists of a teleport outside of Dallas that enables it to distribute video, voice and data from Dallas to Corpus Christi through a fiber and microwave network including 35 towers. This system includes 15 microwave dishes and covers the most populated area of Texas, servicing Austin, Corpus Christi, Dallas, Houston and San Antonio. The system connects to all major sports and convention venues, video companies and broadcast networks in those cities. The principal users of ATS' video, voice and data transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and HBO.

MANAGEMENT ORGANIZATION

  ATS is organized on a regional basis. Management believes that its regional operations centers should be capable of responding effectively to the opportunities and customer needs of its defined geographic area and that these operations centers should have skilled engineers, construction management and marketing personnel. Management also believes that over time enhanced customer service and greater operating efficiencies can be achieved by centralizing certain operating functions, including accounting and lease administration. Such centralization, when achieved, will enable key information about each site, tower lease and customer to become part of a centralized database, with communications links to regional operating centers.

  In conjunction with its acquisition of various companies, management believes it has obtained the services of key personnel with skills in areas such as engineering, site acquisition, construction management, tower operations, marketing, lease administration, and finance. However, as ATS seeks to expand its size and improve on the quality and consistency of service delivery, it believes it will need to supplement its current workforce in certain critical areas and intensify its dedication to customer service. Accordingly, management is actively recruiting key personnel to complete the staffing of its regional operations centers and to strengthen and deepen its corporate group. ATS focuses its efforts on recruiting people from the industry sectors it serves and in some instances recruiting skilled engineers, marketing and other personnel from outside the communications site, wireless communications and broadcasting industries.

HISTORY OF ATS

  In early 1995, Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of American Radio's management, recognized the opportunity in the communications site industry through ARS' ownership and operation of broadcast towers. ATS was formed in July 1995 to capitalize on this opportunity. During 1996, ATS' acquisition program was modest, entailing the acquisition of companies owning an aggregate of ten communications sites and managing approximately 250 sites for others, for an aggregate purchase price of approximately $21.0 million. During that year, however, ATS entered into several more significant acquisition agreements that were consummated in 1997.

RECENT TRANSACTIONS

  The following transactions constitute the Recent Transactions (of which only the Meridian Transaction, the Diablo Transaction, the MicroNet Transaction, the Tucson Transaction, the Gearon Transaction and the ATC Merger all are, together with the Tower Separation and the ATS Stock Purchase Agreement, included in the ATS Pro Forma Transactions).

  Consummated Acquisitions. Since January 1, 1997, ATS has consummated more than 15 acquisitions (including those agreed to in 1996) involving more than 525 sites (including sites on which towers are to be constructed), in a variety of regions for an aggregate purchase price of approximately $290.0 million, certain of which are described below.

  In May 1997, ATS consummated, among others, three acquisitions as follows:

  . the purchase for approximately $13.0 million of two related companies engaged in the site acquisition business for unaffiliated third parties in various locations in the United States;

  . the purchase for approximately $5.4 million of 21 tower sites, and a tower site management business, in Georgia, North Carolina and South Carolina. The acquisition agreement also provided for additional payments if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments are estimated to aggregate up to approximately $1.2 million; management believes that it is unlikely that any such arrangement will be entered into; and

  . the purchase of a 70% interest in a business that will initially own and operate communications towers that are to be constructed on 58 sites in northern California; the remaining 30% of the joint venture is owned by an unaffiliated party. ATS paid the other party approximately $0.8 million in cash for its 70% interest and is obligated to provide equity financing for the construction of those towers (estimated at approximately $5.0 million) as well as any others that the joint venture may construct.

  In July 1997, ATS consummated four unrelated acquisitions, including the purchase for approximately $33.5 million for 56 sites and a tower site management business in southern California (the "Meridian Transaction").

  In October 1997, ATS consummated two unrelated acquisitions as follows:

  . the purchase for approximately $45.0 million of 110 sites and a site management business primarily in northern California (the "Diablo Transaction"); and

  . the purchase for approximately $70.25 million of 128 owned or leased tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas. The acquisition also provided ATS with its video, voice and data transmission business (the "MicroNet
     Transaction").

  In January 1998, ATS consummated the acquisition of OPM-USA-INC. ("OPM"), a company which owned approximately 90 towers at the time of acquisition (the "OPM Transaction"). In addition, OPM is in the process of developing an additional approximately 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. ATS has also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million).

  In January 1998, ATS consummated the Gearon Transaction pursuant to which ATSI merged with a company engaged primarily in the site acquisition business for unaffiliated third parties that also owned or had under construction 40 tower sites. The merger price of approximately $80.0 million was paid by delivery of 5,333,333 shares of ATS Class A Common Stock, the payment of approximately $30.0 million in cash and assumed liabilities.

  In January 1998, ARS transferred to ATS 14 of the 16 communications sites currently used by American Radio and various third parties and ARS and ATS entered into leases or subleases of space on the towers transferred. The remaining two communications sites will be transferred and leases entered into following acquisition by ARS of the sites from third parties. See "The Merger and Tower Separation--Lease Arrangements".

  In January 1998, ATS consummated the purchase of a communications site with six towers in Tucson, Arizona (the "Tucson Transaction") for approximately $12.0 million.

  In February 1998, ATS acquired 11 communications tower sites in northern California for approximately $11.8 million.

  Pending Acquisitions. In January 1998, ATS entered into an agreement to purchase the assets relating to a teleport serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres. Consummation of the transaction, which is subject to certain conditions, including receipt of FCC approvals and the expiration or earlier termination of the HSR Act waiting period, is expected to occur in the first half of 1998.

  ATC Merger. On December 12, 1997, ATS entered into the ATC Merger Agreement pursuant to which ATC will merge with and into ATS which will be the surviving corporation. Pursuant to the ATC Merger, ATS will issue an aggregate of approximately 31.1 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which, to the extent they are outstanding as of the effectiveness of the ATC Merger, will become options to acquire ATS Class A Common Stock). The

31.1 million shares of ATS Class A Common Stock will represent 35% of the aggregate number of shares of ATS Common Stock which would be outstanding on a pro forma basis, assuming consummation of the ATC Merger, the Merger, the exercise of all ATS and ATC stock options currently proposed to be outstanding and the conversion of all ARS Convertible Preferred Stock. See "The ATC Merger".

  Other Transactions. ATS is negotiating and intends to pursue the acquisition of other communications sites and management and related businesses on a selective basis, although there are no definitive binding agreements with respect to any material transaction except as referred to above, and, accordingly, such transactions are not included in Recent Transactions. Neither the Recent Transactions nor any such acquisitions (unless they could delay consummation of the Merger for a period of more than 15 business days) will require the consent of CBS under the provisions of the Merger Agreement, although certain regulatory approvals may be required.

  ATS Stock Purchase Agreement. In January 1998, American Tower Systems consummated the transactions contemplated by the ATS Stock Purchase Agreement, dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates, members of their families or family trusts), pursuant to which those persons purchased 8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. See "The Merger and Tower Separation--ATS Stock Purchase Agreement".

SALES AND MARKETING

  American Tower Systems' sales and marketing personnel target wireless carriers expanding their network capabilities as well as carriers entering new markets. ATS attempts to minimize hurdles to purchasing decisions by offering master license agreements which correspond to the internal requirements of wireless operators. ATS also offers standardized system pricing in areas in which it operates tower networks which enable potential customers to obtain pricing information for an entire service area rather than on a tower-by-tower basis. ATS believes customer satisfaction is the key to successful marketing and that referrals from its current customers are a primary source of new customers.

REGULATORY MATTERS

  Federal Regulations. Both the FCC and the FAA regulate towers used for wireless communications transmitters and receivers and radio and television transmitters. Such regulations control the siting, lighting, marking and maintenance of towers and may, depending on the characteristics of the tower, require registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the regulation of the particular frequency used. In addition, the FCC also separately licenses and regulates television and radio broadcast stations operating on towers. Most proposals to construct new antenna structures or to modify existing antenna structures are reviewed by both the FCC and the FAA to ensure that a structure will not present a hazard to aircraft. Tower owners also may bear the responsibility for notifying the FAA of any tower lighting failures. ATS generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  The introduction and development of digital television also may affect ATS and some of its largest customers. In addition, the structural and power requirements for DTV transmission facilities may necessitate the relocation of many currently co-located FM antennae. The construction and reconstruction of this substantial number of antenna structures presents a potentially significant state and local regulatory obstacle to the communications site industry. As a result, the FCC has solicited comments on whether, and in what circumstances, the FCC should preempt state and local zoning and land use laws and ordinances regulating the placement and construction of communications sites. There can be no assurance as to whether or when any such federal preemptive regulations may be promulgated or, if adopted, what form they might take, whether they would be more or less restrictive than existing state regulation, or whether the constitutionality of such regulation, if challenged, would be upheld.

  Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting ATS' ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. There can be no assurance that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase such delays or result in additional costs to ATS. Such factors could have a material adverse effect on ATS' financial condition or results of operations.

ENVIRONMENTAL MATTERS

  Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with its former and current ownership or operation of its properties, ATS may be potentially liable for environmental costs such as those discussed above.

  ATS believes it is in compliance in all material respects with all applicable material environmental laws. ATS has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous substances or wastes or material environmental laws. However, no assurance can be given (i) that there are no undetected environmental conditions for which ATS might be liable in the future or (ii) that future regulatory action, as well as compliance with future environmental laws, will not require ATS to incur costs that could have a material adverse effect on ATS' financial condition and results of operations.

COMPETITION

  ATS' competes for antennae site customers with wireless carriers that own and operate their own tower networks and lease tower space to other carriers, site development companies that acquire space on existing towers for wireless providers and manage new tower construction, other national independent tower companies and traditional local independent tower operators. Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial resources than ATS. ATS believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting owners, operators and managers of communications sites.

  ATS competes for acquisition and new tower construction site opportunities with wireless service providers, site developers and other independent tower operating companies, as well as financial institutions. ATS believes that competition for acquisitions and tower construction sites will increase and that additional competitors will enter the tower market, certain of which may have greater financial resources than ATS.

PROPERTIES

  ATS' interests in its communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, and easements, licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three to five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have twenty (20) to twenty-five (25) year terms, with three five-year renewals, or are for five-year terms with automatic renewals unless ATS otherwise specifies. Some land leases provide "trade-out" arrangements whereby ATS allows the landlord to use tower space in lieu of paying all or part of the land rent. As of September 30, 1997, giving effect as of such date to the Recent Transactions, ATS had more than 1,000 land leases. Pursuant to the Tower Loan Agreement, the senior lenders have liens on substantially all of the fee interests, leasehold interests and other assets of the Tower Operating Subsidiary which owns, directly or, in certain cases, through subsidiaries all of the assets of the consolidated group.

LEGAL PROCEEDINGS

  ATS is occasionally involved in legal proceedings that arise in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on ATS' financial condition or results of operations.

EMPLOYEES

  As of January 1, 1998, ATS employed approximately 140 full time individuals and considers its employee relations to be satisfactory. Such number does not include employees of companies included in Recent Transactions which had not then been consummated (such as ATC, Gearon and OPM) or members of the corporate administrative staff of ARS that may be employed by ATS upon consummation of the Merger. ATS estimates that on a pro forma basis, giving effect to consummation of all of the Recent Transactions and the Merger, it will have approximately 450 full time employees.

                     MANAGEMENT OF AMERICAN TOWER SYSTEMS

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning the executive officers and directors of American Tower Systems:

            NAME            AGE                          POSITIONS
            ----            --- ------------------------------------------------------------
  Steven B. Dodge(1)......   52 Chairman of the Board, President and Chief Executive Officer
  Alan L. Box.............   46 Chief Operating Officer and Director
  Arnold L.
   Chavkin(1)(2)(3).......   46 Director
  James S. Eisenstein.....   39 Executive Vice President--Corporate Development
  J. Michael Gearon, Jr...   32 Executive Vice President and Director
  *Fred R. Lummis.........   44 Director
  *Randall Mays...........   32 Director
  Thomas H.
   Stoner(1)(2)(3)........   63 Director
  Joseph L. Winn..........   46 Treasurer, Chief Financial Officer and Director

--------
*   Director nominee, conditioned on the ATC Merger being consummated.
(1) Member of the Executive Committee; Mr. Stoner is the Chairman of the Executive Committee.
(2) Member of the Audit Committee; Mr. Chavkin is the Chairman of the Audit Committee.
(3) Member of the Compensation Committee; Mr. Stoner is the Chairman of the Compensation Committee.

  As of the consummation of the Merger (or the earlier consummation of the Tower Merger), the ATS Board will be expanded to include two "independent" directors. Although management has had discussions with certain persons concerning their willingness to serve as "independent" directors, no decisions or commitments have been made with respect to filling those positions. The two "independent" directors will be elected annually, commencing in the year following consummation of the Merger (or the earlier consummation of the Tower Merger), by the holders of ATS Class A Common Stock, voting as a separate class. All directors hold office until the annual meeting of the stockholders of ATS next following their election or until their successors are elected and qualified. Each executive officer is appointed annually and serves at the discretion of the ATS Board.

  As a condition to the consummation of the ATC Merger, two nominees of ATC, Fred R. Lummis, Chairman of the Board, President and Chief Executive Officer of ATC, and Randall Mays, the Chief Financial Officer and Executive Vice President of Clear Channel, one of the principal stockholders of ATC, will be elected as directors of ATS, and Mr. Winn will resign as a director of ATS.

  Steven B. Dodge is the Chairman, President and Chief Executive Officer of American Tower Systems. Mr. Dodge is also the Chairman of the Board, President and Chief Executive Officer of ARS, a position he has occupied since its founding on November 1, 1993. ARS completed its initial public offering in June 1995 at $16.50 per share of ARS Class A Common Stock. Mr. Dodge was the founder in 1988 of Atlantic Radio, L.P. ("Atlantic") which was one of the predecessor entities of American Radio. Prior to forming Atlantic, Mr. Dodge served as Chairman and Chief Executive Officer of American Cablesystems Corporation ("American Cablesystems"), a cable television company he founded in 1978 and operated as a privately-held company until 1986 when it completed a public offering in which its stock was priced at $14.50 per share. American Cablesystems was merged into Continental Cablevision, Inc. in 1988 in a transaction valued at more than $750 million, or $46.50 per share. Mr. Dodge also serves as a director of American Media, Inc., the National Association of Broadcasters (the "NAB").

  Alan L. Box is the Chief Operating Officer and a director of American Tower Systems. Mr. Box also has been Executive Vice President of ARS since April, 1997. Prior to that date, Mr. Box was employed by EZ Communications, Inc. ("EZ"), starting in 1974 as the General Manager of EZ's Washington, D.C. area radio station. He became Executive Vice President and General Manager and a director of EZ in 1979, President of

EZ in 1985 and Chief Executive Officer of EZ in 1995. He serves as a director of the George Mason Bankshares, Inc. and the George Mason Bank.

  Mr. Chavkin is the Chairman of the Audit Committee of the Board of American Tower Systems. Mr. Chavkin has been the Chairman of the Audit Committee of the Board of American Radio since its founding. Mr. Chavkin is a general partner of Chase Capital Partners ("CCP"), previously known as Chemical Venture Partners ("CVP"), which is a general partner of Chase Equity Associates ("CEA"), one of American Radio's shareholders, and previously a principal shareholder of Multi Market Communications, Inc. ("Multi-Market"), one of the predecessors of American Radio. Mr. Chavkin has been a General Partner of CCP and CVP since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Mr. Chavkin is also a director of R&B Falcon Drilling Company, Bell Sports Corporation, and Wireless One, Inc. Prior to joining Chemical Investments, Inc., Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years. For the information with respect to the interests of an affiliate of Mr. Chavkin, CCP and CEA in ATC, see "The ATC Merger" above and "Principal Stockholders of American Tower Corporation" in Appendix V.

  James S. Eisenstein is the Executive Vice President--Corporate Development of American Tower Systems. Mr. Eisenstein has overall responsibility for seeking out acquisition and development opportunities for ATS. Mr. Eisenstein helped form ATS in the summer of 1995. He was previously Chief Operating Officer for Amaturo Group Ltd., a broadcast company operating eleven radio stations and four broadcasting towers from 1990 to 1995, several of which were purchased by American Radio. Mr. Eisenstein was also General Corporate Counsel of Home Shopping Network from 1988 to 1990, an Associate with Skadden, Arps, Slate, Meagher and Flom from 1985 to 1988 and an Associate with Vinson and Elkins from 1983 to 1985. He has extensive experience in structuring acquisitions and the operation and management of broadcasting and tower businesses.

  Mr. Gearon was the principal stockholder and Chief Executive Officer of Gearon & Co., Inc., a position he held since September 1991. As a condition to consummation of the Gearon Transaction, Mr. Gearon was elected an Executive Vice President and a director of ATS and the Chief Executive Officer of the site acquisition business of ATS. See "Business of American Tower Systems-- Recent Transactions".

  Fred R. Lummis has served as Chairman, Chief Executive Officer and President of ATC since its organization in October 1994. Mr. Lummis has been the President of Summit Capital, a private investment firm, since 1990. Mr. Lummis served as Senior Vice President of Duncan, Cook & Co., a private investment firm, from 1986 to 1990 and as Vice President of Texas Commerce Bank Inc. from 1978 to 1986. Mr. Lummis currently serves on the board of several private companies and is a trustee of the Baylor College of Medicine.

  Randall Mays has served as Chief Financial Officer and Executive Vice President of Clear Channel since February 1997, prior to which he had served as a Vice President and Treasurer since joining Clear Channel in 1993. Prior to joining Clear Channel, he was an associate at Goldman Sachs & Co.

  Mr. Stoner is the Chairman of the Executive Committee and the Compensation Committee of the Board of American Tower Systems. Mr. Stoner has been the Chairman of the Executive Committee and the Compensation Committee of the Board of American Radio since its founding. Mr. Stoner founded Stoner Broadcasting Systems, Inc. ("Stoner") in 1965. Stoner, which was one of the predecessors of American Radio, operated radio stations for over 25 years in large, medium and small markets. Mr. Stoner is a director of Gaylord Container Corporation, a trustee of Chesapeake Bay Foundation.

  Joseph L. Winn is the Chief Financial Officer, Treasurer and a director of American Tower Systems. Mr. Winn is also Treasurer, Chief Financial Officer and has been a director of ARS since its founding. In addition to serving as Chief Financial Officer of American, Mr. Winn was Co-Chief Operating Officer responsible for Boston operations until May 1994. Mr. Winn served as Chief Financial Officer and a director of the general partner of Atlantic after its organization. He also served as Executive Vice President of the general partner of Atlantic from its organization until June 1992, and as its President from June 1992 until the organization of ARS.

Prior to joining Atlantic, Mr. Winn served as Senior Vice President and Corporate Controller of American Cablesystems after joining that company in 1983.

EXECUTIVE COMPENSATION

  All of the executive officers of American Tower Systems are employees of and have been paid by ARS (or, in the case of Mr. Box, by EZ prior to the EZ Merger and in the case of Mr. Gearon, by Gearon prior to consummation of the Gearon Transaction) since the organization of ATS in 1995. During that period the highest paid executive officers, other than Mr. Dodge, who are employees of ATS, were Messrs. Box, Winn and Eisenstein. The compensation of each of those individuals (other than Mr. Eisenstein) was principally for acting as an executive officer of American Radio (or, in the case of Mr. Box, EZ prior to the EZ Merger) and, accordingly, information provided with respect to their executive compensation represents compensation paid by ARS (with the exception of Mr. Eisenstein).

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                               -------------------------------- ------------------------------
        NAME AND                                   OTHER ANNUAL SHARES UNDERLYING  ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY(3)    BONUS  COMPENSATION      OPTIONS      COMPENSATION
   ------------------     ---- ---------    ------ ------------ ----------------- ------------
Steven B. Dodge(1)(2).... 1995 $252,625        --      --                --             --
  Chairman of the Board,  1996 $297,250     50,000     --             40,000          4,910(4)
  President and Chief     1997 $502,338        --      --            100,000          1,716(4)
  Executive Officer
Joseph L. Winn(1)(2)..... 1995 $227,859        --      --             65,000            --
  Treasurer and Chief     1996 $257,250     42,500     --             20,000         11,456(5)
  Financial Officer       1997 $352,329     40,000     --             35,000         12,876(5)
Alan L. Box(1)(2)........ 1997 $264,400(6)     --      --            100,000          1,216(7)
  Chief Operating Officer
James S. Eisenstein(2)... 1995 $ 62,109        --      --             40,000(8)       5,260(9)
  Executive Vice Presi-
   dent--                 1996 $167,250     19,000     --            200,000(10)      8,669(9)
  Corporate Development   1997 $212,367        --      --             20,000(10)     12,656(9)

--------
 (1) Represents both annual and long-term compensation paid by ARS.
 (2) The Compensation Committee of ATS has approved annual base salaries for 1998 for Mr. Dodge, and each of such four executive officers, at the following rates: Mr. Dodge: $250,000; Mr. Box: $225,000; Mr. Eisenstein $200,000; Mr. Gearon: $200,000; and Mr. Winn: $225,000. Such salaries will commence (in the case of all such officers other than Mr. Gearon) with the Tower Separation, prior to which such individuals will have been paid by ARS at their present compensation rates.
 (3) Includes American Radio's matching 401(k) plan contributions.
 (4) Includes group term life insurance and parking expenses paid by ARS.
 (5) Includes group term life insurance, automobile lease and parking expenses paid by ARS.
 (6) Includes $87,500 paid by ATS commencing October 1, 1997.
 (7) Includes group term life insurance paid by ARS.
 (8) Represents options to purchase shares of ARS Class A Common Stock granted pursuant to the ARS stock option plan.
 (9) Includes group term life insurance and automobile expenses paid by ATS.
(10) Represents options to purchase shares of common stock of ATSI granted pursuant to the ATSI Plan.

DIRECTOR COMPENSATION

  As of the consummation of the Merger, the ATS Board will be expanded to include two independent directors. Such independent directors will be granted options to purchase 25,000 shares of common stock, which will be exercisable in 20% cumulative annual increments commencing one year from the date of grant and will expire at the end of ten years. The outside directors will also receive fees of $3,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended held apart from a board meeting and will be reimbursed for expenses.

STOCK OPTION INFORMATION

  Effective November 5, 1997, ATS instituted the 1997 Stock Option Plan (the "Plan"), which is administered by the Compensation Committee of the ATS Board. The Plan was designed to encourage directors, consultants and key employees of American Tower Systems and its subsidiaries to continue their association with ATS by providing opportunities for such persons to participate in the ownership of American Tower Systems and in its future growth through the granting of stock options, which may be options designed to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code, or options not intended to qualify for any special tax treatment under the Code ("NQOs"). The Plan provides that ATS may not grant options to purchase more than 5,000,000 shares per year per participant.

  The duration of the ISOs and NQOs granted under the Plan may be specified by the Compensation Committee pursuant to each respective option agreement, but in no event can any such option be exercisable after the expiration of ten
(10) years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than ten percent of the total combined voting power of all classes of stock of ATS, no ISO shall be exercisable after the expiration of five (5) years from the date such option is granted. The option pool under the Plan consists of an aggregate of 10,000,000 shares of ATS Common Stock, which may consist of shares of ATS Class A Common Stock, shares of ATS Class B Common Stock or some combination thereof. It is a condition to consummation of the ATC Merger that all future grants of options under the Plan must be to purchase shares of ATS Class A Common Stock.

  In July 1996, ATSI adopted its 1996 Stock Option Plan (the "ATSI Plan") and, pursuant thereto, options were granted to various officers of ATSI (the "ATSI Options"). In connection with the Merger, those options to purchase the common stock of ATSI will be converted into options to acquire shares of ATS Class A Common Stock (the "ATS Options"). In addition, each option to purchase shares of ARS Common Stock (the "ARS Options") may be exchanged for ATS Options. Both the ATSI Options and the ARS Options may be exchanged in a manner that will preserve the spread in such ARS Options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder. See "The Merger and Tower Separation-- Certain Other Covenants--ARS Options".

  During the year ended December 31, 1997 the only options granted pursuant to the ATSI Plan to the individuals referred to in "--Executive Compensation" above were to Mr. Eisenstein.

                       OPTION GRANTS IN FISCAL YEAR 1997
                               INDIVIDUAL GRANTS

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                            ANNUAL RATES OF
                                          NUMBER OF                           STOCK PRICE
                                          SHARES OF                           APPRECIATION
                                          UNDERLYING EXERCISE             FOR OPTION TERMS(b)
                                           OPTIONS     PRICE   EXPIRATION --------------------
       NAME                               GRANTED(A) PER SHARE    DATE       5%        10%
       ----                               ---------- --------- ---------- --------- ----------
James S. Eisenstein.....................    27,732     $5.41     1/2/07   $94,353   $  239,109

--------
(a) Assuming the exchange of ATSI Option to purchase 20,000 shares at $7.50 per share for ATS Options.
(b) The potential realizable value at assumed annual rates of stock price appreciation for the option term of 5% and 10% would be $94,353 and $239,109, respectively. A 5% and 10% per year appreciation in stock price from $5.41 per share yields appreciation of $3.40 per share and $8.62 per share, respectively. The actual value, if any, Mr. Eisenstein may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

  The only unexercised options granted pursuant to the ATSI Plan to the individuals referred to in the "--Executive Compensation" above were to Mr. Eisenstein.

                                                           VALUE OF UNEXERCISED
                            NUMBER OF UNEXERCISED              IN-THE-MONEY
          NAME           OPTIONS AT DECEMBER 31, 1997 OPTIONS AT DECEMBER 31, 1997(b)
          ----           ---------------------------- ---------------------------------
                         EXERCISABLE(a) UNEXERCISABLE  EXERCISABLE      UNEXERCISABLE
                         -------------- ------------- --------------   ----------------
James S. Eisenstein.....    116,472        188,576           $734,278         $1,165,061

--------
(a) In 1996 Mr. Eisenstein was granted options pursuant to the ATSI Plan for an aggregate of 200,000 shares at $5.00 per share. Such options became exercisable to the extent of 80,000 shares on July 1, 1997 and become exercisable in 20% cumulative annual increments commencing on July 1, 1998, and expire September 9, 2006. Assuming the exchange of ATSI Options for ATS Options, Mr. Eisenstein will have options to purchase 277,316 shares of ATS Class A Common Stock at $3.61 per share, of which 110,926 shares will be exercisable. An additional ten-year option to purchase 20,000 shares of common stock of ATSI at $7.50 per share was granted to Mr. Eisenstein on January 2, 1997. Assuming the exchange of ATSI Options for ATS Options, this option will convert into options to purchase 27,732 of shares of ATS Class A Common Stock at $5.41 per share, of which 5,546 shares will be exercisable.
(b) The value of unexercised in-the-money options of Mr. Eisenstein at December 31, 1997, based on an assumed price of $10.00 per share was $1,899,339.

  In January 1998, the ATS Compensation Committee granted options to purchase shares of ATS Common Stock to the executive officers of ATS in the amounts shown (which will be increased by subsequent grants, contingent upon consummation of the ATC Merger, as shown in parenthesis). All existing options have an exercise price of $10.00, the price at which shares of ATS Common Stock were sold pursuant to the ATS Stock Purchase Agreement, are to purchase ATS Class A Common Stock (ATS Class B Common Stock in the case of Mr. Dodge's option to purchase 1,700,000 shares) and become exercisable in 20% cumulative annual increments commencing one year from the grant dates): Mr. Dodge-- 1,700,000 shares (an additional 1,300,000 shares); Mr. Box--120,000 shares (an additional 80,000 shares); Mr. Eisenstein--28,000 shares (an additional 22,000 shares); and Mr. Winn--275,000 shares (an additional 210,000 shares). Pursuant to options granted as a condition to consummation of the Gearon Transaction, Mr. Gearon received an option to purchase 234,451 shares of ATS Class A Common Stock at $13.00 per share, which also becomes exercisable in 20% cumulative annual increments.

  The information set forth above does not include ARS Options held by Messrs. Dodge, Box, Eisenstein and Winn which, as explained elsewhere in this Prospectus, may be converted into options to purchase ATS Common Stock at the election of the optionee. Such individuals have indicated that they intend to elect to convert their ARS Options as follows: Mr. Dodge--290,000 shares; Mr. Box--options to purchase 100,000 shares; Mr. Eisenstein--options to purchase 40,000 shares; and Mr. Winn--options to purchase 285,000 shares; however, such indications are not binding on such individuals and they will not be required to make a definitive election until shortly before the consummation of the Tower Separation. See "The Merger and Tower Separation--Certain Covenants--ARS Options" and "Principal Stockholders of American Tower Systems".

               PRINCIPAL STOCKHOLDERS OF AMERICAN TOWER SYSTEMS

  The following table sets forth certain information known to ATS as of February 1, 1998, with respect to the shares of ATS Common Stock that will be beneficially owned after the Tower Separation, based on the ARS Common Stock (and, in certain cases, ATS Common Stock) beneficially owned as of such date by (i) each person known by American Radio to own more than 5% of the outstanding ARS Common Stock, (ii) each director of American Tower Systems,
(iii) each executive officer of American Tower Systems, and (iv) all directors and executive officers of American Tower Systems as a group. The table also sets forth information of a comparable nature giving effect, in addition to the foregoing, to the consummation of the ATC Merger. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of February 1, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of ATS Common Stock listed as owned by such person or entity. For information with respect to ownership of ARS Common Stock, see "Principal Stockholders of American Radio" in Appendix I.

                           SHARES OF ATS COMMON STOCK BENEFICIALLY OWNED(1)      AFTER ATC MERGER
                          -------------------------------------------------- -------------------------
                                     PERCENT PERCENT PERCENT OF  PERCENT OF                PERCENT OF
                                       OF      OF      COMMON   TOTAL VOTING  PERCENT OF  TOTAL VOTING
                            NUMBER   CLASS A CLASS B   STOCK       POWER     COMMON STOCK    POWER
                          ---------- ------- ------- ---------- ------------ ------------ ------------
DIRECTORS AND EXECUTIVE
 OFFICERS
Steven B. Dodge(2)......   6,842,346    *     69.35    13.90       50.60         8.66        41.36
Thomas H. Stoner(3).....   1,628,817    *     17.32     3.35       12.41         2.08        10.05
Alan L. Box(4)..........     848,428   2.34    --       1.75         *           1.08          *
James S. Eisenstein(5)..     227,872    *         *      *           *            *            *
J. Michael Gearon,
 Jr.(6).................   4,711,113  13.01    --       9.70        3.72         6.01         3.01
Joseph L. Winn(7).......     987,448    *      9.76     1.99        7.17         1.25         5.88
Arnold L. Chavkin
 (CEA)(2)...............   3,327,829    *      --       6.85         *          12.83         4.32
All executive officers
 and directors as a
 group
 (7 persons)(9).........  18,573,854  16.26   86.96    36.84       69.11        45.16        67.35
DIRECTOR NOMINEES
Fred R. Lummis(10)......      --       --      --        --          --           +            +
Randall Mays (Clear
 Channel)(11)...........      --       --      --        --          --           +            +
FIVE PERCENT STOCKHOLD-
 ERS
Baron Capital Group,
 Inc.(12)...............   5,620,000  15.15    --      11.58        4.44         7.17         3.59
Wellington Management
 Company LLP(13)........   1,929,676   5.33    --       3.97        1.52         2.46         1.23
Massachusetts Financial
 Services Company(14)...   2,741,774   7.57    --       5.65        2.17         3.50         1.75
Lehman Brothers Holding
 Inc.(15)...............   2,050,000   5.66    --       4.22        1.62         2.62         1.31
Arthur C. Kellar(16)....   2,473,257   6.83    --       5.09        1.95         3.16         1.58
Charlton H.
 Buckley(17)............   2,116,957   5.84    --       4.36        1.67         2.70         1.35

--------
  *  Less than 1%.

  + For information regarding the pro forma beneficial ownership of Messrs. Lummis and Mays, see Notes 10 and 11.
 (1) The number of shares of ATS Common Stock that each person or entity will beneficially own immediately after the Tower Separation has been calculated assuming that all of the ARS Options held by the directors and executive officers of ATS (other than ARS Options to purchase an aggregate of 84,010 shares of ARS Common Stock held by Mr. Box) will have been exchanged for ATS Options, and that none of the other employees of ATS entitled to exchange ARS Options for ATS Options exercise such privilege. For purposes of determining such exchanges, which will be made with respect to an aggregate of 803,916 shares of ARS Common Stock, the relative values of ARS Common Stock and ATS Common Stock have been assumed to be $54.00 and $10.00, respectively. See "Management of American Tower Systems--Stock Option Information" and "The Merger and Tower Separation--Certain Other Covenants--ARS Options". To the extent ARS Options are not exercised or exchanged or have not expired prior to the

     Effective Time, the holders thereof will receive, in the Merger, a number of shares of ATS Common Stock equal to the number of shares of ARS Common Stock covered by such options.
 (2) Mr. Dodge is Chairman of the Board, President and Chief Executive Officer of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 75,950 shares of ATS Class A Common Stock owned by Mr. Dodge. Does not include an aggregate of 885,600 shares of ATS Class B Common Stock purchasable under ATS Options to be received in exchange for ARS Options; includes an aggregate of 680,400 shares of ATS Class B Common Stock as to which such options will be exercisable. Includes an aggregate of 25,050 shares of ATS Class A Common Stock and 20,832 shares of ATS Class B Common Stock owned by three trusts for the benefit of Mr. Dodge's children and 3,000 shares of ATS Class A Common Stock owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. Does not include an aggregate of 1,566,000 shares of ATS Class B Common Stock purchasable under options granted on January 8, 1998 to Mr. Dodge under the Plan and 170 shares of ATS Class A Common Stock held by Thomas S. Dodge, an adult child of Mr. Dodge, with respect to which Mr. Dodge disclaims beneficial ownership.
 (3) Mr. Stoner is Chairman of the Executive Committee of the ATS Board. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 21,600 shares of ATS Class A Common Stock purchasable under an ATS Option to be received in exchange for an ARS Option; includes 5,400 shares of ATS Class A Common Stock as to which such option will be exercisable. Includes 1,094,158 shares of ATS Class B Common Stock owned by Mr. Stoner, 46,311 shares of ATS Class B Common Stock owned by his wife and an aggregate of 424,448 shares of ATS Class B Common Stock and 58,500 shares of ATS Class A Common Stock owned by trusts of which he and/or certain other persons are trustees. Mr. Stoner disclaims beneficial ownership of 242,128 shares of ATS Class B Common Stock and 58,500 shares of ATS Class A Common Stock owned by such trusts. Does not include 61,454 shares of ATS Class B Common Stock and 100,675 shares of ATS Class A Common Stock owned by Mr. Stoner's adult children.
 (4) Mr. Box is a director and Chief Operating Officer of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 846,358 shares of ATS Class A Common Stock owned by Mr. Box and 2,070 shares of ATS Class A Common Stock owned by two trusts for the benefit of Mr. Box's children. Does not include an aggregate of 540,000 shares of ATS Class A Common Stock purchasable under ATS Options to be received in exchange for ARS Options. Does not include an aggregate of 120,000 shares of ATS Class A Common Stock purchasable under options granted on January 8, 1998 to Mr. Box under the Plan.
 (5) Mr. Eisenstein is Executive Vice President-Corporate Development of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 25,000 shares of ATS Class A Common Stock owned by Mr. Eisenstein. Does not include an aggregate of 129,600 shares of ATS Class B Common Stock purchasable under ATS Options to be received in exchange for ARS Options; includes an aggregate of 86,400 shares of ATS Class B Common Stock as to which such options will be exercisable. Does not include an aggregate of 188,576 shares of ATS Class A Common Stock purchasable under options originally granted by Tower Operating Subsidiary which will become options to purchase ATS Class A Common Stock pursuant to the transactions contemplated by the Merger; includes an aggregate of 116,472 shares of ATS Class A Common Stock as to which such options will be exercisable. Does not include an aggregate of 28,000 shares of ATS Class A Common Stock purchasable under options granted on January 8, 1998 to Mr. Eisenstein under the Plan.
 (6) Mr. Gearon is an Executive Vice President and director of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 4,240,002 shares of ATS Class A Common Stock owned by
     Mr. Gearon and 471,111 shares of ATS Class A Common Stock held by a trust for the benefit of Mr. Gearon's son of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust. Does not include an aggregate of 234,451 shares of ATS Class A Common Stock purchasable under options granted on January 22, 1998 to Mr. Gearon under the Plan.
 (7) Mr. Winn is a director, Treasurer and Chief Financial Officer of American Tower Systems. Pursuant to the ATC Merger Agreement, Mr. Winn has agreed to resign as a director upon the election of the ATC director nominees. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of

    ATS Class A Common Stock and 7,948 shares of ATS Class B Common Stock owned individually by Mr. Winn and 100 shares of ATS Class A Common Stock held for the benefit of his children. Does not include an aggregate of 499,738 shares of ATS Class B Common Stock and 34,862 shares of ATS Class A Common Stock purchasable under ATS Options to be received in exchange for ARS Options; includes an aggregate of 968,684 shares of ATS Class B Common Stock and 8,716 shares of ATS Class A Common Stock as to which such options will be exercisable. Does not include an aggregate of 275,000 shares of ATS Class A Common Stock purchasable under options granted on January 8, 1998 to Mr. Winn under the Plan.
 (8) Mr. Chavkin is a director of American Tower Systems. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Chavkin, as a general partner of CCP, which is the general partner of CEA may be deemed to own beneficially shares held by CEA and Chase Manhattan Capital Corporation ("Chase Capital"), an affiliate of Mr. Chavkin. Giving effect to the Tower Separation, CEA would own 26,911 shares of ATS Class A Common Stock and 3,295,518 shares of ATS Class C Common Stock. Giving effect to the ATC Merger, Chase Capital would own 5,379,160 shares of ATS Class A Common Stock and Archery Partners, an affiliate of Chase Capital, would own 1,345,024 shares of ATS Class A Common Stock. Mr. Chavkin disclaims such beneficial ownership of such shares. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017. Does not include 21,600 shares of ATS Class A Common Stock purchasable under an ATS Option to be received in exchange for an ARS Option; includes 5,400 shares of ATS Class A Common Stock as to which such option will be exercisable. For information with respect to the ownership of shares of ATC Common Stock by Chase Capital and Archery Partners, see "Principal Stockholders of American Tower Corporation" in Appendix V.
 (9) Includes all shares stated to be owned in the preceding notes and, in the case of the post-ATC Merger information, that set forth in notes (10) and
     (11) following.
(10) Mr. Lummis is the Chairman, Chief Executive Officer and President of ATC. His address is 3411 Richmond Avenue, Suite 400, Houston, Texas, 77046. Mr. Lummis beneficially owns 7,155 shares of ATC Common Stock. Giving effect to the ATC Merger, Mr. Lummis would own 1,874,066 shares of ATS Class A Common Stock representing 2.81%, 2.37% and 1.19% of the pro forma ATS Class A Common Stock, ATS Common Stock and Voting Power, respectively. Includes 14,944 shares of ATS Class A Common Stock that will be owned by Mr. Lummis, an aggregate of 265,020 shares of ATS Class A Common Stock owned by trusts of which he is trustee, 996,314 shares of ATS Class A Common Stock owned by Summit, an affiliate of Mr. Lummis by reason of Mr. Lummis' 50% ownership of the common stock of Summit, and 597,788 shares of ATS Class A Common Stock purchasable under an option originally granted by ATC which will become an option to purchase ATS Class A Common Stock pursuant to the ATC Merger. For information with respect to his ownership of shares of ATC Common Stock, see "Principal Stockholders of American Tower Corporation" in Appendix V.
(11) Mr. Mays is Chief Financial Officer and an Executive Vice President of Clear Channel. His address is P.O. Box 659512, San Antonio, TX 78265-9512. Clear Channel owns 46,814 shares of ATC Common Stock. Giving effect to the ATC Merger, Clear Channel would own 9,328,288 shares of ATS Class A Common Stock representing 14.13%, 11.91% and 5.97% of the pro forma ATS Class A Common Stock, ATS Common Stock and Voting Power, respectively. Mr. Mays disclaims beneficial ownership of Clear Channel's ownership of ATC and ATS. See "Principal Stockholders of American Tower Corporation" in Appendix V.
(12) The address of Baron Capital Group, Inc. ("Baron") is 767 Fifth Avenue, New York, New York 10153. On a pro forma basis, based on Baron's Amendment No. 2 to Schedule 13D dated February 2, 1998, Mr. Baron, the president of Baron, will have sole voting power over 180,000 shares of ATS Class A Common Stock, shared voting power over 1,896,600 shares of ATS Class A Common Stock, sole dispositive power over 180,000 shares of ATS Class A Common Stock and shared dispositive power over 1,896,600 shares of ATS Class A Common Stock. Mr. Baron disclaims beneficial ownership of 5,620,000 shares of ATS Class A Common Stock.
(13) The address of Wellington Management Company LLP ("Wellington") is 75 State Street, Boston, Massachusetts 02109. On a pro forma basis, based on its Schedule 13G (Amendment No. 2) dated August 8, 1997, Wellington will have shared voting power over 985,313 shares of ATS Class A Common Stock and shared dispositive power over 1,929,676 shares of ATS Class A Common Stock.

(14) The address of Massachusetts Financial Services Company ("MFS") is 500 Boylston Street, Boston, Massachusetts 02116-3741. On a pro forma basis, based on its Schedule 13G (Amendment No. 1) dated October 14, 1997, MFS will have sole voting power over 2,558,984 shares of ATS Class A Common Stock and sole dispositive power over 2,741,774 shares of ATS Class A Common Stock.
(15) The address of Lehman Brothers Holding Inc. ("Lehman") is 3 World Financial Center, 24th Floor, New York, New York 10285. On a pro forma basis, based on its Schedule 13D dated January 23, 1998, Lehman will have shared voting power over 2,050,000 shares of ATS Class A Common Stock and shared dispositive power over 2,050,000 shares of ATS Class A Common Stock.
(16) Mr. Kellar is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116.
(17) Mr. Buckley is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 6,053 shares of ATS Class A Common Stock which are held by an adult child of Mr. Buckley with respect to which Mr. Buckley disclaims beneficial ownership.

                                THE ATC MERGER

  On December 12, 1997, ATS entered into the ATC Merger Agreement pursuant to which ATC will merge with and into ATS which will be the surviving corporation. Pursuant to the ATC Merger, ATS will issue an aggregate of approximately 31.1 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which, to the extent they are outstanding as of the effectiveness of the ATC Merger, will become options to acquire ATS Class A Common Stock) and the ATC Preferred Stock will be converted into the right to receive cash in the amount of $200.00 per share (the "Preferred Stock Consideration"). The 31.1 million shares of ATS Class A Common Stock will represent 35% of the aggregate number of shares of ATS Common Stock which would be outstanding on a pro forma basis, assuming consummation of the ATC Merger, the Merger, the exercise of all ATS and ATC stock options currently proposed to be outstanding and the conversion of all ARS Convertible Preferred Stock.

BACKGROUND OF THE MERGER

  The ATS Board and the Board of Directors of ATC each believes that the ATC Merger Agreement and the transactions contemplated thereby (including the respective proportions of the combined company to be owned by the ATS common stockholders and the ATC common stockholders) are fair to, and in the best interests of, its respective stockholders. ARS, as the then sole ATS stockholder, has approved the ATC Merger Agreement and the transactions contemplated thereby. Approval of the holders of a majority of the ATC Common Stock will be required to approve and adopt the ATC Merger Agreement and approve the ATC Merger.

  The ATC Board of Directors believes that the terms of the ATC Merger are fair to and in the best interest of ATC and its stockholders. In approving the ATC Merger Agreement and the transactions contemplated thereby, and in recommending that the ATC stockholders approve the same, ATC's Board of Directors consulted with ATC's management, as well as its financial advisors and considered a number of factors including, but not limited to: (i) the potential for increasing and accelerating ATC's long-term objective of establishing a national tower network; (ii) the structure of the transaction in terms of the ATC Merger Agreement, including the consideration to be received by ATC's stockholders, which were the result of arm's length negotiations between ATS and ATC; (iii) the fact that the ATC Merger would enhance the liquidity of the investment of the holders of ATC common stock by converting their common stock into a publicly traded security; (iv) consolidation benefits that would be available to the combined entity after the ATC Merger; and (v) the expectation that the ATC Merger will afford ATC stockholders the opportunity to receive ATS Class A Common Stock in a transaction that is non-taxable for U.S. federal income tax purposes.

  In determining that the ATC Merger was fair to and in the best interest of ATC's stockholders, the ATC Board of Directors considered the factors above as a whole and did not assign specific or relative weights to such factors. The ATC Board of Directors believes that the ATC Merger is an opportunity for ATC's stockholders to participate in a combined enterprise that has significantly greater business and financial resources than ATC would have absent the ATC Merger.

  The ATS Board, in reaching its conclusions, considered the factors discussed below. In view of the wide variety of factors considered in connection with the evaluation of the ATC Merger, the ATS Board did not find it practicable, nor did it attempt, to quantify or otherwise to assign relative weights to the specific factors it considered in reaching its determinations.

  Amount and Form of ATC Merger Consideration. The ATS Board viewed favorably the exchange ratio (the "ATC Merger Consideration") and the proportions of the combined company to be owned by the ATS stockholders and the ATC stockholders. Such determination was based on all of the factors discussed herein. The ATS Board also viewed as favorable the fact that the ATC Merger would result in a decrease in the combined company's leverage ratios, thereby enabling ATS to continue the construction activities of both companies which were viewed as essential to the long term growth of ATS.

  Other Terms of the ATC Merger Agreement. The ATS Board considered the legal and other financial terms of the ATC Merger Agreement. The ATS Board gave consideration to, in addition to the amount and form of consideration offered to the ATC stockholders, the provisions of the ATC Merger Agreement that would permit ATS to terminate the agreement, if the Merger had not occurred and the ATS Board determined that consummation of the Tower Separation was not in the best interests of the ATS common stockholders, upon the payment of $15.0 million (together with reimbursement of reasonable out-of-pocket fees and expenses up to $1.0 million). Finally, the ATS Board considered the absence of any term or condition in the ATC Merger Agreement that was unduly onerous or could materially impede or impair the consummation of the ATC Merger.

  Industry Changes and Consolidation. The ATS Board was aware of the changes that are taking place and will take place in the wireless communications and broadcasting industries, as well as the consolidation that had been taking place in the communications site industry. Particularly as a result of the outsourcing by many wireless carriers and the growth in build to suit projects, the ATS Board viewed as favorable the increased size and capacity that the combination with ATC would achieve, and believed that such fact would enhance its ability to compete effectively in the build to suit market and, of equal importance, to be able to provide enhanced levels of service to the much larger carriers, wireless and broadcasting, that dominate the communications industry.

  ATS' and ATC's Business, Conditions and Prospects. In evaluating the terms of the ATC Merger, the ATS Board reviewed, among other things, information with respect to the financial condition, results of operations and businesses of ATS and ATC, on both an historical and prospective basis, and current industry, economic and market conditions. In evaluating ATS' and ATC's prospects and the terms of the ATC Merger, the ATS Board considered, among other things, the strengths and weaknesses of the two companies. Included in that consideration were the financial, accounting and computer systems and programs that ATC had available to it, the depth and quality of its employees, the location and clustering of its communications sites, and the identity of its stockholders. In this connection, management had prepared and presented to the ATS Board various financial projections with respect to ATS and had received comparable projections from ATC. Among the specific financial information considered were the following: (a) debt levels of the two companies anticipated to exist at the time of the merger and at December 31, 1998; (b) financial projections of the two companies with respect to operating cash flow for 1998 and fourth quarter of 1998; (c) revenue per tower information with respect to ATC; (d) a summary of ATC's acquisitions, including prices paid (and the then current multiples of annualized revenues) as compared to current annualized revenues and the multiple thereof represented by the purchase price; and (e) a summary of construction opportunities for ATC (potential and expected) and the likely customer or customers. One of the more significant factors in determining the relative value of the two companies was the fact that ATC was engaged exclusively in the ownership and operation of communications sites, an activity that was considered to command a higher multiple of operating cash flow than certain aspects of ATS' business (the site acquisition business and the voice, video and data transmission business).

  Depending on the period measured, the multiple applied, and whether such multiple was, in the case of ATS, applied to its overall business or whether different multiples were used for the different aspects of ATS' business, the information considered by the ATS Board indicated a range of comparative values for the two companies. For example, based on applying the same multiples (ranging from 12 times to 15 times) to all aspects of ATS' business, the percentage allocable to ATC ranged from 36.4% to 31.7% annualizing estimated 1997 fourth quarter EBITDA, 31.2% to 28.0% using estimated 1998 EBITDA, and 31.8% to 29.7% annualizing estimated 1998 fourth quarter EBITDA. However, using blended multiples (17.2 times for tower rental business, 8.0 times for site acquisition business, and 6.0 for audio, video and data transmission business, which resulted in a "blended" rate for ATS of 14.0 times EBITDA), the percentage allocable to ATC was 42.5% (based on annualized 1997 fourth quarter EBITDA), 37.2% (based on estimated 1998 EBITDA), and 36.9% (based on annualized estimated 1998 fourth quarter EBITDA). When an 18.7 (rather than 17.2) multiple (resulting in a "blended" rate for ATS of 15.0 times EBITDA) was applied to tower rental business, ATC's percentage allocations were 41.4%, 36.4% and 36.4%, respectively.

  Other Acquisition Information. The ATS Board also considered the historical prices that had been paid by it for other communications sites companies, although this was a factor of less importance given the fact that none of the prior acquisitions were of companies of a comparable size or state of development as ATC.


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

  ATS management did not believe that the obtaining of a fairness opinion from an independent investment banking firm in connection with the ATC Merger was necessary. ATS management believed that it could evaluate and make a recommendation to the ATS Board with respect to the fairness of the ATC Merger, without the need of any such opinion. Among the factors leading to that conclusion were management's prior experience in acquiring other companies in the communications site industry, the extensive experience that management had over twenty years in buying and selling businesses in the cable and radio broadcasting industries, and the absence of any conflict of interest on the part of any member of management (and the fact that the one member of the ATS Board who had a conflict of interest abstained from participating in any of the negotiations of the terms and conditions of the ATC Merger).

  ATC required, as conditions of consummation of the ATC Merger, that (i) the ATS Class A Common Stock be publicly traded and (ii) the ATC Merger occur on or prior to May 31, 1998. While management believes that the merger with CBS (which will result in such a public trading market) will be consummated prior to that time, since clearance of the Merger by the Justice Department under the HSR Act and FCC approval of the transfer of ARS' FCC licenses to CBS are not within the control of either ARS or CBS, ATC was not willing to enter into the ATC Merger Agreement unless an alternative means of creating such a public trading market was included. Accordingly, provisions were added to the ATC Merger Agreement and the Merger Agreement to provide for such separation through the Tower Merger, which could be effected on June 1, 1998, if the Merger has not been consummated on or prior to May 31, 1998. See "The Merger and Tower Separation--Tower Merger". Management believes that the merger with CBS will be consummated by such time and therefore intends to consummate the Tower Merger only if required to timely consummate the ATC Merger. However, in light of the adverse federal income tax consequences to the ARS common stockholders should the Tower Merger occur and the merger with CBS not occur, the ARS Board intends to evaluate all of the facts and circumstances existing at the time of any proposed consummation of the Tower Merger to determine whether it is in the best interests of the ARS common stockholders, notwithstanding such adverse tax consequences. In that connection, the ARS Board will also consider the provision of the ATC Merger Agreement which provides for a termination fee to ATC of $15.0 million (together with reimbursement of reasonable out-of-pocket expenses up to an aggregate of $1.0 million) in the event that such agreement is terminated because of the failure of either the Merger or the Tower Merger to occur on or prior to May 31, 1998. Such termination fee would be the sole and exclusive recourse of ATC in the event of any such termination. See "The Merger and Tower Separation--Certain Federal Income Tax Consequences of ATC Merger".

  Consummation of the ATC Merger is also conditioned on, among other things, the expiration or earlier termination of the HSR Act waiting period. On January 28, 1998, the Justice Department issued a Second Request with respect to the ATC Merger. ATS and ATC are in the process of compiling the information requested by the Justice Department and intend to meet with its representatives to address any questions they may have regarding such information. (For information on the effects of a Second Request, see "The Merger and Tower Separation--Regulatory Matters--Antitrust".)

  In light of the fact that ARS management would prefer not to consummate the Tower Merger (which would occur prior to the consummation of the Merger with the consequence of two publicly traded companies), the ATC Merger is not expected to be consummated prior to the spring of 1998, which is the anticipated timing for consummation of the Merger.

  It is a condition of ATC's obligation to consummate the ATC Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with ATC and certain of the ATC common stockholders, pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of each of Messrs. Lummis and Mays (or any other nominee of Mr. Lummis and Clear Channel reasonably acceptable to the ATS Board) so long as Messrs. Lummis and Clear Channel (or their respective affiliates), as the case may be, hold at least 50% of the shares of ATS Class A Common Stock to be received by him or it, as the case may be, in the ATC Merger.

  Chase Capital, which is an affiliate of Chase Equity Associates, a stockholder of ARS, and of Mr. Chavkin, a director of ARS, owned approximately 18.1% of the ATC common stock as of February 1, 1998 and has a

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

representative on the ATC Board of Directors. See "Principal Stockholders of American Tower Systems" below and "Principal Stockholders of American Tower Corporation" in Appendix V to this Prospectus. Summit Capital, Inc. ("Summit Capital") is entitled upon closing of the ATC Merger to receive from ATC a $2.25 million financial advisory fee. Fred Lummis, President and Chief Executive Officer of ATC, is an affiliate of Summit Capital.

  The provisions of the ATC Merger Agreement are comparable to those customary in similar transactions, including without limitation (a) detailed, substantially identical representations and warranties of ATS and ATC; (b) covenants as to the interim conduct of the business of ATS and ATC (including the necessity of approval of the other party for acquisitions or construction commitments not therein disclosed and over certain specified amounts); (c) agreements of ATS to (i) indemnify the officers and directors of ATC and to maintain officer and director insurance for their benefit, (ii) maintain employment benefits for a period of one year for officers and employees of ATC, both on terms and conditions comparable to those which CBS has agreed to in the Merger Agreement, and (iii) continue the employment of ATC employees at existing salary levels for a period of one year; (d) closing conditions, (including (i) the delivery of customary closing opinions, (ii) the receipt of opinions of counsel as to the federal income tax consequences of the ATC Merger to the parties and, in the case of ATC, its stockholders, (iii) the election of Messrs. Lummis and Mays as directors of ATS; and (iv) the amendment of the ATS Restated Certificate to (A) prohibit future issuances of ATS Class B Common Stock (except upon exercise of then outstanding options and pursuant to stock dividends or stock splits), (B) limit transfers of the ATS Class B Common Stock, (C) limit Steven B. Dodge's voting power to 49.99%, (less the voting power represented by the shares of Class B Common Stock acquired by the Stoner purchasers pursuant to the ATS Private Placement and still owned by them), (D) provide for automatic conversion of the ATS Class B Common Stock to ATS Class A Common Stock should Mr. Dodge's aggregate voting power fall below either (i) 50% of his initial aggregate voting power (immediately after consummation of the ATC Merger) or (ii) 20% of the aggregate voting power of all shares of ATS Common Stock at the time outstanding, and (E) require consent of the holders of a majority of ATS Class A Common Stock for amendments adversely affecting the ATS Class A Common Stock; (e) the nonsolicitation of employees in the event of termination of the ATC Merger Agreement; (f) a termination fee of $15.0 million (together with reimbursement of reasonable out-of-pocket fees and expenses up to $1.0 million) payable to (i) ATS in the event that the ATC stockholders do not approve the ATC Merger Agreement, and (ii) ATC in the event that (A) neither the Merger nor the Tower Merger has occurred on or prior to May 31, 1998, or
(B) if required, approval of the ATC Merger by the ARS common stockholders has not been obtained; and (g) the nonsurvival of the representations and warranties of both parties. The ATC Merger Agreement provides, among other conditions of consummation, that there shall not have been any event which shall have had a Material Adverse Effect (as defined in the ATC Merger Agreement) on ATS or ATC.

  A copy of the ATC Merger Agreement is attached herewith as Appendix VI.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF ATC MERGER

  The following discussion summarizes certain federal income tax consequences of the ATC Merger, including certain consequences to holders of ATC Common Stock and ATC Preferred Stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular holder of ATC Common Stock or ATC Preferred Stock in light of the holder's personal circumstances or special federal income tax treatment (such as foreign persons, insurance companies, regulated investment companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, persons who have received ATC Common Stock or ATC Preferred Stock in connection with the performance of services or upon exercise of options received in connection with the performance of services, or persons who hold ATC Common Stock or ATC Preferred Stock as part of a straddle, hedging transaction or conversion transaction). In addition, this summary does not address any aspects of state, local, foreign or other tax laws that may be relevant to holders of ATC Common Stock or ATC Preferred Stock.

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

  It is the policy of the Internal Revenue Service (the "IRS") not to rule directly on the tax status of transactions such as the ATC Merger, and no such ruling will be sought. The obligations of ATS and ATC to effect the ATC Merger are each conditioned upon receipt by each from its counsel of an opinion dated as of the effective time of the ATC Merger, in form and substance reasonably satisfactory to it, regarding certain federal income tax consequences of the ATC Merger. Such opinions are required to be collectively substantially to the effect that for federal income tax purposes the ATC Merger constitutes a reorganization within the meaning of section 368 of the Code, that no gain or loss will be recognized by ATS or ATC as a result of the ATC Merger and that no gain or loss will be recognized by United States holders of ATC Common Stock as a result of the ATC Merger, except that gain or loss will be recognized in respect of cash received in lieu of a fractional share of ATS Common Stock. In rendering their opinions, counsel will rely upon, and assume the factual accuracy of, representations of ATS, ATC, and certain holders of ATC Common Stock, including a representation that there is no plan or intent on the part of the holders of ATC Common Stock receiving ATS Common Stock to engage in a sale or other disposition of such stock that would result in the reduction of the ownership of shares of ATS Common Stock received by the holders of ATC Common Stock in the ATC Merger to a number of shares having a value as of the Effective Time less than 50% of the aggregate fair market value of all the outstanding shares of ATC Common Stock and ATC Preferred Stock at such time. Such opinions are not binding on the IRS and would not, in any event, prevent the IRS from challenging the tax-free nature of the ATC Merger under the Code.

  The following discussion is a general summary of the material United States federal income tax consequences of the ATC Merger and assumes that the ATC Merger will qualify as a tax-free reorganization within the meaning of section 368 of the Code. Sullivan & Worcester, tax counsel to ATS, has rendered its opinion (a copy of which has been filed as an exhibit to the Registration Statement) that the discussion contained in this section describes the material federal income tax consequences of the ATC Merger. The discussion is based upon the Code, regulations proposed or promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the IRS, in each case as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

  Tax Consequences to ATS and ATC. No gain or loss will be recognized for federal income tax purposes by ATS or ATC as a consequence of the ATC Merger.

  Tax Consequences to Holders of ATC Common Stock. Except to the extent of cash received in lieu of fractional shares (discussed below), no gain or loss will be recognized by a holder of ATC Common Stock who receives ATS Common Stock pursuant to the ATC Merger. Except to the extent of tax basis allocable to cash received in lieu of fractional shares (discussed below), the tax basis of the ATS Common Stock received by a holder of ATC Common Stock will be the same as the aggregate tax basis of the ATC Common Stock surrendered therefor. The holding period of the ATS Common Stock received will include the holding period of the ATC Common Stock surrendered therefor.

  Cash received by a holder of ATC Common Stock in lieu of a fractional share interest in ATS Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the ATC Common Stock allocable to such fractional share interest (measured as though such fractional share interest were actually issued and allocated tax basis pursuant to the above allocation). Such gain or loss would be capital gain or loss, and will be long-term if such share of ATC Common Stock had been held for more than one year at the effective time of the ATC Merger. Amounts treated as long-term capital gain are subject to taxation of varying rates, depending among other things on the holding period of the property disposed of and the tax status of the holder.

  Notwithstanding the above, because ATC is a "United States real property holding corporation" as defined in section 897 of the Code, certain U.S. flow-through entities such as partnerships, trusts, and estates may have a tax withholding liability under Section 1445 of the Code in respect of the gain realized on their ATC Common Stock in the ATC Merger that is allocable to such flow-through entity's foreign partners or beneficiaries.


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

  Tax Consequences to Holders of ATC Preferred Stock. The treatment accorded to the exchange of ATC Preferred Stock for cash pursuant to the ATC Merger can only be determined on the basis of the particular facts of each holder of ATC Preferred Stock. In general, a holder of ATC Preferred Stock will recognize gain (but not loss) measured by the difference between the amount of cash received by the holder for its ATC Preferred Stock pursuant to the ATC Merger and such holder's adjusted tax basis in the ATC Preferred Stock surrendered. Such recognized gain will be capital gain if the exchange is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code, and will be taxed as a dividend distribution otherwise to the extent of such holder's share of ATC's earnings and profits for federal income tax purposes. In determining whether or not the exchange is "not essentially equivalent to a dividend" each holder's ownership of ATS Common Stock following the ATC Merger, as well as any options to acquire any ATS Common Stock, must be taken into account. A holder of ATS Preferred Stock must also take into account for these purposes ATS Common Stock that is considered to be owned by such holder by reason of the constructive ownership rules set forth in section 318 of the Code.

  If a holder of ATC Preferred Stock owns (actually or constructively) only an insubstantial percentage of the outstanding ATS Common Stock following the ATC Merger, it is probable that the exchange of the ATC Preferred Stock for cash pursuant to the ATC Merger will be considered "not essentially equivalent to a dividend," and hence that the recognized gain from such disposition will constitute capital gain. Such capital gain will constitute long-term capital gain if the holder's holding period in the ATC Preferred Stock surrendered exceeds one year. Amounts treated as long-term capital gain are subject to taxation at varying rates, depending among other things on the holding period of the property disposed of and the tax status of the holder.

  Backup and FIRPTA Withholding. Under the Code, a holder of ATC Common Stock or ATC Preferred Stock may be subject, under certain circumstances, to back-up withholding at a 31% rate with respect to the amount of cash received pursuant to the ATC Merger unless such holder provides to the exchange agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the back-up withholding rules to be described in more detail in the exchange transmittal documents. In addition, because ATC is a "United States real property holding corporation" as defined in section 897 of the Code, the total consideration otherwise issuable to a holder of ATC Common Stock or ATC Preferred Stock pursuant to the ATC Merger will be subject to withholding of 10% of such total amount, unless prior to the effective time of the ATC Merger and pursuant to instructions to be mailed to holders of ATC Common Stock and ATC Preferred Stock prior to such effective time, such holder certifies to ATS under penalties of perjury that the holder is a citizen or resident of the United States, a domestic corporation, a domestic partnership, or other United States person as defined in Code section 7701(a)(30), and provides such other customary information as may be required in connection with such certification. Amounts withheld under the foregoing withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

  HOLDERS OF ATC COMMON STOCK OR ATC PREFERRED STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ATC MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  THE FOREGOING SECTION IS A SUMMARY DESCRIPTION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE ATC MERGER AND RELATED TRANSACTIONS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER OF ATC COMMON STOCK. IN ADDITION, IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE ATC MERGER AND RELATED TRANSACTIONS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION.

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

EXCHANGE PROCEDURES

  As soon as reasonably practicable after the effective time of the ATC Merger (the "ATC Merger Effective Time"), an Exchange Agent (the "Exchange Agent"), selected by ATS and not reasonably disapproved of by ATC, will mail to each holder of record of a certificate or certificates of ATC which immediately prior to the ATC Merger Effective Time evidenced outstanding shares of ATC Common Stock or ATC Preferred Stock (the "Certificates") (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the ATC Merger Consideration, or in the case of the ATC Preferred Stock, the Preferred Stock Consideration.

  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, and such other documents as ATS or the Exchange Agent may reasonably request, the holder of such Certificate will be entitled to receive promptly in exchange therefor (i) the certificates representing that number of shares of ATS Class A Common Stock (together with any cash in lieu of fractional shares) that such holder has the right to receive (in each case less the amount of any required withholding taxes, if any), or (ii) in the case of holders of ATC Preferred Stock, the Preferred Stock Consideration that such holder has the right to receive pursuant to the ATC Merger Agreement, and the Certificate so surrendered shall forthwith be canceled. Until surrendered, each Certificate will, at any time after the ATC Merger Effective Time, represent only the right to receive the ATC Merger Consideration or the Preferred Stock Consideration with respect to the shares of ATC Common Stock or ATC Preferred Stock formerly represented thereby.

  HOLDERS OF ATC COMMON STOCK SHOULD SEND CERTIFICATES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING, THE LETTER OF TRANSMITTAL.

  No fractional shares of ATS Class A Common Stock will be issued upon the surrender for exchange of Certificates. In lieu of any such fractional shares, the holders thereof will be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price per share of ATS Class A Common Stock on Nasdaq, or, if not then traded on Nasdaq, on the principal stock exchange on which the ATS Class A Common Stock is admitted to trading, as reported by the The Wall Street Journal, for the first trading day immediately following the ATC Merger Effective Date.

  No dividends or other distributions declared after the ATC Merger Effective Time on ATS Common Stock will be paid with respect to any shares of ATS Common Stock represented by a Certificate until such Certificate is surrendered for exchange in accordance with the procedures described above.

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

                           BACKGROUND OF THE MERGER

GENERAL BACKGROUND

  The radio broadcasting industry has undergone significant changes in the last several years in anticipation and, after February 1996, as a consequence of a new regulatory structure. The passage of the Telecommunications Act of 1996 (the "Telecommunications Act") fundamentally altered the landscape in the radio broadcasting industry by dramatically expanding the number of radio stations that could be owned in a local market and eliminating all FCC restrictions on the number of stations that could be owned nationwide by a single entity. In anticipation of those changes, ARS began to pursue, and after such legislation was enacted pursued even more aggressively, the acquisition of additional radio stations in new and existing markets, in order to achieve, among other things, increased size and greater geographic diversification. ARS intended to increase its presence in these markets through further acquisitions, as well as to expand into new markets. ARS concentrated these efforts in markets ranked in the top 60 (with an emphasis on markets ranked 10 through 50) in terms of radio advertising revenues where management had believed it could have ultimately achieved a substantial market position. When evaluating acquisition opportunities in new markets, ARS assessed the potential to achieve a strong position in audience share and to generate significant cash flow growth through owning multiple stations and through improved programming, marketing, sales and operating efficiencies.

  Commencing in the spring of 1997, ARS perceived a change in the nature of the consolidation taking place in the radio broadcasting industry with a shift from local or regional acquisitions to mergers between more substantial companies beginning to accelerate. As a consequence, ARS began to consider and evaluate possible strategic alternatives for ARS, including potential major transactions with third parties. In August 1997, American Radio announced that it was exploring ways to maximize stockholder value in the immediate future. On behalf of ARS, Credit Suisse First Boston contacted thirteen potential merger or acquisition candidates, eleven of whom were engaged in the radio broadcasting industry and two of which were leveraged buyout firms or financial companies. Of these thirteen, eleven signed confidentiality agreements and received an informational memorandum prepared by ARS. The informational memorandum contained detailed historical and projected financial information with respect to ARS' radio broadcasting business distribution of revenues by stations and markets, station rating information, "value" of "underdeveloped" stations, and historical and projected financial information with respect to the communications site business. Management consulted with Credit Suisse First Boston as to the companies to whom the informational memorandum should be sent, recognizing that such companies would need to have the financial resources to be able to consummate a transaction with ARS. The prospective bidders were advised to submit their best and final bid to ARS no later than September 19, 1997.

  During the course of the due diligence which was conducted by the prospective bidders, ARS made clear to them that their bids were to relate solely to ARS' radio broadcasting business and not to the communications site business. The ARS Board had concluded that the separation of the communications site business through the distribution of ATS Common Stock to the ARS common stockholders would enable such stockholders to realize a greater value, in the long run, than if the communications site business had been offered for sale as part of the radio broadcasting business. The ARS Board based such belief on two principal groups of factors: (i) factors affecting the communications site industry, including that the communications site business was a new one as far as the market place was concerned, that there were no publicly traded communications site companies, and that the amount of information publicly available about such industry was limited, together with the ARS Board's knowledge with respect to the prices at which companies in the industry were being bought and sold; and (ii) factors affecting ATS, including that ATS was in the very early stages of development, that ATS was engaged in a major acquisition program only a portion of which had been completed, that ATS had not had the opportunity to consolidate its acquisitions and to begin to reap the benefits of such acquisition program, and that ATS' construction activities had been relatively minimal (compared to its projected program) and therefore the benefits of such program were in the future. See also the discussion below under "The Merger and Tower Separation-- Reasons for the Tower Separation".


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

  The principal alternatives to a cash sale of the radio broadcasting business to another radio broadcasting company considered by the ARS Board were (i) an acquisition by ARS of another radio broadcasting company, including one which might be larger than ARS, in which management of ARS would be the continuing management, (ii) a merger of ARS with another radio broadcasting company in which stock or other securities of the other company would be the principal consideration and in which management of the other company would be the continuing management, and (iii) a management cash buyout, financed by a leverage buyout firm or other financial institutions. All of the alternatives were ultimately rejected, some (the management leveraged buyout) earlier than others for the reasons explained in more detail below and which can be summarized as follows: (a) the ARS Board did not believe ARS had the capacity, either financially or, equally importantly from management's perspective, operationally to continue to operate effectively and grow a company which was engaged, to such a significant extent, in both the radio broadcasting business and the communications site business, and (b) the ARS Board's evaluation of the current and long term values of potential stock merger candidates.

  On September 12, 1997, one of the prospective bidders, CBS, indicated that it was not willing to participate in a bidding process and that, if it had not negotiated and executed a definitive merger agreement prior to the time when bids were due, it would not submit a bid. No bids had been received by ARS at the time, although that fact was not revealed to CBS. ARS indicated that it was willing to enter into negotiations with CBS, but that it would not stop the bidding process unless and until a satisfactory merger agreement was executed by ARS and CBS. ARS' willingness to enter into negotiations with CBS was based on a number of factors: (i) its belief that CBS was the most likely (and probably the only) all cash purchaser; (ii) ARS' indication to CBS that it would not (and it did not) terminate the bidding process until after an agreement had been reached with CBS; and (iii) its belief (based on its knowledge of what the management of CBS with whom it was negotiating had done in other similar situations) that CBS was serious in its intention not to participate in the bidding process and its belief that it was essential that CBS not be eliminated as a potential purchaser. On September 15, 1997, CBS advised ARS that it was willing to pay $2.5 billion for ARS' radio broadcasting business, which amount included the assumption of all ARS indebtedness as well as the liquidation preference of the ARS Preferred Stock. Such amount resulted in a per share price for the ARS Common Stock of approximately $41.30. ARS indicated that such offer was inadequate and further negotiations ensued. An agreement in principle on a $2.6 billion overall or $44.00 per share price was reached on September 16, 1997. However, while an agreement in principle with respect to price had been reached, a number of material financial and legal issues remained to be resolved, CBS had not conducted its due diligence investigation and a definitive merger agreement remained to be negotiated. Thereafter, CBS conducted its due diligence and representatives of ARS and CBS negotiated the terms and conditions of the definitive merger agreement. Such negotiations were completed on September 19, 1997.

  An informational meeting of the ARS Board took place by telephone conference on September 17, 1997, at which all of the directors other than Messrs. Kellar and Primis were present. Also in attendance were representatives of Credit Suisse First Boston, Sullivan & Worcester LLP, counsel for ARS ("Sullivan & Worcester") and Sullivan & Cromwell, counsel for Credit Suisse First Boston. Credit Suisse First Boston presented certain informational material and analyses (described in detail below under "--Opinion of Financial Advisor to American Radio"), including an overview of the transaction, the background to the offer, a list of the persons who had been furnished information concerning ARS and invited to participate in the bidding process, and the financial terms of the CBS offer. Also included in the material presented by Credit Suisse First Boston was its evaluation of the likely form (all or predominantly stock) of potential bids to be received by those companies that had indicated they were likely to submit a bid and the likely range of those bids, to the extent known by it. Among the matters reviewed by the directors were the market performance of the ARS Common Stock and trading statistics, and various valuation analyses. The nature of the CBS bid was discussed, including the risks associated with accepting or not accepting it before determining the results of the bidding process.

  Mr. Dodge then explained in detail the reasons why he was recommending the sale of the radio broadcasting business at this time and why he favored the CBS proposal. Among Mr. Dodge's concerns were the high

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multiples at which radio companies were trading and his opinion that there were substantial risks that those multiples may not be sustained. In that regard, Mr. Dodge considered the factors that might cause such multiples to decline substantially, including the failure of a leading radio broadcaster to achieve expected results, an economic or stock market decline, and regulatory and technological factors. He also advised the directors that he was concerned, in light of the known discussions that were currently taking place among the larger companies in the industry, that, in the not too distant future, if ARS did not act promptly, the number of prospective bidders would be considerably smaller than at present (and that the antitrust and FCC regulatory problems most of such bidders would face in merging with ARS would have been exacerbated) and that perhaps none of them would be able to offer an all or predominantly cash transaction. Mr. Dodge also believed that once a "deal" had been reached with CBS, it would be consummated based on CBS' record of successfully closing large mergers and acquisitions. He then outlined the history of his negotiations with Mr. Mel Karmazin, who negotiated the transaction on behalf of CBS and who is the Chairman and Chief Executive Officer of the CBS Stations Group. With the assistance of Credit Suisse First Boston, Mr. Dodge advised the ARS Board, based upon discussions between Mr. Dodge and one of the potential bidders and between representatives of Credit Suisse First Boston and certain of the other potential bidders, on the prospects of other bids, who might be making them what form the consideration might take, and, if known, the amount of such bids, based on the respective current market prices per share of the potential bidders' common stock. In that connection, Mr. Dodge and representatives of Credit Suisse First Boston reported to the ARS Board that based on preliminary indications from potential bidders to date it appeared likely that a maximum of three bids (other than the CBS offer) would be received, that all of those bids would be from other radio broadcasting companies, and that in two, and possibly three cases, the consideration to be offered would consist solely of common stock (with the possibility in one case of convertible preferred stock), and that while one bidder might possibly offer some cash, the amount was not likely to be significant in light of certain other transactions that bidder had recently announced. The ARS Board was then advised as to what the amount of each of such bids was likely to be which in a majority of the cases was approximately the same as that of CBS (valuing such bids on the current trading levels per share of the bidders' common stock), although in one case a higher number had been mentioned. The ARS Board then proceeded to consider at length the merits of the CBS offer and the potential other bids. Among the factors considered was the likelihood and timing of consummation of the CBS transaction compared to those of the other potential bidders. Mr. Dodge expressed the view that he believed a merger with CBS involved far fewer regulatory problems which could be resolved far quicker than those with two of the other potential bidders and that while the regulatory fit with the third bidder was somewhat more favorable than with CBS, he did not believe the difference was material or should be considered as an important factor. An extended discussion ensued on the comparative "value" of the CBS cash offer and those likely to be received from the other potential bidders. The ARS Board, with the assistance of Mr. Dodge, considered the management and reputation of the other bidders, the nature of their respective businesses, including in one case businesses other than the radio broadcasting business, and each other potential bidder's ability to digest and operate a potentially much larger radio broadcasting business. After such discussion, the ARS Board tentatively concluded that it appeared to be in the best interests of the ARS common stockholders to pursue the CBS all cash offer, given the trading levels of the common stock of the other potential bidders, the market risks inherent therein, and its assessment of the prospects for the potential "stock" bidders.

  A meeting of the ARS Board took place by telephone conference on September 18, 1997, at which all of the directors other than Mr. Peebler (who had indicated his approval of the proposed CBS transaction at the prior day's meeting) were present. Also in attendance were representatives of Credit Suisse First Boston, Sullivan & Worcester and Sullivan & Cromwell. The ARS Board reviewed the substance of the prior days' discussion and materials and then considered the basic terms of the proposed merger agreement, including both the financial and legal terms and conditions. Mr. Dodge also presented more current information concerning the prospects of bids from other parties, including the fact that the one potential bid that he had been aware of that was higher than the CBS offer was being substantially reduced. He also indicated that no bids had, in fact, been received. The directors were also advised in general terms of the proposed distribution to the ARS stockholders of the stock of ATS, although it was noted that many of the details of that transaction needed to be resolved and that a definitive proposal regarding the separation of ATS would be presented to the directors at a future meeting. Thereafter, the ARS Board unanimously approved the Merger with CBS pursuant to the Original Merger Agreement which had been presented to it.

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  On September 19, 1997, American Radio, CBS and CBS Sub executed and delivered the Original Merger Agreement. CBS requested that certain stockholders (who were, in most instances members of the ARS Board: Messrs. Box (and his wife), Buckley, Dodge, Kellar and Stoner (and certain members of his family or trusts for their benefit), and a partner of ARS' legal counsel, Sullivan & Worcester) execute and deliver consents, in accordance with the Delaware General Corporation Law (the "DGCL") and the proxy rules under the Exchange Act, approving and adopting the Original Merger Agreement and approving the Merger. As a result of such requests, holders of shares of ARS Common Stock representing a majority of the voting power of the shares of the ARS Common Stock entitled to vote with respect to the Original Merger Agreement executed and delivered such consents on September 19, 1997, thereby approving and adopting the Original Merger Agreement and approving the Merger. CBS advised ARS that its Board of Directors had approved the Original Merger Agreement on September 18, 1997. On September 18, 1997, ARS and Credit Suisse First Boston advised the other potential bidders of the agreement with CBS. No other bids had been or were thereafter received.

  During the period from September to early December 1997, management considered various means of effecting the Tower Separation in order to increase the likelihood that the distribution of ATS Common Stock to the holders of ARS Common Stock would be treated as capital gains for federal income tax purposes. On December 10, 1997, the ARS Board approved the form of an Amended and Restated Agreement and Plan of Merger (referenced elsewhere herein as the "Merger Agreement") to provide for such means of effectuating the Tower Separation. On December 18, 1997, ARS, CBS and CBS Sub executed and delivered the Merger Agreement, a copy of which is included as Appendix II. As a result of the request of one of the ARS common stockholders, which was aware of the tax benefit to holders of ARS Common Stock of the new provision in the Merger Agreement, holders of ARS Common Stock representing a majority of the voting power of the shares of the ARS Common Stock entitled to vote with respect to such matters executed and delivered on December 19, 1997 written consents approving and adopting the Merger Agreement and the Tower Merger Agreement and approving the Merger and the Tower Merger, each on the respective terms set forth therein and in accordance with the DGCL.

  On December 19, 1997, ARS, CBS and CBS Sub executed an amendment to the Merger Agreement reflecting ATS common stockholder approval and adoption of the Merger Agreement and approval of the Merger, changing all references to the term "Proxy Statement" to "Information Statement" and to the term "Tower Proxy Statement" to "Tower Information Statement", deleting the requirement that a meeting of ARS common stockholders be held to approve and adopt the Merger Agreement and the Tower Merger Agreement and approve the transactions contemplated by each of them, and acknowledging that the Merger Agreement amended and restated the Original Merger Agreement. The amendment also contained a representation and warranty of ARS to the effect that the stockholder consents constituted the Required Vote. A copy of such amendment is included as Appendix IIB to this Prospectus.

RECOMMENDATION OF THE ARS BOARD; ARS' REASONS FOR THE MERGER

  The ARS Board believes that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, its common stockholders. Accordingly, the ARS Board unanimously recommended that the ARS common stockholders vote for the approval of the Merger Agreement and the transactions contemplated thereby. The ARS Board, in reaching its conclusions, considered the factors discussed below. In view of the wide variety of factors considered in connection with the evaluation of the Merger, the ARS Board did not find it practicable, nor did it attempt, to quantify or otherwise to assign relative weights to the specific factors it considered in reaching its determinations.

  Amount and Form of Merger Consideration. The ARS Board viewed favorably the price of $44.00 per share to be received by the holders of ARS Common Stock for their interest in the ARS radio broadcasting business. The ARS Board concluded that this price represented, in light of estimated value of ATS, a significant premium to the trading prices of ARS Class A Common Stock during the period prior to the announcement that ARS was exploring ways to maximize stockholder values. Also viewed as extremely favorable to the ARS common stockholders was the fact that CBS had offered an all cash transaction. The ARS Board was aware of the other

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potential bidders as a result of the due diligence process and concluded, after advice from Credit Suisse First Boston, that none of such potential bidders would be financially able to offer an all or principally cash transaction. Consideration was given to the mix of cash, if any, and securities and the nature of the securities likely to be offered by other bidders and how the intrinsic value of such securities compared to the ARS Common Stock.

  Other Terms of the Merger Agreement. The ARS Board considered the legal and other financial terms of the Merger Agreement. The ARS Board gave consideration to, in addition to the amount and form of consideration offered to the ARS common stockholders (i.e., $44.00 cash) for their interest in the ARS radio broadcasting business, the provisions of the Merger Agreement that
(i) the closing date adjustment provisions (which would not affect the $44.00 per share price but which would benefit or burden ATS); and (ii) permit the Tower Separation to be implemented on terms favorable to the holders of ARS Common Stock. Finally, the ARS Board considered the absence of any term or condition in the Merger Agreement that was unduly onerous or could materially impede or impair the consummation of the Merger.

  Trading History of ARS Common Stock and Other Market Information. The ARS Board also considered historical market prices and trading volume of the ARS Class A Common Stock and historical and projected earnings, the premium CBS' offer represented over the historical trading prices of the ARS Class A Common Stock during the period prior to the announcement that ARS was exploring ways to maximize stockholder values, the market prices and financial data relating to companies engaged in similar businesses to ARS, and prices and premiums paid in recent acquisitions of similar companies.

  Market Consolidation. In light of changes effected by the Telecommunications Act, ARS and other radio broadcasting companies have aggressively pursued the acquisition of additional radio stations. More recently, such acquisitions have taken the form of consolidation among larger companies and the ARS Board was aware that a number of possible further consolidations were being discussed. Management had advised the ARS Board that, in light of that phenomenon, ARS could not continue to rely solely on pursuing the acquisition of isolated stations or groups of stations, but would have to enter into a major transaction if it was to remain competitive. The ARS Board was concerned that were ARS to do nothing in the way of a merger with another large company, it might be left, in a relatively short period, with no potential or possibly only one merger candidate. Accordingly, it had retained Credit Suisse First Boston to seek possible merger candidates.

  ARS' Business, Conditions and Prospects. In evaluating the terms of the Merger, the ARS Board reviewed, among other things, information with respect to the financial condition, results of operations and businesses of ARS, on both a historical and prospective basis, and current industry, economic and market conditions. In evaluating ARS' prospects and the terms of the Merger, the ARS Board considered, among other things, the strengths of ARS' radio broadcasting business, including the markets in which it operates, its management team, and the state of the development of its stations. The ARS Board also considered the current industry-specific challenges facing the business including, among other things, increased review by the Antitrust Division of acquisitions in local markets, increased capital requirements, and competition from larger and rapidly growing competitors established pursuant to the changes effected by the Telecommunications Act.

  Opinion of Credit Suisse First Boston. The ARS Board considered as favorable to its determination the oral opinion delivered by Credit Suisse First Boston on September 17 and 18, 1997, subsequently confirmed in a written opinion to the ARS Board, dated September 19, 1997, that, as of such date, the $44.00 per share to be received by the holders of ARS Common Stock in the Merger for, in effect, their interest in the ARS radio broadcasting business was fair to such stockholders from a financial point of view. The ARS Board also considered the presentation made to it by Credit Suisse First Boston. See "--Opinion of Financial Advisor to American Radio". Although the Merger Agreement executed on December 18, 1997 changed the means by which the Tower Separation would be effected, it did not affect the amount of the aggregate cash consideration (which had been set forth in the Original Merger Agreement, as executed on September 19, 1997) to be received by holders of ARS Common Stock for their interest in ARS' radio broadcasting business. In connection with the adoption of the Merger Agreement, the ARS Board did not seek an updated fairness opinion from its financial

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advisor. The Credit Suisse First Boston Opinion obtained in connection with the Original Merger Agreement addressed the fairness of the consideration to be received for American's radio business and concluded that the $44.00 per share was fair from a financial point of view to the American common stockholders. See "--Opinion of Financial Advisor to American Radio" and Appendix III. The ARS Board determined that, with respect to the Merger Consideration, the Merger Agreement changed only the form of the Tower Separation and did not change the net economics of the Merger Consideration. Accordingly, it concluded that it would not be necessary to incur the expense of engaging Credit Suisse First Boston to re-issue its opinion in connection with such modifications to the Merger Agreement.

OPINION OF FINANCIAL ADVISOR TO AMERICAN RADIO

  Credit Suisse First Boston was engaged by ARS to act as a financial advisor, including rendering a fairness opinion letter to the ARS Board in connection with the cash consideration in payment for ARS' radio broadcasting business to be received by the holders of ARS Common Stock in connection with the Merger (but not the distribution of ATS Common Stock as part of the Tower Separation). At the September 18, 1997 meeting of the ARS Board, Credit Suisse First Boston delivered its oral opinion to the ARS Board, subsequently confirmed in a written opinion (the "Credit Suisse First Boston Opinion") to the ARS Board on September 19, 1997 that, as of such date, the $44.00 per share of ARS Common Stock to be received by the ARS stockholders in the Merger for, in effect, their interest in the ARS radio broadcasting business was fair to such holders from a financial point of view.

  The full text of the Credit Suisse First Boston Opinion, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix III, is incorporated herein by reference and is included with the consent of Credit Suisse First Boston. ARS common stockholders are urged to, and should, read the Credit Suisse First Boston Opinion carefully and in its entirety. The Credit Suisse First Boston Opinion is directed to the ARS Board and relates only to the fairness of the Cash Consideration (in payment for ARS' radio broadcasting business) from a financial point of view. It does not address the distribution of ATS Common Stock as part of the Tower Separation or any other aspect of the Merger nor does it constitute a recommendation to any ARS stockholder with respect to the Merger. The summary of the Credit Suisse First Boston Opinion set forth below is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, Credit Suisse First Boston: (i) reviewed certain publicly available business and financial information relating to ARS, as well as the Merger Agreement; (ii) reviewed certain other information, including financial forecasts and pro forma financial information provided to it by ARS concerning ARS, after giving effect to a distribution by ARS of all of the capital stock of ATS or the net proceeds from the sale thereof to the ARS stockholders; (iii) discussed the business and prospects of ARS with management of ARS; (iv) considered certain financial and stock market data of ARS; (v) compared such data with similar data for other publicly held companies in similar businesses; (vi) considered the financial terms of certain other business combinations and other transactions which have recently been effected; and (vii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Credit Suisse First Boston deemed relevant.

  In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise received by Credit Suisse First Boston and relied on its being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of ARS' management as to the future financial performance of ARS. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ARS nor was Credit Suisse First Boston furnished with any such evaluations or appraisal. The Credit Suisse First Boston Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. In connection with its engagement, Credit Suisse First Boston approached third parties to solicit indications of interest in a possible

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acquisition of ARS and held preliminary discussions with certain of such parties which discussions, at ARS' request, were not completed, prior to the date on which its opinion was rendered. Although Credit Suisse First Boston evaluated the Merger Consideration from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the Merger. Interested stockholders are encouraged to review the Credit Suisse First Boston Opinion in its entirety.

  In preparing its opinion to the ARS Board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses set forth below does not purport to be a complete description of the analyses underlying the Credit Suisse First Boston Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Credit Suisse First Boston made numerous assumptions with respect to ARS, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ARS. No company, transaction or business used in such analyses as a comparison is identical to ARS or the Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the ARS Board in its evaluation of the Merger and should not be viewed as determinative of the views of the ARS Board or management with respect to the Cash Consideration in payment for the interest in ARS' radio broadcasting business or the Merger.

  The summary set forth below does not purport to be a complete description of the Credit Suisse First Boston Opinion or Credit Suisse First Boston's analysis related thereto. As used in the following discussion, ARS and American Radio refer only to American Radio's broadcasting assets and operations.

  Premium to Unaffected Market Price. Credit Suisse First Boston analyzed the premium to market value of the $44.00 per share price to be received by holders of ARS Common Stock. Assigning a valuation of ATS of $9.00 (per share of ARS Common Stock), Credit Suisse First Boston computed the premiums to be paid over the ARS Class A Common Stock as follows: 35.5% over the $39.125 closing price on August 19, 1997 (the last unaffected trading price) and 6.3% over the $49.875 closing price on September 15, 1997. The price was also determined to provide a 221.2% premium over the June 9, 1995 initial public offering price of ARS of $16.50 and a 17.9% premium over the "unaffected" all-time high stock price of $44.938 (July 17, 1997).

  Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis of the projected cash flow of ARS for the period 1997 through 2006 based in part upon certain operating and financial assumptions, forecasts and other information provided by the management of ARS. Using the financial information set forth by management, Credit Suisse First Boston calculated the estimated free cash flow based on forecast net revenues, cash flow margins and cash expenditures. Credit Suisse First Boston analyzed the financial information provided by management and discounted the stream of free cash flows provided in such forecast back to September 30, 1997 using discount rates ranging from 10.5% to 11.5%. To estimate the residual value of ARS at the end of the forecast, Credit Suisse First Boston applied a range of terminal multiples of 9.5x to 11.0x to the forecasted fiscal 2007 broadcast cash flow ("BCF") and discounted such value estimates back to

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September 30, 1997 using discount rates ranging from 10.5% and 11.5%. The range of discount rates was selected based on a variety of factors including analysis of the estimated cost of capital and capital structures for companies operating in businesses similar to that in which ARS operates, and the range of terminal year multiples was selected based on the trading multiples for such companies. Credit Suisse First Boston performed this analysis on three different cases. The first case was based upon management projections. Under this scenario, revenues grow at approximately 14.25% in 1997, and 1998 and revenue growth declines to 6.0% (industry average) by 2005. BCF grows at approximately 22% in 1998 and BCF growth declines to 9% by 2005. In the "Upside" case, revenue growth declines from 14.25% in 1998 to 7% by 2005 and BCF growth declines from 22% in 1998 to 10% by 2004. In the "Downside" case, revenue growth declines from 8% in 1998 to 6% in 1999 and BCF growth remains constant at 10%. Credit Suisse First Boston then summed the present values of the free cash flows and the present values of the residual value to derive a reference range of values for ARS of approximately $2.5 billion to $2.8 billion in the "Management" case, $2.6 billion to $2.875 billion in the Upside case and $2.05 billion to $2.25 billion in the "Downside" case. This reference range of values was then adjusted for non-operating assets and liabilities including (i) total debt and other liabilities of $1,045,622,289 (assuming conversion of the 7% Convertible Exchangeable Preferred Stock, par value $.01 per share, of ARS (the "ARS Convertible Preferred Stock") and pro forma for $62.5 million of debt to be spun off with ATS); and (ii) cash and cash equivalents of $53,557,000 (including $39,088,000 of option proceeds) (collectively the "Corporate Adjustments") and then divided by 36,697,241 fully diluted shares of ARS Common Stock (including 2,674,078 shares issuable upon exercise of options and 3,897,059 shares issuable upon conversion of the ARS Convertible Preferred Stock) outstanding to yield a valuation reference range for ARS of $41.09 to $49.27 per share in the Management case, $43.82 to $51.31 in the Upside case and $28.83 to $34.28 in the Downside case.

  Comparable Company Analysis. Credit Suisse First Boston reviewed and compared certain actual and forecasted financial, operating and stock market information of ARS with selected publicly traded radio broadcasting companies considered by Credit Suisse First Boston to be reasonably comparable to ARS. These companies included Chancellor Media (pro forma for the merger of Chancellor Broadcasting Company and Evergreen Media Corporation), Clear Channel, Saga Communications, Jacor, Emmis Broadcasting, Cox Radio and Heftel Broadcasting Corporation (the "Comparable Companies"). Credit Suisse First Boston calculated a range of market multiples for the Comparable Companies by dividing the market capitalization (total common shares outstanding plus "in the money" exercisable options times the closing market price per share on September 15, 1997 plus latest reported total debt, capitalized leases, preferred stock and minority interest, minus cash and cash equivalents and option proceeds of each of the Comparable Companies), by such company's sales, BCF and operating cash flow ("OFC") for fiscal 1997 and 1998 on the basis of estimates of selected investment banking firms. This analysis indicated that the average fiscal 1997 multiples of sales, BCF and OCF for the Comparable Companies were 5.9x, 15.2x and 16.6x, respectively and that the average fiscal 1998 multiples of sales, BCF and OCF for the Comparable Companies were 5.1x, 12.4x and 13.5x, respectively. Prior to the announcement that American Radio had retained Credit Suisse First Boston, ARS traded in a range between 12.0x-13.0x forward year broadcasting cash flow, which is in-line, or slightly better than most of the Comparable Companies.

  Comparable Acquisition Analysis. Credit Suisse First Boston analyzed the purchase prices and multiples paid or proposed to be paid in selected merger or acquisition transactions using publicly available information in the radio broadcasting industry which occurred over the last two years including:
Capstar Broadcasting/SFX, Clear Channel/Paxson, Evergreen & Chancellor/Viacom, Evergreen/Chancellor, SFX/Secret, Jacor/Regent, Chancellor/Colfax, American Radio/EZ, Heftel & Clear Channel/Tichenor, CBS/Infinity, Clear Channel/Heftel, Cox/New City, Chancellor/OmniAmerica, Clear Channel/Equity Radio Partners, SFX/Multi-Market, ARS/Henry, Infinity/Granum, Jacor/Citicasters, SFX/Prism, Jacor/Noble, SFX/Liberty, Infinity/Alliance, Chancellor/ Shamrock, Evergreen/Pyramid and Capstar's acquisitions of Commodore Media, Osborn, Benchmark, Community Pacific, Madison, Knight Quality and Patterson (the "Comparable Transactions"). Credit Suisse First Boston selected these acquisitions based on the comparability of businesses conducted by the acquired company to that of ARS. Credit Suisse First Boston calculated the adjusted purchase price (purchase price plus total assumed debt less assumed cash) as a multiple of BCF for each acquired company.


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  Credit Suisse First Boston determined that the relevant ranges of multiples derived from the Comparable Transactions as they applied to ARS were 16.0x to 19.0x 1997 estimated BCF and 13.5x to 16.0x 1998 estimated BCF. Credit Suisse First Boston then calculated imputed valuation ranges of ARS by applying projected results for fiscal 1997 and 1998 to the multiples derived from its analysis of the Comparable Transactions. Using such information, Credit Suisse First Boston derived a reference range of values for ARS of $2.25 billion to $2.65 billion. This reference range of values was then adjusted for the Corporate Adjustments and then divided by 36,550,182 fully diluted shares of ARS Common Stock outstanding to yield a valuation reference range for ARS of $34.28 to $45.18 per share.

  Credit Suisse First Boston also valued ARS based upon acquisition multiples appropriate for cash flowing stations, separating out non-cash flowing or under-performing stations and accounting for such stations on a "stick value" basis. Credit Suisse First Boston determined that the relevant ranges of multiples for cash flowing stations, derived from the Comparable Transactions, were 14.5x to 17.0x 1997 estimated BCF and 12.5x to 15.0x 1998 estimated BCF. Using such information, Credit Suisse First Boston derived a reference range of values for ARS of $2.3 billion to $2.675 billion, or $35.64 to $45.86 per share.

  The ARS Board retained Credit Suisse First Boston based upon its experience and expertise. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking financing and financial advisory services. In the ordinary course of its trading and brokerage activities, Credit Suisse First Boston or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities or senior loans of ARS or CBS. In the past, Credit Suisse First Boston and its affiliates have provided financial services to ARS and have received customary fees for rendering these services.

  Pursuant to a letter agreement dated as of August 20, 1997, ARS has agreed to pay Credit Suisse First Boston a fee of $7.0 million in consideration for its services. In addition to the foregoing compensation, ARS has agreed to reimburse Credit Suisse First Boston for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Credit Suisse First Boston for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under federal securities laws.

                        THE MERGER AND TOWER SEPARATION

  The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix II to this Prospectus and is incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement. Capitalized terms used in this Section describing the provisions of the Merger Agreement which are not otherwise defined in this Prospectus shall have the meaning ascribed thereto in the Merger Agreement.

GENERAL

  Subject to the terms and conditions of the Merger Agreement, the closing of the transactions contemplated thereby (the "Closing") will take place on the date (the "Closing Date") that is the second business day after the date on which all of the conditions set forth in the Merger Agreement, other than those which require the delivery of opinions or documents on the Closing Date, is fulfilled or waived, unless another date is agreed to by CBS and ARS. The Merger will become effective at the Effective Time, which will be the time at which a Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such later time as is specified in such Certificate of Merger. At such time, CBS Sub will be merged with and into ARS, with ARS continuing as the surviving corporation and a subsidiary of CBS. As a result of the Merger, American Tower Systems will become an independent, publicly owned corporation.

  Upon consummation of the Merger, assuming the Tower Merger has not occurred, each holder of record of shares of ARS Common Stock at the Effective Time will receive for each share so held: (i) $44.00 per share in cash; and (ii) one share of ATS Common Stock, with such holders receiving the same class of ATS Common Stock as they owned of ARS Common Stock. Upon consummation of the Tower Merger, holders of ARS Common Stock will receive the same number and class of shares of ATS Common Stock as they would have received had the Merger been consummated at such time, in exchange for a portion of their ARS Common Stock. In such event, the amount of cash to be received per share of ARS Common Stock pursuant to the Merger will be increased in proportion to the reduction in the number of shares of ARS Common Stock outstanding following the Tower Merger so that each ARS common stockholder will receive the same aggregate amount of cash consideration pursuant to the Merger he or she would have received had the Tower Merger not occurred. The following table indicates how the foregoing provisions (which are those described below under "--Conversion of Securities") would operate to increase proportionately the amount of cash consideration to be received in the Merger if the Tower Merger (and related redemption of a portion of ARS Common Stock outstanding at the Tower Merger Effective Time) is effected prior the Merger. Numbers in the table have been rounded for ease of presentation.

ASSUMED CLOSING SALE
PRICE OF ARS CLASS A
COMMON STOCK ON NYSE       ASSUMED VALUE OF       PERCENT OF SHARES OF ARS  ADJUSTED CASH CONSIDERATION
  AT TOWER MERGER         ATS COMMON STOCK AT     COMMON STOCK REDEEMED IN           IN MERGER
   EFFECTIVE TIME     TOWER MERGER EFFECTIVE TIME       TOWER MERGER       (IN LIEU OF $44.00 PER SHARE)
--------------------  --------------------------- ------------------------ -----------------------------
       $53.00                   $ 9.00                        17%                     $53.00
       $54.00                   $10.00                      18.5%                     $53.99
       $55.00                   $11.00                        20%                     $55.00
       $56.00                   $12.00                      21.4%                     $55.98
       $57.00                   $13.00                      22.8%                     $56.99

  For example, if the closing sale price per share of the ARS Class A Common Stock was $54.00 at the Tower Merger Effective Time, then a holder of 1,000 shares of ARS Class A Common Stock would have the right to exchange such shares at the Tower Merger Effective Time for 815 shares of ARS Class A Common Stock and 1,000 shares of ATS Class A Common Stock. If the Merger is subsequently consummated, such holder would at the Effective Time have the right to receive $53.99 per share for his or her 815 shares of ARS Class A Common Stock (assuming such holder did not dispose of such shares in the interim). In summary, as a result of the Tower Merger followed by the Merger, such holder would have the right to receive 1,000 shares of ATS Class A Common Stock and $44,000 in cash consideration ($53.99 multiplied by 815 shares). If the Tower Merger had not occurred prior to the Merger, then such holder at the Effective Time would receive 1,000 shares of ATS Class A Common Stock and $44,000 in cash ($44 per share multiplied by 1,000 shares). In the event the Tower Merger were consummated but the Merger were not, ARS common stockholders would continue to own their interests in American Radio and such interests, while represented by a reduced number of shares, would represent the same proportionate interests as existing immediately prior to the Tower Merger.

CONVERSION OF SECURITIES

  Conversion of ARS Common Stock. Upon consummation of the Merger, each share of ARS Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be converted into the right to receive the following:

    (a) in the event the Tower Merger has not occurred, (i) $44.00 in cash and (ii) one share of ATS Common Stock of the same class as the shares of ARS Common Stock surrendered (the "Tower Stock Consideration"); or

    (b) in the event the Tower Merger has occurred, (i) an amount in cash determined by dividing $44.00 by the American Conversion Factor.

The term (i) "Cash Consideration" means (x) if the Tower Merger has not occurred, $44.00, and (y) if the Tower Merger has occurred, the amount of cash determined pursuant to the provisions of paragraph (b) preceding, and (ii) "American Conversion Fraction" means a fraction (x) the numerator of which is the difference between (A) the denominator and (B) the value (determined as set forth in the Merger Agreement) of one share of ATS Class A Common Stock immediately prior to the Tower Merger Effective Time, and (y) the denominator of which is the value (determined as set forth in the Merger Agreement) of one share of American Class A Common immediately prior to the Tower Merger Effective Time. The Merger Agreement provides that for purposes of determining the value of the American Class A Common and the ATS Class A Common Stock immediately prior to the Tower Merger Effective Time the following principles shall apply:

    (x) each share of American Class A Common shall be valued at an amount equal to the average closing sales price of the American Class A Common on the NYSE, as reported by the Wall Street Journal, for the ten (10) consecutive trading days immediately preceding the second trading date prior to the Tower Merger Effective Time; and

    (y) each share of ATS Class A Common Stock shall be valued at the amount determined in good faith by the ARS Board to be its fair market value immediately prior to the Tower Merger Effective Time.

The term "Merger Consideration" means the Cash Consideration and, if the Tower Merger Effective Time shall not have occurred, the Tower Stock Consideration.

  Conversion of ARS Options. Upon consummation of the Merger, each ARS Option outstanding immediately prior to the Effective Time will be canceled and the holders thereof will be entitled to receive (i) one share of ATS Class A Common Stock and (ii) the difference between $44.00 and the exercise price per share of the ARS Option so canceled, multiplied, in both cases, by the number of shares subject to such ARS Option. See "--Certain Other Covenants--ARS Options" for information concerning exchange of ARS Options held by ARS employees who will become ATS employees for options to acquire ATS Common Stock.

  ARS Preferred Stock. Upon consummation of the Merger, each share of Preferred Stock, par value $.01 per share (the "ARS Preferred Stock"), issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will not be changed in any respect by the Merger, except that, in accordance with its terms, the ARS Convertible Preferred Stock will become convertible into cash and ATS Class A Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF MERGER AND TOWER MERGER

  The IRS has not ruled directly on the tax status of the Merger or the Tower Merger, and no such ruling will be sought. Set forth below is a description of certain material federal income tax consequences of the Merger and the Tower Merger which would be applicable to holders of ARS Common Stock. Sullivan & Worcester, tax counsel to ARS, has rendered its opinion (a copy of which has been filed as an exhibit to the Registration Statement) that the discussion contained in this section describes the material federal income tax consequences of the Merger and Tower Merger. There can be, however, no assurance that the IRS would agree with the conclusions discussed or refrain from challenging some or all of the described consequences. Except as otherwise expressly indicated, the following only describes certain tax consequences to United States persons (e.g., citizens or residents of the United States and domestic corporations) who hold shares of ARS Common Stock as capital assets. It does not discuss the tax consequences that might be relevant to holders of such stock who may be subject to special rules under the federal income tax law, such as life insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar, persons who acquired ARS Common Stock or options to acquire such stock in connection with their employment, persons subject to alternative minimum tax or persons who hold ARS Common Stock as part of a straddle, hedging transaction or conversion transaction.

  Tax Consequences to ARS and ATS. American Radio will recognize gain, but not loss, in an amount equal to the difference between the fair market value of the shares of ATS Common Stock distributed in the Merger (or, if applicable, the fair market value of the shares of ATS Common Stock distributed in the Tower Merger) and American Radio's basis in such shares. Pursuant to the Merger Agreement, ATS is obligated to indemnify and hold American Radio harmless, on an after-tax basis, from any tax liability imposed upon it in connection with the distribution of ATS Common Stock in the Merger (and, if applicable, the Tower Merger), or in connection with certain associated intercompany sales and transfers of property and assets between and among ATS and other affiliates of American Radio, in excess of $20.0 million. See "-- ARS-ATS Separation Agreement" below.

  Tax Consequences to Holders of ARS Common Stock in the Merger. The surrender of ARS Common Stock for cash and ATS Common Stock in the Merger will be treated as a sale of such stock. Each holder of ARS Common Stock will recognize capital gain or loss equal to the difference between (i) the amount of cash received and the fair market value of ATS Common Stock received, and
(ii) the adjusted tax basis of the shares of ARS Common Stock surrendered. Any such capital gain or loss will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares is more than one year. Amounts treated as long-term capital gain are subject to taxation at varying rates, depending among other things on the holding period of the property disposed of and the tax status of the holder. The holder's basis in any ATS Common Stock received will equal its fair market value on the date of the Merger, and the holder's holding period therein will commence on the following day.

  It is possible that circumstances may delay consummation of the Merger beyond May 31, 1998 and that ATC would be unwilling to extend the termination date (May 31, 1998) set forth in the ATC Merger Agreement. Under such circumstances, management may determine to effect the Tower Merger. See "The ATC Merger--Background of the ATC Merger". The discussion in the following section below will only be applicable should management determine to pursue the Tower Merger.

  Tax Consequences to Holders of ARS Common Stock of the Tower Merger. The surrender in the Tower Merger of a number of shares of ARS Common Stock in exchange for a number of shares of ATS Common Stock (plus cash in lieu of fractional shares) will be treated as a redemption of such ARS Common Stock for an amount of consideration equal to the fair market value of any ATS Common Stock received plus any cash received. Such redemption will be treated as a sale or exchange of the surrendered ARS Common Stock in which gain or loss is recognized equal to the difference between the fair market value of any ATS Common Stock received plus any cash received and the holder's adjusted tax basis in the ARS Common Stock surrendered (with such gain or loss constituting long-term capital gain or loss if the holding period for the surrendered ARS Common Stock exceeded one year), provided the redemption (i) results in a "complete termination" of the holder's stock interest in ARS under section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder under section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code. A distribution to a holder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in ARS, but there cannot always be certainty as to when such a "meaningful reduction" has occurred because the applicable test is not based on numerical criteria. Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the more objective tests set forth in sections 302(b)(3) and 302(b)(2) of the Code, respectively.

  In determining whether any of the tests under sections 302(b)(1)-(3) of the Code have been met, the holder must take into account not only stock he actually owns, but also stock he constructively owns within the meaning of section 318 of the Code, and in addition, a redemption that is part of a firm and fixed integrated plan is to be tested under Code sections 302(b)(1)-(3) by taking into account all changes in proportionate stock ownership in ARS that occur as a result of such overall plan. Accordingly, assuming that the Merger is consummated, a holder of ARS Common Stock surrendering shares of ARS Common Stock in the Tower Merger should be treated as subsequently disposing of the balance of his shares of ARS Common Stock in the Merger (or selling or exchanging such shares in a sooner disposition) as part of a firm and fixed integrated plan for a "complete termination" of his interest in ARS or, alternatively, a "substantially disproportionate" reduction or "meaningful reduction" thereof. However, whether such a firm and fixed integrated plan exists is in part a question of fact, and accordingly counsel is unable to conclude with certainty that such a plan would be considered to exist if the Merger is ultimately consummated. If the Merger is ultimately not consummated, the Tower Merger would constitute a pro rata redemption of ARS Common Stock that, absent a holder's firm and fixed integrated plan to otherwise sell or exchange a sufficient amount of his remaining ARS Common Stock, would generally not affect a holder's proportionate ownership of ARS, and accordingly would not qualify for sale or exchange treatment under any of the tests under sections 302(b)(1)-(3) of the Code. Because of the absence of any definitive judicial precedent or regulatory provision, it is not at all clear that a holder's sale of remaining ARS Common Stock into the market, if the Merger is ultimately not consummated, would meet the standard of a firm and fixed integrated plan.

  If the redemption is not treated as a sale or exchange to the holder of ARS Common Stock under the tests of sections 302(b)(1)-(3) of the Code, the redemption will be treated as a distribution in the amount of the fair market value of any ATS Common Stock received plus any cash received, which distribution will be taxable as ordinary dividend income to the extent of the holder's share of ARS' current or accumulated earnings and profits for federal income tax purposes. The holder's adjusted tax basis in the redeemed ARS Common Stock will be transferred to the holder's remaining stock holdings in ARS, and if the holder has no actual stock interest in ARS remaining (having only a constructive stock interest), the holder may lose such basis entirely. To the extent that the foregoing amount of the distribution exceeds the holder's share of ARS' current or accumulated earnings and profits, such distribution will be treated first as a return of capital that will be applied against and reduce the adjusted tax basis of the holder's remaining ARS Common Stock. Any remaining amount of the distribution after such basis has been reduced to zero will be taxed as capital gain and will be long-term capital gain if the holding period for the applicable ARS Common Stock exceeds one year. For purposes of determining ARS' current or accumulated earnings and profits for federal income tax purposes, the distribution of shares of ATS Common Stock in the Tower Merger is deemed to be a taxable sale by ARS of the shares of ATS Common Stock so distributed and will, therefore, increase such current earnings and profits to the extent that the value of the ATS Common Stock exceeds ARS' adjusted tax basis therein at the time of distribution. In addition, prior transactions that had the effect of causing ATS to cease to be a member of ARS' consolidated group (i.e., consummation of the Gearon Transaction and the transactions contemplated by the ATS Stock Purchase Agreement), also had the effect of triggering any previously deferred intercompany gains arising from transactions between ATS (or one of its subsidiaries) and certain members of the ARS consolidated group (including ATS and its subsidiaries). Such gains will increase ARS' current earnings and profits for federal income tax purposes. See "Unaudited Pro

Forma Condensed Consolidated Financial Statements of American Tower Systems" for ARS' estimate of the tax payable by ATS as a result of gain likely to result as a consequence of such transactions.

  Whether or not the tests of sections 302(b)(1)-(3) of the Code are satisfied in respect of ARS Common Stock surrendered in the Tower Merger, the holder's basis in any ATS Common Stock received will equal its fair market value on the date of the Tower Merger, and the holder's holding period therein will commence on the following day.

  Amounts treated as long-term capital gain are subject to taxation at varying rates, depending among other things on the holding period of the property disposed of and the tax status of the holder.

  Backup Withholding. Under the federal income tax backup withholding rules, unless an exemption applies, the Exchange Agent will be required to withhold, and will withhold, 31% of certain payments to which a holder of ARS Common Stock or other payee is entitled pursuant to the Merger (or the Tower Merger) and related transactions, unless the holder or other payee provides a tax identification number (social security number in the case of any individual, or employer identification number in the case of other ARS stockholders) and certifies under penalties of perjury that such number is correct. Each holder of ARS Common Stock, and, if applicable, each other payee, should complete and sign the substitute Form W-9 which will be included as part of the letter of transmittal to be returned to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent. Certain holders (including, among others, corporations) are not subject to these backup withholding requirements. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for such year.

  HOLDERS OF ARS COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER AND TOWER MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  THE FOREGOING SECTION IS A SUMMARY DESCRIPTION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, THE TOWER MERGER AND RELATED TRANSACTIONS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY HOLDER OF ARS COMMON STOCK. IN ADDITION, IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER, THE TOWER MERGER AND RELATED TRANSACTIONS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION.

REASONS FOR THE TOWER SEPARATION

  The Tower Separation has been designed to separate American Radio's interests in the communications site business from its interests in the radio broadcasting business. Management had concluded that the continued combination of the radio broadcasting business and the communications site business was not, in the long run, in the best interests of the ARS common stockholders. Among the factors leading to such conclusion was that such businesses are in management's judgment fundamentally different and require different management skills. Management's experience in talking to investors and industry analysts confirmed its judgment that the market place had difficulty in evaluating the ARS Common Stock given the disparity in the development stages and potential of ARS' two businesses. Management believes and the ARS Board has concluded that the separation of ARS' communications site business through the distribution of ATS Common Stock to the holders of shares of ARS Common Stock will enable such stockholders to realize a greater value, in the long run, than if such business had been offered for sale at this time, whether as part of the radio broadcasting business or separately. Such belief was based on two groups of factors: (i) factors affecting the industry, including that the communications site business was a new one as far as the market place was concerned, that there were no publicly traded communications site companies, and that the amount of information publicly available about such industry was limited, together with the ARS Board's knowledge as to the prices at which what companies in the industry were being bought and sold; and (ii) factors affecting ATS, including that ATS was in the very early stages of development, that ATS was engaged in a major acquisition program only a portion of which had been completed, that ATS had not had the opportunity to consolidate its acquisitions and to begin to reap the benefits of such acquisition program, and that ATS' construction activities had been relatively minimal (compared to its projected program) and therefore the benefits of such program were in the future.

  The communications site business has grown substantially in recent years and, as a result, the joint valuation and operation of these businesses has, in management's opinion, become less desirable. ARS' management believed that, because of the relative size of ATS' business compared to ARS' business on a consolidated basis, the value of ATS had been largely overlooked by the investment community. The separation of the communications site business from its radio broadcasting business will, the ARS Board believes, enable the market to focus on the individual strengths of ATS and more accurately evaluate ATS' performance compared to other companies in that business. By allowing the market to establish a separate valuation for ATS, the Tower Separation should, in management's opinion, result in an increase in the long-term value of the ARS current investment in ATS. The Tower Separation will also give the ARS common stockholders and other potential investors the opportunity to continue to retain an interest in the communications sites business. As a separate, publicly traded company, ATS will also have increased flexibility to raise capital and effect acquisitions by issuing its own securities.

  Finally, the separation of the communications site business from the radio broadcasting business will permit management of ATS to focus on the development and expansion of its business in a manner best suited to that business and its market, without concern for the objectives of, or competitive effect of such expansion on, ARS' radio broadcasting business. Management will be able to concentrate its efforts on responding to the operational characteristics and competitive dynamics of the communications site business, an industry which is undergoing dramatic change and expansion. ATS' management will be able to tailor its business strategies and capital investments to the specific requirements of that industry. Further, as an independent, publicly traded company, ATS will be able to design more effective incentive compensation programs for its management and employees by linking their compensation to the performance of ATS' business, as reflected in the stock market's evaluation of the ATS Common Stock, thereby enhancing ATS' ability to attract, motivate and retain high quality employees.

TOWER MERGER

  If the Merger has not been consummated on or prior to May 31, 1998 (as such date may be extended by American Radio with the written consent of CBS, such consent not to be unreasonably withheld, delayed or conditioned), on June 1, 1998 (or the date following the date, if any, to which the May 31, 1998 has been so extended), pursuant to the Merger Agreement and the Tower Merger Agreement, the ARS Board shall, in its sole discretion, elect to consummate or irrevocably abandon the Tower Merger. If consummated, the Tower Merger will involve the merger of ATS Merger Corporation, a Delaware corporation and a wholly-owned subsidiary ARS ("ATS Mergercorp"), with and into ARS which will be the surviving corporation. Pursuant to the Tower Merger Agreement, a copy of which is included as Exhibit D as part of Appendix II, each share of ARS Common Stock issued and outstanding immediately prior to the Tower Merger (the "Tower Merger Effective Time") will be converted into the right to receive:

    (a) one share of ATS Common Stock, with (i) each share of American Class A Common being converted into the right to receive one share of ATS Class A Common Stock, (ii) each share of American Class B Common being converted into the right to receive one share of ATS Class B Common Stock, and (iii) each share of American Class C Common being converted into the right to receive one share of ATS Class C Common Stock (collectively, the "Tower Merger Tower Consideration"); and

    (b) a fraction (the "American Conversion Fraction") of a share of ARS Common Stock of the same class as the class of ARS Common Stock being converted, (i) the numerator of which is the difference between (A) the denominator and (B) the value (as described above) of one share of ATS Class A Common Stock immediately prior to the Tower Merger Effective Time, and (ii) the denominator of which is the value (as described above) of one share of American Class A Common immediately prior to the Tower Merger Effective Time (collectively with the Tower Merger Tower Consideration, the "Tower Merger Consideration").

  No certificates in respect of fractional shares of ARS Common Stock shall be issued in the Tower Merger, fractional shares otherwise so issuable shall be satisfied in cash as provided in the Tower Merger Agreement, and the certificates that immediately prior to the Tower Merger Effective Time represent outstanding shares of ARS Common Stock shall be deemed, without any action of the holders thereof, to represent (i) the number of shares of ARS Common Stock the holder thereof has the right to receive pursuant to paragraph
(b) above, together with cash in lieu of fractional shares as provided in the Tower Merger Agreement and (ii) the Tower Merger Tower Consideration.

CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate of Incorporation of ARS, as in effect immediately prior to the Effective Time, will be amended as of the Effective Time as read in its entirety as set forth in Exhibit A to the Merger Agreement and, as so amended, such Certificate of Incorporation, together with the certificates of designation for the ARS Cumulative Preferred Stock and the ARS Convertible Preferred Stock, will be the Certificate of Incorporation of the surviving corporation in the Merger until thereafter changed or amended as provided therein or by applicable law. Such amendment will not be deemed to affect in any manner the Certificate of Designation of (i) the ARS Cumulative Preferred Stock or (ii) the ARS Convertible Preferred Stock. The by-laws of ARS in effect at the Effective Time will be the by-laws of the surviving corporation in the Merger until amended in accordance with Applicable law and the organic documents of ARS.

  The ATS Restated Certificate and the ATS by-laws are identical in all material respects to those of ARS except as follows:

    (i) the authorized number of shares of preferred stock and common stock are greater in the case of ATS and there will be no preferred stock of ATS outstanding upon consummation of the Tower Separation (unless authorized and issued subsequent to the date hereof by the ATS Board);

    (ii) dividends and other distributions of securities of Persons other than ATS (including its subsidiaries) can be made in the form of different classes of securities of such Persons in a manner designed to preserve the voting rights of the ATS common stockholders; such distributions are permitted by the ARS Restated Certificate of Incorporation only in the context of a merger or consolidation;

    (iii) the ATS Class C Common Stock can be converted into ATS Class A Common Stock with the consent of the ATS Board; no such provision is contained in the ARS Restated Certificate of Incorporation;

    (iv) the definition of "Transferred" in the ATS Restated Certificate of Incorporation has been clarified to provide that such term does not include the granting of a proxy or the entering into of a voting agreement, whether revocable or irrevocable, and whether generally or with respect to a specific issue or issues; such had been the intent of the provisions of the ARS Restated Certificate of Incorporation; and

    (v) the provisions of the ATS Restated Certificate of Incorporation with respect to class voting by the ATS common stockholders has been clarified to provide that there is no such class vote, notwithstanding the provisions of Delaware law, with respect to increases or decreases in the authorized number of shares of any class; such had been the intent of the provisions of the ARS Restated Certificate of Incorporation.

In addition, in order to satisfy a condition to the consummation of the ATC Merger, if it is consummated, the ATS Restated Certificate will be amended to
(a) prohibit future issuances of ATS Class B Common Stock (except upon exercise of then outstanding options and pursuant to stock dividends or stock splits), (b) limit transfers of

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ATS Class B Common Stock to a more narrow group than is provided in the ARS
Restated Certificate of Incorporation, (c) limit Mr. Dodge's voting power to 49.99% (less the voting power represented by the shares of Class B Common Stock acquired by the Stoner purchasers pursuant to the ATS Stock Purchase Agreement and still owned by them), (d) provide for automatic conversion of the ATS Class B Common Stock to ATS Class A Common Stock should Mr. Dodge's aggregate voting power fall below either (i) 50% of his initial aggregate voting power (immediately after consummation of the ATC Merger) or (ii) 20% of the aggregate voting power of all shares of ATS Common Stock at the time outstanding, and (e) require consent of the holders of a majority of ATS Class A Common Stock for amendments adversely affecting the ATS Class A Common Stock.

DIRECTORS AND OFFICERS

  From and after the Effective Time, until successors are duly elected or appointed and qualified, or upon their earlier resignation or removal, in accordance with applicable law and the organic documents of CBS Sub and ARS, as applicable, (a) the directors of CBS Sub at the Effective Time will be the directors of the surviving corporation, and (b) the officers of ARS at the Effective Time will be the officers of the surviving corporation, except that as explained elsewhere herein, Messrs. Dodge, Box, Winn and certain other ARS officers who will become ATS officers will resign from their positions with ARS.

ARS-ATS SEPARATION AGREEMENT

  The Merger Agreement requires that American Radio and American Tower Systems enter into an agreement (the "ARS-ATS Separation Agreement") to provide for
(i) the sharing of various liabilities and obligations, including without limitation those relating to the taxes payable by American Radio as a consequence of the Tower Separation, (ii) certain adjustments based on American Radio's working capital and indebtedness as of the Effective Time of the Merger, and (iii) the leasing of space to American Radio on certain of American Tower Systems' towers. The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Appendix II to this Prospectus and is incorporated by reference herein, which are to be contained in the ARS-ATS Separation Agreement. This summary is qualified in its entirety by reference to the full and complete text of the Merger Agreement. Capitalized terms used in this Section describing the provisions of the Merger Agreement which are not otherwise defined in this Prospectus shall have the meaning prescribed therefor in the Merger Agreement.

  Sharing of Tax and Other Consequences. With respect to the terms and conditions of the Tower Separation, including the sharing of the tax consequences thereof, the ARS-ATS Separation Agreement provides as follows:

    (a) American Tower Systems is obligated to indemnify American Radio and its Subsidiaries (other than the Tower Subsidiaries, collectively the "ATS Group") harmless from and against any liabilities (other than income tax liabilities) to which American Radio or any of its Subsidiaries (other than the ATS Group) may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of the ATS Group, including without limitation (i) the assets to be transferred to American Tower Systems except certain leases listed in the Merger Agreement, (ii) liabilities (A) in connection with the distribution of the Tower Stock Consideration as part of the Tower Merger or the Merger, (B) relating to or arising from any agreement, arrangement or understanding (other than the Tower Documentation) entered into by American Radio, ATS or any member of the American Tower Group (x) for the benefit of any member of the American Tower Group, (y) in contemplation of the Tower Separation, or (z) with respect to the sale, assignment, transfer or other disposition of shares of ATS Common Stock, (C) relating to or arising from any untrue statement or alleged untrue statements of a material fact contained in this Prospectus, the Information Statement/Prospectus used in connection with the Merger, any proxy statement used in connection with any ARS stockholder meeting with respect to approval of the Tower Merger, the Registration Statement or in any document filed or required to be filed in connection with the Merger, or in any document filed or required to be filed by American or any member of the American Tower Group in connection with the preceding clause
  (B) or any omission or alleged omission to state therein a material

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

  fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information provided by or relating solely to American Radio (excluding ATS Mergercorp and the American Tower Group) which is contained in or expressly consistent with the Filed American SEC Documents or the American Form 10-Q for the nine months ended September 30, 1997 filed by American Radio with the Commission under the Exchange Act, or (D) in connection with any action or omission of any Tower Employee for the benefit of, including without limitation in furtherance of the business of, any member of the American Tower Group or in connection with or incident to such employee's duties and responsibilities as a Tower Employee, (iii) any economic impact related to or arising from the failure to obtain any government authorizations, private authorizations or other third party consents, or to make any governmental filings, necessary to consummate the Tower Separation, as the case may be, and (iv) the rental and related expenses for the relevant portion of the leased premises located at 116 Huntington Avenue, Boston Massachusetts in the event of the failure to obtain the landlord's consent to the assignment of the obligations relating to, or sublease of, such relevant portion of such premises.

    (b) American Radio is obligated to indemnify the ATS Group harmless from and against any liabilities (other than income tax liabilities) to which the ATS Group may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of American Radio or its Subsidiaries (other than the ATS Group) whether arising prior to, concurrent with or after the Merger.

    (c) The allocation of Tax liabilities and deconsolidation of American Radio and the ATS Group is to be made in accordance with the principles set forth in the ARS-ATS Separation Agreement, including without limitation that ATS is obligated to indemnify (and make whole on an after-tax basis) American for all Taxes imposed by any Taxing Authority on any member of the American Tax Group or on CBS as a result of or in connection with sale or transfer of assets to the American Tower Group pursuant to Section 6.17(f) of the Merger Agreement (or between members of the American Tax Group prior to the final transfer to a member of the American Tower Group or between members of the American Tower Group), the Merger, the Tower Merger, the Tower Separation, any other disposition of stock of ATS contemplated or permitted by the Merger Agreement, or the merger of ATS with any other Person as the case may be, including without limitation any Taxes on any gain to any member of the American Tax Group arising under Section 311 of the Code, any Taxes on any deferred gain to any member of the American Tax Group triggered as a result of or upon any such event, any gain attributable to any excess loss account triggered upon any such event, any Taxes arising as a result of the election or other transactions contemplated by clause 6.17(c)(xii) of the Merger Agreement, income or gain arising as a result of transactions described in Section 3.4(c) or the second sentence of Section 6.8(a) of the Merger Agreement, and gain on the conversion of ARS Convertible Preferred Stock into ATS Common Stock, and any transfer Taxes arising from any such event, all to the extent that the additional liability for such Taxes payable by the American Tax Group as a consequence of such events (on a "but for" basis) exceeds $20,000,000.

    (d) The ARS-ATS Separation Agreement provides that a member of the ATS Group shall assume to the extent permitted by the landlord, the obligations under the lease of 116 Huntington Avenue, Boston, Massachusetts, with respect to the relevant portion of such leased premises.

    (e) American Radio is obligated to transfer, or cause its Subsidiaries to transfer, to ATS the communications towers agreed upon by CBS and American Radio prior to the execution of the Merger Agreement (the "Transferred Towers"), and ATS is obligated to assume all of American Radio's and such Subsidiaries' obligations with respect to the Transferred Towers to the extent set forth in the ATS-ARS Separation Agreement.

    (f) On the earlier to occur of the Merger or the Tower Merger, certain employees of American Radio (the "ATS Employees") are to be offered full-time employment by ATS or one of its Subsidiaries. If the Tower Separation occurs prior to the Closing Date, such employees shall continue to offer management services to American Radio and ATS is obligated to make such ATS Employees available to ARS to provide such services in order to enable ARS to fulfill its obligations under Section 6.10(i) of the Merger Agreement (i.e., conduct its business in the ordinary and usual course of business and consistent with past practice).

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

  For a period of eighteen (18) months following the consummation of the Tower Separation, members of the ATS Group shall not actively solicit or seek to hire any employees of American Radio or its Subsidiaries not engaged in the business of the ATS Group as of the date of the Merger Agreement, other than the ATS Employees, it being understood and agreed that such agreement shall not be deemed to prevent members of the ATS Group from placing general advertisements in publications or on the Internet or soliciting any such employee who (i) initiates employment discussions with a member of the ATS Group or (ii) is not employed by American Radio or CBS or any of their respective Subsidiaries on the date such a member first solicits such employee.

  For a complete description of the material terms and conditions of the ARS-ATS Separation Agreement relating to the sharing of tax and other liabilities, see Section 6.17 of the Merger Agreement attached hereto as Appendix II.

  The foregoing is a description of the rights and obligations of ARS and ATS in the event the Merger is consummated. Although the ARS-ATS Separation Agreement will be effective and operational upon consummation of the Tower Merger, in the event the Merger were not subsequently consummated, the ARS Board has reserved the right to alter the terms of that agreement to provide for a sharing of the rights and obligations in a manner that may be more or less favorable to ATS. Because the ARS Board believes that the Merger will be consummated, it has not made any determination of what the rights and obligations of ARS and ATS should be in the event it were not.

CLOSING DATE ADJUSTMENTS

  The Merger Agreement also contains provisions (that are to be included in the ARS-ATS Separation Agreement) relating to adjustments of the amount required to be paid by CBS in the Merger, based on American Radio's working capital and indebtedness as of the Closing Date. Any such adjustments are required to be paid by or to ATS; they will not, in any event, affect the Merger Consideration payable to the holders of ARS Common Stock. With respect to such adjustments, the Merger Agreement provides, among other things, for an adjustment as follows:

    (a) Subject to paragraph (c) below, if Closing Working Capital is less than (i) $60,000,000 in the event the Closing Date is on or prior to March 31, 1998 or (ii) $70,000,000 in the event the Closing Date is after March 31, 1998 (the "WC Amount"), then ATS shall, and if Closing Working Capital is greater than the WC Amount, CBS shall, owe the other the amount of such difference. The term "Working Capital" shall mean Current Assets minus Liabilities. The terms "Current Assets" and "Liabilities" shall mean the current assets and liabilities of the Post-Closing American Group calculated in accordance with GAAP, except that (i) outstanding principal amount of indebtedness and liquidation preference of preferred stock will be excluded, (ii) cash will be excluded, (iii) accruals for taxes will be included except that (A) tax liabilities which ATS is obligated to indemnify American Radio and its Subsidiaries (other than the American Tower Group) pursuant to the provisions of the Tower Documentation, and deferred income Tax assets and liabilities that exist or arise from differences in basis for Tax and financial reporting purposes attributable to acquisitions, exchanges and dispositions or attributable to depreciation and amortization shall not be taken into account, (B) Tax benefits arising from the exercise or cancellation of options between the date of the Original Merger Agreement and the Effective Time shall not be taken into account, and (C) accruals for taxes relating to acquisitions, exchanges or dispositions will be determined in accordance with ARS' past accounting practices, (iv) Current Assets will be increased by amount equal to the sum of (x) the amount derived by multiplying the Cash Consideration by the number of shares of ARS Common Stock held in its treasury as of the Effective Date and (y) the aggregate amount of the spread of $44.00 over the exercise price of each ARS Option outstanding on the date of the Original Merger Agreement terminated or canceled prior to the Effective Time or for which the holder has elected to receive an option to acquire ATS Common Stock in lieu thereof, less the tax benefit that would have been received with respect to the exercise of such options, (v) Current Assets will be (A) increased (if the number of shares of ARS Common Stock issuable upon conversion of the American Convertible Preferred Stock is fewer than 3,750,000 (or if the

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

  Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) less (II) the number of shares of ARS Common Stock issuable upon conversion of the American Convertible Preferred Stock or (B) decreased (if the number of shares of ARS Common Stock issuable upon conversion of the American Convertible Preferred Stock is greater than 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) the number of shares of ARS Common Stock issuable upon conversion of the American Convertible Preferred Stock less (II) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) (vi) liabilities from the radio broadcasting rights contracts for St. Louis Rams games will be limited to $3,300,000, and (vii) amounts owed by American Tower to American pursuant to Section 9.3(c) shall be excluded from Current Assets and liabilities with respect to such amounts shall be excluded from Liabilities.

    (b) Subject to paragraph (c) below, if Closing Net Debt is greater than the Debt Amount minus $50,419,000, minus cash received by the Post-Closing American Group in respect of options exercised between the date of the Original Merger Agreement and the Effective Time (the "CD Amount"), ATS shall, and if Closing Net Debt is less than the CD Amount, CBS shall, owe the other the amount of such difference. "Debt Amount" shall mean $1,066,721,000, subject to adjustment for the failure to consummate any of the Recent Transactions relating to American Radio and for the consummation of any other acquisitions or dispositions. The term "Net Debt" shall mean outstanding principal amount of indebtedness (including, without duplication, guarantees of indebtedness) plus outstanding liquidation preference of all preferred stock (other than the American Convertible Preferred Stock) minus cash.

    (c) The amounts owed pursuant to the provisions of paragraphs (a) and (b) above shall be aggregated or netted, as appropriate (the resulting amount, the "Adjustment Amount"). In the event that the Adjustment Amount minus $10,000,000 is greater than $0 (the "Final Adjustment Amount"), the party that owes the Final Adjustment Amount will make payment by wire transfer of immediately available funds of the Final Adjustment Amount together with interest thereon at a rate of interest equal to the lesser of (i) 10% per annum and (ii) if ATS is being charged a rate of interest by a financial institution, such rate, but in no event lower than the prime rate as reported in the Wall Street Journal on the date of the Closing Statement becomes final and binding on the parties, calculated on the basis of the actual number of days elapsed divided by 365, from the date of the Effective Time to the date of actual payment.

    (d) The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Closing Statement was prepared in compliance with the requirements set forth above and the allocation of the costs of dispute resolution, and the Accounting Firm is not to make any other determination.

    (e) During the period of time from and after the delivery of the Closing Statements to ATS through the date the Closing Statement becomes final and binding on CBS, ARS and the Tower Entity, CBS will cause the Post-Closing American Group to afford the Tower Entity and any accountants, counsel or financial advisors retained by the Tower Entity in connection with the adjustments described above reasonable access (with the right to make copies) during normal business hours to the books and records of the Post-Closing American Group to the extent relevant to the adjustments.

    (f) Any adjustment pursuant to Section 6.18 of the Merger Agreement shall be taken into account in the calculation of Tax liability pursuant to
  Section 6.17(c) of the Merger Agreement, and any increase or decrease in the amount of Taxes that are reimbursable or indemnifiable by the ATS Group as a result of any such adjustment shall be treated as an adjustment to Taxes for purposes of Section 6.17(c) of the Merger Agreement.

  See Section 6.18 of the Merger Agreement for a complete description of the Closing Date adjustments.


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

LEASE ARRANGEMENTS

  In connection with the Tower Separation, CBS and ARS will agree on the definitive documentation ("Tower Leases") to be executed by ARS and ATS with respect to certain broadcasting towers ("Towers"). The markets in which such Towers are located and the annual "market price" for each antenna are set forth in Exhibit B to the Merger Agreement. Subject to certain exceptions, 14 of such Towers were owned or leased by ARS and in January 1998 became the property of ATS; the balance will be transferred by ARS to ATS prior to the Tower Separtion. Each of the Tower Leases contains or will contain standard and customary terms and conditions and CBS and ARS specifically agree to the inclusion of the following in each of the Tower Leases: (a) except for certain exceptions, each Tower Lease will be for a term of twenty (20) years with four
(4) renewal periods of five (5) years each; each such renewal to be upon the same terms and conditions as the original Tower Lease; (b) Prior to the Effective Time, ARS will use its best efforts to extend the term of each lease ("Land Leases") to a minimum duration of twenty (20) years, inclusive of renewal periods, if any, and provide CBS with respect to the Towers subject to the extended Land Leases, tower leases with the equivalent benefits set forth in clauses (c), (d) and (e) and for a minimum duration of twenty (20) years ("Extended Tower Leases"). With respect to any such Land Lease that is not so extended (except with respect to the Land Lease for KBAY (FM) (formerly KUFX
(FM)), Gilroy, California which present term of approximately eighteen (18) remaining years shall be deemed to satisfy the foregoing requirement of a minimum duration of twenty (20) years), ARS, ATS and CBS will negotiate in good faith to agree upon definitive documentation to provide CBS with respect to the Towers subject to such Land Leases, tower leases with the benefits equivalent of such Extended Tower Leases or mutually agreed to alternative arrangements providing equivalent value to CBS; (c) each Tower Lease will provide that no payments will be payable by CBS for a period of three (3) years from the Effective Time; for the next three (3) years the payments will be as follows: one-third ( 1/3) of the market price as set forth in Exhibit B to the Merger Agreement corresponding to each FM antenna (or AM/FM antenna) for year four (4); two-thirds ( 2/3) for year five (5) and full market price for year six (6); thereafter, for the balance of the term and any renewals thereof, the payments will be the market price, together with an annual increase every year, beginning for year seven (7), of the lesser of five percent (5%) or the Consumer Price Index for all Urban Consumers over the previous year's payments (except with respect to (KBAY (FM) (formerly KUFX
(FM)), Gilroy, California and WNFT (AM), Boston, Massachusetts which such payments will begin at the Effective Time, with respect to CBS, and will begin on January 1, 1998 as between ARS and ATS). Notwithstanding the foregoing, CBS acknowledges that Tower Lease payments at the full "market price" indicated on Exhibit B to the Merger Agreement by ARS to ATS may commence upon such leases becoming the property of ATS and will continue until the Effective Time; (d) all expenses for taxes, insurance, maintenance and utilities in respect of each Tower shall be paid by ATS; and (e) ATS will assume the obligation and responsibility for complying with all applicable law with respect to the Towers.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains certain customary representations and warranties relating to, among other things: (a) each of CBS' and ARS' organization and similar corporate matters; (b) ARS' capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement with respect to CBS and ARS; (d) the financial statements and certain other documents filed by ARS with the Commission and the accuracy of the information contained therein; (e) the absence of undisclosed material litigation relating to ARS; (f) the absence of material adverse changes with respect to the business of ARS; (g) certain tax and employee benefit matters with respect to ARS; (h) the holding of FCC licenses and other governmental and private authorizations by CBS and ARS; (i) certain environmental and tax matters with respect to ARS; (j) the conduct by ARS of its business in the ordinary and usual course; (k) the absence of litigation or similar proceedings of CBS and ARS; and (l) that CBS will have sufficient funds to consummate the Merger. The Merger Agreement provides that the representations and warranties of the parties do not survive consummation of the Merger.

CERTAIN OTHER COVENANTS

  The Merger Agreement contains certain customary covenants and agreements, including, without limitation, the following:

  Certain Efforts; FCC and Antitrust Requirements. Pursuant to the Merger Agreement, each of ARS and CBS have agreed to use best efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the Tower Separation, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger or the Tower Separation, including, in all cases, without limitation, using its best efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of the Merger Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, each of which is required to be obtained or become final in order to satisfy the condition applicable to it set forth in the Merger Agreement, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions, (iv) to defend any suit, action or proceeding, whether judicial or administrative, challenging the Merger or any of the transactions contemplated by the Merger Agreement, including seeking to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in the Merger Agreement, including without limitation the securing of all authorizations, consents, waivers, modifications, orders and approvals set forth in the Merger Agreement relating to the FCC and the HSR Act.

  ARS and CBS agree to use their best efforts to take such steps as may be necessary (i) diligently to prosecute the Applications and to prepare and file any further Applications or amendments as may be necessary to obtain the consent to the transfer of control to CBS of the licensees that will hold the FCC licenses for the ARS Brokered Stations that are expected to be acquired by ARS and (ii) to obtain the FCC Consents, including action by CBS, at its sole cost and expense (except as provided elsewhere in the Merger Agreement), to satisfy or cause to be removed all Divestiture Conditions, if any. The failure by ARS or CBS to use its best efforts to timely file or diligently prosecute its portion of any Application or, in the case of CBS, the failure to use its best efforts to make any Required Divestiture or otherwise satisfy or cause to be removed all Divestiture Conditions on or before the Termination Date, shall be a material breach by ARS or CBS, as the case may be, of the Merger Agreement. ARS agrees that any delay in prosecuting the Applications or obtaining the FCC Consents resulting from CBS' good faith negotiations, subject to Applicable Law, with the FCC, Antitrust Division or FTC with respect to the imposition of a Divestiture Condition shall not constitute a failure by CBS to use its best efforts diligently to prosecute the Applications or obtain the FCC Consents and so long as such negotiations do not interfere with satisfaction of all conditions to Closing prior to the Termination Date. If reconsideration or judicial review is sought with respect to any FCC Consent, ARS and CBS shall (promptly and with all due efforts) oppose such efforts to obtain reconsideration or judicial review.

  Each of ARS and CBS has agreed to file all applications required under the HSR Act on a timely basis and to (i) use its best efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other; provided, however, that nothing shall limit the ability of CBS to extend the 20-day waiting period under the HSR Act following substantial compliance with any request for additional information that may be forthcoming, if such extension is reasonably necessary to allow the continuation of good faith negotiations intended to remove any objection to the transaction that the FTC or Antitrust Division may have asserted, and if such extension will expire not less than 30 days prior to the Termination Date.

  Anything in the Merger Agreement, including without limitation Section 6.2(b), to the contrary notwithstanding, CBS is obligated to obtain the FCC Consents and clearances under the HSR Act and the grant of any waivers in connection therewith prior to the Termination Date unless the failure to obtain such FCC Consents, clearances and waivers is primarily the result of one or more Uncontrollable Events. For purposes of the Merger Agreement, the term "Uncontrollable Events" shall mean (i) acts or omissions on the part of ARS or any of its Subsidiaries in conducting its respective operations other than those relating to the number of ARS FCC Licenses or amount of revenues in a particular market, (ii) an unremedied or unwaived material breach by ARS of its obligations under the Merger Agreement, or (iii) any change in or enactment of Applicable Law by Congress and signed by the President and which (A) has the effect of decreasing the number of radio licenses which a Person may own nationally or locally or (B) materially and adversely relates to the concentration of radio licenses which a Person may own in a market, and as a result of the change or enactment referred to in either clause (A) or (B) above, CBS' performance of its obligations under the Merger Agreement would have a Material Adverse Effect on CBS' radio and television broadcasting business. CBS is obligated to file with the FCC, within sufficient time to permit timely grant of the Applications, applications for consent to assign or transfer, pursuant to trust arrangements satisfying the FCC's local multiple ownership rules and policies, such radio broadcast stations as CBS may designate, so that the radio broadcast stations of CBS and ARS not designated for such trust arrangements may be held by the Surviving Corporation (i.e., ARS) in compliance with the FCC's local multiple ownership rules and policies. CBS is obligated, to the extent necessary to obtain grant of the trust applications, thereafter promptly to file or cause to be filed any further applications (including applications to assign radio broadcast stations to third party purchasers for value) that may be required by the FCC. Notwithstanding the two preceding sentences, with regard to stations located in the San Jose market, the obligations of CBS to submit trust or sale applications shall be excused for such stations to the extent and for the duration of the period that CBS is unable to identify the stations to be placed in trust or sold because of the failure of ARS to notify CBS of the resolution of the Antitrust Division impediment impacting the ARS transactions pending in the San Jose market.

  If CBS or any of its Affiliates receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Authority (including without limitation seeking or relating to a Divestiture Condition), that could affect CBS' ability to consummate the transactions contemplated hereby, or if CBS or any of its Affiliates should become aware of any fact relating to the qualifications of CBS or any of its Affiliates that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the ARS FCC Licenses, CBS is required to promptly notify ARS thereof and use its best efforts, and take such steps as are necessary, in order to satisfy or remove the Divestiture Condition to enable the Closing to occur prior to the Termination Date. CBS has covenanted and agreed to keep ARS fully informed as to all matters concerning all Required Divestitures and promptly to notify ARS in writing of any and all significant developments relating thereto and ARS has agreed to do likewise with CBS.

  CBS has acknowledged and agreed that certain of the ARS Stations and ARS Brokered Stations may file or have pending applications for renewal of their licenses during the time that an application for the FCC Consents is pending before the FCC. To the extent any such application for renewal may be filed or remain pending, CBS has agreed to amend the transferee's portion of any application for the FCC Consents and, as may be required, to amend any license renewal applications for all of the ARS Stations or ARS Brokered Stations, to confirm CBS' intention to consummate the Merger Agreement during the pendency of such license renewal application, and to agree to assume the consequences associated with succeeding to the place of ARS in such license renewal applications. The making of this statement shall not be deemed to limit or waive any other rights that CBS may otherwise have under the Merger Agreement.

  CBS and ARS will cooperate with one another in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Closing Date.

  Subject to Applicable Laws relating to the exchange of information, ARS and CBS have the right to review in advance, and to the extent practicable each will consult the other with respect to, all the information relating

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

to ARS or CBS, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Authority and/or other Person in connection with the Merger and the other transactions contemplated by the Merger Agreement. In exercising the foregoing right, each of ARS and CBS shall act reasonably and as promptly as practicable.

  Conduct of Business. ARS has agreed that, during the period from September 19, 1997, until the Closing Date or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, unless CBS shall otherwise consent in writing, ARS will and will cause its Subsidiaries, to:

    (i) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (ii) not (A) amend or propose to amend their respective Organic Documents, (B) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (C) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) the payment of dividends or the making of distributions by a direct or indirect wholly owned Subsidiary of ARS and
  (y) the payment of dividends on shares of the ARS Preferred Stock in accordance with their terms;

    (iii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of ARS Stock, Convertible Securities or Option Securities, except that ARS may issue shares of ARS Common Stock upon conversion of Convertible Securities and exercise of Option Securities outstanding on the date of the Original Merger Agreement and in accordance with their then existing terms, including any adjustment to the conversion price of Convertible Securities as a result of the Tower Separation;

    (iv) not (A) incur or become contingently liable with respect to any indebtedness other than (x) short-term borrowings not to exceed $25 million in the aggregate outstanding at any one time, (y) borrowings to finance pending acquisitions of certain radio stations and, pursuant to agreements in effect on the date of the Original Merger Agreement and (z) borrowings not to exceed $120 million to finance or acquire any shares of its capital stock, Convertible Securities or Option Securities, except pursuant to the conversion or exercise thereof, as the case may be, or except to the extent pursuant to the conversion or exercise thereof, as the case may be, or except to the extent required by the then existing terms thereof, (C) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than pursuant to agreements in effect on the date of the Original Merger Agreement or Liens arising in accordance with the provisions of indebtedness in effect on such date and in accordance with their then existing terms, or (D) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly owned Subsidiary of ARS (other than the Tower Subsidiaries) and, except as provided in clause (z) above, or to officers and employees of ARS or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

    (v) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement;

    (vi) confer on a regular and frequent basis with one or more representatives of CBS to report material operational matters and the general status of ongoing operations;

    (vii) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

    (viii) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice;


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

    (ix) not make any Tax election that could reasonably be likely to have a Material Adverse Effect on ARS or settle or compromise any material income Tax liability;

    (x) except in the ordinary course of business or except as would not reasonably be likely to have a Material Adverse Effect on ARS, not modify, amend or terminate any Material Agreement to which ARS or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

    (xi) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

    (xii) not acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets that, individually or in the aggregate, are material to ARS and its Subsidiaries taken as a whole, in each case, other than pursuant to agreements in effect on the date the Original Merger Agreement was signed (CBS has agreed not to unreasonably withhold, delay or condition a consent to any matters described in this paragraph);

    (xiii) subject to certain exceptions, (a) not grant to any executive officer or other key employee of ARS or any of its Subsidiaries any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Benefit Arrangements in effect as of June 30, 1997, (b) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Benefit Arrangements in effect as of June 30, 1997, or (c) not adopt or amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (d) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization (except as would not be reasonably likely to have a Material Adverse Effect on ARS), material Private Authorization or Contract; and

    (xiv) not authorize or enter into any agreement that would violate any of the foregoing.

  Anything in this subsection to the contrary notwithstanding, the provisions of this subsection, other than clause (ii), will not apply to ATS or any of its Subsidiaries.

  CBS has agreed that, during the period from September 19, 1997, until the Closing Date or earlier termination of the Merger Agreement, except as otherwise contemplated by the Merger Agreement or as has been publicly disclosed prior to the date of the Merger Agreement, unless ARS shall otherwise agree in writing, with respect to CBS's media business, CBS will and will cause its Subsidiaries, to:

    (i) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, which includes the acquisition of other radio broadcasting stations;

    (ii) not amend or propose to amend its Organic Documents in any manner materially adverse to holders of the ARS Preferred Stock;

    (iii) use all best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely affect the transactions contemplated by the Merger Agreement; and

    (iv) not authorize or enter into any agreement that would violate any of the foregoing.

  Notwithstanding the foregoing covenants, the Merger Agreement provides that nothing contained therein shall give to (a) ARS, directly or indirectly, rights to control or direct CBS' operations prior to the Effective Time, or
(b) CBS, directly or indirectly, rights to control or direct ARS' operations prior to the Effective Time. The Merger Agreement further provides that prior to the Effective Time, consistent with the terms and conditions of the Merger Agreement, (a) CBS shall exercise, complete control and supervision of its operations, and (b) ARS shall exercise complete control and supervision of its operations.

  Meetings of Stockholders. ARS has received the written consent of the holders of shares of ARS Common Stock representing a majority of the votes entitled to be cast with respect to the approval and adoption of the Original Merger Agreement, the Merger Agreement and the Tower Merger Agreement and the approval of the transactions contemplated thereby. Accordingly, no special meeting of the ARS common stockholders is required in connection with either the Merger or the Tower Merger. Nevertheless, if for any reason such consent is not effective with respect to either the Merger or the Tower Merger, ARS has agreed to call and hold a special meeting of the ARS common stockholders. Approval of the CBS stockholders of the Merger Agreement and the transactions contemplated thereby is not required under Applicable Law. CBS, as the sole stockholder of CBS Sub, has approved and adopted the Merger Agreement and approved the transactions contemplated thereby.

  Indemnification. Directors', Officers' and Employees' Indemnification and Insurance. The Organic Documents of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in the Organic Documents of ARS, as in effect on the date of the Original Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of ARS or any of its Subsidiaries, unless such modification is required by Applicable Law.

  From and after the Effective Time, CBS will indemnify, defend and hold harmless the present and former officers, directors and employees of ARS or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (as used in this paragraph, a "claim"), based in whole or in part on the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer or employee of ARS or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under the DCL (and will pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DCL). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which will be reasonably satisfactory to CBS and they will pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and CBS will use its best efforts to assist in the defense of any such claim; provided, however, that CBS will not be liable for any settlement effected without its written consent, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, nothing contained in this paragraph shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director or employee of CBS under the DCL, assuming for such purposes that CBS's Organic Documents provided for the maximum indemnification permitted by the DCL.

  CBS will cause to be maintained for a period of not less than six (6) years from the Effective Time ARS' current directors' and officers' insurance and indemnification policy to the extent that is provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all Persons who are directors and officers of ARS on the date of the Merger Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium therefor paid prior to the date of the Original Merger Agreement (the "Maximum Premium"); provided, however, that if the annual premiums of such insurance coverage exceed such amount, CBS will only be obligated to obtain the greatest coverage available under such policy for a cost not exceeding such amount, provided further, however, that CBS may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of CBS or any of its Subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, CBS will use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered Persons than the existing D&O Insurance. ARS represented to CBS that the Maximum Premium is not greater than $500,000.

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

  In the event CBS or CBS Sub or any or their respective successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions will be made so that the successors and assigns of CBS or CBS Sub, as the case may be, will assume the obligations set forth in this subsection.

  The foregoing provisions are intended to be for the benefit of, and will be enforceable by, the Indemnified Parties, their heirs and personal representatives and will be binding on CBS, CBS Sub and their respective successors and assigns.

  Employee Benefits. CBS is obligated to maintain, for a period of one (1) year following the Effective Time, employee benefits plans and programs (other than equity incentive arrangements) for ARS officers and employees which are no less favorable in the aggregate than those generally available pursuant to existing employee benefit plans and programs, except that CBS has the right to determine the types and levels of specific benefits to be so provided.

  Solicitation of Employees. CBS has agreed, in the event the Merger Agreement is terminated, that for a period of eighteen (18) months following such termination, it will not solicit or actively seek to hire any key employees (including without limitation any station manager, sales manager, program manager or any individual senior to any of such individuals) who during such period is employed by ARS or any of its Subsidiaries, whether or not such individual would commit breach of such individual's employment agreement or contract in leaving such employment; provided, however, that the foregoing shall not prevent the solicitation of any such key employee who (i) initiates employment discussions with CBS, (ii) in not employed by ARS or any of its Subsidiaries on the date CBS first solicits such employee, or (iii) is solicited through general advertisement or on-going and ordinary course hiring practices at CBS' broadcasting stations that do not have access to any of the evaluation material furnished by ARS to CBS in connection with its offer to merge with ARS.

  American Radio Name. All right, title and interest to the name "American Radio" and all related goodwill trademarks, service marks, logos and the like are to be transferred, without expense, from ARS to ATS immediately prior to the Closing and, thereafter, CBS will cause all of its Subsidiaries to cease using such name as soon as practicable and, in any event, within six (6) months.

  ARS Options. All ARS Options outstanding immediately prior to the Effective Time, except as provided otherwise in Section 6.8 of the Merger Agreement, will be canceled by ARS and will be converted into the right to receive, for each share of ARS Common Stock subject to such option: the Merger Consideration, or, if the Tower Merger Effective Time shall have occurred, the cash that the Optionholder would have received pursuant to the Merger and shares of ATS Common Stock that the Optionholder would have received pursuant to the Tower Merger, in each case with respect to each share of ARS Common Stock subject to an unexpired ARS Option of the Optionholder had such ARS Option been exercised immediately prior to the Tower Merger Effective Time, in all cases reduced by an amount of cash (and, to the extent necessary, Tower Common Stock) equal to the exercise price per share of ARS Common Stock subject to such ARS Option. Except as provided in the preceding sentence, no other consideration will be paid by ARS to an option holder in respect of his or her canceled ARS Options. If the Merger is not consummated, the cancellation of the ARS Options shall be rescinded and the holders shall continue to hold such ARS Options upon their original terms and conditions. At the election of any option holder who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1), Section 6.8(b) of the Merger Agreement will be inoperative with respect to such ARS Options as he or she may specify to the extent that the acceleration, vesting cancellation and cash-out of ARS Options at the Effective Time as provided in the Merger Agreement would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Any option holder who makes such election shall forfeit the ARS Options which are subject to such election and shall receive no consideration therefor.

  ATS Employees (which includes, among others, Messrs. Box, Dodge, Eisenstein and Winn) who hold ARS Options to purchase an aggregate of 710,000 shares of ARS Common Stock (including Mr. Box: 100,000 shares;

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

Mr. Dodge: 290,000 shares; Mr. Eisenstein: 40,000 shares; and Mr. Winn:
280,000 shares) will be given the opportunity to convert their ARS Options into ATS Options, such conversion to be effectuated at the time of the Tower Separation in a manner that will preserve the spread in such ARS Options between the option exercise price and the fair market value of ARS Common Stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder. Messrs. Box, Dodge, Eisenstein and Winn have advised ARS of the extent to which they intend to exercise their respective rights to exchange ARS Options for ATS Options; based on such advice (which they have the right to change at any time prior to the effectiveness of the Tower Separation, such individuals will hold ATS Options as follows (assuming a $54.00 and $10.00 per share value for the ARS Common Stock and ATS Common Stock, respectively): Mr.
Box: 540,000 shares of ATS Class A Common Stock at 5.05 per share; Mr. Dodge: an aggregate of 1,566,000 shares of ATS Class B Common Stock at prices ranging between $1.83 and $5.23 per share; Mr. Eisenstein: 216,000 shares of ATS Class B Common Stock at $4.40 per share; and Mr. Winn: 1,468,422 shares of ATS Class B Common Stock and an aggregate of 43,578 shares of ATS Class A Common Stock at prices ranging between $1.18 and $5.23 per share.

  ARS will use its best efforts (including best efforts to obtain any consents of employees or directors of ARS or any of its subsidiaries (each, an "Optionholder"), if required) to cause the cancelation of all of the ARS Options immediately prior to the Effective Time.

  Notwithstanding the foregoing paragraphs, in the event that any amount payable under the foregoing provisions to Optionholders in respect of his ARS Options would fail to be deductible by ARS (or any successor thereto) solely by reason of (S)162(m) of the Code (after taking into account all amounts paid or reasonably expected to be payable to the Optionholder in the same taxable year in which the payments under this subsection are made to the Optionholder and which are not otherwise exempt from Code (S)162(m) in determining whether any amount payable to the Optionholder will fail to be deductible thereunder), then, with respect to such portion of the Optionholder's ARS Options the cancellation and cash-out of which would be nondeductible under said (S)162(m) (the "(S)162(m) Options"), such (S)162(m) Options will be canceled in accordance with the foregoing provisions, but the payments of the excess of the aggregate Merger Consideration over the aggregate exercise price of each Optionholder's (S)162(m) Options that the Optionholder would have received in connection with the Tower Separation and other cash consideration contemplated in respect of the Optionholder's (S)162(m) Options will be made to the Optionholder on the 110th day following the Effective Time. ARS will use its best efforts to obtain the written consent of each Optionholder affected by this provision.

  All amounts payable to an Optionholder pursuant to the foregoing provisions will be reduced by any applicable withholding taxes.

  Notwithstanding anything to the contrary in the Merger Agreement, ARS will have the right in its sole and absolute discretion, to accelerate, on such terms and conditions as it shall determine, in whole or in part, the vesting of any or all of the ARS Options outstanding on the date hereof so that such ARS Options are exercisable in full prior to the Effective Date.

  To the extent that Tower Employees elect to convert their ARS Options into options to acquire ATS Common Stock, ARS is obligated to contribute (without the payment of any amount or the issuance of any securities by ATS) to the capital of ATS at the earlier to occur of the Tower Merger Effective Time and the Effective Time a number of shares of ATS Common Stock equal to the excess, if any, of (i) the number of shares of ATS Common Stock owned by ARS immediately prior to the Tower Merger Effective Time or the Effective Time, as the case may be, over (ii) the number of shares of ATS Common Stock required to be delivered (x) to the holders of shares of ARS Common Stock, (y) to holders of ARS Options pursuant to the provisions of Section 6.8(a) of the Merger Agreement, and (z) upon conversion of the ARS Convertible Preferred Stock.

  Information Statement/Registration Statements. ARS is obligated to, and to cause ATS to, prepare and file with the Commission an information statement and a registration statement on Form S-4 complying with the applicable rules and regulations of the Commission and the DGCL, to correct promptly any false or misleading information therein, and take all steps necessary to file with and have cleared by the Commission any amendment or supplement thereto so as to correct it and cause the same to be disseminated to the ARS common stockholders to the extent required by Applicable Law. Such registration statement is required to cover the registration under the Securities Act of the shares of Tower Common Stock to be delivered as the Tower Stock Consideration or Tower Merger Consideration to the holders of shares of ARS Common Stock and to holders of ARS Options at the Effective Time or the Tower Merger Effective Time, as the case may be.

  ATS is also required to file with, and cause to be declared effective by, the Commission prior to the Effective Time, (i) a registration statement on Form S-8 to register under the Securities Act the shares of Tower Common Stock subject to all ARS Options which have been converted into ATS Options, and
(ii) a registration statement to permit the delivery of shares of Tower Common Stock by ARS upon conversion of the ARS Convertible Preferred Stock following the Effective Time and to maintain, on customary terms, the effectiveness of such registration statement under the Securities Act until such time as ATS shall deliver to ARS an opinion of legal counsel reasonably satisfactory to ARS and CBS that such registration statement is no longer required to permit such delivery in accordance with the Securities Act.

  Affiliate Agreements. ARS is obligated to use its best efforts to cause each principal executive officer, each director and each other person who is an "affiliate" of ARS for purposes of Rule 145 under the Securities Act at the time each of the Merger Agreement and the Tower Merger Agreement was approved by written consents of the ARS common stockholders to deliver to ATS, on or prior to the earlier of Effective Time and the Tower Merger Effective Time, a written agreement, reasonably satisfactory in form, scope and substance to ARS and CBS, to the effect that such person will not offer to sell, assign, transfer or otherwise dispose of any shares of ATS Common Stock issued in the Merger or the Tower Merger, as the case may be, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to ARS and CBS, is exempt from the registration requirements of the Securities Act.

  Certain Other Covenants. Both CBS and ARS have also agreed, among other things: (a) to consult with each other prior to issuing any press release or public statement; and (b) that CBS and its representatives be granted access to the management, accounts, books, records, contracts, and other materials, as well as to the directors, officers, employees and independent accountants, of ARS. ARS has agreed, to the extent permitted by its debt instruments and by the ARS Cumulative Preferred Stock, to pay dividends on the ARS Cumulative Preferred Stock in the form of cash.

  No Material Delay. ARS has agreed that it will not, and will not permit any of its Subsidiaries to, take any action or enter into any agreement, plan or arrangement to take any action that could reasonably be expected to materially delay the date of the Effective Time (it being provided that any delay in excess of fifteen (15) business days which would arise as a result of any such action shall be deemed "material" for purposes of such provision).

CONDITIONS TO THE MERGER

  Joint Conditions. The obligations of ARS, CBS and CBS Sub to consummate the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) The Required Vote shall have been obtained;

    (b) The FCC shall have issued the FCC Order approving the applications for transfer of control of ARS' FCC Licenses in connection with the transactions contemplated herein, and the FCC Order shall have been obtained without the imposition of conditions that would have a Material Adverse Effect on CBS' television and radio broadcasting business; provided that without triggering CBS' right to approve such conditions or restrictions, the FCC Order (i) may condition consummation of the Merger on CBS complying with the numerical limits on local multiple radio ownership imposed by 47 C.F.R. (S)73.3555(a) by affording

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

  CBS a period of at least six (6) months following the Effective Time within which to comply with such rule through the use of divestiture trusts on terms and conditions required by the FCC, provided further, however, that to the extent that the FCC authority for such divestiture trusts provides for a period of less than six (6) months, (A) ARS has the right to postpone the Effective Time (and, to the extent necessary, the Termination Date), so that CBS is afforded the six (6) month divestiture period, whether before or after the Effective Time and (B) if ARS exercises such right, CBS' right to approve such condition will not be triggered, and (ii) may grant CBS temporary, rather than permanent, waivers of the One-to-a-Market Rule, so long as such temporary waivers shall remain in effect until at least six
  (6) months following the effective date of FCC action concluding the ongoing rulemaking proceeding with respect to such Rule, all as set forth in Section 7.1(b) of the Merger Agreement and described under "--Regulatory Matters" below;

    (c) No Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that remains in effect and restraints, enjoins or otherwise prohibits consummation of the Merger; and

    (d) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  CBS Conditions. The obligations of CBS and CBS Sub to consummate the Merger are also subject to the satisfaction of the following additional conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) ARS shall have furnished CBS with an opinion, dated the Closing Date, of Dow, Lohnes & Albertson, PLLC, FCC counsel for ARS, substantially in the form attached to the Merger Agreement as Exhibit C;

    (b) (i) The representations and warranties of ARS contained in the Merger Agreement (other than those relating to capital stock, voting requirements and capitalization of ATS and certain related matters) shall be true and correct as of the date of the Original Merger Agreement and as of the Closing Date as though made on and as of such date except (x) to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on ARS; provided, however, that for the purposes of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified, and (ii) the representations and warranties relating to capital stock, voting requirements and capitalization of ATS and certain related matters shall be true and correct in all material respects as of the date of the Original Merger Agreement and as of the Closing Date;

    (c) ARS shall have performed in all material respects all obligations to be performed by it under the Merger Agreement at or prior to the Closing Date; and

    (d) Between the date of the Original Merger Agreement and the Closing Date, except as contemplated by the Merger Agreement, including without limitation the Tower Separation, and except as set forth in Section 4.3 of the American Disclosure Schedule, there shall not have occurred and be continuing any Material Adverse Change in ARS.

  ARS Conditions. The obligations of ARS to consummate the Merger are also subject to the satisfaction of the following additional conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) The representations and warranties of CBS contained in the Merger Agreement shall be true and correct as of the date of the Original Merger Agreement and as of the Closing Date as though made on and as of such date except (i) to the extent such representations and warranties speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on CBS; provided, however, that for the purposes

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

  of this clause (ii), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; and

    (b) CBS shall have performed in all material respects all obligations to be performed by it under the Merger Agreement at or prior to the Closing Date.

TERMINATION

  Termination Events. The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of
ARS:

    (a) by mutual consent of CBS, CBS Sub and ARS;

    (b) by either ARS or CBS if any Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that shall have become final and nonappealable and that restraints, enjoins or otherwise prohibits consummation of the Merger, unless the party seeking such restraint, injunction or prohibition or any Affiliate thereof was the terminating party;

    (c) by either ARS or CBS if the Merger shall not have been consummated by the Termination Date for any reason; provided, however, that the right to terminate the Merger Agreement under this provisions shall not be available to any party whose action or failure to act (or the action of failure to act of any Affiliate) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

    (d) by either ARS or CBS of the Required Vote shall not have been obtained;

    (e) by ARS in the event (i) ARS is not in material breach of the Merger Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any manner that would cause the condition in Section 7.2(b) (i.e., paragraph (b) under "--Conditions to the Merger--CBS Conditions" above) not to be satisfied, and (ii) CBS is in material breach of the Merger Agreement or any of its representations or warranties shall have been or become and continue to be untrue in any manner that would cause the condition in Section 7.3(a) (i.e., paragraph
  (c) under "--Conditions to the Merger--ARS Conditions" above) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date; or

    (f) by CBS in the event (i) CBS is not in material breach of the Merger Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any manner that would cause the condition in Section 7.3(a) (i.e., paragraph (c) under "--Conditions to the Merger--ARS Conditions" above) not to be satisfied, and (ii) ARS is in material breach of the Merger Agreement or any of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition in Section 7.2(b) (i.e., paragraph (b) under "-- Conditions to the Merger--CBS Conditions" above) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date.

"Termination Date" means December 31, 1998 or such other date may from time to time be extended pursuant to the provisions of Section 7.1(b) (i.e., paragraph
(b) under "--Conditions to the Merger--Joint Conditions" above) or by mutual agreement of the parties. The right of ARS or CBS to terminate the Merger Agreement as described above shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of the Merger Agreement.

  Effect of Termination. Except as specifically provided in the Merger Agreement, in the event of the termination of the Merger Agreement as described above, or in the event the Merger shall not have become effective prior to the end of business on the day prior to the Termination Date, the Merger Agreement shall forthwith become void, there shall be no liability on the part of either party, or any of their respective stockholders, officers or directors, to the other; provided, however, that such termination shall not relieve either party from liability for any misrepresentation or breach of any of its warranties, covenants or agreements set

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

forth in the Merger Agreement. The Merger Agreement provides that in the event the Merger Agreement is terminated by any party pursuant to the provisions of paragraph (d) under "--Termination Events" above, then ARS shall pay to CBS a fee equal to $35.0 million, together with the reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or behalf of CBS in connection with the Merger or the consummation of the transactions contemplated by the Merger Agreement, including all fees and expenses of its counsel, commercial banks, investment banking firms, accountants, experts and consultants in an aggregate amount not to exceed $5.0 million.

AMENDMENT

  The Merger Agreement may be amended from time to time by the parties at any time prior to the Closing Date but only by an instrument in writing signed by the parties and, after receipt of the Required Vote, subject, in the case of ARS, to Applicable Law.

WAIVER

  At any time prior to the Closing Date, except to the extent not permitted by Applicable Law, CBS or ARS may, either generally or in a particular instance and either retroactively or prospectively, extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the above under "--Termination--Termination Events", waive any inaccuracies in the representations and warranties of the other contained within the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and waive compliance by the other with any of the agreements, covenants, conditions or other provision contained within the Merger Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  In reviewing the recommendation of the ARS Board with respect to the Merger, ARS stockholders should be aware that certain members of ARS' management and the ARS Board have certain interests in the Merger that may present them with actual or potential conflicts of interest.

  ARS Stock Options. The directors and officers who are or will become ATS Employees, including without limitation Messrs. Box, Dodge, Eisenstein and Winn, will be entitled to convert their ARS Options into options to purchase ATS Common Stock, as described under "--Certain Other Covenants--ARS Options" above. See "Principal Stockholders of American Tower Systems" for information with respect to ARS Options held by the directors and executive officers of ARS who will become directors and executive officers of ATS.

  Indemnification. The directors and officers of ARS will be indemnified by CBS and CBS is obligated, subject to certain conditions, to provide insurance for such directors and officers as described under "--Certain Covenants-- Indemnification" above.

  Benefit Arrangements. The officers of ARS who will remain with it (which does not include Messrs. Dodge, Box and Winn) will receive the benefit of the arrangements described under "--Certain Covenants--Employee Benefits". In addition, ARS' three Chief Co-Operating Officers (Messrs. Bouloukos, Gehron and Pearlman) may be granted severance arrangements, for which no definite agreements have been reached.

  ATS Stock Purchase Agreement. Certain officers and directors (or their affiliates, family members or trusts for the benefit of family members) of ARS entered into the ATS Stock Purchase Agreement pursuant to which they purchased shares of ATS Common Stock at $10.00 per share, which had been determined by the Special Committee of the ARS Board to be "fair" from a financial point of view to ARS common stockholders. See "-- ATS Stock Purchase Agreement" below.


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

REGULATORY MATTERS

  The receipt of certain federal and state governmental or regulatory approvals is required in order to consummate the Merger, including the approval of the FCC, and the expiration or termination of the waiting period under the HSR Act. ARS and CBS have agreed in the Merger Agreement to use best efforts to obtain such approvals or waivers, but there can be no assurance as to when or if such approvals or waivers will be obtained.

  FCC Approvals. On October 24, 1997, ARS and CBS filed an application (the "Transfer Application") with the FCC requesting the FCC's consent to transfer control of the subsidiaries of ARS holding the FCC licenses for each of the ARS broadcast Stations, from the holders of ARS Common Stock to CBS. As a result of the transfer and giving effect to the Recent Transactions, the Transfer Application demonstrates that CBS and its subsidiaries would have attributable interests that would (a) exceed the numerical limits on local multiple radio station ownership (the "Multiple Ownership Limit") in the Boston, Baltimore and San Francisco/San Jose markets, and (b) violate the limits on common ownership of television and radio stations serving the same market (the "One-to-a-Market Rule") in Boston, Baltimore, Pittsburgh and San Francisco/San Jose. CBS has requested temporary waivers of any obligation to divest itself of stations as follows: (a) with respect to the Multiple Ownership Limit, CBS has indicated that it would divest the necessary number of stations in the appropriate markets prior to the consummation of the Merger Agreement, or, if divestiture could not be completed in a timely manner, it would place certain stations in insulated trusts to comply with the Multiple Ownership Limit; and (b) with respect to the One-to-a-Market Rule, CBS has requested that the FCC issue temporary waivers of such Rule to permit CBS to retain all of its radio and television stations which would otherwise be in violation of such Rule until at least six (6) months following the effective date of final FCC action concluding the ongoing rulemaking proceeding in MM Docket Nos. 91-221, 87-8 (FCC 94-322) or a successor rulemaking proceeding pending at the time of the grant of the FCC Order, that considers the One-to-a-Market Rule.

  The Merger Agreement provides, among other things, that, as a condition of the obligation of the parties to consummate the Merger, the FCC shall have issued the FCC Order approving the applications for transfer of control of the ARS FCC Licenses, and that the FCC Order shall have been obtained without the imposition of conditions that would have a Material Adverse Effect on CBS' television and radio broadcasting business. However, without triggering CBS' right to approve such conditions or restrictions, the FCC Order (i) may condition consummation of the Merger on CBS complying with the Multiple Ownership Limitation by affording CBS a period of at least six (6) months following the Effective Time within which to comply with such rule through the use of divestiture trusts on terms and conditions required by the FCC, provided that to the extent that the FCC authority for such divestiture trusts provides for a period of less than six (6) months, (x) ARS has the right to postpone the Effective Time (and, to the extent necessary, the Termination
Date), so that CBS is afforded the six (6) month divestiture period, whether before or after the Effective Time and (y) if ARS exercises such right, CBS' right to approve such condition shall not be triggered, and (ii) may grant CBS temporary, rather than permanent, waivers of the One-to-a-Market Rule, so long as such temporary waivers shall remain in effect until at least six (6) months following the effective date of FCC action concluding the ongoing rulemaking proceeding in MM Docket Nos. 91-221, 87-8 (FCC 94-322), or a successor rulemaking proceeding pending at the time of the grant of the FCC Order, that considers the One-to-a-Market Rule. "FCC Order" is defined in the Merger Agreement to mean an action by the FCC approving the transfer of the ARS FCC Licenses with respect to which, except as may be waived in writing by CBS in its sole discretion, (i) no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending, or (ii) if any of the foregoing is pending, in the judgment of CBS it lacks any substantial merit or is contrary to established FCC precedent, or (iii) if it were to be so granted, it would not have a Material Adverse Effect on CBS' televisions and radio broadcasting business and as to which the thirty (30) day time period specified in 47 U.S.C. (S)405(a) for initiating a petition for reconsideration of the grant of the FCC Order has expired.

  CBS is obligated under the terms of the Merger Agreement to obtain the required FCC Consents except as described above under "--Certain Other Covenants--Certain Efforts; FCC and Antitrust Requirements" above.


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

  On August 13, 1997, a petition to deny alleging multiple ownership violations, assertion of excessive control by American Radio, and lack of candor with respect to radio stations in the West Palm Beach market was filed against American Radio's FCC application to acquire WTPX(FM), Jupiter, Florida, submitted in FCC File No. BALH-970703GM (the "WTPX(FM) Application"). On September 16, 1997, American Radio and the current FCC licensee of WTPX(FM) jointly requested the dismissal of the WTPX(FM) Application. The FCC granted the request without prejudice to whatever further actions, if any, the Commission may deem appropriate with respect to the matters raised in the petition, and dismissed the petition as moot. American Radio is reviewing the alleged course of conduct to ensure compliance with the Communications Act and FCC rules. In December 1997, an objection was lodged at the FCC against the license renewal application of WAAF(FM), Worcester, Massachusetts, claiming that the station aired allegedly indecent programming. American Radio is investigating the allegations.

  On November 3, 1997, the FCC issued a public notice accepting the Transfer Application for filing. Pursuant to the Communications Act and the FCC's rules, interested third parties had until December 3, 1997 to file petitions to deny the Transfer Application, and thereafter may file informal objections until the Transfer Application is granted. On October 27, 1997, a letter was filed alleging improprieties in CBS' employment practices at WLIF(FM) in Baltimore, Maryland and objecting to the grant of the application for FCC consent to the transfer of control of the subsidiaries holding ARS' FCC licenses. CBS opposed the letter on November 10, 1997, and the opposing party thereafter filed an undated reply. By letter dated January 22, 1998, the FCC's staff dismissed this letter on procedural grounds, and the allegations to set forth therein were otherwise denied. On December 3, 1997, an objection was filed against the merger application alleging that KMJ(AM), Fresno, California had broadcast advertisements that were false and deceptive and defamed a local business. A similar objection to the KMJ(AM) renewal application was filed November 3, 1997, by the same parties. On December 18, 1997, ARS filed a consolidated opposition to both pleadings, and, on January 7, 1998, the petitioners filed a consolidated reply to both pleadings. A letter opposing the Merger was filed with the FCC, on behalf of a former ATS employee, but the FCC has notified the complainant that, in light of procedural deficiencies, the letter will not be considered in connection with the FCC's review of the merger application. In addition, a former American Radio consulting engineer wrote to the FCC complaining about a debt he claims is owed to him by American Radio stations in Fresno. The FCC has sent a letter to the engineer stating that his claim is a private dispute that is not relevant to the Merger.

  On December 24, 1997, applications were filed with the FCC seeking authority to place certain stations in insulated trusts so as to permit CBS to achieve compliance with the Multiple Ownership Limit at the time of consummation of the Merger Agreement (the "Trust Applications"). The Trust Applications were amended at the request of the FCC's staff on January 28, 1998.

  In evaluating any opposition to the Transfer Application or the Trust Applications, the FCC will determine on the basis of the petitions or informal responses, objections that may be filed by ARS and/or CBS, and such other facts as it may officially notice, whether there are substantial and material issues of fact that will require an evidentiary hearing to resolve. In the absence of issues requiring an evidentiary hearing, and upon a finding that a grant of the Transfer Application (and the associated waivers noted above) and the Trust Applications would serve the public interest, convenience and necessity, the FCC, or the FCC's staff acting by delegated authority, will grant the Transfer Application and the Trust Applications. In the unlikely event that there are any issues of fact which cannot be resolved without an evidentiary hearing, the FCC must designate the Transfer Application or the Trust Applications for such a hearing, and the consummation of the Merger could be jeopardized due to the length of time ordinarily required to complete such proceedings.

  Within thirty (30) days following FCC public notice of a grant of the Transfer Application or Trust Applications, parties in interest may file a petition for reconsideration requesting that the FCC (or the FCC's staff in the case of a staff grant, which, nonetheless, is unlikely in the case of a transfer of control or assignment involving an unusual waiver request), reconsider its action. Alternatively, in the case of a staff grant, parties in interest may within the same thirty-day period file an "Application for Review" requesting that the FCC review and set aside the staff grant. In the event of a staff grant, a party in interest could take both actions, by first filing

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

a petition for reconsideration with the staff and later, within thirty (30) days following public notice of denial of that petition, filing an Application for Review. In the case of a staff grant, the FCC may also review the staff action on its own motion within forty (40) days following public notice of the staff's action. The FCC may review any of its own actions on its own motion within thirty (30) days following public notice of the action.

  Within thirty (30) days of public notice of an action by the FCC (i) granting the Transfer Application or the Trust Applications, (ii) denying a petition for reconsideration of such a grant or (iii) denying an Application for Review of a staff grant, parties in interest may appeal the FCC's action to the U.S. Court of Appeals for the District of Columbia Circuit.

  In the event that the Transfer Application or the Trust Applications should be denied or the requested waivers in the Transfer Application not granted by the FCC or its staff, ARS and CBS would have the same rights to seek reconsideration or file an appeal as set forth above with respect to adverse parties.

  If the FCC does not, on its own motion, or upon a request by an interested party for reconsideration or review, review a staff grant or its own action within the time periods set forth above, an action by the FCC or its staff granting the Transfer Application and the Trust Applications would become final. The Merger Agreement provides that the parties are not obligated to consummate the Merger upon the issuance of an FCC grant of the Transfer Application, until such grant has become final.

  When the FCC considers a proposed transfer of control of an FCC licensee that holds multiple FCC licenses, some of which licenses are subject to pending renewal applications, the FCC's recently adopted policy provides that so long as there are no unresolved issues pertaining to the qualifications of the transferor or the transferee and so long as the transferee is willing to substitute itself as the renewal applicant, the FCC will grant a transfer application for a licensee holding applications for one or several of the licensee's stations. This new policy should permit the parties to consummate the Merger (assuming satisfaction or waiver of all other conditions and the FCC's grant of the Transfer Application) during those periods when renewal applications are pending for one or more of ARS' stations. CBS has acknowledged and agreed that certain of the ARS Stations and ARS Brokered Stations may file or have pending applications for renewal of license during the time that an application for the FCC Consents is pending before the FCC. To the extent any such application for renewal may be filed or remain pending, CBS has agreed to amend the transferee's portion of any application for the FCC Consents and, as may be required, to amend any license renewal applications for the ARS Stations or ARS Brokered Stations, to confirm CBS' intention to consummate the Merger Agreement during the pendency of such license renewal application, and to agree to assume the consequences associated with succeeding to the place of ARS in such license renewal applications. The making of this statement shall not be deemed to limit or waive any other rights that CBS may otherwise have under the Merger Agreement.

  Antitrust. Under the HSR Act and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the FTC and specified waiting period requirements have been satisfied. ARS and CBS intend to file in due course with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger.

  The Antitrust Division and the FTC determine between themselves which agency is to review a proposed transaction. The Antitrust Division or the FTC, as the case may be, may then issue a formal request for additional information (the "Second Request"). Under the HSR Act, if a Second Request is issued, the waiting period then would be extended and would expire at 11:59 p.m., on the twentieth calendar day after the date of substantial compliance by both parties with such Second Request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the parties. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. In light of the continuing consolidation occurring in the radio broadcasting industry, the Antitrust Division and the FTC may be expected to give increased attention to the Merger. Moreover, divestures required to comply with the Multiple Ownership Limit may not necessarily be sufficient to meet the requirements of the Antitrust Division and the FTC. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divesture of substantial assets of ARS or CBS.

  In addition, state antitrust authorities may also bring legal action under the antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of ARS or CBS. No state authorities have indicated that they will undertake an investigation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, what the result of such challenge may be.

OTHER CONSENTS

  Consummation of the Merger will require the consent of the lenders under the ARS Credit Agreement. ARS believes that such consent will be obtained or CBS will repay all outstanding indebtedness thereunder. The consent of the holders of ARS' other debt is not required for consummation of the Merger. CBS is obligated under the terms of the Merger Agreement to obtain all such consents. ARS does not anticipate any problem in CBS obtaining the necessary consents. Holders of the requisite majority of the ARS Cumulative Preferred Stock have consented to the Tower Separation, whether pursuant to the Merger or the Tower Merger, on terms satisfactory to CBS. Consummation of the Tower Merger will also require the consent of the banks under ARS' Credit Agreements. CBS has no obligation to assist ARS in obtaining such consent and there can be no assurance that such consent will be obtained.

ATS STOCK PURCHASE AGREEMENT

  ATS recently consummated the transactions contemplated by the ATS Stock Purchase Agreement, dated as of January 8, 1998, with certain officers and directors of ARS (or their affiliates or members of their family or family trusts), pursuant to which those persons purchased shares of ATS Common Stock at $10.00 per share, as follows: Mr. Dodge: 4,000,000 (Class B); Mr. Box:
450,000 (Class A); Mr. Buckley: 300,000 (Class A); each of Messrs. Eisenstein and Steven J. Moskowitz: 25,000 (Class A); Mr. Kellar: 400,000 (Class A); Mr. Stoner, his wife and certain family trusts: 649,950 (Class B); other Stoner family and trust purchasers: 150,050 (Class A); and Chase Equity Associates:
2,000,000 (Class C). Messrs. Buckley and Kellar are directors of ARS, and Mr. Chavkin, a director of ARS and ATS, is an affiliate of Chase Equity Associates. See "Principal Stockholders of ARS" in Appendix I. Mr. Moskowitz is a newly recruited Vice President of ATS, responsible for the Northeast Region.

  Payment of the purchase price was in the form of cash in the case of Chase Equity Associates, all members of Mr. Stoner's family and the family trusts (but not Mr. Stoner and his wife) and Messrs. Buckley, Eisenstein, Kellar and Moskowitz, and, in the case of Messrs. Dodge, Box and Stoner (and his wife) in the form of a note due on the earlier of the consummation of the Merger or, in the event the Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the obligor and will be due and payable, at the option of American Tower Systems, in the event of certain defaults as described therein.

  The ARS Board appointed a special committee (the "Special Committee") consisting of Messrs. Duncan, Peebler and Primis, with Mr. Peebler acting as chairman, to determine the fairness to ARS from a financial point of view of the terms and conditions of the ATS Stock Purchase Agreement. None of the members of the Special Committee was a party to the ATS Stock Purchase Agreement. No limitations were imposed on the activities of the Special Committee by the ARS Board. The Special Committee retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with the transactions contemplated by the ATS Stock Purchase Agreement. No limitations were placed on the activities of Merrill Lynch. Merrill Lynch delivered its written opinion, dated January 8, 1998, to the Special Committee that, as of such date and based upon and subject to the matters set forth therein, the purchase price of $10.00 per share to be received by ATS pursuant to the ATS Stock Purchase Agreement was fair from a financial point of view to ARS. Based upon such opinion, and its own evaluation of the terms and conditions of the ATS Stock Purchase Agreement, the Special Committee approved the ATS Stock Purchase as fair to and in the best interests of ARS.

  Pursuant to an Engagement Letter, dated November 20, 1997, ARS has agreed to pay Merrill Lynch a fee of $500,000 in consideration for its services. ARS has also agreed to reimburse Merrill Lynch for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Merrill Lynch for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under the federal securities laws. ATS has agreed to pay to ARS immediately following the Effective Time all such fees and expenses which ARS has incurred to Merrill Lynch.

APPRAISAL RIGHTS OF ARS STOCKHOLDERS

  Certain holders of ARS Common Stock immediately prior to the Effective Time have the right to dissent from the Merger and demand and perfect appraisal rights in accordance with the conditions established by Section 262 of the DGCL ("Section 262"). The ARS stockholders who have executed the consent pursuant to which the Merger Agreement was approved and adopted have, in effect, waived their appraisal rights with respect to their shares of ARS Common Stock. No such appraisal rights are applicable to the Tower Merger.

  SECTION 262 IS REPRINTED IN ITS ENTIRETY AS APPENDIX IV TO THIS PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX IV. THIS DISCUSSION AND APPENDIX III SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF ARS COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

  A holder of record of shares of ARS Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of stock. All references in this summary of appraisal rights to a "stockholder" is to the record holder of shares of ARS Common Stock.

  Under Section 262, where a merger has been approved by written consent pursuant to the provisions of Section 228 of the DGCL, as in the case of adoption of the Merger by the ARS common stockholders, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available, either before the Effective Time or within ten days thereafter, that such appraisal rights are available and include in each such notice a copy of Section 262. This Prospectus shall constitute such notice to the record holders of ARS Common Stock.

  Holders of ARS Common Stock immediately prior to the Effective Time who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to ARS within twenty (20) days after the date this Prospectus is first mailed to common stockholders of American Radio. A demand for appraisal must be executed by or on behalf of the stockholder of record fully and correctly, as his, hers or its name appears on his, hers or its stock certificates and must state that such person intends to demand appraisal of his, hers or its shares of ARS Common Stock issued and outstanding immediately prior to the Effective Time. A person having beneficial interests in shares of ARS Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of ARS Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of ARS Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

  A record owner, such as a broker, fiduciary or other nominee, who holds shares of ARS Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of ARS Common Stock outstanding in the name of such record owner. Former stockholders who held their shares of ARS Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: American Radio Systems Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention:
Secretary.

  The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of ARS Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. Within ten
(10) days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with
Section 262.

  Within one hundred and twenty (120) days after the Effective Time, but not thereafter, either the Surviving Corporation or any former holders of ARS Common Stock who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Surviving Corporation is under no obligation to and has no present intention to file such a petition. Accordingly, ARS stockholders immediately prior to the Effective Time who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within one hundred and twenty (120) days after the Effective Time, any former ARS stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of ARS Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by ARS and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

  If a petition for an appraisal is timely filed and assuming appraisal rights are available by a former ARS stockholder and a copy thereof is served on the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former stockholders who have demanded appraisals of their shares and with whom agreements as to the value of their shares have not been reached. After such notice to such former stockholders as required by the Delaware Court prepared to conduct a hearing on such is empowered to conduct a hearing on such petition. At the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of ARS Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Former holders of ARS Common Stock considering seeking appraisal should be aware that the fair value of their shares of ARS Common Stock as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of ARS Common Stock and that the investment banking opinions as to the fairness from a financial point of view are not necessarily opinions as to the fair value under Section 262. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger
v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts ascertainable as of the date of the Merger that throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

  The Delaware Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of ARS Common Stock have been appraised. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of ARS, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any holder of shares of ARS Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

  If no petition for appraisal is filed with the Delaware Court within one hundred and twenty (120) days after the Effective Time, stockholders' rights to appraisal shall cease. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and
(ii) no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, which may be conditioned upon such terms as the Delaware Court deems just. If any former stockholder who demands appraisal of his, hers, or its shares of ARS Common Stock under Section 262 fails to perfect, or effectively withdraw or losses his, hers or its right to appraisal as provided by the DGCL, the shares of ARS Common Stock of such stockholders will be converted into the right to receive the consideration of the Merger (without interest).

  If the Tower Merger Effective Time shall not have occurred and the Delaware Court of Chancery (the "Court") conducts an appraisal proceeding pursuant to
Section 262 of the DCL relating to an obligation to pay the appraised value per share of ARS Common Stock ("Appraised Total Value") to the holders of the Dissenting Shares, American Tower shall promptly pay to American Radio the portion of the Appraised Total Value attributable to the Tower Stock Consideration (the "Tower Stock Payment") and American Radio shall contribute (without the payment of any other amount or the issuance of any securities by American Tower) to the capital of American Tower such shares of Tower Common Stock owned by American Radio that the holders of the Dissenting Shares would have been entitled to receive had they not exercised their appraisal rights. The Tower Stock Payment shall be determined pursuant to the following provisions:

    (i) American Radio shall request the Court to determine in writing the Tower Stock Payment. If the Court shall make such determination the Tower Stock Payment shall be the amount so determined; and

    (ii) If the Court shall not make such determination within a thirty (30) day period following such request (at which time such request shall be withdrawn) (the "Determination Deadline"), American Radio, ATS and CBS shall submit to an arbitrator (the "Arbitrator") for review and resolution the determination of the Tower Stock Payment. The Arbitrator shall be a nationally recognized investment banking firm which shall be agreed upon by American Radio, CBS and ATS in writing. The Arbitrator shall be requested to render a decision resolving the amount of the Tower Stock Payment within thirty (30) days following the date of its selection. If the parties cannot agree on the firm to be selected as Arbitrator within fifteen (15) days following the Determination Deadline, then American Radio and CBS, on the one hand, and ATS, on the other hand, shall each choose one such firm within ten (10) days following the expiration of such fifteen (15) day period to review, resolve and agree on the determination of the Tower Stock Payment, which determination, once agreed to in writing by both such firms, shall be final, conclusive and binding on the parties. If such two firms cannot agree on the amount of the Tower Stock Payment within thirty (30) days following the date on which the second of such firms is selected, then such two firms shall promptly select a third such firm to make such determination, which determination shall be made by such third firm within thirty (30) days of the date on which such third firm is selected. The determination of such third firm of the amount of the Tower Stock Payment shall be final, conclusive and binding on the parties. The cost of any such arbitration (including the fees of the Arbitrator and any other firm selected hereunder) shall be borne 50% by American Radio and 50% by ATS. ATS shall promptly pay to American Radio the amount of the Tower Stock Payment once such amount is determined in accordance with this clause (ii).

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A FORMER STOCKHOLDER OF ARS COMMON STOCK WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR EACH SHARE OF ARS COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OWNED BY HIM, HER OR IT).

EXPENSES

  Each of the parties will pay its own fees and expenses, except that the Merger Agreement provides that (a) ATS is obligated to indemnify and hold harmless ARS with respect to certain liabilities, and (b) the Merger Agreement provides for an adjustment (the cost or benefit of which is borne or inures to the benefit of ATS) based on the working capital and aggregate debt of ARS at the Closing Date. See "The Merger and Tower Separation--ARS-ATS Separation Agreement". The Merger Agreement also provides that in the event the Merger Agreement is terminated by any party pursuant to the provisions of paragraph
(d) under "--Termination--Termination Events" above, then ARS shall pay to CBS a fee equal to $35.0 million, together with the reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of CBS in connection with the Merger or the consummation of the transactions contemplated by the Merger Agreement, including all fees and expenses of its counsel, commercial banks, investment banking firms, accountants, experts and consultants in an aggregate amount not to exceed $5.0 million. Estimated fees and expenses of ARS in connection with the Merger and related transactions (including the Tower Separation and assuming the consummation thereof) are as follows (in millions):

     Financial advisory fees and expenses............................... $ 7.5
     Consent solicitation fees and expenses ............................   2.3
     Legal and accounting fees and expenses.............................   2.3
     Printing and mailing to stockholders...............................   0.4
     SEC fees...........................................................   0.4
     Bonus and severance arrangements payable to officers and
      employees.........................................................   1.1
     Miscellaneous......................................................   0.3
                                                                         -----
       Total Fees and Expenses.......................................... $14.3
                                                                         =====

  Promptly following the Effective Time, ATS is obligated to pay to ARS in immediately available funds (and make ARS whole on an after-tax basis under the principles set forth in Section 6.17(c)(iv) of the Merger Agreement) an amount equal to the aggregate costs and expenses incurred by ARS in connection with any agreement, arrangement or understanding (other than the Tower Documentation) entered into by ARS, ATS Mergercorp or any member of the American Tower Group following the date of the Original Merger Agreement (x) for the benefit of any member of the American Tower Group, (y) in contemplation of the Tower Separation or (z) in connection with the sale, assignment, transfer or other disposition of shares of ATS Common Stock, including without limitation such costs and expenses incurred by ARS to Merrill Lynch and any such costs and expenses incurred by ARS to Credit Suisse First Boston in excess of those set forth in the engagement letter between ARS and Credit Suisse First Boston provided by ARS to CBS.

              DESCRIPTION OF AMERICAN TOWER SYSTEMS CAPITAL STOCK

GENERAL

  The authorized capital stock of American Tower Systems consists of 20,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock") 200,000,000 shares of ATS Class A Common Stock, $.01 par value per share, 50,000,000 shares of ATS Class B Common Stock, $.01 par value per share, and 10,000,000 shares of ATS Class C Common Stock, $.01 par value per share. The outstanding shares of ATS Common Stock (there being no Preferred Stock outstanding) as of February 1, 1998 were as follows: ATS Class A Common Stock--36,351,265; ATS Class B Common Stock--9,320,576; and ATS Class C Common Stock--3,295,518. The Restated Certificate of Incorporation of ATS is identical to the Restated Certificate of Incorporation of ARS. Accordingly, the rights of the holders of ATS Common Stock are identical to the respective rights of the holders of the ARS Common Stock.

PREFERRED STOCK

  The 20,000,000 authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the ATS Board may authorize, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of ATS or the Tower Separation of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. Although ATS has no present intention to issue shares of Preferred Stock, the issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal.

COMMON STOCK

  Dividends. Holders of record of shares of ATS Common Stock on the record date fixed by the ATS Board are entitled to receive such dividends as may be declared by the ATS Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of ATS Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of ATS Common Stock, except that in the event of any such dividend in which shares of stock of any company (including American Tower Systems or any of its Subsidiaries) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of ATS Common Stock. In the case of any dividend payable in shares of ATS Common Stock, holders of each class of ATS Common Stock are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of each other class.

  Voting Rights. Except as otherwise required by law and in the election of directors, holders of shares of ATS Class A Common Stock and ATS Class B Common Stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders, with each share of ATS Class A Common Stock entitled to one vote and each share of ATS Class B Common Stock entitled to ten votes. The holders of the ATS Class A Common Stock, voting as a separate class, have the right to elect two independent directors. The ATS Class C Common Stock is nonvoting except as otherwise required by the DGCL.

  Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of common stock. Under the ATS Restated Certificate, the affirmative vote of the holders of not less than 66 2/3% of the ATS Class A Common Stock and ATS Class B Common Stock, voting as a single class, is required in order to amend most of the provisions of the ATS Restated Certificate, including those relating to the provisions of the various classes of ATS Common Stock, indemnification of directors, exoneration of directors for certain acts, and such super-majority provision.

  Conversion Provisions. Shares of ATS Class B Common Stock and, except as hereinafter noted, ATS Class C Common Stock are convertible, at any time at the option of the holder, on a share for share basis into shares of ATS Class A Common Stock. The present owner of ATS Class C Common Stock can convert such stock only in the event of a Conversion Event (as defined in the ATS Restated Certificate) or with the consent of the ATS Board. Shares of ATS Class B Common Stock automatically convert into shares of ATS Class A Common Stock upon any sale, transfer, assignment or other disposition other than to Permitted Transferees (as defined in the ATS Restated Certificate) which term presently includes certain family members, trusts and other family entities and charitable organizations and upon pledges but not to the pledgee upon foreclosure.

  It is a condition of consummation of the ATC Merger Agreement that the ATS Restated Certificate be amended to (i) limit the aggregate voting power of Steven B. Dodge (and his Controlled Entities as to be defined therein) to 49.99% of the aggregate voting power of all shares of capital stock entitled to vote generally from the election of directors (less the voting power represented by the shares of ATS Class B Common Stock acquired by the Stoner purchasers pursuant to the ATS Stock Purchase Agreement and owned by them at such time), (ii) prohibit future issuances of ATS Class B Common Stock (except upon exercise of then outstanding options and pursuant to stock dividends or stock splits), (iii) limit transfers of ATS Class B Common Stock to a more narrow group than is provided in the ATS Restated Certificate, (iv) provide for automatic conversion of the ATS Class B Common Stock to ATS Class A Common Stock at such time as the aggregate voting power of Mr. Dodge (and his Controlled Entities) falls below either (x) 50% of Mr. Dodge's aggregate voting power (immediately after consummation of the ATC Merger) or (y) 20% of the aggregate voting power of all shares of ATS Common Stock at the time outstanding, and (v) require consent of the holders of a majority of ATS Class A Common Stock for amendments adversely affecting the ATS Class A Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding-up of ATS, the holders of each class of ATS Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of the Preferred Stock then outstanding of any amount required to be paid under the terms of the Preferred Stock.

  Other Provisions. The holders of ATS Common Stock are not entitled to preemptive or subscription rights. The shares of ATS Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of each class of ATS Common Stock must be identical to that received by holders of the other class of ATS Common Stock, except that in any such transaction in which shares of ATS Common Stock (or any other company) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of ATS Common Stock. No class of ATS Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of ATS Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

DIVIDEND RESTRICTIONS

  ATSI is prohibited under the terms of the Tower Loan Agreement from paying cash dividends on its capital stock (including Preferred Stock) except that, beginning on April 15, 2000, Tower Operating Subsidiary may pay cash dividends if (a) no Default exists or would be created thereby under the Tower Loan Agreement, and (b) (ii) the ratio of Total Debt to Annualized Operating Cash Flow is less than 4.0 after giving effect to certain payments required under the Tower Loan Agreement out of the proceeds of any equity offering, and (c) then only to the extent that Restricted Payments do not exceed (i)(x) 50% of Excess Cash Flow for the preceding calendar year minus (y) any portion thereof used to invested in Unrestricted Subsidiaries, or (ii) (x) 50% of the net proceeds of any equity offering minus (y) any portion thereof used to invested in Unrestricted Subsidiaries (as each such term is defined in the Tower Loan Agreement). Comparable restrictions are imposed on the ability of ATSLP to make distributions to its partners. Since American Tower Systems has no other assets other than its ownership of all of the capital stock of the Tower Operating Subsidiary, its ability to pay dividends to its stockholders in the foreseeable future is restricted.

DELAWARE BUSINESS COMBINATION PROVISIONS

  Under the DGCL, certain "business combinations" (including the issuance of equity securities) between a Delaware corporation and any person who owns, directly or indirectly, 15% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by the holders of at least 66 2/3% of the voting stock not owned by the Interested Stockholder if it occurs within three years of the date such person became an Interested Stockholder unless prior to such date the ATS Board approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder. The Tower Separation and the ATS Stock Purchase Agreement were approved by the ATS Board.

LISTING OF CLASS A COMMON STOCK

  There has been no trading market for the ATS Class A Common Stock, and there can be no assurances as to the establishment or continuity of any such market. However, it is expected that a "when-issued" trading market may develop on or about the consummation of the Merger. ATS intends to seek a Nasdaq listing for the ATS Class A Common Stock. While ATS believes it currently meets the financial listing criteria for Nasdaq listing, no application has been filed, any such listing is subject to the distribution of the relevant exchange and there can be no assurance that a Nasdaq or other listing will be obtained. If a listing is not obtained, the ATS stock would trade in the over-the-counter market which is generally less liquid.

  Prices at which the ATS Class A Common Stock may trade after the Merger cannot be predicted. Prices at which trading in shares of ATS Class A Common Stock occurs may fluctuate significantly. See "Risk Factors--Risk Factors Relating to American Tower Systems--No Prior Market for ATS Common Stock". The prices at which the ATS Class A Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, quarter to quarter variations in the actual or anticipated financial results of ATS or other companies in the communications site industry or the markets served by ATS. These and other factors may adversely affect the market price of the ATS Class A Common Stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the ATS Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606 (telephone number (312) 461-4600).

              COMPARISON OF RIGHTS OF STOCKHOLDERS OF ATS AND ATC

  Upon consummation of the ATC Merger, the ATC common stockholders will become common stockholders of ATS. Set forth below is a comparison of the terms of the ATS Class A Common Stock and the terms of the ATC Common Stock, as well as a summary of other material differences between the rights of holders of ATS Class A Common Stock and the rights of holders of ATC Common Stock. This summary does not purport to be complete and is qualified in its entirety by reference to the ATS Restated Certificate, ATS' Bylaws (the "ATS Bylaws"), the ATC Certificate of Incorporation, as amended (the "ATC Certificate"), the ATC Bylaws (the "ATC Bylaws") and the more detailed description of the ATS Common Stock contained herein. The description gives effect to the amendment of the terms of the ATS Common Stock required as a condition to the consummation of the ATC Merger. See "Business of American Tower Systems--Recent Transactions-- ATC Merger" and "Description of American Tower Systems Capital Stock--Common Stock".

TERMS OF COMMON STOCK

                              ATS COMMON STOCK                     ATC COMMON STOCK
                    ------------------------------------ ------------------------------------
BUSINESS:           All businesses of ATS.               All business of ATC.
LISTING:            Application will be made to Nasdaq.  Not publicly traded.
DIVIDENDS:          ATS currently does not pay dividends ATC currently does not pay dividends
                    on the ATS Common Stock. Dividends   on the ATC Common Stock. Dividends
                    on the ATS Common Stock may be paid  on the ATC Common Stock may be paid
                    in the discretion of the ATS Board   in the discretion of the ATC Board
                    based primarily upon the financial   based primarily upon the financial
                    condition, results of operations and condition, results of operations and
                    business requirements of ATS.        business requirements of ATC.
                    Dividends, if any, are payable out   Dividends, if any, are payable out
                    of the funds of ATS legally          of the funds of ATC legally
                    available for the payment of         available for the payment of
                    dividends, subject to restrictions   dividends, subject to restrictions
                    contained in the Tower Loan          contained in its bank credit
                    Agreement.                           agreement.
VOTING RIGHTS:      Except as otherwise required by the  Except as otherwise required by the
                    DGCL, holders of the ATS Class A     DGCL, and the rights of holders of
                    Common Stock and ATS Class B Common  the Series A Redeemable Preferred
                    Stock vote together as a single      Stock, $.01 par value (the "ATC
                    class. The ATS Class A Common Stock  Preferred Stock"), holders of the
                    has one vote per share and the ATS   ATC Common Stock have the sole
                    Class B Common Stock has ten votes   voting rights. ATC has a class of
                    per share. The ATS Class C Common    nonvoting common stock authorized,
                    Stock does not have any voting       none of which is issued.
                    rights except as otherwise required
                    by the DGCL. The holders of ATS
                    Class A Common Stock have the right
                    to elect two independent directors.
PREEMPTIVE RIGHTS:  The holders of ATS Common Stock do   The holders of ATC Common Stock do
                    not have any preemptive rights.      not have any preemptive rights.
CONVERSION:         Shares of ATS Class B Common Stock   None
                    will automatically convert into
                    shares of ATS Class A Common Stock
                    upon any transfer of such shares of
                    ATS Class B Common Stock, unless the
                    transferee is a Permitted Transferee
                    (an entity controlled by such
                    transferor a family member (so long
                    as voting control is retained by the
                    transferor) or is a holder of ATS
                    Class B Common Stock.

                        ATS COMMON STOCK                     ATC COMMON STOCK
              ------------------------------------ ------------------------------------
              A holder of shares of ATS Class B
              Common Stock or of ATS Class C
              Common Stock (subject to certain
              restrictions in the case of the
              present Class C holder) may at any
              time, at such holder's election,
              convert such shares into shares of
              ATS Class A Common Stock.
              All of the Class B Common Stock will
              automatically convert into ATS Class
              A Common Stock should Mr. Dodge's
              aggregate voting power fall below
              either (i) 50% of his initial
              aggregate voting power (immediately
              after consummation of the ATC
              Merger) or (ii) 20% of the aggregate
              voting power of all shares of ATS
              Common Stock at the time
              outstanding.
LIQUIDATION:  In the event of a liquidation of     In the event of a liquidation of
              ATS, holders of ATS Common Stock     ATC, holders of ATC Common Stock
              will be entitled to receive the net  will be entitled to receive the net assets of ATS, if any, remaining for assets of ATC, if any, remaining for
              distribution to holders of ATS       distribution to holders of ATC
              Common Stock.                        Common Stock.

OTHER STOCKHOLDER RIGHTS

 Amendments to the Certificate of Incorporation

  Under the ATS Restated Certificate, amendments to the ATS Restated Certificate must be adopted by the holders of a majority of the voting power of the ATS Voting Stock, except that amendments to the provisions relating to
(i) the number, rights and powers of any class of stock; (ii) the composition and powers of the ATS Board; (iii) release of directors' liability; (iv) indemnification of directors as a result of a breach of fiduciary duties, officers, employees and agents; (v) amendments to the ATS Bylaws; and (vi) amendments to foregoing provisions, require adoption by the holders of 66 2/3% of the total number of the voting power of the outstanding shares of ATS Voting Stock.

  Under the ATC Certificate, amendments to the ATC Articles must be adopted by a majority of the votes cast on such amendment by the holders of ATC Common Stock entitled to vote on such amendment at a meeting at which a quorum of such votes exists, except that without the affirmative vote or written consent of the holders of more than 50% of the outstanding shares of ATC Series A Preferred Stock, no amendment shall be effective to: (i) amend or repeal any provision of, or add any provision to, the ATC Certificate or ATC Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the ATC Series A Preferred Stock, or increase or decrease the authorized number of shares of the ATC Series A Preferred Stock; (ii) authorize or issue shares of any class of stock, or any class of bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of any other class or series of stock of ATC, having any preference or priority as to assets superior to or on a parity with the ATC Series A Preferred Stock; or (iii) reclassify any Junior Stock (as defined in the ATC Certificate) into shares having any preference or priority as to assets superior to or on a parity with any preference or priority of the ATC Series A Preferred Stock. The ATC Series A Preferred Stock will be redeemed as part of the consummation of the ATC Merger.

 Amendments to Bylaws

  The ATS Restated Certificate and the ATS Bylaws provide that bylaws may be adopted, amended, altered, changed or repealed by either the affirmative vote of the holders of 66 2/3% of the outstanding shares of ATS Voting Stock or by the affirmative vote of a majority of the entire ATS Board.

  The ATC Bylaws may be amended or repealed by the affirmative vote of a majority of the members of the ATC Board present at any meeting at which a quorum is present or by the ATC stockholders, except as described above under "--Amendments to the Certificate of Incorporation".

 Directors

  Under the ATS Bylaws, the number of directors is determined by the ATS Board from time to time, but can not be less than three. The ATS Bylaws do not provide for a classified board. The ATS Restated Certificate provides that the holders of the ATS Class A Common Stock shall be entitled to vote as a class to elect two directors, all other directors are elected by the holders of the ATS Class A Common Stock and the ATS Class B Common Stock, voting together as a single class, with each share of ATS Class A Common Stock entitled to one vote and each share of the ATS Class B Common Stock entitled to ten votes. See "The ATC Merger" for information with respect to voting agreement to be executed by Messrs. Dodge and Stoner relating to the election of two nominees of certain ATC common stockholders.

  Under the ATC Bylaws, the number of directors is determined by the ATC Board of Directors from time to time, but can not be less than three. The ATC Securityholders Agreement provides that the Board should consist of not more than nine members. The ATC Bylaws do not provide for a classified board. The holders of ATC Common Stock are entitled to elect all of the members of the ATC Board of directors, subject to the rights of the holders of the ATC Preferred Stock outstanding from time to time and provision of the ATC Securityholders Agreement. See "Business of American Tower Systems--Recent Transactions--ATC Merger" for information with respect to voting agreement to be executed by Messrs. Dodge and Stoner relating to the election of two nominees of certain ATC common stockholders.

 Removal of Directors

  Under the ATS Restated Certificate and Bylaws, (a) directors elected by the ATS common stockholders may be removed, with or without cause, by vote of the holders of a majority of the ATS Voting Stock; and (b) any directors elected by the holders of ATS Class A Common Stock may be removed, with or without cause, by a vote of the holders of the ATS Class A Common Stock holding not less than a majority of the issued and outstanding shares of ATS Class A Common Stock. Under the ATC Certificate, subject to restrictions in the ATC Securityholders Agreement, directors may be removed, with or without cause, by a vote of the holders of ATC Common Stock holding not less than a majority of the issued and outstanding shares of ATC Common Stock.

 Newly Created Directorships and Vacancies

  Under the ATS Restated Certificate and the ATS Bylaws, vacancies in the ATS Board and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If there are no directors in office, the DGCL provides that any officer or stockholder may call a special meeting of stockholders in accordance with the ATS Restated Certificate and ATS Bylaws, at which meeting such vacancies shall be filled.

  Under the ATC Certificate and the ATC Bylaws, except as provided in ATC's existing security holders agreement vacancies in the ATC Board of Directors and newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the ATC Certificate and ATC Bylaws, at which meeting such vacancies shall be filled.

 Special Meetings of Stockholders; Action by Written Consent

  Under the ATS Bylaws, special meetings of the stockholders may be called for any purpose or purposes by the Chairman of the ATS Board or, if there be none, the President, or by the ATS Board, and shall be called by the President or Secretary of ATS at the request in writing of the stockholders holding of record a majority in interest of the voting power of the shares of stock of ATS issued and outstanding and entitled to vote. Under the DGCL, any action required or permitted by law or the ATS Restated Certificate to be taken at any meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action so taken, is signed by the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present or present by proxy and voted.

  Under the ATC Bylaws, special meetings of stockholders may be called for any purpose or purposes any time by the Chairman of the Board, the President or a majority of the ATC Board. Under the DGCL, any action required or permitted by law or the ATC Certificate to be taken at any meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent, setting forth the action so taken, is signed by the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present or present by proxy and voted.

 Stockholder Proposals and Nominations

  The ATS Bylaws do not contain specific requirements which must be met in order for a stockholder to present a proposal for action at an annual meeting of stockholders or to nominate an individual for election to the ATS Board.

  The ATC Bylaws do not contain specific requirements which must be met in order for a stockholder to present a proposal for action at an annual meeting of stockholders or to nominate an individual for election to the ATC Board of Directors.

 Business Combinations Following a Change in Control

  Each of ATS and ATC is a Delaware corporation and is subject to Section 203 of the DGCL, which governs business combinations with interested stockholders. See "Description of American Tower Systems Capital Stock--Delaware Business Combination Provisions".

EXISTING ATC SECURITYHOLDERS AGREEMENT

  ATC and its securityholders are parties to a Securityholders Agreement dated October 12, 1995, as amended (the "ATC Securityholders Agreement") that provides for, among other things:

    (i) a Board of Directors consisting of not more than nine individuals, including nominees of certain of ATC's stockholders or representatives of ATC's stockholders, which nominees may be removed, and the vacancy created by any such removal filled, by those entitled to make such nomination;

    (ii) rights of first refusal triggered upon the proposed sale of any ATC common stock, preferred stock or certain warrants to any third party, or upon death, divorce or bankruptcy;

    (iii) piggy-back registration rights;

    (iv) co-sale provisions including (a) the rights of ATC securityholders to participate in or "tag along" in certain stock sales, and (b) the obligations of ATC securityholders to participate in or be "dragged along" in certain sales of ATC's capital stock;

    (v) the right of Clear Channel, ATC's largest stockholder, to subscribe for additional shares of ATC Common Stock to prevent its aggregate percentage interest from falling below 25%;

    (vi) standstill provisions that require the consent of the ATC Board or a supermajority of securityholders before any securityholder or its affiliates could acquire more than 33% of the fully-diluted capital stock of ATC;

    (vii) provisions restricting certain securityholders form pursuing business opportunities until ATC elects not to pursue such opportunities;

    (viii) a 180-day lock-up period following an initial public offering;

    (ix) rights of securityholders to participate in certain issuances of ATC Common Stock; and

    (x) provisions requiring ATC to provide periodic financial statements.

  The ATC Securityholders Agreement will be terminated upon consummation of the ATC Merger.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

  Upon completion of the ATS Pro Forma Transactions and the Merger, there will be an aggregate of approximately 80.0 million shares of ATS Common Stock outstanding. All of such shares, other than an aggregate of 5,333,333 shares issued in connection with the Gearon Transaction, will be freely transferable without restriction or future registration under the Securities Act, unless held by an "affiliate" (as that term is defined under the Securities Act) of ATS. Persons who may be deemed to be affiliates of ATS after the Merger generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, ATS. Person who are affiliates of ATS will be permitted to sell their ATS Common Stock received pursuant to the Merger only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144 thereunder.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares of ATS Common Stock for at least one year is entitled to sell, within any three-month period, a number of such shares which does not exceed the greater of 1% of the then outstanding shares of ATS Class A Common Stock (approximately 362,000 shares immediately after the Merger and prior to the consummation of the ATC Merger, approximately 660,000 shares thereafter) or the average weekly public trading volume of the ATS Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about ATS. Any person (or persons whose shares are aggregated) who has not been an affiliate of ATS at any time during the past three months preceding a sale and who has owned shares of ATS Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. In February 1997, the Commission solicited comments regarding certain proposed amendments to Rule 144, including reducing the aforementioned one year and two year holding periods.

  Options to purchase an aggregate of approximately 12.6 million shares of ATS Common Stock will be outstanding immediately following the consummation of the ATS Pro Forma Transactions and the Merger. Shares of ATS Common Stock issued upon exercise of such options will be registered on Form S-8 under the Securities Act and will, therefore, be freely transferable under the securities laws. American Tower Systems has entered into agreements to register shares of ATS Common Stock under the Securities Act issued pursuant to the ATS Stock Purchase Agreement, the ATC Merger and the Gearon Transaction and shares held by certain affiliates of ATS.

  American Tower Systems cannot make any predictions as to the effect, if any, sales of shares of ATS Common Stock, or the availability of shares for future sale, will have on the market price of the ATS Class A Common Stock prevailing from time to time.

                            VALIDITY OF THE SHARES

  The validity of the ATS Common Stock to be issued in the Merger will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 9,000 shares of ARS Class A Common Stock and 41,490 shares of ARS Class B Common Stock and has an option to purchase 20,000 shares of ATS Class A Common Stock at $10.00 per share. Mr. Bikales and/or associates of that firm serve as secretary or assistant secretaries of American Radio and certain of its subsidiaries.

                                    EXPERTS

  The following financial statements incorporated by reference or included herein in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference or included herein, and have been so incorporated or included herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

    (1) The consolidated financial statements of American Radio Systems Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 and the related financial statement schedule (incorporated by reference from American Radio Systems Corporation's Annual Report on Form 10-K for the year ended December 31,
  1996);

    (2) The consolidated financial statements of American Tower Systems Corporation as of December 31, 1996 and September 30, 1997, for the nine months ended September 30, 1997, for the year ended December 31, 1996 and for the period July 17, 1995 (Incorporation) to December 31, 1995;

    (3) The consolidated financial statements of EZ Communications, Inc. as of December 31, 1996 and for the year then ended and the related financial statement schedule (incorporated by reference from EZ Communication's Annual Report on Form 10-K for the year ended December 31, 1996);

    (4) The combined financial statements of Meridian Communications as of December 31, 1995 and 1996 and for each of the two years then ended;

    (5) The financial statements of Diablo Communications, Inc. as of December 31, 1995 and 1996 and for each of the two years then ended; and

    (6) The financial statements of Gearon & Co., Inc as of December 31, 1996 and September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997.

  The combined financial statements of CBC of Baltimore, Inc. (d/b/a WOCT-FM) and WWMX-FM, Inc. (wholly-owned subsidiaries of Capitol Broadcasting Company, Inc.) as of December 31, 1995 and 1996 and for the years then ended, incorporated in this Prospectus by reference to American Radio's Current Report on Form 8-K/A (Amendment No. 1) dated April 17, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements and schedule of EZ Communications, Inc. as of and for the two years in the period ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference in this Prospectus and have been so included in reliance upon the report of such firm as experts in accounting and auditing.

  The combined financial statements of net assets of MicroNet, Inc. and Affiliates to be sold to ATS as of December 31, 1996 and for the year then ended have been audited by Pressman Ciocca Smith LLP, independent certified public accountants, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts in accounting and auditing.

  The financial statements of Diablo Communications of Southern California, Inc. for the year ended December 31, 1996 have been audited by Rooney, Ida, Nolt & Ahern, independent auditors, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts.

  The financial statements of Tucson Communications Company at December 31, 1996 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein in this Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of American Tower Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the two year period ended December 31, 1996, the period from October 15, 1994 to December 31, 1994 (Successor) and the period from January 1, 1994 to October 14, 1994 (Predecessor), have been included herein and in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                       DEFINITION CROSS REFERENCE SHEET

  Set forth below is a list of certain defined terms used in this Prospectus and the page on which such terms are defined. Terms designated with I, II, III, IV, and VI are found on the pages indicated in Appendix I, Appendix II, Appendix III Appendix IV, Appendix V and Appendix VI respectively.

                               DEFINED TERM                                PAGE
                               ------------                                ----
ABC....................................................................... 50
Acquiror.................................................................. III-1
Adjustment Amount......................................................... 95
After-tax cash flow....................................................... 17
American Cablesystems..................................................... 60
American Conversion Fraction.............................................. 86
American Radio............................................................ Cover
American Tower Systems.................................................... Cover
Antitrust Division........................................................ 110
APB....................................................................... F-83
Appraised Total Value..................................................... 114
Arbitrator................................................................ 114
Arch...................................................................... 50
ARS....................................................................... Cover
ARS-ATS Separation Agreement.............................................. 90
ARS Board................................................................. 8
ARS Common Stock.......................................................... Cover
ARS Convertible Preferred Stock........................................... 82
ARS Cumulative Preferred Stock............................................ 19
ARS Form 8-A.............................................................. i
ARS Options............................................................... 63
ARS Predecessor Entities.................................................. 18
ARS Preferred Stock....................................................... 86
ARS Pro Forma Transactions................................................ 19
ARS September 1997 10-Q................................................... 18
ARS 10-K.................................................................. 18
AT&T...................................................................... 50
ATC....................................................................... 1
ATC Board................................................................. 12
ATC Bylaws................................................................ 119
ATC Certificate........................................................... 119
ATC Common Stock.......................................................... V-10
ATC Credit Facility....................................................... V-8
ATC Merger................................................................ 2
ATC Merger Agreement...................................................... 2
ATC Merger Consideration.................................................. 70
ATC Merger Effective Time................................................. 75
ATC Securityholder Agreement.............................................. 122
Atlantic.................................................................. 60
ATS....................................................................... Cover
ATS Board................................................................. 11
ATS Bylaws................................................................ 119
ATS Class A Common Stock.................................................. 10
ATS Class B Common Stock.................................................. 10
ATS Class C Common Stock.................................................. 10
ATS Common Stock.......................................................... Cover

                               DEFINED TERM                                PAGE
                               ------------                                ----
ATS Employees............................................................. 93
ATS Group................................................................. 92
ATS Mergercorp............................................................ 90
ATS Options............................................................... 63
ATS Principal Stockholders................................................ 25
ATS Pro Forma Transactions................................................ 16
ATS Restated Certificate.................................................. 24
ATS Stock Purchase Agreement.............................................. 2
ATSI...................................................................... 6
ATSI Options.............................................................. 63
ATSI Plan................................................................. 63
ATSLP..................................................................... 6
Baltimore Transaction..................................................... I-7
Baron..................................................................... 68
BayCom Transaction........................................................ I-7
BCF....................................................................... 82
Bell Atlantic Mobile...................................................... 50
Bell South Mobility....................................................... 50
Bowen-Smith............................................................... 7
Bowen-Smith Acquisition................................................... 7
Broadcast cash flow....................................................... 20
Business Combination Statute.............................................. V-12
Cash Consideration........................................................ 86
CBS....................................................................... Cover
CBS Sub................................................................... Cover
CCP....................................................................... 61
CD Amount................................................................. 94
CEA....................................................................... 61
Certificates.............................................................. 75
Chancellor Media.......................................................... 50
Chase Capital............................................................. 68
Clear Channel............................................................. 50
Closing................................................................... 85
Closing Date.............................................................. 85
CNN....................................................................... 50
Code...................................................................... 10
Commission................................................................ i
Communications Act........................................................ 25
Company's Parent.......................................................... F-25
Comparable Companies...................................................... 83
Comparable Transactions................................................... 83
Corporate Adjustments..................................................... 82
Court..................................................................... 114
Credit Suisse First Boston................................................ 9
Credit Suisse First Boston Opinion........................................ 80
CSFB...................................................................... III-1
CSX....................................................................... 7

                               DEFINED TERM                                PAGE
                               ------------                                ----
CSX Transportation........................................................ 7
CTIA...................................................................... 2
Current Assets............................................................ 94
CVP....................................................................... 61
Debt Amount............................................................... 94
Delaware Court............................................................ 112
Determination Deadline.................................................... 114
DGCL...................................................................... 78
Diablo Transaction........................................................ 56
Distribution.............................................................. III-1
DTV....................................................................... 23
Duncan Guide.............................................................. 7
D & O Insurance........................................................... 101
EBITDA.................................................................... 17;20
Effective Time............................................................ 8
ESMR...................................................................... 3
Exchange Act.............................................................. i
Exchange Agent............................................................ 75
Extended Tower Leases..................................................... 95
EZ........................................................................ 60
EZ 10-K................................................................... 18
EZ Merger................................................................. ii
FAA....................................................................... 23
FASB...................................................................... 46
FAS 121................................................................... F-65
FAS 128................................................................... 46
FAS 130................................................................... 46
FAS 131................................................................... 46
FCC....................................................................... Cover
FCC Order................................................................. 108
Final Adjustment Amount................................................... 95
Fox....................................................................... 50
FTC....................................................................... 110
Gearon Transaction........................................................ 2
GTE Mobilnet.............................................................. 50
Hartford Transaction...................................................... I-7
HBC....................................................................... I-7
HBC Merger................................................................ I-7
HBO....................................................................... 50
Houston Cellular.......................................................... 7
HSR Act................................................................... Cover
Incorporation............................................................. F-3
Indemnified Parties....................................................... 100
Interested Stockholder.................................................... 118
IRS....................................................................... 83
ISOs...................................................................... 63
Jacor..................................................................... 50
Land Leases............................................................... 95
LCI....................................................................... F-25
Lehman.................................................................... 69
Liabilities............................................................... 94
LMAs...................................................................... 7

                               DEFINED TERM                                PAGE
                               ------------                                ----
Loan Agreement............................................................ F-12
Material Adverse Effect................................................... 105
Maximum Premium........................................................... 101
MCN....................................................................... F-55
Merger.................................................................... Cover
Merger Agreement.......................................................... Cover
Merger Consideration...................................................... 86
Meridian Transaction...................................................... 56
Merrill Lynch............................................................. 111
Metrocall................................................................. 50
MFS....................................................................... 68
MicroNet Transaction...................................................... 56
MRS....................................................................... F-55
MSSC...................................................................... F-55
Multi-Market.............................................................. 61
Multiple Ownership Limit.................................................. 107
NAB....................................................................... 60
NBC....................................................................... 50
Nasdaq.................................................................... Cover
Net Assets................................................................ F-25
Net Debt.................................................................. 93
Nextel.................................................................... 50
NOLs...................................................................... F-88
NQOs...................................................................... 63
NYSE...................................................................... 12
OFC....................................................................... 83
One-to-a-Market Rule...................................................... 107
Original Merger Agreement................................................. 8
OPM....................................................................... 56
OPM Transaction........................................................... 56
Optionholder.............................................................. 102
PageMart.................................................................. 50
PageNet................................................................... 50
Parent.................................................................... F-8
Partnership............................................................... F-60
PCIA...................................................................... 3
PCS....................................................................... 2
Pittencrief Communications................................................ 50
Plan...................................................................... 63
Preferred Stock........................................................... 116
Preferred Stock Consideratoin............................................. 70
Prime..................................................................... 47
Recent Transactions....................................................... 1
Registration Statement.................................................... i
SBC Communications........................................................ 50
Second Request............................................................ 2
Section 262............................................................... 112
Securities Act............................................................ ii
SEC....................................................................... i
Series A Preferred Stock.................................................. F-89
SMR....................................................................... 47
SNET...................................................................... 50

                              DEFINED TERM                                PAGE
                              ------------                                ----
Southwestern Bell........................................................ 50
Special Committee........................................................ 111
Sprint................................................................... 50
Stoner................................................................... 61
Sub...................................................................... III-1
Suburban................................................................. F-25
Sullivan & Worcester..................................................... 77
Summit Capital........................................................... 72
TCI...................................................................... F-30
Telecommunications Act................................................... 76
Termination Date......................................................... 106
Tower Cash Flow.......................................................... 17
Tower Leases............................................................. 95
Tower Loan Agreement..................................................... 24
Towers................................................................... 95
Tower Merger............................................................. 8
Tower Merger Agreement................................................... 8

                               DEFINED TERM                                 PAGE
                               ------------                                 ----
Tower Merger Consideration................................................. 90
Tower Merger Effective Time................................................ 90
Tower Merger Tower Consideration........................................... 90
Tower Separation........................................................... 1
Tower Stock Consideration.................................................. 86
Tower Stock Payment........................................................ 114
Transfer Application....................................................... 107
Transferred Towers......................................................... 93
Trust Applications......................................................... 109
Tucson Transaction......................................................... 56
Uncontrollable Events...................................................... 97
VEBA....................................................................... F-30
WC Amount.................................................................. 94
Wellington................................................................. 68
Working Capital............................................................ 94
WTPX(FM) Application....................................................... 108
(S)162(m) Options.......................................................... 102

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report.............................................  F-3
 Consolidated Balance Sheets as of December 31, 1996 and September 30,
  1997....................................................................  F-4
 Consolidated Statements of Operations for the period from July 17, 1995
  ("Incorporation") to December 31, 1995, the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996 (unaudited).......  F-5
 Consolidated Statements of Stockholder's Equity for the period from July
  17, 1995 ("Incorporation") to December 31, 1995, the year ended December
  31, 1996 and the nine months ended September 30, 1997...................  F-6
 Consolidated Statements of Cash Flows for the period from July 17, 1995
  ("Incorporation") to December 31, 1995, the year ended December 31, 1996 and nine months ended September 30, 1997 and 1996 (unaudited)...........  F-7
 Notes to Consolidated Financial Statements...............................  F-8
MICRONET, INC. AND AFFILIATES
 Report of Independent Certified Public Accountants....................... F-22
 Combined Statements of Net Assets To Be Sold as of December 31, 1996 and
  September 30, 1997 (unaudited).......................................... F-23
 Combined Statements of Income Derived From Net Assets To Be Sold for the
  year ended December 31, 1996 and nine months ended September 30, 1996 and 1997 (unaudited).................................................... F-24
 Combined Statements of Cash Flows Derived from Net Assets To Be Sold for the year ended December 31, 1996 and nine months ended September 30,
  1996 and 1997 (unaudited)............................................... F-25
 Notes to Combined Financial Statements................................... F-26
DIABLO COMMUNICATIONS, INC.
 Independent Auditors' Report............................................. F-32
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................. F-33
 Statements of Income for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited)............... F-34
 Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 and 1996
  (unaudited)............................................................. F-35
 Statements of Cash Flows for years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited)............... F-36
 Notes to Financial Statements............................................ F-37
DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.
 Independent Auditors' Report............................................. F-41
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................. F-42
 Statements of Operations for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996, and nine months ended September 30, 1996 and 1997 (unaudited).................... F-43
 Statements of Stockholders' Equity for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1997 (unaudited)............................. F-44
 Statements of Cash Flows for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1996 and 1997 (unaudited).................... F-45
 Notes to Financial Statements............................................ F-46

                                                                           PAGE
                                                                           ----
MERIDIAN COMMUNICATIONS
 Independent Auditors' Report............................................  F-51
 Combined Balance Sheets as of December 31, 1995 and 1996 and June 30,
 1997 (unaudited)........................................................  F-52
 Combined Statements of Operations for the years ended December 31, 1995 and 1996 and six months ended June 30, 1996 and 1997 (unaudited)........  F-53
 Combined Statements of Stockholder's Equity for the years ended December
 31, 1995 and 1996 and six months ended June 30, 1997 (unaudited)........  F-54
 Combined Statements of Cash Flows for years ended December 31, 1995 and
 1996 and six months ended June 30, 1996 and 1997 (unaudited)............  F-55
 Notes to Combined Financial Statements..................................  F-56
TUCSON COMMUNICATIONS COMPANY
 Report of Independent Auditors..........................................  F-61
 Balance Sheets as of December 31, 1996 and September 30, 1997 (unau-
 dited)..................................................................  F-62
 Statements of Income for the year ended December 31, 1996 and September
 30, 1997 and 1996 (unaudited)...........................................  F-63
 Statements of Partners' Deficit for the year ended December 31, 1996 and
 September 30, 1997 and 1996 (unaudited).................................  F-64
 Statements of Cash Flows for the year ended December 31, 1996 and Sep-
 tember 30, 1997 and 1996 (unaudited)....................................  F-65
 Notes to Financial Statements...........................................  F-66
GEARON & CO., INC.
 Independent Auditors' Report............................................  F-69
 Balance Sheets as of December 31, 1996 and September 30, 1997...........  F-70
 Statements of Income for the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996 (unaudited)....................  F-71
 Statements of Stockholder's Equity for the year ended December 31, 1996 and the nine months ended September 30, 1997............................  F-72
 Statements of Cash Flows for the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996 (unaudited)...............  F-73
 Notes to Financial Statements...........................................  F-74
AMERICAN TOWER CORPORATION AND SUBSIDIARIES
 Independent Auditors' Report............................................  F-78
 Consolidated Balance Sheets as of December 31, 1995 and 1996............  F-79
 Consolidated Statements of Operations--Predecessor for the period from
 January 1, 1994 to October 14, 1994 and--Successor for the period from
 October 15, 1994 to December 31, 1994 and the years ended December 31,
 1995 and 1996...........................................................  F-80
 Consolidated Statements of Stockholders' Equity (Deficit)--Predecessor
 for the period from January 1, 1994 to October 14, 1994 and--Successor for the period from October 15, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996........................................  F-81
 Consolidated Statements of Cash Flows--Predecessor for the period from
 January 1, 1994 to October 14, 1994 and--Successor for the period from
 October 15, 1994 to December 31, 1994 and the years ended December 31,
 1995 and 1996...........................................................  F-82
 Notes to Consolidated Financial Statements..............................  F-83

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors ofAmerican Tower Systems Corporation:

  We have audited the accompanying consolidated balance sheets of American Tower Systems Corporation and subsidiaries (the "Company"), a wholly owned subsidiary of American Radio Systems Corporation, as of September 30, 1997 and December 31, 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the nine months ended September 30, 1997, the year ended December 31, 1996 and the period from July 17, 1995 ("Incorporation") to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the companies as of September 30, 1997 and December 31, 1996, and the results of their operations and their cash flows for the nine months ended September 30, 1997, the year ended December 31, 1996 and the period from Incorporation to December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
November 7, 1997

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                                         1997         1996
                                                     ------------  -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................... $  2,294,934  $ 2,373,360
  Accounts receivable, net of allowance for doubtful
   accounts of $80,000 in 1997 and $47,000 in 1996
   .................................................    1,560,144      236,990
  Prepaid and other current assets..................      269,402       79,657
  Deferred income taxes.............................      440,522
                                                     ------------  -----------
    Total current assets............................    4,565,002    2,690,007
PROPERTY AND EQUIPMENT, net.........................   43,941,330   19,709,523
UNALLOCATED PURCHASE PRICE, net.....................   52,438,342   12,954,959
OTHER INTANGIBLE ASSETS, net........................    7,379,837    1,336,361
INVESTMENT IN AFFILIATE.............................      322,243      325,000
NOTE RECEIVABLE.....................................      259,542
DEPOSITS AND OTHER LONG-TERM ASSETS.................    2,433,382      101,803
                                                     ------------  -----------
TOTAL............................................... $111,339,678  $37,117,653
                                                     ============  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt................. $    108,457  $   117,362
  Accounts payable..................................    1,617,891    1,058,822
  Accrued expenses..................................    2,022,596      715,322
  Accrued interest..................................      452,825
  Unearned income...................................    1,051,262      252,789
                                                     ------------  -----------
    Total current liabilities.......................    5,253,031    2,144,295
                                                     ------------  -----------
LONG-TERM DEBT......................................   54,094,507    4,417,896
DEFERRED INCOME TAXES...............................    1,084,052      279,218
OTHER LONG-TERM LIABILITIES.........................       28,500       18,950
                                                     ------------  -----------
    Total long-term liabilities.....................   55,207,059    4,716,064
                                                     ------------  -----------
MINORITY INTEREST IN SUBSIDIARIES...................      774,317      528,928
                                                     ------------  -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value, 3,000 shares autho-
   rized,  issued and outstanding in 1997 and 1996..           30           30
  Additional paid-in capital........................   51,403,212   30,318,420
  Accumulated deficit...............................   (1,297,971)    (590,084)
                                                     ------------  -----------
    Total stockholder's equity......................   50,105,271   29,728,366
                                                     ------------  -----------
TOTAL............................................... $111,339,678  $37,117,653
                                                     ============  ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED), YEAR ENDED DECEMBER
  31, 1996 AND PERIOD FROM JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995

                                    NINE MONTHS ENDED          PERIOD ENDED
                                      SEPTEMBER 30,            DECEMBER 31,
                                 ------------------------  ---------------------
                                    1997         1996         1996       1995
                                 -----------  -----------  ----------  ---------
                                              (UNAUDITED)
REVENUES:
  Tower revenues (includes
   revenue from related parties
   of $255,000 and $70,000 in
   1997 and 1996)..............  $ 4,802,508  $1,056,862   $1,803,854  $ 162,933
  Sublease revenues............      702,194     295,582      468,356
  Management fees..............      621,004     361,669      466,851
  Consulting revenues..........    1,436,083
  Other........................      340,042     143,555      157,817        186
                                 -----------  ----------   ----------  ---------
    Total operating revenues...    7,901,831   1,857,668    2,896,878    163,119
                                 -----------  ----------   ----------  ---------
OPERATING EXPENSES:
  Operating expenses excluding
   depreciation and
   amortization and corporate
   general and administrative
   expenses ...................    3,588,340   1,066,402    1,362,284     59,417
  Depreciation and amortiza-
   tion........................    2,706,119     613,293      989,936     57,428
  Corporate general and admin-
   istrative expense...........      919,010     505,711      830,248    230,109
                                 -----------  ----------   ----------  ---------
    Total operating expenses...    7,213,469   2,185,406    3,182,468    346,954
                                 -----------  ----------   ----------  ---------
INCOME (LOSS) FROM OPERATIONS..      688,362    (327,738)    (285,590)  (183,835)
OTHER INCOME (EXPENSE):
  Interest income..............       96,991      18,508       36,204
  Interest expense.............   (1,318,334)
  Gain (loss) on sale of as-
   sets, net...................       (2,757)
  Minority interest in net
   earnings of subsidiary......     (221,188)    (75,812)    (184,897)
                                 -----------  ----------   ----------  ---------
TOTAL OTHER EXPENSE............   (1,445,288)    (57,304)    (148,693)
                                 -----------  ----------   ----------  ---------
LOSS BEFORE BENEFIT (PROVISION)
 FOR INCOME TAXES..............     (756,926)   (385,042)    (434,283)  (183,835)
BENEFIT (PROVISION) FOR INCOME
 TAXES.........................       49,039     (69,308)     (45,390)    73,424
                                 -----------  ----------   ----------  ---------
NET LOSS.......................  $  (707,887) $ (454,350)  $ (479,673) $(110,411)
                                 ===========  ==========   ==========  =========
PRO FORMA LOSS PER SHARE.......  $     (0.02)              $    (0.01)
                                 ===========               ==========
PRO FORMA OUTSTANDING SHARES...   36,042,046               36,042,046
                                 ===========               ==========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

 NINE MONTHS ENDED SEPTEMBER 30, 1997, YEAR ENDED DECEMBER 31, 1996 AND PERIOD
            FROM JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995

                             COMMON STOCK
                          ------------------ ADDITIONAL
                          OUTSTANDING          PAID-IN    ACCUMULATED
                            SHARES    AMOUNT   CAPITAL      DEFICIT       TOTAL
                          ----------- ------ -----------  -----------  -----------
Issuance of common stock
 to parent..............        10
Contributions from par-
 ent:
 Cash...................                     $   242,215               $   242,215
 Non-cash...............                       3,816,445                 3,816,445
Cash transfers to par-
 ent....................                        (179,426)                 (179,426)
Net loss................                                  $  (110,411)    (110,411)
                             -----           -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1995...................        10             3,879,234     (110,411)   3,768,823
Issuance of common stock
 to parent..............     2,990     $30           (30)
Contributions from par-
 ent:
 Cash...................                       2,548,557                 2,548,557
 Non-cash...............                      29,856,885                29,856,885
Transfers to parent:
 Cash...................                      (4,866,226)               (4,866,226)
 Non-cash...............                      (1,100,000)               (1,100,000)
Net loss................                                     (479,673)    (479,673)
                             -----     ---   -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1996...................     3,000      30    30,318,420     (590,084)  29,728,366
Cash contributions from
 parent.................                      25,959,792                25,959,792
Transfers to parent:
 Cash...................                      (4,150,000)               (4,150,000)
 Non-cash...............                        (725,000)                 (725,000)
Net loss................                                     (707,887)    (707,887)
                             -----     ---   -----------  -----------  -----------
BALANCE, SEPTEMBER 30,
 1997...................     3,000     $30   $51,403,212  $(1,297,971) $50,105,271
                             =====     ===   ===========  ===========  ===========


                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED), YEAR ENDED DECEMBER 31, 1996 AND PERIOD FROM JULY 17, 1995
                      (INCORPORATION) TO DECEMBER 31, 1995

                              NINE MONTHS ENDED
                                SEPTEMBER 30,        PERIOD ENDED DECEMBER 31,
                           ------------------------  ---------------------------
                              1997         1996          1996          1995
                           -----------  -----------  -------------  ------------
                                        (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss................  $  (707,887) $  (454,350) $    (479,673) $  (110,411)
 Adjustments to reconcile
  net loss to cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization..........    2,706,119      613,293        989,936       57,428
  Minority interest in
   net earnings of
   subsidiary............      221,188       75,812        184,897
  Amortization of
   deferred financing
   costs.................      120,187
  Deferred income taxes..      364,312      223,325        108,715
  Changes in assets and
   liabilities, net of
   acquisitions:
    Accounts receivable..   (1,345,336)     (99,156)      (199,823)     (37,167)
    Prepaid and other
     current assets......      (47,084)     (94,647)      (226,814)     (54,499)
    Accounts payable and
     accrued expenses....    1,817,334      715,659      1,833,073       93,860
    Other long-term
     liabilities.........      (10,450)                     18,950
                           -----------  -----------  -------------  -----------
Cash provided by (used
 in) operating
 activities..............    3,118,383      979,936      2,229,261      (50,789)
                           -----------  -----------  -------------  -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Payments for purchase
   of property and
   equipment and
   intangible assets.....   (8,925,939)
  Payments for tower
   related acquisitions..  (62,803,880)
  Advances of notes
   receivable............     (259,542)
  Deposits and other
   long-term assets......   (2,328,822)
                           -----------
  Cash used for investing
   activities............  (74,318,183)
                           -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Borrowings under credit
   facility..............   50,000,000                   2,500,000
  Borrowings under other
   notes payable.........                    11,550        231,115
  Repayments of other
   notes payable.........     (332,294)      (4,119)      (106,697)
  Contributions from
   parent................   25,959,792    1,911,418      2,548,557      242,215
  Cash transfers to
   parent................   (4,150,000)  (1,232,127)    (4,866,226)    (179,426)
  Distributions to
   minority interest.....     (314,370)    (104,790)      (174,650)
  Additions to deferred
   financing costs.......      (41,754)
                           -----------  -----------  -------------  -----------
Cash provided by
 financing activities....   71,121,374      581,932        132,099       62,789
                           -----------  -----------  -------------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS.............      (78,426)   1,561,868      2,361,360       12,000
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD...............    2,373,360       12,000         12,000
                           -----------  -----------  -------------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD..................  $ 2,294,934  $ 1,573,868  $   2,373,360  $    12,000
                           ===========  ===========  =============  ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--American Tower Systems Corporation and subsidiaries (formerly American Tower Systems Holding Corporation) (collectively, ATS or the Company) is a wholly-owned subsidiary of American Radio Systems Corporation (ARS or the Parent). American Tower Systems (Delaware), Inc. (ATSI) is a wholly-owned subsidiary of the Company which holds substantially all the operating assets and liabilities of the business.

  ATSI was incorporated on July 17, 1995 (Incorporation) for the purpose of acquiring, developing, marketing, managing and operating wireless communications tower sites throughout the United States, for use by communications related businesses, such as paging companies, cellular telephone providers, fixed microwave transmission companies, specialized mobile radio companies, and television and radio broadcasters. As of September 30, 1997, the Company owned and/or operated approximately 370 wireless communication sites, principally in the Northeast and Mid-Atlantic regions, Florida and California.

  In September 1997, ARS entered into a merger agreement (the Merger Agreement) with a subsidiary of CBS Corporation (formerly Westinghouse Electric Corporation) (CBS), pursuant to which a subsidiary of CBS will merge with and into ARS, each holder of ARS common stock at the effective time of the merger will receive $44.00 per share in cash, and ARS will become a subsidiary of CBS (the Merger). As part to the Merger, ARS will distribute all of its outstanding shares of ATS common stock owned by ARS to the holders of record of ARS common stock at or about the time of the Merger (the Tower Separation). As a result of the Tower Separation, ATS will cease to be a subsidiary of, or otherwise be affiliated with ARS, and will thereafter operate as an independent publicly held company. ARS and ATS will enter into certain agreements pursuant to the Merger Agreement providing for, among other things, the orderly separation of ARS and ATS, the transfer of lease obligations to ATS of leased space on certain towers owned or leased by ARS to ATS, and the allocation of certain tax liabilities between ARS and ATS. The Tower Separation will result in a taxable gain to ARS, of which approximately $20.0 million will be borne by ARS and the remaining obligation (currently estimated at approximately $66.6 million) will be required to be paid by ATS pursuant to provisions of the Merger Agreement. The estimated tax liability shown in the preceding sentence is based on an assumed fair market value of the ATS Common Stock of $10.00 per share, which is the price at which shares were issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement. This liability is expected to be paid with borrowings under ATS' loan agreement. (See Note 12).

  To facilitate the Tower Separation, the Company's common stock will be divided into three classes, A, B, and C, consistent with the capital structure of ARS. Each holder of ARS stock will receive a share of ATS stock with the same designation and rights and privileges as the related ARS share. (See Note
12).

  Prior to the Tower Separation, ARS intends to increase its overall investment in ATS to approximately $150.0 million, contribute tower properties with a net book value of approximately $4.2 million and ATS intends to sell shares of common stock for an aggregate purchase price of approximately $80.0 million to certain of the stockholders of ARS, of which approximately $50.0 million will be issued in exchange for promissory notes, secured by ARS Common Stock. In addition, following the Merger, ATS will assume ARS' lease obligation with respect to ARS' corporate headquarters in Boston, Massachusetts and certain senior executives of ARS will become employees of ATS. Future lease payments required under the lease agreement assumed aggregate approximately $1.6 million through July 2006. (See Note 12).

  The Merger has been approved by the stockholders of ARS who hold sufficient voting power to approve such action. Consummation of the Merger is subject to, among other things, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (HSR Act)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

and the approval by the Federal Communications Commission (FCC) of the transfer of control of ARS' FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the Merger is expected to be consummated in the spring of 1998.

  Principles of Consolidation and Basis of Presentation--The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, where ATS owns more than 20 percent of the voting power of the affiliate but not in excess of 50 percent, are accounted for using the equity method. Separate financial information regarding equity method investees is not significant. The Company also consolidates its 50.1% interest and its 70.0% interest in two other tower communications limited liability companies, with the other members' investments reflected as minority interest in subsidiaries in the accompanying financial statements.

  Through September 30, 1997, ATS effectively operated as a stand-alone entity, with its own corporate staff and headquarters, and received minimal assistance from personnel of the Parent. Accordingly, the accompanying consolidated financial statements do not include any cost allocations from the Parent. However, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent public company during the periods presented.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the financial statements.

  Revenue Recognition--Tower and sublease revenues are recognized when earned. Escalation clauses and other incentives present in lease agreements are recognized on a straight-line basis over the term of the leases. Management fee revenues are recognized when earned. Consulting revenues are recognized as such services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

  Corporate General and Administrative Expense--Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

  Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. The Company has policies governing the extension of credit and collection of amounts due from customers.

  Derivative Financial Instruments--The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. The Company's interest rate protection agreements generally consist of interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt and payments thereon, are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Note 4).

  Cash and Cash Equivalents--Cash and cash equivalents include cash on hand, demand deposits and short-term investments with remaining maturities when purchased of three months or less.

  Property and Equipment and Intangible Assets--Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for communications sites and related assets and the net amount of interest cost associated with significant capital additions. Approximately

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

$258,000 and $120,000 of interest was capitalized for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.

  The excess of purchase price over the estimated fair value of net assets acquired has been preliminarily recorded as unallocated purchase price and is being amortized over an estimated aggregate useful life of fifteen years using the straight-line method. Accumulated amortization aggregated approximately $2,025,000 at September 30, 1997 and $356,000 at December 31, 1996. The
consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for some acquisitions have not yet been finalized. The Company is currently conducting studies to determine the purchase price allocations and expects that upon final allocation the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's results of operations, liquidity or financial position. Other intangible assets consist principally of a noncompetition agreement, deferred financing costs and deferred acquisition costs and are being amortized over their estimated useful lives, generally five years. (See Note 3).

  Note Receivable--In connection with an acquisition described in Note 11, the Company agreed to advance the sellers an amount not to exceed $1,400,000 of which an aggregate of approximately $260,000 was advanced. The advance bore interest at 8.5%, was unsecured, and was due in full at the earlier of the consummation of the acquisition or June 30, 2000. The note was repaid upon consummation of the acquisition in October 1997.

  Income Taxes--Deferred taxes are provided to reflect temporary differences in basis between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. ATS files as part of a consolidated filing group with ARS; there are no significant differences between the tax provision or benefit recorded and the amounts measured on a separate return basis. (See
Note 7).

  Pro forma Loss Per Share--The pro forma loss per share for the nine months ended September 30, 1997 and the year ended December 31, 1996 has been computed using the number of ATS shares expected to be distributed to ARS shareholders as part of the Tower Separation. (See Note 12).

  Impairment of Long-Lived Assets--Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through September 30, 1997, no impairments requiring adjustment have occurred.

  Stock-Based Compensation--Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. (See Note 8).

  Fair Value of Financial Instruments--The Company believes that the carrying value of all financial instruments, excluding the interest rate protection agreements, is a reasonable estimate of fair value as of September 30, 1997 and December 31, 1996. The fair value of the interest rate protection agreements are obtained from independent market quotes. These values represent the amount the Company would receive or pay to terminate the agreements taking into consideration current market interest rates. The Company would expect to pay approximately $15,000 to settle these agreements at September 30, 1997. (See Note 4).

  Retirement Plan--Employees of the Company are eligible for participation in a 401(k) plan sponsored by ARS, subject to certain minimum age and length-of-employment requirements. Administrative expenses of the Plan are borne by ARS and are not significant to ATS. Under the plan, the Company matches 30% of the participants' contributions up to 5% of compensation. The Company contributed approximately $10,800 and $6,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. The

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

Company's contributions for the nine months ended September 30, 1996 and for the period from Incorporation to December 31, 1995 were not material.

  Unaudited Interim Financial Information--In the opinion of management, the financial statements and related footnote disclosures for the unaudited 1996 period presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the nine months ended September 30, 1997 and 1996 are not necessarily indicative of results that would be expected for a full year.

  Recent Accounting Pronouncements--In February 1997, the Financial Accounting Standards Board (FASB) released Statement of Financial Accounting Standards
(FAS) No. 128, "Earnings Per Share" which ATS will adopt in the fourth quarter of 1997.

  In June 1997, the FASB released FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). This pronouncement will be effective in 1998. FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports. ATS will adopt this statement in the first quarter of 1998.

  Reclassifications--Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 presentation.

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
   Land and improvements...........................   $ 6,054,675  $ 4,081,011
   Towers and buildings............................    32,717,305   11,473,259
   Technical equipment.............................        81,378       53,124
   Transmitter equipment...........................       151,954       13,550
   Office equipment, furniture, fixtures and other
    equipment......................................       811,438      317,025
   Construction in progress-tower properties.......     5,636,007    4,276,410
                                                      -----------  -----------
       Total.......................................    45,452,757   20,214,379
   Less accumulated depreciation and amortization..    (1,511,427)    (504,856)
                                                      -----------  -----------
   Property and equipment, net.....................   $43,941,330  $19,709,523
                                                      ===========  ===========

3. OTHER INTANGIBLE ASSETS

  Other intangible assets consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
   Non-compete agreement.............................  $5,530,000
   Deferred financing costs..........................   1,297,227    $1,255,474
   Deferred acquisition costs........................     917,208        93,965
                                                       ----------    ----------
      Total..........................................   7,744,435     1,349,439
   Less accumulated amortization.....................    (364,598)      (13,078)
                                                       ----------    ----------
   Other intangible assets, net......................  $7,379,837    $1,336,361
                                                       ==========    ==========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


4. FINANCING ARRANGEMENTS

  Outstanding amounts under the Company's long-term financing arrangements consisted of the following:

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
   Loan Agreement....................................  $52,500,000   $2,500,000
   Note payable--other...............................    1,490,207    1,557,701
   Other obligations.................................      212,757      477,557
                                                       -----------   ----------
   Total.............................................   54,202,964    4,535,258
   Less current portion..............................     (108,457)    (117,362)
                                                       -----------   ----------
   Long-term debt....................................  $54,094,507   $4,417,896
                                                       ===========   ==========

  Loan Agreements--In October 1997, ATSI entered into a new loan agreement with a syndicate of banks (the Loan Agreement), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the Loan Agreement; the following discussion, with the exception of the information regarding interest rates and availability under the agreements, is based on the terms and conditions of the Loan Agreement. Collectively, the previous loan agreement and the 1997 loan agreement are referred to as the Loan Agreements.

  The Loan Agreement provides ATSI with a $250.0 million loan commitment based on ATSI maintaining certain operational ratios, and an additional $150.0 million loan at the discretion of ATSI. The Loan Agreement may be borrowed, repaid and reborrowed without reducing the availability until June 2005 except as specified in the Loan agreement; thereafter, availability decreases in an amount equal to 50% of excess cash flow, as defined in the Loan Agreement, for the fiscal year immediately preceding the calculation date. In addition, the Loan Agreement requires commitment reductions in the event of sale of ATSI's common stock or debt instruments, and/or permitted asset sales, as defined in the Loan Agreement.

  Outstanding amounts under the Loan Agreements bear interest at either LIBOR (5.72% as of September 30, 1997 and 5.78% as of December 31, 1996) plus 1.0% to 2.25% or Base Rate, as defined in the Loan Agreements, plus 0.00% to 1.00%. The spread over LIBOR and the Base Rate varies from time to time, depending upon the Company's financial leverage. Under certain circumstances, the Company may request that rates be fixed or capped. For the nine months ended September 30, 1997 and year ended December 31, 1996 the weighted average interest rate of the Loan Agreements was 7.23% and 8.75%, respectively.

  There was $37.5 million, and $67.5 million available under the Loan Agreements at September 30, 1997 and December 31, 1996, respectively. ATSI pays quarterly commitment fees ranging from .375% to .50%, based on ATSI's financial leverage and the aggregate unused portion of the aggregated commitment. Commitment fees paid related to the Loan Agreements aggregated approximately $196,000, and $24,000 for the nine months ended September 30, 1997 and year ended December 31, 1996, respectively.

  The Loan Agreement contains certain financial and operational covenants and other restrictions with which ATSI must comply, whether or not any borrowings are outstanding, including among others, maintenance of certain financial ratios, limitations on acquisitions, additional indebtedness and capital expenditures, as well as restrictions on cash distributions unless certain financial tests are met, and the use of borrowings. The obligations of ATSI under the Loan Agreement are collateralized by a first priority security interest in substantially all of the assets of ATSI. ATS has pledged all of its stock to the banks as security for ATSI's obligations under the Loan Agreement. The Loan Agreement is expected to be amended to provide for the Tower Separation.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

  Following the closing of the Loan Agreement in October 1997, ATSI incurred an extraordinary loss of approximately $1,156,000 (approximately $694,000 net of the applicable income tax benefit) representing the write-off of deferred financing fees associated with the previous agreement.

  Derivative Positions--Under the terms of the Loan Agreement, ATSI is required, under certain conditions, to enter into interest rate protection agreements. There were no such agreements outstanding at December 31, 1996. As of September 30, 1997, ATSI maintained a swap agreement, expiring in January 2001, under which the interest rate is fixed with respect to $7.3 million of notional principal amount at approximately 6.4%. ATSI also maintained a cap agreement, expiring in July 2000, under which the interest rate is fixed with respect to $21.6 million of notional principal amount at approximately 9.5%. ATSI's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform.

  Note Payable--Other--A limited liability company, which is under majority control of the Company, has a note secured by the minority shareholder's interest in the limited liability company. Interest rates under this note are determined, at the option of the corporation, at either the Floating Rate (as defined in the note agreement), the Federal Home Loan Bank of Boston rate plus 2.35% or the Treasury Fixed Rate plus 3%. As of September 30, 1997 and December 31, 1996, the effective interest rate on borrowings under this note was 8.02%. The note is payable in equal monthly principal payments with interest through 2008.

  Other Obligations--In connection with various acquisitions, the Company has assumed certain long-term obligations of the acquired entities. These obligations bear interest at rates ranging from 9% to 10% and are payable in various monthly installments through 2007. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation bearing interest at 9% and payable in monthly installments through 2007.

  Future principal payments required under the Company's financing arrangements at September 30, 1997 are approximately:

   Period Ending:
   Three months ending December 31, 1997........................... $    26,000
   Year ending December 31, 1998...................................     110,000
   Year ending December 31, 1999...................................     119,000
   Year ending December 31, 2000...................................     128,000
   Year ending December 31, 2001...................................     137,000
   Year ending December 31, 2002...................................     148,000
   Thereafter......................................................  53,535,000
                                                                    -----------
     Total......................................................... $54,203,000
                                                                    ===========

5. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company leases space for its existing offices in Florida and Virginia and space on various communications towers and land under operating leases that expire over various terms. The Company also subleases space on communications towers under substantially the same terms and conditions, including cancellation rights, as those found in its own lease contracts. Most leases allow cancellation at will or under certain technical circumstances. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


  Future minimum rental payments under noncancelable leases in effect at September 30, 1997 are approximately as follows:

   Period Ending:
   Three months ending December 31, 1997........................... $   398,000
   Year ending December 31, 1998...................................   1,557,000
   Year ending December 31, 1999...................................   1,450,000
   Year ending December 31, 2000...................................   1,248,000
   Year ending December 31, 2001...................................     908,000
   Year ending December 31, 2002...................................     603,000
   Thereafter......................................................   5,595,000
                                                                    -----------
     Total......................................................... $11,759,000
                                                                    ===========

  Aggregate rent expense under operating leases for the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996 and 1995 approximated $945,000, $78,000, $420,000, and $5,000, respectively.

  Customer Leases--As described in Note 1, the Company leases space on its various tower properties (both owned and managed) to customers. Leases are typically for set periods of time, although some leases are cancellable at the customers' option and others are automatically renewed and have no fixed term. Long-term leases typically contain provisions for renewals and specified rent increases over the lease term.

  Future minimum rental receipts expected to be received from customers under noncancelable lease agreements in effect at September 30, 1997 are approximately as follows:

   Period Ending:
   Three months ending December 31, 1997........................... $ 3,277,000
   Year ending December 31, 1998...................................   8,257,000
   Year ending December 31, 1999...................................   7,288,000
   Year ending December 31, 2000...................................   6,515,000
   Year ending December 31, 2001...................................   5,492,000
   Year ending December 31, 2002...................................   3,399,000
   Thereafter......................................................  11,157,000
                                                                    -----------
     Total......................................................... $45,385,000
                                                                    ===========

  See Notes 9, 11 and 12 for information with respect to acquisition and related commitments.

  Litigation--ATS periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's consolidated financial position, the results of operations or liquidity.

6. RELATED PARTY TRANSACTIONS

  The Company received revenues of approximately $255,000 and $70,000 from ARS for tower rentals at Company-owned sites for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

  ARS has contributed all of the Company's capitalization and had funded, through December 1996, substantially all of the acquisitions described in Note 9.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


  During January 1996, ARS contributed a tract of undeveloped land of approximately two acres to the Company. The transfer was recorded at ARS' book value of approximately $425,000.

  In March 1996, ARS contributed approximately 200 acres of undeveloped land to the Company. The transfer was recorded at ARS' book value of approximately $2.3 million.

  In November 1996, the Company transferred a tract of land to ARS. The transfer was recorded at ATS' book value of approximately $1.1 million.

  In December 1996, ARS contributed a tower site and related assets in Peabody, Massachusetts to the Company at ARS' book value, which aggregated approximately $1.1 million.

  In December 1996, ARS contributed a tower site and related assets located in Philadelphia, Pennsylvania, to the Company. These assets were contributed at their initial estimated fair value of approximately $1.5 million, based on a preliminary appraisal. In June 1997, the fair value of the tower site and related assets was determined to be approximately $775,000 based on a final independent appraisal. The net book value and contributions from parent balance was adjusted by approximately $725,000 to reflect the change in estimate. This change in estimate did not have a material effect on the consolidated financial position or the results of operations of ATS.

7. INCOME TAXES

  Effective October 15, 1996, the Company entered into a tax sharing agreement with ARS. In accordance with this agreement, the Company's share of the consolidated federal income tax benefit (liability) is calculated as a portion of ARS' consolidated income tax benefit (liability). Any income tax benefit (provision) attributable to the Company is payable to (due from) ARS. The Company's reported provision or benefit is not significantly different from what would have been recorded on a separate return basis.

  The income tax benefit (provision) was comprised of the following:

                              NINE MONTHS ENDED
                                SEPTEMBER 30,      PERIOD ENDED DECEMBER 31,
                             --------------------  -------------------------
                               1997       1996         1996           1995
                             ---------  ---------  -------------  ------------
   Current:
     Federal................ $ 319,922  $ 130,914  $      53,907  $     62,503
     State..................    93,429     23,103          9,418        10,921
   Deferred:
     Federal................  (310,196)  (182,738)       (92,547)
     State..................   (54,116)   (40,587)       (16,168)
                             ---------  ---------  -------------  ------------
   Income tax benefit (pro-
    vision)................. $  49,039  $ (69,308) $     (45,390) $     73,424
                             =========  =========  =============  ============

  A reconciliation between the U.S. statutory rate and the effective rate was as follows for the periods presented:

                                           NINE MONTHS
                                              ENDED           PERIOD ENDED
                                          SEPTEMBER 30,       DECEMBER 31,
                                          ----------------    ----------------
                                           1997      1996      1996      1995
                                          ------    ------    ------    ------
   Statutory tax rate...................     (34)%     (34)%     (34)%     (34)%
   State taxes, net of federal benefit..      (6)       (6)       (6)       (6)
   Nondeductible intangible amortiza-
    tion................................      34        58        57
   Other................................                           1
                                          ------    ------    ------    ------
   Effective tax rate...................      (6)%      18 %      18 %     (40)%
                                          ======    ======    ======    ======

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


  Significant components of the Company's deferred tax assets and liabilities were composed of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1997          1996
                                                    ------------- ------------
   Assets:
    Allowances for financial reporting purposes
     which are currently nondeductible.............   $ 440,522
    Net operating loss carryforwards...............                $   2,071
    Valuation allowances...........................                   (2,071)
   Liabilities:
    Property and equipment and intangible assets...    (939,661)    (168,125)
    Partnership investments........................                  (77,648)
    Long-term rental agreements....................    (144,391)     (33,445)
                                                      ---------    ---------
   Net deferred tax liabilities....................   $(643,530)   $(279,218)
                                                      =========    =========

8. STOCKHOLDER'S EQUITY

  Stock Option Plan--ATSI has a stock option plan which provides for the granting of options to employees to acquire up to 1,000,000 shares of the common stock of ATSI. These options are expected to be converted into options to acquire stock of ATS, as part of the Tower Separation. Exercise prices in the case of incentive stock options are not less than the fair value of the underlying common stock on the date of grant. Exercise prices in the case of non-qualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant. There have been no option grants at exercise prices different from fair value.

  The following table summarizes the option activity for the periods presented:

                                                                 WEIGHTED
                                        EXERCISE     NUMBER      AVERAGE
                                          PRICE     CURRENTLY   REMAINING
                              OPTIONS   PER SHARE  EXERCISABLE LIFE (YEARS)
                              -------  ----------- ----------- ------------
Granted during 1996 and
 outstanding at December 31,
 1996.......................  550,000        $5.00   160,000       8.91
Granted.....................  167,000  $7.50-$8.00                 9.47
Cancelled...................  (40,000)       $5.00
                              -------  -----------   -------       ----
Outstanding as of September
 30, 1997...................  677,000                160,000       9.09
                              =======                =======       ====

  As described in Note 1, the intrinsic value method is used to determine compensation associated with stock option grants. No compensation cost has been recognized to date for grants under the Plan. Had compensation cost for the Company's stock option plan been determined based on the fair value of the grant date for awards in 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net loss would have been approximately $882,000 for the nine months ended September 30, 1997 and approximately $568,000 for the year ended December 31, 1996.

  The "fair value" of each option grant is estimated on the date of grant using the minimum value method based on the following key assumptions: risk-free interest rate of 6.53% and expected lives of 5 years. In accordance with the provisions of SFAS 123, since the Company's stock is not publicly traded, expected volatility in stock price has been omitted in determining the fair value for options granted.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


  In November 1997, ATS instituted the 1997 Stock Option Plan which provides for the granting of options to employees to acquire up to 10,000,000 shares of ATS Class A and Class B Common Stock. The Plan is expected to be amended in connection with the ATC Merger, described in Note 12, to limit future grants to Class A Common Stock.

9. ACQUISITIONS

 1997 Acquisitions--

  In September 1997, the Company acquired nine tower sites in Massachusetts and Rhode Island for approximately $7.2 million and land in Oklahoma for approximately $0.6 million.

  In August 1997, the Company acquired six tower sites in Connecticut and Rhode Island for approximately $1.5 million.

  In July 1997, the Company, in individual transactions, acquired the following:

    (i) the assets of three affiliated entities which owned and operated approximately fifty towers and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million;

    (ii) the assets of one tower site in Washington, D.C. for approximately $0.9 million;

    (iii) the assets of six tower sites in Pennsylvania for approximately $0.3 million and

    (iv) the rights to build five tower sites in Maryland for approximately $0.5 million.

  In May 1997, the Company acquired 21 tower sites and a tower site management business in Georgia, North Carolina and South Carolina for approximately $5.4 million. The agreement also provides for additional payments by the Company if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments could aggregate up to approximately $1.2 million.

  In May 1997, the Company acquired the assets of two affiliated companies engaged in the site acquisition business in various locations in the United States for approximately $13.0 million.

  In May 1997, the Company and an unaffiliated party formed a limited liability company to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Company advanced approximately $0.8 million to this entity and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Company is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In May 1997, the Company acquired three tower sites in Massachusetts for approximately $0.26 million.

 1996 Acquisitions--

  In February 1996, the Company acquired Skyline Communications and Skyline Antenna Management in exchange for an aggregate of 26,989 shares of ARS Class A common stock, having a fair value of approximately $774,000, $2.2 million in cash, and the assumption of approximately $300,000 of long-term debt which was paid at closing. Skyline Communications owned eight towers, six of which are in West Virginia and the remaining two in northern Virginia. Skyline Antenna Management managed more than 200 antenna sites, primarily in the northeast region of the United States.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


  In April 1996, the Company acquired BDS Communications, Inc. and BRIDAN Communications Corporation for 257,495 shares of ARS Class A common stock having a fair value of approximately $7.4 million and $1.9 million in cash of which approximately $1.5 million was paid at closing. BDS Communications owned three towers in Pennsylvania and BRIDAN Communications managed or had sublease agreements on approximately forty tower sites located throughout the mid-Atlantic region.

  In July 1996, the Company entered into a limited liability corporation agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts, whereby the Company acquired a 50.1% interest in the corporation for approximately $3.8 million in cash. The accounts of the limited liability corporation are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

  In October 1996, the Company acquired the assets of tower sites in Hampton, Virginia and North Stonington, Connecticut for approximately $1.4 million and $1.0 million in cash, respectively.

  Substantially all of the 1996 acquisitions were consummated by ARS and the net assets were subsequently contributed to the Company. The following schedule summarizes the above-described 1996 acquisitions:

                                        BDS/
                           SKYLINE     BRIDAN    NEEDHAM    HAMPTON   STONINGTON    TOTAL
                          ---------- ---------- ---------- ---------- ---------- -----------
Cash paid by Parent.....  $2,453,761 $1,906,629 $3,843,559 $1,368,791 $1,008,712 $10,581,452
Stock issued by Parent..     773,505  7,379,807                                    8,153,312
Liabilities assumed.....     519,637    100,000  1,600,000                         2,219,637
                          ---------- ---------- ---------- ---------- ---------- -----------
Purchase price of net
 assets acquired........  $3,746,903 $9,386,436 $5,443,559 $1,368,791 $1,008,712 $20,954,401
                          ========== ========== ========== ========== ========== ===========

  The acquisitions consummated during 1996 and 1997 have been accounted for by the purchase method of accounting. The purchase price has been allocated to the assets acquired, principally intangible and tangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as unallocated purchase price. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals of the assets acquired have not been finalized. The Company does not expect any changes in depreciation and amortization as a result of such appraisals to be material to the statement of operations.

  Unaudited Pro Forma Operating Results--The operating results of these acquisitions have been included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1996 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 or results which may occur in the future.

                                            NINE MONTHS ENDED
                                              SEPTEMBER 30,         YEAR ENDED
                                         ------------------------  DECEMBER 31,
                                            1997         1996          1996
                                         -----------  -----------  ------------
   Net revenues......................... $12,877,000  $ 9,875,000  $13,530,000
   Loss from operations.................    (983,000)  (2,827,000)  (3,744,000)
   Net loss.............................  (4,077,000)  (6,743,000)  (9,266,000)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


10. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental cash flow information and noncash investing and financing activities are as follows:

                                               NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30,         YEAR ENDED
                                          -----------------------  DECEMBER 31,
                                             1997        1996          1996
                                          ----------  -----------  ------------
Supplemental cash flow information:
  Cash paid during the period for
   interest (including amounts
   capitalized).......................... $1,002,387  $    51,267  $    90,539
  Cash paid during the period for income
   taxes.................................     67,616
Noncash investing and financing activi-
 ties:
  Property and equipment transferred from
   (to) Parent...........................   (725,000)   6,524,518   11,103,352
  Land transferred to Parent.............                           (1,100,000)
  Deferred financing costs paid by Par-
   ent...................................                            1,255,474
  Investment in affiliate paid by Par-
   ent...................................                              325,000
Details of acquisitions financed by Par-
 ent:
  Purchase price of net assets acquired..              18,576,298   20,954,401
  Liabilities assumed....................              (2,219,637)  (2,219,637)
  Stock issued by Parent.................              (8,153,312)  (8,153,312)
                                                      -----------  -----------
  Cash paid by Parent....................               8,203,949   10,581,452
  Less: cash acquired....................              (1,600,000)  (1,600,000)
                                                      -----------  -----------
  Net cash paid by Parent for acquisi-
   tions.................................             $ 6,603,949  $ 8,981,452
                                                      ===========  ===========

11. SUBSEQUENT EVENTS

 Pending Transactions:

  In October 1997, the Company entered into an agreement to acquire the outstanding stock of a company operating in Florida (OPM-USA-INC. or OPM) for a maximum purchase price of approximately $105.0 million. By December 31, 1997 such company is expected to own approximately ninety towers. The final purchase price is contingent upon the actual number of towers that have been built, and sites permitted and the actual cashflows generated from those towers. The Company has also agreed to provide financing to the seller on identified sites which are in various stages of receiving site permits to enable the seller to construct additional towers; the aggregate amount of such financing cannot exceed $37.0 million. (See Note 12).

  In October 1997, the Company entered into an agreement to acquire a communications site with six towers in Tucson, Arizona for approximately $12.0 million. (See Note 12).

  Consummation of these transactions is conditioned on various matters, including, in the case of the OPM transaction, the expiration or earlier termination of the HSR Act waiting period. Subject to the satisfaction of such conditions, the acquisitions are expected to be consummated in the first quarter of 1998.

  The Company is also pursuing the acquisitions of tower properties and tower businesses in new and existing locations, although there are no definitive purchase agreements with respect thereto. (See Note 12).

 Consummated Transactions:

  In October 1997, the Company acquired two affiliated entities operating approximately 110 tower sites and a tower site management business located principally in northern California for approximately $45.0 million. In

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

connection therewith, the Company had also agreed to loan up to $0.65 million to the sellers on an unsecured basis, of which approximately $0.26 million had been advanced through September 30, 1997 and was re-paid at closing.

  In October 1997, the Company acquired tower sites and certain video, voice and data transport operations for approximately $70.25 million. The acquired business owned or leased approximately 128 tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas.

12. EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

 Authorized Shares:

  In November 1997, the Company restated its certificate of incorporation to increase the aggregate number of shares of all classes of stock which it is authorized to issue to 280,000,000 shares as follows: 20,000,000 shares of preferred stock $.01 par value per share, 260,000,000 shares of common stock $.01 par value per share, of which 200,000,000 is Class A, 50,000,000 is Class B and 10,000,000 is Class C.

 Consummated Transactions:

  In November 1997, the Company entered into an agreement to acquire all of the outstanding stock of a company based in Atlanta, Georgia for an aggregate purchase price of approximately $80.0 million consisting of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of ATS Class A common stock. The company acquired is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and owns or has under construction approximately 40 tower sites. Consummation of the transaction occurred in January 1998. Following consummation, the Company granted options to acquire up to 1,200,000 shares of Class A Common Stock at an exercise price of $13 to employees of the acquired company.

  In December 1997, the Company entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 31.1 million shares of ATS class A common stock (including shares issuable upon exercise of options to acquire ATC common stock which will become options to acquire ATS class A common stock). ATC is engaged in the business of acquiring, developing, and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. ATC currently owns and operates approximately 775 communications towers located in 31 states primarily in the Western, Eastern and Southern United States. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the HSR Act waiting period, and is expected to occur in the spring of 1998.

  In January 1998, ATS consummated the acquisition of OPM, a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional approximately 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. ATS has also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million).

  In January 1998, ATS consummated the purchase of a communications site with six towers in Tucson, Arizona for approximately $12.0 million.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

  In January 1998, ARS transferred to ATS 14 of the 16 communications sites currently used by ARS and various third parties, and ARS and ATS entered into leases or subleases of space on the towers transferred. The remaining two communications sites will be transferred and leases entered into following acquisition by ARS of the sites from third parties.

  In February 1998, ATS acquired 11 communications tower sites in northern California for approximately $11.8 million.

 Pending Transactions:

  In January 1998, ATS entered into an agreement to purchase the assets relating to a teleport serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres. Consummation of the transaction, which is subject to certain conditions, including receipt of FCC approvals and the expiration or earlier termination of the HSR Act waiting period, is expected to occur in the first half of 1998.

 ATS Stock Purchase Agreement:

  On January 22, 1998, ATS consummated a stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased 8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the Merger or, in the event the Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the obligor and will be due and payable, at the option of the Company, in the event of certain defaults as described herein.

 Tower Separation:

  Based on the $10.00 per share price paid pursuant to the ATS Stock Purchase Agreement, the Tower Separation will result in a taxable gain to ARS, of which approximately $20.0 million will be borne by ARS and the remaining obligation (currently estimated at approximately $66.6 million) will be required to be paid by ATS pursuant to provisions of the Merger Agreement. This liability is expected to be paid with borrowings under ATS' loan agreement. The estimated tax liability shown in the preceding sentence is based on an assumed fair market value of the ATS Common Stock of $10.00 per share, which is the price at which shares were issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

  The Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the Merger. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the Merger and the Tower Separation, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the closing date by either ARS or ATS to the other party. However, based on certain assumptions, ARS has estimated that the payment, if any, required to be paid or to be received by ATS will not be material as a result of those provisions.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MicroNet, Inc. and Affiliates and
American Tower Systems, Inc.

  We have audited the accompanying combined statement of net assets of MicroNet, Inc. and affiliates to be sold to American Tower Systems, Inc. (the "Company") as of December 31, 1996, and the related combined statements of income and cash flows derived from those assets for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the net assets of MicroNet, Inc. and affiliates to be sold to American Tower Systems, Inc. as of December 31, 1996, and the results of operations related to those assets, and cash flows generated from those assets for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

  The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations had the net assets to be sold been operated as an unaffiliated company. Certain expenses represent allocations made by the Company's Parent, and, as discussed in Note A, no provision for income taxes has been made in the combined statement of income derived from the net assets to be sold.

                                          Pressman Ciocca Smith LLP

/S/ PRESSMAN CIOCCA SMITH LLP

Hatboro, Pennsylvania
November 3, 1997

                         MICRONET, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF NET ASSETS TO BE SOLD

                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

                                                     DECEMBER 31,   SEPTEMBER
                                                         1996        30, 1997
                                                     ------------  ------------
                                                                   (UNAUDITED)
ASSETS
Current Assets
  Prepaid expenses.................................. $    301,942  $    218,927
                                                     ------------  ------------
    Total Current Assets............................      301,942       218,927
Property and Equipment..............................   39,564,758    40,541,672
  Less accumulated depreciation.....................  (22,486,975)  (24,537,837)
                                                     ------------  ------------
                                                       17,077,783    16,003,835
Goodwill, net of amortization.......................    4,120,276     3,734,000
Intangible Assets, net of amortization..............      902,227       717,272
Other Assets........................................      183,087       167,341
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,841,375
                                                     ============  ============
LIABILITIES AND NET ASSETS TO BE SOLD
Current Liabilities
  Customer service prepayments...................... $    459,638  $    447,910
                                                     ------------  ------------
    Total Current Liabilities.......................      459,638       447,910
Commitments and Contingencies
Net Assets To Be Sold...............................   22,125,677    20,393,465
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,841,375
                                                     ============  ============


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

        COMBINED STATEMENTS OF INCOME DERIVED FROM NET ASSETS TO BE SOLD

YEAR ENDED DECEMBER 31, 1996, AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                        NINE MONTHS ENDED
                                        YEAR ENDED        SEPTEMBER 30,
                                         DECEMBER    ------------------------
                                         31, 1996       1996         1997
                                        -----------  -----------  -----------
                                                           (UNAUDITED)
Net Revenues........................... $15,058,305  $10,367,871  $13,476,827
Operating Expenses
  Service..............................   5,955,270    4,366,311    4,802,939
  Selling and marketing................     488,857      316,721      262,962
  General and administrative...........   3,422,581    2,665,724    2,833,965
  Depreciation.........................   3,199,495    2,086,786    2,066,405
  Amortization.........................     736,025      546,593      571,231
                                        -----------  -----------  -----------
                                         13,802,228    9,982,135   10,537,502
                                        -----------  -----------  -----------
Operating Income.......................   1,256,077      385,736    2,939,325
Other Income--Net......................      42,904       24,395       30,013
                                        -----------  -----------  -----------
Net Income Derived from Net Assets To
 Be Sold...............................   1,298,981      410,131    2,969,338
Net Assets To Be Sold, Beginning of
 Period................................  22,563,349   22,563,349   22,125,677
Distributions To Parent................  (1,736,653)    (348,471)  (4,701,550)
                                        -----------  -----------  -----------
Net Assets To Be Sold, End of Period... $22,125,677  $22,625,009  $20,393,465
                                        ===========  ===========  ===========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

      COMBINED STATEMENTS OF CASH FLOWS DERIVED FROM NET ASSETS TO BE SOLD

YEAR ENDED DECEMBER 31, 1996, AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                         NINE MONTHS ENDED
                                         YEAR ENDED        SEPTEMBER 30,
                                          DECEMBER    ------------------------
                                          31, 1996       1996         1997
                                         -----------  -----------  -----------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Income derived from net assets to be
 sold..................................  $ 1,298,981  $   410,131  $ 2,969,338
Adjustments to reconcile income derived
 from net assets to be sold to cash
 provided by operating activities:
  Depreciation and amortization........    3,935,520    2,633,379    2,637,636
  Loss (gain) on disposal of property
   and equipment.......................         (400)         643       12,063
  Write off assets to net realizable
   value...............................       65,313          --           --
  Change in assets and liabilities:
    Prepaid expenses...................      (49,781)      (1,104)      83,015
    Other assets.......................       15,396       26,661       15,746
    Customer service prepayments.......      149,642      123,594      (11,728)
                                         -----------  -----------  -----------
CASH PROVIDED BY OPERATING ACTIVITIES..    5,414,671    3,193,304    5,706,070
                                         -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment.....   (3,678,418)  (2,844,833)  (1,004,520)
Proceeds from sale of property.........          400          --           --
                                         -----------  -----------  -----------
CASH USED FOR INVESTING ACTIVITIES.....   (3,678,018)  (2,844,833)  (1,004,520)
                                         -----------  -----------  -----------
INCREASE IN CASH AND CASH EQUIVALENTS
 BEFORE ADJUSTMENT.....................    1,736,653      348,471    4,701,550
ADJUSTMENT FOR NET ASSETS NOT SOLD.....   (1,736,653)    (348,471)  (4,701,550)
                                         -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS......................  $       --   $       --   $       --
                                         ===========  ===========  ===========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                   DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
     (INFORMATION AS OF SEPTEMBER 30, 1997, AND FOR THE NINE MONTHS ENDED
                  SEPTEMBER 30, 1996 AND 1997, IS UNAUDITED)

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  This summary of significant accounting policies of MicroNet, Inc. and affiliates (the "Company") is presented to assist in understanding its combined financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the combined financial statements.

 Basis of Presentation and Combination

  The accompanying combined statements of net assets to be sold to American Tower Systems, Inc. ("ATS") are intended to present the assets and liabilities of the Company expected to be transferred to ATS (the "Net Assets") pursuant to an asset purchase agreement between ATS and Suburban Cable TV Co. Inc. ("Suburban") and the income and cash flows derived from such assets and liabilities. MicroNet is a wholly owned subsidiary of Suburban (the "Company's Parent"), which is a wholly owned subsidiary of Lenfest Communications, Inc. ("LCI"). As of July 8, 1997, the Company agreed to sell substantially all of the operating assets of its communication towers, satellite transmission and microwave video and data signal transmission businesses to ATS for approximately $70.25 million. The accompanying combined statements include 128 operating tower sites of the Company, including 28 tower sites operated by Suburban and other cable TV operating subsidiaries of LCI. The transaction closed as of October 31, 1997.

  The combined financial statements include the accounts of MicroNet, Inc. and those of all wholly owned subsidiaries, excluding the assets, liabilities and results of operations of assets not sold to ATS. The combined financial statements also include the assets, liabilities and results of operations of the 28 tower sites included in the sale that are operated by Suburban and other cable TV operating subsidiaries of LCI.

 Business Activity and Concentrations of Credit Risk

  The Company provides satellite and microwave transmission of video, voice and data communications and tower site rental throughout the United States. The Company grants credit to broadcast and cable networks and cellular and paging companies throughout the nation. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in these industries.

 Unaudited Interim Financial Information

  The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited; however, in the opinion of the management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined financial statements on the same basis as the audited combined financial statements for these interim periods have been made. The results for the interim periods ended September 30, 1996 and 1997, are not necessarily indicative of the results to be obtained for a full fiscal year.

 Use of Estimates

  The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and

                         MICRONET, INC. AND AFFILIATES
reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and such differences could be material to the combined financial statements.

 Property and Equipment

  Property and equipment are stated at cost. For acquired communication networks and facilities, the purchase price has been allocated to net assets on the basis of appraisal reports issued by an independent appraiser. Depreciation is provided using the accelerated and straight-line methods of depreciation for financial reporting purposes at rates based on estimated useful lives ranging from 3 to 33 years.

  Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

 Capitalization of Costs

  All costs properly attributable to capital items, including that portion of employees' compensation allocable to installation, engineering, design, construction and various other capital projects are capitalized.

 Goodwill and Intangible Assets

  Goodwill and intangible assets acquired in connection with the purchases of communications networks and facilities have been valued at acquisition cost on the basis of the allocation of the purchase price on a fair market value basis to net assets as determined by an independent appraiser. Additions to these assets are stated at cost. Intangible assets consist of FCC licenses, organization costs and covenants not to compete. The intangible assets are being amortized on the straight-line method over their legal or estimated useful lives to a maximum of forty (40) years. Goodwill represents the cost of an acquired partnership interest in excess of amounts allocated to specific assets based on their fair market values. Goodwill is amortized on the straight-line method over ten years. In accordance with Statement of Financial Accounting Standards No. 121"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", the Company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of September 30, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

 Revenue Recognition

  The Company bills certain customers in advance; however, revenue is recognized as services are provided. Credit risk is managed by discontinuing services to customers who are delinquent.

 Income Taxes

  The Company, as a participating subsidiary, joins in the filing of a consolidated Federal tax return with LCI. Current and deferred Federal income taxes are allocated among LCI and its consolidated subsidiaries based upon the respective net income (loss) and timing differences of each company. The Company files separate state tax returns. No provision for income taxes has been made in the combined financial statements. Deferred tax assets and liabilities are excluded from net assets to be sold.

                         MICRONET, INC. AND AFFILIATES

 Advertising

  The Company follows the policy of charging the costs of advertising to expense as incurred.

 Fair Value of Financial Instruments

  The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value at December 31, 1996 and September 30, 1997.

NOTE B--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

  ATS did not assume any debt of the Company. There is no interest expense paid reflected in the accompanying financial statements. The Company did not make any income tax payments to LCI.

  In 1996, the Company wrote down $65,313 of property and equipment to net realizable value. (See Note C).

NOTE C--PROPERTY AND EQUIPMENT

  The schedule of property and equipment at December 31, 1996 and September 30, 1997, is as follows:

                                                                    ESTIMATED
                                         DECEMBER 31,  SEPTEMBER   USEFUL LIVES
                                             1996       30, 1997     IN YEARS
                                         ------------ ------------ ------------
                                                      (UNAUDITED)
Land...................................  $  3,027,303 $  3,027,303
Building and improvements..............     1,799,553    1,812,512    15-33
Computer equipment.....................       291,002      299,976      5
Furniture, fixtures and office
 equipment.............................       616,678      619,028      7
Tower, head-end equipment and microwave
 equipment.............................    32,289,707   33,239,792     7-15
Land improvements......................       188,195      205,537     7-15
Leasehold improvements.................       278,430      278,430     5-15
Radio equipment........................         9,360        9,360     5-7
Test equipment.........................       584,458      588,305      7
Vehicles...............................       480,072      461,429     3-5
                                         ------------ ------------
                                         $ 39,564,758 $ 40,541,672
                                         ============ ============

  During 1996, the Company recognized an impairment loss in connection with a failed project to rebuild a tower. The township denied the Company's request to tear-down and rebuild a larger tower on an existing tower site. Legal and engineering costs associated with the project in the amount of $65,313, previously capitalized, were written off. This impairment loss is included in general and administrative expenses in the 1996 combined statement of income.

NOTE D--GOODWILL

  The excess of the purchase price paid over the acquired net assets has been allocated to goodwill. Accumulated amortization at December 31, 1996 and September 30, 1997, was $1,030,069 and $1,416,345, respectively.

                         MICRONET, INC. AND AFFILIATES

NOTE E--INTANGIBLE ASSETS

  A schedule of intangible assets and accumulated amortization at December 31, 1996 and September 30, 1997, is as follows:

                                                    DECEMBER 31, 1996
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163 $    49,238  $ 276,925
   Organization costs and covenants not to
    compete................................   1,928,336   1,303,034    625,302
                                            ----------- -----------  ---------
                                            $ 2,254,499 $ 1,352,272  $ 902,227
                                            =========== ===========  =========
                                              SEPTEMBER 30, 1997 (UNAUDITED)
                                            ----------------------------------
                                                        ACCUMULATED
   DESCRIPTION                                AMOUNT    AMORTIZATION    NET
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163 $    55,626  $ 270,537
   Organization costs and covenants not to
    compete................................   1,941,800   1,495,065    446,735
                                            ----------- -----------  ---------
                                            $ 2,267,963 $ 1,550,691  $ 717,272
                                            =========== ===========  =========

NOTE F--LEASES

  The Company leases office space from an individual who is a shareholder, chairman of the board and chief executive officer of LCI. The lease began on May 24, 1990, and is classified as an operating lease. The initial lease term assumed by ATS expires October 31, 1998.

  Future minimum lease payments under all non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1996:

                                                           RELATED
      YEAR ENDING DECEMBER 31,                              PARTY      OTHER
      ------------------------                            --------- -----------
        1997............................................. $  81,874 $   901,084
        1998.............................................    68,228     814,674
        1999.............................................       --      674,389
        2000.............................................       --      356,820
        2001.............................................       --      296,001
       Thereafter........................................       --      870,036
                                                          --------- -----------
      Total minimum lease payments....................... $ 150,102 $ 3,913,004
                                                          ========= ===========

  Rental expense for all operating leases, principally head-end land and building facilities, amounted to $1,149,855 for the year ended December 31, 1996 and $833,215 and $868,154 for the nine months ended September 30, 1996 and 1997, respectively. In addition, the Company made total payments to the related party for office space of $81,874 for the year ended December 31, 1996, and $61,405 in each of the nine month periods ended September 30, 1996 and 1997.

  In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum operating lease commitments will not be less than the amount shown for 1996.

                         MICRONET, INC. AND AFFILIATES

NOTE G--LESSOR OPERATING LEASES

  The Company is the lessor of tower and head-end equipment and microwave equipment under operating leases expiring in various years through 2005. Rental income from operating leases amounted to $5,909,260 for the year ended December 31, 1996, and $4,074,175 and $6,725,321 for the nine months ended September 30, 1996 and 1997, respectively.

  Following is a summary of property held for lease at December 31, 1996 and September 30, 1997:

                                                  DECEMBER 31,  SEPTEMBER 30,
                                                      1996          1997
                                                  ------------  -------------
                                                                 (UNAUDITED)
      Tower, head-end equipment and microwave
       equipment................................. $ 32,289,707  $ 33,239,792
      Less accumulated depreciation..............  (20,271,612)  (22,329,026)
                                                  ------------  ------------
                                                  $ 12,018,095  $ 10,910,766
                                                  ============  ============

  Minimum future rentals to be received on non-cancelable leases consisted of the following as of December 31, 1996:

      YEAR ENDING DECEMBER 31,
      ------------------------
        1997....................................................... $  5,915,803
        1998.......................................................    4,733,229
        1999.......................................................    3,636,045
        2000.......................................................    3,032,860
        2001.......................................................    1,768,802
       Thereafter..................................................      550,001
                                                                    ------------
                                                                    $ 19,636,740
                                                                    ============

NOTE H--OTHER INCOME (EXPENSE)

  The schedules of other income (expense) for the year ended December 31, 1996, and nine months ended September 30, 1996 and 1997 are as follows:

                                                          NINE MONTHS ENDED
                                              YEAR ENDED    SEPTEMBER 30,
                                             DECEMBER 31, -------------------
                                                 1996       1996      1997
                                             ------------ --------  ---------
                                                             (UNAUDITED)
   Interest income..........................   $ 42,504   $ 25,038  $  42,076
   Gain (loss) on disposal of property and
    equipment...............................        400       (643)   (12,063)
                                               --------   --------  ---------
                                               $ 42,904   $ 24,395  $  30,013
                                               ========   ========  =========

                         MICRONET, INC. AND AFFILIATES

NOTE I--EMPLOYEE HEALTH BENEFIT PLAN

  As a subsidiary of LCI, the Company participates in the Lenfest Group Employee Health Plan (a trust) in order to provide health insurance for its employees. This trust is organized under Internal Revenue Code Section 501(c)(9)--Voluntary Employee Beneficiary Association (VEBA). Benefits are prefunded by contributions from the Company and all other participating LCI subsidiaries. Insurance expense is recognized as incurred. The Company does not provide postretirement benefits to its employees. Therefore, Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, does not have an impact on the Company's financial statements.

NOTE J--401(K) PLAN

  LCI provides a 401(k) retirement plan to the employees of its subsidiaries. The Company, as an indirect wholly owned subsidiary, is entitled to participate. The Company matches the entire amount contributed by an eligible employee up to 5% of their salary, subject to regulatory limitations. For the year ended December 31, 1996, the Company matched $112,033 of contributions. For the nine months ended September 30, 1996 and 1997, the Company matched $79,735 and $86,144, respectively.

NOTE K--RELATED PARTY TRANSACTIONS

  The Company does business and generates revenue with subsidiaries of Tele-Communications, Inc. (TCI) (a stockholder of LCI, through an indirect, wholly owned subsidiary). The amount of revenues generated was $1,225,000 for the year ended December 31, 1996, and $863,000 and $1,330,000 for the nine months ended September 30, 1996 and 1997, respectively. An additional $69,000 and $74,000 received from TCI was included in customer service prepayments as of December 31, 1996 and September 30, 1997, respectively.

  All services provided to related parties were at standard billing rates.

  Certain management services are provided to the Company by Suburban. Such services include legal, tax, treasury, risk management, benefits administration and other support services. Included in selling, general and administrative expenses for the year ended December 31, 1996, and the nine months ended September 30, 1996 and 1997 were allocated expenses of $108,000, $81,000 and $81,000, respectively, related to these services. Allocated expenses are based on Suburban's estimate of expenses related to the services provided to the Company in relation to those provided to other affiliates of Suburban. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses charged by Suburban are subject to change.

  The Company entered into a lease agreement with a principal stockholder of LCI (See Note F).

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Diablo
 Communications, Inc. (A California
 S Corporation):

  We have audited the accompanying balance sheets of Diablo Communications, Inc. (the "Company"), as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
November 4, 1997

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                                 BALANCE SHEETS

                                             DECEMBER 31,
                                        ------------------------  SEPTEMBER 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash................................. $   515,896  $   708,434   $  554,201
  Accounts receivable:
    Trade, net of allowance for doubt-
     ful accounts of $10,000 at each
     date..............................     292,971      334,926      398,844
    Affiliates.........................     440,532      560,813    1,231,952
  Prepaid and other current assets.....     242,436      160,678      199,702
                                        -----------  -----------   ----------
      Total current assets.............   1,491,835    1,764,851    2,384,699
PROPERTY AND EQUIPMENT, net............   1,720,423    2,952,926    2,992,593
INVESTMENT IN AFFILIATE................       4,158       10,053        7,757
DEPOSITS AND OTHER ASSETS..............     224,338      182,984      293,617
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................... $   191,258  $   246,579   $  188,624
  Accrued expenses.....................     164,211      232,691      178,000
  Deferred revenue.....................     340,556      364,865      250,056
  Current portion of long-term debt....     303,045      420,875      505,129
                                        -----------  -----------   ----------
      Total current liabilities........     999,070    1,265,010    1,121,809
                                        -----------  -----------   ----------
LONG-TERM DEBT.........................     925,002    1,786,410    1,732,390
                                        -----------  -----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY:
  Common stock, no par value,
   10,000,000 shares authorized,
   202,000 shares issued and outstand-
   ing.................................   3,465,242    3,465,242    3,465,242
  Accumulated deficit..................  (1,948,560)  (1,605,848)    (640,775)
                                        -----------  -----------   ----------
      Total stockholders' equity.......   1,516,682    1,859,394    2,824,467
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                              STATEMENTS OF INCOME

                                  YEARS ENDED          NINE MONTHS ENDED
                                 DECEMBER 31,            SEPTEMBER 30,
                             ----------------------  ----------------------
                                1995        1996        1996        1997
                             ----------  ----------  ----------  ----------
                                                          (UNAUDITED)
REVENUES:
  Tower revenues............ $5,925,022  $6,337,292  $4,778,569  $5,878,022
  Sublease revenues--related
   party....................    414,000     365,500     253,500     337,940
  Management fees--related
   party....................     96,968      97,513      70,531      80,621
  Insurance proceeds........        --      213,000         --          --
                             ----------  ----------  ----------  ----------
    Total revenues..........  6,435,990   7,013,305   5,102,600   6,296,583
                             ----------  ----------  ----------  ----------
OPERATING EXPENSES:
  General and administra-
   tive.....................  1,229,313   1,414,136   1,036,774     968,071
  Depreciation and amortiza-
   tion.....................    283,023     416,883     359,184     359,856
  Rent expense..............  1,875,527   2,039,302   1,512,615   1,829,720
  Technical.................  1,422,267   1,618,722   1,144,103   1,244,912
  Sales and promotional.....    433,443     530,447     393,685     430,846
                             ----------  ----------  ----------  ----------
    Total operating ex-
     penses.................  5,243,573   6,019,490   4,446,361   4,833,405
                             ----------  ----------  ----------  ----------
INCOME FROM OPERATIONS......  1,192,417     993,815     656,239   1,463,178
OTHER INCOME (EXPENSE),
 NET........................   (120,388)   (144,257)    (90,335)    133,704
                             ----------  ----------  ----------  ----------
NET INCOME.................. $1,072,029  $  849,558  $  565,904  $1,596,882
                             ==========  ==========  ==========  ==========


                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK
                               ----------------------
                               OUTSTANDING            ACCUMULATED
                                 SHARES      AMOUNT     DEFICIT       TOTAL
                               ----------- ---------- -----------  -----------
BALANCE, DECEMBER 31, 1994....   202,000   $3,465,242 $(1,689,475) $ 1,775,767
  Cash and noncash
   distributions to
   stockholders...............                         (1,331,114)  (1,331,114)
  Net income..................                          1,072,029    1,072,029
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1995....   202,000    3,465,242  (1,948,560)   1,516,682
  Cash distributions to stock-
   holders....................                           (506,846)    (506,846)
  Net income..................                            849,558      849,558
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1996....   202,000    3,465,242  (1,605,848)   1,859,394
  Cash distributions to stock-
   holders (unaudited)........                           (631,809)    (631,809)
  Net income (unaudited)......       --           --    1,596,882    1,596,882
                                 -------   ---------- -----------  -----------
BALANCE, SEPTEMBER 30, 1997
 (unaudited)..................   202,000   $3,465,242 $  (640,775) $ 2,824,467
                                 =======   ========== ===========  ===========



                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A CALIFORNIA S CORPORATION)

                            STATEMENTS OF CASH FLOWS

                               YEARS ENDED           NINE MONTHS ENDED
                               DECEMBER 31,            SEPTEMBER 30,
                          -----------------------  ----------------------
                             1995        1996         1996        1997
                          ----------  -----------  ----------  ----------
                                                        (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
 Net income.............  $1,072,029  $   849,558  $  565,904  $1,596,882
 Adjustments to recon-
  cile net income to net
  cash provided by oper-
  ating activities:
  Depreciation and amor-
   tization.............     283,023      416,883     359,184     359,856
  Changes in assets and
   liabilities:
   Accounts receivable--
    trade...............    (163,273)     (30,000)   (213,355)    (63,918)
   Accounts receivable--
    Affiliates..........    (244,175)    (132,236)    (74,543)   (671,139)
   Prepaid and other
    current assets......    (178,370)      81,758     (16,395)    (39,024)
   Deposits and other
    assets..............     (37,181)      22,778      65,703    (108,337)
   Accounts payable and
    accrued expenses....     115,175      123,801    (265,136)   (112,646)
   Deferred revenue.....      67,287       24,309      69,329    (114,809)
                          ----------  -----------  ----------  ----------
    Net cash provided by
     operating activi-
     ties...............     914,515    1,356,851     490,691     846,865
                          ----------  -----------  ----------  ----------
CASH FLOW FROM INVESTING
 ACTIVITIES--Purchases
 of property and
 equipment..............    (948,781)  (1,636,705) (1,219,152)   (399,523)
                          ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
  Long-term borrowings..     500,000    1,250,000   1,250,000     217,075
  Repayments of long-
   term debt............     (50,469)    (270,762)   (192,775)   (186,841)
  Cash distributions to
   stockholders.........    (880,193)    (506,846)   (362,171)   (631,809)
                          ----------  -----------  ----------  ----------
    Net cash provided by
     (used in) financing
     activities.........    (430,662)     472,392     695,054    (601,575)
                          ----------  -----------  ----------  ----------
NET INCREASE (DECREASE)
 IN CASH................    (464,928)     192,538     (33,407)   (154,233)
CASH, BEGINNING OF PERI-
 OD.....................     980,824      515,896     515,896     708,434
                          ----------  -----------  ----------  ----------
CASH, END OF PERIOD.....  $  515,896  $   708,434  $  482,489  $  554,201
                          ==========  ===========  ==========  ==========
SUPPLEMENTAL INFORMA-
 TION:
  Cash paid for inter-
   est..................  $   92,384  $   140,970  $   91,988  $   90,335
  Noncash distribution
   to stockholders......     450,921          --          --          --

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--Diablo Communications, Inc. (the "Company") is engaged in acquiring, developing and operating communications towers, for use by radio operators as well as other communication related businesses. As of December 31, 1996, the Company owned and/or operated 81 towers and rooftops throughout Northern California.

  Sale of the Company--On October 9, 1997, substantially all of the Company's assets were sold to American Tower Systems, Inc. ("ATS"). ATS also assumed the Company's operating lease agreements and certain of the Company's liabilities on that date. The sale price was approximately $40,000,000. Subsequent to the sale, the Company changed its name and will pursue other business opportunities as Tyris Corporation.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

  Unaudited Interim Information--The financial information with respect to the nine-month periods ended September 30, 1996 and 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

  Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided using the double-declining method over estimated useful lives ranging from 3 to 15 years.

  Investment in Affiliate--The Company owns a 25% interest in New Loma Communications, Inc. which is accounted for using the equity method of accounting.

  Revenue Recognition--Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts. Deferred revenue represents advance payments by customers where related revenue is recognized when services are provided.

  S Corporation Election--The accompanying financial statements do not include any provision for federal or state income taxes since the Company is treated as a partnership under Subchapter S of the Internal Revenue Code and under similar state income tax provisions. Accordingly, income or loss is allocated to the shareholders and included in their tax returns.

  Retirement Plan--Employees of the Company are eligible for participation in a 401-K plan managed by the Company, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company does not match the participants' contributions.

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                              DECEMBER 31,
                                          ----------------------  SEPTEMBER 30,
                                             1995        1996         1997
                                          ----------  ----------  -------------
                                                                   (UNAUDITED)
   Land and improvements................  $  674,574  $1,017,949   $1,135,034
   Towers...............................     533,175   1,342,178    1,543,206
   Technical equipment..................     387,451     508,212      510,097
   Office equipment, furniture, fixtures
    and other equipment.................     378,290     478,285      506,172
   Construction in progress.............     209,592     473,163      631,241
                                          ----------  ----------   ----------
     Total..............................   2,183,082   3,819,787    4,325,750
   Less accumulated depreciation and am-
    ortization..........................    (462,659)   (866,861)  (1,333,157)
                                          ----------  ----------   ----------
   Property and equipment, net..........  $1,720,423  $2,952,926   $2,992,593
                                          ==========  ==========   ==========

  Technical and office equipment include assets under capital leases of $285,749, $285,749 and $288,698 at September 30, 1997, December 31, 1996 and
1995, respectively with related accumulated depreciation of $223,980, $199,588 and $167,065, respectively.

3. LONG-TERM DEBT

  Outstanding amounts under the Company's financing arrangements consisted of the following:

                                           DECEMBER 31,
                                       ----------------------  SEPTEMBER 30,
                                          1995        1996         1997
                                       ----------  ----------  -------------
                                                                (UNAUDITED)
   Advances on bank term loan ap-
    proved up to $1,500,000, varying
    interest rates at 9.44% to
    9.85%............................              $1,250,000   $1,250,000
   Notes payable to banks at interest
    rates of prime plus 1.5%.........  $  858,333     658,333      525,000
   Other notes payable to banks......     212,107     202,302      419,377
   Capital lease obligations.........     157,607      96,650       43,142
                                       ----------  ----------   ----------
     Total...........................   1,228,047   2,207,285    2,237,519
   Less scheduled current maturi-
    ties.............................    (303,045)   (420,875)    (505,129)
                                       ----------  ----------   ----------
   Long-term debt....................  $  925,002  $1,786,410   $1,732,390
                                       ==========  ==========   ==========

  In October 1997, the Company's long-term debt was either assumed by ATS or repaid by the Company with proceeds from the sale of assets to ATS (see Note 1--"Sale of the Company").

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


4. COMMITMENTS AND CONTINGENCIES

  The Company leases various technical and office equipment under capital leases and certain office space and other real property under noncancelable operating leases. Future minimum lease payments under these operating and capital leases are as follows:

                                                            OPERATING  CAPITAL
                                                              LEASES    LEASES
                                                            ---------- --------
   Year ending December 31:
       1997................................................ $  662,260 $ 73,529
       1998................................................    613,607   31,161
       1999................................................    608,642
       2000................................................    567,817
       2001................................................    510,557
       Thereafter..........................................  2,808,872
                                                            ---------- --------
         Total............................................. $5,771,755  104,690
                                                            ==========
   Less interest portion...................................              (8,040)
                                                                       --------
   Present value of minimum lease payments.................            $ 96,650
                                                                       ========

5. RELATED PARTY TRANSACTIONS

  New Loma Communications, Inc., is a corporation in which the Company owns 25% of the outstanding capital stock.

  Drake Industrial Park, Inc. and Diablo Communications of Southern California, Inc. are corporations under common ownership as that of the Company.

  During the nine months ended September 30, 1996 and 1997 and the years ended December 31, 1995 and 1996, the Company received income from New Loma Communications, Inc., as follows:

                                                YEARS ENDED    NINE MONTHS ENDED
                                               DECEMBER 31,      SEPTEMBER 30,
                                             ----------------- -----------------
                                               1995     1996     1996     1997
                                             -------- -------- -------- --------
                                                                  (UNAUDITED)
   Sublease revenues........................ $414,000 $365,500 $253,500 $337,940
   Management services......................   96,968   97,513   70,531   80,621
                                             -------- -------- -------- --------
     Total.................................. $510,968 $463,013 $324,031 $418,561
                                             ======== ======== ======== ========

  The Company had the following accounts receivable from affiliates:

                                                 DECEMBER 31,
                                               ----------------- SEPTEMBER 30,
                                                 1995     1996       1997
                                               -------- -------- -------------
                                                                  (UNAUDITED)
   Diablo Communications of Southern Califor-
    nia, Inc.................................  $391,872 $517,400  $1,214,622
   New Loma Communications...................    48,660   27,859         176
   Drake Industrial Park, Inc................             15,554      17,154
                                               -------- --------  ----------
     Total...................................  $440,532 $560,813  $1,231,952
                                               ======== ========  ==========

                          DIABLO COMMUNICATIONS, INC.
                         (A CALIFORNIA S CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                 IS UNAUDITED)


6. SPIN-OFF OF SOUTHERN CALIFORNIA OPERATION--NONCASH DISTRIBUTION TO
   STOCKHOLDERS

  In order to establish a separate company under which to conduct Southern California business, on September 1, 1995, all of the Company's Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment were distributed to the Company's stockholders at net book value according to their pro rata ownership. The net book value of such distribution was $450,921.

  The Company's 1995 statement of income includes a net loss from the Southern California operations of $318,291 for the eight months ended August 31, 1995.

7. MT. DIABLO COMMUNICATION SITE DAMAGE

  On December 12, 1995, a severe wind destroyed the tower at the Company's Mt. Diablo communication facility. The Company received insurance proceeds totalling approximately $434,000 in 1996. Of these proceeds, $126,000 was capitalized in property and equipment, $213,000 was recorded as revenue and $95,000 was recorded as a reduction of operating expenses.

8. FUTURE LEASE INCOME

  The Company has long-term, non-cancelable agreements under operating leases for license fee income. Future minimum annual lease income at December 31, 1996 is as follows:

       Year ending December 31:
           1997..................................................... $ 3,263,693
           1998.....................................................   2,786,793
           1999.....................................................   1,935,638
           2000.....................................................   1,493,622
           2001.....................................................     964,394
           Thereafter...............................................     593,206
                                                                     -----------
             Total.................................................. $11,037,346
                                                                     ===========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Diablo Communications of Southern California, Inc.

  We have audited the balance sheets of Diablo Communications of Southern California, Inc. (a California S Corporation) (the "Company") as of December 31, 1995 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Diablo Communications of Southern California, Inc. as of December 31, 1995 and December 31, 1996, and the results of its operations and its cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

  As emphasized in Note 9 to the financial statements, during October 1997, the Company sold substantially all of its assets to an outside party.

                                          Rooney, Ida, Nolt & Ahern
/s/ ROONEY, IDA, NOLT & AHERN             Certified Public Accountants

Oakland, California
February 7, 1997
October 9, 1997 as to note 9
to the financial statements

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                                 BALANCE SHEETS

                                          DECEMBER 31,
                                      ----------------------  SEPTEMBER 30,
                                        1995        1996          1997
                                      ---------  -----------  -------------
                                                               (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash............................... $ 204,781  $    61,043   $    15,094
  Accounts receivable, trade.........     7,591       27,245        12,914
  Prepaid expenses...................     1,272        2,462        24,990
                                      ---------  -----------   -----------
    Total current assets.............   213,644       90,750        52,998
                                      ---------  -----------   -----------
PROPERTY AND EQUIPMENT--net..........   441,105    1,013,434     1,667,418
                                      ---------  -----------   -----------
OTHER ASSETS:
  Prepaid expenses--net..............     2,348        7,970         6,468
  Deposits...........................     6,976       10,776        11,146
                                      ---------  -----------   -----------
    Total other assets...............     9,324       18,746        17,614
                                      ---------  -----------   -----------
TOTAL................................ $ 664,073  $ 1,122,930   $ 1,738,030
                                      =========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
CURRENT LIABILITIES:
  Notes and contracts payable........ $ 283,544  $   310,522   $   382,494
  Accounts payable...................   148,438      447,232     1,242,179
  Customer fees advanced.............     1,707       12,839        17,426
  Accrued liabilities................     5,419       16,023        11,634
                                      ---------  -----------   -----------
    Total current liabilities........   439,108      786,616     1,653,733
                                      ---------  -----------   -----------
LONG-TERM DEBT.......................    21,139      930,617     1,065,417
                                      ---------  -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock, no par value,
   10,000,000 shares authorized,
   1,000,000 issued and outstanding..   450,921      450,921       450,921
  Accumulated deficit................  (247,095)  (1,045,224)   (1,432,041)
                                      ---------  -----------   -----------
    Total stockholders' equity
     (deficiency)....................   203,826     (594,303)     (981,120)
                                      ---------  -----------   -----------
TOTAL................................ $ 664,073  $ 1,122,930   $ 1,738,030
                                      =========  ===========   ===========

                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF OPERATIONS

                              SEPTEMBER 1,                  NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
NET REVENUES...............    $  45,445     $  408,555   $ 251,733   $ 660,195
OPERATING EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization and
   corporate general and
   administrative
   expenses................       49,488        319,011     196,377     402,945
  Depreciation and
   amortization............        8,459         29,405      22,123      32,886
  Corporate general and
   administrative..........      226,528        776,063     604,853     500,014
                               ---------     ----------   ---------   ---------
    Total operating
     expenses..............      284,475      1,124,479     823,353     935,845
                               ---------     ----------   ---------   ---------
OPERATING LOSS.............     (239,030)      (715,924)   (571,620)   (275,650)
                               ---------     ----------   ---------   ---------
OTHER INCOME (EXPENSES):
  Interest expense.........       (8,656)       (85,911)    (54,096)   (113,643)
  Interest income..........        1,391          4,506       3,461       3,276
                               ---------     ----------   ---------   ---------
    Total other income
     (expenses)............       (7,265)       (81,405)    (50,635)   (110,367)
                               ---------     ----------   ---------   ---------
LOSS FROM OPERATIONS BEFORE
 INCOME TAXES..............     (246,295)      (797,329)   (622,255)   (386,017)
INCOME TAX PROVISION.......          800            800         800         800
                               ---------     ----------   ---------   ---------
NET LOSS...................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               =========     ==========   =========   =========


                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        ACCUMULATED
                                           COMMON STOCK   DEFICIT      TOTAL
                                           ------------ -----------  ---------
BALANCES, SEPTEMBER 1, 1995 (inception)...   $450,921   $       -0-  $ 450,921
  Net loss................................                 (247,095)  (247,095)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1995...............    450,921      (247,095)   203,826
  Net loss................................                 (798,129)  (798,129)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1996...............    450,921    (1,045,224)  (594,303)
  Net loss (unaudited)....................                 (386,817)  (386,817)
                                             --------   -----------  ---------
BALANCES, SEPTEMBER 30, 1997..............   $450,921   $(1,432,041) $(981,120)
                                             ========   ===========  =========



                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF CASH FLOWS

                              SEPTEMBER 1                   NINE MONTHS ENDED
                             (INCEPTION) TO  YEAR ENDED       SEPTEMBER 30,
                              DECEMBER 31,  DECEMBER 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss..................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               ---------     ----------   ---------   ---------
 Adjustments to reconcile
  net loss to cash used by
  operating activities:
  Depreciation and
   amortization............        8,459         29,405      21,517      32,886
  Changes in assets and
   liabilities:
    Accounts receivable....       (7,591)       (19,654)    (23,386)     14,331
    Prepaid expenses.......       (1,151)        (1,190)     (4,129)    (22,528)
    Deposits...............       (4,096)        (3,800)     (3,800)       (370)
    Accounts payable and
     accrued expenses......      153,857        309,398     119,535     790,558
    Customer fees
     advanced..............        1,707         11,132      (1,707)      4,587
                               ---------     ----------   ---------   ---------
  Total adjustments........      151,185        325,291     108,030     819,464
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 operating activities......      (95,910)      (472,838)   (515,025)    432,647
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Collection on note
   receivable..............       81,310
  Purchase of property and
   equipment...............      (50,449)      (599,856)   (371,191)   (685,368)
  Organization costs.......       (2,516)
  Loan fees................                      (7,500)     (7,500)
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 investing activities......       28,345       (607,356)   (378,691)   (685,368)
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from debt.......      275,000      1,000,000     750,000     248,751
  Repayment of debt........       (2,654)       (63,544)    (47,523)    (41,979)
                               ---------     ----------   ---------   ---------
Cash provided by financing
 activities................      272,346        936,456     702,477     206,772
                               ---------     ----------   ---------   ---------
INCREASE (DECREASE) IN
 CASH......................      204,781       (143,738)   (191,239)    (45,949)
CASH, BEGINNING OF PERIOD..          -0-        204,781     204,781      61,043
                               ---------     ----------   ---------   ---------
CASH, END OF PERIOD........    $ 204,781     $   61,043   $  13,542   $  15,094
                               =========     ==========   =========   =========

                       See notes to financial statements.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Nature of business:

  The Company develops and operates telecommunications sites in Southern California. The Company has a broad customer base which includes specialized mobile radio companies, paging companies, cellular telephone providers, broadcasters, emergency services, various private and governmental two-way radio users, and other entities with wireless communications needs.

  Revenues are generated primarily from individual license agreements which entitle a customer to use an antenna system or antenna tower space, and to use on-site space in a climate controlled building for their transmitters, receivers, and related equipment.

  For most of its sites, the Company holds a long-term lease interest. As a recognized full service site manager, the Company also manages sites for outside site owners.

 Allowances for doubtful accounts:

  The Company uses the allowance method for accounting for bad debts. An allowance for bad debts has not been provided currently since the Company's bad debt experience indicates that the amount would not be material.

 Leases:

  Leases meeting certain criteria are treated as capital leases requiring related assets and lease obligations to be recorded at their present value in the financial statements. Other leases, not qualifying under these criteria, are treated as operating leases for which rentals are charged to expense.

 S Corporation election:

  The Company has elected, by unanimous consent of its stockholders, to have its income taxed directly to the stockholders. Accordingly, provision for income taxes, except for an $800 minimum state franchise taxes, has not been made. Deferred income taxes have not been recorded because such amounts are immaterial.

 Property and equipment:

  Property and equipment are recorded at cost and depreciation is computed using a combination of straight-line and accelerated methods of accounting over useful lives of 5 to 15 years.

 Organization costs and loan fees:

  Organization costs and loan fees are amortized using the straight-line method of accounting over 5 years.

 Unaudited interim financial information:

  In the opinion of management, the financial statements for the unaudited periods presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the nine months ended September 30, 1996 and September 30, 1997 are not necessarily indicative of results which would be expected for a full year.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of disclosures. Accordingly, actual results could differ from those estimates.

 Concentration of Credit Risk:

  The Company extends credit to customers on an unsecured basis in the normal course of business. No individual customer is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

 Recognition of Revenues:

  Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts.

 Corporate general and administrative expenses:

  Corporate general and administrative expenses consists of corporate overhead costs not specifically allocable to any of the Company's direct operating profit centers.

 Impairment of long-lived assets:

  In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of September 30, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

 Fair value of financial instruments:

  The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1996 and September 30, 1997.

 Retirement plan:

  Employees of the Company, through its affiliate Diablo Communications, Inc., are eligible for participation in a 401(k) plan, subject to certain minimum age and length-of-employment requirements. The plan does not provide for any Company contributions.

 Supplemental cash flow information:

  For financial statement purposes of the statements of cash flows, the Company issued capital stock in exchange for $450,921 in net assets, primarily property and equipment on September 1, 1995.

  Cash payments for interest approximated $8,656, $71,256, $50,653 and $116,663 for period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

  Cash payments for income taxes was $800 for the period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

NOTE 2. COMPANY ORGANIZATION:

  In order to establish a separate company under which to conduct business in Southern California, on September 1, 1995, Diablo Communications, Inc. distributed all of its Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment to its stockholders according to their pro rata ownership. The stockholders then contributed these assets in exchange for 1,000,000 shares of capital stock. The net value of this contribution was $450,921.

NOTE 3. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following:

                                                  DECEMBER 31,
                                               ------------------- SEPTEMBER 30,
                                                 1995      1996        1997
                                               -------- ---------- -------------
                                                                    (UNAUDITED)
   Land improvements.......................... $  8,276 $   48,770  $   48,770
   Towers and wiring..........................    6,261     31,815     205,269
   Equipment..................................   19,190     26,477      26,477
   Office furniture and equipment.............   27,729     27,729      27,729
   Computers and software.....................   23,718     24,746      24,746
   Vehicles...................................   27,546     27,546      27,546
   Construction in progress...................  355,276    880,769   1,392,684
                                               -------- ----------  ----------
     Total....................................  467,996  1,067,852   1,753,221
                                               -------- ----------  ----------
     Less accumulated depreciation............   26,891     54,418      85,803
                                               -------- ----------  ----------
     Property and equipment, net.............. $441,105 $1,013,434  $1,667,418
                                               ======== ==========  ==========

NOTE 4. RELATED PARTY TRANSACTIONS:

  Richard D. Spight and the Mary C. Spight Family Trust are the majority stockholders of Diablo Communications of Southern California, Inc. and Diablo Communications, Inc.

  At the end of each period, the Company owed the following amounts to Diablo Communications, Inc:

                                                  DECEMBER 31,
                                                ----------------- SEPTEMBER 30,
                                                  1995     1996       1997
                                                -------- -------- -------------
                                                                   (UNAUDITED)
   Note payable at 8.68%....................... $275,000 $220,000  $  183,333
   Accounts payable............................  116,872  297,400   1,214,622

  After the sale of the Company's assets on October 9, 1997, these related note and accounts payable were paid in full.

  Interest expense on this related party note payable was $4,776, $22,424, $17,335 and $13,290 for the period September 30, 1995 (inception) to December 31, 1995, year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

NOTE 5. NOTES PAYABLE:

  The Company has taken advances against a bank term loan approved for $1,500,000. The Company pays interest only on the advances at rates ranging from 9.44% to 9.85%. The line of credit requires that certain financial covenants be maintained. The note is secured by a blanket lien on all of the Company's assets.

  During March 1997, the Company entered into an unsecured credit agreement with American Tower Systems, Inc., that provides the Company with a $650,000 unsecured loan commitment of which $248,751 was outstanding at September 30, 1997. The Company pays interest only on the advances at prime, currently 8.5%. The note matures at the earlier of consummation of the sale or June 30, 2000.

  The Company repaid all advances on both of these notes after the sale of substantially all its assets.

NOTE 6. LONG-TERM DEBT:

  Maturities of long-term debt for the years subsequent to December 31, 1996, are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997.......................................................... $   87,689
       1998..........................................................    204,759
       1999..........................................................    205,199
       2000..........................................................    201,841
       2001..........................................................    200,000
      Thereafter.....................................................    116,666
                                                                      ----------
       Totals........................................................ $1,016,154
                                                                      ==========

NOTE 7. COMMITMENTS:

 Capital leases:

  The future minimum lease payments under capital leases for communications equipment and certain office equipment in effect at December 31, 1996 are as follows:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1997............................................................ $ 3,422
       1998............................................................   2,282
                                                                        -------
       Total...........................................................   5,704
       Less interest portion...........................................     719
                                                                        -------
       Present value of minimum lease payments.........................   4,985
       Less current installments.......................................   2,833
                                                                        -------
       Long-term obligations under capital leases...................... $ 2,152
                                                                        =======
       Cost of equipment under capital leases.......................... $12,946
       Less accumulated depreciation to December 31, 1996..............   7,625
                                                                        -------
       Net............................................................. $ 5,321
                                                                        =======
       Current depreciation expense.................................... $ 2,129
                                                                        =======

              DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

 Operating leases:

  At December 31, 1996, the Company was liable for various leases of office space and other real and personal property which require future minimum annual rental payments as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................... $231,937
             1998...............................  211,661
             1999...............................  216,298
             2000...............................  193,998
             2001...............................   62,950
            Thereafter..........................      -0-
                                                 --------
             Total.............................. $916,844
                                                 ========

  In addition, the Company is liable for various real property leases based on percentages of gross income ranging from 25% to 70%.

  Rental expenses for these operating leases were $35,611, $271,419, $173,407 and $344,987, for the period September 1, 1995 (inception) to December 31, 1995, the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

NOTE 8. FUTURE LEASE INCOME:

  At December 31, 1996, the Company has long-term, non-cancelable agreements under operating-type leases for license fee income. Future minimum annual lease income is as follows:

            YEAR ENDING
            DECEMBER 31,
            ------------
             1997............................. $  659,445
             1998.............................    585,155
             1999.............................    434,161
             2000.............................    287,430
             2001.............................    193,657
            Thereafter........................        -0-
                                               ----------
             Total............................ $2,159,848
                                               ==========

NOTE 9. SUBSEQUENT EVENT:

  On October 9, 1997 the Company, along with Diablo Communications, Inc., a related company, sold substantially all of its assets to American Tower Systems, Inc. (ATS) for a combined purchase price of approximately $46.5 million. DCSC's allocable share of the purchase price is approximately $5.4 million. Some of DCSC's liabilities were included in the transaction.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors, Stockholders and Partners of
Meridian Communications
Calabasas, California:

  We have audited the accompanying combined balance sheets of Meridian Communications (the "Company") as of December 31, 1995 and 1996, and the related combined statements of income, partners' capital and stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Long Beach, California
October 31, 1997

                            MERIDIAN COMMUNICATIONS

                            COMBINED BALANCE SHEETS

                  DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $   30,897 $   63,665 $   21,168
  Accounts receivable:
  Trade, net of allowance for doubtful ac-
   counts of $1,244 and $10,118 in 1995 and
   1996, respectively, and $17,720 (unau-
   dited) at June 30, 1997...................     60,961     80,190    103,709
  Other accounts receivable (Note 8).........     19,461     25,889  2,260,295
  Prepaid expenses and other current assets..     79,044     77,108    122,366
                                              ---------- ---------- ----------
    Total current assets.....................    190,363    246,852  2,507,538
PROPERTY AND EQUIPMENT, Net (Note 2).........  2,523,929  2,917,751  3,147,692
INTANGIBLES, Net.............................     22,000    141,948    112,292
OTHER ASSETS.................................      1,859      2,259      6,299
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========
LIABILITIES AND PARTNERS' CAPITAL AND
 STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Current maturities of long-term loans pay-
   able to shareholder and partner (Note 7).. $  119,121 $  234,607 $  477,388
  Accounts payable and accrued expenses......    175,627    182,441    286,803
  Security and other deposits................    128,208    231,154    131,611
                                              ---------- ---------- ----------
    Total current liabilities................    422,956    648,202    895,802
                                              ---------- ---------- ----------
LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND
 PARTNER (Note 7)............................    553,533  1,012,681    918,808
DEFERRED REVENUE.............................    214,918    279,641    186,413
COMMITMENTS AND CONTINGENCIES (Note 3)
PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY:
  Common stock; $1.00 par value; 75,000
   shares authorized; 4,000 shares issued and
   outstanding...............................      4,000      4,000      4,000
  Additional paid-in capital.................     16,632     16,632     16,632
  Partners' capital..........................    631,690    507,245  2,734,202
  Retained earnings..........................    894,422    840,409  1,017,964
                                              ---------- ---------- ----------
    Total partners' capital and stockholders'
     equity..................................  1,546,744  1,368,286  3,772,798
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========

            SEE ACCOMPANYING NOTES TO COMBINED FINANCIAL STATEMENTS.

                            MERIDIAN COMMUNICATIONS

                         COMBINED STATEMENTS OF INCOME
 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                      1997

                                 YEARS ENDED
                                DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                            ----------------------  --------------------------
                               1995        1996         1996          1997
                            ----------  ----------  ------------  ------------
                                                           (UNAUDITED)
REVENUES:
  Site use................. $3,918,420  $4,165,919  $  2,103,614  $  2,278,612
  Site management..........     72,337     125,348        51,355        52,178
  Repeater service.........    140,945     206,556        67,319        54,087
                            ----------  ----------  ------------  ------------
    Total revenues.........  4,131,702   4,497,823     2,222,288     2,384,877
EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization........  3,034,285   3,217,369     1,543,333     1,730,211
  Depreciation and
   amortization............    303,197     416,369       202,154       210,983
                            ----------  ----------  ------------  ------------
OPERATING INCOME...........    794,220     864,085       476,801       443,683
OTHER INCOME (EXPENSE):
  Interest and other income
   (expense)...............      5,155       3,581        23,311       (17,741)
  Interest expense to
   shareholder and
   partner (Note 6)........    (36,111)    (73,126)      (36,712)      (61,968)
  Gain on sale of business
   (Note 8)................                                          3,080,563
                            ----------  ----------  ------------  ------------
    Total other income (ex-
     pense)................    (30,956)    (69,545)      (13,401)    3,000,854
                            ----------  ----------  ------------  ------------
INCOME BEFORE INCOME TAX-
 ES........................    763,264     794,540       463,400     3,444,537
INCOME TAXES...............        800         800         3,145         2,526
                            ----------  ----------  ------------  ------------
NET INCOME................. $  762,464  $  793,740  $    460,255  $  3,442,011
                            ==========  ==========  ============  ============


            See accompanying notes to combined financial statements.

                             MERIDAN COMMUNICATIONS

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY

   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1997

                                 ADDITIONAL
                          COMMON  PAID-IN    PARTNERS'    RETAINED
                          STOCK   CAPITAL     CAPITAL     EARNINGS      TOTAL
                          ------ ---------- -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1994...................  $4,000  $16,632   $   630,902  $  987,093  $ 1,638,627
Net income (loss).......                        855,135     (92,671)     762,464
Cash distributions......                       (854,347)                (854,347)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1995...................   4,000   16,632       631,690     894,422    1,546,744
Net income (loss).......                        847,753     (54,013)     793,740
Cash distributions......                       (972,198)                (972,198)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1996...................   4,000   16,632       507,245     840,409    1,368,286
Net income (Unaudited)..                      3,264,456     177,555    3,442,011
Cash distributions (Un-
 audited)...............                     (1,037,499)              (1,037,499)
                          ------  -------   -----------  ----------  -----------
BALANCE, JUNE 30, 1997
 (Unaudited)............  $4,000  $16,632   $ 2,734,202  $1,017,964  $ 3,772,798
                          ======  =======   ===========  ==========  ===========



            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                       COMBINED STATEMENTS OF CASH FLOWS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                     1997

                                      YEARS ENDED          SIX MONTHS ENDED
                                     DECEMBER 31,              JUNE 30,
                                 ----------------------  ----------------------
                                    1995        1996       1996        1997
                                 ----------  ----------  ---------  -----------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income....................  $  762,464  $  793,740  $ 460,255  $ 3,442,011
 Adjustments to reconcile net
  income to net cash
  provided by operating activi-
  ties:
 Depreciation and amortiza-
  tion.........................     303,197     416,369    202,154      210,983
 Provision for doubtful ac-
  counts.......................        (907)      8,874      1,955        7,748
 Loss (gain) on disposal of
  property and equipment.......                   7,315      8,954   (2,922,335)
 Changes in operating assets
  and liabilities:
  Accounts receivable--trade...      45,358     (28,108)    (5,500)     (31,266)
  Accounts receivable--other...      10,136      (6,428)    11,962       15,594
  Prepaid expenses and other
   current assets..............     (23,359)      1,936    (76,357)     (45,258)
  Other assets.................         (59)       (400)    (4,200)      (4,040)
  Accounts payable and accrued
   expenses....................      47,801     (23,185)   255,826      153,552
  Security and other depos-
   its.........................       9,679       2,946       (400)         457
  Deferred revenue.............      28,628      64,723      5,500      (93,228)
                                 ----------  ----------  ---------  -----------
   Net cash provided by operat-
    ing activities.............   1,182,938   1,237,782    860,149      734,218
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM INVESTING AC-
 TIVITIES:
 Purchase of property and
  equipment....................    (716,932)   (857,562)  (312,264)    (508,699)
 Proceeds from sale of property
  and equipment................                  42,609     29,175      750,575
 Purchase of intangibles.......                (122,500)
 Receipt of deposits for re-
  peater services..............                 130,000
 Application of deposits for
  repeater services............                                        (130,000)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) investing activities...    (716,932)   (807,453)  (283,089)     111,876
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
 Borrowings from shareholder
  and partner..................     400,000     655,000    100,000      219,000
 Repayments on loans from
  shareholder and partner......     (37,346)    (80,366)   (26,432)     (70,092)
 Cash distributions............    (854,347)   (972,195)  (486,101)  (1,037,499)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) financing activities...    (491,693)   (397,561)  (412,533)    (888,591)
                                 ----------  ----------  ---------  -----------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..............     (25,687)     32,768    164,527      (42,497)
CASH AND CASH EQUIVALENTS, BE-
 GINNING OF PERIOD.............      56,584      30,897     30,897       63,665
                                 ----------  ----------  ---------  -----------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD.....................  $   30,897  $   63,665  $ 195,424  $    21,168
                                 ==========  ==========  =========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
 Cash paid during the period
  for:
 Interest......................  $   36,111  $   72,673  $  13,087  $    33,168
 Income taxes..................  $        0  $      900  $     900  $       800

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  -- During December 1996, the Company acquired equipment by incurring accrued expenses in the amount of $19,191.
  -- During February 1997, the Company received a non-trade account receivable in the amount of $2,250,000 from the sale of a repeater system.

           See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND SIX MONTHS ENDED JUNE 30, 1996 AND
                                     1997
   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General--The combined financial statements include the accounts of Meridian Sales and Services Company ("MSSC"), a California S corporation, Meridian Communications North ("MCN"), a general partnership, and Meridian Radio Sites ("MRS"), a general partnership (referred to collectively as Meridian Communications or the "Company") which share common ownership and management. All significant intercompany balances and transactions have been eliminated in combination.

  Meridian Communications develops and manages telecommunication antenna site facilities and repeater (mobile relay) equipment throughout Southern California.

  Cash and Cash Equivalents--Cash and cash equivalents include cash in the bank as well as short-term investments with an original maturity of three months or less.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the period incurred.

  Depreciation for financial statements purposes is computed using the straight-line method over the estimated useful lives of the assets. Buildings and leasehold improvements are depreciated over a period of 20 years, antenna site equipment over a period of 7 years, and office furniture, equipment, and automobiles over a period of 5 years.

  Intangibles--Intangible assets are primarily comprised of the rights to a site lease acquired in 1996 and, to a lesser extent, an FCC license. The FCC license was sold in February 1997 with the sale of the assets used in connection with the repeater business for $3,000,000 (see Note 8). The site lease rights are amortized on a straightline basis over the remainder of the lease term of 8 years.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


  Long-Lived Assets--The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

  Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition and generally requires a one-month security deposit from its customers. As of December 31, 1996, the Company had no significant concentrations of credit risk.

  Revenue Recognition and Deferred Revenue--Revenue is recorded when services are provided, according to rates set forth in customer contracts. Deferred revenue is recorded when services are paid in advance of performance.

  Income Taxes--The Company is comprised of an S corporation and two partnerships for federal and state income tax purposes. The stockholders and partners report any income or loss of the Company directly on their personal tax returns. State income tax expense is computed using statutory tax rates applicable to S corporations.

  Interim Financial Statements--The accompanying combined balance sheet as of June 30, 1997 and the combined statements of income, partners' capital and stockholders' equity, and cashflows for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                              DECEMBER 31,
                                         -----------------------   JUNE 30,
                                            1995         1996        1997
                                         -----------  ----------  -----------
                                                                  (UNAUDITED)
      Land.............................. $    28,839  $   28,839  $    28,839
      Antenna site equipment............   2,258,476   2,518,713    2,315,813
      Buildings and leasehold improve-
       ments............................   1,767,261   1,793,290    1,793,290
      Office furniture, equipment and
       automobiles......................     259,586     247,260      248,342
      Construction in progress..........     195,787     687,006    1,167,466
                                         -----------  ----------  -----------
                                           4,509,949   5,275,108    5,553,750
      Less accumulated depreciation and
       amortization.....................  (1,986,020) (2,357,357)  (2,406,058)
                                         -----------  ----------  -----------
                                         $ 2,523,929  $2,917,751  $ 3,147,692
                                         ===========  ==========  ===========

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


3. LEASE COMMITMENTS

  The Company leases office and antenna site facilities under operating lease agreements through the year 2009. One of the facilities is leased from a shareholder of MSSC for $28,800 annually. This lease expires December 31, 1997. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1996, as follows:

    Years Ended December 31:

     1997............................................................ $  512,706
     1998............................................................    495,449
     1999............................................................    441,866
     2000............................................................    319,169
     2001............................................................    275,987
     Thereafter......................................................  2,100,576
                                                                      ----------
                                                                      $4,145,753
                                                                      ==========

  Rent expense charged to operations for the years ended December 31, 1995 and 1996 amounted to $629,242 and $727,427, respectively, of which $20,400 and $28,800, respectively, was paid to the shareholder. Rent expense charged to operations for the six months ended June 30, 1996 and 1997 amounted to $311,266 and $414,990, respectively, of which $14,400 was paid to the shareholder in both periods.

4. INCOME TAXES

  The Company's provision for income taxes for the years ended December 31, 1995 and 1996 consists of a minimum state liability of $800 for each year which is assessed to MSSC.

  The Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders and partners are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. The Corporation continues to pay a California surtax of 1.5% of taxable income or the minimum state tax, whichever is greater.

5. PROFIT SHARING PLAN

  MSSC has a profit sharing plan (the "Plan") which covers all employees who have accumulated a minimum amount of hours of service during a year. MSSC's contribution to the Plan is determined annually by the Board of Directors. Provisions for contributions to the profit sharing plan of $22,578 and $21,457, respectively, were made for the years ended December 31, 1995 and 1996.

  Effective July 1, 1997, there will be no additional contributions to the Plan. Additionally, the Plan will be terminated and all assets distributed to the participants as defined in the Plan.

6. RELATED PARTY TRANSACTIONS

  The Company engages in transactions with a shareholder and partner whereby working capital funds are loaned to the Company and repaid over terms agreed to by both parties (see Note 7). Interest expense incurred on these loans amount to $36,111 and $73,126 for the years ended December 31, 1995 and 1996, respectively, and $36,712 and $61,968 for the six months ended June 30, 1996 and 1997, respectively.

  Certain of the Company's buildings and equipment are regularly repaired and maintained by Lee's Two-Way Radio, a California corporation owned and controlled by Norman Kramer, a general partner. Payments to Lee's Two-Way Radio for the years ended December 31, 1995 and 1996 were $31,369 and $34,765, respectively.

  Payments for administrative services in the amount of $16,194 and $14,466 for the years ended December 31, 1995 and 1996, respectively, were paid to Norman Kramer, a general partner.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


7. LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND PARTNER

                                                   DECEMBER 31,
                                                -------------------  JUNE 30,
                                                  1995      1996       1997
                                                -------- ---------- -----------
                                                                    (UNAUDITED)
Unsecured loan payable to shareholder in the
 original amount of $310,000, payable in sixty
 monthly installments of $6,857, including
 interest at the rate of 10% per annum. Final
 installment is due March 31, 2000............  $272,654 $  218,440 $  189,240
Unsecured loan payable to shareholder in the
 original amount of $400,000 at December 31,
 1995 and increased to $500,000 during 1996,
 payable in sixty monthly installments of
 $10,624 per month, including interest at the
 rate of 10% per annum. Final installment due
 August 31, 2001..............................   400,000    473,848    432,956
Unsecured loan payable to shareholder in the
 original amount of $55,000, interest payable
 at the rate of 10% per annum, due November
 27, 2001.....................................               55,000     55,000
Unsecured loan payable to shareholder in the
 original amount of $500,000, interest payable
 at the rate of 10% per annum, due December
 31, 2001.....................................              500,000    500,000
Unsecured temporary loans payable to share-
 holder and partner, at the rate of 10% per
 annum, payable upon demand...................                         219,000
                                                -------- ---------- ----------
                                                 672,654  1,247,288  1,396,196
Less current maturities.......................   119,121    234,607    477,388
                                                -------- ---------- ----------
                                                $553,533 $1,012,681 $  918,808
                                                ======== ========== ==========

  All loans to the shareholder and partner were paid in full following the sale of the Company's assets and business to ATS (see Note 9).

8. SALE OF THE REPEATER BUSINESS

  Effective December 1, 1996, the Company entered into a ten-year agreement with an unrelated party granting the party the right to manage a repeater system and granting the party an option to purchase the system. Under the agreement, the Company received a non-refundable $300,000 option fee in the first quarter of 1997 from the party. In addition, the Company receives repeater service fees quarterly from the party. As of June 30, 1997, the system is still being managed by the party and the purchase option has not been exercised.

  Effective February 19, 1997, the Company sold a repeater system to an unrelated party for $3,000,000. As of June 30, 1997, the uncollected portion of the purchase price, $2,250,000, was included in non-trade accounts receivable. This amount was received during August 1997.

  Effective February 28, 1997, the balance of the repeater business was sold to a separate buyer for the assumption of certain liabilities regarding the business.

  Revenues for the repeater business which were transferred as a result of these transactions are $140,945, $206,556 and $54,087 for the years and period ended December 31, 1995 and 1996, and June 30, 1997, respectively.

                            MERIDIAN COMMUNICATIONS

   (INFORMATION PERTAINING TO THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 IS
                                  UNAUDITED)


9. SUBSEQUENT EVENT (UNAUDITED)

  Effective July 1, 1997, the Company sold substantially all of its assets and the business related to these assets to American Tower Systems, Inc. ("ATS"). The combined purchase price was $32,121,638 plus construction adjustments of $581,042 for the acquisition and construction of certain new sites from June 14, 1996 through the date of the sale. Assets which were not sold to ATS include cash, accounts receivable, and assets related to the repeater business which were sold to unrelated buyers (see Note 8).

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Tower Systems, Inc.

  We have audited the accompanying balance sheet of Tucson Communications Company (the "Partnership") as of December 31, 1996, and the related statements of income, partners' deficit, and cash flows for the year then ended. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tucson Communications Company at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Ernst & Young LLP
San Diego, California
October 24, 1997

                         TUCSON COMMUNICATIONS COMPANY

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................   $   389       $  591
PROPERTY AND EQUIPMENT, net..........................       836          766
OTHER ASSETS.........................................        18           17
                                                        -------       ------
TOTAL................................................   $ 1,243       $1,374
                                                        =======       ======
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES:
  Current portion of long-term debt..................   $   180       $  192
  Accrued expenses...................................        18           16
                                                        -------       ------
    Total current liabilities........................       198          208
LONG-TERM DEBT.......................................     2,065        1,919
OTHER LONG-TERM LIABILITIES..........................        47           22
                                                        -------       ------
    Total long-term liabilities......................     2,112        1,941
PARTNERS' DEFICIT....................................    (1,067)        (775)
                                                        -------       ------
TOTAL................................................   $ 1,243       $1,374
                                                        =======       ======


                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                 NINE MONTHS
                                                                    ENDED
                                                    YEAR ENDED  SEPTEMBER 30,
                                                   DECEMBER 31, --------------
                                                       1996      1997    1996
                                                   ------------ ------  ------
                                                                 (UNAUDITED)
REVENUES:
  Tower revenues, including reimbursed expenses of
   $116, $91 and $84, respectively................    $1,438    $1,201  $1,171
OPERATING EXPENSES:
  Tower operations................................       287       255     222
  Depreciation and amortization...................       164       123     123
  General and administrative......................        84        88      70
                                                      ------    ------  ------
    Total operating expenses......................       535       466     415
                                                      ------    ------  ------
INCOME FROM OPERATIONS............................       903       735     756
OTHER INCOME......................................        19         7      16
INTEREST EXPENSE..................................      (213)     (150)   (161)
                                                      ------    ------  ------
NET INCOME........................................    $  709    $  592  $  611
                                                      ======    ======  ======


                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                        STATEMENTS OF PARTNERS' DEFICIT

                                 (IN THOUSANDS)

BALANCE, DECEMBER 31, 1995............................................ $(1,151)
Net income............................................................     709
Distributions.........................................................    (625)
                                                                       -------
BALANCE, DECEMBER 31, 1996............................................  (1,067)
Net income (Unaudited)................................................     592
Distributions (Unaudited).............................................    (300)
                                                                       -------
BALANCE, SEPTEMBER 30, 1997 (Unaudited)............................... $  (775)
                                                                       =======



                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  NINE MONTHS
                                                                     ENDED
                                                                   SEPTEMBER
                                                      YEAR ENDED      30,
                                                     DECEMBER 31, ------------
                                                         1996     1997   1996
                                                     ------------ -----  -----
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.........................................    $ 709     $ 592  $ 611
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................      164       123    123
  Changes in assets and liabilities:
    Accrued expenses................................       12        (2)    11
    Other long-term liabilities.....................       (9)      (26)    (8)
                                                        -----     -----  -----
      Net cash provided by operating activities.....      876       687    737
                                                        -----     -----  -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...............      (12)      (51)   --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt.......................     (183)     (134)  (141)
  Distributions.....................................     (625)     (300)  (600)
                                                        -----     -----  -----
      Net cash used in financing activities.........     (808)     (434)  (741)
                                                        -----     -----  -----
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................       56       202     (4)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD......      333       389    333
                                                        -----     -----  -----
CASH AND CASH EQUIVALENTS, END OF PERIOD............    $ 389     $ 591  $ 329
                                                        =====     =====  =====


                See accompanying notes to financial statements.

                         TUCSON COMMUNICATIONS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       YEAR ENDED DECEMBER 31, 1996 AND
            NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Partnership Structure--Tucson Communications Company (the "Partnership") was organized as a limited partnership in the state of California on October 6, 1983 for the purpose of developing, managing and leasing a communications site located in the Tucson Mountains near Tucson, Arizona. Income allocations and cash distributions are in accordance with the partnership agreement.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the financial statements.

  Concentration of Credit Risk--The Partnership extends credit to customers on an unsecured basis in the normal course of business. The Partnership has policies governing the extension of credit and collection of amounts due from customers.

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership adopted this statement during 1996 and the impact on the Partnership's results of operations, liquidity or financial position was not material.

  Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits, and short-term investments with original maturities of three months or less.

  Property and Equipment--Property and equipment are recorded at cost. Cost includes expenditures for tower and related assets. Depreciation is provided using the double-declining balance method on equipment and straight-line method on buildings over estimated useful lives ranging from seven to 31.5 years.

  Fair Value of Financial Instruments--The Partnership believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1996 and September 30, 1997.

  Recognition of Revenues--Tower revenues are recognized when earned over the lease terms.

  Income Taxes--The financial statements contain no provision for income taxes since the income or loss of the Partnership flows through to the Partners, who are responsible for including their share of the taxable results of operations on their respective tax returns.

  Unaudited Interim Financial Information--The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulations S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

                         TUCSON COMMUNICATIONS COMPANY

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following (in thousands):

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                             (UNAUDITED)
     Land and improvements...........................   $   591       $   591
     Towers and buildings............................     1,635         1,635
     Technical equipment.............................     1,293         1,310
     Construction in progress........................        12            46
                                                        -------       -------
       Total.........................................     3,531         3,582
     Less accumulated depreciation...................    (2,695)       (2,816)
                                                        -------       -------
     Property and equipment, net.....................   $   836       $   766
                                                        =======       =======

  The Partnership's property and equipment are generally leased to customers under noncancelable operating leases with remaining terms ranging from one to 18 years. However, the leases allow cancellation under certain technical circumstances as specified in the respective lease agreements. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

  Future minimum tower revenues required to be paid by lessees under all noncancelable leases in effect at December 31, 1996 are as follows (in thousands):

        YEAR ENDING DECEMBER 31:
        ------------------------
          1997.......................................................... $ 1,349
          1998..........................................................   1,362
          1999..........................................................   1,401
          2000..........................................................   1,444
          2001..........................................................   1,489
          Thereafter....................................................   9,066
                                                                         -------
            Total....................................................... $16,111
                                                                         =======

  The amounts for the following customer accounted for greater than 10% of total operating revenues (in thousands):

                                                                    NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                   -------------
                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                          1996      1997   1996
                                                      ------------ ------ ------
                                                                    (UNAUDITED)
     Motorola........................................     $442     $  436 $  425

3. OTHER ASSETS

  Other assets consisted of the following (in thousands):

                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1996         1997
                                                      ------------ -------------
                                                                    (UNAUDITED)
     Prepaid loan fees...............................     $ 31         $ 31
     Less accumulated amortization...................      (14)         (15)
     Deposits........................................        1            1
                                                          ----         ----
     Other assets....................................     $ 18         $ 17
                                                          ====         ====

                         TUCSON COMMUNICATIONS COMPANY

4. LONG-TERM DEBT

  On May 31, 1990, the Partnership entered into a loan agreement with a financial institution to borrow $3,100,000. Every twelve months the loan bears a new interest rate based on the one-year Constant Maturities, plus 3.5%. At December 31, 1996, September 30, 1997 and 1996, the interest rates in effect were 9.29%, 9.15% and 9.29%, respectively. The loan is secured by land and equipment located on Tucson Mountain. Interest and principal payments are payable monthly and the loan matures on July 1, 2005. Cash paid for interest during the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996 was $214,000, $152,000 and $161,000, respectively.

  Future principal payments required under the Company's financing agreement at December 31, 1996 are approximately (in thousands):

        YEAR ENDING DECEMBER 31:
        ------------------------
          1997........................................................... $  180
          1998...........................................................    197
          1999...........................................................    216
          2000...........................................................    237
          2001...........................................................    260
          Thereafter.....................................................  1,155
                                                                          ------
            Total........................................................ $2,245
                                                                          ======

5. RELATED PARTY TRANSACTIONS

  The Partnership pays an affiliated company for salaries, rent and utilities. During the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996, the Partnership paid $65,000, $54,000 and $47,000, respectively. In addition, the Partnership pays an affiliate of the general partner on an hourly basis for management services. During the year ended December 31, 1996 and the nine months ended September 30, 1997 and 1996, the Partnership paid $29,000, $26,000 and $20,000, respectively.

6. PENDING TRANSACTION

  In October 1997, the Partnership entered into an agreement with American Tower Systems, Inc. to sell substantially all of the assets of the Partnership for approximately $12,000,000.

7. CONTINGENCY

  Subsequent to December 31, 1996, the Partnership received notification of a matter involving threatened litigation relating to an on-site injury suffered by an individual during 1996. The party has requested a settlement payment of $800,000. Management of the Partnership believes any liability arising from this matter will be covered by insurance and will not have a material impact on the Partnership's financial statements.

                         INDEPENDENT AUDITORS' REPORT

The Stockholder
Gearon & Co., Inc.:

  We have audited the accompanying balance sheets of Gearon & Co., Inc. (the "Company") as of September 30, 1997 and December 31, 1996, and the related statements of income, changes in stockholder's equity, and cash flows for the nine months ended September 30, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1997 and December 31, 1996, and the results of its operations and its cash flows for the nine months ended September 30, 1997 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Atlanta, Georgia
December 12, 1997 (January 22, 1998 as to the second, third and fourth paragraphs of Note 1)

                               GEARON & CO., INC.

                                 BALANCE SHEETS

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $ 1,792,242   $  813,182
  Accounts receivable--trade, net of allowance for
   doubtful accounts of $216,686 and $129,650 in
   1997 and 1996, respectively......................    4,903,801    7,132,363
  Unbilled receivables..............................    3,008,163      515,688
  Accounts receivable--other........................      242,298        6,390
  Receivable from related party.....................          --       200,000
                                                      -----------   ----------
    Total current assets............................    9,946,504    8,667,623
PROPERTY AND EQUIPMENT, net.........................    1,871,731      561,028
OTHER ASSETS........................................      141,772       27,530
                                                      -----------   ----------
TOTAL...............................................  $11,960,007   $9,256,181
                                                      ===========   ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $   916,617   $   27,587
  Accrued expenses..................................       80,007       37,193
  Deferred revenue..................................      163,500        2,500
                                                      -----------   ----------
    Total current liabilities.......................    1,160,124       67,280
COMMITMENTS AND CONTINGENCIES (Note 3)
STOCKHOLDER'S EQUITY
  Common stock, no par value, 10,000 shares
   authorized;
   7,500 issued and outstanding.....................          750          750
  Retained earnings.................................   10,799,133    9,188,151
                                                      -----------   ----------
    Total stockholder's equity......................   10,799,883    9,188,901
                                                      -----------   ----------
TOTAL...............................................  $11,960,007   $9,256,181
                                                      ===========   ==========


                       See notes to financial statements.

                               GEARON & CO., INC.

                              STATEMENTS OF INCOME

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,       YEAR ENDED
                                           ----------------------- DECEMBER 31,
                                              1997        1996         1996
                                           ----------- ----------- ------------
                                                       (UNAUDITED)
REVENUES:
  Fees and bonuses........................ $15,980,502 $11,050,147 $15,613,655
  Pass-through revenues...................   2,760,271   3,425,276   5,349,795
  Tower rentals...........................     105,623      30,850      53,200
  Other...................................     215,546     150,502     467,785
                                           ----------- ----------- -----------
    Total revenues........................  19,061,942  14,656,775  21,484,435
OPERATING EXPENSES:
  Operating expenses......................   8,739,784   4,720,527   6,644,143
  Pass-through expenses...................   2,760,271   3,425,276   5,349,795
                                           ----------- ----------- -----------
    Total operating expenses..............  11,500,055   8,145,803  11,993,938
                                           ----------- ----------- -----------
GROSS PROFIT..............................   7,561,887   6,510,972   9,490,497
General and administrative expenses.......   1,532,485     864,021   1,411,569
                                           ----------- ----------- -----------
INCOME FROM OPERATIONS....................   6,029,402   5,646,951   8,078,928
OTHER INCOME AND EXPENSES, NET............      64,521      88,118      94,822
                                           ----------- ----------- -----------
NET INCOME................................ $ 6,093,923 $ 5,735,069 $ 8,173,750
                                           =========== =========== ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                       COMMON STOCK
                                    ------------------
                                    OUTSTANDING         RETAINED
                                      SHARES    AMOUNT  EARNINGS       TOTAL
                                    ----------- ------ -----------  -----------
Balance, January 1, 1996...........    7,500     $750  $ 8,783,131  $ 8,783,881
  Distributions to stockholder.....                     (7,768,730)  (7,768,730)
  Net income.......................                      8,173,750    8,173,750
                                       -----     ----  -----------  -----------
Balance, December 31, 1996.........    7,500      750    9,188,151    9,188,901
  Distributions to stockholder.....                     (4,482,941)  (4,482,941)
  Net income.......................                      6,093,923    6,093,923
                                       -----     ----  -----------  -----------
Balance, September 30, 1997........    7,500     $750  $10,799,133  $10,799,883
                                       =====     ====  ===========  ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF CASH FLOWS

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,         YEAR ENDED
                                      ------------------------  DECEMBER 31,
                                         1997         1996          1996
                                      -----------  -----------  ------------
                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
  Net income........................  $ 6,093,923  $ 5,735,069  $ 8,173,750
  Adjustments to reconcile net in-
   come to net cash provided by op-
   erating activities:
    Provision for doubtful ac-
     counts.........................       87,036       97,238      129,650
    Depreciation....................      110,527       77,883      103,283
    Changes in assets and liabili-
     ties;
      Decrease (increase) in ac-
       counts receivable trade......    2,141,526      501,666   (3,434,228)
      Decrease (increase) in
       unbilled receivables.........   (2,492,475)     (89,604)     782,867
      (Increase) decrease in ac-
       counts receivable other......     (235,908)     (49,016)      20,307
      (Increase) in other assets....     (114,242)     (23,278)     (21,748)
      Increase (decrease) in ac-
       counts payable...............      889,030      157,958      (35,463)
      Increase (decrease) in accrued
       expenses.....................       42,814      299,133      (25,023)
      Increase in deferred revenue..      161,000                     2,500
                                      -----------  -----------  -----------
  Net cash provided by operating ac-
   tivities.........................    6,683,231    6,707,049    5,695,895
                                      -----------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES;
  Acquisition of property and equip-
   ment.............................     (173,788)     (73,894)    (134,910)
  Construction of towers............   (1,247,442)    (336,242)    (336,242)
                                      -----------  -----------  -----------
        Net cash used in investing
         activities.................   (1,421,230)    (410,136)    (471,152)
                                      -----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
  Distributions to stockholder......   (4,482,941)  (7,693,726)  (7,768,730)
  Repayments from (loans to) related
   party............................      200,000      (40,000)    (170,000)
  Loan from stockholder.............      500,000
  Repayment to stockholder..........     (500,000)
                                      -----------  -----------  -----------
        Net cash used in financing
         activities.................   (4,282,941)  (7,733,726)  (7,938,730)
                                      -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS...................      979,060   (1,436,813)  (2,713,987)
CASH AND CASH EQUIVALENTS, BEGINNING
 OF PERIOD..........................      813,182    3,527,169    3,527,169
                                      -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD.............................  $ 1,792,242   $2,090,356  $   813,182
                                      ===========  ===========  ===========

                       See notes to financial statements.

                              GEARON & CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Corporate Structure--Gearon & Co., Inc. (the "Company"), a Georgia corporation, was incorporated on September 6, 1991 and is engaged in the site acquisition, development, construction and facility management, of wireless network communication facilities on behalf of its customers. The Company operates in markets throughout the United States. In addition, as of September 30, 1997, the Company owned and operated four communications towers with an additional twenty-seven towers in varying stages of development. The towers are located in Georgia, Florida, and Tennessee.

  On January 22, 1998, the Company merged into and became a part of American Tower Systems, Inc. (ATSI) a subsidiary of American Radio Systems Corporation
(ARS), pursuant to an Agreement and Plan of Merger ("the Merger Agreement") executed on November 21, 1997. Under the Merger Agreement, the holders' of the Company's common stock at the effective date of the merger received a total of $32,000,000 in cash and liabilities assumed by ATSI and 5,333,333 shares of ATSI stock with an agreed-upon fair value of $48,000,000.

  Prior to the closing of the merger, the Company awarded a total of 56,338 shares of Class B common stock valued at $5,600,000 (based on the share price paid by ATSI in the merger) to certain key employees, paid cash bonuses totaling approximately $7,667,000 to certain employees, and incurred approximately $580,000 in other merger related expenses.

  In addition, pursuant to the Merger Agreement, the Company borrowed a total of $10,000,000 from ATSI in two $5,000,000 installments to fund working capital and merger related expenses. Such borrowing was repaid at closing.

  Unaudited Interim Information--In the opinion of management, the financial statements for the unaudited period presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the nine months ended September 30, 1997 are not necessarily indicative of results which would be expected for a full year.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. Credit risk is limited due to the financial reputation of the customers comprising the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

  The following represents a summary of fees and bonuses earned from individual customers in excess of 10% of total fees and bonuses:

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,      YEAR ENDED
                                              --------------------- DECEMBER 31,
                                                 1997       1996        1996
                                              ---------- ---------- ------------
     Customer A.............................. $3,697,000 $3,557,000  $4,773,000
     Customer B..............................  5,018,000
     Customer C..............................  3,304,000
     Customer D..............................  1,922,000
     Customer E..............................             3,385,000   4,423,000
     Customer F..............................             1,691,000   1,752,000

  Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and

                              GEARON & CO., INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED) for Long-Lived Assets to be Disposed Of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

  Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits and short-term investments with original maturities of three months or less.

  Property and Equipment--Property and equipment are recorded at cost. Ordinary repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized and depreciated over their estimated useful lives. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to fifteen years.

  Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. The Company also capitalizes subcontractor and employee labor and overhead costs incurred in connection with the construction of towers.

  Revenue Recognition--Revenues from fees and bonuses are recognized based upon the completion of certain activities as defined by the respective contracts with individual customers. Several of the contracts provide for reimbursement by customers of certain costs in addition to fees earned. Such costs are recognized on the accrual basis and are reflected as pass-through revenues and expenses in the statements of income. Tower and sublease revenues are recognized when earned over the terms of the related leases.

  Income Taxes--At inception, the Company elected to be treated as a Subchapter S Corporation (S Corporation) for income tax purposes. Accordingly, no recognition has been given to income taxes in the financial statements since the income is reportable on the individual tax return of the stockholder. Two states in which the Company does business do not recognize S Corporations for tax purposes and therefore the Company is liable for income taxes in those states. The amounts paid or accrued for income taxes were not material in relation to the financial statements.

  Deferred Revenue--Deferred revenue represents advance payments from a customer which will be applied to future billings upon the attainment of certain billing milestones.

2. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1997          1996
                                                    ------------- ------------
      Land.........................................  $   25,813    $     --
      Leasehold improvements.......................      66,307       60,902
      Furniture and fixtures.......................      97,435       81,694
      Machinery and equipment......................     459,347      306,705
      Cellular towers leased to unrelated third
       parties.....................................     473,668      336,242
      Construction in progress.....................   1,084,203          --
                                                     ----------    ---------
      Property and equipment, at cost..............   2,206,773      785,543
      Accumulated depreciation.....................    (335,042)    (224,515)
                                                     ----------    ---------
      Property and equipment--net..................  $1,871,731    $ 561,028
                                                     ==========    =========

                              GEARON & CO., INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


3. COMMITMENTS AND CONTINGENCIES

  Lease Obligations--The Company currently leases office space, office equipment and land for communications towers under operating leases that expire at varying dates through 2002. The tower ground leases' contain options for the Company to renew, at its discretion, for five-year periods up to a maximum term of twenty-five years. The leases require the Company to maintain certain insurance coverage and provide for maintenance and repairs. Future minimum lease payments for noncancelable office, equipment and ground leases are as follows for the periods ending December 31:

      1997............................................................. $ 70,054
      1998.............................................................  218,899
      1999.............................................................  203,142
      2000.............................................................  187,372
      2001.............................................................   95,299
      2002.............................................................   78,741
                                                                        --------
      Total............................................................ $853,507
                                                                        ========

  Aggregate rent expense under all operating leases for the nine months ended September 30, 1997 and 1996 and for the year ended December 31, 1996 approximated $189,000, $35,800 and $50,800, respectively.

  Customer Leases--The Company owns communications towers which it leases to third parties. The leases which are noncancelable and expire at various dates through 2002, contain options for the lessees to renew, at their discretion, for five year periods up to a maximum term of twenty-five years.

  Future minimum rental receipts expected to be received from customers under noncancelable leases are as follows for the periods ending December 31:

      1997............................................................. $ 40,557
      1998.............................................................  164,184
      1999.............................................................  166,849
      2000.............................................................  169,592
      2001.............................................................   89,207
      2002.............................................................   12,033
                                                                        --------
      Total............................................................ $642,422
                                                                        ========

  Purchase Commitments--At September 30, 1997, the Company had entered into an agreement to acquire land for a communications tower for a purchase price of $100,000.

  Employment Agreement--In August 1997, the Company entered into an employment agreement with an officer of the Company. The Agreement is for a term of one year and is renewable for successive one-year terms. The agreement contains provisions for compensation in the event of termination or a change in control of the Company.

                              GEARON & CO., INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)


  Legal Matters--The Company is a party to certain legal matters arising in the ordinary course of business. In the opinion of management, none of these matters are expected to have a material effect on the financial position, results of operations, or cash flows of the Company.

4. RETIREMENT PLAN

  On September 1, 1996, the Company established the Gearon & Co., Inc. Employee Savings and Retirement Plan (the "Plan"), a 401(k) plan. Employees of the Company are eligible for participation in the Plan subject to certain minimum age and length of employment requirements. Plan participants can contribute from 2% to 15% of their compensation, as defined. The Company matches 25% of the participants' contributions up to 10% of compensation. The Plan's assets are invested in equity, bond, balanced, and money market mutual funds. The Company contributed approximately $56,000 and $24,000 for the nine months ended September 30, 1997 and for the year ended December 31, 1996. No contributions were made by the Company for the nine months ended September 30, 1996.

5. COMMON STOCK

  Effective October 23, 1997, the Company authorized the issuance of 10,000 shares of Class A common stock and 1,000,000 shares of Class B common stock. Class A has voting privileges while Class B common stock is nonvoting. On October 23, 1997, all 7,500 shares of common stock previously outstanding were exchanged for 7,500 shares of Class A common stock and 742,500 shares of Class B common stock which were transferred to the sole stockholder and a trust related to the sole stockholder.

6. RELATED PARTY TRANSACTIONS

  The receivable from a related party totaling $200,000 at December 31, 1996 was repaid in full in January 1997.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Tower Corporation:

  We have audited the accompanying consolidated balance sheets of American Tower Corporation and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows -- Predecessor for the period from January 1, 1994 to October 14, 1994 -- Successor for the period from October 15, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Tower Corporation and Subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows -- Predecessor for the period from January 1, 1994 to October 14, 1994 -- Successor for the period from October 15, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

                                                          KPMG PEAT MARWICK LLP

/s/ KPMG PEAT MARWICK LLP

Houston, Texas
January 17, 1997

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                                                    (UNAUDITED)
Current assets:
 Cash and cash equivalents.............    $ 1,905      $    92      $    464
 Accounts receivable, net of allowance
  for doubtful accounts
  of $30, $104 and $53, respectively...        598          816           976
 Prepaid expenses and other current
  assets...............................        682          793           965
 Assets held for resale................        --           700           --
                                           -------      -------      --------
  Total current assets.................      3,185        2,401         2,405
Land...................................      4,177        5,301         6,124
Rental towers and related fee based
 assets, net of accumulated
 depreciation of $1,729, $3,984 and
 $7,365, respectively..................     42,056       61,556       105,106
Other assets, net of accumulated
 amortization of $486, $836 and $1,670,
 respectively..........................      4,364        6,269         6,563
                                           -------      -------      --------
 Total assets..........................    $53,782      $75,527      $120,198
                                           =======      =======      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................    $   489      $   720      $  1,652
 Accrued interest payable..............        539          598           977
 Deferred revenues and other current
  liabilities..........................      1,395          978         1,742
 Current portion of long-term debt.....      1,580        1,075         1,000
                                           -------      -------      --------
 Total current liabilities.............      4,003        3,371         5,371
Long-term debt, less current portion...     31,875       49,771        67,817
Other liabilities......................        541          450           173
Deferred income taxes..................      6,306        6,337         6,601
                                           -------      -------      --------
 Total liabilities.....................     42,725       59,929        79,962
                                           -------      -------      --------
Commitments and contingencies (Note 11)
Redeemable preferred stock, $.01 par
 value. Authorized 5,000,000 shares,
 issued and outstanding, 22,500
 shares................................      3,633        4,000         4,000
Stockholders' equity:
 Common stock, $.01 par value.
  Authorized 250,000 shares; 67,500,
  75,331 and 149,548 shares issued and
  outstanding, respectively............          1            1             2
 Additional paid-in capital............      7,924       12,051        36,204
 Retained earnings (accumulated
  deficit).............................       (501)        (454)           30
                                           -------      -------      --------
  Total stockholders' equity...........      7,424       11,598        36,236
                                           -------      -------      --------
  Total liabilities and stockholders'
   equity..............................    $53,782      $75,527      $120,198
                                           =======      =======      ========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                          PREDECESSOR                   SUCCESSOR
                          ----------- -------------------------------------------------
                          JANUARY 1,  OCTOBER 15,
                             1994         1994       YEAR ENDED     NINE MONTHS ENDED
                            THROUGH     THROUGH     DECEMBER 31,      SEPTEMBER 30,
                          OCTOBER 14, DECEMBER 31, ---------------  -------------------
                             1994         1994      1995    1996      1996      1997
                          ----------- ------------ ------  -------  --------  ---------
                                                                       (UNAUDITED)
Total revenues..........   $  5,218      $1,948    $8,277  $12,366  $  8,356  $  14,491
Operating expenses:
 Direct tower costs.....      1,151         402     1,868    2,849     1,968      2,924
 Selling, general and
  administrative........      2,137         380     1,601    2,049     1,485      2,347
 Depreciation and amor-
  tization..............      2,106         403     1,908    2,709     1,839      3,369
                           --------      ------    ------  -------  --------  ---------
    Total operating ex-
     penses.............      5,394       1,185     5,377    7,607     5,292      8,640
                           --------      ------    ------  -------  --------  ---------
Operating income
 (loss).................       (176)        763     2,900    4,759     3,064      5,851
Interest expense........      2,117         576     3,068    3,808     2,630      3,900
Other expenses..........         93          66       414      150       113        213
                           --------      ------    ------  -------  --------  ---------
Income (loss) before
 taxes and extraordinary
 items..................     (2,386)        121      (582)     801       321      1,738
Income tax (expense)
 benefit................        --          (50)      217     (303)     (121)      (660)
                           --------      ------    ------  -------  --------  ---------
Income (loss) before ex-
 traordinary items......     (2,386)         71      (365)     498       200      1,078
Extraordinary loss, net
 of tax benefit of $117,
 $272 and $395
 respectively...........        --          --       (207)    (451)      --        (594)
                           --------      ------    ------  -------  --------  ---------
Net income (loss).......   $ (2,386)     $   71    $ (572) $    47  $    200  $     484
                           ========      ======    ======  =======  ========  =========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                    PREDECESSOR
                                    -------------------------------------------
                                           ADDITIONAL                 TOTAL
                                    COMMON  PAID-IN   ACCUMULATED STOCKHOLDERS'
                                    STOCK   CAPITAL     DEFICIT      DEFICIT
                                    ------ ---------- ----------- -------------
Balances at December 31, 1993......  $ --     $ --      $(1,716)     $(1,716)
Net loss...........................    --       --       (2,386)      (2,386)
                                     ----     ----      -------      -------
Balances at October 14, 1994.......  $ --     $ --      $(4,102)     $(4,102)
                                     ====     ====      =======      =======

                                                     SUCCESSOR
                                    --------------------------------------------
                                                        RETAINED
                                           ADDITIONAL   EARNINGS       TOTAL
                                    COMMON  PAID-IN   (ACCUMULATED STOCKHOLDERS'
                                    STOCK   CAPITAL     DEFICIT)      EQUITY
                                    ------ ---------- ------------ -------------
Beginning balances at October 15,
 1994.............................   $--    $    --      $  --        $    --
Sale of 67,500 shares of common
 stock............................     1      6,749         --          6,750
Allocation of warrant value to
 equity...........................    --        675                       675
Net income........................    --         --         71             71
                                     ---    -------      -----        -------
Balances at December 31, 1994.....     1      7,424         71          7,496
Allocation of warrant value to eq-
 uity.............................    --        500         --            500
Net loss..........................    --         --       (572)          (572)
                                     ---    -------      -----        -------
Balances at December 31, 1995.....     1      7,924       (501)         7,424
Common stock issued in connection
 with acquisition, 6,481 shares ..    --      4,127         --          4,127
Conversion of warrants to 1,350
 shares of common stock...........    --         --         --             --
Net income........................    --         --         47             47
                                     ---    -------      -----        -------
Balances at December 31, 1996.....     1     12,051       (454)        11,598
Conversion of warrants to 24,084
 shares of common stock
 (unaudited)......................    --         --         --             --
Conversion of warrants with put
 feature to 12,642 shares of com-
 mon stock (unaudited)............    --        174         --            174
Sale of 36,049 shares of common
 stock, net of issuance costs (un-
 audited).........................     1     22,979         --         22,980
Common stock issued in connection
 with tower acquisition, 1,442
 shares (unaudited)...............    --      1,000         --          1,000
Net income (unaudited)............    --         --        484            484
                                     ---    -------      -----        -------
Balances at September 30, 1997
 (unaudited)......................   $ 2    $36,204      $  30        $36,236
                                     ===    =======      =====        =======

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                         PREDECESSOR                  SUCCESSOR
                         ----------- -----------------------------------------------
                         JANUARY 1,  OCTOBER 15,                     NINE MONTHS
                            1994         1994       YEAR ENDED          ENDED
                           THROUGH     THROUGH     DECEMBER 31,     SEPTEMBER 30,
                         OCTOBER 14, DECEMBER 31, ---------------  -----------------
                            1994         1994      1995    1996     1996      1997
                         ----------- ------------ ------  -------  -------  --------
                                                                     (UNAUDITED)
Cash flows from operat-
 ing activities:
 Net income (loss)......   $(2,386)    $     71   $ (572) $    47  $   200  $    484
 Adjustments to recon-
  cile net income (loss)
  to net cash provided
  by operating activi-
  ties:
 Depreciation and amor-
  tization..............     2,106          403    1,908    2,709    1,839     3,369
 Accretion of dis-
  counts................        --           41      202      808      606       339
 Deferred income tax-
  es....................        --           50     (334)      31      121      (132)
 Deferred loan costs
  written-off...........        --           --      324       --       --       990
 Increase in accounts
  receivable, net.......       (47)         (14)    (203)    (218)    (155)     (160)
 (Increase)/decrease in
  prepaid expenses and
  other current as-
  sets..................      (142)        (143)    (109)    (111)      68      (172)
 Increase in accounts
  payable...............        51           23       59      231      479       932
 Increase (decrease) in
  accrued interest pay-
  able..................       (81)         380       14       59      102       379
 Increase (decrease) in
  deferred revenues and
  other.................       235         (469)     332     (417)    (131)      955
 Accrual for imputed
  interest on Predeces-
  sor subordinated
  debt..................     2,000           --       --       --       --        --
                           -------     --------   ------  -------  -------  --------
   Total adjustments....     4,122          271    2,193    3,092    2,929     6,500
                           -------     --------   ------  -------  -------  --------
   Net cash provided by
    operating activi-
    ties................     1,736          342    1,621    3,139    3,129     6,984
                           -------     --------   ------  -------  -------  --------
Cash flows from invest-
 ing activities:
 Payment for purchase of
  towers and related as-
  sets..................      (999)        (444)  (7,351) (14,249)  (6,240)  (46,140)
 Proceeds from the sale
  of land...............        48           --       24       --                 --
 Purchases of land......        --          (55)    (500)  (1,124)      --      (921)
 Payment for acquisition
  of predecessor........        --       (9,692)      --       --       --        --
                           -------     --------   ------  -------  -------  --------
   Net cash used in in-
    vesting activities..      (951)     (10,191)  (7,827) (15,373)  (6,240)  (47,061)
                           -------     --------   ------  -------  -------  --------
Cash flows from financ-
 ing activities:
 Proceeds from
  borrowings on long-
  term debt.............        --       21,000    4,646   39,850    2,365    40,100
 Net payments on Prede-
  cessor revolving line
  of credit.............      (440)          --       --       --       --        --
 Proceeds from Predeces-
  sor expansion loan....       486           --       --       --       --        --
 Proceeds from issuance
  of Successor common
  stock.................        --        6,750       --       --       --    22,980
 Proceeds from issuance
  of preferred stock....        --           --    4,133      367      368        --
 Payments of long-term
  debt..................        --           --   (1,680) (28,736)  (1,063)  (21,667)
 Payments of deferred
  loan costs and inter-
  est rate cap..........        --         (496)     (98)  (1,060)    (164)     (964)
 Payments of Predecessor
  long-term debt........    (1,116)     (14,699)      --       --       --        --
 Payment of Predecessor
  employment contracts..        --         (941)      --       --       --        --
 Payment of Predecessor
  selling costs.........        --         (744)      --       --       --        --
                           -------     --------   ------  -------  -------  --------
   Net cash provided by
    (used in) financing
    activities..........    (1,070)      10,870    7,001   10,421    1,506    40,449
                           -------     --------   ------  -------  -------  --------
   Net increase (de-
    crease) in cash and
    cash equivalents....      (285)       1,021      795   (1,813)  (1,605)      372
Cash and cash equiva-
 lents at beginning of
 period.................       374           89    1,110    1,905    1,905        92
                           -------     --------   ------  -------  -------  --------
Cash and cash equiva-
 lents at end of peri-
 od.....................   $    89     $  1,110   $1,905  $    92  $   300  $    464
                           =======     ========   ======  =======  =======  ========
Supplemental disclosure
 of cash flow
 information-- cash paid
 during the period for
 interest...............   $   197     $     --   $2,915  $ 2,925  $ 1,846  $  3,032
                           =======     ========   ======  =======  =======  ========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Formation and Organization

  The accompanying consolidated financial statements reflect the financial position, results of operations, and cash flows of American Tower Corporation and its wholly-owned subsidiaries, collectively referred to as ATC or the Company. All significant intercompany transactions and balances have been eliminated.

  ATC was created for the purpose of acquiring 100% of the outstanding common stock of Bowen-Smith Holdings, Inc., which was completed in October 1994. This acquisition was accounted for as a purchase. The cost of the acquisition was allocated on the basis of the estimated fair values of the assets acquired and the liabilities assumed. The financial information for the period from January 1, 1994 to October 14, 1994 reflects Bowen-Smith Holdings, Inc.'s historical cost of the assets and liabilities. As a result of the acquisition and different cost basis with respect to the assets and liabilities of the Company, financial information for periods before and after October 15, 1994 is not comparable. For purposes of identification and description, Bowen-Smith Holdings, Inc. is referred to as the "Predecessor" for the period prior to the acquisition; ATC is the "Successor" for the period subsequent to the acquisition.

 (b) Description of Business

  The primary business of the Company is the leasing of antenna and transmitter space on communication towers to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. ATC currently owns and operates communication tower sites located primarily in the western, eastern and southern United States.

 (c) Interim Financial Information

  The unaudited financial statements for the nine months ended September 30, 1996 and 1997 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation. Operating results for the nine-month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for a full year.

 (d) Cash Equivalents

  Cash equivalents consist of short-term investments with an original maturity of three months or less. Cash equivalents include an interest-bearing money market account with a balance of approximately $1,834,000 at December 31, 1995 and $12,000 at December 31, 1996.

 (e) Rental Towers and Related Fee Based Assets

  Rental towers and related fee based assets are stated at cost. Depreciation on rental towers and related fee based assets is calculated on the straight-line method over the estimated useful lives of the assets which range from 3 to 25 years.

 (f) Other Assets

  Other assets include licenses and permits which are amortized on a straight-line basis over their expected period of benefit, 25 years, and a noncompete agreement with the Predecessor majority stockholder which is amortized on a straight-line basis over its seven year term. Also included are deferred loan costs associated with various debt issuances which are amortized over the terms of the related debt based on the amount of outstanding debt using the interest method.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


 (g) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

 (h) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (i) Fair Value of Financial Instruments

  In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 107, Disclosure about Fair Value of Financial Instruments. This Statement requires the Company to disclose estimated fair values for its financial instruments.

  Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision.

  The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

 (j) Revenue Recognition

  Revenues are recognized as tower services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

 (k) Stock Option Plan

  Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


 (l) Interest Rate Cap Agreements

  The Company is party to a financial instrument to reduce its exposure to fluctuations in interest rates. The purchase price of the interest rate cap agreements is capitalized and included in prepaid expenses in the accompanying consolidated balance sheets and amortized over the life of the agreements using the straight-line method.

 (m) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (n) Reclassifications

  Certain reclassifications have been made to prior period amounts in order to conform to the current presentation.

(2) RENTAL TOWERS AND RELATED FEE BASED ASSETS

 Asset Acquisitions

  In December 1995, the Company acquired in a single transaction substantially all of the tower sites and locations of CSX Realty Development Corporation
(CSX) for $9,750,000 which was funded through cash and seller financed debt. In addition during 1995, the Company acquired 81 other tower sites in several unrelated transactions.

  In October 1996, the Company acquired in a single transaction substantially all of the tower sites and locations of Prime Communications Sites Holding, L.L.C. and its subsidiary (Prime) for approximately $15.3 million which was funded through borrowings under the Company's credit facility, seller financed debt and the issuance of common stock of the Company to the seller. In addition, during 1996 the Company acquired four other tower sites in two unrelated transactions. The purchase price for all acquisitions has been allocated to the land, towers and related fee based assets and licenses and permits based on their respective estimated fair values.

  The following unaudited proforma consolidated results of operations give effect to the above acquisitions as though the 1995 and 1996 acquisitions had occurred on January 1, 1995:

                                                                1995     1996
                                                               -------  -------
                                                               (IN THOUSANDS,
                                                                 EXCEPT PER
                                                                 SHARE DATA)
   Rental revenues............................................ $10,575  $13,565
   Operating income........................................... $ 3,737  $ 4,855
   Net loss................................................... $(1,492) $  (346)

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


  During the nine months ended September 30, 1997, the Company acquired in a single transaction 32 tower sites for approximately $11.8 million. In addition, during 1997 the Company acquired 45 tower sites in several unrelated transactions.

 Tower Disposal

  On January 13, 1997, the Company entered into a binding letter agreement with a related shareholder and director to sell 45 communication towers for a purchase price of $700,000. The closing of this transaction occurred during March 1997. At the closing, the Company sold the communication towers to the shareholder in exchange for a $700,000 reduction in payments owed under the subordinated note payable issued in October 1994. See Note 6 for further discussion. Due to the agreement, the related assets have been reflected as assets held for resale on the December 31, 1996 balance sheet.

(3) PREPAID EXPENSES AND OTHER CURRENT ASSETS

  Prepaid expenses and other current assets consisted of the following:

                                        DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                            1995         1996         1997
                                        ------------ ------------ -------------
                                                    (IN THOUSANDS)
   Prepaid land leases.................     $474         $619         $778
   Materials and supplies..............       52          --           --
   Other current assets................      156          174          187
                                            ----         ----         ----
                                            $682         $793         $965
                                            ====         ====         ====

(4) OTHER ASSETS

  Other assets consisted of the following:

                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                             1995         1996         1997
                                         ------------ ------------ -------------
                                                     (IN THOUSANDS)
   Deferred loan costs, net.............    $  145       $1,009       $  778
   Licenses and permits, net............     3,366        4,428        4,944
   Non-compete costs, net...............       823          623          573
   Other assets.........................        30          209          268
                                            ------       ------       ------
                                            $4,364       $6,269       $6,563
                                            ======       ======       ======

(5) DEFERRED REVENUES AND OTHER CURRENT LIABILITIES

  Deferred revenues and other current liabilities consisted of the following:

                                        DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                            1995         1996         1997
                                        ------------ ------------ -------------
                                                    (IN THOUSANDS)
   Deferred revenues...................    $  447        $201        $  886
   Deferred compensation contracts.....       525         300           150
   Accrued expenses and other..........       423         477           706
                                           ------        ----        ------
                                           $1,395        $978        $1,742
                                           ======        ====        ======

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


(6) LONG-TERM DEBT

  On June 30, 1997, the Company entered into a new senior credit agreement (credit agreement). The credit agreement includes a $100 million revolving line of credit, which included a sub-allotment for letters of credit and a $25 million term loan facility. In connection with entering into the credit agreement, the Company expensed $594,000, net of taxes, of deferred loan and other financing costs associated with the prior credit facility. These deferred loan and other financing costs written off in 1997 have been reflected as extraordinary loss in the consolidated statements of operations.

  On October 11, 1996, the Company entered into a senior credit facility (credit facility) in connection with the acquisition of the communication towers from Prime as discussed in Note 2.

  The credit facility included a $23 million revolving line of credit, which included a sub-allotment for letters of credit, and a $37 million term loan facility. The Company utilized the proceeds of the term loan to (i) repay $21.6 million of principal and interest to its existing senior lenders, (ii) prepay in full $6.1 million of principal and interest to its senior subordinated lender, and (iii) to fund $8.6 million of the purchase price for the Prime acquisition. The Company had borrowed an additional $2.8 million under the revolving credit facility as of December 31, 1996.

  The credit facility incurred interest at LIBOR plus 275 basis points for interest periods ranging up to five months; thereafter, the credit facility incurred interest at LIBOR plus an applicable margin, not to exceed 275 basis points, based upon a defined leverage ratio, for interest periods of one, three or six months. The term loan portion of the credit facility required principal amortization with quarterly payments totaling $5.6 million in 1999, $7.4 million in 2000 and 2001, $9.3 million in 2002 and $7.3 million in 2003. The revolving credit facility required the maximum amount outstanding to be reduced quarterly beginning in January 1999. The maximum amount allowed to be outstanding under the revolving credit facility in 1999 is $22.4 million, in 2000 is $19.6 million, in 2001 is $15.0 million, in 2002 is $10.4 million, in 2003 is $4.6 million with a final maturity of October 2003. The credit facility contained restrictions on payment of dividends, and set forth minimum operating cash flows, as defined, to be attained by the Company.

  Immediately prior to entering into the credit facility in October 1996, the Company owed its senior lenders $21.5 million under a term loan, revolving line of credit and acquisition line of credit facilities which had been amended and extended in December 1995. The outstanding balance of the prior senior agreement bore interest at LIBOR plus 275 basis points. In connection with entering into the credit facility, the Company expensed $451,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. In connection with the amendment of the Company's senior credit agreement in December 1995, the Company expensed $207,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. Such deferred loan and other financing costs written off in 1996 and 1995 have been reflected as extraordinary losses in the consolidated statements of operations.

 Seller Acquisition Financing

  In connection with the acquisition of the towers and related sites in October 1996 as more fully discussed in Note 2 and above, the Company issued an aggregate of $2.5 million of subordinated term notes to certain sellers. Payment terms require (i) a single installment on October 11, 2004 or (ii) immediate payment upon an initial public offering. The subordinated term notes bear interest at 11% payable quarterly commencing January 1997. During 1997 these notes were fully repaid.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


  Long-term debt consisted of the following:

                                        DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
                                            1995         1996         1997
                                        ------------ ------------ -------------
                                                    (IN THOUSANDS)
   Term note payable, due in quarterly
    payments beginning in September
    1999, interest at a base rate, as
    defined...........................    $   --       $   --        $63,300
   Term note payable, due in quarterly
    payments beginning in January
    1999, interest at 8.38% until May
    1997 at which time interest is
    LIBOR plus a maximum of 2.75%.....     18,480       39,850           --
   Seller financing, noninterest
    bearing secured note payable, due
    in annual installments commencing
    December 20, 1996 through December
    20, 2000..........................      7,313        6,313         6,313
   Senior subordinated note, interest
    payable in quarterly installments
    at 12.75% per annum; principal
    payments due and payable in
    prescribed amounts beginning on
    April 1, 2001; original principal
    reduced by value of stock warrant
    (see Note 9)......................      6,000          --            --
   Subordinated note payable to
    shareholder, interest payable in
    quarterly installments at 10.5%
    per annum; payment of principal
    due in annual installments
    beginning November 15, 2001;
    original principal reduced by
    value of stock warrant (see Note
    9)................................      3,000        3,000           --
   Subordinated notes payable,
    interest payable in quarterly
    installments at 11.0% per annum;
    single installment due October
    2004, or immediately upon an
    initial public offering...........        --         2,561           --
   Noninterest bearing unsecured note
    payable, maturing in 1999.........        500          500           500
   Noninterest bearing unsecured note
    payable, due in two installments
    on July 1, 1995 and January 1,
    1996..............................        500          --            --
   Note payable, due in quarterly
    installments commencing January 1,
    1995 bearing interest at 10.0%....        400          300           --
   Other..............................        129           43            43
   Discounts associated with
    noninterest bearing obligations...     (2,221)      (1,671)       (1,339)
   Discount assigned to stock warrants
    (see Note 9)......................       (646)         (50)          --
                                          -------      -------       -------
       Total long-term debt...........     33,455       50,846        68,817
   Less current portion...............      1,580        1,075         1,000
                                          -------      -------       -------
    Long-term debt excluding current
     portion..........................    $31,875      $49,771       $67,817
                                          =======      =======       =======

  The Company is a party to a financial instrument in order to reduce its exposure to fluctuations in interest rates. The agreement provides for the third parties to make payments to the Company whenever a defined floating interest rate exceeds 10 percent per annum. No such payments were made in 1995 or 1996. Payments on the interest rate cap agreements are based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid as of December 31, 1996. The unamortized portion of the purchase price was

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

approximately $107,000 and $50,000 at December 31, 1995 and 1996, respectively. $5,000,000 under this interest rate cap agreement expired in 1995 and the remaining $9,000,000 agreement expires in December 1997.

  The aggregate annual maturities of long-term debt (not reduced for discount rates on non-interest bearing obligations) as of September 30, 1997 are as follows:

                      YEAR ENDING
                      DECEMBER 31,            (IN THOUSANDS)
                      ------------            --------------
           1997..............................    $ 1,000
           1998..............................      1,007
           1999..............................      2,757
           2000..............................      4,134
           2001..............................      6,010
           Thereafter........................     55,248
                                                 -------
                                                 $70,156
                                                 =======

(7) FEDERAL INCOME TAXES

  Income tax expense for the successor period ended December 31, 1994, and the years ended December 31, 1995 and 1996 consisted of the following:

                                                                1994 1995   1996
                                                                ---- -----  ----
                                                                (IN THOUSANDS)
   Current..................................................... $--  $ --   $--
   Deferred....................................................   50  (217)  303
                                                                ---- -----  ----
                                                                $ 50 $(217) $303
                                                                ==== =====  ====

  Income tax expense at December 31, 1994, 1995 and 1996 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before taxes and extraordinary items as follows:

                                                               1994 1995   1996
                                                               ---- -----  ----
                                                               (IN THOUSANDS)
   Computed "expected" tax expense (benefit).................. $41  $(198) $272
   State taxes................................................   2     29    28
   Other......................................................   7    (48)    3
                                                               ---  -----  ----
   Total...................................................... $50  $(217) $303
                                                               ===  =====  ====

  At December 31, 1996, the Company had net operating loss carryforwards
(NOLs) of approximately $9,258,000 for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 2004 and 2008. The portion of the NOLs which existed prior to October 15, 1994 are subject to annual limitations imposed by the Internal Revenue Code under Section 382.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996 are as follows:

                                                                   1995   1996
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
   Deferred tax assets:
    Operating loss and alternative minimum tax credit
     carryforward................................................ $1,968 $3,472
    Accrued liabilities..........................................    400     64
    Other........................................................     27     72
                                                                  ------ ------
     Deferred tax assets.........................................  2,395  3,608
   Deferred tax liability - rental towers and related fee based assets,
    principally due to differences in basis for financial
    reporting purposes and tax purposes..........................  8,701  9,945
                                                                  ------ ------
    Net deferred tax liability................................... $6,306 $6,337
                                                                  ====== ======

  There is no valuation allowance at December 31, 1995 and 1996 recorded against the deferred tax assets. It is the opinion of management that the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies will more likely than not result in the realization of the deferred tax assets.

(8) REDEEMABLE PREFERRED STOCK

  In December 1995, the Company commenced a private placement offering to its existing security holders to sell up to 22,500 newly created shares of Series A Redeemable Preferred Stock, $0.01 par value (Series A Preferred Stock), at $200 per share. Net proceeds to the Company were approximately $4,500,000. As of December 31, 1995, the Company had received $4,133,000 in cash for the offering. The remaining $367,000 was received in January 1996.

  The shares of Series A Preferred Stock were sold together with 10-year warrants to purchase a total of 22,500 shares of Common Stock at a nominal exercise price. The Company determined the warrants to have an estimated fair value of $500,000 at the offering date which was recorded as additional paid-in capital and a reduction of the outstanding Series A Preferred Stock. As of September 30, 1997, all of these warrants had been exercised.

  Each share of Series A Preferred Stock has a liquidation preference of $200 per share. The Company at its option can redeem any or all the outstanding shares of preferred stock for $200 per share. The Company is required to redeem all such shares at a price of $200 per share upon the occurrence of (i) a public offering or (ii) a change of control. The preferred shares have no voting or dividend rights.

(9) STOCKHOLDERS' EQUITY

  In June 1997, the Company completed a private placement offering of common stock with Clear Channel Communications, Inc. whereby the Company raised net proceeds of $23 million. The Company utilized the private placement proceeds in connection with securing the new senior credit agreement described in Note 6.

  In conjunction with the purchase of the common stock of the predecessor, the Company issued warrants to the senior subordinated debt holder for 12,642 shares of common stock with an exercise price of $.01 per share. This warrant is immediately exercisable into common stock of the Company. The Company determined this warrant to have an estimated value of $600,000 at the acquisition date which was recorded as additional paid-in

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

capital and a reduction of the outstanding principal of the senior subordinated note payable. The Company recorded accretion of the debt discount of $16,000, $75,000 and $59,000 for the successor period ended December 31, 1994, and the years ended December 31, 1995 and 1996, respectively. As discussed further in Note 6, the Company prepaid the senior subordinated debt holder in connection with the October 1996 amendment and extension of the Company's senior credit facility. The remaining unamortized debt discount of $450,000 was included as an extraordinary loss on the consolidated statement of operations for the year ended December 31, 1996. The senior subordinated warrant holder can require the Company to purchase the stock warrants beginning in October 2002 (put right). The put amount is defined in the warrant agreement with the senior subordinated lender. At December 31, 1995 and 1996, the accompanying consolidated financial statements include an accrual for $115,000 and $174,000, respectively, related to the put feature of the warrants granted to the senior subordinated lender. These warrants were exercised on June 30, 1997.

  A warrant was also issued to one of the previous sellers for 3,115 shares of common stock with a nominal exercise price. Due to certain restrictions as to the exercisability of this warrant, it was determined to have a value of $75,000. This amount is reduced against the principal amount of the seller note. The Company recorded accretion of the debt discount of $12,000 for each of the years ended December 31, 1995 and 1996. This warrant was exercised in 1997 in connection with the retirement of the subordinated note payable to shareholder.

(10) STOCK OPTION PLAN

  In 1995, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 9,231 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and vest and become fully exercisable after a range of 3 to 4 years from the date of grant.

  At December 31, 1996, there were 2,981 additional shares available for grant under the Plan. The per share weighted-average value of stock options granted during 1995 and 1996 was $37 and $192, respectively, on the date of grant, using the Black Scholes model with the following assumptions: risk-free interest rate of 5.71% for the 1995 options and 6.58% for the 1996 options, expected life of 8 years, expected volatility of 0%, and an expected dividend yield of 0%.

  The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                   1995   1996
                                                                   -----  -----
                                                                       (IN
                                                                   THOUSANDS,
                                                                   EXCEPT PER
                                                                   SHARE DATA)
   Net income(loss)
    As reported................................................... $(572) $  47
    Pro forma.....................................................  (579)  (231)

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)


  At December 31, 1996 the range of exercise prices and weighted-average remaining contractual life of outstanding options was $100-$475 and 3.7 years, respectively. Stock option activity during the periods indicated is as follows:

                                                        NUMBER
                                                          OF    WEIGHTED-AVERAGE
                                                        SHARES   EXERCISE PRICE
                                                        ------  ----------------
   Balance at December 31, 1994........................   --          $--
    Granted............................................ 1,100          100
                                                        -----         ----
   Balance at December 31, 1995........................ 1,100          100
    Granted............................................ 5,650          475
    Forfeited..........................................  (500)         100
                                                        -----         ----
   Balance at December 31, 1996........................ 6,250         $439
                                                        =====         ====

  At December 31, 1996, the number of options exercisable was 166 and the weighted-average exercise price of these options was $100 per share. During the first quarter of 1997, the Company granted an additional 250 options at an exercise price of $475.

(11) RELATED PARTY TRANSACTIONS AND COMMITMENTS

 Leases

  In the ordinary course of business the Company leases land and buildings under long-term (ranging from one to ten years) operating leases. Total rent expense relating to land and building leases was approximately $112,000, $459,000, $665,000 and $946,000 for the successor period ended December 31, 1994 and the years ending December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

  Minimum future lease payments for the years ending December 31, are as follows:

             1997.......................... $1,107,000
             1998..........................    787,000
             1999..........................    677,000
             2000..........................    600,000
             2001..........................    623,000
             Thereafter....................  2,738,000
                                            ----------
               Total minimum lease
                payments................... $6,532,000
                                            ==========

 Related Party Transactions

  The Company has entered into consulting agreements with three shareholders. The total management payments under these agreements was approximately $38,000 for the successor period ended December 31, 1994, $300,000 for each of the years ended December 31, 1995 and 1996, respectively, and $225,000 for the nine months ended September 30, 1997, and future minimum payments required by these management agreements are $300,000, $300,000 and $262,500 for the years ended December 31, 1997, 1998 and 1999, respectively.

  The Company has entered into a management agreement with a private investment firm which is a significant shareholder of the Company. The Company paid $121,000, $127,000 and $341,000 to this investment firm during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively. In addition, the Company paid the investment firm a financial advisory fee of $600,000 in

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

 DECEMBER 31, 1994, 1995 AND 1996 AND SEPTEMBER 30, 1996 AND 1997 (UNAUDITED)

connection with the Bowen-Smith Holdings, Inc. acquisition in October 1994. The Company's president and chairman, as well as another director are the principal executive officers in the private investment firm.

  The Company leases land for certain of its tower sites from an entity owned by a shareholder. During the period from October 15 to December 31, 1994 and the years ended December 31, 1995 and 1996, rental expense relating to these land leases totaled $12,500, $33,000 and $35,000, respectively. Additionally, prior to 1997, the Company leased its office facility from the same entity. Annual expense for the office facility approximated $48,000 per year. The same shareholder is President of a tower fabrication and construction company. The Company has acquired the majority of its new towers from this entity at prices and on terms it considers no less favorable than could have been obtained from other vendors. During the years ended 1995 and 1996 and the nine months ended September 30, 1997, the Company made payments of $304,000, $1,710,000 and $2,124,000, respectively, to this entity.

(12) SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES

  The Company had the following noncash financing and investing activities:

                                                            1994   1995   1996
                                                           ------ ------ ------
                                                              (IN THOUSANDS)
   Note payable issued for CSX acquisition................ $  --  $7,664 $  --
   Notes payable issued for tower acquisitions............    --     500  2,361
   Common stock issued for Prime acquisition..............    --     --   4,127
   Notes payable issued for noncompete agreements.........  1,000    160    --
   Accrued acquisition costs..............................    --     150    --
   Accrued debt refinancing costs.........................    --     100    --
   Note payable issued in acquisition.....................  3,000    --     --
   Note payable to employee trust assumed.................    500    --     --
   Deferred compensation contracts assumed................    846    --     --

(13) SUBSEQUENT EVENTS (UNAUDITED)

  In December 1997, the Company entered into a Merger Agreement with American Tower Systems Corporation (ATS), which subject to certain significant conditions, will result in the merger of the Company into ATS. The merger is scheduled to be completed during the first half of 1998.

                                                                      APPENDIX I

                          BUSINESS OF AMERICAN RADIO

GENERAL

  American Radio is a national radio broadcasting company committed to developing and operating clusters of complementary radio stations in major and growing advertising markets. ARS is among the five largest radio groups in the nation owning and/or programming approximately 90 radio stations in 19 markets across the United States. Consistent with its strategy of operating in the top 60 markets, American Radio owns or programs pursuant to LMAs stations in the following markets: Boston/Worcester, Seattle, St. Louis, Baltimore, Cincinnati, Portland, Pittsburgh, Sacramento, Charlotte, Kansas City, Hartford, Austin, Buffalo, Las Vegas, San Jose, West Palm Beach, Rochester, Fresno and Riverside/San Bernardino. American Radio station groups ranked first or second among station operators in radio advertising revenues in 18 of its 19 markets, based on the Duncan Guide.

  The following table sets forth certain information regarding ARS and its markets, assuming all of the Recent Transactions had been consummated as of January 1, 1996.

                                                                     NUMBER OF
                                                    MARKET     ARS   STATIONS
                                                  RANKING BY REVENUE ---------
                                                   REVENUE    RANK    FM   AM
                                                  ---------- ------- ---- ----
Boston(1)........................................      9         2      3    4
Seattle..........................................     13         2      4    1
St. Louis........................................     18         1      4    0
Cincinnati.......................................     20         2      3   --
Baltimore........................................     21         1      3    2
Portland.........................................     22         1      5    1
Pittsburgh.......................................     24         2      3   --
Sacramento.......................................     25         1      5    2
Charlotte........................................     27         1      5    2
Kansas City......................................     29         2      4    1
Hartford.........................................     35         1      3    1
Austin...........................................     37         4      3    1
Las Vegas........................................     39         1      4    2
Buffalo..........................................     42         2      3    1
San Jose(2)......................................     43         1      4   --
West Palm Beach..................................     49         2      2   --
Rochester........................................     53         1      4   --
Fresno...........................................     62         1      5    2
Riverside/San Bernardino/Sun City................     64         1      3   --

--------
(1) Includes one AM station and one FM station in Worcester, MA. This includes stations in a regional market that do not necessarily constitute a "market" under the definition of overlapping principal community contours of the FCC.
(2) Includes one FM station in the Fremont/San Francisco area and one FM station in the Monterey area. This includes stations in a regional market that does not necessarily constitute a "market" under the definition of overlapping principal community contours of the FCC.

RECENT TRANSACTIONS

  Since January 1, 1997, American Radio has consummated transactions relating to the acquisition of approximately 50 stations (before giving effect to subsequent exchanges and dispositions) for an aggregate acquisition price of approximately $1.1 billion. For additional information with respect to recent acquisitions, see the ARS 10-K and the ARS September 1997 10-Q.

  Other Transactions. American Radio may, from time to time, pursue the acquisition, exchanges and disposition of other stations, although there are no definitive binding agreements with respect to any such transactions, except as reflected in Recent Transactions. Any such acquisitions, exchanges or dispositions will require the approval of CBS under the provisions of the Merger Agreement as well as that of the FCC.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    FINANCIAL STATEMENTS OF AMERICAN RADIO

  The following unaudited pro forma condensed consolidated financial statements of American Radio consist of an unaudited pro forma balance sheet as of September 30, 1997 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and for the nine months ended September 30, 1997. With respect to acquisitions, the pro forma statements give effect only to the ARS Pro Forma Transactions and the ATS Pro Forma Transactions (as defined in the Notes hereto) based on their significance in relation to all of ARS' acquisitions, including the Recent Transactions. The unaudited pro forma balance sheet and the unaudited pro forma condensed consolidated statements of operations should be read in conjunction with ARS' consolidated financial statements and notes thereto, as well as the consolidated financial statements and notes thereto of EZ and certain businesses that have been or may be acquired, which are incorporated by reference in this Prospectus. For purposes of presenting the unaudited pro forma balance sheet and the unaudited pro forma condensed statements of operations, the pro forma amounts included for EZ do not give effect to acquisitions consummated during 1996 or 1997. See Note 3 to the consolidated financial statements of EZ in the EZ 10-K incorporated herein by reference. The unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the financial condition or the results that would have been reported had such events actually occurred on the date specified, nor are they indicative of ARS' future results of operations.

                       AMERICAN RADIO SYSTEMS CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                       ADJUSTMENTS
                                         FOR ARS
                                         AND ATS                 ADJUSTMENTS
                                        PRO FORMA       ARS     FOR THE TOWER
                          HISTORICAL TRANSACTIONS(A) PRO FORMA  SEPARATION(B) PRO FORMA
                          ---------- --------------- ---------- ------------- ----------
         ASSETS
Cash and cash
 equivalents............  $   13,822    $    464     $   14,286   $  (2,759)  $   11,527
Accounts receivable,
 net....................      84,159         976         85,135      (2,536)      82,599
Other current assets....       9,640         965         10,605      (1,675)       8,930
Property and equipment,
 net....................     180,657     179,916        360,573    (228,023)     132,550
Restricted cash.........      34,441                     34,441                   34,441
Station investment
 notes..................      25,756                     25,756                   25,756
Intangible assets, net..   1,592,772     527,794      2,120,566    (587,613)   1,532,953
Deposits and other
 assets.................      21,678      (2,000)        19,678      (1,015)      18,663
                          ----------    --------     ----------   ---------   ----------
  Total.................  $1,962,925    $708,115     $2,671,040   $(823,621)  $1,847,419
                          ==========    ========     ==========   =========   ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities,
 excluding current
 portion of long-term
 debt...................  $   47,742    $  5,371     $   53,113   $ (10,516)  $   42,597
Deferred income taxes...     203,835      29,657        233,492     (30,741)     202,751
Other long-term
 liabilities............      11,072         173         11,245        (202)      11,043
Long-term debt,
 including current
 portion................     809,015     266,817      1,009,232    (202,420)     873,412
Minority interest.......         774      78,200         78,974     (78,974)           0
Cumulative Preferred
 Stock..................     215,550                    215,550                  215,550
Stockholders' equity....     674,937     327,897      1,069,434    (500,768)     502,066
                          ----------    --------     ----------   ---------   ----------
  Total.................  $1,962,925    $708,115     $2,671,040   $(823,621)  $1,847,419
                          ==========    ========     ==========   =========   ==========

    See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet of
                                American Radio.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

  (a) The ARS Pro Forma Transactions and ATS Pro Forma Transactions will be accounted for under the purchase method of accounting. The following adjustments have been recorded as of September 30, 1997: (i) ARS borrowed approximately $118.8 million, net and used currently outstanding escrow deposits to finance the ATS Pro Forma Transactions; (ii) ARS borrowed approximately $107.6 million, net and used currently outstanding escrow deposits to finance the ARS Pro Forma Transactions relating to American Radio; and (iii) minority interests attributable to the ATS Common Stock issued upon consummation of the Gearon Transaction (valued at $48.0 million) and for cash ($30.2 million) upon consummation of the ATS Stock Purchase Agreement (the remaining proceeds of the ATS Stock Purchase Agreement represent secured notes of $49.4 million and have been recorded as credit to stockholders' equity). The preliminary estimates of fair value of property, plant and equipment and FCC licenses may change upon final appraisal.

  (b) The accounts of ATS and its subsidiaries have been eliminated pursuant to the assumed consummation of the Tower Separation. The Tower Separation reflects the recapitalization of ATS prior to the Tower Separation, as if the Tower Separation occurred on September 30, 1997, including: (i) a capital contribution of $98.6 million (including the $118.8 million referred to in clause (i) of (a) above), representing the difference between the aggregate amount invested by ARS in ATS at September 30, 1997 of $51.4 million and the maximum amount ($150.0 million) permitted by the Merger Agreement; (ii) payment of the $49.4 million of secured notes referred to in clause (iii) of note (a) above; and (iii) a tax liability attributed to the Tower Separation of $20.0 million which is the maximum amount required to be borne by ARS pursuant to the provisions of the Merger Agreement. The table above reflects elimination of the intercompany balance through an ARS capital contribution and the incurrence by ATS of external borrowings.

                       AMERICAN RADIO SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       ADJUSTMENTS                 ADJUSTMENTS
                                         FOR ARS                    FOR THE
                                    AND ATS PRO FORMA     ARS         TOWER
                         HISTORICAL TRANSACTIONS(A)(B) PRO FORMA  SEPARATION(B) PRO FORMA
                         ---------- ------------------ ---------  ------------- ---------
Net revenues............  $178,019       $203,759      $381,778     $(65,873)   $315,905
Operating expenses......   120,004        127,127       247,131      (37,633)    209,498
Net LMA expenses........     8,128                        8,128                    8,128
Depreciation and
 amortization...........    17,810         91,371       109,181      (49,906)     59,275
Corporate general and
 administrative
 expenses...............     5,046          1,000         6,046         (830)      5,216
                          --------       --------      --------     --------    --------
Operating income
 (loss).................    27,031        (15,739)       11,292       22,496      33,788
                          --------       --------      --------     --------    --------
Other (income) expense:
  Interest expense,
   net..................    16,762         47,743        64,505       (9,971)     54,534
  (Gains) losses on sale
   of assets, net.......       308                          308         (149)        159
                          --------       --------      --------     --------    --------
    Total other
     expense............    17,070         47,743        64,813      (10,120)     54,693
                          --------       --------      --------     --------    --------
Income (loss) before
 income taxes...........     9,961        (63,482)      (53,521)      32,616     (20,905)
Provision (benefit) for
 income taxes(c)........     4,826        (23,117)(c)   (18,291)       7,580     (10,711)
                          --------       --------      --------     --------    --------
Net income (loss).......     5,135        (40,365)      (35,230)      25,036     (10,194)
Preferred stock
 dividends..............    (4,973)       (22,750)      (27,723)                 (27,723)
                          --------       --------      --------     --------    --------
Net income (loss)
 applicable to common
 stockholders...........  $    162       $(63,115)     $(62,953)    $ 25,036    $(37,917)
                          ========       ========      ========     ========    ========
Net income (loss) per
 common share...........  $   0.01                     $  (2.26)                $  (1.36)
                          ========                     ========                 ========
Weighted average common
 shares outstanding.....    20,510          7,383        27,893                   27,893
                          ========       ========      ========                 ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                               of American Radio.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1996 gives effect to (i) the EZ Merger, the Hartford Transaction, the HBC Merger (excluding the Omaha stations all of which have been sold), the BayCom Transaction and the Baltimore Transaction (collectively, the "ARS Pro Forma Transactions"); (ii) the ATS Pro Forma Transactions; and (iii) the Tower Separation, as if each of the foregoing had occurred on January 1, 1996. See the Unaudited Pro forma Condensed Consolidated Financial Statements of ATS in the Information Statement for information with respect to the ATS Pro Forma Transactions.

                          ARS PRO FORMA TRANSACTIONS

  EZ Merger: Pursuant to the consummation of the EZ Merger on April 4, 1997, ARS acquired 18 FM and six AM stations in eight markets: Seattle, St. Louis, Pittsburgh, Sacramento, Charlotte, Kansas City, New Orleans and Philadelphia, assumed approximately $222.4 million of long-term debt, paid approximately $108.9 million and issued approximately 8.3 million shares of ARS Class A Common Stock to the EZ stockholders. The foregoing station information does not give effect to the consummation of certain then prospective EZ transactions which were subsequently consummated. The aggregate purchase price was approximately $830.0 million, including goodwill, assumed liabilities and transaction costs.

  Baltimore Transaction: In February 1997, ARS acquired WWMX-FM and WOCT-FM serving Baltimore (the "Baltimore Transaction") for approximately $90.0 million. ARS began programming and marketing the stations pursuant to an LMA in November 1996.

  HBC Merger: In July 1996, ARS consummated a merger (the "HBC Merger") pursuant to which Henry Broadcasting Company ("HBC") merged into ARS. Pursuant to the HBC Merger, ARS issued an aggregate of 1,879,034 shares of ARS Class A Common Stock valued at $64.0 million, paid approximately $10.4 million in cash, and assumed long-term debt of approximately $37.3 million which was paid in full at closing. As part of a related transaction, ARS acquired certain real estate used in the business of HBC for approximately $2.0 million and obtained a five-year option to acquire certain other real estate for approximately $1.0 million. HBC owned an aggregate of 12 stations, of which nine were included as part of the HBC Merger as follows: KUFO-FM and KUPL-AM in Portland, Oregon, KYMX-FM and KCTC-AM in Sacramento, KGOR-FM and KFAB-AM in Omaha and KSKS-FM, KRNC-FM and KMJ-AM in Fresno.

  Hartford Transaction: In May 1996, ARS consummated the acquisition of WTIC-FM and WTIC-AM in Hartford. In August 1995, ARS had entered into a series of transactions (the "Hartford Transaction") with the owner of those stations and certain affiliates, pursuant to which, among other things, ARS agreed to purchase the assets of those stations for approximately $39.0 million, including approximately $1.1 million of working capital and an obligation to make payments aggregating $8.5 million pursuant to a consulting and non-competition agreement with an affiliate of the owner of the stations. Also as part of the Hartford Transaction, ARS paid $1.0 million for a two-year option to purchase for $1.00 the New England Weather Service (which provides weather information to subscribers). ARS exercised its option and consummated the acquisition in the fourth quarter of 1997. Because ARS was prevented under the then current FCC regulations from acquiring these stations, it loaned an aggregate of $35.5 million to the owner of such stations and an affiliate thereof and made a $2.0 million escrow deposit. A portion of the loans was used to finance the acquisition of the stations and the balance was used to satisfy ARS' obligations under the consulting and non-competition agreement. ARS also paid $3.5 million to purchase the tower of one of the stations in October 1995.

  BayCom Transaction: In August 1996, ARS acquired KUPL-FM and KKJZ-FM, serving Portland, Oregon, and KSJO-FM and KUFX-FM, serving San Jose (the "BayCom Transaction"), for an aggregate purchase price of approximately $103.0 million.

                          ATS PRO FORMA TRANSACTIONS

  Meridian Transaction: In July 1997, ATS acquired 56 sites and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million.

  Diablo Transaction: In October 1997, ATS acquired 110 sites and a site management business primarily in northern California for an aggregate purchase price of approximately $45.0 million.

  Tucson Transaction: In October 1997, ATS entered into an agreement to purchase six towers in Tucson for approximately $12.0 million. Consummation of the transaction, which is subject to certain conditions, is expected to occur in the first quarter of 1998.

  MicroNet Transaction: In October 1997, ATS acquired 128 owned or leased tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas for an aggregate purchase price of approximately $70.25 million. The acquisition also included ATS' video, voice and data transmission business.

  Gearon Transaction: In January 1997, ATS acquired (through a merger with American Tower Systems (Delaware), Inc., a wholly-owned subsidiary of ATS) a company engaged primarily in the site acquisition business for unaffiliated third parties that also owns or has under construction approximately 40 tower sites. The merger price of approximately $80.0 million was paid by delivery of
5.3 million shares of ATS Class A Common Stock and approximately $32.0 million in cash and assumed liabilities.

  ATC Merger: In December 1997, ATS entered into an agreement to acquire (through the ATC Merger) a company which is a leading independent owner and operator of wireless communications towers with more than 650 towers on approximately 618 sites in 31 states. Pursuant to the ATC Merger, ATS will issue an aggregate of approximately 31.1 million shares of ATS Common Stock (including shares issuable upon exercise of options). Consummation of the ATC Merger, is conditioned on, among other things, the expiration or earlier termination of the waiting period under the HSR Act, and consummation of the Tower Separation and, accordingly is not expected to take place until the spring of this year.

  Tower Separation: ARS will distribute all of the ATS Common Stock owned by it to the holders of ARS Common Stock, to the holders of options to acquire ARS Common Stock and to the holders of ARS Convertible Preferred Stock upon conversion of ARS Convertible Preferred Stock, pursuant to either the Merger or the Tower Merger.

  (a) To record the results of operations for the ARS Pro Forma Transactions. The results of operations have been adjusted to (i) reverse historical interest expense of $25.9 million and $1.3 million of interest income recorded on the Hartford Transaction station investment notes, (ii) record interest expense of $41.0 million for the year ended December 31, 1996, as a result of approximately $162.8 million of additional debt and the refunding of approximately $72.4 million of existing EZ debt, both bearing interest at an assumed rate of 8.75%, and the assumption of $150.0 million principal amount of notes bearing interest at 9.75%, all to be incurred in connection with the ARS Pro Forma Transactions. Weighted average common shares outstanding have been adjusted to reflect approximately 8.3 million shares issued in the EZ Merger; because the pro forma adjustments result in a loss, approximately 900,000 common equivalent shares have been excluded from pro forma earnings per share as they become anti-dilutive. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.6 million.

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $13.4 million for the year ended December 31, 1996 and record depreciation and amortization expense of $42.6 million for the year ended December 31, 1996 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of ten years. Costs of acquired FCC licenses and goodwill for the transactions are amortized over 25 and 40 years, respectively. The preliminary estimates of the fair value of property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ARS. Because ARS maintains a separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following acquisition. After giving effect to an estimated $1.0 million of incremental costs, ARS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  The following table sets forth the historical results of operations for the ARS Pro Forma Transactions for the periods in which they were not owned by ARS for the year ended December 31, 1996.

                             EZ      HARTFORD    HBC      BAYCOM     BALTIMORE   PRO FORMA
                           MERGER   TRANSACTION MERGER  TRANSACTION TRANSACTION ADJUSTMENTS  TOTAL
                          --------  ----------- ------  ----------- ----------- ----------- --------
Net revenues............  $105,963    $4,117    $8,371    $ 9,789     $13,253               $141,493
Operating expenses......    68,084     2,594     4,762      7,358       8,800                 91,598
Depreciation and
 amortization...........     9,104       129       374      2,012       1,829    $ 29,222     42,670
Merger costs............    10,433                                                (10,433)
Corporate general and
 administrative.........     3,808               1,913        441       1,943      (7,105)     1,000
                          --------    ------    ------    -------     -------    --------   --------
Operating income
 (loss).................    14,534     1,394     1,322        (22)        681     (11,684)     6,225
Other (income) expense
 Interest expense, net..    20,360               1,395      4,105                  16,536     42,396
Other expense (income)..       450         7                  (22)        104        (539)
                          --------    ------    ------    -------     -------    --------   --------
Income (loss) from
 operations before
 income taxes...........  $ (6,276)   $1,387    $  (73)   $(4,105)    $   577    $(27,681)  $(36,171)
                          ========    ======    ======    =======     =======    ========   ========

  Merger costs of EZ have not been carried forward into the pro forma condensed financial statements as these costs represent direct costs incurred by EZ as a result of the EZ Merger. Such costs consist primarily of professional fees, compensation to employees of EZ and regulatory related costs, including $4.5 million that was paid to settle a license renewal proceeding; satisfactory arrangements with respect to the station involved were a condition precedent to closing.

  (b) To record the results of operations for the ATS Pro Forma Transactions. The results of operations have been adjusted to: (i) reverse historical interest expense of $4.2 million; (ii) record interest expense of $11.7 million for the year ended December 31, 1996, as a result of approximately $128.4 million of additional net debt to be incurred in connection with the ATS Pro Forma Transactions and payment of the estimated tax liability attributable to the Tower Separation of approximately $66.6 million (net of the $20.0 million to be borne by ARS pursuant to the provisions of the Merger Agreement), after giving effect to (x) capital contributions by ARS of $146.1 million, representing the difference between the aggregate amount invested by ARS in ATS at January 1, 1996 of $3.9 million and the maximum amount ($150.0 million) permitted by the Merger Agreement, and (y) the proceeds from the issuance of ATS Common Stock pursuant to the ATS Stock Purchase Agreement for an aggregate purchase price of $80.0 million, $79.4 million net of expenses (of which $49.4 million was paid in the form of secured notes and the balance in cash); (iii) and the historical depreciated book value of $4.2 million of an aggregate of 16 towers transferred or to be transferred by American to ATS representing an additional ARS equity investment in ATS. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.3 million. The estimated tax liability shown in clause (i) preceding is based on an assumed fair market value of the ATS Common Stock of $10.00 per share which is the price at which shares were issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock. No adjustment has been included in the pro forma information with respect to certain adjustment provisions in the Merger Agreement relating to the Working Capital and Debt Amount (each as defined in the Merger Agreement) of ARS at the time of the consummation of the Merger, because ARS estimates that the payment, if any, required by such provisions to be paid or received by ATS will not be material. For information with respect to such adjustments, see "The Merger and Tower Separation--ARS-ATS Separation Agreement--Closing Date Adjustments."

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $7.7 million for the year ended December 31, 1996 and record depreciation and amortization expense of $48.7 million for the year ended December 31, 1996 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of fifteen years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair market value of property, plant and equipment and intangible assets may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATS. Because ATS maintains a separate corporate headquarters that provides services substantially similar to those represented by these costs, they are not expected to recur following acquisition. After giving effect to an estimated $2.0 million of incremental costs, ATS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  The following table sets forth the historical results of operations for the ATS Pro Forma Transactions for the periods in which they were not owned by ATS for the year ended December 31, 1996.

                    MERIDIAN     DIABLO     MICRONET     TUCSON      GEARON      ATC   TRANSFER OF  PRO FORMA
                   TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION MERGER    TOWERS    ADJUSTMENTS  TOTAL
                   ----------- ----------- ----------- ----------- ----------- ------- ----------- ----------- --------
Net revenues.....    $4,498      $7,422      $15,058     $1,438      $21,484   $12,366    $ 710                $ 62,976
Operating
 expenses........     3,218       5,922        9,867        371       13,302     2,849      742                  36,271
Depreciation and
 amortization....       416         417        3,936        164          103     2,709      215     $ 40,956     48,916
Corporate general
 and
 administrative..                   776                                          2,049                  (825)     2,000
                     ------      ------      -------     ------      -------   -------   ------     --------   --------
Operating income
 (loss)..........       864         307        1,255        903        8,079     4,759     (247)     (40,131)   (24,211)
Other (income)
 expense.........
 Interest
  expense, net...        70          81                     213                  3,808                 8,536     12,708
 Other expense
  (income).......                   294          (43)       (19)         (95)      150                  (287)
                     ------      ------      -------     ------      -------   -------   ------     --------   --------
Income (loss)
 from operations
 before income
 taxes...........    $  794      $  (68)     $ 1,298     $  709      $ 8,174   $   801   $(247)     $(48,380)  $(36,919)
                     ======      ======      =======     ======      =======   =======   ======     ========   ========

  (c) To record the tax effect of the pro forma adjustments and impact on the estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

                       AMERICAN RADIO SYSTEMS CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       ADJUSTMENTS                 ADJUSTMENTS
                                         FOR ARS                    FOR THE
                                    AND ATS PRO FORMA     ARS         TOWER
                         HISTORICAL TRANSACTIONS(a)(b) PRO FORMA  SEPARATION(b) PRO FORMA
                         ---------- ------------------ ---------  ------------- ---------
Net revenues............  $260,512       $ 80,295      $340,807     $(65,981)   $274,826
Operating expenses......   172,018         45,452       217,470      (33,186)    184,284
Net LMA expenses........     1,914                        1,914                    1,914
Depreciation and
 amortization...........    42,974         44,728        87,702      (38,873)     48,829
Merger Expenses.........       300                          300                      300
Corporate general and
 administrative
 expenses...............     6,601            500         7,101         (919)      6,182
                          --------       --------      --------     --------    --------
Operating income
 (loss).................    36,705        (10,385)       26,320        6,997      33,317
Other (income) expense:
  Interest expense,
   net..................    38,562         24,385        62,947       (8,218)     54,729
  (Gains) losses on sale
   of assets, net.......      (455)                        (455)        (224)       (679)
                          --------       --------      --------     --------    --------
    Total other
     expense............    38,107         24,385        62,492       (8,442)     54,050
Income (loss) before
 income taxes...........    (1,402)       (34,770)      (36,172)      15,439     (20,733)
Provision (benefit) for
 income taxes(c)........      (774)       (12,103)      (12,877)       2,077     (10,800)
                          --------       --------      --------     --------    --------
Net income (loss).......      (628)       (22,667)      (23,295)      13,362      (9,933)
Preferred stock
 dividends..............   (22,770)        (1,896)      (24,666)                 (24,666)
                          --------       --------      --------     --------    --------
Loss applicable to
 common stockholders....  $(23,398)      $(24,563)     $(47,961)    $ 13,362    $(34,599)
                          ========       ========      ========     ========    ========
Loss before
 extraordinary loss per
 common share...........  $   (.88)                    $  (1.63)                $  (1.17)
                          ========                     ========                 ========
Weighted average common
 shares outstanding.....    26,549          2,905        29,454                   29,454
                          ========       ========      ========                 ========

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
                               of American Radio.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

  The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1997 gives effect to (i) the EZ Merger and the Baltimore Transaction; (ii) the ATS Pro Forma Transactions; and (iii) the Tower Separation, as if they had occurred on January 1, 1997.

  (a) To record the results of operations for the EZ Merger. The Baltimore Transaction has not been given pro forma effect for any items other than depreciation and amortization, interest expense and income taxes as the revenues and operating expenses are included in the historical numbers pursuant to the pre-existing LMA. The results of operations have been adjusted to record interest expense of $10.1 million for the nine months ended September 30, 1997, as a result of approximately $200.9 million of additional debt and the refunding of approximately $72.4 million of existing EZ debt, both bearing interest at an assumed rate of 8.25%, and the assumption of $150.0 million principal amount of notes bearing interest at 9.75%, incurred in connection with the EZ Merger. Weighted average common shares outstanding have been adjusted to reflect 8.3 million shares issued in the EZ Merger. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.34 million.

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $2.5 million for the nine months ended September 30, 1997 and record depreciation and amortization expense of $8.7 million for the nine months ended September 30, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of ten years. Costs of acquired FCC licenses and goodwill for the transactions are amortized over 25 and 40 years, respectively. The preliminary estimates of the fair value of property, plant and equipment, FCC licenses and goodwill may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ARS. Because ARS maintains a separate corporate headquarters that provides services substantially similar to those represented by these costs, they are not expected to recur following acquisition. After giving effect to an estimated $0.5 million of incremental costs, ARS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  The following table sets forth the historical results of operations for the ARS Pro Forma Transactions for the periods in which they were not owned or operated by ARS for the nine months ended September 30, 1997.

                                                  EZ      PRO FORMA
                                                MERGER   ADJUSTMENTS  TOTAL
                                                -------  ----------- --------
Net revenues................................... $22,748              $ 22,748
Operating expenses.............................  16,411                16,411
Depreciation and amortization..................   2,549   $  6,173      8,722
Corporate general and administrative...........     756       (256)       500
                                                -------   --------   --------
Operating income (loss)........................   3,032     (5,917)    (2,885)
  Interest expense, net........................   5,186      4,883     10,069
  Other expense (income).......................     (88)        88
                                                -------   --------   --------
Income (loss) from operations before income
 taxes......................................... $(2,066)  $(10,888)  $(12,954)
                                                =======   ========   ========

  (b) To record the results of operations for the ATS Pro Forma Transactions. The results of operations have been adjusted to: (i) reverse historical interest expense of $4.2 million; (ii) record interest expense of $8.2 million for nine months ended September 30, 1997, as a result of approximately $118.8 million of additional net debt to be incurred in connection with the ATS Pro Forma Transactions, and payment of the estimated tax liability attributable to the Tower Separation of approximately $66.6 million (net of $20.0 million to be borne by ARS pursuant to the provisions of the Merger Agreement) after giving effect to (x) capital contributions by ARS of $98.6 million, representing the difference between the aggregate amount invested by ARS in ATS at September 30, 1997 of $51.4 million and the maximum amount ($150.0 million) permitted by the Merger Agreement, and (y) the proceeds from the issuance of ATS Common Stock pursuant to the ATS Stock Purchase Agreement for an aggregate purchase price of $80.0 million, $79.4 million net of expenses (of which $49.4 million was be paid in the form of secured notes and balance in cash); and (iii) the historical depreciated book value of $4.2 million of an aggregate of 16 towers transferred or to be transferred by American to ATS representing an additional ARS equity investment in ATS. Each 1/4% change in the interest rate applicable to the change in floating rate debt would increase or decrease, as appropriate, the net adjustment to interest expense by approximately $0.2 million. The estimated tax liability shown in clause (i) preceding is based on an assumed fair market value of the ATS Common Stock of $10.00 per share which is the price at which shares are proposed to be issued pursuant to the consummation of the transactions contemplated by the ATS Stock Purchase Agreement. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock. No adjustment has been included in the pro forma information with respect to certain adjustment provisions in the Merger Agreement relating to the Working Capital and Debt Amount (each as defined in the Merger Agreement) of ARS at the time of the consummation of the Merger, because ARS estimates that the payment, if any, required by such provisions to be paid or received by ATS will not be material. For information with respect to such adjustments, see "The Merger and Tower Separation--ARS-ATS Separation Agreement--Closing Date Adjustments."

  The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $6.8 million for the year ended September 30, 1997 and record depreciation and amortization expense of $36.0 million for the year ended September 30, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of fifteen years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair market value of property, plant and equipment and intangible assets may change upon final appraisal.

  Corporate general and administrative expenses of the prior owners have not been carried forward into the pro forma condensed financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATS. Because ATS maintains a separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following acquisition. After giving effect to an estimated $1.5 million of incremental costs, ATS believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

  The following table sets forth the historical results of operations for the ATS Pro Forma Transactions for the periods in which they were not owned by ATS for the nine months ended September 30, 1997.

                                                                                           TRANSFER
                        MERIDIAN     DIABLO     MICRONET     TUCSON      GEARON      ATC      OF     PRO FORMA
                       TRANSACTION TRANSACTION TRANSACTION TRANSACTION TRANSACTION MERGER   TOWERS  ADJUSTMENTS  TOTAL
                       ----------- ----------- ----------- ----------- ----------- ------- -------- ----------- --------
Net revenues.........    $2,385      $6,930      $13,477     $1,201      $19,062   $14,491  $ 533               $ 58,079
Operating expenses...     1,730       3,309        7,900        255       12,922     2,924    558                 29,598
Depreciation and
 amortization........       211         393        2,638        123          111     3,369    162    $ 29,160     36,167
Corporate general and
 administrative......                 1,802                      88                  2,347             (2,737)     1,500
                         ------      ------      -------     ------      -------   -------  -----    --------   --------
Operating income
 (loss)..............       444       1,426        2,939        735        6,029     5,851   (187)    (26,423)    (9,186)
Other (income)
 expense.............
 Interest expense,
  net................        80         110                     150                  3,900              4,782      9,022
 Other expense
  (income)...........                                (30)        (7)         (65)      213               (111)
                         ------      ------      -------     ------      -------   -------  -----    --------   --------
Income (loss) from
 operations before
 income taxes........    $  364      $1,316      $ 2,969     $  592      $ 6,094   $ 1,738  $(187)   $(31,094)  $(18,208)
                         ======      ======      =======     ======      =======   =======  =====    ========   ========

  (c) To record the tax effect of the pro forma adjustments and impact on ARS' estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

                   PRINCIPAL STOCKHOLDERS OF AMERICAN RADIO

  The following table sets forth certain information known to American Radio as of February 1, 1998, with respect to the shares of ARS Common Stock beneficially owned by (i) each person known by American Radio to own more than 5% of the outstanding ARS Common Stock, (ii) each director of American Radio,
(iii) each executive officer of American Radio, and (iv) all directors and executive officers of American Radio as a group. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of February 1, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of ARS Common Stock listed as owned by such person or entity.

                               SHARES OF ARS COMMON STOCK BENEFICIALLY OWNED
                           -----------------------------------------------------
                                                                      PERCENT OF
                                                           PERCENT OF   TOTAL
                                     PERCENT OF PERCENT OF   COMMON     VOTING
                            NUMBER    CLASS A    CLASS B     STOCK      POWER
                           --------- ---------- ---------- ---------- ----------
DIRECTORS AND EXECUTIVE
 OFFICERS
Steven B. Dodge(1).......  2,287,946     *        60.17       7.71      35.95
Thomas H. Stoner(2)......    915,967     *        26.12       3.10      15.31
Don P. Bouloukos(3)......     22,000     *          --         *          *
Alan L. Box(4)...........    398,428    1.61        --        1.35        *
John R. Gehron(5)........    237,650     *         5.66        *         3.44
David Pearlman(6)........    264,520     *         6.93        *         4.19
Joseph L. Winn(7)........    191,048     *         5.09        *         3.05
Charlton H. Buckley(8)...  1,811,957    7.33        --        6.14       3.03
Arnold Chavkin/CEA(9)....  1,323,429     *          --        4.48        *
James H. Duncan,
 Jr.(10).................     14,878     *          *          *          *
Arthur C. Kellar(11).....  2,068,257    8.33        --        6.98       3.46
Charles D. Peebler,
 Jr.(12).................     10,200     *          *          *          *
Lance R. Primis(13)......        --      --         --         --         --
All executive officers
 and directors as a group
 (13 persons)(14)........  9,707,280   18.45      87.98      31.62      62.32
FIVE PERCENT STOCKHOLDERS
Baron Capital Group,
 Inc.(15)................  5,620,000   22.72        --       19.03       9.40
Wellington Management
 Company LLP(16).........  1,929,676    7.80        --        6.53       3.23
Massachusetts Financial
 Services Company(17)....  2,741,774   11.10        --        9.28       4.59
Lehman Brothers Holding
 Inc.(18)................  2,050,000    8.29        --        6.94       3.43

--------
  * Less than 1%.
 (1) Mr. Dodge is Chairman of the Board, President and Chief Executive Officer of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 75,950 shares of ARS Class A Common Stock owned by Mr. Dodge. Does not include 60,000 shares of ARS Class B Common Stock purchasable under an option granted on October 1, 1994, 24,000 shares ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 80,000 shares of ARS Class B Common Stock purchasable under an option granted on January 2, 1997; includes 90,000 shares as to which the October option, 16,000 shares as to which the January 18 option and 20,000 shares as to which the January 2 option are exercisable. Includes an aggregate of 25,050 shares of ARS Class A Common Stock and 20,832 shares of ARS Class B Common Stock owned by three trusts for the benefit of Mr. Dodge's children and 3,000 shares of ARS Class A Common Stock owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. Does not include 170 shares of ARS Class A Common Stock held by Thomas S. Dodge, an adult child of Mr. Dodge, with respect to which Mr. Dodge disclaims beneficial ownership.

 (2) Mr. Stoner is Chairman of the Executive Committee of the ARS Board. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997. Includes 1,000 shares purchasable under the January option and 23,811 shares of ARS Class B Common Stock owned by his wife, an aggregate of 261,998 shares of ARS Class B Common Stock owned by trusts of which he and/or certain other persons are trustees. Mr. Stoner disclaims beneficial ownership of 160,540 shares of ARS Class B Common Stock owned by such trusts. Does not include 61,454 shares of ARS Class B Common Stock and 9,125 shares of ARS Class A Common Stock owned by Mr. Stoner's adult children.
 (3) Mr. Bouloukos is Co-Chief Operating Officer of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 182,000 shares of ARS Class A Common Stock purchasable under an option granted on December 31, 1996.
 (4) Mr. Box is a director and Executive Vice President of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 100,000 shares of ARS Class A Common Stock purchasable under an option granted on April 22, 1997. Includes 84,010 shares of ARS Class A Common Stock purchasable under options.
 (5) Mr. Gehron is Co-Chief Operating Officer of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 7,650 shares of ARS Class A Common Stock owned by Mr. Gehron. Includes 160,000 shares of ARS Class B Common Stock purchasable under an option granted on May 23, 1994, 40,000 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 10,000 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 20,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997.
 (6) Mr. Pearlman is Co-Chief Operating Officer of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 3,000 shares of ARS Class A Common Stock owned individually by Mr. Pearlman and 520 shares of ARS Class A Common Stock held for the benefit of his children. Includes 156,000 shares of ARS Class B Common Stock purchasable under an option granted on December 16, 1993, 50,000 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 5,000 shares of ARS Class B Common Stock purchasable under an option granted on May 18, 1995, 30,000 shares of ARS Class B Common Stock purchasable under an option granted on June 15, 1995 and 20,000 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996.
 (7) Mr. Winn is a director, Treasurer and Chief Financial Officer of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of ARS Class A Common Stock and 7,948 shares of ARS Class B Common Stock owned individually by Mr. Winn and 100 shares of ARS Class A Common Stock held for the benefit of his children. Does not include 32,000 shares of ARS Class B Common Stock purchasable under an option granted on December 16, 1993, 24,000 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 3,000 shares of ARS Class B Common Stock purchasable under an option granted on May 18, 1995, 12,000 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 21,544 shares of ARS Class B Common Stock and 8,070 shares of ARS Class A Common Stock purchasable under options granted on January 2, 1997; includes 128,000 shares as to which the December option, 36,000 shares as to which the February option, 2,000 at to which the May option, 8,000 shares as to which the January 18 option and 5,386 shares as to which the January 2 option are exercisable.
 (8) Mr. Buckley is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997. Does not include 6,053 shares of ARS Class A Common Stock which are held by an adult child of Mr. Buckley and in which Mr. Buckley disclaims beneficial ownership. Includes 1,000 shares purchasable under the January option.
 (9) Mr. Chavkin is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Chavkin, as a general partner of CCP, which is the general partner of CEA, may be deemed to own beneficially shares held by CEA. Mr. Chavkin disclaims such beneficial ownership. CEA is the sole holder of ARS Class C Common Stock and owns 26,911 shares of ARS Class A Common Stock. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997. Includes 1,000 shares purchasable under the January option.
(10) Mr. Duncan is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 2,000 shares of ARS Class B Common Stock purchasable under an option granted on December 16, 1993, 1,600 shares of ARS Class B Common Stock purchasable under an option granted on February 15, 1995, 1,800 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 4,000 shares of ARS Class A Common Stock purchasable under an option granted on January 2, 1997; includes 4,000 shares as to which the December option, 1,600 shares as to which the February option, 1,200 shares as to which the January 18 option and 1,000 shares as to which the January 2 option are exercisable. Includes (a) 3,500 shares of ARS Class A Common Stock and 6,578 shares of ARS Class B Common Stock owned directly and (b) 400 shares of ARS Class A Common Stock owned as follows: (i) 200 shares of ARS Class A Common Stock held by Mr. Duncan's spouse, (ii) 100 shares of ARS Class A Common Stock held by one of his daughters, and (iii) 100 shares of ARS Class A Common Stock held by his spouse for his stepson. Mr. Duncan has disclaimed beneficial ownership of these shares.
(11) Mr. Kellar is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Kellar owns ARS Class A Common Stock. Does not include 5,000 shares of ARS Class A Common Stock purchasable under an option granted April 15, 1997. Includes 84,010 shares of ARS Class A Common Stock purchasable under options.
(12) Mr. Peebler is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of ARS Class A Common Stock owned by Mr. Peebler. Does not include 4,000 shares of ARS Class B Common Stock purchasable under an option granted February 15, 1995, 1,800 shares of ARS Class B Common Stock purchasable under an option granted on January 18, 1996 and 6,000 shares of ARS Class A Common Stock purchasable under an option granted January 2, 1997; includes 4,000 shares as to which the February option, 1,200 shares as to which the January 18 option and 1,000 shares as to which the January 2 option are exercisable.
(13) Mr. Primis is a director of American Radio. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 4,000 shares of ARS Class A Common Stock purchasable under an option granted April 15, 1997. Includes 1,000 shares purchasable under the January option.
(14) Includes all shares stated to be owned in the preceding notes.
(15) The address of Baron Capital Group, Inc. is 767 Fifth Avenue, New York, New York 10153. Based on Baron's Amendment No. 2 to Schedule 13D dated February 2, 1998 Mr. Baron, the president of Baron, has sole voting power over 180,000 shares of ARS Class A Common Stock, shared voting power over 1,896,000 shares of ARS Class A Common Stock, sole dispositive power over 180,000 shares of ARS Class A Common Stock and shared dispositive power over 1,896,000 shares of ARS Class A Common Stock. Mr. Baron disclaims beneficial ownership of 5,620,000 shares of ARS Class A Common Stock.
(16) The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109. Based on its Schedule 13G (Amendment No. 2) dated August 8, 1997, Wellington has shared voting power over 985,313 shares of ARS Class A Common Stock and shared dispositive power over 1,929,676 shares of ARS Class A Common Stock.
(17) The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116-3741. Based on its Schedule 13G (Amendment No. 1) dated October 14, 1997, MFS has sole voting power over 2,558,984 shares of ARS Class A Common Stock and sole dispositive power over 2,741,774 shares of ARS Class A Common Stock.

(18) The address of Lehman Brothers Holding Inc. is 3 World Financial Center, 24th Floor, New York, New York 10285. Based on its Schedule 13D dated January 23, 1998, Lehman has shared voting power over 2,050,000 shares of ARS Class A Common Stock and shared dispositive power over 2,050,000 shares of ARS Class A Common Stock.

                                                                     APPENDIX II

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      AMERICAN RADIO SYSTEMS CORPORATION,

                                CBS CORPORATION

                                      AND

                              R ACQUISITION CORP.

                                  DATED AS OF

                               DECEMBER 18, 1997

                               TABLE OF CONTENTS

 ARTICLE 1 DEFINED TERMS...............................................   II-1
 ARTICLE 2 THE MERGER..................................................   II-1
           2.1   The Merger............................................   II-1
           2.2   Closing...............................................   II-2
           2.3   Effective Time........................................   II-2
           2.4   Effect of the Merger..................................   II-2
           2.5   Certificate of Incorporation..........................   II-2
           2.6   Bylaws................................................   II-2
           2.7   Directors and Officers................................   II-2
 ARTICLE 3 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES..............   II-2
           3.1   Conversion of Capital Stock...........................   II-2
           3.2   Exchange of Certificates..............................   II-3
           3.3   Closing of American's Transfer Books..................   II-5
           3.4   Dissenting Shares.....................................   II-5
           3.5   Tower Merger..........................................   II-6
 ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF AMERICAN.................   II-7
           4.1   Organization and Business; Power and Authority; Effect
                 of Transaction........................................   II-7
           4.2   Financial and Other Information.......................  II-10
           4.3   Changes in Condition..................................  II-10
           4.4   Properties............................................  II-10
           4.5   Compliance with Private Authorizations................  II-10
           4.6   Compliance with Governmental Authorizations and
                 Applicable Law; Litigation............................  II-11
           4.7   Related Transactions..................................  II-12
           4.8   Taxes and Tax Matters.................................  II-12
           4.9   Employee Retirement Income Security Act of 1974.......  II-13
           4.10  Insurance.............................................  II-15
           4.11  Authorized Capital Stock..............................  II-15
           4.12  Employment Arrangements...............................  II-16
           4.13  Voting Requirements...................................  II-16
           4.14  Brokers...............................................  II-16
           4.15  Information Supplied..................................  II-17
           4.16  Ordinary Course of Business...........................  II-17
           4.17  Environmental Matters.................................  II-18
           4.18  Opinion of Financial Advisor..........................  II-18
           4.19  Contracts; Debt Instruments...........................  II-18
           4.20  State Takeover Statutes...............................  II-19
           4.21  Appraisal Rights......................................  II-19
 ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF MERGEPARTY...............  II-19
           5.1   Organization and Business; Power and Authority; Effect
                 of Transaction........................................  II-19
           5.2   Compliance with Governmental Authorizations and
                 Applicable Law; Litigation............................  II-20
           5.3   Mergeparty Financing..................................  II-20
 ARTICLE 6  COVENANTS..................................................  II-20
           6.1   Access to Information; Confidentiality................  II-20
           6.2   Agreement to Cooperate................................  II-21
           6.3   Public Announcements..................................  II-23
           6.4   Notification of Certain Matters.......................  II-23
           6.5   Stockholder Approval..................................  II-24

           6.6   Proxy Statement; Registration Statement...............  II-24
           6.7   Miscellaneous.........................................  II-25
           6.8   Option Plans..........................................  II-25
           6.9   Conduct of Business by Mergeparty Pending the Merger..  II-26
           6.10  Conduct of Business by American Pending the Merger....  II-26
           6.11  Control of Operations.................................  II-28
           6.12  Directors', Officers' and Employees' Indemnification
                 and Insurance.........................................  II-28
           6.13  Solicitation of Employees.............................  II-29
           6.14  Change of Name........................................  II-29
           6.15  Benefit Plans.........................................  II-29
           6.16  American Cumulative Preferred Stock...................  II-30
           6.17  American Tower Transaction............................  II-30
           6.18  Purchase Price Adjustment.............................  II-35
           6.19  Tower Leases..........................................  II-37
           6.20  Affiliates of American................................  II-38
 ARTICLE 7 CLOSING CONDITIONS..........................................  II-38
           7.1   Conditions to Obligations of Each Party to Effect the
                 Merger................................................  II-38
           7.2   Conditions to Obligations of Mergeparty...............  II-39
           7.3   Conditions to Obligations of American.................  II-39
 ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER...........................  II-40
           8.1   Termination...........................................  II-40
           8.2   Effect of Termination.................................  II-40
 ARTICLE 9  GENERAL PROVISIONS.........................................  II-41
           9.1   Amendment.............................................  II-41
           9.2   Waiver................................................  II-41
           9.3   Fees, Expenses and Other Payments.....................  II-41
           9.4   Notices...............................................  II-41
           9.5   Specific Performance; Other Rights and Remedies.......  II-42
           9.6   Survival of Representations, Warranties, Covenants and
                 Agreements............................................  II-42
           9.7   Severability..........................................  II-43
           9.8   Counterparts..........................................  II-43
           9.9   Section Headings......................................  II-43
           9.10  Governing Law.........................................  II-43
           9.11  Further Acts..........................................  II-43
           9.12  Entire Agreement; No Other Representations or
                 Agreements............................................  II-43
           9.13  Assignment............................................  II-44
           9.14  Parties in Interest...................................  II-44
           9.15  Mutual Drafting.......................................  II-44
           9.16  Obligations of American and of Mergeparty.............  II-44
           9.17  Mergeparty Agent for Mergeparty Subsidiary............  II-44
           9.18  Original Merger Agreement.............................  II-44

 APPENDIX A:               Definitions
 EXHIBITS:
             EXHIBIT A:   Restated Certificate of Incorporation
             EXHIBIT B:   Market Fee Schedule
             EXHIBIT C:   Form of Opinion of FCC Counsel to American
             EXHIBIT D:   Tower Merger Agreement
 SCHEDULES:               Schedule 4.1(e)

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, by and among American Radio Systems Corporation, a Delaware corporation ("American"), CBS Corporation (formerly, Westinghouse Electric Corporation), a Pennsylvania corporation ("Mergeparty"), and R Acquisition Corp., a Delaware corporation ("Mergeparty Subsidiary").

                             W I T N E S S E T H:

  WHEREAS, American, Mergeparty and Mergeparty Subsidiary are parties to an Agreement and Plan of Merger, dated as of September 19, 1997 (the "Original Merger Agreement"), providing for the merger of Mergeparty Subsidiary with and into American on the terms and conditions set forth therein; and

  WHEREAS, American, Mergeparty and Mergeparty Subsidiary desire to amend and restate the Original Merger Agreement in its entirety to make certain changes to the Original Merger Agreement; and

  WHEREAS, American, Mergeparty and Mergeparty Subsidiary have entered into this Amended and Restated Agreement and Plan of Merger (this "Agreement") providing that Mergeparty Subsidiary shall be merged with and into American, which shall be the surviving corporation, on the terms and conditions set forth in this Agreement (the "Merger").

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                 Defined Terms

  As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in either Disclosure Schedule and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to American, on the one hand, and Mergeparty and Mergeparty Subsidiary, on the other hand.

                                   ARTICLE 2

                                  The Merger

  2.1 The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), at the Effective Time, Mergeparty Subsidiary shall be merged with and into American. As a result of the Merger, the separate corporate existence of Mergeparty Subsidiary shall cease and American shall continue as the surviving corporation in the Merger (sometimes referred to, as such, as the "Surviving Corporation").

  2.2 Closing. Unless this Agreement shall have been terminated pursuant to
Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, on the date that is the second (2nd) day after the date on which all of the conditions set forth in Article 7 (other than those which require delivery of opinions or documents at the Closing) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

  2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") and any related filings required under the DCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are duly filed with the Secretary of State of the State of Delaware, or at such later time as is specified in such documents (the "Effective Time").

  2.4 Effect of the Merger. The Merger shall have the effects provided for under the DCL.

  2.5 Certificate of Incorporation. The Certificate of Incorporation of American, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety as set forth in Exhibit A and, as so amended, such Certificate of Incorporation, together with the Certificates of Designation of (i) 11 3/8% Series B Cumulative Exchangeable Preferred Stock, par value $.01 per share, of American ("American Cumulative Preferred Stock") and (ii) 7% Convertible Exchangeable Preferred Stock, par value $.01 per share, of American ("American Convertible Preferred Stock" and, collectively with American Cumulative Preferred Stock, "American Preferred Stock"), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law. Such amendment shall not be deemed to affect in any manner the Certificates of Designation of American Preferred Stock.

  2.6 Bylaws. The bylaws of American in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law and the Organic Documents of the Surviving Corporation.

  2.7 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified, or upon their earlier resignation or removal, in accordance with Applicable Law and the Organic Documents of the Surviving Corporation, (a) the directors of Mergeparty Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of American at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                Conversion of Shares; Exchange of Certificates

  3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Mergeparty, Mergeparty Subsidiary or American or their respective stockholders:

    (a) Each share of Common Stock, par value $1.00 per share, of Mergeparty Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation;

    (b) Each share of American Cumulative Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding;

    (c) Each share of American Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding;

    (d) Subject to paragraph (e) below, each share of Class A Common Stock, par value $.01 per share ("American Class A Common"), each share of Class B Common Stock, par value $.01 per share ("American Class B Common"), and each share of Class C Common Stock, par value $.01 per share ("American Class C Common" and, collectively with American Class A Common and American Class B Common, "American Common Stock"), of American issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive the following:

      (i) if the Tower Merger Effective Time shall not have occurred, (A) $44.00 in cash and (B) one share of Tower Common Stock, with (x) each share of American Class A Common being converted into the right to receive one share of Class A Common Stock, par value $.01 per share ("Tower Class A Common"), of American Tower Systems Corporation, a Delaware corporation and a wholly-owned Subsidiary of American ("American Tower"), (y) each share of American Class B Common being converted into the right to receive one share of Class B Common Stock, par value $.01 per share ("Tower Class B Common"), of American Tower, and (z) each share of American Class C Common being converted into the right to receive one share of Class C Common Stock, par value $.01 per share ("Tower Class C Common" and, collectively with Tower Class A Common and Tower Class B Common, "Tower Common Stock"), of American Tower (collectively, the "Tower Stock Consideration"); or

      (ii) if the Tower Merger Effective Time shall have occurred, an amount in cash determined by dividing $44.00 by the American Conversion Fraction.

    The term "Cash Consideration" shall mean the following: (x) if the Tower Merger Effective Time shall not have occurred, $44.00, and (y) if the Tower Merger Effective Time shall have occurred, the amount of cash determined pursuant to the provisions of clause (ii) preceding. The term "Merger Consideration" shall mean the Cash Consideration and, if the Tower Merger Effective Time shall not have occurred, the Tower Stock Consideration.

    (e) Each share of American Common Stock owned by American or any of its Subsidiaries or Mergeparty or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of American Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificates formerly representing such shares shall thereafter cease to have any rights with respect to such shares, except, subject to paragraph (e) above, the right to receive, without interest, the Merger Consideration, or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 262 of the DCL.

  3.2 Exchange of Certificates.

  (a) From time to time, on or prior to or after the Effective Time, Mergeparty shall deposit or cause to be deposited with an exchange agent selected by Mergeparty and not reasonably disapproved of by American (the "Exchange Agent") in trust for the benefit of the holders of American Common Stock cash in amounts and at times necessary for the prompt payment of the Cash Consideration, and American shall deposit or cause to be deposited with the Exchange Agent in trust for the benefit of the holders of American Common Stock shares of Tower Common Stock in amounts and at times necessary for the prompt delivery of the Tower Stock Consideration, if any, upon the surrender of Certificates.

  (b) Not more than five (5) business days subsequent to the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of American Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as American and Mergeparty may agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificate shall receive in exchange therefor the Merger Consideration multiplied by the number of shares of American Common Stock formerly represented by such Certificates. The amount of Cash Consideration paid to the holder of Certificates shall be in the form of a wire transfer of immediately available funds if so requested by any holder entitled to receive not less than $500,000 in cash, and the cost of such wire transfers shall be borne by the Surviving Corporation. Such letter of transmittal and instructions shall be available at the Closing for holders of American Common Stock. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of American Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

  (c) Promptly following the date which is six (6) months after the Closing Date, the Exchange Agent shall deliver to Mergeparty all cash and any shares of Tower Common Stock in its possession relating to the transactions described in this Agreement that remain unclaimed, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar Laws) receive in exchange therefor the aggregate Merger Consideration to which such holder is entitled, without any interest thereon, but together with dividends and distributions, if any, paid by American Tower on or with respect to the Tower Common Stock in accordance with the provisions of Section 3.2(d).

  (d) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the earlier to occur of the Tower Merger Effective Time or the Effective Time on Tower Common Stock shall be paid with respect to any shares of Tower Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein or, if the Tower Merger Effective Time shall have occurred, as provided in the Tower Merger Agreement. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the shares of Tower Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the earlier to occur of the Tower Merger Effective Time or the Effective Time theretofore payable with respect to such shares of Tower Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the earlier to occur of the Tower Merger Effective Time or the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Tower Common Stock, less the amount of any withholding taxes which may be required thereon.

  (e) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the delivery of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal letter) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid.

  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Exchange Agent may impose, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (to the extent applicable) deliverable in respect thereof as determined in accordance with this Article. When authorizing such issue of the Merger Consideration in exchange therefor, the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate (if other than a recognized financial institution) to give the Exchange Agent a bond or other surety in such sum as it may reasonably direct as indemnity against any Claim that may be made against the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

  (g) At and after the Effective Time, the holder of a Certificate shall cease to have any rights as a holder of shares of American Common Stock, except for the right to surrender Certificates in the manner prescribed by Section 3.2 in exchange for delivery of the Merger Consideration, or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 262 of the DCL.

  (h) The Surviving Corporation shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise deliverable pursuant to this Agreement to any holder of shares of American Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered to the holder of the shares of American Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

  (i) The Exchange Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by Mergeparty, on a daily basis. Any interest and other income resulting from such investments shall be paid to Mergeparty and any risk of loss resulting from such investments shall be borne by Mergeparty.

  3.3 Closing of American's Transfer Books. At the Effective Time, the stock transfer books of American relating to American Common Stock shall be closed and no transfer of shares of American Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly representing American Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the provisions of this Article.

  3.4 Dissenting Shares.

  (a) Notwithstanding any other provision of this Agreement to the contrary, shares of American Common Stock that are outstanding immediately prior to the Effective Time and which are held by American stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal rights for such shares of American Common Stock in accordance with Section 262 of the DCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration payable in respect of each share of American Common Stock represented thereby. Such American stockholders shall be entitled to receive payment of the appraised value of such shares of American Common Stock held by them in accordance with the provisions of the DCL; provided, however, that all Dissenting Shares held by American stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their appraisal rights with respect to such shares of American Common Stock under the DCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.2, of the Certificates with respect to such shares.

  (b) American shall give Mergeparty prompt notice of any demands for appraisal rights received by it, withdrawals of such demands, and any other instruments served pursuant to the DCL and received by American and relating thereto. American shall give Mergeparty the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under the provisions of the DCL. American shall not, except with the prior written consent of Mergeparty, make any payment with respect to any demands for appraisal rights, or offer to settle, or settle, any such demands.

  (c) If the Tower Merger Effective Time shall not have occurred and the Delaware Court of Chancery (the "Court") conducts an appraisal proceeding pursuant to Section 262 of the DCL relating to an obligation to pay the appraised value per share of American Common Stock ("Appraised Total Value") to the holders of the Dissenting Shares, American Tower shall promptly pay to American the portion of the Appraised Total Value attributable to the Tower Stock Consideration (the "Tower Stock Payment") and American shall contribute (without the payment of any amount or the issuance of any securities by American Tower) to the capital of American Tower such shares of Tower Common Stock owned by American that the holders of the Dissenting Shares would have been entitled to receive had they not exercised their appraisal rights. The Tower Stock Payment shall be determined pursuant to the following provisions:

    (i) American shall request the Court to determine in writing the Tower Stock Payment. If the Court shall make such determination the Tower Stock Payment shall be the amount so determined; and

    (ii) If the Court shall not make such determination within a 30-day period following such request (at which time such request shall be withdrawn) (the "Determination Deadline"), American, American Tower and Mergeparty shall submit to an arbitrator (the "Arbitrator") for review and resolution the determination of the Tower Stock Payment. The Arbitrator shall be a nationally recognized investment banking firm which shall be agreed upon by American, Mergeparty and American Tower in writing. The Arbitrator shall be requested to render a decision resolving the amount of the Tower Stock Payment within 30 days following the date of its selection. If the parties cannot agree on the firm to be selected as Arbitrator within 15 days following the Determination Deadline, then American and Mergeparty, on the one hand, and American Tower, on the other hand, shall each choose one such firm within 10 days following the expiration of such 15-day period to review, resolve and agree on the determination of the Tower Stock Payment, which determination, once agreed to in writing by both such firms, shall be final, conclusive and binding on the parties. If such two firms cannot agree on the amount of the Tower Stock Payment within 30 days following the date on which the second of such firms is selected, then such two firms shall promptly select a third such firm to make such determination, which determination shall be made by such third firm within 30 days of the date on which such third firm is selected. The determination of such third firm of the amount of the Tower Stock Payment shall be final, conclusive and binding on the parties. The cost of any such arbitration (including the fees of the Arbitrator and any other firm selected hereunder) shall be borne 50% by American and 50% by American Tower. American Tower shall promptly pay to American the amount of the Tower Stock Payment once such amount is determined in accordance with this clause (ii).

  3.5 Tower Merger. Anything in this Agreement to the contrary notwithstanding, if the Effective Time shall not have occurred by May 31, 1998 (as such date may be extended by American with the written consent of Mergeparty, such consent not to be unreasonably withheld, delayed or conditioned), on June 1, 1998 (or the date following the date, if any, to which the May 31, 1998 date shall have been so extended), the Board of Directors of American shall, in its sole discretion, either (i) consummate the merger of ATS Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of American ("ATS Mergercorp"), with and into American, which will be the surviving corporation (the "Tower Merger"), pursuant to the agreement and plan of merger between American and ATS Mergercorp dated as of the date hereof and set forth as Exhibit D hereto (the "Tower Merger Agreement"), or
(ii) irrevocably elect to abandon the Tower Merger. Pursuant to the Tower Merger Agreement, each share of ATS Mergercorp Common Stock issued and outstanding immediately prior to the effective time of the Tower Merger (the "Tower Merger Effective Time") shall, by virtue of the Tower Merger and without any action on the part of the holder thereof, be automatically canceled and extinguished and each share of American Common Stock issued and outstanding immediately prior to the Tower Merger Effective Time shall be converted into the right to receive:

    (a) one share of Tower Common Stock, with (i) each share of American Class A Common being converted into the right to receive one share of Tower Class A Common, (ii) each share of American Class B Common being converted into the right to receive one share of Tower Class B Common, and (iii) each share of American Class C Common being converted into the right to receive one share of Tower Class C Common (collectively, the "Tower Merger Tower Consideration"); and

    (b) a fraction (the "American Conversion Fraction") of a share of American Common Stock of the same class as the class of American Common Stock being converted, (i) the numerator of which is the difference between
  (A) the denominator and (B) the value (determined as set forth below) of one share of Tower Class A Common immediately prior to the Tower Merger Effective Time, and (ii) the denominator of which is the value (determined as set forth below) of one share of American Class A Common immediately prior to the Tower Merger Effective Time (collectively with the Tower Merger Tower Consideration, the "Tower Merger Consideration").

  For purposes of determining the value of the American Class A Common and the Tower Class A Common immediately prior to the Tower Merger Effective Time the following principles shall apply:

    (x) each share of American Class A Common shall be valued at an amount equal to the average closing sales price of the American Class A Common on the NYSE, as reported by the Wall Street Journal, for the ten (10) consecutive trading days immediately preceding the second trading date prior to the Tower Merger Effective Time; and

    (y) each share of Tower Class A Common shall be valued at the amount determined in good faith by the American Radio Board of Directors to be its fair market value immediately prior to the Tower Merger Effective Time.

  No certificates in respect of fractional shares of American Common Stock shall be issued in the Tower Merger, and cash shall be paid in lieu thereof as provided in the Tower Merger Agreement. The certificates that immediately prior to the Tower Merger Effective Time represented outstanding shares of American Common Stock shall be deemed, without any action of the holders thereof, to represent that number of shares of American Common Stock that the holder thereof has the right to receive pursuant to clause 3.5(b), together with cash in lieu of fractional shares as provided in the Tower Merger Agreement.

  Immediately prior to the Tower Merger Effective Time, American shall contribute to ATS Mergercorp a number of shares of Tower Common Stock equal to the Tower Merger Tower Consideration.

                                   ARTICLE 4

                  Representations and Warranties of American

  Except as set forth with respect to specifically identified representations and warranties in the American Disclosure Schedule or as otherwise contemplated by this Agreement, American hereby represents and warrants to Mergeparty and Mergeparty Subsidiary as follows:

  4.1 Organization and Business; Power and Authority; Effect of Transaction.

  (a) American is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted. American is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(a) of the American Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except in such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on American.

  (b) Each of American and its Subsidiaries has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by such party pursuant hereto or thereto and to consummate the Merger and the other transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of American and its Subsidiaries, other than the approval of the holders of shares of American Common Stock contemplated by Section 4.13, and no other corporate proceedings on the part of American or any of its Subsidiaries are necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger or the other transactions so contemplated (other than, with respect to the Merger, the Required Vote and with respect to the Tower Merger, the Required Tower Vote). This Agreement has been duly executed and delivered by American and constitutes, and each Collateral Document executed or required to be executed by American and its Subsidiaries pursuant hereto or to consummate the Merger when executed and delivered by American and its Subsidiaries, as applicable, will constitute, a valid and binding obligation of American and its Subsidiaries, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. As of the date hereof, the Board of Directors of American, at a meeting duly called and held at which a quorum was present throughout, has approved the Merger and this Agreement, and the Tower Merger and the Tower Merger Agreement, and has recommended that the holders of shares of American Common Stock approve and adopt this Agreement, the Tower Merger Agreement and the transactions contemplated hereby and thereby, including without limitation the Merger and the Tower Merger.

  (c) The execution, delivery and performance by American and its Subsidiaries, as applicable, of this Agreement and any Collateral Document executed or required to be executed by such parties pursuant hereto or thereto do not, and the consummation by American of the Merger and the other transactions contemplated hereby and thereby, and compliance with the terms, conditions and provisions hereof or thereof by such parties will not:

    (i) (A) Except as set forth in Section 4.1(c) of the American Disclosure Schedule, conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of American or its Subsidiaries, as applicable, or (B) conflict with, or result in a breach or violation of, or constitute a default under, or permit the termination, cancellation or acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such termination, cancellation or acceleration of, any agreement, arrangement, contract, undertaking, understanding, Applicable Law or other obligation or Private Authorization of American or its Subsidiaries, as applicable, except, in the case of clause (B), for such conflicts, breaches, violations, terminations, cancellations, defaults or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American; or

    (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by American except for such Liens that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American; or

    (iii) require any Governmental Authorization or Governmental Filing except for (A) the FCC Consents, (B) filings under the Hart-Scott-Rodino Act, (C) the filing with the Commission of (I) the Proxy Statement, (II) the Tower Proxy Statement, (III) the Registration Statement and (IV) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger and a certificate of merger relating to the Tower Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which American is qualified to do business and (E) such other Governmental Authorizations and Governmental Filings the failure of which to be made or obtained would not be individually or in the aggregate, reasonably likely to have a Material Adverse Effect on American.

  (d) American does not have any direct or indirect Subsidiaries other than those set forth on Section 4.1(d) of the American Disclosure Schedule (read without the last three lines of the first page thereof) (and other than ATS Mergercorp, American Tower, American Tower Systems (Delaware), Inc., ATS Needham, LLC, Tower, LLC and Communications Systems Development, LLC). Each direct or indirect Subsidiary of American (and other than ATS Mergercorp, American Tower, American Tower Systems (Delaware), Inc., ATS Needham, LLC, Tower, LLC and Communications Systems Development, LLC) is (i) wholly-owned unless noted otherwise in Section 4.1(d) of the American Disclosure Schedule,
(ii) a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on Section 4.1(d) of the American Disclosure Schedule, and
(iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(d) of the American Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on American. American owns, directly or indirectly, all of the outstanding capital stock and equity interests (as shown in Section 4.1(d) of the American Disclosure Schedule) of such Subsidiaries, free and clear of all Liens (except as set forth in the American Financial Statements or Section 4.1(d) of the American Disclosure Schedule), and all such stock has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock of such Subsidiaries (except as set forth in the American Financial Statements or Section 4.1(d) of the American Disclosure Schedule.

  (e) Each of ATS Mergercorp and American Tower is (i) a wholly-owned subsidiary of American (in the case of American Tower, as of the date hereof) and (ii) a corporation which is duly organized, validly existing and in good standing under the DCL. American owns, directly or indirectly, all of the outstanding capital stock and equity interests of each of ATS Mergercorp and American Tower, free and clear of all Liens, subject, in the case of ATS Mergercorp, to the receipt of Amendment No. 2 to American's Credit Agreements referred to in Section 4.1(d) of the American Disclosure Schedule, a copy of which has been delivered to Mergeparty prior to the date hereof, and all such stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued outstanding capital stock of such Subsidiaries (except, with respect to American Tower, pursuant to the following: (i) the Agreement and Plan of Merger, dated as of December 12, 1997 (the "ATC Merger Agreement"), by and between American Tower and American Tower Corporation, an unaffiliated Delaware corporation, a copy of which has been delivered to Mergeparty prior to the date hereof, (ii) the Agreement and Plan of Merger, dated as of November 21, 1997, by and among American Tower, American Tower Systems (Delaware), Inc., Gearon & Co., Inc., and J. Michael Gearon, Jr., a copy of which has been delivered to Mergeparty prior to the date hereof, (iii) the proposed issue and sale of shares of Tower Common Stock to certain officers and directors of American Tower (and their affiliates) for an aggregate consideration of approximately $80,000,000, (iv) employee stock options outstanding to purchase shares of American Tower Systems (Delaware), Inc. which will be converted into options to acquire Tower Common Stock, and (v) as contemplated by Section 6.8(b)). The authorized capital stock of (i) ATS Mergercorp consists of 3,000 shares of common stock, par value $.01 per share (the "ATS Mergercorp Common Stock"), and (ii) American Tower consists of 20,000,000 shares of preferred stock, 200,000,000 shares of Tower Class A Common, 50,000,000 shares of Tower Class B Common, and 10,000,000 shares of Tower Class C Common, and the terms of the Restated Certificate of Incorporation of American Tower, a copy of which has been delivered to Mergeparty prior to the date hereof, relating to each of the shares of Tower Class A Common, Tower Class B Common and Tower Class C Common (other than those relating to the number of authorized shares) are identical to the terms of the Restated Certificate of Incorporation of American as in effect on the date of the Original Merger Agreement relating to the shares of American Class A Common, American Class B Common and American Class C Common, respectively, except for the following terms: (i) terms which permit dividends and other distributions of securities of Persons other than American Tower (including Subsidiaries of American Tower) to be made in the form of different classes of securities of such Persons, (ii) terms which provide that if a holder of Tower Common Stock grants a proxy, whether revocable or irrevocable, and whether general or specific to a particular transaction, the granting of such proxy does not constitute a transfer for purposes of requiring conversion of Tower Class B Common to Tower Class A Common, (iii) terms which permit any CEA Holder (as defined in the Restated Certificate of Incorporation of American Tower) to convert shares of Tower Class C Common Stock into shares of Tower Class A Common Stock upon approval of the Board of Directors of American Tower, and (iv) terms clarifying the fact that holders of Tower Class A Common Stock and Tower Class B Common Stock vote as a single class on all matters submitted for a stockholder vote, including, notwithstanding the first sentence of Section 242(b)(2) of the DCL, any amendment of the Restated Certificate of Incorporation of American Tower which would increase or decrease the number of authorized shares of any class of Tower Common Stock. The number of shares of American Tower which are authorized and outstanding and owned by American is equal to the number of authorized and outstanding shares of American Common Stock and the number of shares of American Common Stock issuable upon the exercise of Option Securities and upon the conversion of Convertible Securities (except with respect to shares of American Common Stock subject to American Options set forth on Schedule 4.1(e) to this Agreement which are held by Tower Employees who have stated that they will enter into definitive agreements to have such American Options assumed by American Tower and converted into options to acquire Tower Common Stock in accordance with Section 6.8(b)).

  4.2 Financial and Other Information. American has heretofore furnished to Mergeparty copies of the audited consolidated financial statements of American and its Subsidiaries set forth in its Annual Report on Form 10-K (the "American 10-K") for the fiscal year ended December 31, 1996 and the unaudited consolidated financial statements of American and its Subsidiaries set forth in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (the "American September 10-Q") (collectively, the "American Financial Statements"). The American Financial Statements, including in each case the notes thereto, comply as to form, in all material respects, with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein, and fairly present in all material respects the financial condition, results of operations and cash flows of American and its Subsidiaries on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals. American has filed all required reports and other documents with the Commission since July 1, 1995 (the "American SEC Documents"). Except as set forth in the American SEC Documents filed and publicly available prior to the date of the Original Merger Agreement (the "Filed American SEC Documents"), neither American nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on American. None of the American Disclosure Schedule or the American SEC Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

  4.3 Changes in Condition. Except as set forth in Section 4.3 of the American Disclosure Schedule, between June 30, 1997 and the date of the Original Merger Agreement, there has been no Material Adverse Change in American.

  4.4 Properties. (a) American and each of its Subsidiaries (other than the Tower Subsidiaries) has good and marketable title to all material parcels of real property owned by it and good and merchantable title to all material items of property and assets, tangible and intangible, (i) reflected in the financial statements of American as of June 30, 1997, and (ii) acquired after June 30, 1997, except in each case for those sold or otherwise disposed of since June 30, 1997, in each case free and clear of all Liens, except (x) Permitted Liens and (y) Liens set forth in the American Financial Statements or Section 4.4 of the American Disclosure Schedule.

  (b) All of the assets of American and its Subsidiaries material to the continued operation of their respective businesses are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such condition or so usable would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American.

  4.5 Compliance with Private Authorizations. American and each of its Subsidiaries (other than the Tower Subsidiaries) has obtained all Private Authorizations which are necessary for the ownership and operation by American or its Subsidiaries of the business of American and its Subsidiaries, taken as a whole, and the conduct of business thereof as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American. All such Private Authorizations are, to American's knowledge, in full force and effect, and neither American nor any of its Subsidiaries (other than the Tower Subsidiaries) is, to American's knowledge, in breach or violation of, or in default in the performance, observance or fulfillment of, any such Private Authorization, and, to American's knowledge, no Event exists or has occurred, which constitutes, or but for any requirement of the giving of notice or passage of time or both would constitute, such a breach, violation or default, under any such Private Authorization, except for such defaults, breaches or violations as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American.

  4.6 Compliance with Governmental Authorizations and Applicable Law;
Litigation.

  (a) Section 4.6(a) of the American Disclosure Schedule contains a list of each material Governmental Authorization (including without limitation all material American FCC Licenses) required under Applicable Laws to own and operate the business of American and its Subsidiaries (other than the Tower Subsidiaries), including without limitation each of the American Stations, as currently operated, all of which are in full force and effect, subject to such qualifications and exceptions as may be set forth in Section 4.6(a) of the American Disclosure Schedule. Certain of the Subsidiaries of American (other than any of the Tower Subsidiaries) are the authorized legal holders of the American FCC Licenses listed in Section 4.6(a) of the American Disclosure Schedule, none of which is subject to any restriction or condition which would limit in any material respect the operations of any of the American Stations as currently conducted except as noted in Section 4.6(a) of the American Disclosure Schedule. The American FCC Licenses listed in Section 4.6(a) of the American Disclosure Schedule are valid and in full force and effect and are not impaired in any material respect by any act or omission of American or any of its Subsidiaries, subject to such qualifications and exceptions as may be set forth in Section 4.6(a) of the American Disclosure Schedule; and the operation of each of the American Stations is in accordance with such American FCC Licenses in all material respects, except to the extent so listed in Sections 4.6(a) and (b) of the American Disclosure Schedule. American is fully qualified to be the transferor of control of the American FCC Licenses. All material reports, forms and statements required to be filed by American or any of its Subsidiaries with the FCC with respect to each of the American Stations have been filed and are true, complete and accurate in all material respects. American or one of its Subsidiaries (other than the Tower Subsidiaries) has obtained all Governmental Authorizations in addition to the American FCC Licenses listed in Section 4.6(a) of the American Disclosure Schedule which are necessary for the ownership or operations or the conduct of the business of American and its Subsidiaries, taken as a whole (except with respect to the American Brokered Stations), as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American and American's performance with respect thereto, and the operation of the American Brokered Stations is in accordance with all applicable Governmental Authorizations except where the failure to be so in accordance would not be reasonably likely to have a Material Adverse Effect on American. As of the date of the Original Merger Agreement, except as noted in Section 4.6(a) of the American Disclosure Schedule, no application, action or proceeding is pending for the renewal or material modification of any of the American FCC Licenses and, to American's knowledge, except as noted in Section 4.6(b) of the American Disclosure Schedule, there was not as of the date of the Original Merger Agreement before the FCC any material investigation, proceeding, notice of violation, order of forfeiture or complaint against American or any of its Subsidiaries relating to any of the American Stations or other FCC licensed facilities that, if adversely decided, would be reasonably likely to have a Material Adverse Effect on American (and as of the date of the Original Merger Agreement American did not have knowledge of any basis that would cause the FCC not to renew any of the American FCC Licenses). Except as noted in Schedule 4.6(b) of the American Disclosure Schedule, as of the date of the Original Merger Agreement, there was not then pending and, to American's knowledge, there was not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the American FCC Licenses that, if adversely decided, would be reasonably likely to have a Material Adverse Effect on American (other than proceedings to amend FCC rules of general applicability to the radio industry).

  (b) Except as otherwise specifically set forth in Section 4.6(b) of the American Disclosure Schedule, since January 1, 1996, American and its Subsidiaries (other than the Tower Subsidiaries) have conducted its and each of their respective businesses and owned and operated its and each of their respective properties in accordance with all Applicable Laws (excluding Environmental Laws) and Governmental Authorizations, except for such breaches, violations and defaults as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on American. Except as otherwise specifically described in Section 4.6(b) of the American Disclosure Schedule and except with respect to Environmental Laws, neither American nor any of its Subsidiaries is in or is charged in writing by any Authority with, or, to American's knowledge, is threatened or under investigation by any Authority with respect to, any breach or violation of, or default in the performance, observance or fulfillment of, any Applicable Law relating to the ownership and operation of American's and its Subsidiaries' properties or the conduct of American's and its Subsidiaries' business which will, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on American. Except as otherwise specifically described in Section 4.6(b) of the American Disclosure Schedule and except with respect to Environmental Laws, no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any Governmental Authorization or any Applicable Law, except for such breaches, violations or defaults as, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on American. With respect to matters, if any, of a nature referred to in Section 4.6(b) of the American Disclosure Schedule, except as otherwise specifically described in Section 4.6(b) of the American Disclosure Schedule, all such information and matters set forth in the American Disclosure Schedule, if adversely determined against American or one of its Subsidiaries (other than the Tower Subsidiaries), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on American.

  (c) Except as disclosed in the Filed American SEC Documents or in Section 4.6(c) of the American Disclosure Schedule, there are no Legal Actions pending or, to the knowledge of American, threatened against or affecting American or any of its Subsidiaries (other than the Tower Subsidiaries) including any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the American FCC Licenses, except for Legal Actions that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on American.

  4.7 Related Transactions. Except as set forth in Section 4.7 of the American Disclosure Schedule, as contemplated herein or as disclosed in the Filed American SEC Documents, no director, officer, Affiliate or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of American or any of its Subsidiaries is currently a party to any transaction which would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act.

  4.8 Taxes and Tax Matters. Except as provided in Section 4.8 of the American Disclosure Schedule:

    (a) American has filed completely and correctly in all material respects all Tax Returns which are required by all Applicable Laws to be filed by it, and has paid, or made adequate provision for the payment of, all material Taxes which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of the American Financial Statements. The Tax Returns of American have been prepared, in all material respects, in accordance with all Applicable Laws and generally accepted principles applicable to taxation consistently applied;

    (b) all material Taxes which American is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Taxing Authorities to the extent due and payable;

    (c) American has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of American for the fiscal years prior to and including the most recent fiscal year;

    (d) American is not a "consenting corporation" within the meaning of
  Section 341(f) of the Code. American has at all times been taxable as a Subchapter C corporation under the Code;

    (e) American has never been a member of any consolidated group (other than with American and its Subsidiaries) for Tax purposes. American is not a party to any tax sharing agreement or arrangement, other than with its Subsidiaries;

    (f) no Liens for Taxes exist with respect to any of the assets or properties of American, except for statutory Liens for Taxes not yet due or payable or that are being contested in good faith;

    (g) all of the U.S. Federal income Tax Returns filed by or on behalf of each of American and its Subsidiaries have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods through and including the period ending on the date on which the Effective Time occurs;

    (h) all Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any Taxing Authority have been paid in full;

    (i) there is no audit, examination, deficiency, or refund litigation pending with respect to any Taxes and during the past three years no Taxing Authority has given written notice of the commencement of any audit, examination or deficiency litigation, with respect to any Taxes;

    (j) American is not bound by any currently effective private ruling, closing agreement or similar agreement with any Taxing Authority relating to a material amount of Taxes;

    (k) except with respect to like-kind exchanges pursuant to Section 1031 of the Code, American shall not be required to include in a taxable period ending after the Effective Time, any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law;

    (l) (A) no material amount of property of American is "tax exempt property" within the meaning of Section 168(h) of the Code, (B) no material amount of assets of American is subject to a lease under Section 7701(h) of the Code, and (C) American is not a party to any material lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982; and

    (m) immediately following the Merger, American will not have any material amount of income or gain that has been deferred under Treasury Regulation
  Section 1.1502-13, or any material excess loss account in a Subsidiary under Treasury Regulation Section 1.1502-19.

  4.9 Employee Retirement Income Security Act of 1974.

  (a) American (which for purposes of this Section 4.9 shall include any ERISA Affiliate) currently sponsors, maintains and contributes only to the Plans and Benefit Arrangements set forth in Section 4.9(a) of the American Disclosure Schedule. American has delivered or made available to Mergeparty true, complete and correct copies of (1) each Plan and Benefit Arrangement (or, in the case of any unwritten Plans or Benefit Arrangements, reasonable descriptions thereof), (2) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Plan (if any such report was required by Applicable Law), (3) the most recent summary plan description (or similar document) for each Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Plan. To the knowledge of American, each such Form 5500 and each such summary plan description (or similar document) does not, as of the date hereof, contain any material misstatements. Except as set forth in Section 4.9(a) of the American Disclosure Schedule, as to all Plans and Benefit Arrangements listed in
Section 4.9(a) of the American Disclosure Schedule:

    (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation in accordance with their respective terms, and with all Applicable Laws, in all material respects, and American has not received any notice from any Authority disputing or investigating such compliance;

    (ii) all such Plans maintained by American that are intended to comply with Sections 401 and 501 of the Code comply in all material respects with all applicable requirements of such sections, and no Event has occurred which is known to American which will give rise to disqualification of any such Plan under such sections or to a tax under
  Section 511 of the Code and each such Plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Plan and related trust is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of American, revocation has not been threatened. American has delivered or made available to Mergeparty a copy of the most recent determination letter received with respect to each Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. American has also provided or made available to Mergeparty a list of all Plan amendments as to which a favorable determination letter has not yet been received;

    (iii) none of the assets of any such Plan are invested in employer securities or employer real property;

    (iv) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to American's knowledge, threatened involving such Plans or the assets of such Plans, and, to American's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

    (v) no such Plan is subject to Title IV of ERISA, and American has no actual or potential liability thereunder;

    (vi) all group health Plans of American have been operated in compliance in all material respects with the group health plan continuation coverage requirements of COBRA;

    (vii) neither American nor, to its knowledge, any of its directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA or any similar Applicable Law that would subject American or any of its respective directors, officers or employees to liability under ERISA or any similar Applicable Law;

    (viii) American is not and never has been a party to any Multiemployer Plan or made contributions to any such Plan;

    (ix) except as set forth in the American Financial Statements and pursuant to the provisions of COBRA, American does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and American does not have any obligation or liability with respect to any such Plan previously maintained by it, except as the provisions of COBRA may apply to any former employees or retirees of American;

    (x) all material contributions to, and material payments from, the Plans and Benefit Arrangements that may have been required to be made in accordance with the terms of the Plans and Benefit Arrangements, and any applicable collective bargaining agreement, have been made. All such contributions to, and payments from, the Plans and Benefit Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Closing Balance Sheet;

    (xi) (1) no "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Plan; (2) no prohibited transaction has occurred that could subject American, any of its employees, or, to the knowledge of American, a trustee, administrator or other fiduciary of any trust created under any Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; (3) none of American, any of its ERISA Affiliates or, to the knowledge of American, any trustee, administrator or other fiduciary of any Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject American or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other Applicable Law;

    (xii) American has not incurred any material liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date of the Original Merger Agreement;

    (xiii) except as otherwise contemplated by this Agreement, no current or former employee of American will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Benefit Arrangement as a result of the transactions contemplated by this Agreement;

    (xiv) no compensation payable by American to any of its employees under any existing Plan, Benefit Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under
  Section 162(m) of the Code;

    (xv) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of American who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code);

    (xvi) no Plan which is an employee stock ownership plan (an "ESOP") constitutes a leveraged employee stock ownership plan within the meaning of
  Section 4975(e)(7) of the Code and there are no unallocated shares of stock of American currently held under any such ESOP in a suspense account; and

    (xvii) there are no outstanding options (or contractual obligations to issue options) to acquire American Common Stock or other American securities other than options held by employees or directors of American and issued under Benefit Arrangements (the aggregate number of which are as set forth in Section 4.11 of the American Disclosure Schedule).

  (b) The execution, delivery and performance by American of this Agreement and the Collateral Documents executed or required to be executed by American pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

  4.10 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by American or any of its Subsidiaries (other than the Tower Subsidiaries) are with reputable insurance carriers, provide full and adequate coverage, for American and such Subsidiaries (other than the Tower Subsidiaries) and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except where the failure to maintain such insurance policies, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on American.

  4.11 Authorized Capital Stock. The authorized and outstanding capital stock, Option Securities and Convertible Securities of American, as of September 18, 1997, are as set forth in Section 4.11 of the American Disclosure Schedule. Except as set forth in Section 4.11 of the American Disclosure Schedule, since September 18, 1997, American has not issued any shares of capital stock of any class, any Option Securities or any Convertible Securities, except for the issue of American Common Stock pursuant to the conversion of Convertible Securities or the exercise of Option Securities outstanding on September 18, 1997 and in each case in accordance with their present terms or as otherwise described or contemplated by the Filed American SEC Documents. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. American had, prior to the date of the Original Merger Agreement, made available to Mergeparty a true and correct copy of the Restated Certificate of Incorporation of American (the "Restated Certificate") as in effect on the date of the Original Merger Agreement. Except as set forth in Section 4.11 of the American Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of American outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of American may vote. Except as set forth in
Section 4.11 of the American Disclosure Schedule, or, except as set forth in the Restated Certificate, there are no contractual obligations of American or any of its Subsidiaries outstanding to repurchase, redeem or otherwise acquire any shares of capital stock of American or any of its Subsidiaries. Except as otherwise contemplated by this Agreement or as set forth in Section 4.11 of the American Disclosure Schedule, there are no contractual obligations of American to vote or to dispose of any shares of the capital stock of any of its Subsidiaries. No adjustment in either the conversion price or the amount or nature of the securities or other property issuable upon conversion of the shares of American Convertible Preferred Stock is required as a result of (i) the Tower Merger, other than an adjustment to the effect that, upon conversion, the holders thereof shall have the right to receive the Tower Merger Consideration upon any conversion following the Tower Merger Effective Time, as if such conversion had been effected immediately prior to the Tower Merger Effective Time, and (ii) the Merger, other than an adjustment to the effect that, upon conversion, the holders thereof shall have the right to receive the Merger Consideration upon any conversion following the Effective Time as if such conversion had been effected immediately prior to the Effective Time. No adjustment in the exercise price or the number of shares of American Common Stock or the amount or nature of any other securities or property issuable upon the exercise of the American Options is required as result of (i) the Tower Merger, other than an adjustment to the effect that, upon exercise, the holders thereof shall have the right to receive the Tower Merger Consideration upon any exercise following the Tower Merger Effective Time, as if such exercise had been effected immediately prior to the Tower Merger Effective Time and (ii) the Merger, other than an adjustment to the effect that, upon exercise, the holders thereof shall have the right to receive the Merger Consideration upon any exercise following the Effective Time as if such exercise had been effected immediately prior to the Effective Time.

  4.12 Employment Arrangements. Except as described in the Filed American SEC Documents or in Section 4.12 of the American Disclosure Schedule, as of the date of the Original Merger Agreement (i) none of the employees of American or any of its Subsidiaries (other than the Tower Subsidiaries) was, or, to American's knowledge, since November 1, 1993 and while an employee of American or any of its Subsidiaries had been, represented by any labor union or other employee collective bargaining organization, or were, as of the date of the Original Merger Agreement, or, to American's knowledge, since November 1, 1993 to such date had been, parties to any labor or other collective bargaining agreement, (ii) there are, to American's knowledge, no pending labor strikes, work stoppages, lockouts, slow downs, grievances (including unfair labor charges), disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of such labor strikes, work stoppages, lockouts or slowdowns or any pending demands for collective bargaining by any union or other such organization, and (iii) neither American nor any of its Subsidiaries (other than the Tower Subsidiaries) nor any of its or any of their employees was, as of the date of the Original Merger Agreement, or, to American's knowledge, since November 1, 1993 to such date had been, subject to or involved in or, to American's knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities. American and its Subsidiaries (other than the Tower Subsidiaries) have performed all obligations required to be performed under all Employment Arrangements and none of them is in breach or violation of or in default or arrears under any of the terms, provisions or conditions thereof, except for such breaches, violations, defaults and arrears, which either individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on American.

  4.13 Voting Requirements. The affirmative vote of the holders of shares of American Common Stock, representing a majority of the outstanding voting power of American Common Stock, voting as a single class, is (i) the only vote necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement (other than the Tower Merger Agreement) (the "Required Vote") and (ii) the only vote necessary to approve and adopt the Tower Merger Agreement and the transactions contemplated by the Tower Merger Agreement (the "Required Tower Vote").

  4.14 Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation ("CSFB"), the fees and expenses of which will be paid by American, and Merrill Lynch Pierce Fenner & Smith Incorporated, the fees and expenses of which will be paid by American Tower (or reimbursed to American by American Tower) following the Effective Time in accordance with the provisions of Section 9.3(b), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated or permitted by this Agreement. American has furnished to Mergeparty true and complete copies of all agreements under which any such fees or expenses may be payable and all indemnification and other agreements related to the engagement of the persons to whom such fees may be payable.

  4.15 Information Supplied.

  (a) Each of the Proxy Statement and the Tower Proxy Statement will not, at the date it is first mailed to the holders of American Common Stock and at the time of the American Stockholders Meeting (in the case of the Proxy Statement) and the American Stockholders Tower Meeting (in the case of the Tower Proxy Statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For purposes of the foregoing, the truth of any information or the existence of any omissions at the time of the American Stockholders Meeting and the American Stockholders Tower Meeting shall be determined with reference to the Proxy Statement and the Tower Proxy Statement, respectively, as then amended or supplemented. The Proxy Statement and the Tower Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by American with respect to statements made or incorporated by reference therein based on information specifically supplied by Mergeparty or Mergeparty Subsidiary for inclusion or incorporation by reference in the Proxy Statement or the Tower Proxy Statement.

  (b) The Registration Statement to be filed with the Commission by American Tower pursuant to the provisions of Section 6.6(b) will not (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time such Registration Statement is filed with the Commission, at the time such Registration Statement is amended or supplemented or at the time such Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.16 Ordinary Course of Business. Except as may be described in the Filed American SEC Documents or in Section 4.9(a) or Section 4.16 of the American Disclosure Schedule, since June 30, 1997 to the date of the Original Merger Agreement, (i) each of American and its Subsidiaries (other than the Tower Subsidiaries) has operated its business in the normal, usual and customary manner in the ordinary and regular course of business, consistent with prior practice (it being understood and agreed for purposes of this Section 4.16 by the parties that the acquisition, disposition and exchange of radio stations is in the ordinary course of business) and (ii) there has not been by American and its Subsidiaries (other than the Tower Subsidiaries) (a) any declaration, setting aside or payment of any dividend or other distribution payable in cash, stock, property or otherwise except for (x) the payment of dividends or the making of distributions by a direct or indirect wholly-owned Subsidiary of American and (y) the payment of dividends on shares of American Preferred Stock in accordance with their terms, (b) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (c) (I) any granting to any executive officer or other key employee of American or any of its Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Benefit Arrangements, (II) any granting to any such executive officer of any increase in severance or termination pay, except as was required under any Benefit Arrangement, (III) except in the ordinary course, any entering into, amendment in any material respect or termination of any Governmental Authorization, Private Authorization or material agreement, arrangement, contract, undertaking, understanding or other obligation, or (IV) any adoption or amendment of any Plan or Benefit Arrangement (including changing any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or changing the manner in which contributions to any Plan are made or the basis on which such contributions are determined) except as required to comply with changes in Applicable Law, (d) except insofar as may have been disclosed in the Filed American SEC Documents or required by a change in GAAP, any change in accounting methods, principles or practices by American materially affecting its assets, liabilities or business, (e) any sale, disposition or contract to dispose of any of its properties or assets having a value in excess of $1,000,000 other than in the ordinary course, and (f) any damage, destruction or loss, whether or not covered by insurance, that has had a Material Adverse Effect on American.

  4.17 Environmental Matters. Except as set forth in the American SEC Documents or Section 4.17 of the American Disclosure Schedule, American:

    (a) (i) has not been notified in writing that it is potentially liable and, has not received any written request for information or other correspondence concerning its potential liability with respect to any site or facility, under or pursuant to any Environmental Law, (ii) to the knowledge of American, is not a potentially "responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, or any similar state Law, and (iii) to the knowledge of American, is not the subject of or, to the knowledge of American, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

    (b) to the knowledge of American, is in compliance with all Environmental Laws and has obtained all Environmental Permits required under Environmental Laws, except for such noncompliances and failures to obtain Environmental Permits as, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Affect on American;

    (c) (i) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law, and
  (ii) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any Final Order issued pursuant to any Environmental Law; and

    (d) to the knowledge of American, there have not been any releases, spills or disposal activities of or involving Hazardous Materials, including without limitation from underground storage tanks, on or from any property owned, operated or leased by American which releases, spills or disposal activities resulted or could reasonably be expected to result in investigation and cleanup expenditures which upon payment of such expenditures would be reasonably likely to have a Material Adverse Effect on American.

  Notwithstanding anything to the contrary contained in this Agreement, American makes no representation or warranty with respect to its compliance with Environmental Laws or environmental matters generally, except as specifically set forth in this Section 4.17.

  4.18 Opinion of Financial Advisor. American has received the opinion of CSFB, dated the date of the Original Merger Agreement, to the effect that, as of such date, the Merger Consideration (as defined in the Original Merger Agreement) to be received by the holders of American Common Stock in the Merger is fair from a financial point of view to the holders of American Common Stock.

  4.19 Contracts; Debt Instruments.

  (a) Except as set forth in Section 4.20 of the American Disclosure Schedule, neither American nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any material agreement, arrangement, contract, undertaking, understanding or other obligation, including the American Preferred Stock ("Contracts"), to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults, that individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on American, and none of the Contracts prohibits American from incurring an additional $1.00 of indebtedness.

  (b) American has made available to Mergeparty (i) true and correct copies of all Contracts to which any indebtedness of American or any of its Subsidiaries (other than the Tower Subsidiaries) in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and (ii) accurate information regarding the respective principal amounts currently outstanding as of the date of the Original Merger Agreement thereunder.

  4.20 State Takeover Statutes. Except for Section 203 of the DCL, to American's knowledge, no other state takeover Law, statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

  4.21 Appraisal Rights. No appraisal rights under Section 262 of the DCL are applicable to the Tower Merger or the Tower Merger Consideration.

                                   ARTICLE 5

                 Representations and Warranties of Mergeparty

  Except as set forth with respect to specifically identified representations and warranties in the Mergeparty Disclosure Schedule, Mergeparty represents and warrants to American as follows:

  5.1 Organization and Business; Power and Authority; Effect of Transaction.

  (a) Each of Mergeparty and Mergeparty Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted. Each of Mergeparty and Mergeparty Subsidiary is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 5.1(a) of the Mergeparty Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except in such jurisdictions where the failure to be so qualified and in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Mergeparty.

  (b) Each of Mergeparty and Mergeparty Subsidiary has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by Mergeparty and/or Mergeparty Subsidiary pursuant hereto or thereto or to consummate the Merger and the other transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto have been duly authorized by all requisite corporate or other action on the part of Mergeparty and/or Mergeparty Subsidiary, and no other corporate proceedings on the part of Mergeparty and/or Mergeparty Subsidiary are necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger or the other transactions so contemplated. This Agreement has been duly executed and delivered by each of Mergeparty and Mergeparty Subsidiary and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or to consummate the Merger when executed and delivered by Mergeparty and/or Mergeparty Subsidiary will constitute, a valid and binding obligation of Mergeparty and/or Mergeparty Subsidiary, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

  (c) At the time of execution of this Agreement, Mergeparty and all of its Affiliates or "associates" (as defined in the Exchange Act) collectively beneficially own less than 5% of the outstanding shares of American Common Stock.

  (d) The execution, delivery and performance by each of Mergeparty and/or Mergeparty Subsidiary of this Agreement and any Collateral Document executed or required to be executed by such party pursuant hereto or thereto, do not, and the consummation by Mergeparty Subsidiary of the Merger and the other transactions hereby and thereby and compliance with the terms, conditions and provisions hereof or thereof by Mergeparty and/or Mergeparty Subsidiary will not:

    (i) (A) conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of Mergeparty or Mergeparty Subsidiary or (B) any Applicable Law applicable to Mergeparty or

  Mergeparty Subsidiary, or conflict with, or result in a breach or violation of, or constitute a default under, or permit the termination, cancellation or acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such termination, cancellation or acceleration of, any Contract or Private Authorization of Mergeparty or Mergeparty Subsidiary, except, in the case of clause (B), for such conflicts, breaches, violations, terminations, cancellations or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Mergeparty; or

    (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by Mergeparty or Mergeparty Subsidiary except for such Liens that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Mergeparty or Mergeparty Subsidiary; or

    (iii) require any Governmental Authorization or Governmental Filing except for (A) the FCC Consents, (B) filings under the Hart-Scott-Rodino Act, (C) the filing with the Commission of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which American is qualified to do business and (E) such other Governmental Authorizations and Governmental Filings the failure of which to be made or obtained would, individually or in the aggregate, not be reasonably likely to have a Material Adverse Effect on American.

  (e) Mergeparty Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

  5.2 Compliance with Governmental Authorizations and Applicable Law; Litigation. Except as disclosed in any report or other document filed by Mergeparty with the SEC prior to the date of the Original Merger Agreement or in Section 5.2 of the Mergeparty Disclosure Schedule, there are no Legal Actions pending or, to the knowledge of Mergeparty, threatened against Mergeparty or any of its Subsidiaries, except for Legal Actions that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Mergeparty or prevent or materially burden or materially impair the ability of Mergeparty to consummate the transactions contemplated by this Agreement. Except as set forth in Section 5.2 of the Mergeparty Disclosure Schedule, there are not facts relating to Mergeparty (or any Affiliate thereof) under the FCA that would disqualify it (or any Affiliate or assignee) from obtaining control of the American FCC Licenses or that would prevent it (or any Affiliate or assignee) from consummating the transactions contemplated by this Agreement or, to Mergeparty's knowledge, materially delay the grant of the FCC Consents. Except as may be set forth in
Section 5.2 of the Mergeparty Disclosure Schedule, it is not necessary for Mergeparty or any of its Subsidiaries or other Affiliates (or assigns) to (a) seek or obtain any waiver from the FCC, (b) dispose of any interest in any media or communications property or interest (including without limitation any of the American Stations or the American Brokered Stations), (c) terminate any venture or arrangement, or (d) effectuate any change or restructuring of ownership (including without limitation the removal or withdrawal of officers or directors or the conversion or repurchase of equity securities in Mergeparty or any Affiliate) to obtain, or to avoid any delay in obtaining, the FCC Consents. Mergeparty is able to certify on an FCC Form 315 that it is financially qualified.

  5.3 Mergeparty Financing. On the Closing Date, Mergeparty will have sufficient funds to consummate the transactions contemplated by this Agreement, including without limitation the Merger, and to pay all related fees and expenses.

                                   ARTICLE 6

                                   Covenants

  6.1 Access to Information; Confidentiality. American shall afford to Mergeparty and its accountants, counsel, investment bankers, financial advisors and other agents and representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries', other than those of the Tower Subsidiaries) properties, books, contracts, commitments and records (including without limitation Tax Returns) and, during such period, shall furnish promptly upon request (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of any Applicable Law (including without limitation the FCA) or filed by it or any of its Subsidiaries (other than the Tower Subsidiaries) with any Authority in connection with the Merger or which may have a material effect on it or its business, financial condition or results of operations, and (ii) such other information concerning any of the foregoing as Mergeparty shall reasonably request; provided, however, that the foregoing shall not require American to permit any disclosure or to disclose any information, that in the reasonable judgment of American would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if American shall have used its best efforts to obtain the consent of such third party to such inspections or disclosure. All requests for information shall be directed to an executive officer of American or such other Persons as may be designated by American. All information disclosed pursuant to this Section or otherwise shall be governed by the terms of the Confidentiality Agreement, the terms and provisions of which are incorporated herein by reference with the same force and effect as though set forth here in their entirety. No investigation pursuant to this Section or otherwise shall affect any representation or warranty of American in this Agreement or any condition to the obligations of Mergeparty hereto.

  6.2 Agreement to Cooperate.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use best efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, any thing which could impede or impair the consummation of the Merger, including, in all cases, without limitation using its best efforts
(i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions, (iv) to defend any suit, action or proceeding, whether judicial or administrative, challenging the Merger or any of the transactions contemplated by the Merger Agreement, including seeking to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 7, including without limitation the securing of all authorizations, consents, waivers, modifications, order or approvals referred to in Sections 7.1(b) and 7.1(d) and, without limiting the generality of the foregoing, and notwithstanding any provision contained in this Agreement to the contrary, including without limitation the last sentence of Section 6.10, American shall not, and shall not permit any Tower Subsidiary to, take any action or enter into any agreement, plan or arrangement to take any action (a "Prohibited Transaction") which could reasonably be expected to materially delay the date of the American Stockholders Meeting or the Effective Time (it being understood that any delay in excess of fifteen (15) business days which would arise as a result of any such action shall be deemed "material" for purposes hereof). American hereby agrees to provide Mergeparty with prior written notification of any proposed action which could reasonably be expected to constitute a Prohibited Transaction.

  (b) Without limiting the generality of the foregoing, the parties acknowledge and agree that the transfer of control of the American FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. American and Mergeparty acknowledge that they have heretofore filed with the FCC appropriate applications requesting the FCC's written consent to the transfer of control of the American FCC Licenses pursuant to this Agreement and have caused all necessary persons to join in one or more such applications filed with the FCC (the "Applications"). American and Mergeparty will use their best efforts to take such steps as may be necessary (i) diligently to prosecute the Applications and to prepare and file any further Applications or amendments as may be necessary to obtain the consent for the transfer of control to Mergeparty of the licenses held by the American Brokered Stations to be acquired by American and (ii) to obtain the FCC Consents, including action by Mergeparty, at its sole cost and expense (except as provided elsewhere in this

Agreement), to satisfy or cause to be removed all Divestiture Conditions, if any. The failure by American or Mergeparty to use its best efforts to timely file or diligently prosecute its portion of any Application or, in the case of Mergeparty, the failure to use its best efforts to make any Required Divestiture or otherwise satisfy or cause to be removed all Divestiture Conditions on or before the Termination Date, shall be a material breach by American or Mergeparty, as the case may be, of this Agreement. American agrees that any delay in prosecuting the Applications or obtaining the FCC Consents resulting from Mergeparty's good faith negotiations, subject to Applicable Law, with the FCC, Antitrust Division or FTC with respect to the imposition of a Divestiture Condition shall not constitute a failure by Mergeparty to use its best efforts diligently to prosecute the Applications or obtain the FCC Consents and so long as such negotiations do not interfere with satisfaction of all conditions to Closing prior to the Termination Date. If reconsideration or judicial review is sought with respect to any FCC Consent, American and Mergeparty shall (promptly and with all due efforts) oppose such efforts to obtain reconsideration or judicial review.

  (c) Without limiting the generality of Section 6.2(a), the parties undertake and agree to file as soon as practicable after the date hereof, and in any event within sufficient time to be able to consummate the Merger prior to the Termination Date, a Notification and Report Form under the Hart-Scott-Rodino Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of the parties shall (i) use its best efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the Hart-Scott-Rodino Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto; provided, however, that nothing shall limit the ability of Mergeparty to extend the 20-day waiting period under the Hart-Scott-Rodino Act following substantial compliance with any request for additional information that may be forthcoming, if such extension is reasonably necessary to allow the continuation of good-faith negotiations intended to remove any objection to the transaction that the FTC or Antitrust Division may have asserted, and if such extension will expire not less than 30 days prior to the Termination Date.

  (d) Anything in this Agreement, including without limitation Section 6.2(b), to the contrary notwithstanding, Mergeparty shall obtain the FCC Consents and clearances under the Hart-Scott-Rodino Act and the grant of any waivers in connection therewith prior to the Termination Date in accordance with this Agreement unless the failure to obtain such FCC Consents, clearances and waivers is primarily the result of one or more Uncontrollable Events. For purposes of this Agreement, the term "Uncontrollable Events" shall mean (i) acts or omissions on the part of American or any of its Subsidiaries in conducting its respective operations other than those relating to the number of American FCC Licenses or amount of revenues in a particular market, (ii) an unremedied or unwaived material breach by American of its obligations under this Agreement, or (iii) any change in or enactment of Applicable Law by Congress and signed by the President and which (A) has the effect of decreasing the number of radio licenses which a Person may own nationally or locally or (B) materially and adversely relates to the concentration of radio licenses which a Person may own in a market, and as a result of the change or enactment referred to in either clause (A) or (B) above, Mergeparty's performance of its obligations under this Agreement would have a Material Adverse Effect on Mergeparty's radio and television broadcasting business. Mergeparty shall file with the FCC, within sufficient time to permit timely grant of the Applications, applications for consent to assign or transfer, pursuant to trust arrangements satisfying the FCC's local multiple ownership rules and policies, such radio broadcast stations as Mergeparty may designate, so that the radio broadcast stations of Mergeparty and American not designated for such trust arrangements may be held by the Surviving Corporation in compliance with the FCC's local multiple ownership rules and policies. Mergeparty shall, to the extent necessary to obtain grant of the trust applications, thereafter promptly file or cause to be filed any further applications (including applications to assign radio broadcast stations to third party purchasers for value) that may be required by the FCC. Notwithstanding the two preceding sentences, with regard to stations located in the San Jose market, the obligations of Mergeparty to submit trust or sale applications shall be excused for such stations to the extent and for the duration of the period that Mergeparty is unable to identify the stations to be placed in trust or sold because of the failure of American to notify Mergeparty of the resolution of the Antitrust Division impediment impacting the American transactions pending in the San Jose market.

  (e) If Mergeparty or any of its Affiliates receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Authority (including without limitation seeking or relating to a Divestiture Condition), that could affect Mergeparty's or Mergeparty Subsidiary's ability to consummate the transactions contemplated hereby, or if Mergeparty or any other Affiliate of Mergeparty should become aware of any fact relating to the qualifications of Mergeparty or any of its Affiliates that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the American FCC Licenses, Mergeparty shall promptly notify American thereof and American shall do likewise with Mergeparty and Mergeparty shall use its best efforts, and take such steps as are necessary, in order to satisfy or remove the Divestiture Conditions to enable the Closing to occur prior to the Termination Date. Mergeparty covenants and agrees to keep American fully informed as to all matters concerning all Required Divestitures and shall promptly notify American in writing of any and all significant developments relating thereto and American agrees to do likewise with Mergeparty.

  (f) Mergeparty acknowledges and agrees that certain of the American Stations and American Brokered Stations may file applications for renewal of license during the time that an application for the FCC Consents is pending before the FCC. To the extent any such application for renewal may be filed, Mergeparty agrees to amend the transferee's portion of any application for the FCC Consents and, as may be required, to amend any license renewal applications for all of the American Stations or American Brokered Stations, to confirm Mergeparty's intention to consummate this Agreement during the pendency of such license renewal application, and to agree to assume the consequences associated with succeeding to the place of American in such license renewal applications. The making of this statement shall not be deemed to limit or waive any other rights that Mergeparty may otherwise have under this Agreement.

  (g) The parties shall cooperate with one another in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Closing Date.

  (h) Subject to Applicable Laws relating to the exchange of information, American, on the one hand, and Mergeparty, on the other hand, shall have the right to review in advance, and to the extent practicable each will consult the other with respect to, all the information relating to American or Mergeparty, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Authority and/or other Person in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of American and Mergeparty shall act reasonably and as promptly as practicable.

  6.3 Public Announcements. Until the Closing, or in the event of termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case, to the extent practicable, they will consult with the other regarding the nature, content and form of such press release or public statement.

  6.4 Notification of Certain Matters. Each party shall give prompt notice to the other, of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any failure made by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this

Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

  6.5 Stockholder Approval. American will, as soon as practicable following the date thereof, establish separate record dates (which will be as soon as practicable following the date hereof) for, duly call, give notice of, convene and hold (on separate dates) (i) a meeting (the "American Stockholders Meeting") of the holders of shares of American Common Stock for the purpose of obtaining the Required Vote and (ii) a meeting (the "American Stockholders Tower Meeting") of holders of shares of American Common Stock for the purpose of obtaining the Required Tower Vote. American will, through its Board of Directors, recommend to the holders of shares of American Common Stock approval and adoption of this Agreement and the Tower Merger Agreement, subject, with respect to approval and adoption of this Agreement, to the fiduciary duties of the Board of Directors of American under Applicable Law.

  6.6 Proxy Statement; Registration Statement.

  (a) American shall prepare and file with the Commission as soon as is reasonably practicable after the date hereof a proxy statement in connection with the American Stockholders Meeting (the "Proxy Statement") and a proxy statement in connection with the American Stockholders Tower Meeting (the "Tower Proxy Statement"), in each case complying with applicable rules and regulations of the Commission and the DCL.

  (b) American shall cause American Tower to prepare and file with the Commission as soon as is reasonably practicable after the date hereof a registration statement on Form S-4 (the "Registration Statement") complying with applicable rules and regulations of the Commission. The Registration Statement shall cover the registration under the Securities Act of the shares of Tower Common Stock to be delivered as the Tower Stock Consideration or Tower Merger Tower Consideration to the holders of shares of American Common Stock at the Effective Time or the Tower Merger Effective Time, as the case may be.

  (c) Mergeparty and American shall, and American shall cause American Tower to, promptly furnish to the other all information, and take such other actions, as may reasonably be requested in connection with any action taken to comply with the provisions of this Section 6.6. Each of American and Mergeparty shall, and American shall cause American Tower to, correct promptly any information provided by it to be used specifically in the Proxy Statement, the Tower Proxy Statement or the Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to the Proxy Statement, the Tower Proxy Statement or the Registration Statement so as to correct such Proxy Statement, such Tower Proxy Statement or such Registration Statement and cause it to be disseminated to the stockholders of American, to the extent required by Applicable Law. Without limiting the generality of the foregoing, American shall, and American shall cause American Tower to, notify Mergeparty promptly of the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement, the Tower Proxy Statement or the Registration Statement, or for additional information, and shall supply Mergeparty with copies of all correspondence between it or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Proxy Statement, the Tower Proxy Statement or the Registration Statement. Whenever any event occurs which should be described in an amendment or a supplement to the Proxy Statement, the Tower Proxy Statement or the Registration Statement, American shall, and American shall cause American Tower to, upon learning of such event, promptly prepare, file and clear with the Commission and, if prior to the Effective Time, mail to the holders of shares of American Common Stock such amendment or supplement; provided, however, that, prior to such mailing, (i) American shall, and American shall cause American Tower to, consult with Mergeparty with respect to such amendment or supplement, (ii) shall afford Mergeparty reasonable opportunity to comment thereon, and (iii) each such amendment or supplement shall be reasonably satisfactory to Mergeparty.

  6.7 Miscellaneous. Nothing contained in this Agreement shall prohibit American from (a) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or
(b) making any disclosure to American's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of American, after consultation with independent counsel, failure to so disclose would be inconsistent with Applicable Laws.

  6.8 Option Plans.

  (a) All unexpired options to purchase American Common Stock that are outstanding immediately prior to the Effective Time (each, an "American Option"), except as provided otherwise in this Section 6.8, will be canceled by American immediately prior to the Effective Time. Each employee or director of American or any of its Subsidiaries immediately prior to the Effective Time (each, an "Optionholder") shall receive, with respect to each share of American Common Stock subject to an unexpired American Option of the Optionholder so canceled by American, the Merger Consideration, or, if the Tower Merger Effective Time shall have occurred, the cash that the Optionholder would have received pursuant to the Merger and shares of American Tower Common Stock that the Optionholder would have received pursuant to the Tower Merger, in each case with respect to each share of American Common Stock subject to an unexpired American Option of the Optionholder had such American Option been exercised immediately prior to the Tower Merger Effective Time, in all cases reduced by an amount of cash (and, to the extent necessary, Tower Common Stock) equal to the exercise price per share of American Common Stock subject to such American Option. Except as provided in the preceding sentence, no other consideration will be paid by American to an Optionholder in respect of his or her canceled American Options. If the Merger is not consummated, the cancellation of the Optionholder's American Options shall be rescinded and the Optionholder shall continue to hold such American Options upon their original terms and conditions. At the election of any Optionholder who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1), this Section 6.8(a) will be inoperative with respect to such American Options as he or she may specify to the extent that the acceleration, vesting cancellation and cash-out of American Options at the Effective Time as provided herein would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Any Optionholder who makes such election shall forfeit the American Options which are subject to such election and shall receive no consideration therefor.

  (b) With respect to American Options held by Tower Employees, notwithstanding the foregoing provisions of this Section 6.8 and in lieu thereof, and subject to the approval of the provisions of this Section 6.8 by the Board of Directors of American and the Compensation Committee thereof, such Tower Employees may elect to have their American Options assumed by American Tower and converted into options to acquire Tower Common Stock as of the earlier to occur of the Tower Merger Effective Time and the Effective Time, such conversion to be effectuated in a manner that will preserve the spread in such American Options between the option exercise price and the fair market value of American Common Stock at the time of such conversion, and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder. To the extent that Tower Employees elect to so convert their American Options into options to acquire Tower Common Stock, American shall contribute (without the payment of any amount or the issuance of any securities by American Tower) to the capital of American Tower at the time of such conversion a number of shares of Tower Common Stock equal to the excess, if any, of (i) the number of shares of Tower Common Stock owned by American immediately prior to the Tower Merger Effective Time or the Effective Time, as the case may be, over (ii) the number of shares of Tower Common Stock required to be delivered (x) to the holders of shares of American Common Stock, (y) to holders of American Options pursuant to the provisions of Section 6.8(a), and (z) upon conversion of American Convertible Preferred Stock. If the Tower Employees set forth on Schedule 4.1(e) do not enter into definitive agreements prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time to convert the American Options which are held by such Tower Employees and set forth on such Schedule into options to acquire Tower Common Stock in accordance with this Section 6.8(b), American shall, prior to the earlier to occur of the Tower Merger Effective Time and the Effective Time, cause American Tower to issue to American in exchange for payment of the par value thereof a number of shares of Tower Common Stock equal to the aggregate number of shares of American Common Stock subject to such American Options set forth on such Schedule. American shall cause American Tower to file with, and cause to be declared effective prior to the earlier to occur of the Tower Merger Effective Time or the Effective Time under the Securities Act by, the Commission, a registration statement on Form S-8 to register the shares of Tower Common Stock subject to such converted American Options under the Securities Act.

  (c) American will use its best efforts (including best efforts to obtain any consents of Optionholders, if required) to cause the cancellation of all of the American Options immediately prior to the Effective Time.

  (d) Notwithstanding the foregoing provisions of this Section 6.8, in the event that any amount payable under Section 6.8(a) to an Optionholder in respect of his American Options would fail to be deductible by American (or any successor thereto) solely by reason of (S)162(m) of the Code (after taking into account all amounts paid or reasonably expected to be payable to the Optionholder in the same taxable year in which the payments under Section 6.8(a) are made to the Optionholder and which are not otherwise exempt from Code (S)162(m) in determining whether any amount payable to the Optionholder will fail to be deductible thereunder), then, with respect to such portion of the Optionholder's American Options the cancellation and cash-out of which would be nondeductible under said (S)162(m) (the "(S)162(m) Options"), such
(S)162(m) Options shall be canceled in accordance with the foregoing provisions of this Section 6.8, but the payments contemplated in Section 6.8(a) in respect of the Optionholder's (S)162(m) Options shall be made to the Optionholder on the 110th day following the Effective Time. American shall use its best efforts to obtain the written consent of each Optionholder affected by this Section 6.8(e) to the foregoing provisions hereof.

  (e) All amounts payable hereunder to an Optionholder shall be reduced by any applicable withholding taxes.

  Notwithstanding anything to the contrary in this Agreement, American shall have the right, in its sole and absolute discretion, to accelerate, on such terms and conditions as it shall determine, in whole or in part, the vesting of any or all of the American Options outstanding on the date hereof (other than the (S)162(m) Options) so that such American Options are exercisable in full prior to the Effective Time.

  6.9 Conduct of Business by Mergeparty Pending the Merger. Except as otherwise contemplated by this Agreement, or as has been publicly disclosed prior to the date of the Original Merger Agreement, after the date of the Original Merger Agreement and prior to the Closing Date or earlier termination of this Agreement unless American shall otherwise agree in writing, with respect to Mergeparty's media business, Mergeparty shall, and shall cause its Subsidiaries, to:

    (i) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice, which includes the acquisition of other radio broadcasting stations;

    (ii) not amend or propose to amend its Organic Documents in any manner materially adverse to the holders of the American Preferred Stock;

    (iii) use all best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely affect the transactions contemplated by this Agreement; and

    (iv) not authorize or enter into any agreement that would violate any of the foregoing.

  6.10 Conduct of Business by American Pending the Merger. Except as set forth in Section 6.10 of the American Disclosure Schedule or as otherwise contemplated by this Agreement, including without limitation the transactions contemplated by the Tower Documentation and Section 6.19 hereof, after the date of the Original Merger Agreement and prior to the Closing Date or earlier termination of this Agreement, unless Mergeparty shall otherwise consent in writing, American shall, and shall cause its Subsidiaries, to:

    (i) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

    (ii) not (A) amend or propose to amend their respective Organic Documents, (B) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (C) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) the payment of dividends or the making of distributions by a direct or indirect wholly-owned Subsidiary of American and (y) the payment of dividends on shares of the American Preferred Stock in accordance with their terms;

    (iii) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of its capital stock, Convertible Securities or Option Securities, except that American may issue shares of American Common Stock upon conversion of Convertible Securities and exercise of Option Securities outstanding on the date hereof and in accordance with their present terms;

    (iv) not (A) incur or become contingently liable with respect to any indebtedness other than (x) short-term borrowings not to exceed $25 million in the aggregate outstanding at any one time, (y) borrowings to finance pending acquisitions of radio stations set forth in Section 6.10 of the American Disclosure Schedule and, pursuant to agreements in effect on the date of the Original Merger Agreement and (z) borrowings not to exceed $120 million to finance a capital contribution by American to Tower, (B) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities, except pursuant to the conversion or exercise thereof, as the case may be, or except to the extent required by the present terms thereof, (C) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than pursuant to agreements in effect on the date of the Original Merger Agreement and set forth in Section 6.10 of the American Disclosure Schedule or Liens arising in accordance with the provisions of indebtedness in effect on the date of the Original Merger Agreement and in accordance with their present terms, or (D) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any direct or indirect wholly owned Subsidiary of American (other than the Tower Subsidiaries) and, except as provided in clause (z) above, or to officers and employees of American or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

    (v) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (vi) confer on a regular and frequent basis with one or more representatives of Mergeparty to report material operational matters and the general status of ongoing operations;

    (vii) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

    (viii) maintain with financially responsible insurance companies insurance on their respective tangible assets and their respective businesses in such amounts and against such risks and losses as are consistent with past practice;

    (ix) not make any Tax election that could reasonably be likely to have a Material Adverse Effect on American or settle or compromise any material income Tax liability;

    (x) except in the ordinary course of business or except as would not reasonably be likely to have a Material Adverse Effect on American, not modify, amend or terminate any Material Agreement to which American or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

    (xi) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

    (xii) not acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets that, individually or in the aggregate, are material to American and its Subsidiaries taken as a whole, in each case, other than pursuant to agreements in effect on the date of the Original Merger Agreement and set forth in the Section 6.10 of the American Disclosure Schedule (Mergeparty agrees not to unreasonably withhold, delay or condition a consent to any matters described in this paragraph);

    (xiii) except as set forth in Section 4.9(a) or Section 4.16 of the American Disclosure Schedule, (a) not grant to any executive officer or other key employee of American or any of its Subsidiaries any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Benefit Arrangements in effect as of June 30, 1997, (b) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Benefit Arrangements in effect as of June 30, 1997,
  (c) not adopt or amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (d) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization (except as would not be reasonably likely to have a Material Adverse Effect on American), material Private Authorization or Contract; and

    (xiv) not authorize or enter into any agreement that would violate any of the foregoing.

  Anything in this Section to the contrary notwithstanding, the provisions of this Section (other than clause (ii) hereof) shall not apply to any of the Tower Subsidiaries.

  6.11 Control of Operations. Nothing contained in this Agreement shall give to Mergeparty, directly or indirectly, rights to control or direct American's operations prior to the Effective Time. Prior to the Effective Time, American shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Nothing contained in this Agreement shall give to American, directly or indirectly, rights to control or direct Mergeparty's operations prior to the Effective Time. Prior to the Effective Time, Mergeparty shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

  6.12 Directors', Officers' and Employees' Indemnification and Insurance.

  (a) The Organic Documents of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Organic Documents of American, as in effect on the date of the Original Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of American or any of its Subsidiaries, unless such modification shall be required by Applicable Law.

  (b) From and after the Effective Time, Mergeparty shall indemnify, defend and hold harmless the present and former officers, directors and employees of American or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (as used in this Section, a "claim") (including, without limitation, in connection with this Agreement, the Merger and the transactions contemplated hereby), based in whole or in part on the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer or employee of American or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under the DCL (and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DCL). Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Mergeparty and they shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) Mergeparty shall use its best efforts to assist in the defense of any such claim; provided, however, that

Mergeparty shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, nothing contained in this Section shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director or employee of Mergeparty under the DCL, assuming for such purposes that Mergeparty's Organic Documents provide for the maximum indemnification permitted by the DCL.

  (c) Mergeparty will cause to be maintained for a period of not less than six
(6) years from the Effective Time American's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all Persons who are directors and officers of American on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium therefor paid prior to the date of the Original Merger Agreement (the "Maximum Premium"); provided, however, that if the annual premiums of such insurance coverage exceed such amount, Mergeparty shall only be obligated to obtain the greatest coverage available under such policy for a cost not exceeding such amount, provided further, however, that Mergeparty may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Mergeparty or any of its Subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Mergeparty will use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered Persons than the existing D&O Insurance. American represents to Mergeparty that the Maximum Premium is not greater than $500,000.

  (d) In the event Mergeparty or Mergeparty Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Mergeparty or Mergeparty Subsidiary, as the case may be, shall assume the obligations set forth in this Section.

  (e) This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Mergeparty, Mergeparty Subsidiary and their respective successors and assigns.

  6.13 Solicitation of Employees. If this Agreement is terminated, Mergeparty agrees that neither it nor any of its Subsidiaries or other Affiliates will, for a period of eighteen (18) months from the date of such termination, solicit or actively seek to hire any key employees (including without limitation any station manager, sales manager, program director or any individual senior to any of such individuals) who during such period is employed by American or any of its Subsidiaries, whether or not such individual would commit breach of such individual's employment agreement or contract in leaving such employment; provided, however, that the foregoing shall not prevent Mergeparty from taking any action permitted by the Confidentiality Agreement.

  6.14 Change of Name. Within ten (10) days after the Closing, Mergeparty shall cause each of its Subsidiaries, if necessary, to file certificates of amendment with the appropriate Secretary of State, amending such company's Organic Documents to change the name of such company to any name which does not include the words "American Radio". Immediately prior to the Closing, American will assign to American Tower or its designee all right, title and interest, including all the goodwill related thereto, in and for past infringements of the name "American Radio" and related trademarks, service marks, logos and the like. As soon as commercially practicable, but in no event later than six (6) months from the Closing Date, Mergeparty Subsidiary and its Subsidiaries shall cease all use of the name "American Radio" in all modes.

  6.15 Benefit Plans. Mergeparty shall take such action as may be necessary so that on and after the Effective Time and for one (1) year thereafter, officers and employees of American and its Subsidiaries (other than Tower Employees) shall be provided employee benefits, plans and programs (excluding equity incentive arrangements) which are no less favorable in the aggregate than those generally available pursuant to those employee benefit plans and programs in effect for such officers and employees immediately prior to the Effective Time; it being understood that Mergeparty shall determine the types and levels of specific benefits to be so provided. For purposes of eligibility to participate and vesting in all benefits provided to officers and employees of American and its Subsidiaries (other than Tower Employees), such officers and employees of American and its Subsidiaries will be credited with their years of service with American and its Subsidiaries and prior employers to the extent service with American and its Subsidiaries and prior employers is taken into account under the applicable plans of American and its Subsidiaries as in effect as of the date of the Original Merger Agreement. Upon termination of any health plan of American or any of its Subsidiaries, individuals who were officers or employees of American or its Subsidiaries at the Effective Time (other than Tower Employees) shall if employed by Mergeparty or its Subsidiaries become eligible to participate in such health plans as may be established or maintained by Mergeparty or its Subsidiaries to the extent that such individuals were eligible to participate in the applicable health plan of American or its Subsidiaries immediately prior to the Effective Time. Amounts paid during the calendar year in which the Effective Time occurs, but before the Effective Time, by officers and employees of American and its Subsidiaries (other than Tower Employees) under any health plans of American shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Mergeparty or its Subsidiaries provided during such calendar year to the same extent as if such amounts had been paid under such health plans of Mergeparty or its Subsidiaries and Mergeparty shall cause to be waived under its health plans any pre-existing conditions as of the date of termination of the American health plan and eligibility to participate in such health plan to the extent such conditions would be waived under the applicable plans of American and its Subsidiaries as in effect on the date of the Original Merger Agreement. Nothing in this Agreement shall be construed as granting to any employee of American or its Subsidiaries any rights of continuing employment.

  6.16 American Cumulative Preferred Stock. To the extent permitted under Contracts, pursuant to which any indebtedness for money borrowed of American or any of its Subsidiaries is outstanding as of the date of the Original Merger Agreement, and by the American Preferred Stock, American shall pay all dividends in respect of the American Cumulative Preferred Stock in cash.

  6.17 American Tower Transaction. As soon as practicable following the execution of the Original Merger Agreement and in any event prior to the consummation of the Merger, American shall prepare, in consultation with Mergeparty and its counsel, the definitive documentation to be executed by American and American Tower to effect the delivery of the shares of Tower Common Stock as part of the Tower Merger Consideration or the Merger Consideration, as the case may be (the "Tower Separation"), and submit such documentation to Mergeparty for its approval, which approval shall not be unreasonably withheld, delayed or conditioned (as approved, the "Tower Documentation"), and American and American Tower shall execute and deliver the Tower Documentation in the form so approved. Mergeparty and American agree that the Tower Documentation shall include or be prepared on a basis consistent with the following:

    (a) American Tower shall indemnify, defend and hold Mergeparty, American and Subsidiaries of American (other than the Tower Subsidiaries, collectively in this Section the "American Tower Group") harmless from and against any liabilities to which American or any of its Subsidiaries (other than the American Tower Group or, in the case of clauses (B) and (C) below of this paragraph (a), any of their officers or directors) may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of ATS Mergercorp or the American Tower Group (other than, in the case of the American Tower Group, income tax liabilities), including without limitation (i) the assets to be transferred to American Tower pursuant to Section 6.17(f), (ii) liabilities (A) in connection with the distribution of the shares of Tower Common Stock as part of the Tower Merger Consideration or the Merger Consideration, as the case may be, (B) relating to or arising from any agreement, arrangement or understanding (other than the Tower Documentation) entered into by American, ATS Mergercorp or any member of the American Tower Group (x) for the benefit of any member of the American Tower Group, (y) in contemplation of the Tower Separation, or (z) with respect to the sale, assignment, transfer or other disposition of shares of American Tower Common Stock, (C) relating to or arising from any untrue statement or alleged untrue statements of a material fact contained in the Proxy Statement, the Tower Proxy Statement, the Registration Statement or in any document filed or required to be filed in connection with the Merger, or in any document filed or required to be filed by American, ATS Mergercorp or any member of the American Tower Group in connection with the preceding clause (B) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except with respect to information provided by or relating solely to American (excluding ATS Mergercorp and the American Tower Group) which is contained in or expressly consistent with the Filed American SEC Documents or the American September 10-Q, (iii) any economic impact related to or arising from the failure to obtain any Governmental Authorizations, Private Authorizations or other third party consents, or to make any Governmental Filings, necessary to consummate the Tower Separation, and (iv) the rental and related expenses for the relevant portion of the leased premises located at 116 Huntington Avenue, Boston, Massachusetts in the event of the failure to obtain the landlord's consent to the assignment of the obligations relating to, or sublease of, such relevant portion of such premises.

    (b) American shall indemnify, defend and hold the American Tower Group harmless from and against any liabilities (other than income tax liabilities) to which the American Tower Group may be or become subject that relate to or arise from the assets, business, operations, debts or liabilities of American or its Subsidiaries (other than the American Tower Group) whether arising prior to, concurrent with or after the Merger.

    (c) The Tower Documentation shall include an agreement that addresses issues of the allocation of Tax liabilities and deconsolidation of American and the American Tower Group which shall contain principles to the following effect:

      (i) The tax sharing agreement among members of the American Tower Group and American and its other Subsidiaries shall be terminated as of the earlier of (x) the effective date of the Merger, and (y) the date (the "Tower Deconsolidation Date") that the American Tower Group is no long eligible to be included in the consolidated tax returns of American and its other Subsidiaries under Sections 1501 to 1504 of the Code (the "Tower Deconsolidation") and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

      (ii) American shall include the income of the American Tower Group (including any deferred income triggered into income by Reg. (S)1.1502-13 and Reg. (S)1.1502-14 and any excess loss accounts taken into income under Reg. (S)1.1502-19) on American's consolidated federal income Tax returns and consolidated or combined state and local income Tax returns to the extent such income is properly includible thereon for all periods through the Tower Deconsolidation Date, and pay any income Taxes attributable to such income. American Tower shall reimburse American for any such federal, state and local income Taxes payable by the American Tax Group attributable to such income, as determined on a separate company basis; provided, however, that American Tower shall have no reimbursement obligation if American has no income Tax liability on a consolidated basis as a result of a net operating loss or to the extent that the income of the American Tower Group is offset by a net operating loss under the principles of clause 6.17(c)(v). The American Tower Group will furnish Tax information to American for inclusion in American's federal consolidated income Tax return for the period through the Tower Deconsolidation Date in accordance with American Tower's past custom and practice. The income of the American Tower Group will be apportioned to the period up to and including the Tower Deconsolidation Date and the period after the Tower Deconsolidation Date by closing the books of the American Tower Group as of the end of such date.

      (iii) American Tower shall indemnify the American Tax Group and Mergeparty for all Taxes imposed by any Taxing Authority on any member of the American Tax Group or on Mergeparty (or on any member of its consolidated tax group) as a result of or in connection with the sale or transfer of assets to the American Tower Group pursuant to Section 6.17(g) (or between members of the American Tax Group prior to the final transfer to a member of the American Tower Group or between members of the American Tower Group), the Merger, the Tower Merger, the Tower Separation, any other disposition or issuance of stock of American Tower contemplated or permitted hereby, or the merger of American Tower with any other Person, as the case may be, including without limitation any Taxes on any gain to any member of the American Tax Group arising under Section 311 of the Code, any Taxes on any deferred gain to any member of the American Tax Group triggered as a result of or upon any such event, any gain attributable to any excess loss account triggered upon any such event, any Taxes arising as a result of the election or other transactions contemplated by clause 6.17(c)(xii), income or gain arising as a result of transactions described in Section 3.4(c) or the second sentence of Section 6.8(a), and gain on the conversion of American Convertible Preferred Stock into Tower Common Stock and any transfer Taxes arising from any such event; provided, however, that such indemnity shall only apply to the extent that the additional liability for such Taxes payable by the American Tax Group as a consequence of such events (on a "but for" basis) exceeds $20,000,000.

      (iv) If, as a result of any payment by American Tower to any member of the American Tax Group or to Mergeparty pursuant to this Section 6.17(c) (including this clause (iv)), Mergeparty (or any member of its consolidated group for Federal income tax purposes) or any member of the American Tax Group becomes liable in any taxable year to pay any Taxes in excess of the Taxes they would have owed in the absence of any such payment by American Tower, American Tower will indemnify such Person for such Tax liability and make such Person whole on an after-tax basis for such Tax liability.

      (v) For the purposes of clauses 6.17(c)(ii) and (iii), net operating losses of the American Tax Group shall be reduced and deemed absorbed in the following order for each taxable year of the American Tax Group: first, by all income unrelated to the transactions contemplated by this Agreement of members of the American Tax Group other than members of the American Tower Group for the entire applicable taxable year of the American Tax Group; second, by income of the American Tower Group described in clause 6.17(c)(ii); and third, by income of the American Tax Group described in Section 6.17(c)(iii). Neither the American Tax Group nor Mergeparty (or any member of its consolidated group for Federal income tax purposes) shall have any claim under either Section 6.17(c)(ii) or (iii) for additional Tax liability arising in subsequent taxable years solely as a result of the absorption of net operating losses of the American Tax Group in this manner.

      (vi) American shall control any audit or contest relating to Taxes attributable to the American Tax Group. To the extent such audit or contest relates to Taxes that American Tower is obligated to reimburse or indemnify American under this agreement, American shall (x) regularly consult with American Tower in connection with such audit or contest; (y) provide American Tower with periodic reports on the status of such audit or contest; and (z) not enter into a settlement agreement relating to such audit or contest that materially prejudices American Tower without American Tower's consent.

      (vii) If pursuant to any Tax audit or contest there is an adjustment to any Taxes that are reimbursable or indemnifiable by the American Tower Group to any member of the American Tax Group under this Agreement, including clauses 6.17(c)(ii), (iii) and (iv), then (x) any additional Taxes imposed on the American Tax Group as a result of such adjustment shall be indemnified by the American Tower Group; and (y) any refund of Taxes paid to the American Tax Group as a result of such adjustment of amounts previously indemnified by American Tower shall be promptly paid over to American Tower (including additional amounts to make American Tower whole on an after-Tax basis, not exceeding amounts previously paid by American Tower Group with regard to such Taxes).

      (viii) American Tower shall not have the right to any refund, credit (or other reduction) of Taxes realized by the American Tax Group resulting from a carry back of a post-acquisition Tax attribute of any of the American Tower Group into a Tax Return filed by the American Tax Group.

      (ix) American Tower, American and Mergeparty agree to attempt in good faith to mutually agree on such terms as promptly as practicable after the date hereof. If American Tower, American and Mergeparty cannot agree on such terms, then any disagreement shall be resolved by an arbitrator jointly selected by American Tower, American and Mergeparty. The arbitrator shall be a law or accounting firm nationally recognized in tax matters. The costs of such arbitration shall be shared equally by American Tower and American. The decision of the arbitrator shall be binding on all parties.

      (x) American shall not elect to retain any net operating loss carryovers or capital loss carryovers of the American Tower Group.

      (xi) The indemnities of the American Tower Group described in this
    Section 6.17(c) shall apply to all applicable Taxes whenever they shall arise.

      (xii) At the request of any member of the American Tower Group, American agrees that it shall, and shall cause its Subsidiaries or other appropriate Affiliates to, make and/or cooperate with members of the American Tower Group (x) in making an election under Section 336(e) of the Code with respect to the Tower Separation, or (y) in effecting intercompany sales or exchanges of assets designed to achieve a comparable effect whereby deferred intercompany gains are recognized immediately prior to the Tower Deconsolidation.

    (d) The Tower Documentation shall provide that American shall obtain all Governmental Authorizations, Private Authorizations or other third party consents, and make any necessary Governmental Filings, necessary to consummate the Tower Separation, except where the failure to obtain such consents, in the aggregate, would not (i) be reasonably likely to have any adverse effect on American, (ii) materially impair the ability of American to perform its obligations under this Agreement or the Tower Documentation, or (iii) materially delay or prevent the consummation of the Merger. The Tower Documentation shall provide that the Tower Separation shall be done in compliance with American's certificate of incorporation and by-laws and in material compliance with all Applicable Laws.

    (e) At the Effective Time, a member of the American Tower Group shall assume (i) to the extent permitted by the landlord, the obligations under the lease of 116 Huntington Avenue, Boston, Massachusetts, with respect to the relevant portion of such leased premises or, if such permission is not obtained, sublease such relevant portion, and (ii) all liabilities with respect to which indemnification is provided under Section 6.17(a). American shall cause all members of the American Tower Group to be released from all other liabilities; provided, however, that American Tower agrees to reimburse American for any expenses incurred in obtaining such release. American and its Subsidiaries (other than the American Tower Group) shall release the American Tower Group from all Claims by American or its Subsidiaries (other than the American Tower Group), and the American Tower Group shall release American and its other Subsidiaries from all Claims by the American Tower Group, in each case except for Claims arising from or attributable to the transactions contemplated by this Agreement or any Collateral Document or otherwise asserted prior to the Effective Time.

    (f) Except as otherwise provided by Section 6.19, American shall, or shall cause its Subsidiaries to, as applicable, contribute, transfer or convey to American Tower the assets described in Section 6.17 of the American Disclosure Schedule, and American Tower shall assume all of American's and such Subsidiaries' obligations with respect to such assets to the extent so set forth.

    (g) The Tower Documentation shall not include any representations or warranties by American or American Tower relating to the business, operations, assets, debts or liabilities of American and its Subsidiaries (other than the American Tower Group) or the American Tower Group.

    (h) On the Closing Date, the employees of American listed in Section 6.17 of the American Disclosure Schedule (the "Tower Employees") shall be offered full-time employment by American Tower or one of its Subsidiaries. Effective immediately prior to the Effective Time, American Tower shall assume all obligations arising under any Plan or Benefit Arrangement between American or any of its Subsidiaries and the Tower Employees other than the rights, if any, of the Tower Employees with respect to the American Options (which are being satisfied by American as provided in Section 6.8) and all existing rights to indemnification. Such assumption agreement shall provide that American and its Subsidiaries, effective as of the Effective Time shall be indemnified by American Tower from all obligations arising under such employment agreements or arrangements (except in respect of any American Option which is not converted into an option to acquire Tower Common Stock in accordance with the provisions of
  Section 6.8(b) and all
  existing rights to indemnification). For a period of eighteen (18) months following the consummation of the Merger, members of the American Tower Group shall not actively solicit or seek to hire any employees of American or its Subsidiaries not currently engaged in the Tower Business, other than the Tower Employees, it being understood and agreed that such agreement shall not be deemed to prevent members of the American Tower Group from placing general advertisements in publications or on the Internet or soliciting any such employee who (i) initiates employment discussions with a member of the American Tower Group or (ii) is not employed by American or Mergeparty or any of their respective Subsidiaries on the date such a member first solicits such employee.

    (i) At the request of American Tower and subject to the requirements and restrictions imposed on American by any of its financing documents (as from time to time amended), American shall, from time to time after the date of the Original Merger Agreement and prior to the Effective Time, permit American Tower to (i) acquire (whether by merger, stock or asset acquisition or otherwise) additional businesses engaged in the business in which American Tower is engaged, (ii) construct additional communication towers, or (iii) make other capital improvements on assets owned or leased by American Tower or its Subsidiaries, and in each such case make additional capital contributions in American Tower, or make loans to American Tower, of the funds.

    (j) The indemnification and other obligations referred to in this Section shall survive the consummation of the Merger.

    (k) The Tower Documentation shall provide that prior to the Effective Time, American shall amend (i) its Section 401(k) Plan to permit a transfer of the assets held thereunder for the benefit of the Tower Employees to a
  Section 401(k) Plan to be established by American Tower and, prior to the Effective Time, such assets will be so transferred (along with any outstanding qualified domestic relations orders and loans) and (ii) any other Benefit Plan arrangements with respect to Tower Employees to reflect the Merger.

    (l) The Tower Documentation shall provide that prior to the Effective Time American shall, to the extent requested by Mergeparty, cause the American Tower Group to perform its obligations under the Tower
  Documentation.

    (m) Mergeparty shall, at the written request of American in its sole and absolute discretion, immediately prior to the Merger, and subject to the satisfaction of all of the conditions to the consummation of the transactions contemplated hereby, purchase, at their then fair market value, shares of a new class of American preferred stock that constitutes "Junior Securities" (as defined in the American Cumulative Preferred Stock) in an amount (which shall not in the aggregate exceed $200,000,000) necessary to enable (i) the Tower Stock Consideration to be delivered to the holders of shares of American Common Stock and holders of American Options pursuant to the Merger, and (ii) Tower Common Stock to be delivered upon conversion of the American Convertible Preferred Stock, without causing any conflict with, or breach or violation of, or default under, or creating any right to accelerate any obligation or liability in, or causing or creating any of the foregoing after the giving of notice or passage of time or both with, of, under or in any indebtedness of American or the American Cumulative Preferred Stock; provided, however, that anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, in such event such new class of American preferred stock shall remain outstanding immediately following the Effective Time.

    (n) The Tower Documentation shall provide that American shall cause American Tower to file with, and cause to be declared effective under the Securities Act prior to the Effective Time by, the Commission a registration statement to permit the delivery of shares of Tower Common Stock by American upon conversion of American Convertible Preferred Stock following the Effective Time under the Securities Act. Such Tower Documentation shall further provide that American Tower shall maintain, on customary terms, the effectiveness of such registration statement under the Securities Act until such time as American Tower shall deliver to American an opinion of legal counsel reasonably satisfactory to American and Mergeparty that such registration statement is no longer required to permit such delivery in accordance with the Securities Act.

  6.18 Purchase Price Adjustment. (a) Within 90 days after the Closing Date, Mergeparty shall prepare and deliver to American Tower (i) a consolidated balance sheet (the "Closing Balance Sheet") of American and its Subsidiaries (other than the Tower Subsidiaries) (the "Post-Closing American Group"), prepared from the books and records of the Post-Closing American Group, and
(ii) a statement (the "Closing Statement") setting forth (A) Working Capital (as defined below) as of the Effective Time ("Closing Working Capital") and
(B) Net Debt (as defined below) as of the Effective Time ("Closing Net Debt"), together with a certificate of Mergeparty's chief financial officer that the Closing Statement has been prepared in accordance with this Section 6.18.

  During the 45-day period following American Tower's receipt of the Closing Statement, American Tower shall be permitted to review (and make copies of) the working papers of Mergeparty relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the forty-sixth day following delivery thereof, unless American Tower gives written notice of its disagreement with the Closing Statement ("Notice of Disagreement") to Mergeparty prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on Closing Working Capital or Closing Net Debt (or the components thereof) not being calculated in accordance with this Section 6.18 and (iii) be accompanied by a certificate of American Tower's chief financial officer that he or she concurs with each of the positions taken by American Tower in the Notice of Disagreement. If a Notice of Disagreement is received by Mergeparty in a timely manner, then the Closing Statement (as revised in accordance with clause (A) or (B) immediately following) shall become final and binding on the earlier of (A) the date Mergeparty and American Tower resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

  During the 30-day period following delivery of a Notice of Disagreement, Mergeparty and American Tower shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period Mergeparty shall have access to (and shall be permitted to make copies of) the working papers of American Tower prepared in connection with the Notice of Disagreement. At the end of such 30-day period, Mergeparty and American Tower shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement and each of Mergeparty and American Tower shall submit a memorandum setting forth in reasonable detail the basis for its positions. The Accounting Firm shall be a nationally recognized independent public accounting firm agreed upon by Mergeparty and American Tower in writing. Mergeparty and American Tower shall jointly use all reasonable efforts to cause the Accounting Firm to render a decision within thirty (30) days following submission or as promptly thereafter as is practicable. Mergeparty and American Tower agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section
6.18 shall be borne by Mergeparty and American Tower in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

  (b) Subject to Section 6.18(d), if Closing Working Capital is less than (i) $60,000,000 in the event the Closing Date is on or prior to March 31, 1998 or
(ii) $70,000,000 in the event the Closing Date is after March 31, 1998 (the "WC Amount"), American Tower shall, and if Closing Working Capital is greater than the WC Amount, Mergeparty shall, owe the other the amount of such difference. The term "Working Capital" shall mean Current Assets minus Liabilities (in each case as defined below). The terms "Current Assets" and "Liabilities" shall mean the current assets and liabilities of the Post-Closing American Group calculated in accordance with GAAP except that (i) outstanding principal amount of indebtedness and liquidation preference of preferred stock shall be excluded, (ii) cash shall be excluded, (iii) accruals for Taxes shall be included, except that (A) Tax liabilities which American Tower is obligated to indemnify American and its Subsidiaries (other than the American Tower Group) pursuant to the provisions of the Tower Documentation, and deferred income

Tax assets and liabilities that exist or arise from differences in basis for Tax and financial reporting purposes attributable to acquisitions, exchanges and dispositions or attributable to depreciation and amortization, shall not be taken into account, (B) Tax benefits arising from the exercise or cancellation of options between the date of the Original Merger Agreement and the Effective Time shall not be taken into account, and (C) accruals for Taxes relating to acquisitions, exchanges or dispositions shall be determined in accordance with American's past accounting practices, (iv) Current Assets shall be increased by an amount equal to the sum of (x) the amount derived by multiplying the Cash Consideration by the number of shares of American Common Stock held in its treasury as of the Effective Date and (y) the aggregate amount of the spread of $44.00 over the exercise price of each American Option outstanding on the date of the Original Merger Agreement terminated or cancelled prior to the Effective Time or for which the holder has elected to receive an option to acquire Tower Common Stock in lieu thereof, less the Tax benefit that would have been received with respect to the exercise of such options, (v) Current Assets shall be (A) increased (if the number of shares of American Common Stock issuable upon conversion of the American Convertible Preferred Stock is fewer than 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction)) by an amount equal to the amount derived by multiplying the Cash Consideration by the excess of (I) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction) less (II) the number of shares of American Common Stock issuable upon conversion of the American Convertible Preferred Stock or (B) decreased (if the number of shares of American Common Stock issuable upon conversion of the American Convertible Preferred Stock is greater than 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction) by an amount equal to the amount derived by multiplying the Cash Contribution by the excess of (I) the number of shares of American Common Stock issuable upon conversion of the American Convertible Preferred Stock less (II) 3,750,000 (or if the Tower Merger Effective Time shall have occurred, 3,750,000 multiplied by the American Conversion Fraction), (vi) liabilities from the radio broadcasting rights contracts for St. Louis Rams games shall be limited to $3,300,000 and (vii) amounts owed by American Tower to American pursuant to Section 9.3(b) shall be excluded from Current Assets, and liabilities of American, if any, with respect to such amounts shall be excluded from Liabilities (it being understood that neither American nor Mergeparty shall be responsible for any such liabilities).

  (c) Subject to Section 6.18(d), if Closing Net Debt is greater than the Debt Amount (as defined below) minus $50,419,000, minus cash received by the Post-Closing American Group in respect of options exercised between the date of the Original Merger Agreement and the Effective Time (the "CD Amount"), American Tower shall, and if Closing Net Debt is less than the CD Amount, Mergeparty shall, owe the other the amount of such difference. "Debt Amount" shall mean $1,066,721,000, minus the consideration that was expected to be paid (as set forth on Section 6.10(a) of the American Disclosure Schedule) with respect to all acquisitions set forth in Section 6.10(a) of the American Disclosure Schedule which were not consummated prior to the Closing Date, plus the consideration that was expected to be received (as set forth in Section 6.10(a) of the American Disclosure Schedule) with respect to all dispositions set forth in Section 6.10(a) of the American Disclosure Schedule which were not consummated prior to the Closing Date, plus the consideration paid in connection with acquisitions consummated prior to the Closing Date which were not listed in Section 6.10(a) of the American Disclosure Schedule, minus the consideration received in connection with dispositions consummated prior to the Closing Date which were not listed in Section 6.10(a) of the American Disclosure Schedule. The term "Net Debt" shall mean outstanding principal amount of indebtedness (including, without duplication, guarantees of indebtedness) plus outstanding liquidation preference of all preferred stock (other than the American Convertible Preferred Stock) minus cash.

  (d) Amounts owed pursuant to the first sentence of Section 6.18(b) and the first sentence of 6.18(c) shall be aggregated or netted, as appropriate (the resulting amount, the "Adjustment Amount"). In the event that the Adjustment Amount minus $10,000,000 is greater than $0 (the "Final Adjustment Amount"), the party that owes the Final Adjustment Amount shall make payment by wire transfer of immediately available funds of the Final Adjustment Amount together with interest thereon at a rate of interest equal to the lesser of
(i) 10% per annum and (ii) if American Tower is being charged a rate of interest by a financial institution, such rate, but in no event lower than the prime rate as reported in the Wall Street Journal on the date the Closing Statement becomes final and binding on the parties, calculated on the basis of the actual number of days elapsed divided by 365, from the date of the Effective Time to the date of actual payment.

  (e) The scope of the disputes to be resolved by the Accounting Firm is limited to whether the Closing Statement was prepared in compliance with the requirements of this Section 6.18 and the allocation of the costs of dispute resolution, and the Accounting Firm is not to make any other determination.

  (f) During the period of time from and after the delivery of the Closing Statement to American Tower through the date the Closing Statement becomes final and binding on Mergeparty, American and American Tower, Mergeparty shall cause the Post-Closing American Group to afford to American Tower and any accountants, counsel or financial advisors retained by American Tower in connection with the adjustment contemplated by this Section 6.18 reasonable access (with the right to make copies) during normal business hours to the books and records of the Post-Closing American Group to the extent relevant to the adjustment contemplated by this Section 6.18.

  (g) Any adjustment pursuant to this Section 6.18 shall be taken into account in the calculation of Tax liability pursuant to clause 6.17(c)(iii), and any increase or decrease in the amount of Taxes that are reimbursable or indemnifiable by the American Tower Group as a result of any such adjustment shall be treated as an adjustment to Taxes for purposes of clause 6.17(c)(vii)

  6.19 Tower Leases. In connection with the Tower Separation, Mergeparty and American shall agree on the definitive documentation ("Tower Leases") to be executed by American and American Tower with respect to certain broadcasting towers set forth in Section 6.17(i) of the American Disclosure Schedules ("Towers"). The markets in which such Towers are located and the annual "market price" for each antenna are set forth in Exhibit "B." Except as set forth in Section 6.17(i) of the American Disclosure Schedule, such Towers are now owned or leased by American and shall become the property of American Tower. Each of the Tower Leases shall contain standard and customary terms and conditions and Mergeparty and American specifically agree to the inclusion of the following in each of the Tower Leases:

    (a) except as provided in clause (b) below with respect to those Tower Leases set forth in Section 6.19 of the American Disclosure Schedule, each Tower Lease shall be for a term of twenty (20) years with four (4) renewal periods of five (5) years each, each such renewal to be upon the same terms and conditions as the original Tower Lease;

    (b) Prior to the Effective time, American shall use its best efforts to extend the term of each lease set forth in Section 6.19 of the American Disclosure Schedule ("Land Leases") to a minimum duration of twenty (20) years, inclusive of renewal periods, if any, and provide Mergeparty with respect to the Towers subject to the extended Land Leases, tower leases with the equivalent benefits set forth in clauses (c), (d) and (e) and for a minimum duration of twenty (20) years ("Extended Tower Leases"). With respect to any such Land Lease that is not so extended (except with respect to the Land Lease for KUFX(FM), which present term of approximately eighteen (18) remaining years shall be deemed to satisfy the foregoing requirement of a minimum duration of twenty (20) years), American, American Tower and Mergeparty shall negotiate in good faith to agree upon definitive documentation to provide Mergeparty with respect to the Towers subject to such Land Leases, tower leases with the benefits equivalent of such Extended Tower Leases or mutually agreed to alternative arrangements providing equivalent value to Mergeparty;

    (c) each Tower Lease shall provide that no payments shall be payable by Mergeparty for a period of three (3) years from the Effective Time; for the next three (3) years the payments shall be as follows: one-third ( 1/3) of the market price as set forth in Exhibit B corresponding to each FM antenna (or AM/FM antenna) for year four (4); two-thirds ( 2/3) for year five (5) and full market price for year six (6); thereafter, for the balance of the term and any renewals thereof, the payments shall be the market price, together with an annual increase every year, beginning for year seven (7), of the lesser of five percent (5%) or the Consumer Price Index for all Urban Consumers over the previous year's payments (except with respect to

  San Jose (KUFX) and Boston (WNFT) which such payments shall begin at the Effective Time, with respect to Mergeparty, and will begin on January 1, 1998 as between American and American Tower). Notwithstanding the foregoing, Mergeparty acknowledges that Tower Lease payments at the full "market price" indicated on Exhibit B by American to American tower may commence upon such leases becoming the property of American Tower and shall continue until the Effective Time;

    (d) all expenses for taxes, insurance, maintenance and utilities in respect of each Tower shall be paid by American Tower; and

    (e) American Tower will assume the obligation and responsibility for complying with all Applicable Law with respect to the Towers.

  6.20 Affiliates of American. American shall use its best efforts to cause each principal executive officer, each director and each other person who is an "affiliate" of American for purposes of Rule 145 under the Securities Act at the times each of this Agreement and the Tower Merger Agreement is submitted for a vote of the holders of shares of American Common Stock to deliver to American Tower on or prior to the Effective Time and the Tower Merger Effective Time, respectively, a written agreement (an "Affiliate Agreement"), reasonably satisfactory in form, scope and substance to American and Mergeparty, to the effect that such Person will not offer to sell, assign, transfer or otherwise dispose of any shares of Tower Common Stock issued in the Merger or the Tower Merger, as the case may be, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, or in a transaction which, in the opinion of legal counsel reasonably satisfactory to American and Mergeparty, is exempt from the registration requirements of the Securities Act.

                                   ARTICLE 7

                              Closing Conditions

  7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) the Required Vote shall have been obtained;

    (b) the FCC shall have issued the FCC Order (as defined below) approving the applications for transfer of control of American's FCC Licenses in connection with the transactions contemplated herein, and the FCC Order shall have been obtained without the imposition of conditions that would have a Material Adverse Effect on Mergeparty's television and radio broadcasting business; provided that without triggering Mergeparty's right to approve such conditions or restrictions, the FCC Order (i) may condition consummation of the Merger on Mergeparty complying with the numerical limits on local multiple radio ownership imposed by 47 C.F.R.
  (S) 73.3555(a) by affording Mergeparty a period of at least six (6) months following the Effective Time within which to comply with such rule through the use of divestiture trusts on terms and conditions required by the FCC, provided further, however, that to the extent that the FCC authority for such divestiture trusts provides for a period of less than six (6) months,
  (A) American has the right to postpone the Effective Time (and, to the extent necessary, the Termination Date), so that Mergeparty is afforded the six (6) month divestiture period, whether before or after the Effective Time and (B) if American exercises such right, Mergeparty's right to approve such condition shall not be triggered, and (ii) may grant Mergeparty temporary, rather than permanent, waivers of the "one-to-a-market" rule, 47 C.F.R. (S) 73.3555(c), so long as such temporary waivers shall remain in effect until at least six (6) months following the effective date of FCC action concluding the ongoing rulemaking proceeding in MM Docket Nos. 91-221, 87-8 (FCC 94-322) or a successor rulemaking proceeding pending at the time of the grant of the FCC Order, that considers the "one-to-a-market" rule. The "FCC Order" shall be an action by the FCC approving the transfer of the American FCC Licenses with respect to which, except as may be waived in writing by Mergeparty in its sole discretion, (i) no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending, or (ii) if any of the foregoing is pending, in the judgment of Mergeparty it lacks any substantial merit or is contrary to established FCC precedent, or (iii) if it were to be so granted, it would not have a Material Adverse Effect on Mergeparty's television and radio broadcasting business; and as to which the thirty (30) day time period specified in 47 U.S.C. (S) 405(a) for initiating a petition for reconsideration of the grant of the FCC Order has expired;

    (c) no Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that remains in effect and restrains, enjoins or otherwise prohibits consummation of the Merger; and

    (d) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

  7.2 Conditions to Obligations of Mergeparty. The obligation of Mergeparty and Mergeparty Subsidiary to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) American shall have furnished Mergeparty, with an opinion, dated the Closing Date of Dow, Lohnes & Albertson, FCC counsel for American, substantially in the form attached hereto as Exhibit C;

    (b) (i) the representations and warranties of American set forth in this Agreement (other than in Sections 4.1(e), 4.11 and 4.13) shall be true and correct as of the date of the Original Merger Agreement and as of the Closing Date as though made on and as of the Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on American; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified, and
  (ii) the representations and warranties of American set forth in Sections 4.1(e), 4.11 and 4.13 of this Agreement shall be true and correct in all material respects as of the date of the Original Merger Agreement and as of the Closing Date; and

    (c) American shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

    (d) between the date of the Original Merger Agreement and the Closing Date, except as contemplated by this Agreement, and except as set forth in
  Section 4.3 of the American Disclosure Schedule, there shall not have occurred and be continuing any Material Adverse Change in American.

  7.3 Conditions to Obligations of American. The obligation of American to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) the representations and warranties of Mergeparty set forth in this Agreement shall be true and correct as of the date of the Original Merger Agreement and as of the Closing Date as though made on and as of the Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Mergeparty; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified.; and

    (b) Mergeparty shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                   ARTICLE 8

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after receipt by American of the Required
Vote:

    (a) by mutual written consent of American, Mergeparty and Mergeparty Subsidiary;

    (b) by either Mergeparty or American if any Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that shall have become final and nonappealable and that restrains, enjoins or otherwise prohibits consummation of the Merger, unless the party seeking such restraint, injunction or prohibition or any Affiliate thereof was the terminating party;

    (c) by either Mergeparty or American if the Merger shall not have been consummated by the Termination Date for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act (or the action or failure to act of any Affiliate) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

    (d) by either Mergeparty or American if the Required Vote shall not have been obtained at the American Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof or by written consent;

    (e) by American in the event (i) American is not in material breach of this Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any material respect, and (ii) Mergeparty is in material breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition in Section 7.3(a) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date; or

    (f) by Mergeparty in the event (i) Mergeparty is not in material breach of this Agreement and none of its representations or warranties shall have been or become and continue to be untrue in any material respect, and (ii) American is in material breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in any manner that would cause the condition in Section 7.2(b) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by and will prevent or delay consummation of the Merger by or beyond the Termination Date.

  The term "Termination Date" shall mean December 31, 1998, as such date may from time to time be extended pursuant to the provisions of Section 7.1(b) or by mutual agreement of the parties.

  The right of Mergeparty or American to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

  8.2 Effect of Termination.

  Except as provided in Sections 6.1 (Access to Information; Confidentiality),
6.3 (Public Announcements), and 9.3 (Fees, Expenses and other Payments) and this Section, in the event of the termination of this Agreement pursuant to
Section 8.1, or in the event the Merger shall not have become effective prior to the end of business on the day prior to the Termination Date, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party, or any of its respective stockholders, officers or directors, to the other; provided, however, that such termination shall not relieve any party from liability for any breach of any of its warranties, covenants or agreements set forth in this Agreement and, provided, however that such termination will not terminate the Confidentiality Agreement.

                                   ARTICLE 9

                              General Provisions

  9.1 Amendment. This Agreement may be amended from time to time by the parties hereto at any time prior to the Closing Date but only by an instrument in writing signed by the parties hereto and, after receipt of the Required Vote, subject, in the case of American, to Applicable Law.

  9.2 Waiver. At any time prior to the Closing Date, except to the extent not permitted by Applicable Law, Mergeparty or American may, either generally or in a particular instance and either retroactively or prospectively, extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the provisions of Section 8.1, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants, conditions or other provision contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  9.3 Fees, Expenses and Other Payments. (a) Subject to the provisions of paragraph (b) of this Section 9.3, all costs and expenses incurred in connection with any filing fees (including without limitation Hart-Scott-Rodino Act filings and FCC filing fees), transfer Taxes, sales Taxes, document stamps or other charges levied by any Authority in connection with this Agreement and the Merger shall be borne equally by Mergeparty and American. Subject as aforesaid, all other costs and expenses incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement (including all fees and expenses of counsel, financial advisors, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken pursuant to this Agreement) incurred by the parties hereto, shall be borne solely and entirely by the party which has incurred such costs and expenses, except to the extent, if any, otherwise specifically set forth in this Agreement.

  (b) Promptly following the Effective Time, American Tower shall pay to American in immediately available funds (and make American whole on an after-tax basis under the principles set forth in Section 6.17(c)(iv)) an amount equal to the aggregate costs and expenses incurred by American in connection with any agreement, arrangement or understanding (other than the Tower Documentation) entered into by American, ATS Mergercorp or any member of the American Tower Group following the date of the Original Merger Agreement (x) for the benefit of any member of the American Tower Group, (y) in contemplation of the Tower Separation or (z) in connection with the sale, assignment, transfer or other disposition of shares of American Tower Common Stock, including without limitation such costs and expenses incurred by American to Merrill Lynch Pierce Fenner & Smith Incorporated and any such costs and expenses incurred by American to CSFB in excess of those set forth in the engagement letter between American and CSFB provided by American to Mergeparty in accordance with Section 4.14 of the Original Merger Agreement.

  (c) In the event that this Agreement is terminated by any party pursuant to 8.1(d), American shall promptly, but in no event later than two (2) days after the date of such termination, pay Mergeparty a fee equal to $35 million in immediately available funds, plus Expenses. "Expenses" shall mean reasonable and reasonably documented out-of-pocket fees and expenses incurred or paid by or on behalf of Mergeparty in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts and consultants to Mergeparty in an aggregate amount not to exceed $5 million.

  9.4 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, postage prepaid, or by recognized courier service, (b) sent by telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if, other than an individual, shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

  (a) If to Mergeparty:

      CBS Corporation
      11 Stanwix Street
      Pittsburgh, Pennsylvania 15222
      Attention: Louis J. Briskman, Esq.
      Telecopier No.: (412) 642-5224

      with a copy to:

      Cravath, Swaine & Moore
      825 Eighth Avenue
      New York, New York 10019
      Attention: Allen Finkelson, Esq.
      Telecopier No.: (212) 474-3700

  (b) If to American:

      American Radio Systems Corporation
      116 Huntington Avenue
      Boston, Massachusetts 02116
      Attention: Steven B. Dodge, President and Chief Executive Officer Telecopier No.: (617) 375-7575

      with a copy to:

      Sullivan & Worcester LLP
      One Post Office Square
      Boston, Massachusetts 02109
      Attention: Norman A. Bikales, Esq.
      Telecopier No.: (617) 338-2880

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

  9.5 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in Article 8, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it under Applicable Law or pursuant to the provisions of this Agreement for such breach or threatened breach, including without limitation the recovery of damages, including, to the extent awarded in any Legal Action, punitive, incidental and consequential damages (including without limitation damages for diminution in value and loss of anticipated profits) or any other measure of damages permitted by Applicable Law.

  9.6 Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement shall survive the Merger, and after effectiveness of the Merger neither Mergeparty, American or their respective officers, directors or shareholders shall have any further obligation with respect thereto. This Section 9.6 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  9.7 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Merger is fulfilled and consummated to the maximum extent possible.

  9.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

  9.9 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  9.10 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the corporate laws of the State of Delaware are applicable. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

  9.11 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as the other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

  9.12 Entire Agreement; No Other Representations or Agreements. This Agreement (together with the Disclosure Schedules and the Exhibits and the other Collateral Documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof. Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) neither party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Exhibits and the Disclosure Schedules and the other Collateral Documents) or such of the foregoing as are delivered at the Closing, (b) there are no covenants or agreements by or on behalf of either party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and
(c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER AMERICAN NOR MERGEPARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  9.13 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to each party by operation of Law, including by way of merger, consolidation or sale of all or substantially all of its assets, and each party may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

  9.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Articles 2 and 3 and Sections 6.8(d), 6.12 and 9.13.

  9.15 Mutual Drafting. This Agreement is the result of the joint efforts of Mergeparty and American, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

  9.16 Obligations of American and of Mergeparty. Whenever this Agreement requires a Subsidiary of American to take any action, such requirement shall be deemed to include an undertaking on the part of American to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Mergeparty to take any action, such requirement shall be deemed to include an undertaking on the part of Mergeparty to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

  9.17 Mergeparty Agent for Mergeparty Subsidiary. Anything in this Agreement to the contrary notwithstanding, Mergeparty Subsidiary hereby grants Mergeparty an irrevocably power of attorney and hereby irrevocably appoints Mergeparty its agent for all purposes of this Agreement, including without limitation for the purpose of executing and delivering extensions of the time for the performance of any of the obligations or other acts of Mergeparty, waivers, terminations or amendments, and any action taken by Mergeparty pursuant to such power of attorney and agency, and any such extension, waiver, termination or amendment executed and delivered by Mergeparty, shall be binding upon Mergeparty Subsidiary whether or not it has specifically approved such action or executed such extension, waiver, termination or amendment.

  9.18 Original Merger Agreement. Notwithstanding anything to the contrary in
Section 9.3 of the Original Merger Agreement, this Agreement shall not amend or restate the Original Merger Agreement, and the Original Merger Agreement shall continue in full force and effect without any amendment or modification thereof pursuant to the provisions of this Agreement, until such time as this Agreement shall have been approved and adopted by the Required Vote.

  IN WITNESS WHEREOF, American, Mergeparty and Mergeparty Subsidiary have caused this Amended and Restated Agreement and Plan of Merger to be executed, pursuant to the authority and approval of each of their respective Boards of Directors, as of the date first written above by their respective officers thereunto duly authorized.

                                          American Radio Systems Corporation


                                          By:
                                              ---------------------------------
                                              Name:  Steven B. Dodge
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

                                          CBS Corporation


                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:

                                          R Acquisition Corp.


                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:

                                                                     APPENDIX A

                                  DEFINITIONS

  ACCOUNTING FIRM shall have the meaning given to it in Section 6.18.

  ADJUSTMENT AMOUNT shall have the meaning given to it in Section 6.18(d).

  ADVERSE, ADVERSELY, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean any Event that has adversely affected or is reasonably likely to adversely affect
(a) the validity or enforceability of this Agreement or the likelihood of consummation of the Merger, (b) the business, properties, financial condition or results of operations of American and its Subsidiaries, taken as a whole, or the Mergeparty and its Subsidiaries, taken as a whole, as the case may be, or (c) American's or Mergeparty's, as the case may be, ability to fulfill its obligations under the terms of this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, any Event affecting the radio broadcasting industry or the national or any regional or market economy generally shall not be deemed to constitute an Adverse Change, have an Adverse Effect or to Adversely Affect within the meaning of any of the foregoing clauses (a) through (c).

  AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

  AFFILIATE AGREEMENT shall have the meaning given to it in Section 6.20.

  AGREEMENT shall have the meaning given to it in the third "Whereas" paragraph and shall include any amendments executed and delivered by the parties pursuant to the provisions of Section 9.1.

  AMERICAN shall have the meaning given to it in the Preamble.

  AMERICAN BROKERED STATIONS shall mean the radio broadcast stations which American has the right to acquire, but which as of the date of the Original Merger Agreement it is operating pursuant to time brokerage, local marketing or other similar agreements.

  AMERICAN CLASS A COMMON shall have the meaning given to it in Section
3.1(d).

  AMERICAN CLASS B COMMON shall have the meaning given to it in Section
3.1(d).

  AMERICAN CLASS C COMMON shall have the meaning given to it in Section
3.1(d).

  AMERICAN COMMON STOCK shall have the meaning given to it in Section 3.1(d).

  AMERICAN CONVERSION FRACTION shall have the meaning given to it in Section
3.5.

  AMERICAN CONVERTIBLE PREFERRED STOCK shall have the meaning given to it in
Section 2.5.

  AMERICAN CUMULATIVE PREFERRED STOCK shall have the meaning given to it in
Section 2.5.

  AMERICAN DISCLOSURE SCHEDULE shall mean the American Disclosure Schedule dated as of the date of the Original Merger Agreement delivered by American to Mergeparty simultaneously with the execution and delivery of the Original Merger Agreement.

  AMERICAN FCC LICENSES means all FCC Licenses issued to American or any of its Subsidiaries and used in the business or operations of any of the American Stations, including those listed on Section 4.6(a) of the American Disclosure Schedule (other than those relating to the American Brokered Stations, which shall be deemed American FCC Licenses only upon consummation of the acquisition of the applicable American Brokered Station), and any additions thereto between the date of the Original Merger Agreement and the Closing Date. Auxiliary broadcast licenses issued pursuant to 47 C.F.R. Part 74 shall not be deemed to be material American FCC Licenses.

  AMERICAN FINANCIAL STATEMENTS shall have the meaning given to it in Section
4.2.

  AMERICAN OPTIONS shall have the meaning given to it in Section 6.8.

  AMERICAN PREFERRED STOCK shall have the meaning given to it in Section 2.5.

  AMERICAN SEC DOCUMENTS shall have the meaning given to it in Section 4.2.

  AMERICAN SEPTEMBER 10-Q shall have the meaning given to it in Section 4.2.

  AMERICAN STATIONS means the radio broadcast stations owned by American, or which it has the right to acquire (and acquires prior to the Closing Date but only from and after such acquisition) as of the date of the Original Merger Agreement; provided, however, that American Stations shall not include any American Station disposed of by American subsequent to the date of the Original Merger Agreement not in violation of the provisions of this Agreement; further, provided, that American Stations shall include American Brokered Stations if the context so requires.

  AMERICAN STOCK means the American Common Stock and the American Preferred stock.

  AMERICAN STOCKHOLDERS MEETING shall have the meaning given to it in Section
6.5.

  AMERICAN STOCKHOLDERS TOWER MEETING shall have the meaning given to it in
Section 6.5.

  AMERICAN 10-K shall have the meaning given to it in Section 4.2.

  AMERICAN TAX GROUP shall mean American and those of its Subsidiaries as are included in the consolidated Federal Income Tax Returns of American.

  AMERICAN TOWER shall have the meaning given to it in Section 3.1(d).

  AMERICAN TOWER GROUP shall have the meaning given to it in Section 6.17.

  AMERICAN'S KNOWLEDGE (including the term "to the knowledge of American") means the actual knowledge of the Chief Executive Officer or the Chief Financial Officer of American, and that such Officer shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

  ANTITRUST DIVISION shall have the meaning given to it in Section 6.2(c).

  APPLICABLE LAW shall mean, with respect to any Person, any Law of any Authority, whether domestic or foreign, to which such Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

  APPLICATIONS shall have the meaning given to it in Section 6.2(b).

  APPRAISED TOTAL VALUE shall have the meaning given to it in Section 3.4(c).

  ARBITRATOR shall have the meaning given to it in Section 3.4(c).

  ATC MERGER AGREEMENT shall have the meaning given to it in Section 4.1(e).

  ATS MERGERCORP shall have the meaning given to it in Section 3.5.

  ATS MERGERCORP COMMON STOCK shall have the meaning given to it in Section 4.1(e).

  AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

  BENEFIT ARRANGEMENT shall mean, with respect to any Person, any benefit arrangement that is not a Plan, including (a) any employment, severance or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits, (c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, and (f) any deferred compensation plan which American or any ERISA Affiliate maintains, contributes to or is required to contribute to for the benefit of any current or former officers, employees, agents, directors or independent contractors of American or any of its ERISA Affiliates.

  CASH CONSIDERATION shall have the meaning given to it in Section 3.1(d).

  CERTIFICATE OF MERGER shall have the meaning given to it in Section 2.3.

  CERTIFICATES shall have the meaning given to it in Section 3.2(b).

  CD AMOUNT shall have the meaning given to it in Section 6.18(c).

  CLAIMS shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

  CLOSING shall have the meaning given to it in Section 2.2.

  CLOSING BALANCE SHEET shall have the meaning given to it in Section 6.18.

  CLOSING DATE shall have the meaning given to it in Section 2.2.

  CLOSING NET DEBT shall have the meaning given to it in Section 6.18.

  CLOSING STATEMENT shall have the meaning given to it in Section 6.18.

  CLOSING WORKING CAPITAL shall have the meaning given to it in Section 6.18.

  COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

  CODE shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  COLLATERAL DOCUMENT shall mean any agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement, including without limitation, the Confidentiality Agreement, the Tower Documentation and the Tower Merger Agreement.

  COMMISSION OR SEC shall mean the Securities and Exchange Commission and shall include any successor Authority.

  CONTRACTS shall have the meaning given to it in Section 4.19(a).

  CONFIDENTIALITY AGREEMENT shall mean the letter agreement, dated August 21, 1997 between American and Mergeparty.

  CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

  CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of capital stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

  COURT shall have the meaning given to it in Section 3.4(c).

  CSFB shall have the meaning given to it in Section 4.14.

  CURRENT ASSETS shall have the meaning given to it in Section 6.18(b).

  DCL shall have the meaning given to it in Section 2.1.

  DEBT AMOUNT shall have the meaning given to it in Section 6.18(c).

  DETERMINATION DEADLINE shall have the meaning given to it in Section 3.4(c).

  DISCLOSURE SCHEDULE shall mean the Mergeparty Disclosure Schedule, if any, or the American Disclosure Schedule, as the case may be.

  DISSENTING SHARES shall have the meaning given to it in Section 3.4(a).

  DIVESTITURE CONDITION means any condition imposed or required by the FCC (including conditions required by the FCC's multiple ownership rules or policies), the Antitrust Division or the FTC as a condition to its consent to or approval of the transfer of control of any of the American FCC Licenses or otherwise to the transactions (or any of them) contemplated by this Agreement, including without limitation the Merger, or as a condition to its agreement not to institute any Legal Action to prevent the transfer of control of any of the American FCC Licenses or otherwise to prevent any of the transactions contemplated hereby, which would require Mergeparty or any of its Subsidiaries or any of its other Affiliates to dispose of one or more of the American Stations or American Brokered Stations, or in Mergeparty's sole discretion, one or more of the radio broadcast stations owned by Mergeparty and operating in the same Arbitron Survey area as any of the American Stations or American Brokered Stations; provided, however, that with respect to compliance with any condition imposed by the FCC, Mergeparty shall have been afforded a period of six months, from Closing, through the use of trusts or otherwise, within which to comply with the radio duopoly overlap rule, 47 C.F.R. (S) 73.3555(a), and Mergeparty shall have been afforded temporary, rather than permanent, waivers of the one-to-a-market rule, 47 C.F.R. (S) 73.3555(c), so long as such temporary waivers shall remain in effect until at least 6 months following the effective date of FCC action concluding the ongoing proceeding in MM Docket Nos. 91-221, 87-8 (FCC 94-322) or a successor rulemaking proceeding pending at the time of the grant of the FCC Order, that considers the one-to-a-market rule.

  D&O INSURANCE shall have the meaning given to it in Section 6.12(c).

  EFFECTIVE TIME shall have the meaning given to it in Section 2.3.

  ENTITY SHALL mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

  ENVIRONMENTAL LAW excluding any regulations issued by the FCC shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation of mined land, land surface or subsurface strata) or otherwise that relate to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder, all as from time to time in effect, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  ENVIRONMENTAL PERMIT shall mean, with respect to any Person, any Governmental Authorization required by or pursuant to any Environmental Law.

  ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  ERISA AFFILIATE shall mean any Person that is treated as a single employer with American under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

  ESOP shall have the meaning given to it in Section 4.9(a)(xvi).

  EVENT shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

  EXCHANGE ACT shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  EXCHANGE AGENT shall have the meaning given to it in Section 3.2(a).

  EXPENSES shall have the meaning given to it in Section 9.3.

  EXTENDED TOWER LEASE shall have the meaning given to it in Section 6.19(b).

  FCA shall mean the Communication Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  FCC shall mean the Federal Communications Commission and shall include any successor Authority.

  FCC CONSENTS means actions by the FCC (including the Chief, Mass Media Bureau, acting under delegated authority) granting its consent to the transfer of control of the American FCC Licenses for each of the American Stations to Mergeparty as contemplated by this Agreement whether or not such consent has become a Final Order.

  FCC LICENSES means all of the licenses, permits and other authorizations issued by the FCC to an owner and operator of radio broadcast stations.

  FCC ORDER shall have the meaning given to it in Section 7.1(b).

  FILED AMERICAN SEC DOCUMENTS shall have the meaning given to it in Section
4.2.

  FINAL ADJUSTMENT AMOUNT shall have the meaning given to it in Section
6.18(d).

  FINAL ORDER shall mean, with respect to any Authority, including without limitation the FCC, a consent or approval with respect to which no appeal, no stay, no petition or application for rehearing, reconsideration, review or stay, whether on motion of the applicable Authority or other Person or otherwise, and no other Legal Action contesting such consent or approval, is in effect or pending and as to which the time or deadline for filing any such appeal, petition or application or other Legal Action has expired or, if filed, has been denied, dismissed or withdrawn, and the time or deadline for instituting any further Legal Action has expired.

  FTC shall have the meaning given to it in Section 6.2(c).

  GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

  GOVERNMENTAL AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration and any other Authority in connection with the conduct of business or operations of any of the Stations.

  GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

  HART-SCOTT-RODINO ACT shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  HAZARDOUS MATERIALS shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element or force (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority or subject to any Environmental Law; or (d) that poses or threatens to pose a hazard to the health or safety of persons; or (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon or other radioactive elements, ionizing radiation, lead, asbestos or asbestos- containing materials, or urea formaldehyde foam insulation.

  INDEBTEDNESS shall mean, with respect to any Person, without duplication,
(A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person and (I) all guarantees and arrangements having the economic effect of a guarantee of such Person or any indebtedness of any other Person.

  INDEMNIFIED PARTIES shall have the meaning given to it in Section 6.12(b).

  LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

  LEGAL ACTION shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, hearings, investigations, proceedings or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, by or before any Authority, against such Person or involving any of such Person's business or assets.

  LIABILITIES shall have the meaning given to it in Section 6.18(b).

  LIEN shall mean any of the following: mortgage; lien (statutory or other) or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; or restriction on sale, transfer, assignment, disposition or other alienation.

  MATERIAL, MATERIALLY OR MATERIALITY for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

  MATERIAL AGREEMENT shall mean, with respect to any Person, any agreement, arrangement, contract, undertaking, understanding or other obligation or liability which (a) was not entered into in the ordinary course of business, it being understood and agreed by the parties that the acquisition, disposition or exchange of radio stations is in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involved the purchase, sale or lease of goods or materials, or purchase of services, aggregating more than $10,000,000 during any of the last three fiscal years of such Person, (ii) extends for more than six (6) months from the date of the Original Merger Agreement, or (iii) is not terminable on thirty (30) days or less notice without material penalty or other payment, (c) involves indebtedness aggregating more than $10,000,000, (d) is or otherwise constitutes a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement, or (e) accounted for more than ten percent (10%) of the revenues of Mergeparty or American

Stations, as the case may be, in the last fiscal year of such Person or is likely to account for more than ten percent (10%) of revenues of Mergeparty or American, as the case may be, during the current fiscal year of such Person.

  MAXIMUM PREMIUM shall have the meaning given to it in Section 6.12(c).

  MERGER CONSIDERATION shall have the meaning given to it in Section 3.1(d).

  MERGEPARTY shall have the meaning given to it in the Preamble.

  MERGEPARTY BROKERED STATIONS shall mean the radio broadcast stations which Mergeparty has the right to acquire but which as of the date of the Original Merger Agreement it is operating pursuant to time brokerage, local marketing or other similar agreements.

  MERGEPARTY DISCLOSURE SCHEDULE shall mean the Mergeparty Disclosure Schedule dated as of the date of the Original Merger Agreement delivered by Mergeparty to American simultaneously with the execution and delivery of the Original Merger Agreement.

  MERGEPARTY STATIONS means the radio broadcast stations owned by Mergeparty, or which it has the right to acquire (and acquires prior to the Closing Date but only from and after such acquisition) as of the date of the Original Merger Agreement; provided, however, that Mergeparty Stations shall not include any Mergeparty Station disposed of by Mergeparty subsequent to the date of the Original Merger Agreement not in violation of the provisions of this Agreement; provided further, however, that the term Mergeparty Stations shall include Mergeparty Brokered Stations if the context so requires.

  MERGEPARTY SUBSIDIARY shall have the meaning given to it in the Preamble.

  MERGEPARTY'S KNOWLEDGE (including the term "to the knowledge of Mergeparty") means the actual knowledge of the Chief Executive Officer or the Chief Financial Officer of Mergeparty, and that such Officer shall have reason to believe and shall believe that the subject representation or warranty is true and accurate as stated.

  MERGER shall have the meaning given to it in the third "Whereas" paragraph.

  MERGER CONSIDERATION shall have the meaning given to it in Section 3.1(d).

  MULTIEMPLOYER PLAN shall mean a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

  NET DEBT shall have the meaning given to it in Section 6.18(c).

  NOTICE OF DISAGREEMENT shall have the meaning given to it in Section 6.18.

  NYSE shall mean the New York Stock Exchange.

  OPTION SECURITIES shall mean all rights, options, calls, contracts, agreements, warrants, understandings, restrictions, arrangements or commitments, including without limitation, any rights plan or other anti-takeover agreement or arrangement, evidencing the right to subscribe for, purchase or otherwise acquire, or otherwise providing for the issuance of shares of capital stock, voting securities or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire, or otherwise providing for the issuance, is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

  OPTIONHOLDER shall have the meaning given to it in Section 6.8(a).

  ORGANIC DOCUMENT shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

  ORIGINAL MERGER AGREEMENT shall have the meaning given to it in the first "Whereas" paragraph.

  PERMITTED LIENS shall mean (a) Liens for current Taxes not yet due and payable, and (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, substantial in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business or operations of the American Stations or the Mergeparty Stations, as the case may be.

  PERSON shall mean any natural individual or any Entity.

  PLAN shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA, which American or any ERISA Affiliate maintains, contributes to or is required to contribute to for the benefit of any current or former officers, employees, agents, directors or independent contractors of American or any of its ERISA Affiliates.

  POST-CLOSING AMERICAN GROUP shall have the meaning given to it in Section
6.18

  PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to copyrights, computer software programs, patents, service marks, trademarks, trade names, technology and know-how.

  PROHIBITED TRANSACTION shall have the meaning given to it in Section 6.2(a).

  PROXY STATEMENT shall have the meaning given to it in Section 6.6(a).

  REGISTRATION STATEMENT shall have the meaning given to it in Section 6.6(b).

  REGULATIONS shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

  REPRESENTATIVES shall have the meaning given to it in Section 6.1.

  REQUIRED DIVESTITURES means all divestitures, terminations, arrangements and restructurings identified in Section 5.2c) of the Mergeparty Disclosure Schedule, if any, and all other divestitures, terminations, arrangements or restructurings, if any, arising after the date of the Original Merger Agreement that would have been required to be listed on Section 5.2c) of the Mergeparty Disclosure Schedule if known to be in existence as of such date or that are necessary to satisfy any and all Divestiture Conditions.

  REQUIRED TOWER VOTE shall have the meaning given to it in Section 4.13.

  REQUIRED VOTE shall have the meaning given to it in Section 4.13.

  REQUIRED DIVESTITURES means all divestitures, terminations, arrangements and restructurings identified in Section 5.2c) of the Mergeparty Disclosure Schedule, if any, and all other divestitures, terminations, arrangements or restructurings, if any, arising after the date of the Original Merger Agreement that would have been required to be listed on Section 5.2c) of the Mergeparty Disclosure Schedule if known to be in existence as of such date or that are necessary to satisfy any and all Divestiture Conditions.

  RESTATED CERTIFICATE shall have the meaning given to it in Section 4.11.

  (S)162(M) OPTIONS shall have the meaning given to it in Section 6.8(e).

  SECURITIES ACT shall mean the Securities Act of 1933, and the rules and regulations of the Commission thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  STATIONS shall mean, collectively, the American Stations and the Mergeparty Stations.

  SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

  SURVIVING CORPORATION shall have the meaning given to it in Section 2.1.

  TAX (and "Taxable," which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition, and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

  TAX CLAIM shall mean any Claim which relates to Taxes.

  TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

  TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

  TERMINATION DATE shall have the meaning given to it in Section 8.1.

  TOWER BUSINESS shall mean the business conducted by the Tower Subsidiaries.

  TOWER COMMON STOCK, TOWER CLASS A COMMON, TOWER CLASS B COMMON AND TOWER CLASS C COMMON shall have the meaning given to such terms in Section 3.1(d).

  TOWER DECONSOLIDATION shall have the meaning given to it in Section 6.17.

  TOWER DECONSOLIDATION DATE shall have the meaning given to it in Section
6.17.

  TOWER DOCUMENTATION shall have the meaning given to it in Section 6.17.

  TOWER EMPLOYEES shall have the meaning given to it in Section 6.17.

  TOWER LEASES shall have the meaning given to it in Section 6.19.

  TOWER MERGER shall have the meaning given to it in Section 3.5.

  TOWER MERGER AGREEMENT shall have the meaning given to it in Section 3.5.

  TOWER MERGER CONSIDERATION shall have the meaning given to it in Section 3.5.

  TOWER MERGER EFFECTIVE TIME shall have the meaning given to it in Section
3.5.

  TOWER MERGER TOWER CONSIDERATION shall have the meaning given to it in
Section 3.5.

  TOWER PROXY STATEMENT shall have the meaning given to it in Section 6.6(a).

  TOWER SEPARATION shall have the meaning given to it in Section 6.17.

  TOWER STOCK CONSIDERATION shall have the meaning given to it in Section
3.1(d).

  TOWER STOCK PAYMENT shall have the meaning given to it in Section 3.4(c).

  TOWERS shall have the meaning given to it in Section 6.19.

  TOWER SUBSIDIARIES shall mean American Tower and its Subsidiaries.

  UNCONTROLLABLE EVENTS shall have the meaning given to it in Section 6.2(d).

  WC AMOUNT shall have the meaning given to it in Section 6.18(b).

  WORKING CAPITAL shall have the meaning given to it in Section 6.18(b).

                                                                       EXHIBIT D

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                       AMERICAN RADIO SYSTEMS CORPORATION

                                      AND

                             ATS MERGER CORPORATION

                                  DATED AS OF

                               DECEMBER 18, 1997

                               TABLE OF CONTENTS

 ARTICLE 1   DEFINED TERMS.............................................   II-60
 ARTICLE 2   THE TOWER MERGER..........................................   II-61
             2.1  The Tower Merger.....................................   II-61
             2.2  Closing..............................................   II-61
             2.3  Effective Time.......................................   II-61
             2.4  Effect of the Tower Merger...........................   II-61
             2.5  Certificate of Designation...........................   II-61
             2.6  Bylaws...............................................   II-61
             2.7  Directors and Officers...............................   II-61
 ARTICLE 3   CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES............   II-61
             3.1  Conversion of Capital Stock..........................   II-61
             3.2  Exchange of Certificates.............................   II-63
 ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF ATS MERGERCORP..........   II-65
 ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF ARS.....................   II-66
 ARTICLE 6   CLOSING CONDITIONS........................................   II-67
             6.1  Conditions to Obligations of Each Party to Effect the
             Tower Merger..............................................   II-67
             6.2  Conditions to Obligations of ATS Mergercorp..........   II-67
             6.3  Conditions to Obligations of ARS.....................   II-67
 ARTICLE 7   TERMINATION, AMENDMENT AND WAIVER.........................   II-68
             7.1  Termination..........................................   II-68
             7.2  Effect of Termination................................   II-68
 ARTICLE 8   GENERAL PROVISIONS........................................   II-68
             8.1  Amendment............................................   II-68
             8.2  Waiver...............................................   II-68
             8.3  Fees, Expenses and Other Payments....................   II-68
             8.4  Notices..............................................   II-68
             8.5  Specific Performance; Other Rights and Remedies......   II-69
                8.6  Survival of Representations, Warranties, Covenants
             and Agreements............................................   II-69
             8.7  Severability.........................................   II-69
             8.8  Counterparts.........................................   II-70
             8.9  Section Headings.....................................   II-70
             8.10 Governing Law........................................   II-70
             8.11 Further Acts.........................................   II-70
                     8.12 Entire Agreement; No Other Representations or
             Agreements................................................   II-70
             8.13 Assignment...........................................   II-71
             8.14 Parties in Interest..................................   II-71
 APPENDIX A: Definitions...............................................   II-73

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger, dated as of December 18, 1997, by and between ATS Merger Corporation., a Delaware corporation ("ATS Mergercorp"), and American Radio Systems Corporation, a Delaware corporation ("ARS").

                             W I T N E S S E T H:

  WHEREAS, ARS, CBS Corporation (formerly, Westinghouse Electric Corporation), a Pennsylvania corporation ("CBS") and R Acquisition Corp., a Delaware corporation ("CBS Sub") are parties to an Agreement and Plan of Merger, dated as of September 19, 1997 (the "Original Merger Agreement"); and

  WHEREAS, ARS, CBS and CBS Sub have simultaneously with the execution and delivery of this Agreement entered into the Amended and Restated Agreement and Plan of Merger (the "Restated Merger Agreement") providing for the merger of CBS Sub with and into ARS on the terms and conditions set forth therein ("CBS Merger");

  WHEREAS, the Restated Merger Agreement provides that, under certain circumstances, the distribution of ARS' tower business to the holders of ARS Common Stock may be effect separate and apart from consummation of the CBS Merger through the merger of ATS Mergercorp with and into ARS (the "Tower Merger"); and

  WHEREAS, the Boards of Directors of ARS and ATS Mergercorp have determined that the Tower Merger on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, and is fair to, and in the best interests of, ATS Mergercorp, ARS and the stockholders of each; and

  WHEREAS, ARS and ATS Mergercorp intend that the Tower Merger shall, for federal income tax purposes, qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code; and

  WHEREAS, the Boards of Directors of ARS and ATS Mergercorp have approved and adopted this Agreement and the Tower Merger and the Board of Directors of ARS has directed that this Agreement be submitted to its stockholders for their adoption and approval; ARS, as the sole stockholder of ATS Mergercorp has approved and adopted this Agreement;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                 Defined Terms

  As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" of "this Article" are intended to refer to the entire section or article and not a particular subsection thereof. The term "either party" shall, unless the context otherwise requires, refer to ARS and ATS Mergercorp.

                                   ARTICLE 2

                               The Tower Merger

  2.1 The Tower Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), at the Effective Time, ATS Mergercorp shall be merged with and into ARS. As a result of the Tower Merger, the separate existence of ATS Mergercorp shall cease and ARS shall continue as the surviving corporation in the Tower Merger (sometimes referred to, as such, as the "Surviving Corporation").

  2.2 Closing. The closing of the Tower Merger (the "Closing") will take place, on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, on the date that is the tenth
(10th) day after the date on which all of the conditions set forth in Article 6 (other than those which require delivery at the Closing) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties or provided for herein. The date on which the Closing occurs is herein referred to as the "Closing Date."

  2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Tower Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") and any related filings required under the DCL with the Secretary of State of the State of Delaware. The Tower Merger shall become effective at such time as such documents are duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such documents (the "Effective Time").

  2.4 Effect of the Tower Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of ATS Mergercorp and ARS, and the Tower Merger shall otherwise have the effects provided for under the DCL.

  2.5 Certificate of Incorporation. The Restated Certificate of Incorporation of ARS in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation unless amended in accordance with Applicable Law.

  2.6 Bylaws. The bylaws of ARS in effect at the Effective Time shall be the bylaws of the Surviving Corporation unless amended in accordance with Applicable Law.

  2.7 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified, or upon their earlier resignation or removal, in accordance with Applicable Law, (a) the directors of ARS at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of ARS at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                Conversion of Shares; Exchange of Certificates

  3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Tower Merger and without any action on the part of ATS Mergercorp or ARS or their respective stockholders:

    (a) Each share of the 11% Series B Cumulative Exchangeable Preferred Stock, par value $.01 per share, of ARS (the "ARS Cumulative Preferred Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding;

    (b) Each share of the 7% Convertible Exchangeable Preferred Stock, par value $.01 per share, of ARS (the "ARS Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding;

    (c) Each share of Class A Common Stock, par value $.01 per share ("ARS Class A Common Stock"), each share of Class B Common Stock, par value $.01 per share ("ARS Class B Common Stock") and each share of Class C Common Stock, par value $.01 per share ("ARS Class C Common Stock"), of ARS (collectively, the "ARS Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Tower Merger and without any action on the part of the holder thereof, be converted into the right to receive:

      (i) one share of Common Stock, par value $.01 per share ("Tower Common Stock") of American Tower Systems Corporation ("American Tower Systems"), with (i) each share of ARS Class A Common Stock being converted into the right to receive one share of Class A Common Stock, par value $.01 per share ("Tower Class A Common Stock") of American Tower Systems, (ii) each share of ARS Class B Common Stock being converted into the right to receive one share of Class B Common Stock, par value $.01 per share ("Tower Class B Common Stock") of American Tower Systems, and (iii) each share of ARS Class C Common being converted into the right to receive one share of Class C Common Stock, par value $.01 per share ("Tower Class C Common Stock") of American Tower Systems; and

      (ii) a fraction (the "ARS Conversion Fraction") of a share of ARS Common Stock of the same class as the class of ARS Common Stock being converted, (i) the numerator of which is the difference between (A) the denominator and (B) the value (determined as set forth below) of one share of Tower Class A Common Stock immediately prior to the Effective Time, and (ii) the denominator of which is the value (determined as set forth below) of one share of ARS Class A Common Stock immediately prior to the Effective Time (the consideration set forth in paragraph (a) above and this paragraph (b) being herein collectively referred to as the "Merger Consideration").

    For purposes of determining the value of the ARS Class A Common Stock and the Tower Common Stock immediately prior to the Effective Time the following principles shall apply:

      (x) each share of ARS Class A Common Stock shall be valued at an amount equal to the average closing sales price of the ARS Class A Common Stock on the New York Stock Exchange (the "NYSE"), as reported by the Wall Street Journal, for the ten (10) consecutive trading days immediately preceding the second trading date prior to the Effective Time; and

      (y) each share of Tower Class A Common Stock shall be valued at the amount determined in good faith by the ARS Board of Directors to be its fair market value immediately prior to the Effective Time.

    (d) Each share of Common Stock, par value $.01 per share of ATS Mergercorp (the "ATS Mergercorp Common Stock") owned by ARS immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    (e) The shares of ARS Common Stock owned by ARS as treasury shares immediately prior to the Effective Time shall automatically, by virtue of the Tower Merger and without any action on the part of ARS, be converted into a number of shares of ARS Common Stock of the same class equal to the number of shares owned by American immediately prior to the Effective Time multiplied by the ARS Conversion Fraction.

  As a result of the Tower Merger and without any action on the part of the holder thereof, at the Effective Time all shares of ARS Common Stock issued and outstanding shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of ARS Common Stock shall thereafter cease to have any rights with respect to such shares of ARS Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of ARS Common Stock in accordance with the provisions of Section 3.2(d) upon the surrender of a certificate representing such shares of ARS Common Stock.

  3.2 Exchange of Certificates.

  (a) Pursuant to an agreement reasonably satisfactory to ARS and ATS Mergercorp (the "Exchange Agent Agreement") to be entered into at or prior to the Closing Date between ARS, ATS Mergercorp and the transfer agent for the ARS Common Stock (the "Exchange Agent"), at or immediately following the Effective Time, ARS shall deposit or cause to be deposited in trust for the benefit of the ARS common stockholders shares of Tower Class A Common Stock, Tower Class B Common Stock and Tower Class C Common Stock representing the aggregate Merger Consideration to which holders of ARS Common Stock shall be entitled at the Effective Time pursuant to the provisions of this Article.

  (b) Not less than five (5) business days subsequent to the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of ARS Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of ARS Common Stock and Tower Class A Common Stock, Tower Class B Common Stock and Tower Class C Common Stock and cash in lieu of fractional shares as hereinafter provided. Upon surrender of Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of ARS Common Stock to be received pursuant to the provision of Section 3.1(c)(ii), (ii) cash in lieu of fractional shares as hereinafter provided and
(iii) certificates representing the number of shares of Tower Class A Common Stock, Tower Class B Common Stock and Tower Class C Common Stock into which the shares of ARS Common Stock, theretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section 3.1(c)(i), and the Certificates so surrendered shall be canceled. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of ARS Common Stock for any shares of ARS Common Stock or Tower Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

  (c) Promptly following the date which is six (6) months after the Closing Date, the Exchange Agent shall deliver to ARS all cash, certificates (including any ARS Common Stock and ATS Mergercorp Class A Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar
Laws) receive in exchange therefor the Tower Merger Consideration to which such holder is entitled, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of ARS Common Stock for any ARS Common Stock or Tower Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

  (d) No certificates or scrip representing fractional shares of ARS Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of ARS. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of shares of ARS Common Stock delivered to the Exchange Agent by ARS pursuant to Section 3.2(a) over (ii) the aggregate number of whole shares of ARS Common Stock to be distributed to holders of the Certificates pursuant to
Section 3.2(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of the Certificates, shall sell the Excess Shares at then prevailing prices on the NYSE all in the manner provided in this Section 3.2((d). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The proceeds from such sale or sales available for distribution to the holders of Certificates shall be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to the holders of the Certificates, the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of a Certificate shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of a Certificate is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of the Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of the Certificates in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of the Certificates who have surrendered their Certificates in accordance with this Article III.

  (e) If the Tower Merger Consideration (or any portion thereof) is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of the Tower Merger Consideration that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers (with signatures guaranteed in accordance with the transmittal form) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid.

  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Tower Merger Consideration deliverable in respect thereof as determined in accordance with this Article. When authorizing such issue of the Tower Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond or other surety in such sum as it may reasonably direct as indemnity against any Claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

  (g) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on ARS Common Stock shall be paid with respect to any whole shares of ARS Common Stock or Tower Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the shares of ARS Common Stock and Tower Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of ARS Common Stock or Tower Common Stock, as the case may be, and not paid, less the amount of any withholding taxes which may be required thereon, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ARS Common Stock or Tower Common Stock, as the case may be, less the amount of any withholding taxes which may be required thereon.

  (h) ARS shall be entitled to, or shall be entitled to cause the Exchange Agent to, deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ARS Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by ARS or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ARS Common Stock in respect of which such deduction and withholding was made by ARS or the Exchange Agent.

                                   ARTICLE 4

               Representations and Warranties of ATS Mergercorp

  ATS Mergercorp hereby represents, warrants and covenants to, and agrees with, ARS as follows:

  (a) ATS Mergercorp is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, with full power and authority (corporate and other) to carry on the business in which it is engaged, except where the failure to be so qualified and in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on ATS Mergercorp.

  (b) ATS Mergercorp has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by ATS Mergercorp pursuant hereto or thereto or to consummate the Tower Merger, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATS Mergercorp, other than the approval of the sole stockholder of ATS Mergercorp contemplated by this Agreement. This Agreement has been duly executed and delivered by ATS Mergercorp and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Tower Merger when executed and delivered by ATS Mergercorp will constitute, valid and binding obligations of ATS Mergercorp, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. The provisions of Section 203 of the DCL will not apply to this Agreement or the Tower Merger. As of the date hereof, the Board of Directors of ATS Mergercorp, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including without limitation the Tower Merger, are fair to and in the best interests of the holder of the ATS Mergercorp Common Stock and have approved the same, and (ii) resolved to recommend that the sole stockholder of ATS Mergercorp approve this Agreement and the transactions contemplated hereby, including without limitation the Tower Merger.

  (c) Except for such consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATS Mergercorp, the execution and delivery by ATS Mergercorp of this Agreement and any Collateral Document executed or required to be executed by it pursuant hereto or thereto, do not, and the consummation by ATS Mergercorp of the Tower Merger and compliance with the terms, conditions and provisions hereof or thereof by ATS Mergercorp will not:

    (i) conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATS Mergercorp or any Applicable Law applicable to ATS Mergercorp, or conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Indebtedness for Money Borrowed of ATS Mergercorp, except for such conflicts, breaches, violations or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATS Mergercorp; or

    (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by ATS Mergercorp; or

    (iii) require any Governmental Authorization or Governmental Filing or Private Authorization, except for the FCC Consents, filings under the Hart-Scott-Rodino Act, and other filing requirements under Applicable Law in connection with the consummation of the Tower Merger.

                                   ARTICLE 5

                     Representations and Warranties of ARS

  ARS hereby represents, warrants and covenants to, and agrees with, ATS Mergercorp as follows:

    (a) ARS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and as presently proposed to be conducted, with full power and authority (corporate and other) to carry on the business in which it is engaged, except where the failure to be so qualified or in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on ARS.

    (b) ARS has all requisite power and authority (corporate and other) to execute, deliver and perform its obligations under this Agreement and each Collateral Document executed or required to be executed by ARS pursuant hereto or thereto or to consummate the Tower Merger, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ARS, other than the approval of the ARS stockholders contemplated by this Agreement. This Agreement has been duly executed and delivered by ARS and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Tower Merger when executed and delivered by ARS will constitute, valid and binding obligations of ARS, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. The provisions of Section 203 of the DCL will not apply to this Agreement or the Tower Merger. As of the date hereof, the Board of Directors of ARS, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including without limitation the Tower Merger, are fair to and in the best interests of the holders of the ARS Common Stock and have approved the same, and (ii) resolved to recommend that the ARS stockholders approve this Agreement and the transactions contemplated hereby, including without limitation the Tower Merger.

    (c) Except for consents and authorizations, the failure of which to obtain, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ARS, the execution and delivery by ARS of this Agreement and any Collateral Document executed or required to be executed by it pursuant hereto or thereto do not, and the consummation by ARS of the Tower Merger, and compliance with the terms, conditions and provisions hereof or thereof by ARS will not:

      (i) conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ARS or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Indebtedness for Money Borrowed of ARS, except for such conflicts, breaches, violations or accelerations that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ARS; or

      (ii) result in or permit the creation or imposition of any Lien upon any property now owned or leased by ARS; or

      (iii) require any Governmental Authorization or Governmental Filing or Private Authorization, except for the FCC Consents, filings under the Hart-Scott-Rodino Act, and other filing requirements under Applicable Law in connection with the consummation of the Tower Merger.

                                   ARTICLE 6

                              Closing Conditions

  6.1 Conditions to Obligations of Each Party to Effect the Tower Merger. The respective obligations of each party to effect the Tower Merger shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) The CBS Merger shall not have been consummated by 11:59 p.m. on May 31, 1998;

    (b) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of ARS and ATS Mergercorp under Applicable Law;

    (c) The waiting period applicable to the consummation of the Tower Merger under the Hart-Scott-Rodino Act shall have expired or been terminated; and

    (d) No Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that remains in effect and restrains, enjoins or otherwise prohibits consummation of the Tower Merger.

  6.2 Conditions to Obligations of ATS Mergercorp. The obligation of ATS Mergercorp to effect the Tower Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) The representations and warranties of ARS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except (i) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on ARS; provided, however, that for the purpose of this clause (ii), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified;

    (b) ARS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

    (c) Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement, as the case may be, there shall not have occurred and be continuing any Material Adverse Change in ARS.

  6.3 Conditions to Obligations of ARS. The obligation of ARS to effect the Tower Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law:

    (a) The representations and warranties of ATS Mergercorp set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except (i) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on ATS Mergercorp; provided, however, that for the purpose of this clause (ii), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified;

    (b) ATS Mergercorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

    (c) The Board of Directors of ARS shall not have determined to abandon the Tower Merger.

                                   ARTICLE 7

                       Termination, Amendment and Waiver

  7.1 Termination. This Agreement shall terminate automatically, without any action of either of the parties, upon consummation of the CBS Merger and may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of ARS:

    (a) by mutual written consent of ARS and ATS Mergercorp;

    (b) by either ATS Mergercorp or ARS if any Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that shall have become final and nonappealable and that restrains, enjoins or otherwise prohibits consummation of the Tower Merger, unless the party seeking such restraint injunction or prohibition or any Affiliate thereof was the terminating party; and

    (c) by ARS in the event it determines to abandon the Tower Merger as not being in the best interests of the ARS common stockholders.

  The term "Termination Date" shall mean December 31, 1998, as such date may from time to time be extended by mutual agreement of the parties.

  7.2 Effect of Termination. Except as provided in Section 8.3 (Fees, Expenses and other Payments), in the event of the termination of this Agreement pursuant to Section 7.1, or in the event the Tower Merger shall not have become effective prior to the end of business on the day prior to the Termination Date, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party, or any of its respective stockholders, officers or directors, to the other.

                                   ARTICLE 8

                              General Provisions

  8.1 Amendment. This Agreement may be amended from time to time by the parties hereto at any time prior to the Closing Date but only by an instrument in writing signed by the parties hereto and, subject, to Applicable Law.

  8.2 Waiver. At any time prior to the Closing Date, except to the extent not permitted by Applicable Law, ATS Mergercorp or ARS may, either generally or in a particular instance and either retroactively or prospectively, extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the provisions of Section 7.1, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants, conditions or other provision contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  8.3 Fees, Expenses and Other Payments. All costs and expenses incurred in connection with the negotiation, preparation, performance and enforcement of this Agreement (including all fees and expenses of counsel, financial advisors, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken pursuant to this Agreement) incurred by the parties hereto shall be borne by ARS.

  8.4 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, postage prepaid, or by recognized courier service, (b) sent by telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if, other than an individual, shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

    (a) If to ATS Mergercorp:

    ATS Mergercorp Merger Corporation
    116 Huntington Avenue
    Boston, Massachusetts 02116
    Attention: Steven B. Dodge, President and Chief Executive Officer Telecopier No.: (617) 375-7575

    with a copy to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attention: Norman A. Bikales, Esq.
    Telecopier No.: (617) 338-2880

    (b) If to ARS:

    American Radio Systems Corporation
    116 Huntington Avenue
    Boston, Massachusetts 02116
    Attention: Steven B. Dodge, President and Chief Executive Officer Telecopier No.: (617) 375-7575

    with a copy to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attention: Norman A. Bikales, Esq.
    Telecopier No.: (617) 338-2880

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

  8.5 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in Article 7, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it under Applicable Law or pursuant to the provisions of this Agreement for such breach or threatened breach, including without limitation the recovery of damages, including, to the extent awarded in any Legal Action, punitive, incidental and consequential damages (including without limitation damages for diminution in value and loss of anticipated profits) or any other measure of damages permitted by Applicable Law.

  8.6 Survival of Representations, Warranties, Covenants and Agreements. None of the representations and warranties in this Agreement shall survive the Tower Merger, and after effectiveness of the Tower Merger neither of the parties or their respective officers, directors or stockholders shall have any further obligation with respect thereto.

  8.7 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Tower Merger is fulfilled and consummated to the maximum extent possible.

  8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

  8.9 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  8.10 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the Applicable Laws of the United States of America and the laws of the State of Delaware applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

  8.11 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as the other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

  8.12 Entire Agreement; No Other Representations or Agreements. This Agreement (together with the other Collateral Documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof. Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) neither party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the other Collateral Documents) or such of the foregoing as are delivered at the Closing, (b) there are no covenants or agreements by or on behalf of either party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ARS NOR ATS Mergercorp MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH

HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  8.13 Assignment. This Agreement shall not be assignable by any party and any such assignment shall be null and void, except that it shall inure to the benefit of and be binding upon any successor to each party by operation of Law, including by way of merger, consolidation or sale of all or substantially all of its assets, and each party may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

  8.14 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 8.13.

  IN WITNESS WHEREOF, ARS and ATS Mergercorp have caused this Agreement and Plan of Merger to be executed, pursuant to the authority and approval of each of their respective Boards of Directors, as of the date first written above by their respective officers thereunto duly authorized.


                                          American Radio Systems Corporation


                                          By:
                                              ---------------------------------
                                              Name:  Steven B. Dodge
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

                                          ATS Merger Corporation


                                          By:
                                              ---------------------------------
                                              Name:  Steven B. Dodge
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

                                                                     APPENDIX A

                                  DEFINITIONS

  ADVERSE, ADVERSELY, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean any Event that has adversely affected or is reasonably likely to adversely affect
(a) the validity or enforceability of this Agreement or the likelihood of consummation of the Tower Merger, or (b) the financial condition or results of operation of the ATS Mergercorp and its Subsidiaries, taken as a whole, or the ARS and its Subsidiaries, taken as a whole, as the case may be, or (c) ARS' or ATS Mergercorp', as the case may be, ability to fulfill its obligations under the terms of this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, neither (i) any Event affecting the radio broadcasting industry or the national or any regional or market economy generally.

  AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

  AGREEMENT shall have the meaning given to it in the third "Whereas" paragraph and shall include any amendments executed and delivered by the parties pursuant to the provisions of Section 8.1.

  AMERICAN TOWER SYSTEMS shall have the meaning given to it in Section
3.1(c)(i).

  APPLICABLE LAW shall mean, with respect to any Person, any Law of any Authority, whether domestic or foreign, to which such Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

  ARS shall have the meaning given to it in the Preamble.

  ARS CLASS A COMMON STOCK shall have the meaning given to it in Section
3.1(c).

  ARS CLASS B COMMON STOCK shall have the meaning given to it in Section
3.1(c).

  ARS CLASS C COMMON STOCK shall have the meaning given to it in Section
3.1(c).

  ARS COMMON STOCK shall have the meaning given to it in Section 3.1(c).

  ARS CONVERSION FRACTION shall have the meaning given to it in Section 3.1(c)(ii).

  ARS CONVERTIBLE PREFERRED STOCK shall have the meaning given to it in
Section 3.1(b).

  ARS CUMULATIVE PREFERRED STOCK shall have the meaning given to it in Section 3.1(a).

  ATS MERGERCORP shall have the meaning given to it in the Preamble.

  ATS MERGERCORP COMMON STOCK shall have the meaning given to it in Section 3.1(d).

  AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

  CBS shall have the meaning given to it in the first "Whereas" paragraph.

  CBS MERGER shall have the meaning given to it in the first "Whereas" paragraph.

  CBS SUB shall have the meaning given to it in the first "Whereas" paragraph.

  CERTIFICATE OF MERGER shall have the meaning given to it in Section 2.3.

  CERTIFICATES shall have the meaning given to it in Section 3.2(b).

  CLOSING shall have the meaning given to it in Section 2.2.

  CLOSING DATE shall have the meaning given to it in Section 2.2.

  CODE shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  COLLATERAL DOCUMENT shall mean any agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement.

  COMMON SHARES TRUST shall have the meaning given to it in Section 3.2(d).

  CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

  DCL shall have the meaning given to it in Section 2.1.

  EFFECTIVE TIME shall have the meaning given to it in Section 2.3.

  ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

  EVENT shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

  EXCESS SHARES shall have the meaning given to it in Section 3.2(d).

  EXCHANGE AGENT shall have the meaning given to it in Section 3.2(a).

  EXCHANGE AGENT AGREEMENT shall have the meaning given to it in Section
3.2(a).

  FCC CONSENTS means actions by the FCC (including the Chief, Mass Media Bureau, acting under delegated authority) granting its consent to the transfer of control of the American FCC Licenses for each of the American Stations to Mergeparty as contemplated by this Agreement whether or not such consent has become a Final Order.

  GOVERNMENTAL AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including the FCC Licenses, issued by the FCC, the Federal Aviation Administration and any other Authority in connection with the conduct of business or operations of any of the Stations.

  GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

  HART-SCOTT-RODINO ACT shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any such statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

  LEGAL ACTION shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, hearings, investigations, proceedings or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, by or before any Authority, against such Person or involving any of such Person's business or assets.

  LIEN shall mean any of the following: mortgage; lien (statutory or other) or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; or restriction on sale, transfer, assignment, disposition or other alienation.

  MATERIAL, MATERIALLY OR MATERIALITY for the purposes of this Agreement, shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts.

  MERGER shall have the meaning given to it in the third "Whereas" paragraph.

  MERGER CONSIDERATION shall have the meaning given to it in Section
3.1(e)(ii).

  NYSE shall have the meaning given to it in Section 3.1(c).

  ORGANIC DOCUMENT shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all stockholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

  PERSON shall mean any natural individual or any Entity.

  PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to copyrights, computer software programs, patents, service marks, trademarks, trade names, technology and know-how.

  REGULATIONS shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

  REPRESENTATIVES shall have the meaning given to it in Section 6.1(a).

  RESTATED MERGER AGREEMENT shall have the meaning given to it in the second "Whereas" paragraph.

  SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

  SURVIVING CORPORATION shall have the meaning given to it in Section 2.1.

  TAX (and "Taxable," which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) of this definition, and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

  TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

  TERMINATION DATE shall have the meaning given to it in Section 7.1.

  TOWER CLASS A COMMON STOCK shall have the meaning given to it in Section 3.1(c)(i).

  TOWER CLASS B COMMON STOCK shall have the meaning given to it in Section 3.1(c)(i).

  TOWER CLASS C COMMON STOCK shall have the meaning given to it in Section 3.1(c)(i).

  TOWER COMMON STOCK shall have the meaning given to it in Section 3.1(c)(i).

                                SCHEDULE 4.1(E)

                                       TO

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       AMERICAN RADIO SYSTEMS CORPORATION
                                CBS CORPORATION

                                      AND

                              R ACQUISITION CORP.

                                  DATED AS OF

                               DECEMBER 18, 1997

   NAME OF OPTIONEE                 NUMBER AND CLASS OF AMERICAN COMMON STOCK
   ----------------                 -----------------------------------------
   Steven B. Dodge.............. 290,000 shares of American Class B Common Stock
   Alan L. Box.................. 100,000 shares of American Class A Common Stock

                                                                    APPENDIX IIB

  FIRST AMENDMENT, dated as of December 19, 1997 (this "Amendment"), to the Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997, by and among American Radio Systems Corporation, a Delaware corporation ("American"), CBS Corporation (formerly, Westinghouse Electric Corporation), a Pennsylvania corporation ("Mergeparty"), and R Acquisition Corp., a Delaware corporation ("Mergeparty Subsidiary").

                             W I T N E S S E T H:

  WHEREAS, American, Mergeparty and Mergeparty Subsidiary are parties to an Agreement and Plan of Merger, dated as of September 19, 1997 (the "Original Merger Agreement"), providing for the merger of Mergeparty Subsidiary with and into American on the terms and conditions set forth therein; and

  WHEREAS, American, Mergeparty and Mergeparty Subsidiary have entered into an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1997 (the "Restated Merger Agreement"), to make certain changes to the Original Merger Agreement; and

  WHEREAS, American, Mergeparty and Mergeparty Subsidiary desire to amend the Restated Merger Agreement.

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

    1. Capitalized terms used and not defined herein shall have the meanings given to such terms in the Restated Merger Agreement.

    2. American hereby represents and warrants to Mergeparty and Mergeparty Subsidiary as follows, which representations and warranties shall be deemed to form part of the representations and warranties of American included in Article Four of the Restated Merger Agreement for all purposes of the Restated Merger Agreement: (a) Annex 1 to this Amendment sets forth a list of certain stockholders of American (the "Consenting Stockholders") and the number of shares of American Class A Common and American Class B Common owned of record by each such stockholder on the date hereof, (b) on the date hereof, 29,966,377 votes constituted a majority of the outstanding voting power of American Common Stock and (c) on the date hereof the Consenting Stockholders have delivered written consents to American approving and adopting the Restated Merger Agreement and the Tower Merger Agreement in accordance with Applicable Law, including without limitation the DCL, such consents will, upon mailing by American of the notice as described in paragraph 3 below, constitute the Required Vote and no other approvals of the stockholders of American other than such consents are required to effect either the Merger or the Tower Merger.

    3. American will, promptly after the execution of this Amendment, mail, in accordance with Section 228(d) of the DCL, notice of the corporate action without a meeting taken by the Consenting Stockholders to those American stockholders who have not consented to such action in writing and who, if the action had been taken at a meeting of American stockholders, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take such action were delivered to American in accordance with Section 228(c) of the DCL. The covenant of American in this
  Section 3 shall be deemed to form part of the covenants of American included in Article Six of the Restated Merger Agreement for all purposes of the Restated Merger Agreement.

    4. All references to "Proxy Statement" in the Restated Merger Agreement shall be deemed in all cases in the Restated Merger Agreement to be references to "Information Statement" and all references to "Tower Proxy Statement" shall be deemed in all cases in the Restated Merger Agreement to be references to "Tower Information Statement."


                                     IIB-1

    5. Notwithstanding anything contained in the Restated Merger Agreement to the contrary, including without limitation Section 6.5 thereof, American shall not be required to hold either the American Stockholders Meeting or the American Stockholders Tower Meeting.

    6. This Amendment shall constitute a Collateral Document for all purposes of the Restated Merger Agreement.

    7. The validity, interpretation, construction and performance of this Amendment shall be governed by, and construed in accordance with, the Applicable Laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent the corporate laws of the State of Delaware are applicable.

    8. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    9. Except as expressly modified and amended by this Amendment, the Restated Merger Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects.

                                     IIB-2

  IN WITNESS WHEREOF, American, Mergeparty and Mergeparty Subsidiary have caused this Amendment to be executed, pursuant to the authority and approval of each of their respective Boards of Directors, as of the date first written above by their respective officers thereunto duly authorized.

                                          American Radio Systems Corporation


                                          By: _________________________________
                                            Name: Steven B. Dodge
                                            Title: Chairman of the Board,
                                                   President and Chief
                                                   Executive Officer

                                          CBS Corporation


                                          By: _________________________________
                                            Name: Frederic G. Reynolds
                                            Title:

                                          Acquisition Corp.


                                          By: _________________________________
                                            Name: Frederic G. Reynolds
                                            Title:

                                     IIB-3

                                                                    APPENDIX III

Board of Directors
American Radio Systems Corporation
116 Huntington Avenue
Boston, Massachusetts 02116

September 19, 1997

Dear Sirs:

You have asked Credit Suisse First Boston Corporation ("CSFB," "we" or "us") to advise you with respect to the fairness to the stockholders of American Radio Systems Corporation (the "Company") from a financial point of view of the Merger Consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 18, 1997 (the "Merger Agreement"), among the Company, Westinghouse Electric Corporation (the "Acquiror") and the Acquiror's wholly-owned subsidiary (the "Sub"). The Merger Agreement provides for, among other things, (i) the merger (the "Merger") of the Sub with and into the Company pursuant to which the Company will become a subsidiary of the Acquiror and each outstanding share of common stock, par value $0.01 per share, of the Company will be converted into the right to receive $44.00 in cash (the "Merger Consideration") and (ii) prior to the Merger, the distribution by the Company of all of the capital stock of the Company's wholly-owned subsidiary American Tower Systems Inc. or the net proceeds from the sale thereof to the stockholders of the Company on a pro rata basis (the "Distribution").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Merger Agreement. We have also reviewed certain other information, including financial forecasts and pro forma financial information concerning the Company after giving effect to the Distribution, provided to us by the Company and have met with the Company's management to discuss the business and prospects of the Company.

We have also considered certain financial and stock market data of the Company and compared those data with similar data for other publicly held companies in similar businesses, and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluations or appraisal. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties, which discussions, at your request, were not completed prior to the date hereof.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

In the past, we have performed certain investment banking services for the Company and the Acquiror and have received customary fees for such services.


                                     III-1

In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

Credit Suisse First Boston Corporation

                                     III-2

                                                                     APPENDIX IV

                       DELAWARE GENERAL CORPORATION LAW
                         SECTION 262 APPRAISAL RIGHTS

  262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affadavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

 (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX V

                   DESCRIPTION OF AMERICAN TOWER CORPORATION

GENERAL

  American Tower Corporation ("ATC") is a leading independent owner and operator of wireless communications towers with more than 775 towers in 31 states, including approximately 125 towers managed for a third party. ATC has agreed to acquire an additional 125 towers pursuant to letters of intent which are expected to be consummated, subject to negotiation and execution of definitive agreements and satisfaction of closing conditions, including, in certain cases, expiration or earlier termination of the HSR Act waiting period, in the first half of 1998. During 1997, ATC acquired or agreed to acquire 192 towers and constructed or had, at year end, under construction an aggregate of 64 towers; ATC plans to construct approximately 125 towers in 1998. ATC rents tower space and provides related services to wireless communications service providers, as well as operators of private networks and government agencies, for a diverse range of applications including paging, cellular, PCS, fixed microwave, SMR and ESMR. ATC owns and operates towers in 45 of the top 100 metropolitan statistical areas in the United States and has clusters of towers in cities such as Albuquerque, Atlanta, Baltimore, Dallas, Houston, Jacksonville, Kansas City, Nashville, San Antonio and San Diego. ATC's customers (which aggregate more than 680) include Bell South Mobility, CSX Transportation, GTE Mobilnet, Houston Cellular, Nextel, PageMart, Pagenet, Pittencrief Communications, SBC Communications, Shell Offshore, and various federal and local government agencies. While none of ATC's customers accounted for more than 10% of its pro forma revenues for the nine months ended September 30, 1997, most of the named customers accounted for more than 1% of such revenues and each is considered by ATC to be an important customer.

  ATC believes that it is well positioned to capitalize on the continued growth in wireless communications. ATC's strategy for growth is to focus its internal sales and marketing activities on maximizing the capacity utilization of its towers. In addition, ATC has experience in the construction and acquisition of towers which it believes will allow ATC to increase its penetration of existing markets and expansion into new markets.

HISTORY OF ATC

  ATC was organized in October 1994 by an investor group led by Summit Capital Inc. of Houston and Chase Manhattan Capital Corporation ("Chase Capital") to acquire Bowen-Smith. Bowen-Smith had been in the tower rental business since 1966, initially serving the communications tower requirements of two-way radio and microwave transmission users. At the time of the Bowen-Smith Acquisition, Bowen-Smith owned 184 towers on 175 sites located primarily in Texas, Louisiana and Oklahoma. Within the first year after the Bowen-Smith Acquisition, ATC acquired or constructed more than 75 communications towers. In December 1995, ATC acquired 103 towers from CSX, and in October 1996, ATC acquired 154 towers from Prime. In June 1997, ATC completed a private placement of common stock with Clear Channel resulting in net proceeds to ATC of $23.0 million.

  ATC's principal executive offices are located at 3411 Richmond Avenue, Suite 400, Houston, Texas 77046 and its telephone number is (713) 693-0000.

PROPERTIES

  ATC's interests in its tower sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, and easements, licenses or rights-of-way granted by government entities. In rural areas, a tower site typically consists of a three to five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 3,000 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. ATC's land leases generally have five- or ten-year terms and frequently contain one or more renewal options. Some land leases provide "trade-out" arrangements whereby ATC allows the landlord to use tower space in lieu of paying all or part of the land rent. Pursuant to ATC's credit facility, ATC's senior lenders have liens on a substantial number of ATC's land leases and other property interests.

                            SELECTED FINANCIAL DATA

  The following table sets forth selected financial data of ATC as of and for each of the periods indicated. The selected financial data as of and for the five years ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 were derived from the Consolidated Financial Statements of ATC and its Predecessor. The following table should be read in conjunction with ATC's audited and unaudited financial statements and the notes thereto included in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Corporation" included in this Appendix V.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 PREDECESSOR(1)                               ATC(1)
                          ------------------------------- -------------------------------------------------
                                                          OCTOBER 15,
                            YEAR ENDED     JANUARY 1,1994     1994       YEAR ENDED     NINE MONTHS ENDED
                           DECEMBER 31,       THROUGH       THROUGH     DECEMBER 31,      SEPTEMBER 30,
                          ---------------   OCTOBER 14,   DECEMBER 31, ---------------  -------------------
                           1992    1993         1994          1994      1995    1996      1996      1997
                          ------  -------  -------------- ------------ ------  -------  --------  ---------
STATEMENTS OF OPERATIONS
 DATA:
Total revenues..........  $3,393  $ 6,744     $ 5,218        $1,948    $8,277  $12,366    $8,356  $  14,491
Operating expenses:
 Direct tower costs.....     765    1,434       1,151           402     1,868    2,849     1,968      2,924
 Selling, general and
  administrative........     943    2,014       2,137           380     1,601    2,049     1,485      2,347
 Depreciation and
  amortization..........   1,199    2,586       2,106           403     1,908    2,709     1,839      3,369
                          ------  -------     -------        ------    ------  -------  --------  ---------
 Total operating
  expenses..............   2,907    6,034       5,394         1,185     5,377    7,607     5,292      8,640
                          ------  -------     -------        ------    ------  -------  --------  ---------
Operating income
 (loss).................     486      710        (176)          763     2,900    4,759     3,064      5,851
Interest expense, net...     780    2,026       2,117           576     3,068    3,808     2,630      3,900
Other expenses..........     100      193          93            66       414      150       113        213
                          ------  -------     -------        ------    ------  -------  --------  ---------
Income (loss) before
 income taxes and
 extraordinary item.....    (394)  (1,509)     (2,386)          121      (582)     801       321      1,738
Income tax (expense)
 benefit................     237      500         --            (50)      217     (303)     (121)      (660)
                          ------  -------     -------        ------    ------  -------  --------  ---------
Income (loss) before
 extraordinary item.....    (157)  (1,009)      (2386)           71      (365)     498       200      1,078
Extraordinary loss,
 net(2).................     --       --          --            --       (207)    (451)      --        (594)
                          ------  -------     -------        ------    ------  -------  --------  ---------
Net income (loss).......  $ (157) $(1,009)    $(2,386)       $   71    $ (572) $    47      $200  $     484
                          ======  =======     =======        ======    ======  =======  ========  =========

                         PREDECESSOR(1)                   ATC(1)
                         ----------------  -------------------------------------
                                      DECEMBER 31,
                         -----------------------------------------
                                                                   SEPTEMBER 30,
                          1992     1993     1994    1995    1996       1997
                         -------  -------  ------- ------- ------- -------------
BALANCE SHEET DATA:
Land, rental towers and
 related fee-based
 assets, net............ $15,463  $13,943  $35,109 $42,056 $61,566   $105,106
Total assets............  18,343   16,600   39,599  53,782  75,527    120,198
Long-term debt, less
 current portion........  12,590   11,719   23,116  31,875  49,771     67,817
Redeemable preferred
 stock..................     --       --       --    3,633   4,000      4,000
Total stockholders'
 equity ................    (707)  (1,716)   7,496   7,424  11,598     36,236

--------
(1) ATC was organized in connection with the Bowen-Smith Acquisition in October 1994, at which time the book values of the assets and liabilities acquired were adjusted to their estimated fair values on the basis of purchase accounting. In addition, upon the closing of the Bowen-Smith Acquisition, ATC entered into new debt and equity financing arrangements, adjusted the depreciation period for towers and related fee-based assets, outsourced its tower maintenance services and implemented other significant changes in ATC's operations. Each of these factors affects the comparability of periods prior to the Bowen-Smith Acquisition with periods since October 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of American Tower Corporation-- Overview".
(2) Reflects extraordinary charges resulting from prepayment of indebtedness in 1995, 1996, and 1997, net of related income tax benefits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations of American Tower Corporation".

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                         OF AMERICAN TOWER CORPORATION

  The following discussion is intended to assist in an understanding of ATC's historical financial position and results of operations for each year of the three-year period ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997. ATC's Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus contain detailed information that should be read in conjunction with the following discussion.

OVERVIEW

  ATC was organized to acquire the stock of Bowen-Smith in October 1994. Bowen-Smith was a closely held company which owned and operated 175 tower sites in Texas, Louisiana and Oklahoma. At the time of the Bowen-Smith Acquisition, the book values of the acquired assets and liabilities were adjusted to their estimated fair values and the depreciation period for towers and related assets was extended to better reflect the estimated useful lives of such assets. At such time, ATC also implemented significant management and operational changes to the business. ATC outsourced its tower maintenance functions during the first quarter of 1995 which resulted in a reduction in personnel. In addition, ATC's new management undertook increased marketing activities for its existing tower network and began to pursue tower acquisitions, including opportunities outside ATC's traditional Gulf Coast market. Finally, borrowings to facilitate the Bowen-Smith Acquisition resulted in an increase in ATC's interest expense. The financial results for ATC described herein for the period prior to October 15, 1994 are the results of ATC's predecessor, Bowen-Smith, and may not be comparable to ATC's results since that date for the reasons described herein.

  During 1995 and 1996, ATC acquired 297 towers, net of dispositions. In December 1995, ATC acquired 103 towers from CSX, the real estate affiliate of the railroad transportation company. In October 1996, ATC acquired 109 towers (net of dispositions of non-strategic towers) from Prime, an independent tower operator. The remaining 85 acquired towers were purchased in 16 separate acquisitions ranging in size from one to 50 towers. During 1997 ATC has acquired 77 towers and entered into commitments to acquire an additional 115 towers. In addition, during 1996 ATC began a significant tower construction program. By September 1997, ATC had completed construction of 57 new towers, had 38 towers under construction, and owned approximately 650 towers, including those under construction.

  Since completing the Bowen-Smith Acquisition in October 1994, ATC's financial objective has been to increase revenues on existing towers through improved marketing efforts and to acquire and construct new towers which meet ATC's economic return criteria. Accordingly, ATC believes that EBITDA is a key measure of its economic performance and an indicator of the availability of funds to service indebtedness and to invest in continued internal growth and acquisition and construction opportunities. ATC's EBITDA increased from $3.1 million for the year ended December 31, 1994 to $7.5 million for the year ended December 31, 1996 (a compound annual growth rate of 56%) and increased from $4.9 million for the nine months ended September 30, 1996 to $9.2 million for the nine months ended September 30, 1997 (a compound annual growth rate of 88%). ATC's growth strategy and investment in additional towers has negatively affected net income during these periods primarily as a result of increased depreciation and interest expense, and extraordinary charges related to the write off of unamortized debt financing costs. See Notes 6 and 9 of Notes to Consolidated Financial Statements of American Tower Corporation.

  ATC's primary business is the rental of antenna and transmitter space on communications towers to wireless communication companies, including paging, cellular, PCS, fixed microwave, SMR and ESMR, as well as operators of private and governmental communications systems. A majority of ATC's customers enter into one-year rental agreements with ATC. Substantially all of ATC's agreements exceeding one year include price escalation and 90-day cancellation clauses. A majority of ATC's contracts provide for monthly invoicing payable on or before the tenth day of the calendar month. ATC operators have been historically characterized by

(i) minimal inventory levels; (ii) low levels of accounts receivable; and
(iii) customer turnover rates of less than 1% per year (based on revenues). Accordingly, ATC has minimal working capital requirements.

  Direct tower costs consist primarily of land leases, tower inspections and maintenance, utilities, insurance and tower monitoring costs. The most significant of such costs are land leases and tower inspections and maintenance. ATC outsources its tower inspections and maintenance requirements which consist of scheduled site visits to perform ground and tower maintenance, tower and shelter inspections and inventories of installed customer equipment. On a per tower basis, ATC's direct tower costs are relatively fixed and are not subject to incremental increase as ATC adds additional customers.

  Selling, general and administrative expenses consist primarily of wages and benefits for management, sales and marketing and operations, and professional fees, advertising, travel, bad debts and office-related expenses.

  ATC's depreciation and amortization charges result primarily from the fixed capital required to operate in the tower industry and complete acquisitions and constructions. The principal components of depreciation and amortization relate to individual towers and related assets, buildings, site upgrades, computer monitoring systems and licenses and permits. In connection with the Bowen-Smith Acquisition, in order to better reflect the useful life of towers and related assets, ATC adjusted its depreciation period for such assets from 15 years to 25 years. Amortization relates to financing costs associated with ATC's credit facilities and non-competition agreements entered into in connection with the Bowen-Smith Acquisition.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from ATC's Consolidated Statements of Operations, expressed as a percentage of revenue.

                          PREDECESSOR                   ATC
                          ----------- ------------------------------------------------
                          JANUARY 1,  OCTOBER 15,                       NINE MONTHS
                             1994         1994      YEAR ENDED             ENDED
                            THROUGH     THROUGH    DECEMBER 31,        SEPTEMBER 30,
                          OCTOBER 14, DECEMBER 31, ----------------    ---------------
                             1994         1994      1995      1996      1996     1997
                          ----------- ------------ ------    ------    ------   ------
Total revenues..........      100 %       100 %       100 %     100 %     100%     100%
Operating expenses:
Direct tower costs......       22          21          23        23        24       20
Selling, general and ad-
 ministrative...........       41          20          19        17        18       16
Depreciation and amorti-
 zation.................       40          21          23        22        22       23
                              ---         ---      ------    ------    ------   ------
  Total operating ex-
   penses...............      103          61          65        62        63       60
                              ---         ---      ------    ------    ------   ------
Operating income
 (loss).................       (3)         39          35        38        37       40
Interest expense, net...       41          30          37        31        32       27
Other expense...........        2           3           5         1         1        2
                              ---         ---      ------    ------    ------   ------
Income (loss) before in-
 come taxes and extraor-
 dinary item............      (46)          6          (7)        6         4       12
Income tax (expense)
 benefit................      --           (3)          3        (2)       (2)      (5)
Extraordinary loss,
 net....................      --          --           (3)       (4)      --        (4)
                              ---         ---      ------    ------    ------   ------
Net income (loss).......      (46)%         4 %        (7)%       0 %       2%       3%
                              ===         ===      ======    ======    ======   ======

Nine Months Ended September 30, 1997 to Nine Months Ended September 30, 1996

  Revenues. Total revenues increased $6.1 million or 73% to $14.5 million in the nine months ended September 30, 1997 from $8.4 million in the nine months ended September 30, 1996. Revenue growth of $2.9 million was attributable to acquisitions consummated since October 1996. The remainder of the increase in revenues was primarily attributable to increased utilization and price increases on towers owned by ATC at September 30, 1997.

  Direct Tower Costs. Direct tower costs increased 49% to $2.9 million in the nine months ended September 30, 1997 from $2.0 million in the nine months ended September 30, 1996. The increase in direct tower costs was primarily attributable to tower acquisitions consummated since October 1996. As a percentage of revenues, direct tower costs decreased due to the relatively fixed nature of the costs relative to revenue increases.

  Selling, General and Administrative. Selling, general and administration expenses increased 57% to $2.3 million in the nine months ended September 30, 1997 from $1.5 million in the nine months ended September 30, 1996. The increase was primarily from the addition of personnel related to ATC's increased sales, marketing and construction activities. The decrease as a percentage of revenues was attributable to accelerated growth in revenue increases relative to additional selling, general and administrative expenses.

  Depreciation and Amortization. Depreciation and amortization expenses increased 83% to $3.4 million in the nine months ended September 30, 1997 from $1.8 million in the nine months ended September 30, 1996. The increase in depreciation and amortization expenses of $1.6 million resulted primarily from tower acquisitions consummated since October 1996 and constructed towers placed in operation.

  Interest Expense. Interest expense increased 48% to $3.9 million in the nine months ended September 30, 1997 from $2.6 million in the nine months ended September 30, 1996. The increase in interest expense was due primarily to increased borrowings associated with tower acquisitions and constructions consummated since October 1996.

  Income Taxes. Income taxes for the nine months ended September 30, 1997 was $0.7 million as compared to $0.1 for the nine months ended September 30, 1996. The increase is attributable to increased operating income applied against ATC's effective tax rate, which is not materially different from the statutory rate.

  Extraordinary Loss. ATC recognized an extraordinary loss of $0.6 million in the nine months ended September 30, 1997. The loss resulted from ATC restructuring and refinancing its debt arrangements in June 1997.

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Total revenues. Revenue growth consisted of $2.8 million attributable to increased utilization and price increases on towers owned by ATC at the beginning of 1995 or acquired during 1995 as well as the full year effect of towers acquired during 1995. Total revenues increased $4.1 million or 49% to $12.4 million in 1996 from $8.3 million in 1995. The remainder of the increase in revenues was attributable to $0.6 million associated with 159 towers acquired during 1996, $0.6 million attributable to 103 towers acquired in December 1995 and $0.1 million associated with 27 towers constructed during 1996.

  Direct tower costs. Direct tower costs increased 53% to $2.8 million in 1996 from $1.9 million in 1995. The increase in direct tower costs consisted of $0.2 million associated with 159 towers acquired during 1996, $0.7 million attributable to towers acquired during 1995 and expenses incurred during ATC's establishment of its automated tower monitoring services. As a percentage of revenues, direct tower costs remained relatively constant.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased 28% to $2.0 million in 1996 from $1.6 million in 1995. The increase was primarily from the addition of personnel related to ATC's increased sales, marketing and construction activities. The decrease as a percentage of revenues was due to operating efficiencies on existing towers as well as the construction and acquisition of new towers.

  Depreciation and amortization expense. Depreciation and amortization expense increased 42% to $2.7 million in 1996 from $1.9 million in 1995. The increase in depreciation and amortization expense of $0.8 million resulted primarily from the effect of a full year of depreciation on towers acquired in 1995.

  Interest expense. Interest expense increased 24% to $3.8 million in 1996 from $3.1 million in 1995. The increase in interest expense was due primarily to increased borrowing associated with ATC's acquisitions in 1995 and 1996 and construction of new towers in 1996.

  Income taxes. Income tax expense for 1996 was $0.3 million as compared to a benefit of $0.2 million in 1995. ATC's effective tax rate is not materially different from the statutory rate.

  Extraordinary loss. ATC recognized an extraordinary loss of $0.5 million in 1996 and $0.2 million in 1995. These losses resulted from ATC restructuring and refinancing its debt arrangements in both years in conjunction with acquisitions.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  As described in "--Overview" above, ATC completed the Bowen-Smith Acquisition on October 15, 1994. The results described herein for 1994 reflect the addition of the historical results for ATC's predecessor prior to the Bowen-Smith Acquisition with ATC's results from October 15, 1994 to year end. The changes in ATC's operating and capital structure described in "--Overview" have a significant impact on the comparability of the results for the year ended December 31, 1994 with results for the year ended December 31, 1995.

  Total revenues. Total revenues increased 16% to $8.3 million in 1995 from $7.2 million in 1994. Revenue growth consisted of $0.4 million associated with towers acquired during 1995 and $0.7 million attributable to increased utilization and price increases on ATC's existing towers which resulted primarily from a build-up of ATC's marketing efforts during 1995.

  Direct tower costs. Direct tower costs increased 20% to $1.9 million in 1995 from $1.6 million in 1994. The increase in direct tower costs was primarily related to front-end costs associated with ATC's decision to outsource tower maintenance services effective during the second quarter of 1995.

  Selling, general and administrative expenses. Selling, general and administrative expenses decreased 36% to $1.6 million in 1995 from $2.5 million in 1994. The decrease was primarily attributable to overhead charges related to the elimination of certain management and administrative personnel.

LIQUIDITY AND CAPITAL RESOURCES

  ATC has historically funded its operations, acquisitions and construction of towers and site upgrade capital expenditures from bank borrowings, cash flow from operations, private placements of equity securities and the issuance of subordinated notes to sellers of tower sites. ATC had a working capital deficit of $1.0 million and $0.8 million, respectively, as of December 31, 1996 and 1995 and a working capital deficit of $3.0 million at September 30, 1997. ATC's ratio of total debt to stockholders' equity was 4.38 to 1 as of December 31, 1996 compared with 4.51 to 1 at year-end 1995, and 1.9 to 1 as of September 30, 1997.

  ATC's primary sources of funds have been as follows:

                          OCTOBER 15 TO   YEAR ENDED    YEAR ENDED   NINE MONTHS ENDED
                          DECEMBER 31,   DECEMBER 31,  DECEMBER 31,    SEPTEMBER 30,
                               1994          1995          1996             1997
                          -------------- ------------- ------------- ------------------
Bank borrowings.........     $ 21,000      $  4,600      $ 21,600         $40,100
Seller financing........        4,500         7,300         2,600             --
Sales of Preferred
 Stock..................          --          4,100           400             --
Sales of Common Stock...        6,800           --          4,100          26,300
Net cash provided by op-
 erating activities.....          300         1,600         3,100           7,000
                             --------      --------      --------         -------
                             $ 32,600      $ 17,600      $ 31,800         $73,400
                             ========      ========      ========         =======

  ATC's principal operating subsidiary is the borrower under a $125.0 million credit facility (the "ATC Credit Facility") which is guaranteed by ATC. At September 30, 1997, outstanding borrowings under the ATC Credit Facility were $63.3 million. Borrowings under the ATC Credit Facility currently bear interest at LIBOR plus a maximum of 200 basis points. The ATS Credit Facility is divided between a $25.0 million term loan and a $100.0 million revolving line of credit. The term loan requires principal amortization beginning in 1999 with quarterly payments totaling $1.3 million in 1999, $3.1 million in 2000, $5.0 million in 2001, $6.3 million in 2002 and 2003 and $3.0 million in 2004. The maximum amount outstanding under the revolving credit facility is required to be reduced quarterly beginning in September 1999 with a final maturity in June 2004. The ATC Credit Facility includes financial and operating covenants, including requirements that ATC maintain certain financial ratios and limitations on ATC's ability to incur certain other indebtedness, pay dividends, engage in transactions with affiliates, sell assets and engage in mergers, consolidations and other acquisitions. In addition, the ATC Credit Facility requires ATC to apply a certain portion of the proceeds of any equity offering to prepay borrowings under the ATC Credit Facility.

  ATC issued a subordinated note to CSX in connection with the acquisition of tower sites in December 1995. This note is non-interest bearing and has an aggregate principal amount of $6.3 million. The note is repayable in annual installments of $1.0 million each in December 1997, 1998 and 1999 and in a final payment of $3.3 million in December 2000.

  In December 1995, ATC issued 22,500 shares of its Series A Preferred Stock, together with warrants to purchase 22,500 shares of Common Stock at a nominal exercise price per share, in a private placement to its existing stockholders. ATC received proceeds of $4.5 million in exchange for the securities, which is equal to the redemption and liquidation value of the Series A Preferred Stock. The proceeds were used to pay part of the purchase price for the CSX Acquisition and for general working capital purposes. All outstanding warrants to purchase Common Stock have been exercised.

  In June 1997, ATC completed a private placement offering of common stock with Clear Channel whereby ATC raised net proceeds of $23 million. ATC utilized the private placement proceeds in connection with securing its $125 million senior credit facility discussed herein.

  Beginning with the Bowen-Smith Acquisition, ATC has made significant capital investments in site upgrades, new tower construction and tower acquisitions. The following table describes ATC expenditures, including the Bowen-Smith Acquisition, since October 1994:

                                    CAPITAL EXPENDITURES
                            -------------------------------------
                                                                   NINE MONTHS
                            OCTOBER 15 TO YEAR ENDED DECEMBER 31,     ENDED
                            DECEMBER 31,  ----------------------- SEPTEMBER 30,
                                1994         1995        1996         1997
                            ------------- ----------- ----------- -------------
   Construction and Site
    Upgrades...............    $   400    $     1,900 $     7,800    $14,400
   Acquisitions............     31,300         12,700      15,400     32,700
                               -------    ----------- -----------    -------
                               $31,700    $    14,600 $    23,200    $47,100
                               =======    =========== ===========    =======

  ATC plans to construct 125 towers in 1998 and has budgeted site upgrade and new construction activities for 1998 of approximately $28.0 million. ATC's actual levels of capital expenditures relative to new sites may vary from these estimates depending upon the availability of suitable construction opportunities. ATC also presently has pending acquisitions of existing sites totaling approximately $40.0 million. While ATC continually reviews acquisition opportunities, ATC is unable to estimate the total amount expected to be expended on acquisitions of existing sites due to the inability to predict the availability of economically viable acquisition opportunities. ATC believes that bank borrowings and cash flow from operations will be sufficient to finance debt service obligations and budgeted capital expenditures during 1998. However, because ATC's acquisition and construction opportunities can be unpredictable resulting in additional capital requirements, ATC may seek additional debt or equity financing as required. There can be no assurance that such financing will be available on terms ATC considers acceptable.

             PRINCIPAL STOCKHOLDERS OF AMERICAN TOWER CORPORATION

  The following table sets forth certain information regarding the beneficial ownership of Common Stock, par value $.01 per share of ATC (the "ATC Common Stock") as of February 1, 1998, and in American Tower Systems (assuming consummation of the ATC Merger) by (i) each director; (iii) each person who is known by ATC to own beneficially 5% or more of the Common Stock; and (iv) all directors and officers as a group.

                                                              AMERICAN TOWER
                                     CURRENT ATC OWNERSHIP  SYSTEMS OWNERSHIP
                                     -----------------------------------------
NAME OF BENEFICIAL OWNER(1)            SHARES     PERCENT     SHARES   PERCENT
---------------------------          ----------- --------------------- -------
Clear Channel Communications,
 Inc.(9)............................      46,814      31.30  9,328,290  11.91
Chase Manhattan Capital Corpora-
 tion(2)............................      33,745      22.56  6,724,124   8.58
Equus Equity Appreciation Fund,
 L.P.(3)............................       9,655       6.46  1,923,883   2.46
Max Bowen Enterprises(10)...........       9,235       6.18  1,840,192   2.35
RHS Investments, L.L.C.(4)..........       7,625       5.10  1,519,379   1.94
Archery Partners(5).................      33,745      22.56  6,724,124   8.58
Carlyle-Prime Investors, L.P.(6)....       3,324       2.22    662,350   0.85
Carlyle-Prime Partners I, L.P.(6)...       4,599       3.08    916,410   1.17
Fred R. Lummis(7)...................       7,155       4.78  1,874,067   2.37
Randall Mays(9).....................      46,814      31.30  9,328,290  11.91
Max Bowen(10).......................       9,235       6.18  1,840,192   2.35
Michael Hannon(2)...................      26,995      18.05  5,379,100   6.87
Mark D. Ein(6)......................       7,923       5.30  1,578,759   2.01
William K. Luby(5)..................       6,750       4.51  1,345,024   1.72
George B. Kelly(8)..................       6,635       4.44  1,322,109   1.69
Richard H. Stewart(4)...............       7,625       5.10  1,519,379   1.94
All officers and directors as a
 group (8 persons)(2)(4)(5)(6)(7)
 (8)(9)(10).........................     114,132      76.32 22,742,266  29.03

--------
(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2) Mr. Hannon is a director of ATC. The address of Mr. Hannon and Chase
    Capital Corporation is 380 Madison Avenue, 12th Floor, New York, New York 10017. The ATC shares indicated beneficially owned by Mr. Hannon are shares held by Chase Capital and Archery Partners. Of the 33,745 shares, 26,995 shares are included because of Mr. Hannon's affiliation with Chase Manhattan and 6,750 shares because of Chase Capital's affiliation with Archery Partners. Mr. Hannon disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. Ownership in American Tower Systems includes existing ownership therein of Chase Equity Associates. See "Principal Stockholders of American Tower Systems" elsewhere in this Prospectus.
(3) The address of Equus Capital Corporation is 2929 Allen Parkway, Suite
    2500, Houston, Texas 77019. Equus Equity Appreciation Fund, L.P. is a limited partnership, the general partner of which is Equus Capital Corporation.
(4) Mr. Stewart is a director of ATC. The address of Mr. Stewart and RHS Investments, L.L.C. is 77 East Crossville Road, Suite 310, Roswell,
     Georgia 30075. RHS Investments, L.L.C. is a limited liability company, the managing member of which is Richard H. Stewart.
(5)  Mr. Luby is a director of ATC. The address of Mr. Luby and Archery
     Partners is 179 Bingham Avenue, Rumson, New Jersey 07760. The ATC shares indicated beneficially owned by Mr. Luby are shares held by Chase Capital and Archery Partners. Of the 33,745 shares, 26,995 shares are included because of Archery Partner's affiliation with Chase Capital and 6,750 shares because of Mr. Luby's affiliation, as general partner with Archery Partners. Mr. Luby disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.
(6) Mr. Ein is a director of ATC. The address of Mr. Ein, Carlyle-Prime Investors, L.P. and Carlyle-Prime Partners I, L.P. is 1001 Pennsylvania Avenue, N.W., Washington, D.C. 20004. Of the shares indicated beneficially owned by Mr. Ein, 3,324 shares are held by Carlyle-Prime Investors, L.P. and 4,599 are held by Carlyle-Prime Partners I, L.P. Both Carlyle-Prime Investors, L.P. and Carlyle-Prime Partners I, L.P. are limited partnerships and the general partner of each is TCG Towers L.L.C. Mr. Ein disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.
(7) Mr. Lummis is Chairman, Chief Executive Officer and President of ATC. The address of Mr. Lummis is 3411 Richmond Avenue, Suite 400, Houston, Texas 77046. Of the shares indicated beneficially owned by Mr. Lummis, 5,000 shares are held by Summit Capital and are included because of Mr. Lummis' affiliation therewith. Of the remaining 2,155 shares, 750 shares are issuable within 60 days upon the exercise of stock options, 75 shares are held by Mr. Lummis, 730 shares are held by a trust for the benefit of Mr. Lummis who is the trustee and 600 shares are held by several trusts, of which Mr. Lummis is the trustee, for the benefit of Mr. Lummis's children. Does not include 2,250 shares purchasable under an option granted by ATC.
(8) Mr. Kelly is a director of ATC. The address of Mr. Kelly and GBK Tower Partners is Eight Greenway Plaza, Suite 714, Houston, Texas 77046. Of the shares indicated beneficially owned by Mr. Kelly, 5,000 shares are held by Summit Capital and are included because of Mr. Kelly's affiliation therewith. Of the remaining 1,635 shares, 75 shares are held by Mr.
     Kelly, and 1,560 are held by GBK Tower Partners, a partnership of which Mr. Kelly is the general partner. Mr. Kelly disclaims beneficial ownership of the 1,560 shares held by GBK Tower Partners within the meaning of Rule 13d-3 under the Exchange Act.
(9) Mr. Mays is a director of ATC. The address of Mr. Mays and Clear Channel is 200 Concord Plaza, Suite 600, San Antonio, Texas 78216-6940. All of the shares indicated beneficially owned by Mr. Mays are held by Clear Channel Communications, Inc. and are included because of Mr. Mays' affiliation therewith. Mr. Mays disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.
(10) Mr. Bowen is a director of ATC. The address of Mr. Bowen and Max Bowen Enterprises is 12450 Old Galveston Road, Webster, Texas 77598. All of the shares indicated beneficially owned by Mr. Bowen are shares held by Max Bowen Enterprises and are included because of Mr. Bowen's affiliation therewith. Mr. Bowen disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

DELAWARE BUSINESS COMBINATION STATUTE

  ATC is subject to the provisions of Section 203 of the DGCL ("Business Combination Statute"). In general, the Business Combination Statute prohibits a publicly-held Delaware corporation from engaging in certain "business combinations" with an "interested stockholder" for a period of three years after the date such person became an interested stockholder, unless (i) before such person became a stockholder, the board of directors approved either the proposed business combination or the proposed acquisition of stock resulting in such person's becoming an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder at a meeting of the stockholders. A "business combination" is defined broadly to include a merger, consolidation, sale or other disposition of assets and certain other transactions resulting in the receipt of financial benefits by the interested stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, beneficially owns (or within the preceding three years, did beneficially own) 15% or more of the corporation's voting stock.

  Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving ATC and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of ATC's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

  CHASE MANHATTAN'S ACQUISITION OF THE INTEREST PURSUANT TO WHICH IT BECAME AN "INTERESTED STOCKHOLDER" WAS APPROVED BY THE ATC BOARD AND, THEREFORE, THE MERGER WITH AMERICAN TOWER SYSTEMS IS NOT SUBJECT TO THE BUSINESS COMBINATION STATUTE.

                                                                     APPENDIX VI

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                       AMERICAN TOWER SYSTEMS CORPORATION

                                      AND

                           AMERICAN TOWER CORPORATION

                                  DATED AS OF

                               DECEMBER 12, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
 ARTICLE 1 DEFINED TERMS................................................   VI-1
 ARTICLE 2 THE MERGER...................................................   VI-1
           2.1  The Merger..............................................   VI-1
           2.2  Closing.................................................   VI-2
           2.3  Effective Time..........................................   VI-2
           2.4  Effect of the Merger....................................   VI-2
           2.5  Certificate of Incorporation............................   VI-2
           2.6  Bylaws..................................................   VI-2
           2.7  Directors and Officers..................................   VI-2
 ARTICLE 3 CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES...............   VI-2
           3.1  Conversion of Capital Stock.............................   VI-2
           3.2  Surrender of Certificates; Payment of Merger
                 Consideration and Preferred Stock Merger
                 Consideration..........................................   VI-4
           3.3  Stock Transfer Books....................................   VI-4
           3.4  Dissenting Shares.......................................   VI-4
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ATC........................   VI-5
           4.1  Organization and Business; Power and Authority; Effect
                 of Transaction.........................................   VI-5
           4.2  Financial and Other Information. The financial
                 statements of ATC, furnished by ATC, and included in
                 the ATS Information Statement (the "ATC Financial
                 Statements")...........................................   VI-6
           4.3  Material Statements and Omissions; Absence of Events....   VI-6
           4.4  Title to Properties; Leases.............................   VI-7
           4.5  Compliance with Private Authorizations..................   VI-7
           4.6  Compliance with Governmental Authorizations and
                 Applicable Law.........................................   VI-8
           4.7  Intangible Assets.......................................   VI-8
           4.8  Related Transactions....................................   VI-8
           4.9  Insurance...............................................   VI-9
           4.10 Tax Matters.............................................   VI-9
           4.11 Employee Retirement Income Security Act of 1974.........   VI-9
           4.12 Absence of Sensitive Payments...........................  VI-11
           4.13 Bank Accounts, Etc......................................  VI-11
           4.14 Employment Arrangements.................................  VI-11
           4.15 Material Agreements.....................................  VI-11
           4.16 Ordinary Course of Business.............................  VI-12
           4.17 Material and Adverse Restrictions.......................  VI-12
           4.18 Broker or Finder........................................  VI-13
           4.19 Solvency................................................  VI-13
           4.20 Environmental Matters...................................  VI-13
           4.21 Capital Stock...........................................  VI-14
           4.22 State Takeover Statutes.................................  VI-14
 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ATS........................  VI-14
           5.1  Organization and Business; Power and Authority; Effect
                 of Transaction.........................................  VI-14
           5.2  Financial and Other Information.........................  VI-15
           5.3  Material Statements and Omissions; Absence of Events....  VI-15
           5.4  Title to Properties; Leases.............................  VI-16
           5.5  Compliance with Private Authorizations..................  VI-16
           5.6  Compliance with Governmental Authorizations and
                 Applicable Law.........................................  VI-17

                                                                         PAGE
                                                                         -----
           5.7  Intangible Assets......................................  VI-17
           5.8  Related Transactions...................................  VI-17
           5.9  Insurance..............................................  VI-18
           5.10 Tax Matters............................................  VI-18
           5.11 Employee Retirement Income Security Act of 1974........  VI-18
           5.12 Absence of Sensitive Payments..........................  VI-20
           5.13 Employment Arrangements................................  VI-20
           5.14 Material Agreements....................................  VI-20
           5.15 Ordinary Course of Business............................  VI-21
           5.16 Material and Adverse Restrictions......................  VI-21
           5.17 Broker or Finder.......................................  VI-22
           5.18 Solvency...............................................  VI-22
           5.19 Environmental Matters..................................  VI-22
           5.20 Capital Stock..........................................  VI-23
           5.21 State Takeover Statutes................................  VI-23
           5.22 ATS Private Placement..................................  VI-23
           5.23 ARS Organization and Business; Power and Authority;
                Effect of Transaction..................................  VI-23
 ARTICLE 6 COVENANTS...................................................  VI-24
           6.1  Access to Information; Confidentiality.................  VI-24
           6.2  Agreement to Cooperate.................................  VI-25
           6.3  Public Announcements...................................  VI-26
           6.4  Notification of Certain Matters........................  VI-26
           6.5  No Solicitation........................................  VI-26
           6.6  Conduct of Business by ATS Pending the Merger..........  VI-27
           6.7  Conduct of Business by ATC Pending the Merger..........  VI-28
           6.8  Directors', Officers' and Employees' Indemnification
                and Insurance..........................................  VI-30
           6.9  ATC Employees and Benefit Plans........................  VI-31
           6.10 ATC Stock Options......................................  VI-32
           6.11 ATS Voting Agreement...................................  VI-33
           6.13 Registration Statement and Proxy/Information
                Statement..............................................  VI-33
           6.14 Listing of ATS Class A Common Stock....................  VI-34
           6.15 Solicitation of Employees..............................  VI-34
           6.16 Additional Tax Matters.................................  VI-34
           6.17 ATS Registration Rights Agreement......................  VI-34
           6.18 Charter Amendment......................................  VI-34
           6.19 Conversion of Class B Common Stock.....................  VI-34
           6.20 ATS Separation Agreement...............................  VI-35
           6.21 CBS Merger or Tower Distribution Related Actions.......  VI-35
           6.22 Efforts Regarding Pending Transactions.................  VI-35
           6.23 Certain Closing Certificates...........................  VI-35
           6.25 Issue of ATS Class B Common Stock......................  VI-35
           6.26 Election of ATS Directors..............................  VI-35
           6.27 Employee List..........................................  VI-35
           6.28 Certificates of Non-Foreign Status.....................  VI-36
 ARTICLE 7 CLOSING CONDITIONS..........................................  VI-36
           7.1  Conditions to Obligations of Each Party................  VI-36
           7.2  Conditions to Obligations of ATS.......................  VI-36
           7.3  Conditions to Obligations of ATC.......................  VI-37

                                                                         PAGE
                                                                         -----
 ARTICLE 8   TERMINATION, AMENDMENT AND WAIVER.........................  VI-38
             8.1  Termination..........................................  VI-38
             8.2  Effect of Termination................................  VI-39
 ARTICLE 9   GENERAL PROVISIONS........................................  VI-39
             9.1  Waivers; Amendments..................................  VI-39
             9.2  Fees, Expenses and Other Payments....................  VI-40
             9.3  Notices..............................................  VI-40
             9.4  Specific Performance; Other Rights and Remedies......  VI-41
             9.5  Severability.........................................  VI-41
             9.6  Counterparts.........................................  VI-41
             9.7  Section Headings.....................................  VI-41
             9.8  Governing Law........................................  VI-41
             9.9  Further Acts.........................................  VI-41
             9.10 Entire Agreement.....................................  VI-42
             9.11 Assignment...........................................  VI-42
             9.12 Parties in Interest..................................  VI-42
             9.13 Non-Survival of Representations, Warranties,
                  Covenants and Agreements.............................  VI-42
 APPENDIX A: Definitions
 EXHIBITS:
             EXHIBIT A:  Certificate of Merger (Section 2.3).
             EXHIBIT B-1: Existing ATS Restated Certificate of Incorporation
                          (Section 2.5).
             EXHIBIT B-2: Principles on which to restate Existing ATS
                          Restated Certificate of Incorporation (Section
                          2.5).
             EXHIBIT C:  ATS Voting Agreement (Section 6.11).
             EXHIBIT D:  ATS Registration Rights Agreement (Section 6.17)
             EXHIBIT E:  ATC Affiliate Agreement (Section 6.24).
             EXHIBIT F:  Opinion of Vinson & Elkins LLP (Section 7.2(a)).
             EXHIBIT G:  Tax Certificate of ATC and the ATC stockholders
                         (Section 7.2(d)).
             EXHIBIT H:  Opinion of Sullivan & Worcester LLP (Section
                         7.3(a)).
             EXHIBIT I:  Tax Certificate of ATS (Section 7.3(f)).

                         AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger, dated as of December 12, 1997, by and among American Tower Systems Corporation, a Delaware corporation ("ATS"), and American Tower Corporation, a Delaware corporation ("ATC").

                             W I T N E S S E T H :

  WHEREAS, the Boards of Directors of ATC and ATS have determined that the merger (the "Merger") of ATC into ATS on the terms and conditions set forth in this Agreement and Plan of Merger (this "Agreement") is consistent with and in furtherance of the long-term business strategy of each, and is fair to, and in the best interests of, ATS, ATC and the stockholders of each; and

  WHEREAS, this Agreement provides that ATC shall be merged with and into ATS, and ATS shall be the surviving corporation; and

  WHEREAS, the Boards of Directors of ATC and ATS have approved and adopted this Agreement and have directed that this Agreement be submitted to the stockholders of ATC and ATS, respectively, for their adoption and approval; and

  WHEREAS, the Board of Directors of American Radio Systems Corporation, a Delaware corporation ("ARS"), has approved and adopted this Agreement and approved the Merger on behalf of ARS as the sole stockholder of ATS;

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

                                   ARTICLE 1

                                 Defined Terms

  As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the ATC Disclosure Schedule, the ATS Disclosure Schedule and each Collateral Document executed pursuant hereto or thereto or otherwise delivered pursuant hereto or thereto. References to "hereof," "herein" or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to "this Section" or "this Article" are intended to refer to the entire section or article and not a particular subsection thereof.

                                   ARTICLE 2

                                  The Merger

  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DCL"), ATC shall be merged with and into ATS. As a result of the Merger, the separate corporate existence of ATC shall cease and ATS shall continue as the surviving corporation in the Merger (sometimes referred to, as such, as the "Surviving Corporation").

  2.2 Closing. Unless this Agreement shall have been terminated pursuant to
Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place, at 10:00 a.m., on the Closing Date, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, on the date on which the Tower Distribution occurs (whether by reason of the CBS Merger or otherwise), unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the "Closing Date."

  2.3 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached hereto as Exhibit A and made a part hereof (the "Certificate of Merger") and any related filings required under the DCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as such documents are duly filed as aforesaid, or at such later time as is specified in such documents (the "Effective Time").

  2.4 Effect of the Merger. The Merger shall have the effects provided for under the DCL.

  2.5 Certificate of Incorporation. Subject to the consummation of the Merger, ATS shall file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit B-1 and made a part hereof (the "ATS Existing Restated Certificate"), as amended to incorporate the principles set forth on Exhibit B-2 and made a part hereof, which principles will be incorporated in an Amended and Restated Certificate of Incorporation of ATS (the "ATS Restated Certificate") and which principles will control over any provision in the Existing ATS Restated Certificate, which shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

  2.6 Bylaws. The bylaws of ATS in the form included as part of Section 2.5 of the ATS Disclosure Schedule modified to reflect the change of ATS' name to "American Tower Corporation" shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law and the Organic Documents of ATS.

  2.7 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified, or upon their earlier resignation or removal, in accordance with Applicable Law and the Organic Documents of ATS, (a) the directors of ATS at the Effective Time shall be the directors of the Surviving Corporation and Fred. R. Lummis and Randall Mays, and (b) the officers of ATS at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                Conversion of Shares; Exchange of Certificates

  3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of ATS or ATC or their respective stockholders:

    (a) Each share of Common Stock, par value $.01 per share, of ATS (the "ATS Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding.

    (b) Each share (each, an "ATC Share" and collectively the "ATC Shares") of Class A Common Stock, par value $.01 per share, of ATC and Class B Common Stock, par value $.01 per share, of ATC (collectively for both such classes, the "ATC Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares (the "Merger Consideration") of Class A Common Stock, par value $.01 per share, of ATS (the "ATS Class A Common Stock") obtained by dividing the Aggregate Merger Shares by the number of shares of ATC Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time (the "Exchange Ratio"). The parties acknowledge that the Exchange Ratio has been determined to give the ATC stockholders (assuming there are no Dissenting Shares) in the aggregate shares of ATS Class A Common Stock representing 35% of the Surviving Corporation's outstanding common stock determined on a Fully-Diluted Basis.

    (c) Each share of ATC Common Stock owned by ATS or any of its Subsidiaries or ATC or any of its Subsidiaries immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

    (d) Each share of Senior Preferred Stock, par value $.01 per share, of ATC (the "ATC Preferred Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash or other immediately available funds in the amount of $200.00 (the "Preferred Stock Merger Consideration").

  In the event either the Gearon Transaction or the ATS Private Placement has not been consummated prior to the Effective Time, the parties hereto will negotiate in good faith to determine the net effect, if any, of the failure to so consummate either or both of the foregoing on the enterprise value of ATS. If the parties agree that the net effect of the failure of either or both of the Gearon Transaction and the ATS Private Placement to occur is a reduction in the ATS enterprise value, the parties shall also determine an appropriate adjustment of the number of Aggregate Merger Shares so that the Aggregate Merger Shares, as adjusted, constitute a higher percentage to reflect the relative enterprise values of ATS and ATC. The parties shall negotiate in good faith for fifteen (15) days following the request by either party to do so. Any mater not resolved within such fifteen (15)-day period shall be submitted to a nationally recognized, independent investment banking firm selected by agreement of the parties hereto. Within five (5) days after the selection of such firm, ATC and ATS shall each submit to such firm and the other its calculation of its proposed adjustment, together with its methodology. The parties shall instruct such to render a final and binding decision by selecting one of the two submitted adjustment proposals that more fairly represents, in the opinion of such firm, the adjustment required by reason of the enterprise reductions solely attributable to the items set forth above. The investment banking firm shall not have any discretion to select an adjustment other than one of the two proposed. The parties shall instruct such firm to render its decision within fifteen (15) days after submission of the adjust. Each party shall cooperate in all reasonable respects with such firm in making its determination. The Termination Date shall be extended to allow for the foregoing discussions for the later of the fifteen (15)-day period the parties negotiate in good faith or, if they fail to reach agreement, for the period required by the investment banking firm to render its decision.

  At the Effective Time, all ATC Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such ATC Shares (each, a "Certificate") shall thereafter represent the right to receive, upon the surrender of such Certificate in accordance with the provisions of Section 3.2, the Merger Consideration multiplied by the number of ATC Shares represented by such Certificate, and a holder of more than one Certificate shall have the right to receive the Merger Consideration multiplied by the number of ATC Shares represented by all such Certificates, or, in the case of a holder of Dissenting Shares, the right to perfect the right to receive payment for Dissenting Shares pursuant to Section 262 of the DCL. In lieu of any such fractional shares, each holder of ATC Common Stock who would otherwise have been entitled to receive a fraction of a share of ATS Class A Common Stock, upon surrender of Certificates for exchange pursuant to this Article, shall be entitled to receive a cash payment equal to such fraction multiplied by the closing price per share of ATS Class A Common Stock on the Nasdaq National Market ("Nasdaq") or, if not then traded on Nasdaq, on the principal stock exchange on which the ATS Class A Common Stock is admitted to trading, as reported by the Wall Street Journal, for the first trading day immediately following the Effective Time, and the Merger Consideration to which a holder is entitled shall be deemed to be such number of shares of ATS Class A Common Stock and such cash. The holders of such Certificates previously evidencing ATC Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such ATC Shares, except as otherwise provided herein or by Applicable Law.

  At the Effective Time, all shares of ATC Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and certificates previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of certificates representing such shares in accordance with the provisions of
Section 3.2, the Preferred Stock Merger Consideration multiplied by the number of shares of ATC Preferred Stock represented by such certificate, and a holder of more than one certificate shall have the right to receive the Preferred Stock Merger Consideration multiplied by the number of ATC Preferred Stock represented by all such certificates. The holders of such certificates previously evidencing shares of ATC Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by Applicable Law.

  3.2 Surrender of Certificates; Payment of Merger Consideration and Preferred Stock Merger Consideration. At and after the Effective Time, the Surviving Corporation shall issue to each holder of ATC Common Stock, upon surrender of each of his or its Certificates, a certificate of ATS Class A Common Stock representing the Merger Consideration with respect to the ATC Shares represented by such Certificate in accordance with the provisions of Section 3.1, plus cash in amount sufficient to make payment for fractional shares. In addition, the Surviving Corporation shall pay to each holder of ATC Preferred Stock, upon surrender of his or its stock certificate evidencing ownership of ATC Preferred Stock, in cash or immediately available funds by wire transfer to an account or accounts designated by ATC to ATS at least two (2) Business Days prior to the Closing, the sum of $200.00 multiplied by the number of shares of ATC Preferred Stock evidenced by such certificate. In the event any ATC stockholder has not delivered the certificate referred to in Section 6.28, the Surviving Corporation shall be entitled to withhold from delivery certificates for the ATS Class A Common Stock to which such stockholder would otherwise be entitled, a number of shares of ATS Class A Common Stock required to enable the Surviving Corporation to comply with the applicable provisions of the Code.

  3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of ATC shall be closed, and there shall be no further transfer of shares of ATC Common Stock or ATC Preferred Stock thereafter on the records of ATC. Any Certificates representing ATC Shares or certificates representing shares of ATC Preferred Stock presented after the Effective Time for transfer shall be canceled and exchanged for the amount to which the ATC Shares or shares of ATC Preferred Stock represented thereby shall be entitled pursuant to Sections 3.1 and 3.2.

  3.4 Dissenting Shares.

    (a) Notwithstanding any other provision of this Agreement to the contrary, shares of ATC Common Stock that are outstanding immediately prior to the Effective Time and which are held by ATC stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing appraisal rights for such shares of ATC Common Stock in accordance with Section 262 of the DCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration payable in respect of each share of ATC Common Stock represented thereby. Such ATC stockholders shall be entitled to receive payment of the appraised value of such shares of ATC Common Stock held by them in accordance with the provisions of the DCL; provided, however, that all Dissenting Shares held by ATC stockholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their appraisal rights with respect to such shares of ATC Common Stock under the DCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 3.2, of the Certificates with respect to such shares.

    (b) ATC shall give ATS prompt notice of any demands for appraisal rights received by it, withdrawals of such demands, and any other instruments served pursuant to the DCL and received by ATC and relating thereto. ATC shall give ATS the opportunity to direct all negotiations and proceedings with respect to demands for appraisal rights under the provisions of the DCL. ATC shall not, except with the prior written consent of ATS, make any payment with respect to any demands for appraisal rights, or offer to settle, or settle, any such demands.

  3.5 Option Securities and Convertible Securities; Payment Rights. At the Effective Time, subject to the provisions of Section 6.10, each outstanding Option Security and each Convertible Security of ATC, if any, whether or not then exercisable for or convertible into ATC Shares or other ATC securities, outstanding immediately prior to the Effective Time, shall be canceled and retired and shall cease to exist, and the holder thereof shall not be entitled to receive any consideration therefor.

                                   ARTICLE 4

                     Representations and Warranties of ATC

  ATC hereby represents and warrants to ATS as follows (it being understood and agreed by the parties that, except as the context otherwise requires, the representations and warranties of ATC set forth in this Article shall apply to each of its Subsidiaries with the same force and effect as though each of them were named in each Section hereof):

  4.1 Organization and Business; Power and Authority; Effect of Transaction.

    (a) ATC is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(a) of the ATC Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATC.

    (b) ATC has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions to which ATC is a party; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATC, other than the approval of the stockholders of ATC, and no other corporate proceedings on the part of ATC are necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger or the other transactions so contemplated (other than, with respect to the Merger, the ATC Required Vote). This Agreement has been duly executed and delivered by ATC and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATC will constitute, legal, valid and binding obligations of ATC, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity. The provisions of Section 203 of the DCL will not apply to ATC by reason of this Agreement or the Merger. As of the date hereof, the Board of Directors of ATC, at a meeting duly called and held at which a quorum was present throughout, has approved the Merger and this Agreement, and has recommended that the ATC stockholders approve and adopt this Agreement and the transactions contemplated hereby, including without limitation the Merger and the ATC Voting Agreement and the acquisition by ATS of the "beneficial" ownership contemplated thereby.

    (c) Except as set forth in Section 4.1(c) of the ATC Disclosure Schedule, neither the execution and delivery by ATC of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions by ATC, nor compliance with the terms, conditions and provisions hereof or thereof by
  ATC:

      (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATC or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ATC; or

      (ii) will require ATC to make or obtain any Governmental
    Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

    (d) Except as set forth in Section 4.1(d) of the ATC Disclosure Schedule, ATC does not have any Subsidiaries, each of which is (i) wholly-owned unless noted otherwise in Section 4.1(d) of the ATC Disclosure Schedule,
  (ii) a corporation which is duly organized, validly existing and in good standing under the laws of the respective state of incorporation set forth opposite its name on Section 4.1(d) of the ATC Disclosure Schedule, and
  (iii) duly qualified and in good standing as a foreign corporation in each other jurisdiction (as shown on Section 4.1(d) of the ATC Disclosure Schedule) in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATC. ATC owns, directly or indirectly, all of the outstanding capital stock and equity interests (as shown in Section 4.1(d) of the ATC Disclosure Schedule) of each Subsidiary, free and clear of all Liens (except for Permitted Liens or except as described in the notes to the ATC Financial Statements or set forth in Section 4.1(d) of the ATC Disclosure Schedule), and all such stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of ATC.

  4.2 Financial and Other Information. The financial statements of ATC, furnished by ATC, and included in the ATS Information Statement (the "ATC Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or as set forth in
Section 4.2 of the ATC Disclosure Schedule, and fairly present in all material respects the financial condition and the results of operations and cash flow of ATC, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

  4.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by ATC contained in this Agreement or any certificate, document or other instrument or other information furnished or to be furnished by ATC pursuant to the provisions hereof (including without limitation information with respect to ATC furnished for inclusion in the ATS Prospectus and the ATS Registration Statement) nor the ATC Disclosure Schedule or the ATC Business Description contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that to the extent that any such information contains any financial projections, ATC represents and warrants only that such projections have been prepared in good faith on the basis of the ATC Financial Statements and other information and assumptions which ATC believes to be reasonable. Since the date of the most recent financial statements constituting a part of the ATC Financial Statements, except to the extent specifically described in Section
4.3 of the ATC Disclosure Schedule, there has been no change in ATC which has had a Material Adverse Effect on ATC. There is no Event known to ATC which has had, or (so far as ATC can now reasonably foresee) is likely to have, a Material Adverse Effect on ATC, except to the extent specifically described in
Section 4.3 of the ATC Disclosure Schedule and except for matters affecting the tower rental, ownership and construction industry generally, including without limitation competition, regulation and resources or events arising out of the execution or public announcement of this Agreement.

  4.4 Title to Properties; Leases.

    (a) ATC has, to ATC's knowledge, good and indefeasible title to all of its real property (other than leasehold real property) and good title to all of its other assets (other than real property), tangible and intangible (the "ATC Assets"); all of such real property and other assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and (ii) Liens described in the notes to the ATC Financial Statements or set forth on Section 4.4(a) of the ATC Disclosure Schedule. Except for financing statements evidencing Liens referred to in the preceding sentence, no financing statements under the Uniform Commercial Code and no other filing which names ATC as debtor or which covers or purports to cover any of the ATC Assets is on file in any state or other jurisdiction, and ATC has not signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as disclosed in Section 4.4(a) of the ATC Disclosure Schedule, all improvements on the real property owned or leased by ATC are, to ATC's knowledge, in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the operations as presently conducted, except for any instances of non-compliance which do not and will not in the aggregate have a Material Adverse Effect on ATC. Except as described in the notes to the ATC Financial Statements or disclosed in Section 4.4(a) of the ATC Disclosure Statement, all such improvements comply with all Applicable Laws, ATC Governmental Authorizations and ATC Private Authorizations, except where noncompliance is not reasonably likely to have a Material Adverse Effect on ATC. There is no pending or, to ATC's knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of any real property constituting a material portion of the real property owned by ATC or, to ATC's knowledge, any real property leased by ATC. Except as described in the notes to the ATC Financial Statements or set forth in
  Section 4.4(a) of the ATC Disclosure Schedule, such real property (other than land), fixtures, fixed assets and other material items of personal property, including equipment, have, in ATC's reasonable business judgment, been maintained in a manner consistent with customary industry practices and currently permit the business of ATC (the "ATC Business") to be operated in all material respects in accordance with the terms and conditions of all Applicable Laws, ATC Governmental Authorizations and ATC Private Authorizations.

    (b) Each Lease or other occupancy or other agreement under which ATC holds real or personal property constituting a part of the ATC Assets has been duly authorized, executed and delivered by or assigned to ATC and, to ATC's knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of ATC, and, to ATC's knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity, and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. ATC has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property or tangible personal property, subject to the terms of each such Lease and Applicable Law and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. All of such Leases are valid and subsisting and in full force and effect, and neither ATC nor, to ATC's knowledge, any other party thereto, is in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC.

  4.5 Compliance with Private Authorizations. ATC has obtained all Private Authorizations (collectively, the "ATC Private Authorizations") which are necessary for the ownership or operation of the ATC Assets or the conduct of the ATC Business which, if not obtained and maintained, could, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATC. All of the ATC Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATC. ATC is not in breach or violation of, or in default in the performance, observance or fulfillment of, any ATC Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any ATC Private Authorization, except for such defaults, breaches or violations as do not and are not reasonably likely to have in the aggregate a Material Adverse Effect on ATC. No ATC Private Authorization is the subject of any pending or, to ATC's knowledge, threatened attack, revocation or termination, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATC.

  4.6 Compliance with Governmental Authorizations and Applicable Law.

    (a) ATC has obtained all Governmental Authorizations (collectively, the "ATC Governmental Authorizations") which are necessary for the ownership or operation of the ATC Assets or the conduct of the ATC Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any Material Adverse Effect on ATC. None of the ATC Governmental Authorizations is subject to any restriction or condition which would limit in a material respect the ownership or operations of the ATC Assets or the conduct of the ATC Business as currently conducted, except for restrictions and conditions generally applicable to ATC Governmental Authorizations of such type. The ATC Governmental Authorizations are valid and in good standing, are in full force and effect and are not impaired by any act or omission of ATC or its officers, directors, employees or agents, and the ownership or operation of the ATC Assets or the conduct of the ATC Business are in accordance with the ATC Governmental Authorizations, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. All material reports, forms and statements required to be filed by ATC with all Authorities with respect to the ATC Business have been filed and are true, complete and accurate in all material respects. No ATC Governmental Authorization is the subject of any pending or, to ATC's knowledge, threatened challenge or proceeding to revoke or terminate any ATC Governmental Authorization which, if revoked or terminated, would have a Material Adverse Effect on ATC.

    (b) ATC is in compliance with all Applicable Laws, except where such noncompliance, individually or in the aggregate, has not had and is not reasonably like to have a Material Adverse Effect on ATC. Except as set forth in Section 4.6(b) of the ATC Disclosure Schedule, there are no Legal Actions of any kind pending or, to the knowledge of ATC, threatened at law, in equity or before any Authority against ATC.

  4.7. Intangible Assets. Except as set forth in Section 4.7 of the ATC Disclosure Schedule, no Intangible Assets (except ATC Governmental Authorizations and ATC Private Authorizations) are required for the ownership or operation of the ATC Assets or the conduct of the ATC Business as currently owned, operated and conducted, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC. ATC does not, to its knowledge, wrongfully infringe upon or unlawfully use any Intangible Assets owned or claimed by another, and ATC has not received any notice of any claim or infringement relating to any such Intangible Asset, except from ATS and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATC.

  4.8 Related Transactions. ATC is not a party or subject to any Contractual Obligation relating to the ownership or operation of the ATC Assets or the conduct of the ATC Business between ATC and any of its officers, directors or stockholders or, to the knowledge of ATC, any Affiliate of any thereof, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (i) Employment Arrangements listed or described in Section 4.14 of the ATC Disclosure Schedule, (ii) Contractual Obligations between ATC and any of its directors, stockholders or officers or any Affiliate of any of the foregoing, which will be terminated, at no cost or expense to ATC, prior to the Closing, (iii) as specifically set forth in Section 4.8 of the ATC Disclosure Schedule, or (iv) transactions related to payments that are a part of the $5.0 million allowance described in Section 6.0(a)(iv)(A).

  4.9 Insurance. ATC maintains, with respect to the ATC Assets and the ATC Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary for companies engaged in similar businesses.

  4.10 Tax Matters.

    (a) ATC has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of ATC Financial Statements. The Tax Returns of ATC have been prepared in all material respects in accordance with all Applicable Laws. All Taxes which ATC is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. ATC has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of ATC for the fiscal years prior to and including the most recent fiscal year. ATC is not a "consenting corporation" within the meaning of Section 341(f) of the Code. ATC has at all times been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except as otherwise set forth in Section 4.10(a) of the ATC Disclosure Schedule.

    (b) Federal and state income Tax Returns of ATC have not been examined by the IRS or applicable state Authority, and ATC has not been notified of any proposed examination, except as shown in Section 4.10(b) of the ATC Disclosure Schedule.

    (c) ATC is not a party to any tax sharing agreement or arrangement with any other Person.

    (d) All of the ATC stockholders are "U.S. persons" within the meaning of
  Section 7701(a)(30) of the Code.

  4.11 Employee Retirement Income Security Act of 1974.

    (a) ATC (which for purposes of this Section shall include any ERISA Affiliate of ATC) currently sponsors, maintains and contributes only to the Plans and Benefit Arrangements set forth in Section 4.11(a) of the ATC Disclosure Schedule. ATC has delivered or made available to ATS true, complete and correct copies of (i) each Plan and Benefit Arrangement (or, in the case of any unwritten Plans or Benefit Arrangements, reasonable descriptions thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Plan (if any such report was required by Applicable Law), (iii) the most recent summary plan description (or similar document) for each Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Plan. To the knowledge of ATC, each such Form 5500 and each such summary plan description (or similar document) does not, as of the date hereof, contain any material misstatements. ATC does not contribute to or have an obligation to contribute to, and has not at any time within six (6) years prior to the date of this Agreement contributed to or had an obligation to contribute to, and no Plan listed in Section 4.11(a) of the ATC Disclosure Schedule is, (i) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) a Multiemployer Plan, or (iii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. ATC has no actual or potential liability under Title IV of ERISA. ATC does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and ATC does not have any obligation or liability with respect to any such Plan previously maintained by ATC, except as the provisions of COBRA may apply to any former employees of ATC. Except as set forth in Section 4.11(a) of the ATC Disclosure Schedule, as to all Plans and Benefit Arrangements listed in Section 4.11(a) of the ATC Disclosure Schedule:

      (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation in accordance with their respective terms, and with all Applicable Laws, in all material respects, and ATC has not received any notice from any Authority disputing or investigating such compliance;

      (ii) none of the assets of any such Plan are invested in employer securities or employer real property;

      (iii) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to ATC's knowledge, threatened involving such Plans or the assets of such Plans, and, to ATC's knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

      (iv) all material contributions to, and material payments from, the Plans and Benefit Arrangements that may have been required to be made in accordance with the terms of the Plans and Benefit Arrangements, and any applicable collective bargaining agreement, have been made. All such contributions to, and payments from, the Plans and Benefit Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of ATC;

      (v) No act, omission or transaction has occurred which would result in imposition on ATC of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

      (vi) ATC has not incurred any material liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

      (vii) except as otherwise contemplated by this Agreement or the ATC Disclosure Schedule, no current or former employee of ATC will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Benefit Arrangement as a result of the transactions contemplated by this Agreement;

      (viii) no compensation payable by ATC to any of its employees under any existing Plan, Benefit Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under
    Section 162(m) of the Code;

      (ix) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of ATC who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), except for any amount that is approved by the stockholders of ATC on or before the Closing Date in the manner provided in Section 280G(b)(5) of the Code; and

      (x) there are no outstanding options (or contractual obligations to issue options) to acquire ATC Common Stock or other ATC securities other than options held by employees or directors of ATC and issued under Benefit Arrangements (the aggregate number of which are as set forth in Section 4.11(a) of the ATC Disclosure Schedule).

    (b) The execution, delivery and performance by ATC of this Agreement and the Collateral Documents executed or required to be executed by ATC pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in Section 4.11(a) of the ATC Disclosure Schedule.

  4.12 Absence of Sensitive Payments. Neither ATC nor, to ATC's knowledge, any of its officers, directors, employees, agents or other representatives, has with respect to the ATC Assets or the ATC Business (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made or (b) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on its books.

  4.13 Bank Accounts, Etc. Section 4.13 of the ATC Disclosure Schedule contains a true, accurate and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which ATC has an account or a safe deposit box and the names of all Persons authorized to draw thereon, to have access thereto, or to authorize transactions therein, the names of all Persons, if any, holding valid and subsisting powers of attorney from ATC and a summary statement as to the terms thereof.

  4.14 Employment Arrangements. Section 4.14 of the ATC Disclosure Schedule contains a true, accurate and complete list of all employees of ATC and its Subsidiaries as of the date of this Agreement (the "ATC Employees"), together with each such employee's title or the capacity in which he or she is employed and each such employee's compensation. ATC has no obligation or liability, contingent or other, under any Employment Arrangement with any ATC Employee, other than (i) those listed or described in Section 4.11(a) or Section 4.14 of the ATC Disclosure Schedule, (ii) those incurred in the ordinary and usual course of business, or (iii) such obligations or liabilities as do not and will not have, in the aggregate, any Material Adverse Effect on ATC. Except as described in Section 4.14 of the ATC Disclosure Schedule, (a) none of the ATC Employees is now, or since January 1, 1995 has been, represented by any labor union or other employee collective bargaining organization, and ATC is not, and never has been, a party to any labor or other collective bargaining agreement with respect to any of the ATC Employees, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threats of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, (c) neither ATC nor any of such employees is now, or since January 1, 1995 has been, subject to or involved in or, to ATC's knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities, in each case with respect to the ATC Employees, and (d) none of the ATC Employees has notified ATC that he or she does not intend to continue employment with ATC until the Closing or with ATS following the Closing. ATC has performed in all material respects all obligations required to be performed under all Employment Arrangements of ATC and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

  4.15 Material Agreements. Listed on Section 4.15 of the ATC Disclosure Schedule are all Material Agreements relating to the ownership or operation of the ATC Assets or the conduct of the ATC Business or to which ATC is a party or to which it is bound or which any of the ATC Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by ATC to ATS. All of such Material Agreements are valid, binding and legally enforceable obligations of ATC, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. ATC has complied with all of the material terms and conditions of each such Material Agreement and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge of ATC, threatened in writing Claim with which ATC has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Material Agreement or impair the rights or benefits, or increase the costs, of ATC under any of such Material Agreements, except for such noncompliances, acts or omissions that, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATC. Without limiting the generality of the foregoing,
Section 4.15 of the ATC Disclosure Schedule sets forth a true, correct and complete description of all material acquisitions pending or which are actively being negotiated and the current status of all such acquisitions, except for those which ATC cannot disclose due to its obligations to maintain the same in confidence, none of which, if consummated on the terms and conditions currently being negotiated, will have a Material Adverse Effect on ATC.

  4.16 Ordinary Course of Business. Since September 30, 1997, except (i) as may be described on Section 4.16 of the ATC Disclosure Schedule, or (ii) as may be required or expressly permitted or contemplated by the terms of this Agreement, ATC:

    (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of ATC;

    (b) except in each case in the ordinary course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of
  ATC:

      (i) has not incurred any obligation or liability (fixed, contingent or other) individually having a value in excess of $100,000;

      (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $100,000;

      (iii) has not entered into any individual commitment having a value in excess of $100,000; and

      (iv) has not canceled any debts or claims;

    (c) has not created or permitted to be created any Lien on any of its property, except for Permitted Liens;

    (d) has not made or committed to make any additions to its property or any purchases of equipment, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

    (e) except in the ordinary course of business consistent with past practice, has not increased the compensation payable or to become payable to any of the ATC Employees or otherwise materially altered, modified or changed the terms of their employment;

    (f) has not suffered any damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority that has had or is reasonably likely to have a Material Adverse Effect on ATC;

    (g) has not waived any rights of material value without fair and adequate consideration;

    (h) has not experienced any work stoppage;

    (i) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of ATC; and

    (j) has not made, paid or declared any Distribution.

  4.17 Material and Adverse Restrictions. ATC is not a party to or subject to, nor is any of the ATC Assets subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, which now has or, as far as ATC can now reasonably foresee, at any time in the future, individually or in the aggregate, is likely to have, any Material Adverse Effect on ATC, except as set forth in
Section 4.17 of the ATC Disclosure Schedule and except for matters affecting the tower rental and construction industry generally.

  4.18 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of ATC or, to the knowledge of ATC, any of the ATC stockholders which, in any case, will result in liability to the Surviving Corporation which was not reflected in the financial information heretofore furnished by ATC to ATS.

  4.19 Solvency. As of the execution and delivery of this Agreement, ATC is, and immediately prior to the consummation of the Merger will be, Solvent.

  4.20 Environmental Matters. Except as set forth in Section 4.20 of the ATC Disclosure Schedule, with respect to the ATC Assets and the ATC Business, ATC:

    (a) has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to ATC's knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

    (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

    (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any Final Order issued pursuant to any Environmental Law;

    (d) has obtained all Environmental Permits required under Environmental Laws, and has filed all applications, notices and other documents required to be filed prior to the date of this Agreement to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of its business in the manner now conducted;

    (e) is in compliance in all material respects with all Environmental Laws, and is not the subject of or, to ATC's knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

    (f) has provided ATS with copies of all environmental site assessments, audits or other investigatory reports in its possession that pertain to any property currently owned, leased, operated or occupied by ATC;

    (g) has not installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATC and, to ATC's knowledge, there are no above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation or any property currently owned, leased or operated by ATC;

    (h) has not disposed of, released, spilled or buried any Hazardous Materials (nor has any Person acting on its behalf done so) in violation of Environmental Laws on any property or facility owned, leased, operated or occupied by ATC or to ATC's knowledge at any facility or site to which Hazardous Materials from or generated by ATC may have been taken at any time in the past;

    (i) has no knowledge of any disposal, release, spill or burial of any Hazardous Materials by ATC (or any Person acting on its behalf) on any property which could reasonably be expected to result or has resulted in contamination which requires investigation, remediation or other response activity on or beneath any properties or facilities currently owned, leased, operated or occupied by ATC; and

    (j) has no knowledge of any past or present Event related to ATC's properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued material compliance with all Environmental Laws applicable to the conduct of ATC's business in the manner now conducted, or which, individually or in the aggregate, could reasonably be expected to form the basis of any material Claim against ATC in connection with the release or threatened release into the environment of any Hazardous Material.

  4.21 Capital Stock. The authorized and outstanding capital stock of ATC is as set forth in Section 4.21 of the ATC Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is owned of record and, to ATC's knowledge, beneficially as shown in Section 4.21 of the ATC Disclosure Schedule. Except as described in Section 4.21 of the ATC Disclosure Schedule, ATC has not granted or issued, nor has ATC agreed to grant or issue, any shares of its capital stock or any Option Security or Convertible Security, and ATC is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security. The affirmative vote of the holders of a majority of the shares of ATC Common Stock (the "ATC Required Vote") is the only unobtained vote necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement. As of the date of this Agreement, [e] votes constituted a majority of the outstanding voting power of the ATC Common Stock.

  4.22 State Takeover Statutes. To ATC's knowledge, no state takeover Law, statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                     Representations and Warranties of ATS

  ATS hereby represents and warrants to ATC as follows (it being understood and agreed by the parties that, except as the context otherwise requires, the representations and warranties of ATS set forth in this Article shall apply to each of its Subsidiaries with the same force and effect as though each of them were named in each Section hereof):

  5.1 Organization and Business; Power and Authority; Effect of Transaction.

    (a) ATS is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATS.

    (b) ATS has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions to which ATS is a party; and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate or other action on the part of ATS, including without limitation by the requisite approval of ARS, as the sole stockholder of ATS, and no other corporate proceedings on the part of ATS are necessary to authorize this Agreement or the transactions contemplated hereby or to consummate the Merger or the other transactions so contemplated. This Agreement has been duly executed and delivered by ATS and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by ATS will constitute, legal, valid and binding obligations of ATS, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity.

    (c) Except as set forth in Section 5.1(c) of the ATS Disclosure Schedule, neither the execution and delivery by ATS of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions by ATS, nor compliance with the terms, conditions and provisions hereof or thereof by ATS:

      (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ATS or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ATS; or

      (ii) will require ATS to make or obtain any Governmental
    Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

    (d) Except as set forth in Section 5.1(d) of the ATS Disclosure Schedule, ATS does not have any Subsidiaries, each of which is (i) wholly-owned unless noted otherwise in Section 5.1(d) of the ATS Disclosure Schedule,
  (ii) an Entity which is duly organized, validly existing and in good standing under the laws of the respective state of organization, and (iii) duly qualified and in good standing as a foreign corporation or other Entity in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, with full power and authority (corporate and other) to carry on the business in which it is engaged, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ATS. ATS owns, directly or indirectly, all of the outstanding capital stock and equity interests of each Subsidiary, free and clear of all Liens (except for Permitted Liens or except as set forth on Section 5.1(d) of the ATS Disclosure Schedule), and all such stock or other equity interests has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding Option Securities or Convertible Securities, or agreements or understandings of any nature whatsoever, relating to the authorized and unissued or outstanding capital stock or equity interests of any Subsidiary of ATS, except as set forth in Section 5.1(d) of the ATS Disclosure Schedule with respect to the noncorporate Subsidiaries of ATS.

  5.2 Financial and Other Information. The financial statements of ATS, furnished by ATS, and included in the ATS Information Statement (the "ATS Financial Statements"), including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as otherwise noted therein or as set forth in
Section 5.2 of the ATS Disclosure Schedule, and fairly present in all material respects the financial condition and the results of operations and cash flow of ATS, on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby subject, in the case of unaudited financial statements, to normal nonmaterial year-end audit adjustments and accruals.

  5.3 Material Statements and Omissions; Absence of Events. Neither any representation or warranty made by ATS contained in this Agreement or any certificate, document or other instrument or other information furnished or to be furnished by ATS pursuant to the provisions hereof (including without limitation information with respect to ATS included in the ATS Prospectus and the ATS Registration Statement) nor the ATS Disclosure Schedule or the ATS Information Statement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances under which they were made, not misleading; provided, however, that to the extent that any such information contains any financial projections, ATS represents and warrants only that such projections have been prepared in good faith on the basis of the ATS Financial Statements and other information and assumptions which ATS believes to be reasonable. Since the date of the most recent financial statements constituting a part of the ATS Financial Statements, except to the extent specifically described in Section 5.3 of the ATS Disclosure Schedule, there has been no change in ATS which has had a Material Adverse Effect on ATS. There is no Event known to ATS which has had, or (so far as ATS can now reasonably foresee) is likely to have, a Material Adverse Effect on ATS, except to the extent specifically described in Section
5.3 of the ATS Disclosure Schedule and except for matters affecting the tower rental, ownership and construction industry generally, including without limitation competition, regulation and resources or events arising out of the execution or public announcement of this Agreement.

  5.4 Title to Properties; Leases.

    (a) ATS has, to ATS' knowledge, good and indefeasible title to all of its real property (other than leasehold real property) and good title to all of its other assets (other than real property), tangible and intangible (the "ATS Assets"); all of such real property and other assets are so owned, in each case, free and clear of all Liens, except (i) Permitted Liens, and
  (ii) Liens set forth on Section 5.4(a) of the ATS Disclosure Schedule. Except for financing statements evidencing Liens referred to in the preceding sentence, no financing statements under the Uniform Commercial Code and no other filing which names ATS as debtor or which covers or purports to cover any of the ATS Assets is on file in any state or other jurisdiction, and ATS has not signed or agreed to sign any such financing statement or filing or any agreement authorizing any secured party thereunder to file any such financing statement or filing. Except as disclosed in Section 5.4(a) of the ATS Disclosure Schedule, all improvements on the real property owned or leased by ATS are, to ATS' knowledge, in compliance with applicable zoning, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the operations as presently conducted, except for any instances of non-compliance which do not and will not in the aggregate have a Material Adverse Effect on ATS. Except as disclosed in Section 5.4(a) of the ATS Disclosure Statement, all such improvements comply with all Applicable Laws, ATS Governmental Authorizations and ATS Private Authorizations, except where noncompliance is not reasonably likely to have a Material Adverse Effect on ATS. There is no pending or, to ATS' knowledge, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of any real property constituting a material portion of the real property owned by ATS or, to ATS' knowledge, any real property leased by ATS. Except as set forth in Section 5.4(a) of the ATS Disclosure Schedule, such real property (other than land), fixtures, fixed assets and other material items of personal property, including equipment, have, in ATS' reasonable business judgment, been maintained in a manner consistent with customary industry practices and currently permit the business of ATS (the "ATS Business") to be operated in all material respects in accordance with the terms and conditions of all Applicable Laws, ATS Governmental Authorizations and ATS Private Authorizations.

    (b) Each Lease or other occupancy or other agreement under which ATS holds real or personal property constituting a part of the ATS Assets has been duly authorized, executed and delivered by or assigned to ATS and, to ATS' knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of ATS, and, to ATS' knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity, and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS. ATS has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any such real property or tangible personal property, subject to the terms of each such Lease and Applicable Law and except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS. All of such Leases are valid and subsisting and in full force and effect, and neither ATS nor, to ATS' knowledge, any other party thereto, is in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS.

  5.5 Compliance with Private Authorizations. ATS has obtained all Private Authorizations (collectively, the "ATS Private Authorizations") which are necessary for the ownership or operation of the ATS Assets or the conduct of the ATS Business which, if not obtained and maintained, could, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATS. All of the ATS Private Authorizations are valid and in good standing and are in full force and effect, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATS. ATS is not in breach or violation of, or in default in the performance, observance or fulfillment of, any ATS Private Authorization, and no Event exists or has occurred, which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, such a breach, violation or default, under any ATS Private Authorization, except for such defaults, breaches or violations as do not and are not reasonably likely to have in the aggregate a Material Adverse Effect on ATS. No ATS Private Authorization is the subject of any pending or, to ATS' knowledge, threatened attack, revocation or termination, except for such exceptions as are not reasonably likely to have a Material Adverse Effect on ATS.

  5.6 Compliance with Governmental Authorizations and Applicable Law.

    (a) ATS has obtained all Governmental Authorizations (collectively, the "ATS Governmental Authorizations") which are necessary for the ownership or operation of the ATS Assets or the conduct of the ATS Business as now conducted and which, if not obtained and maintained, would, individually or in the aggregate, have any Material Adverse Effect on ATS. None of the ATS Governmental Authorizations is subject to any restriction or condition which would limit in a material respect the ownership or operations of the ATS Assets or the conduct of the ATS Business as currently conducted, except for restrictions and conditions generally applicable to ATS Governmental Authorizations of such type. The ATS Governmental Authorizations are valid and in good standing, are in full force and effect and are not impaired by any act or omission of ATS or its officers, directors, employees or agents, and the ownership or operation of the ATS Assets or the conduct of the ATS Business are in accordance with the ATS Governmental Authorizations, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS. All material reports, forms and statements required to be filed by ATS with all Authorities with respect to the ATS Business have been filed and are true, complete and accurate in all material respects. No ATS Governmental Authorization is the subject of any pending or, to ATS' knowledge, threatened challenge or proceeding to revoke or terminate any ATS Governmental Authorization which, if revoked or terminated, would have a Material Adverse Effect on ATS.

    (b) ATS is in compliance with all Applicable Laws, except where such noncompliance, individually or in the aggregate, has not had and is not reasonably like to have a Material Adverse Effect on ATS. Except as set forth in Section 5.6(b) of the ATS Disclosure Schedule, there are no Legal Actions of any kind pending or, to the knowledge of ATS, threatened at law, in equity or before any Authority against ATS.

  5.7 Intangible Assets. Except as set forth in Section 5.7 of the ATS Disclosure Schedule, no Intangible Assets (except ATS Governmental Authorizations and ATS Private Authorizations) are required for the ownership or operation of the ATS Assets or the conduct of the ATS Business as currently owned, operated and conducted, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS. ATS does not, to its knowledge, wrongfully infringe upon or unlawfully use any Intangible Assets owned or claimed by another, and ATS has not received any notice of any claim or infringement relating to any such Intangible Asset, except for such exceptions to the foregoing as, individually or in the aggregate, have not had and will not have any Material Adverse Effect on ATS.

  5.8 Related Transactions. ATS is not a party or subject to any material Contractual Obligation relating to the ownership or operation of the ATS Assets or the conduct of the ATS Business between ATS and any of its officers, directors or stockholders or, to the knowledge of ATS, any Affiliate of any thereof, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (i) Employment Arrangements listed or described in Section 5.13 of the ATS Disclosure Schedule, (ii) Contractual Obligations between ATS and any of its directors, stockholders or officers or any Affiliate of any of the foregoing, which are on arms' length terms and conditions, (iii) as specifically set forth in Section 5.8 of the ATS Disclosure Schedule; provided, however, that the foregoing representation and warranty shall not apply to the fact that prior to the consummation of the CBS Merger, all administrative, accounting, corporate, data processing and other informational, financial, human resources services, legal and other support services will have been provided by ARS to ATS and without which services ATS could not operate in the ordinary course of business. Following consummation of the Merger, a sufficient number of the individuals presently providing such services to ATS on behalf of ARS will continue to be available to provide services consistent with past practice to ATS so that ATS will be able to operate in the ordinary course of business.

  5.9 Insurance. ATS maintains, with respect to the ATS Assets and the ATS Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are customary for companies engaged in similar businesses.

  5.10 Tax Matters.

    (a) ATS has in accordance with all Applicable Laws filed all Tax Returns which are required to be filed, and has paid, or made adequate provision for the payment of, all Taxes which have become due and payable pursuant to said Tax Returns and all other governmental charges and assessments received to date other than those Taxes being contested in good faith for which adequate provision has been made on the most recent balance sheet forming part of ATS Financial Statements. The Tax Returns of ATS have been prepared in all material respects in accordance with all Applicable Laws. All Taxes which ATS is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable. ATS has not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of ATS for the fiscal years prior to and including the most recent fiscal year. ATS is not a "consenting corporation" within the meaning of Section 341(f) of the Code. ATS has at all times been taxable as a Subchapter C corporation under the Code, and has never been a member of any consolidated group for Tax purposes, except as a member of the consolidated group with ARS and all of its Subsidiaries which can be consolidated for Federal income tax purposes.

    (b) Federal and state income Tax Returns of ATS have not been examined by the IRS or applicable state Authority, and ATS has not been notified of any proposed examination, except as shown in Section 5.10(b) of the ATS Disclosure Schedule.

    (c) ATS is not a party to any tax sharing agreement or arrangement with any other Person, except as set forth in Section 5.10(c) of the ATS Disclosure Schedule.

  5.11 Employee Retirement Income Security Act of 1974.

    (a) ATS (which for purposes of this Section shall include any ERISA Affiliate of ATS) currently sponsors, maintains and contributes only to the Plans and Benefit Arrangements set forth in Section 5.11(a) of the ATS Disclosure Schedule. ATS has delivered or made available to ATC true, complete and correct copies of (i) each Plan and Benefit Arrangement (or, in the case of any unwritten Plans or Benefit Arrangements, reasonable descriptions thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Plan (if any such report was required by Applicable Law), (iii) the most recent summary plan description (or similar document) for each Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, and (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Plan. To the knowledge of ATS, each such Form 5500 and each such summary plan description (or similar document) does not, as of the date hereof, contain any material misstatements. ATS does not contribute to or have an obligation to contribute to, and has not at any time within six (6) years prior to the date of this Agreement contributed to or had an obligation to contribute to, and no Plan listed in Section 5.11(a) of the ATS Disclosure Schedule is, (i) a Multiemployer Plan, or (ii) a Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. ATS has no actual or potential liability under Title IV of ERISA. ATS does not maintain any Plan that provides for post-retirement medical or life insurance benefits, and ATS does not have any obligation or liability with respect to any such Plan previously maintained by ATS, except as the provisions of COBRA may apply to any former employees of ATS. Except as set forth in Section 5.11(a) of the ATS Disclosure Schedule, as to all Plans and Benefit Arrangements listed in Section 5.11(a) of the ATS Disclosure
  Schedule:

      (i) all such Plans and Benefit Arrangements comply and have been administered in form and in operation in accordance with their respective terms, and with all Applicable Laws, in all material respects, and ATS has not received any notice from any Authority disputing or investigating such compliance;

      (ii) none of the assets of any such Plan are invested in employer securities or employer real property;

      (iii) there are no Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders) pending or, to ATS' knowledge, threatened involving such Plans or the assets of such Plans, and, to ATS' knowledge, no facts exist which are reasonably likely to give rise to any such Claims (other than routine Claims for benefits or actions seeking qualified domestic relations orders);

      (iv) all material contributions to, and material payments from, the Plans and Benefit Arrangements that may have been required to be made in accordance with the terms of the Plans and Benefit Arrangements, and any applicable collective bargaining agreement, have been made. All such contributions to, and payments from, the Plans and Benefit Arrangements, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected on the financial books and records of ATS;

      (v) No act, omission or transaction has occurred which would result in imposition on ATS of (A) any breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

      (vi) ATS has not incurred any material liability to a Plan (other than for contributions not yet due) which liability has not been fully paid or accrued for payment as of the date hereof;

      (vii) except as otherwise contemplated by this Agreement or the ATS Disclosure Schedule, no current or former employee of ATS will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or Benefit Arrangement as a result of the transactions contemplated by this Agreement;

      (viii) no compensation payable by ATS to any of its employees under any existing Plan, Benefit Arrangement (including by reason of the transactions contemplated hereby) will be subject to disallowance under
    Section 162(m) of the Code;

      (ix) any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of ATS who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment arrangement would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code);

      (x) all such Plans maintained by ATS that are intended to comply with Sections 401 and 501 of the Code comply in all material respects with all applicable requirements of such sections, and no Event has occurred which is known to ATS which will give rise to disqualification of any such Plan under such sections or to a tax under Section 511 of the Code and each such Plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Plan and related trust is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of ATS, revocation has not been threatened. ATS has delivered or made available to ATC a copy of the most recent determination letter received with respect to each Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. ATS has also provided or made available to ATC a list of all Plan amendments as to which a favorable determination letter has not yet been received;

      (xi) no Plan which is an employee stock ownership plan (an "ESOP") constitutes a leveraged employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code and there are no unallocated shares of stock of ATS currently held under any such ESOP in a suspense account; and

      (xii) there are no outstanding options (or contractual obligations to issue options) to acquire ATS Common Stock or other ATS securities other than options held by employees or directors of ATS and issued under Benefit Arrangements (the aggregate number of which are as set forth in Section 5.11(a) of the ATS Disclosure Schedule).

    (b) The execution, delivery and performance by ATS of this Agreement and the Collateral Documents executed or required to be executed by ATS pursuant hereto and thereto will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code with respect to any Plan listed in Section 5.11(a) of the ATS Disclosure Schedule.

  5.12 Absence of Sensitive Payments. Neither ATS nor, to ATS' knowledge, any of its officers, directors, employees, agents or other representatives, has with respect to the ATS Assets or the ATS Business (a) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made or (b) established or maintained any unrecorded fund or asset for any illegal purpose or made any false or artificial entries on its books.

  5.13 Employment Arrangements. ATS has no obligation or liability, contingent or other, under any Employment Arrangement with any employee of ATS or any of its Subsidiaries (the "ATS Employees"), other than (i) those listed or described in Section 5.11(a) or Section 5.13 of the ATS Disclosure Schedule,
(ii) those incurred in the ordinary and usual course of business, or (iii) such obligations or liabilities as do not and will not have, in the aggregate, any Material Adverse Effect on ATS. Except as described in Section 5.13 of the ATS Disclosure Schedule, (a) none of the ATS Employees is now, or since its organization has been, represented by any labor union or other employee collective bargaining organization, and ATS is not, and never has been, a party to any labor or other collective bargaining agreement with respect to any of the ATS Employees, (b) there are no pending grievances, disputes or controversies with any union or any other employee or collective bargaining organization of such employees, or threat of strikes, work stoppages or slowdowns or any pending demands for collective bargaining by any such union or other organization, (c) neither ATS nor any of such employees is now, or since its organization has been, subject to or involved in or, to ATS' knowledge, threatened with, any union elections, petitions therefor or other organizational or recruiting activities, in each case with respect to the ATS Employees, and (d) none of the ATS Employees has notified ATS that he or she does not intend to continue employment with ATS until the Closing or with ATS following the Closing. ATS has performed in all material respects all obligations required to be performed under all Employment Arrangements of ATS and is not in material breach or violation of or in material default or arrears under any of the terms, provisions or conditions thereof.

  5.14 Material Agreements. Listed on Section 5.14 of the ATS Disclosure Schedule are all Material Agreements relating to the ownership or operation of the ATS Assets or the conduct of the ATS Business or to which ATS is a party or to which it is bound or which any of the ATS Assets is subject. True, accurate and complete copies of each of such Material Agreements have been made available by ATS to ATC. All of such Material Agreements are valid, binding and legally enforceable obligations of ATS, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity. ATS has complied with all of the material terms and conditions of each such Material Agreement and has not done or performed, or failed to do or perform (and there is no pending or, to the knowledge of ATS, threatened in writing Claim with which ATS has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such

Material Agreement or impair the rights or benefits, or increase the costs, of ATS under any of such Material Agreements, except for such noncompliances, acts or omissions that, individually or in the aggregate, have not had and will not have a Material Adverse Effect on ATS. Without limiting the generality of the foregoing, Section 5.14 of the ATS Disclosure Schedule sets forth a true, correct and complete description of all material acquisitions pending or which are actively being negotiated and the current status of all such acquisitions, except for those which ATS cannot disclose due to its obligations to maintain the same in confidence, none of which, if consummated on the terms and conditions currently being negotiated, will have a Material Adverse Effect on ATS.

  5.15 Ordinary Course of Business. Since September 30, 1997, except (i) as may be described on Section 5.15 of the ATS Disclosure Schedule, or (ii) as may be required or expressly permitted or contemplated by the terms of this Agreement, ATS:

    (a) has operated its business in all material respects in the normal, usual and customary manner in the ordinary and regular course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of ATS;

    (b) except in each case in the ordinary course of business, consistent with past practice, it being understood that the acquisition and financing of communications sites and related assets and other business involved in the communications sites industry and the construction of communications towers and related assets is part of the ordinary course of business of
  ATS:

      (i) has not incurred any obligation or liability (fixed, contingent or other) individually having a value in excess of $100,000;

      (ii) has not sold or otherwise disposed of or contracted to sell or otherwise dispose of any of its properties or assets having a value in excess of $100,000;

      (iii) has not entered into any individual commitment having a value in excess of $100,000; and

      (iv) has not canceled any debts or claims;

    (c) has not created or permitted to be created any Lien on any of its property, except for Permitted Liens;

    (d) has not made or committed to make any additions to its property or any purchases of equipment, except in the ordinary course of business consistent with past practice or for normal maintenance and replacements;

    (e) except in the ordinary course of business consistent with past practice, has not increased the compensation payable or to become payable to any of the ATS Employees or otherwise materially altered, modified or changed the terms of their employment;

    (f) has not suffered any damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority that has had or is reasonably likely to have a Material Adverse Effect on ATS;

    (g) has not waived any rights of material value without fair and adequate consideration;

    (h) has not experienced any work stoppage;

    (i) except in the ordinary course of business, has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement, or any transaction, agreement or arrangement with any Affiliate of ATS; and

    (j) has not made, paid or declared any Distribution.

  5.16 Material and Adverse Restrictions. ATS is not a party to or subject to, nor is any of the ATS Assets subject to, any Applicable Law, Governmental Authorization, Contractual Obligation, Employment Arrangement, Material Agreement or Private Authorization, or any other obligation or restriction of any kind or character, which now has or, as far as ATS can now reasonably foresee, at any time in the future, individually or in the aggregate, is likely to have, any Material Adverse Effect on ATS, except as set forth in Section 5.16 of the ATS Disclosure Schedule and except for matters affecting the tower rental and construction industry generally.

  5.17 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Merger in the capacity of broker, agent or finder or in any similar capacity on behalf of ATS or, to the knowledge of ATS, ARS which, in each case, will result in liability to the Surviving Corporation which was not reflected in the financial information heretofore furnished by ATS to ATC.

  5.18 Solvency. As of the execution and delivery of this Agreement, ATS is, and immediately prior to the consummation of the Merger will be, Solvent.

  5.19 Environmental Matters. Except as set forth in Section 5.19 of the ATS Disclosure Schedule, with respect to the ATS Assets and the ATS Business, ATS:

    (a) has not been notified that it is potentially liable under, has not received any request for information or other correspondence concerning its potential liability with respect to any site or facility under, and, to ATS' knowledge, is not a "potentially responsible party" under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state law;

    (b) has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

    (c) is not a party in interest or in default under any judgment, order, writ, injunction or decree of any Final Order issued pursuant to any Environmental Law;

    (d) has obtained all Environmental Permits required under Environmental Laws, and has filed all applications, notices and other documents required to be filed prior to the date of this Agreement to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of its business in the manner now conducted;

    (e) is in compliance in all material respects with all Environmental Laws, and is not the subject of or, to ATS' knowledge, threatened with any Legal Action involving a demand for damages or other potential liability, including any Lien, with respect to violations or breaches of any Environmental Law;

    (f) has provided ATC with copies of all environmental site assessments, audits or other investigatory reports in its possession that pertain to any property currently owned, leased, operated or occupied by ATS;

    (g) has not installed or used any above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation on any property currently owned, leased or operated by ATS and, to ATS' knowledge, there are no above ground or underground storage tanks, friable asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation or any property currently owned, leased or operated by ATS;

    (h) has not disposed of, released, spilled or buried any Hazardous Materials (nor has any Person acting on its behalf done so) in violation of Environmental Laws on any property or facility owned, leased, operated or occupied by ATS or to ATS' knowledge at any facility or site to which Hazardous Materials from or generated by ATS may have been taken at any time in the past;

    (i) has no knowledge of any disposal, release, spill or burial of any Hazardous Materials by ATS (or any Person acting on its behalf) on any property which could reasonably be expected to result or has resulted in contamination which requires investigation, remediation or other response activity on or beneath any properties or facilities currently owned, leased, operated or occupied by ATS; and

    (j) has no knowledge of any past or present Event related to ATS' properties, operations or business, which Event, individually or in the aggregate, could reasonably be expected to interfere with or prevent continued material compliance with all Environmental Laws applicable to the conduct of ATS' business in the manner now conducted, or which, individually or in the aggregate, could reasonably be expected to form the basis of any material Claim against ATS in connection with the release or threatened release into the environment of any Hazardous Material.

  5.20 Capital Stock. The authorized and outstanding capital stock of ATS is as set forth in Section 5.20 of the ATS Disclosure Schedule. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is owned of record and, to ATS' knowledge, beneficially by ARS. Except as described in Section 5.20 of the ATS Disclosure Schedule, ATS has not granted or issued, nor has ATS agreed to grant or issue, any shares of its capital stock or any Option Security or Convertible Security, and ATS is not a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any shares of capital stock or any Option Security or Convertible Security. The shares of ATS Class A Common Stock to be issued pursuant to consummation of the Merger or upon exercise of the ATS Options have been duly authorized and, when so issued, will be validly issued, fully paid and nonassumable, and all such shares have been duly reserved for issuance pursuant to such consummation or exercise.

  5.21 State Takeover Statutes. To ATS' knowledge, no state takeover Law, statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

  5.22 ATS Private Placement. ATS and the Persons named in the ATS Information Statement (and possible other Persons) intend to enter into binding and definitive documentation substantially on the terms and conditions described in the ATS Information Statement with respect to the ATS Private Placement. Pursuant to such documentation, ATS and such Persons will have agreed to purchase shares of ATS Class B Common Stock for a per share purchase price of not less than $9.00 per share and for an aggregate purchase price equal to not less than $80.0 million on such other terms and conditions not materially less favorable, in the aggregate, to ATS than those described in the ATS Information Statement.

  5.23 ARS Organization and Business; Power and Authority; Effect of
Transaction.

    (a) ARS is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority (corporate and other) to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on ARS.

    (b) ARS has all requisite power and authority (corporate and other) and has in full force and effect all Governmental Authorizations and Private Authorizations necessary to enable it to execute and deliver, and to perform its obligations under, the CBS Merger Agreement and each agreement or other document executed or required to be executed by it pursuant thereto, including without limitation the ATS Separation Agreement, and to consummate the CBS Merger and the Tower Distribution; and the execution, delivery and performance of the CBS Merger Agreement and each agreement or other document executed or required to be executed by ARS pursuant thereto, including without limitation the ATS Separation Agreement, have been duly authorized by all requisite corporate or other action on the part of ARS, and no other corporate proceedings on the part of ARS, including without limitation that of the ARS common stockholders, are necessary to authorize the CBS Merger Agreement or the transactions contemplated thereby, including without limitation the ATS Separation Agreement, or to consummate the CBS Merger and the Tower Distribution. The CBS Merger Agreement has been duly executed and delivered by ARS and constitutes, and each agreement or other document executed or required to be executed by it pursuant thereto or to consummate the CBS Merger and the Tower Distribution, when executed and delivered by ARS will constitute, legal, valid and binding obligations of ARS, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity. No consent or approval from the stockholders of ARS is required to consummate the Merger (including the issuance of the Merger Consideration) or the Tower Distribution, except that a waiver of the restricted payments covenant of the Certificate of Designation with respect to the ARS Cumulative Preferred Stock (the "ARS Preferred Certificate") will be required from the holders thereof in order to effect the Tower Distribution, whether pursuant to the CBS Merger Agreement or otherwise.

    (c) Except as set forth in Section 5.23(c) of the ATS Disclosure Schedule or in Section 5.23(b), neither the execution and delivery by ARS of the CBS Merger Agreement or any agreement or other document executed or required to be executed by it pursuant thereto, nor the consummation of the CBS Merger or the Tower Distribution by ARS, nor compliance with the terms, conditions and provisions hereof or thereof by ARS:

      (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Organic Document of ARS or any Applicable Law, or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Material Agreement of ARS; or

      (ii) will require ARS to make or obtain any Governmental
    Authorization, Governmental Filing or Private Authorization including without limitation under the FCA, except as required by the Hart-Scott-Rodino Act and other than any of the foregoing that have been obtained.

                                   ARTICLE 6

                                   Covenants

  6.1 Access to Information; Confidentiality.

    (a) Each party shall afford to the other party and its accountants, counsel, financial advisors and other representatives (the "Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its (and its Subsidiaries') properties, books, contracts, commitments and records (including without limitation Tax Returns), but excluding any of the foregoing that are or may become the subject of, and not disclosable under, the terms of any confidential agreement (the "Restricted Information") and, during such period, shall furnish promptly upon request (i) a copy of each report, schedule and other document filed or received by either party pursuant to the requirements of any Applicable Law (including without limitation the FCA) or filed by it with any Authority in connection with the Merger or any other report, schedule or documents which may have a material effect on the businesses, operations, properties, prospects, personnel, condition, (financial or other), or results of operations of their respective businesses, (ii) to the extent not provided for pursuant to the preceding clause, all financial records, ledgers, work papers and other sources of financial information possessed or controlled by it or its accountants deemed by each party or its Representatives necessary or useful for the purpose of performing an audit of the business and assets of ATC and ATS, as applicable, and, in the case of ATS, certifying financial statements and financial information pursuant to the provisions of Section 7.2(d), and
  (iii) such other information concerning any of the foregoing as ATS or ATC shall reasonably request, other than any Restricted Information. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such Confidential Information, which consent shall not be unreasonably withheld, delayed or conditioned, be disclosed by the other party in any manner whatsoever, in whole or in part, and, except as required by Applicable Law, shall not be used for any purposes, other than in connection with the Merger (including without limitation in connection with any registration, proxy or information statement or similar document filed pursuant to any federal or state securities Law). Except as otherwise herein provided, each party agrees to reveal such Confidential Information only to those of its Representatives or other Persons who need to know such Confidential Information for the purpose of evaluating and consummating the Merger who are informed of its confidential nature. For purposes of this Agreement, "Confidential Information" shall mean any and all information (excluding information that (i) has been or is obtained from a source independent of the disclosing party, (ii) is or becomes generally available to the public other than as a result of unauthorized disclosure by the receiving party, or (iii) is independently developed by the receiving party without reliance in any way on information provided by the disclosing party) related to the business or businesses of ATS and its Affiliates, on the one hand, or ATC and its Affiliates, on the other hand, including any of their respective successors and assigns.

    (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver all written Confidential Information provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Merger and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than, in the event any Legal Action or Claim is then pending, threatened or reasonably likely to be asserted, one copy thereof which shall be delivered to independent counsel for such party.

    (c) No investigation pursuant to this Section or otherwise shall affect any representation or warranty in this Agreement of either party or any condition to the obligations of the parties hereto.

    (d) The provisions of this Section shall apply to all Subsidiaries of ATC and ATS.

  6.2 Agreement to Cooperate.

    (a) Each of the parties hereto shall use reasonable business efforts (x) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger according to the terms and subject to the conditions hereof, and (y) to refrain from taking, or cause to be taken, any action and to refrain from doing or causing to be done, anything which could impede or impair the consummation of the Merger according to the terms and subject to the conditions hereof or the consummation of the other Transactions according to the terms and subject to the conditions hereof, including, in all cases, without limitation using its reasonable business efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Merger by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including without limitation, if required, filings within ten (10) business days of the date of this Agreement under the Hart-Scott-Rodino Act and all filings necessary for ATS to own and operate the ATC Assets and the ATC Business), (iv) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 7, including without limitation the truth and correctness as of the Closing Date as if made on and as of the Closing Date (other than those that speak as of a specific date which need only be true and correct as of such date) of the representations and warranties of such party and the performance and satisfaction as of the Closing Date of all agreements and conditions to be performed or satisfied by such party.

    (b) ATC shall cooperate and use its reasonable business efforts to cause its independent accountants to reasonably cooperate with ATS, and at ATS' expense, in order to enable ATS to have ATC's or ATS' independent accountants prepare audited financial statements for ATC described in
  Section 7.2(d). ATC will use its reasonable business efforts to ensure that such financial statements will have been prepared in accordance with GAAP applied on a basis consistent with the ATC Financial Statements and will present fairly in all material respects the financial condition, results of operation and cash flow of ATC. Without limiting the generality of the foregoing, ATC agrees that it will (i) consent to the use of such audited financial statements in any registration, proxy or information statement or other document filed by ATS or any of its Affiliates under the Securities Act or the Exchange Act and (ii) execute and deliver, and cause its officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as ATS' or ATC's independent accountants may reasonably request under the circumstances.

    (c) Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, ATS and ATC shall, at the written request of the other made from time to time within thirty (30) days of the date of this Agreement, deliver or cause to be delivered to ATC or ATS, as the case may be, copies of (i) all title report and title insurance and (ii) Phase I environmental site assessment reports or other environmental reports or studies in their possession with respect to real property owned or leased by such party. Each of ATS and ATC (an "investigating party") may at its own cost and expense obtain, and deliver to the other party (the "owning party") full and complete copies of, preliminary title reports and/or Phase I environmental site assessment reports (or other environmental reports or studies) with respect to any real property owned or leased by the owning party (i) which is not covered by a title or environmental report delivered to the investigating party or
  (ii) with respect to which the title or environment report so furnished, in the reasonable business judgment of the investigating party, raises questions of (x) defects in title, in the case of title reports, or (y) potential liability, in the case of Phase I environmental site assessment reports (or other environmental reports or studies) which, in the case of title defects or potential liability has had or could reasonably be expected to have a Material Adverse Effect on the owning or leasing party. Site assessments shall be conducted by such consultants and professionals as ATS and ATC shall mutually agree and shall be arranged at times mutually convenient to the parties. Each of ATC and ATS shall be entitled to have representatives present at the time such site assessments are conducted, and to have copies of all correspondence with any environmental company conducting the site assessment pursuant to the provisions of this Section.

    (d) ATC agrees that prior to the Closing Date it will not make or permit to be made any change affecting any bank, trust company, savings and loan association, brokerage firm or safe deposit box or in the names of the Persons authorized to draw thereon, to have access thereto or to authorize transactions therein or in such powers of attorney, or open any additional accounts or boxes or grant any additional powers of attorney, without in each case notifying ATS in writing on or prior to the Closing Date.

  6.3 Public Announcements. Until the Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be required by Applicable Law, in which case the disclosing party shall use its reasonable business efforts to consult with the other party and agree upon the nature, content and form of such disclosure, press release or other statement.

  6.4 Notification of Certain Matters. Each party shall give prompt notice to the other, of the occurrence or non-occurrence of any Event of which such party becomes aware the occurrence or non-occurrence of which would be reasonably likely to cause (a) any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect or (b) any failure made by it to comply with or satisfy, or be able to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect, such that, in any such case, one or more of the conditions of Closing would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice and shall not, in any event, affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement.

  6.5 No Solicitation. Neither ATC nor ATS shall, nor shall either of them knowingly permit any of its or any of their Representatives or, with respect to ATS, permit ARS (including, without limitation, any officer, director, stockholder or any investment banker, broker, finder, attorney or accountant retained by it) to, initiate, solicit or facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any Alternative Transaction applicable to it, engage in any discussions or negotiations concerning, or provide to any other Person any information or data relating to, it for the purposes of, or otherwise cooperate in any way with or assist or participate in, or facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect any Alternative Transaction applicable to it, or agree to or endorse any Alternative Transaction applicable to it. If ATC or ATS or any of its Representatives receives any inquiry with respect to an Alternative Transaction applicable to it while this Agreement is in effect, ATC or ATS, as the case may be, shall inform the inquiring party that it is not entitled to enter into discussions or negotiations relating to such an Alternative Transaction. The provisions of this Section shall apply to all Subsidiaries of ATC and ATS.

  6.6 Conduct of Business by ATS Pending the Merger. Without limiting any other covenant or agreement of ATS set forth in this Agreement, except as otherwise permitted or contemplated by this Agreement, including without limitation pursuant to the ATS Separate Agreement and, in the case of paragraphs (a) and (b)(ii) and (iii), the Tower Distribution, after the date hereof and prior to the Closing Date or earlier termination of this Agreement unless ATC shall otherwise agree in writing, ATS shall, and shall cause its Subsidiaries, to:

    (a) conduct its business in the ordinary and usual course of business and consistent with past practice, it being understood that the acquisition of communications sites and related assets and other business involved in the communications sites industry and the construction and maintenance of communications towers and related assets is part of the ordinary course of business of ATS; provided, however, that any such acquisition or construction activity shall be subject to the other paragraphs of this Section, including without limitation paragraphs (d) and (l);

    (b) not (i) amend or propose to amend their respective Organic Documents,
  (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

    (c) not issue, sell, transfer, assign, convey, pledge or dispose of, or agree to issue, sell, transfer, assign, convey, pledge or dispose of, any shares of ATS Common Stock, Convertible Securities, Option Securities or other equity securities;

    (d) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed other than (x) borrowings, in addition to those permitted or consented to pursuant to the provisions of clause (y) immediately following, not to exceed the sum of (I) the principal amount of borrowings presently outstanding and (II) $5.0 million in the aggregate outstanding at any one time, and (y) borrowings necessary to finance acquisitions and construction projects permitted or consented pursuant to the provisions of paragraph (l) below, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets or sell any businesses other than
  (A) pursuant to agreements which are described in Section 6.6(d) of the ATS Disclosure Schedule, (B) Liens arising in accordance with the provisions of indebtedness in effect on the date hereof and in accordance with their present terms, and (C) leases of towers and shelter space to third-party customers, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of ATS for travel, business or relocation expenses in the ordinary course of business consistent with past practices;

    (e) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (f) at ATC's reasonable request, confer on a regular basis with one or more representatives of ATC to report material operational matters and the general status of ongoing operations, including without limitation the status of pending and prospective acquisitions and of the CBS Merger, including the satisfaction of the conditions to consummation thereof, to the extent permitted or not restricted by confidentiality provisions;

    (g) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to employment or termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

    (h) maintain with financially responsible insurance companies insurance on the ATS Assets and the ATS Business in such amounts and against such risks and losses as are consistent with past practice;

    (i) not make any Tax election that could reasonably be likely to have a Material Adverse Effect on ATS or settle or compromise any material income Tax liability;

    (j) except in the ordinary course of business, not modify or amend in any material adverse manner or terminate any Material Agreement to which ATS is a party or by which any of the ATS Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

    (k) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

    (l) not enter into or agree to enter into any Restricted Transaction (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by ATS or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $5.0 million, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $20.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in
  Section 6.6(l) of the ATS Disclosure Schedule. (ATC agrees not to unreasonably withhold, delay or condition a consent to any Restricted Transaction as to which ATS has requested its consent pursuant to the provisions of this Section, it being understood that any such consent shall not, however, relieve ATS from the obligation to comply with the provisions of this Agreement (other than, to the extent so consented to, paragraph (d) hereof) and shall not be deemed to be a waiver of any condition of ATC's obligations to consummate the Merger set forth in Section 7.3);

    (m) except as set forth in Section 5.13 of the ATS Disclosure Schedule,
  (i) not grant to any executive officer or other key employee of ATS any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (ii) not grant to any such executive officer any increase in severance or termination pay, (iii) not adopt or amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and
  (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization, material Private Authorization or Contract, except, for purposes of this clause (iv) only, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATS;

    (n) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of this Agreement would have been required to be noted as an exception on
  Section 5.15 of the ATS Disclosure Schedule, other than as permitted or not restricted by the preceding provisions of this Section 6.6; and

    (o) not authorize or enter into any agreement that would violate any of the foregoing.

  6.7 Conduct of Business by ATC Pending the Merger. Without limiting any other covenant or agreement of ATC set forth in this Agreement, except as otherwise permitted or contemplated by this Agreement, or as set forth or described in the ATC Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless ATS shall otherwise consent in writing, ATC shall, and shall cause its Subsidiaries to:

    (a) conduct its business in the ordinary and usual course of business and consistent with past practice, it being understood that the acquisition of communications sites and related assets and other business involved in the communications sites industry and the construction and maintenance of communications towers and related assets is part of the ordinary course of business of ATC; provided, however, that any such acquisition or construction activity shall be subject to the other paragraphs of this Section, including without limitation paragraphs (d) and
  (l);

    (b) not (i) amend or propose to amend their respective Organic Documents,
  (ii) split, combine or reclassify (whether by stock dividend or otherwise) its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

    (c) not issue, sell, transfer, assign, convey, pledge or dispose of, or agree to issue, sell, transfer, assign, convey, pledge or dispose of, any shares of ATC Common Stock, Convertible Securities, Option Securities or other equity securities;

    (d) not (i) incur or become contingently liable with respect to any Indebtedness for Money Borrowed other than (x) borrowings, in addition to those permitted or consented to pursuant to the provisions of clause (y) immediately following, not to exceed $2.5 million in the aggregate outstanding at any one time, (y) borrowings necessary to fund finance acquisitions or construction projects permitted pursuant to the provisions of paragraph (l) below or to fund bonus payments and transaction fees permitted by the provisions of this Agreement, and (z) up to $4.5 million of subordinated borrowings to exercise redemption rights with respect to ATC's preferred stock, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, Convertible Securities or Option Securities (iii) sell, lease, license, pledge, dispose of or encumber any properties or assets (except for nonstrategic assets that in the aggregate have a fair market value of less than $1.0 million) or sell any businesses other than (A) pursuant to agreements which are described in
  Section 6.7(d) of the ATC Disclosure Schedule, (B) Liens arising in accordance with the provisions of indebtedness in effect on the date hereof and in accordance with their present terms, and (C) leases of towers and shelter space to third-party customers or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, except to officers and employees of ATC for travel, business or relocation expenses in the ordinary course of business consistent with past practices;

    (e) use reasonable business efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees (other than individuals identified to ATS prior to date hereof with specific reference to this provision), and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

    (f) at ATS' reasonable request, confer on a regular basis with one or more representatives of ATS to report material operational matters and the general status of ongoing operations, including without limitation the status of pending and prospective acquisitions to the extent permitted or not restricted by confidentiality provisions;

    (g) not adopt, enter into, amend or terminate any employment, severance, special pay arrangement with respect to employment or termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

    (h) maintain with financially responsible insurance companies insurance on the ATC Assets and the ATC Business in such amounts and against such risks and losses as are consistent with past practice;

    (i) not make any Tax election that could reasonably be likely to have a Material Adverse Effect on ATC or settle or compromise any material income Tax liability;

    (j) except in the ordinary course of business, not modify or amend in a manner materially adverse to ATC or terminate any Material Agreement to which ATC is a party or by which any of the ATC Assets may be bound or to which any of them may be subject or waive, release or assign any material rights or claims thereunder;

    (k) not make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

    (l) not enter into or agree to enter into any Restricted Transactions (or group of related Restricted Transactions), whether for its own account or for any other Person, if (i) the aggregate amount reasonably expected to be expended by ATC or any of its Subsidiaries in connection with such individual Restricted Transaction (together with any group of related Restricted Transactions) exceeds $5.0 million, or (ii) the aggregate amount to be expended in connection with all Restricted Transactions (together with any group of related Restricted Transactions) exceeds $20.0 million; provided, however, that the foregoing restriction shall not apply to any Restricted Transaction pursuant to agreements which are described in
  Section 6.7(l) of the ATC Disclosure Schedule. (ATS agrees not to unreasonably withhold, delay or condition a consent to any Restricted Transaction as to which ATC has requested its consent pursuant to the provisions of this Section, it being understood that any such consent shall not, however, relieve ATC from the obligation to comply with the provisions of this Agreement (other than, to the extent so consented to, paragraph (d) hereof) and shall not be deemed to be a waiver of any condition of ATS' obligations to consummate the Merger set forth in Section 7.2);

    (m) except as set forth in Section 4.14 of the ATC Disclosure Schedule,
  (i) not grant to any executive officer or other key employee of ATC any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Benefit Arrangements in effect as of September 30, 1997, (ii) not grant to any such executive officer any increase in severance or termination pay, except as was required under any Benefit Arrangements in effect as of September 30, 1997, (iii) not adopt or amend any Plan or Benefit Arrangement (including change any actuarial or other assumption used to calculate funding obligations with respect to any Plan, or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined) and (iv) except in the ordinary course, not enter into, amend in any material respect or terminate any Governmental Authorization, material Private Authorization or Contract, except, for purposes of this clause (iv) only, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on ATC;

    (n) not voluntarily take or permit to be taken any action which if taken between the end of its most recent fiscal quarter and prior to the date of this Agreement would have been required to be noted as an exception on
  Section 4.16 of the ATC Disclosure Schedule, other than as permitted or not restricted pursuant to the provisions of this Section 6.7; and

    (o) not authorize or enter into any agreement that would violate any of the foregoing.

  6.8 Directors', Officers' and Employees' Indemnification and Insurance.

    (a) The Organic Documents of ATS shall contain provisions no less favorable with respect to indemnification than are set forth in the Organic Documents of ATS, as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of ATC or any of its Subsidiaries, unless such modification shall be required by Applicable Law.

    (b) From and after the Effective Time, ATS shall indemnify, defend and hold harmless the present and former officers, directors and employees of ATC or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with any claim, action, suit, proceeding or investigation (as used in this Section, a "claim"), based in whole or in part on the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer or employee of ATC or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, in connection with this Agreement, the Merger and the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under the DCL (and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DCL).

  Without limiting the foregoing, in the event any such claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to ATS and ATS shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) ATS shall use its best efforts to assist in the defense of any such claim; provided, however, that ATS shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

    (c) ATS will use its best efforts to cause to be maintained for a period of not less than six (6) years from the Effective Time a directors' and officers' insurance and indemnification policy that provides coverage for events occurring on or prior to the Effective Time ("D&O Insurance") for all Persons who are directors and officers of ATC or any of its Subsidiaries on the date of this Agreement, so long as the annual premium therefor would not be in excess of $500,000. If any then existing D&O Insurance expires, is terminated or canceled during such six-year period, ATS will use its best efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of $500,000, on terms and conditions no less advantageous to the covered Persons than the then existing D&O Insurance.

    (d) In the event ATS or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of ATS shall assume the obligations set forth in this Section.

    (e) This Section is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on ATS and its successors and assigns. ATS shall furnish ATC with a copy of the D&O insurance complying with the provisions of this Section 6.8 at or prior to the Closing.

  6.9 ATC Employees and Benefit Plans.

    (a) Notwithstanding any provision in this Agreement to the contrary, on or prior to the Closing Date, ATC may (i) take any action permitted under Paragraph VIII(c) of ATC's 1995 Stock Option Plan with respect to any or all Option Securities issued and outstanding under such plan, (ii) accelerate the vesting and exercisability of any or all of such Option Securities, (iii) amend any or all such Option Securities to provide that such Option Security shall continue to be exercisable for its entire stated term without regard to the employment status or death of the holder of such Option Security, and (iv) pay bonuses to the employees of ATC and its Subsidiaries in such amounts as ATC shall determine in its sole discretion; provided, however, that (A) the aggregate amount of the bonuses paid pursuant to clause (iv) of this sentence, when added to any fees or expense reimbursements paid or payable to any financial advisers in connection with the Merger or related financial advice, shall not exceed $5.0 million (which amount shall not include nor be reduced by any performance bonuses paid to employees of ATC and its Subsidiaries with respect to calendar year 1997 on a basis consistent with past practices), and (B) ATC shall have any action or payment described in this sentence approved by the stockholders of ATC in accordance with the provisions of Section 280G(b)(5) of the Code to the extent necessary to ensure that no actions taken with respect to the employees of ATC and its Subsidiaries or payments made to such employees would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code. Any bonus paid pursuant to clause (iv) of the preceding sentence may be paid in cash, by reducing the purchase price of shares of ATC Common Stock that may be acquired under an Option Security issued under ATC's 1995 Stock Option Plan, or any combination of the foregoing. Any actions taken or payments made by ATC pursuant to the provisions of this
  Section 6.9(a) may vary among the individual employees of ATC and its Subsidiaries and may vary among the Option Securities held by any individual employee, all as determined by ATC in its sole discretion.

    (b) ATS shall take such action as may be necessary so that at the Effective Time and for twelve (12) months thereafter the individuals employed by ATC and its Subsidiaries immediately prior to the Effective

  Time (the "Continued Employees") shall receive base compensation (i.e., salary and wages) at a rate that is not less than that received by such Continued Employees immediately prior to the Closing Date; provided, however, that the foregoing provisions shall not impair ATS' ability to terminate any such Continued Employee for cause. If, within the twelve-month period beginning at the Effective Time, the employment of any Continued Employee is terminated by ATS or any of its Subsidiaries other than for cause, or any Continued Employee is required to accept a material reduction in his or her title or responsibilities or to transfer to a job location that is more than thirty-five (35) miles from his or her job location immediately prior to the Effective Time, but refuses such reduction or transfer within fifteen (15) days of notice of such reduction or transfer, then ATS shall continue to pay such Continued Employee his or her base rate of pay for the balance of such twelve-month period (without mitigation for any subsequent employment by such continued employee). The provisions of this Section 6.9(b) shall not be applicable with respect to Fred R. Lummis.

    (c) ATS shall take such action as may be necessary so that on and after the Effective Time and for twelve (12) months thereafter, officers and employees of ATC and its Subsidiaries shall be provided employee benefits, plans and programs (excluding equity incentive arrangements) which are no less favorable in the aggregate than those generally available pursuant to those employee benefit plans and programs in effect for such officers and employees immediately prior to the Effective Time; it being understood that ATS shall determine the types and levels of specific benefits to be so provided. For purposes of eligibility to participate, vesting and benefit determinations (other than benefit accruals under any defined benefit plan) in all benefits provided to officers and employees of ATC and its Subsidiaries, such officers and employees of ATC and its Subsidiaries will be credited with their service with ATC and its Subsidiaries and their respective predecessors. Upon termination of any health plan of ATC or any of its Subsidiaries, individuals who were officers or employees of ATC or its Subsidiaries at the Effective Time shall if employed by ATS or its Subsidiaries become eligible to participate in such health plans as may be established or maintained by ATS or its Subsidiaries to the extent that such individuals and their eligible dependents were eligible to participate in the applicable health plan of ATC or its Subsidiaries immediately prior to the Effective Time. Amounts paid during the calendar year in which such change of coverage occurs by officers and employees of ATC and its Subsidiaries under any health plans of ATC shall after such change be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of ATS or its Subsidiaries provided during such calendar year to the same extent as if such amounts had been paid under such health plans of ATS or its Subsidiaries and ATS shall cause to be waived under its health plans any pre-existing conditions as of the date of termination of the ATC health plan and eligibility to participate in such health plan to the extent such conditions would be waived under the applicable plans of ATC and its Subsidiaries as in effect on the date hereof. Nothing in this Agreement shall be construed as granting to any employee of ATC or its Subsidiaries any rights of continuing employment.

  6.10 ATC Stock Options. Prior to the Effective Time, ATS and ATC shall take such action as may be necessary to cause each unexpired and unexercised option to purchase ATC Common Stock that is outstanding immediately prior to the Merger (each, an "ATC Option" and collectively, the "ATC Options") to be automatically converted at the Effective Time into an option (each, an "ATS Option" and collectively, the "ATS Options") to purchase a number of shares of ATS Class A Common Stock equal to the product of the number of shares of ATC Common Stock which the holder is entitled to purchase under the ATC Option multiplied by the Exchange Ratio, at a price per share equal to the quotient obtained by dividing (a) the per share option exercise price determined pursuant to the ATC Option by (b) the Exchange Ratio. Each ATS Option will otherwise have the same terms and conditions as the ATC Option exchanged therefor, including acceleration and period of exercise. At the Effective Time, ATS will execute and deliver to each holder of an ATS Option a document evidencing ATS' assumptions of ATC's obligations under the ATC Option and all references in the stock option agreements to ATC shall be deemed to refer to ATS. As of the Effective Time, ATS shall assume all of ATC's obligations with respect to the ATC Options as so amended and shall, from and after the Effective Time, have reserved for issuance upon exercise of the ATS Options all shares of ATS Class A Common Stock covered thereby and shall file a Registration Statement on Form S-8 to register the shares of ATS Class A Common Stock subject to the ATS Options granted in replacement of ATC Options. ATS shall take all actions reasonably necessary to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ATS Options remain outstanding. No fractional shares of ATS Class A Common Stock will be issued upon the exercise of any ATS Option, and instead the exercising holder of such ATS Option shall receive cash for any fractional share amounts, based on the fair market value of the ATS Class A Common Stock at the time of exercise.

  6.11 ATS Voting Agreement. ATS shall use its best efforts to cause each of the Persons named therein to execute and deliver to ATC an agreement substantially in the form of Exhibit C attached hereto and made a part hereof (collectively, the "ATS Voting Agreement").

  6.12 Stockholder Approval. ATC will, as soon as practicable following the date thereof, establish a record date (which will be as soon as practicable following the date hereof) for, and, after the Registration Statement has become effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "ATC Stockholders Meeting") for the purpose of obtaining the approval and adoption of this Agreement and the approval of the Merger by the ATC stockholders (the "ATC Stockholder Approval"). ATC will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

  6.13 Registration Statement and Proxy/Information Statement.

    (a) ATS shall prepare and file with the Commission as soon as is reasonably practicable after the date hereof a Registration Statement under the Securities Act (the "ATS Registration Statement") on Form S-4 in connection with the Merger for the purpose of registering all of the shares of ATS Class A Common Stock to be issued in the Merger. ATS shall also take any action required under Applicable Law in connection with causing the ATS Registration Statement declared effective by the Commission as promptly as practicable, including without limitation making all filings under applicable state blue sky or securities laws in connection with the issuance of ATS Class A Common Stock in the Merger. ATS shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by either of them in connection with the provisions of this Section.

    (b) ATC shall, as soon as is reasonably practicable after the effectiveness of the ATS Registration Statement, mail notice to the ATC common stockholders of the ATC Stockholders Meeting. Such notice shall comply with the provisions of Applicable Law. ATS and ATC shall promptly furnish to the other all information, and take such other actions, as may reasonably be requested in connection with any action taken to comply with the provisions of this Section, including, in the case of ATS, the final prospectus (the "ATS Prospectus" and, collectively with the notice furnished to the ATC stockholders in connection with the ATC Stockholders Meeting, the "ATC Stockholder Information") contained in the ATS Registration Statement.

    (c) Each of ATC and ATS shall correct promptly any information provided by it to be used specifically in the ATS Registration Statement and the ATC Stockholder Information that shall have become false or misleading in any material respect and ATS shall take all steps necessary to file with the Commission and have cleared by the Commission any amendment or supplement to the ATS Registration Statement so as to correct such information and ATS shall cause it to be disseminated to the ATC stockholders, to the extent required by Applicable Law. Without limiting the generality of the foregoing, ATS shall notify ATC promptly of the receipt of the comments of the Commission and of any request by the Commission for amendments or supplements to the ATS Registration Statement or the ATS Prospectus, or for additional information, and shall supply ATC with copies of all correspondence between it or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the ATS Registration Statement or the ATS Prospectus. Whenever any event occurs which should be described in an amendment or a supplement to the ATS Registration Statement or the ATS Prospectus, ATS shall, upon learning of such event, promptly prepare, file and clear with the Commission and ATS shall mail to the

  ATC stockholders such amendment or supplement; provided, however, that, prior to such mailing, (i) ATS shall consult with ATC with respect to such amendment or supplement, (ii) shall afford ATC reasonable opportunity to comment thereon, and (iii) each such amendment or supplement shall be reasonably satisfactory to ATC.

    (d) ATC shall use its reasonable business efforts to cause to be delivered to ATS and its directors a letter of independent auditors, dated
  (i) the date of the ATS Prospectus Statement, and (ii) the Closing Date, and addressed to ATS and its directors, in form, scope and substance customary for letters delivered by independent public accountants in connection with registrations statements similar to the ATS Registration Statement.

  6.14 Listing of ATS Class A Common Stock. ATS shall use its reasonable business efforts to effect, at or before the Effective Time, authorization for listing on Nasdaq (or such stock exchange as ATS shall have reasonably selected) upon official notice of issuance, of the additional shares of the ATS Class A Common Stock to be issued pursuant to the Merger; provided, however, that such efforts shall not require the elimination of the different voting rights of the classes of ATS Common Stock.

  6.15 Solicitation of Employees. If this Agreement is terminated, each of ATS and ATC agrees that neither it nor any of its Affiliates will, for a period of eighteen (18) months from the date of such termination, solicit or actively seek to hire any person who during such period is employed by ATC or any of its Affiliates or ATS or any of its Affiliates, as the case may be, whether or not such individual would commit breach of such individual's employment agreement or contact in leaving such employment; provided, however, that the foregoing shall not prevent ATS or ATC (or any of its respective Affiliates) from soliciting or actively seeking to hire any such key employee who (i) initiates employment discussions with it, (ii) is not employed by ATS or ATC, as the case may be, on the date ATC or ATS, as the case may be, first solicits such key employee, or (iii) soliciting through general advertisement.

  6.16 Additional Tax Matters.

    (a) Except for transactions in the ordinary and usual course of business, following the date on which, for purposes of Section 1504 of the Code, ATS ceases to be a member of the "affiliated group" of corporations of which ARS is the "common parent", ATS shall not engage in any transaction and shall not permit an of its Subsidiaries to engage in any transaction that would be treated as an "intercompany transaction" as defined in Treas. Reg.
  (S) 1.1502-13.

    (b) Each party hereto shall use all reasonable business efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable business efforts to prevent any Affiliate of such party from taking, any action which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

  6.17 ATS Registration Rights Agreement. Subject to the satisfaction (or waiver) of the conditions to closing set forth in (a) Sections 7.1 and 7.2 (the "ATS Conditions"), at or prior to the Closing, ATS shall execute and deliver a registration rights agreement substantially in the form attached hereto as Exhibit D and made a part hereof (the "ATS Registration Rights Agreement") and permit the ATS Registration Statement to be executed by such of the ATC stockholders as elect to be so included, and (b) Sections 7.1 and
7.3 (the "ATC Conditions"), ATC shall use its reasonable business efforts to cause ATC's two largest stockholders and Fred R. Lummis to the extent any of them may be an "affiliate", as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of ATS, to execute and deliver the ATS Registration Rights Agreement.

  6.18 Charter Amendment. Subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall cause the ATS Restated Certificate to be approved by the Board of Directors and stockholders of ATS and to be filed with the Secretary of State of the State of Delaware.

  6.19 Conversion of Class B Common Stock. Subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall cause the ATS Class B Common Stock issued to Steven B. Dodge in the

ATS Private Placement to be converted into a like number of shares of ATS Class A Common Stock to the extent that, after giving effect to the consummation of the Merger, Steven B. Dodge, Chairman of the Board and Chief Executive Officer of ATS, would own more than 49.99% of the voting power of the ATS Common Stock within the meaning of the ATS Restated Certificate. ATS shall ensure that no ATS Class B Common Stock is issued in the ATS Private Placement to any Person other than Steven B. Dodge and Thomas H. Stoner, in each case, to the extent permitted by the provisions of this Section and
Section 6.25.

  6.20 ATS Separation Agreement. Unless previously entered into and subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall, and shall ARS to, execute and deliver the ATS Separation Agreement.

  6.21 CBS Merger or Tower Distribution Related Actions. Subject to the satisfaction (or waiver) of the ATS Conditions, at or prior to the Closing, ATS shall, and shall cause ARS to, use its reasonable business efforts to cause (a) the CBS Merger to occur, or, if the Tower Distribution is required in order to satisfy the ATC Conditions, and (b) the Tower Distribution to occur, in each case, in a manner that does not result in a default in, or with the passage of time or giving of notice would not result in a default in or violation of any Material Agreement to which ATS or ARS is a party or by which it is bound or the Organic Documents of ATS or ARS, including without limitation the ATS Credit Agreement, the ARS Credit Agreement and the ARS Cumulative Preferred Stock.

  6.22 Efforts Regarding Pending Transactions. ATS shall use reasonable business efforts to cause to be satisfied on or before the Termination Date all conditions to closing applicable to the Gearon Transaction and the ATS Private Placement and, upon satisfaction thereof, to consummate such transactions.

  6.23 Certain Closing Certificates. ATC shall cause its chief financial officer to deliver to ATS and its counsel at the Closing a certificate showing his calculation, in reasonable detail, of the number of shares of ATC Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time. ATS shall cause its chief financial officer to deliver to ATC and its counsel at the Closing a certificate showing his calculation, in reasonable detail, of the number of shares of ATS Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time.

  6.24 ATC Affiliates Agreements. ATC shall use its reasonable business efforts to cause each executive officer, director and other Person who may be an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of ATC, to have executed and delivered to ATS an agreement substantially in the form of Exhibit E attached hereto and made a part hereof (collectively, the "ATC Affiliate Agreements").

  6.25 Issue of ATS Class B Common Stock. Subject to the satisfaction of the ATS Conditions, ATS shall not issue any shares of Class B Common Stock or any Convertible Securities convertible or exchangeable into, or Option Securities to purchase, any shares of ATS Class B Common Stock, except (a) to Steven B. Dodge and, in the event Class B Common Stock shall not have been distributed pursuant to the Tower Distribution, Thomas H. Stoner (but, with respect to Mr. Stoner, in a number not more than he holds on the date hereof) pursuant to the provisions of the ATS Private Placement, (b) Option Securities issued to the holders of options to purchase Class B Common Stock of ARS, and (c) upon consummation of the CBS Merger or the Tower Distribution to holders of Class B Common Stock of ARS. ATS will furnish to ATC, if it has not already done so, within five (5) business days of this Agreement, a list of the holders of Class B Common Stock of ARS or of options to purchase Class B Common Stock of ARS.

  6.26 Election of ATS Directors. Subject to the satisfaction of the ATS Conditions, ATS shall cause Fred R. Lummis and Randall Mays to be elected as members of the Board of Directors of ATS.

  6.27 Employee List. Within ten (10) days after the date hereof, ATS shall furnish ATS with a list of all employees of ARS, ATS or their respective Subsidiaries that are expected to be employed by the Surviving Company after the Merger, the office or title of each and the compensation of each.

  6.28 Certificates of Non-Foreign Status. Prior to the Closing Date, ATC shall in respect of the conversion of ATC Common Stock pursuant to the Merger use its reasonable to obtain on behalf of itself and ATS, from each person who is a stockholder of ATC immediately prior to the Effective Time, a certificate of non-foreign status of such stockholder that meets the requirements of
Section 1445 of the Code and Section 1.1445-2(b) of the Treasury Regulations thereunder, it being understood that the failure to obtain any such certificate shall not be deemed to be a breach of this Section. ATC shall furnish to ATS on the Closing Date a copy of such certificates of non-foreign status.

                                   ARTICLE 7

                              Closing Conditions

  7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law by each party benefitting therefrom:

    (a) As of the Closing Date, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

    (b) The waiting period applicable to the consummation of the Merger and the receipt by each ATC common stockholder of the Merger Consideration due pursuant thereto, as the case may be, under the Hart-Scott-Rodino Act, to the extent applicable, shall have expired or been terminated;

    (c) The ATS Registration Statement shall have become effective in accordance with the provisions of the Securities Act and in accordance with the provisions of Section 6.13, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities and all shares of ATS Common Stock to be issued to the ATC stockholders pursuant to the Merger shall be covered by the ATS Registration Statement;

    (d) The shares of ATS Class A Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq (or such other national stock exchange on which such stock is then approved for listing), upon official notice of issuance; and

    (e) The ATC Stockholder Approval shall have been obtained.

  7.2 Conditions to Obligations of ATS. The obligation of ATS to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATS to the extent permitted by Applicable Law:

    (a) ATC shall have furnished ATS and, at ATS' request, any bank or other financial institution providing credit to ATS, with a favorable opinion, dated the Closing Date, of Vinson & Elkins L.L.P., counsel for ATC, substantially in the form attached hereto as Exhibit F and made a part hereof;

    (b) (i) The representations and warranties of ATC set forth in this Agreement (other than in Section 4.21) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on ATC; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; (ii) the representations and warranties of ATC set forth in Section 4.21 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this
  Section 7.2(b) if, by adjusting the Exchange Ratio at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the

  ATC stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and covenants to be performed or satisfied by ATC or any of the ATC stockholders hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iv) an executive officer of ATC shall have furnished ATS with his certificate, confirming, to his knowledge, the truth of such representations and warranties and the performance of such covenants and agreements;

    (c) There has not occurred any Event (including without limitation the failure to secure all authorizations, consents, waivers, orders or approvals required to be obtained by ATC from all Authorities and other Person, and all filings, submissions, registrations, notices or declarations required to be made by any of the parties with any Authority, or the imposition of any condition or requirement in connection therewith) that has had, or is reasonably likely to have, a Material Adverse Effect on ATC, other than an Event affecting the economy or the tower communications business generally or an Event that would not have occurred but for the execution of this Agreement and the announcement of the Merger; and

    (d) ATS shall have received from its counsel, Sullivan & Worcester LLP, a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, ATS will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and, in connection with such opinion, ATC and such of its stockholders as such counsel shall have reasonably requested shall have executed and delivered to ATS and such counsel a certificate substantially in the form attached hereto as Exhibit G and made a part hereof.

  7.3 Conditions to Obligations of ATC. The obligation of ATC to effect the Merger shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by ATC to the extent permitted by Applicable Law:

    (a) ATS shall have furnished ATC, with favorable opinions, dated the Closing Date, of Sullivan & Worcester LLP, counsel for ATS, substantially in the form attached hereto as Exhibit H and made a part hereof, and with respect to such other matters arising after the date of this Agreement and incident to the Merger, as ATC or its counsel may reasonably request;

    (b) (i) The representations and warranties of ATS set forth in this Agreement (other than in Section 5.20) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (x) to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and (y) to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect on ATS; provided, however, that for the purpose of this clause (y), representations and warranties that are qualified as to materiality (including by reference to "Material Adverse Effect") shall not be deemed to be so qualified; (ii) the representations and warranties of ATS set forth in Section 5.20 of this Agreement shall be true and correct; provided, however, such untruth shall be disregarded for purposes of this
  Section 7.3(b) if, by adjusting the Exchange Ratio at Closing, the untruth is rendered harmless and such adjustment either does not require the approval of the ATS or ARS stockholders, or such approval has been obtained, in accordance with the DCL; (iii) each and all of the agreements and conditions to be performed or satisfied by ATS or any of the ATS common stockholders hereunder at or prior to the Closing Date (including without limitation the execution and delivery of all collateral documents to be executed and delivered by it or any of them) shall have been duly performed or satisfied in all material respects; and (iv) an executive officer of ATS shall have furnished ATC with his certificate confirming, to his knowledge, the truth of such representations and warranties and the performance of such covenants and agreements;

    (c) There has not occurred any Event (including without limitation the failure to secure all authorizations, consents, waivers, orders or approvals required to be obtained by ATS from all Authorities and other Person, and all filings, submissions, registrations, notices or declarations required to be made by any of the parties with any Authority, or the imposition of any condition or requirement in connection therewith) that has had, or is reasonably likely to have, a Material Adverse Effect on ATS, other than an Event affecting the economy or the tower communications business generally or an Event that would not have occurred but for the execution of this Agreement and the announcement of the Merger;

    (d) ATC shall have received evidence of the consummation of the Gearon Transaction and the ATS Private Placement, all on the terms and conditions set forth, in the case of the Gearon Transaction, in the Gearon Merger Agreement, and, in the case of the ATS Private Placement, on the terms and conditions described in the ATS Information Statement, or, in either case, on such other terms and conditions not materially adverse to ATS, including without limitation, but, in any event, in both cases, the issuance of shares of ATS Class A Common Stock shall be at a price per share of not less than $9.00 and, with respect to the ATS Private Placement for a total purchase price of not less than $80.0 million;

    (e) Fred R. Lummis, one of the stockholders of ATC, and Randall Mays, the Chief Financial Officer of another of the stockholders of ATC, shall have been elected as directors of ATS;

    (f) ATC shall have received from its counsel, Vinson & Elkins L.L.P., a favorable opinion (dated as of the Closing Date) to the effect that the Merger constitutes a reorganization within the meaning of Section 368 of the Code and that, as a consequence, ATC and its stockholders will not recognize any gain or loss for federal income tax purposes as a result of consummation of the Merger, and, in connection with such opinion, ATS shall have executed and delivered to ATC and its counsel a certificate substantially in the form of Exhibit I hereto and made a part hereof; and

    (g) Either the CBS Merger shall be consummated on the terms set forth in the CBS Merger Agreement, including execution and delivery of the ATS Separation Agreement or the Tower Distribution shall have occurred.

                                   ARTICLE 8

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

    (a) by mutual consent of ATC and ATS; or

    (b) by either ATS or ATC if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Merger shall have become final and nonappealable; or

    (c) by ATC in the event (i) ATC is not in breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.2(b) not to be satisfied, and (ii) either (A) the Merger has not been consummated prior to the Termination Date, or (B) ATS is in breach of this Agreement or any of its representations or warranties shall have become and continue to be untrue in a manner that would be reasonably likely to cause the conditions set forth in Section 7.3(b) not to be satisfied, and such a breach or untruth exists and is not capable of being cured, by and will prevent or delay consummation of the Merger by or beyond, the Termination Date; or

    (d) by ATS in the event (i) ATS is not in breach of this Agreement and none of its representations or warranties shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.3(b) not to be satisfied, and (ii) either (A) the Merger has not been consummated prior to the Termination Date, or (B) ATC is in breach of this Agreement or any of ATC's representations or warranties shall have become and continue to be untrue in a manner that would be reasonably likely to cause the conditions set forth in Section 7.2(b) not to be satisfied, and such a breach or untruth exists and is not capable of being cured by, and will prevent or delay consummation of the Merger by or beyond, the Termination Date; or

    (e) by ATS or ATC in the event (i) the ATC Stockholder Approval has not been obtained prior to the Termination Date, (ii) neither the CBS Merger nor the Tower Distribution has occurred prior to the Termination Date in the manner described in Section 6.21, or (iii) prior to the Termination Date, any consent or approval from the ARS stockholders required to satisfy any of the conditions in Article 7 or otherwise to consummate the Merger has not been obtained.

  The right of ATS or ATC to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of either party, any Person controlling either party or any of their respective Representatives whether prior to or after the execution of this Agreement.

  8.2 Effect of Termination.

    (a) Except as provided in Sections 6.1 (solely with respect to confidentiality), 6.3 and 6.15 and this Section and except as provided in
  Section 8.2(b), in the event of the termination of this Agreement pursuant to Section 8.1, or in the event the Merger shall not have been consummated prior to the end of business on the Termination Date, except as otherwise provided in this Section, this Agreement shall forthwith become void, there shall be no liability on the part of either party, or any of its respective shareholders, officers or directors, to the other and all rights and obligations of either party shall cease; provided, however, that such termination shall not relieve either party from liability for any willful misrepresentation or willful breach of any of its warranties, covenants or agreements set forth in this Agreement.

    (b) Notwithstanding anything in this Agreement to the contrary, including without limitation the provisions of Section 9.4, in the event this Agreement is terminated (a) pursuant to the provisions of Section 8.1(e)(i), then ATC acknowledges and agrees that ATS shall be entitled to a termination fee in an amount equal to $15,000,000, together with the reasonable out of pocket fees and expenses (including without limitation the reasonable out of pocket fees and expenses of accountants, attorneys, financial advisors and printers and all registration and other filing fees), not to exceed $1,000,000, incurred by ATS in connection with this Agreement and the Merger, unless ATS has notified Fred R. Lummis (or the then acting Chairman of ATC, if not Mr. Lummis) or ATC is otherwise actually aware, at least five (5) business days in advance of the Termination Date, that the ATS Registration Statement has been declared effective, in which case ATS shall not be entitled to any termination fee, expense reimbursement or other payment from ATC, or (b) pursuant to the provisions of Section 8.1(e)(ii) or (iii), then ATS acknowledges and agrees that ATC shall be entitled to a termination fee in an amount equal to $15,000,000, together with the reasonable out of pocket fees and expenses (including without limitation the reasonable out of pocket fees and expenses of accountants, attorneys, financial advisors and printers and all registration and other filing fees), not to exceed $1,000,000, incurred by ATC in connection with this Agreement and the Merger. The parties agree that, anything in Section 8.2(a), Section 9.4 or elsewhere in this Agreement to the contrary notwithstanding, such amount shall be a sole and exclusive remedy and constitute full payment for any and all damages suffered by ATS or ATC, as the case may be, by reason of the events referred to in the preceding sentence. ATS and ATC agree in advance that actual damages would be difficult to ascertain and that such termination fee is a fair and equitable amount to be paid by ATC or by ATS in order to reimburse the other for damages sustained due to the failure of the Merger to be consummated for the above-stated reasons.

                                   ARTICLE 9

                              General Provisions

  9.1 Waivers; Amendments. Changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. Any consent may be given subject to satisfaction of conditions stated therein. The failure to insist upon the strict provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provision thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.

  9.2 Fees, Expenses and Other Payments. All costs and expenses incurred in connection with this Agreement and the consummation of the Merger, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall be borne solely and entirely by the party which has incurred such costs and expenses or which is responsible therefor under Applicable Law.

  9.3 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) three (3) days after being mailed by first-class or express mail, postage prepaid, (b) the next business day when sent overnight by recognized courier service, (c) upon confirmation when sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation at substantially the same time as such rapid transmission, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as follows:

    (a) If to ATS:

    116 Huntington Avenue
    Boston, Massachusetts 02116
    Attention: Joseph L. Winn, Chief Financial Officer
    Telecopier No.: (617) 375-7575

    with a copy to:

    Sullivan & Worcester LLP
    One Post Office Square
    Boston, Massachusetts 02109
    Attention: Norman A. Bikales, Esq.
    Telecopier No.: (617) 338-2880

    (b) If to ATC:

    3411 Richmond Avenue,
    Suite 400
    Houston, Texas 77046
    Attention: Marty L. Jimmerson, Chief Financial Officer
    Telecopier No.: (713) 629-1189

    with a copy to:

    Vinson & Elkins L.L.P.
    1001 Fannin
    Suite 2300
    Houston, Texas 70002-6170
    Attention: Bruce C. Herzog, Esq.
    Telecopier No.: (713) 615-5946

or to such other person(s), telex or facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party given in accordance with this Section.

  9.4 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement or any Collateral Document, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, except as otherwise provided in Section 8.2(b), be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Except as otherwise provided in Section 8.2, nothing herein contained shall be construed as prohibiting either party from pursuing any other remedies available to it pursuant to the provisions of this Agreement or Applicable Law for a breach by the other party, including without limitation the recovery of damages, including, to the extent awarded in any Legal Action, punitive, incidental and consequential damages (including without limitation damages for diminution in value and loss of anticipated profits) or any other measure of damages permitted by Applicable Law.

  9.5 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely either party, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled and consummated to the maximum extent possible.

  9.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

  9.7 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

  9.8 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of the State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction, except to the extent that the DCL or other laws of the State of Delaware shall be applicable.

  9.9 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as the other party reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

  9.10 Entire Agreement. This Agreement (together with the ATC Disclosure Schedule, the ATS Disclosure Schedule, the Exhibits and the other Collateral Documents delivered or to be delivered in connection herewith) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof. Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) neither of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing, (b) there are no covenants or agreements by or on behalf of either party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER OF THE PARTIES MAKES ON BEHALF OF ITSELF AND ITS DIRECTORS, OFFICERS, STOCKHOLDERS AND OTHER AFFILIATES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ON BEHALF OF ITSELF AND ITS OFFICERS, DIRECTORS, STOCKHOLDERS AND OTHER AFFILIATES ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

  9.11 Assignment. This Agreement shall not be assignable by either party and any such assignment shall be null and void, except that it shall inure to the benefit of and by binding upon any successor to either party by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets.

  9.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Sections 6.8, 6.9(b), 6.9(c), 6.10 and 8.11.

  9.13 Non-Survival of Representations, Warranties, Covenants and
Agreements. Except for damages or other remedies attributable to or based upon fraud, willful or intentional misrepresentation or willful or intentional breach of warranty, covenant or agreement, none of the representations, warranties, covenants and agreements in this Agreement shall survive the Merger, and after effectiveness of the Merger neither party nor any of its respective officers, directors or stockholders shall have any further obligation with respect thereto. This Section shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  9.14 Mutual Drafting. This Agreement is the result of the joint efforts of the parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

  IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                          American Tower Systems Corporation

                                          By: _________________________________
                                            Name: Joseph L. Winn
                                            Title: Chief Financial Officer

                                          American Tower Corporation

                                          By: _________________________________
                                            Name: Fred R. Lummis
                                            Title: President

                                                                     APPENDIX A

                                  DEFINITIONS

  AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, ten percent (10%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

  AGREEMENT shall mean this Agreement as originally in effect, including, unless the context otherwise specifically requires, this Appendix A, the ATC Disclosure Schedule, the ATS Disclosure Schedule and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

  AGGREGATE MERGER SHARES shall mean the number obtained by solving the following equation for "x":

    x = (.5384615) multiplied by y, where "y" is the number of shares of ATS Common Stock determined on a Fully-Diluted Basis immediately prior to the Effective Time. Thus, in the event there were no Dissenting Shares, the number of Aggregate Merger Shares would equal 35% of the sum of the Aggregate Merger Shares and the number of shares of ATS Common Stock determined on a Fully-Diluted Basis.

  ALTERNATIVE TRANSACTION shall mean, with respect to any Person, a transaction or series of related transactions (other than the Transactions) resulting in or reasonably likely to result in (i) any change of control of such Person, (ii) any merger, consolidation or other business combination of such Person, regardless of whether such Person is the surviving Entity unless the surviving Entity remains obligated under this Agreement to the same extent as such Person was, (iii) any tender offer or exchange offer for, or any acquisitions of, any securities of such Person, (iv) any sale or other disposition of all or any substantial part of the assets or business of such Person, (v) any issue or sale, or any agreement to issue or sell, any capital stock, Convertible Securities, Option Securities or other equity securities by such Person, or (vi) any issue, sale, transfer, pledge, assignment or other conveyance or any agreement to issue, sell, transfer, pledge, assign or otherwise convey, any capital stock, such Convertible Securities, Option Securities or other equity securities of such Person.

  APPLICABLE LAW shall mean any Law of any Authority, whether domestic or foreign, including without limitation the FCA and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

  ARS shall have the meaning given to it in the fourth Whereas paragraph.

  ARS CREDIT AGREEMENTS shall mean the two credit agreements of ARS with its lending banks and other financial institutions.

  ARS CUMULATIVE PREFERRED STOCK shall mean the 11 3/8% Cumulative Exchangeable Preferred Stock, par value $.01 per share, of ARS.

  ARS PREFERRED CERTIFICATE shall have the meaning given to it in Section
5.23(b).

  ATC shall have the meaning given to it in the Preamble.

  ATC AFFILIATE AGREEMENTS shall have the meaning given to it in Section 6.24.

  ATC ASSETS shall have the meaning given to it in Section 4.4(a).

  ATC BUSINESS shall have the meaning given to it in Section 4.4(a).

  ATC BUSINESS DESCRIPTION shall mean the business description of ATC set forth in the ATS Prospectus.

  ATC COMMON STOCK shall have the meaning given to it in Section 3.1(b).

  ATC CONDITIONS shall have the meaning given to it in Section 6.17.

  ATC DISCLOSURE SCHEDULE shall mean the ATC Disclosure Schedule dated as of the date of this Agreement delivered by ATC to ATS.

  ATC EMPLOYEES shall have the meaning given it in Section 4.14.

  ATC FINANCIAL STATEMENTS shall have the meaning given to it in Section 4.2.

  ATC GOVERNMENTAL AUTHORIZATIONS shall have the meaning given to it in
Section 4.6(a).

  ATC OPTION(S) shall have the meanings given to those terms in Section 6.10.

  ATC PREFERRED STOCK shall have the meaning given to it in Section 3.1(d).

  ATC PRIVATE AUTHORIZATION(S) shall have the meaning given to it in Section
4.5.

  ATC REQUIRED VOTE shall have the meaning given to it in Section 4.21.

  ATC SHARE(S) shall have the meanings given to them in Section 3.1(b).

  ATC STOCKHOLDER APPROVAL shall have the meaning given to it in Section 6.12.

  ATC STOCKHOLDER INFORMATION shall have the meaning given to it in Section 6.13(b)

  ATC STOCKHOLDERS MEETING shall have the meaning given to it in Section 6.12.

  ATC'S KNOWLEDGE (or words of similar import) shall mean the actual knowledge of ATC or any ATC director or officer, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate ATC records and after reasonable inquiry of appropriate ATC employees.

  ATS shall have the meaning given to it in the Preamble.

  ATS ASSETS shall have the meaning given to it in Section 5.4(a).

  ATS BUSINESS shall have the meaning given to it in Section 5.4(a).

  ATS EXISTING RESTATED CERTIFICATE shall have the meaning given to it in
Section 2.5.

  ATS CLASS A COMMON STOCK shall have the meaning given to it in Section
3.1(b).

  ATS CLASS B COMMON STOCK shall mean the Class B Common Stock, par value $.01 per share, of ATS.

  ATS COMMON STOCK shall have the meaning given to it in Section 3.1(b).

  ATS CONDITIONS shall have the meaning given to it in Section 6.17.

  ATS DISCLOSURE SCHEDULE shall mean the ATS Disclosure Schedule dated as of the date of this Agreement delivered by ATS to ATC.

  ATS EMPLOYEES shall have the meaning given it in Section 5.13.

  ATS FINANCIAL STATEMENTS shall have the meaning given to it in Section 5.2.

  ATS GOVERNMENTAL AUTHORIZATIONS shall have the meaning given to it in
Section 5.6(a).

  ATS INFORMATION STATEMENT shall mean the Information Statement draft, dated December 12, 1997, describing the business of ATS and certain other matters heretofore delivered by ATS to ATC.

  ATS' KNOWLEDGE (or words of similar import) shall mean the actual knowledge of any director or executive officer of ATS, as such knowledge exists on the date of this Agreement, after reasonable review of appropriate ATS records and after reasonable inquiry of appropriate ATS employees.

  ATS NONCOMPETITION AGREEMENTS shall have the meaning given to it in Section 7.2(i).

  ATS OPTION(S) shall have the meanings given to those terms in Section 6.10.

  ATS PRIVATE AUTHORIZATIONS shall have the meaning given to it in Section
5.5.

  ATS PRIVATE PLACEMENT shall mean the issue and sale by ATS of shares of ATS Class A Common Stock to certain officers and directors of ATS (or their Affiliates) for an aggregate consideration of not more than $80.0 million, at a per share price of not less than $9.00, all as described in the ATS Information Statement.

  ATS PROSPECTUS shall have the meaning given to it in Section 6.13(b).

  ATS REGISTRATION RIGHTS AGREEMENT shall have the meaning given to it in
Section 6.17.

  ATS REGISTRATION STATEMENT shall have the meaning given to it in Section 6.13(a).

  ATS RESTATED CERTIFICATE shall have the meaning given to it in Section 2.5.

  ATS SEPARATION AGREEMENT shall mean the agreement referred to in Section
6.17 of the CBS Merger Agreement and which shall incorporate the provisions of
Section 6.17, 6.18 and 6.19 of the CBS Merger Agreement as they exist on the date hereof or as they may be amended in a manner that does not increase materially the obligations and liabilities of ATS.

  ATS VOTING AGREEMENT shall have the meaning given to it in Section 6.11.

  ATSI shall mean American Tower Systems, Inc., a Delaware corporation which is wholly-owned by ATS and which conducts directly or through Subsidiaries substantially all of the ATS Business and owns directly or through Subsidiaries substantially all of the ATS Assets.

  AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable Person, whether domestic or foreign, including without limitation the FCC.

  BENEFIT ARRANGEMENT shall mean, with respect to any Person, any material benefit arrangement that is not a Plan, including (a) any employment or consulting agreement, (b) any arrangement providing for insurance coverage or workers' compensation benefits, (c) any incentive bonus or deferred bonus arrangement, (d) any arrangement providing termination allowance, severance or similar benefits, (e) any equity compensation plan, (f) any deferred compensation plan, and (g) any compensation policy and practice, but only to the extent that it covers or relates to any officer, employee, individual or Entity involved in the ownership and operation of the assets of such Person or the conduct of the business of such Person.

  CBS MERGER shall mean the merger of R Acquisition Corp. ("CBS Sub"), a Delaware subsidiary wholly-owned by CBS Corporation (formerly Westinghouse Electric Corporation), a Pennsylvania corporation ("CBS"), with and into ARS, on the terms set forth in an Agreement and Plan of Merger, dated as of September 19, 1997, by and among ARS, CBS and CBS Sub, as the same has heretofore been amended or as it may from time to time be hereafter amended, modified, supplemented and restated in a manner that does not increase materially the obligations and liabilities of ATS (as so amended, modified, supplemented and restated, the "CBS Merger Agreement").

  CERTIFICATE shall have the meaning given to it in Section 3.1(i).

  CERTIFICATE OF MERGER shall have the meaning given to it in Section 2.3.

  CLAIMS shall mean any and all debts, liabilities, obligations, losses, damages, deficiencies, assessments and penalties, together with all Legal Actions, pending or threatened, claims and judgments of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

  CLOSING shall have the meaning given to it in Section 2.2.

  CLOSING DATE shall have the meaning given to it in Section 2.2.

  COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

  CODE shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  COLLATERAL DOCUMENTS shall mean the ATC Affiliate Agreements, the ATS Information Statement, the ATS Prospectus, the ATS Registration Rights Agreement, the ATS Registration Statement, the ATS Restated Certificate, the ATS Voting Agreement, the Certificate of Merger and any other agreement, certificate, contract, instrument, notice, opinion or other document delivered pursuant to the provisions of this Agreement.

  COMMISSION shall mean the Securities and Exchange Commission and shall include any successor Authority.

  CONFIDENTIAL INFORMATION shall have the meaning given to it in Section
6.1(a).

  CONTINUED EMPLOYEES shall have the meaning given to it in Section 6.9(b).

  CONTRACT, CONTRACTUAL OBLIGATION shall mean, with respect to any Person, any agreement, arrangement, commitment, contract, covenant, indemnity, undertaking or other obligation or liability which involves the ownership or operation of the assets of such Person or the conduct of the business of such Person.

  CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

  CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for shares of common stock, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

  DCL shall have the meaning given to it in Section 2.1.

  DISTRIBUTION shall mean, with respect to any Person, (a) the declaration or payment of any dividend (except dividends payable in common stock of such Person) on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary owned by a Person other than such Person or a Subsidiary, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Person or any shares of capital stock of any Subsidiary of such Person owned by a Person other than such Person or a Subsidiary of such Person.

  D&O QUESTIONNAIRE shall have the meaning given to it in Section 6.8(c).

  EFFECTIVE TIME shall have the meaning given to it in Section 2.3.

  EMPLOYMENT ARRANGEMENT shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty (30) days without liability, penalty or payment of any kind by such Person or any Affiliate), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA, but only to the extent that it covers or relates to any officer, employee or other Person involved in the ownership or operation of the assets or the conduct of the business of such Person.

  ENCUMBER shall mean to suffer, accept, agree to or permit the imposition of a Lien.

  ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

  ENVIRONMENTAL LAW shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning pollution or protection of the environment, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or other chemicals or industrial pollutants, substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, mining or reclamation or mined land, land surface or subsurface strata) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 6901 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign, Laws, and the rules and regulations promulgated thereunder as in effect on the date hereof or on the Closing Date, as applicable, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  ENVIRONMENTAL PERMIT shall mean any Governmental Authorization required by or pursuant to any Environmental Law.

  ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  ERISA AFFILIATE shall mean, with respect to any Person, any individual or Entity that is treated as a single employer with such Person under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

  EVENT shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

  EXCHANGE ACT shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  EXCHANGE RATIO shall have the meaning given to it in Section 3.1(b).

  FCA shall mean the Communications Act of 1934, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  FCC shall mean the Federal Communications Commission and shall include any successor Authority.

  FINAL ORDER shall mean, with respect to any Authority, including without limitation the FCC, one with respect to which no appeal, no stay, no petition or application for rehearing, reconsideration, review or stay, whether on motion of the applicable Authority or other Person or otherwise, and no other Legal Action contesting such consent or approval, is in effect or pending and as to which the time or deadline for filing any such appeal, petition or application or other Legal Action has expired or, if filed, has been denied, dismissed or withdrawn, and the time or deadline for instituting any further Legal Action has expired.

  FULLY-DILUTED BASIS shall mean, when applied to the ATC Common Stock or the ATS Common Stock, the total number of shares of the issuer of such stock that are outstanding as of the date of determination plus, without duplication, the total number of all shares issuable in respect of securities convertible into or exchangeable for ATC Common Stock or ATS Common Stock (excluding the ATS Common Stock that may be issued upon exchange of membership interests issued in Communications System Development, LLC, but including in both Convertible Securities), as the case may be, or issuable upon exercise of stock appreciation rights or options, warrants and other irrevocable rights to purchase or subscribe for ATC Common Stock or ATS Common Stock, as the case may be, including Option Securities. Without limiting the foregoing, the parties agree that, if the Tower Distribution occurs before the CBS Merger, the term "Fully-Diluted Basis" would take into account any Convertible Securities or Option Securities that ATS or the Surviving Corporation may be required to issue upon consummation of the Merger.

  GAAP shall mean generally accepted accounting principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, and (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines that otherwise arise by custom for the particular industry, all as the same shall exist on the date of this Agreement.

  GEARON TRANSACTION shall mean the merger of Gearon & Co., Inc., a Georgia corporation ("Gearon"), with and into ATSI, pursuant to an Agreement and Plan of Merger (the "Gearon Merger Agreement"), dated as of November 21, 1997, by and among ATS, ATSI, Gearon and J. Michael Gearon Jr., as the same has may from time to time be hereafter amended, modified, supplemented and restated in a manner which would not have any significant adverse effect on ATS (as so amended, modified, supplemented and restated, the "Gearon Merger Agreement").

  GOVERNMENTAL AUTHORIZATIONS shall mean, with respect to any Person, all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities, including without limitation the United States Forest Service and the Federal Aviation Administration, in connection with the ownership or operation of the assets or the conduct of the business of such Person.

  GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

  HART-SCOTT-RODINO ACT shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect, or any successor law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

  HAZARDOUS MATERIALS shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law, (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority pursuant to any Environmental Law; (d) the presence of which on the real property owned or leased by such Person causes or threatens to cause a nuisance upon any such real property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any such real property; or (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any by-products or fractions thereof, natural gas, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radioactive material, lead, asbestos or asbestos-containing materials, or urea formaldehyde foam insulation.

  INDEBTEDNESS shall mean, with respect to any Person, (a) all items, except items of capital stock or of surplus or of general contingency or deferred tax reserves or any minority interest in any Subsidiary of such Person to the extent such interest is treated as a liability with indeterminate term on the consolidated balance sheet of such Person, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all obligations secured by any Lien to which any property or asset owned or held by such Person is subject, whether or not the obligation secured thereby shall have been assumed, and (c) to the extent not otherwise included, all Contractual Obligations of such Person constituting capitalized leases and all obligations of such Person with respect to Leases constituting part of a sale and leaseback arrangement.

  INDEBTEDNESS FOR MONEY BORROWED shall mean, with respect to any Person, money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, the maximum amount currently or at any time thereafter available to be drawn under all outstanding letters of credit issued for the account of such Person, all Indebtedness upon which interest charges are customarily paid by such Person, and all Indebtedness (including capitalized lease obligations and purchase money Indebtedness) issued or assumed as full or partial payment for property or services, whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for Money Borrowed, but shall not include
(a) trade payables, (b) expenses accrued in the ordinary course of business,
(c) customer advance payments and customer deposits received in the ordinary course of business, or (d) conditional sales agreements not prohibited by the terms of this Agreement.

  INDEMNIFIED PARTY shall have the meaning given to it in Section 6.8(b).

  INTANGIBLE ASSETS shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means, and shall include, without limitation, concessions, copyrights, franchises, license, patents, permits, service marks, trademarks, trade names, and applications with respect to any of the foregoing, technology and know-how.

  LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation.

  LEASE shall mean any lease of property, whether real, personal or mixed, and all amendments thereto.

  LEGAL ACTION shall mean, with respect to any Person, any and all litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority or suits, at law or in arbitration, equity or admiralty, whether or not purported to be brought on behalf of such Person, affecting such Person or any of such Person's business, property or assets.

  LIEN shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation; or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

  MATERIAL ADVERSE EFFECT shall mean, with respect to ATC or ATS, any Event which is reasonably likely, in the reasonable business judgment of the relevant party, to be expected to (a) materially and adversely affect the validity or enforceability of this Agreement or the likelihood of consummation of the Merger, or (b) materially and adversely affect the business, operations, management, properties or prospects, or the condition, financial or other, or results of operation of ATC and its Subsidiaries taken as a whole or ATS and its Subsidiaries taken as a whole, as applicable, or (c) materially impair ATC's or ATS' ability to fulfill its obligations under the terms of this Agreement, or (d) materially and adversely affect the aggregate rights and remedies of the other party (other under this Agreement. Notwithstanding the foregoing, and anything in this Agreement to the contrary notwithstanding, any Event generally affecting the economy or the tower communications business shall not be deemed to have a Material Adverse Effect.

  MATERIAL AGREEMENT shall mean, with respect to any Person, any Contractual Obligation (other than Contractual Obligations under Contracts governing the lease or rental of tower spaces to third-party customers) which (a) involves the purchase, sale or lease of goods or materials, or purchase of services, whether in or outside of the ordinary course of business (including, without limitation, acquisitions of communications towers or tower businesses), that individually involves a purchase price in excess of $2,000,000, (b) involves a capitalized lease obligation or Indebtedness for Money Borrowed in excess of $1,000,000, (c) involves a written agency, broker, dealer, license, distributorship, sales representative or similar written agreement pursuant to which such Person or its Subsidiaries made payments in excess of $1,000,000 during the preceding twelve-month period, (d) accounted for more than 3% of the revenues of the business of such Person in any of the three fiscal years or is likely to account for more than 3% of the revenues of the business of such Person during the current fiscal year, (e) involves the management by such Person of more than ten (10) communication towers for any other Person,
(f) is a partnership, limited liability company or other joint venture, (g) grants any Person the exclusive right to represent ATS and its Subsidiaries of ATC and its Subsidiaries, as the case may be, with respect to brokering tower transactions, or marketing tower space or administering tower or (h) limits the freedom to compete in any line of business or to conduct business in any geographic location.

  MERGER shall have the meaning given to it in the first Whereas paragraph.

  MERGER CONSIDERATION shall have the meaning given to it in Section 3.1(b).

  MULTIEMPLOYER PLAN shall mean a Plan which is a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

  NASDAQ shall have the meaning given to it in Section 3.1.

  OPTION SECURITIES shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

  ORGANIC DOCUMENT shall mean, with respect to a Person which is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its capital stock and, with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof).

  PERMITTED LIENS shall mean (a) Liens for current taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of the ATC Assets or the ATS Assets, as the case may be, or otherwise materially impair the conduct of the ATC Business or the ATS Business, as the case may be, and (c) such other Liens as are permitted by the provisions of this Agreement to be in place on the Closing Date.

  PERSON shall mean any natural individual or any Entity.

  PLAN shall mean, with respect to any Person and at a particular time, any employee benefit plan which is covered by ERISA and in respect of which such Person or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA, but only to the extent that it covers or relates to any officer, employee, individual or Entity involved in the ownership and operation of the assets of such Person or the conduct of the business of such Person.

  PREFERRED STOCK MERGER CONSIDERATION shall have the meaning given to it in
Section 3.1(d).

  PRIVATE AUTHORIZATIONS shall mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to Intangible Assets.

  REGULATIONS shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations, and all references to temporary Regulations shall be deemed also to refer to any corresponding provisions of final Regulations.

  REPRESENTATIVES shall have the meaning given to it in Section 6.1(a).

  RESTRICTED INFORMATION shall have the meaning given to it in Section 6.1.

  RESTRICTED TRANSACTION shall mean any (i) acquisition or agreement to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or (y) any assets (other than in the ordinary course of business which for purposes of this definition does not include the acquisition of communications sites and related assets and other business involved in the communications sites industry or the construction of communications towers and related assets), or (ii) any undertaking or agreement to undertake the construction of one or more communications towers.

  SECURITIES ACT shall mean the Securities Act of 1933, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

  SOLVENT shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities, including, without limitation, contingent and unliquidated liabilities, of such Person,
(ii) such Person is able to pay all liabilities of such Person as they mature, and (iii) such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For purposes of this definition, "indebtedness" shall mean any liability on a claim, and "claim" shall mean (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured, or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

  SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

  SURVIVING CORPORATION shall have the meaning given to it in Section 2.1.

  TAX (and "Taxable", which shall mean subject to Tax), shall mean, with respect to any Person, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amount imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the type described in (a) and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

  TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

  TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

  TERMINATION DATE shall mean May 31, 1998 or such other date as the parties may, from time to time, mutually agree.

  TRANSACTIONS shall mean the transactions contemplated by this Agreement to be consummated on or prior to the Closing Date, including without limitation the Merger and the execution, delivery and performance of the Collateral Documents.

  TOWER DISTRIBUTION shall mean the pro rata distribution by ARS to each ARS common stockholder of a umber of shares of ATS Common Stock such that, after giving to such distribution, (i) immediately prior to the Merger, such ARS common stockholder will own the same percentage of ATS as it owned of ARS determined as if all Convertible Securities of ARS had been so converted and all Option Securities of ARS had been exercised, (ii) neither ARS nor any of its Subsidiaries owns any capital stock in ATS or its Subsidiaries, other than shares of ATS Common Stock (a) required to satisfy ARS Convertible Securities and ARS Option Securities in the manner contemplated by the CBS Merger Agreement or (b) owned with respect to (x) shares of ARS Common Stock as to which appraisal rights have been asserted as a consequence of the Tower Distribution or (y) ARS Option Securities which have been converted to ATS Option Securities, and (iii) the Tower Distribution will have been made in all material respects in accordance with Applicable Law including Federal securities laws.

                      AMERICAN TOWER SYSTEMS CORPORATION
                      REGISTRATION STATEMENT ON FORM S-4

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ATS may and, in certain cases, must be indemnified by ATS against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ATS and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to ATS, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

  Article XII of ATS' By-Laws provides that ATS shall indemnify each person who is or was an officer or director of ATS to the fullest extent permitted by
Section 145 of the DGCL.

  Article Sixth of the ATS' Restated Certificate states that no director of ATS shall be personally liable to ATS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to ATS or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K).

 EXHIBIT NO.     DESCRIPTION OF DOCUMENT               EXHIBIT FILE NO.
 -----------     -----------------------               ----------------
  2.1        Agreement and Plan of Merger,
             dated as of November 21, 1997,
             by and among ATS, American
             Tower Systems, Inc. , a
             Delaware corporation ("ATSI"),
             Gearon & Co., Inc., a Georgia
             corporation ("Gearon") and J.
             Michael Gearon, Jr. (the
             "Gearon Stockholder").
             (Schedules and Exhibits
             omitted).......................   Filed herewith as Exhibit 2.1
  2.2        Amendment No. 1 to Agreement
             and Plan of Merger, dated as of
             January 22, 1998, among ATS,
             American Tower Systems
             (Delaware), Inc., a Delaware
             corporation (formerly known as
             American Tower Systems, Inc.),
             Gearon and the Gearon
             Stockholder....................   Filed herewith as Exhibit 2.2
  2.3        Agreement and Plan of Merger,
             dated as of December 12, 1997,
             by and among ATS and American
             Tower Corporation, a Delaware
             corporation ("ATC"). (Schedules
             and Exhibits omitted)..........   Filed herewith as Exhibit 2.3
  2.4        Proposed form of Amendment No.
             1 to Agreement and Plan if
             Merger, dated as of February  ,
             1998, among ATS and ATC........   To be filed by amendment.
 3(i).1      Restated Certificate of
             Incorporation, as filed with
             the Secretary of State of the
             State of Delaware on November
             20, 1997.......................   Filed herewith as Exhibit 3(i).1
 3(ii).2     By-Laws of ATS.................   Filed herewith as Exhibit 3(ii).2
  5          Opinion of Sullivan & Worcester
             LLP............................   Filed herewith as Exhibit 5

 EXHIBIT NO.      DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 -----------      -----------------------              ----------------

  8          Tax Opinion of Sullivan &
             Worcester LLP...................   Filed herewith as Exhibit 8
 10.1        Loan Agreement, dated as of
             November 22, 1996, by and among
             ATS, Toronto Dominion (Texas),
             Inc., as Administrative Agent,
             and the other Banks parties
             thereto.........................   Filed herewith as Exhibit 10.1
 10.2        Amended and Restated Loan
             Agreement, dated as of October
             15, 1997, by and among ATSI,
             Toronto Dominion (Texas), Inc.
             as Administrative Agent and the
             Banks parties thereto.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 2
 10.3        First Amendment to Amended and
             Restated Loan Agreement
             Agreement, dated as of December
             31, 1997, by and among ATSI,
             Toronto Dominion (Texas), Inc.,
             as Administrative Agent and the
             Banks parties thereto...........   Filed herewith as Exhibit 3
 10.4        Assumption Agreement, dated as
             of January  , 1998, by and among
             ATS, ATSI, American Tower
             Systems, L.P., a Delaware
             limited partnership, Toronto
             Dominion (Texas), Inc., as
             Administrative Agent and the
             Banks parties thereto...........   Filed herewith as Exhibit 4
 10.5        Asset Purchase Agreement, dated
             as of February 5, 1997, by and
             between ATSI and Meridian Radio
             Sites, a California general
             partnership ("Meridian Radio").
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.5
 10.6        First Amendment to Asset
             Purchase Agreement, dated as of
             February 10, 1997, by and
             between ATSI and Meridian
             Radio...........................   Filed herewith as Exhibit 10.6
 10.7        Second Amendment to Asset
             Purchase Agreement, dated as of
             June 24, 1997, by and between
             ATSI and Meridian Radio.........   Filed herewith as Exhibit 10.7
 10.8        Asset Purchase Agreement, dated
             as of February 5, 1997, by and
             between ATSI and Meridian Sales
             and Services Company, a
             California corporation
             ("Meridian Sales"). (Schedules
             and Exhibits omitted)...........   Filed herewith as Exhibit 10.8
 10.9        First Amendment to Asset
             Purchase Agreement, dated as of
             February 10, 1997, by and
             between ATSI and Meridian
             Sales...........................   Filed herewith as Exhibit 10.9
 10.10       Second Amendment to Asset
             Purchase Agreement, dated as of
             June 24, 1997, by and between
             ATSI and Meridian Sales.........   Filed herewith as Exhibit 10.10
 10.11       Asset Purchase Agreement, dated
             as of February 5, 1997, by and
             between ATSI and Meridian
             Communications North, a
             California general partnership
             ("Meridian North"). (Schedules
             and Exhibits omitted)...........   Filed herewith as Exhibit 10.11
 10.12       First Amendment to Asset
             Purchase Agreement, dated as of
             February 10, 1997, by and
             between ATSI and Meridian
             North...........................   Filed herewith as Exhibit 10.12
 10.13       Second Amendment to Asset
             Purchase Agreement, dated as of
             June 24, 1997, by and between
             ATSI and Meridian North.........   Filed herewith as Exhibit 10.13
 10.14       Asset Purchase Agreement, dated
             as of May 13, 1997, by and
             between ATSI and Towers L.L.C.,
             a South Carolina limited
             liability company. (Schedules
             and Exhibits omitted, except for
             Employment Agreement)...........   Filed herewith as Exhibit 10.14

 EXHIBIT NO.      DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 -----------      -----------------------              ----------------
 10.15       Asset Purchase Agreement, dated
             as of May 27, 1997, by and
             between ATSI and B & E
             Associates, Inc., a
             Massachusetts corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.15
 10.16       Asset Purchase Agreement, dated
             as of May 21, 1997, by and
             between ATSI and DB Consultants,
             Inc., a Texas corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.16
 10.17       Asset Purchase Agreement, dated
             as of May 27, 1997, by and
             between ATSI and Communication
             Systems Development, Inc., a
             California corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.17
 10.18       Agreement of Limited Liability
             Company of Communication Systems
             Development, LLC, dated May 30,
             1997, by and among ATSI and
             Communications Development
             Corporation, Inc., a California
             corporation.....................   Filed herewith as Exhibit 10.18
 10.19       Asset Purchase Agreement, dated
             as of June 25, 1997, by and
             between ATSI and Fernand E.
             Phaneuf, Jr. and Lorraine
             Phaneuf, being all of the
             shareholders of Tower Sites,
             Inc., d/b/a Tower Sites, Inc. a
             Connecticut corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.19
 10.20       Asset Purchase Agreement, dated
             as of July 8, 1997, by and
             between ATSI and Diablo
             Communications, Inc., a
             California corporation
             ("Diablo"). (Schedules and
             Exhibits omitted)...............   Filed herewith as Exhibit 10.20
 10.21       Asset Purchase Agreement, dated
             as of July 8, 1997, by and
             between ATSI and Diablo
             Communications of Southern
             California, Inc., a California
             corporation ("DCSC"). (Schedules
             and Exhibits omitted)...........   Filed herewith as Exhibit 10.21
 10.22       Asset Purchase Agreement, dated
             as of July 8, 1997, by and
             between ATSI and Suburban Cable
             T.V. Co. Inc. ..................   Filed herewith as Exhibit 10.22
 10.23       Asset Purchase Agreement, dated
             as of July 31, 1997, by and
             between ATSI and John C.
             Santangelo and Gerald Harkins,
             being all of the shareholders of
             Southeast Communications, Inc.,
             and Southeast Communications,
             Inc., a Massachusetts
             corporation. (Schedules and
             Exhibits omitted)...............   Filed herewith as Exhibit 10.23
 10.24       Stock Purchase Agreement, dated
             as of September 30, 1997, by and
             between ATSI, OPM-USA-INC., a
             Florida corporation ("OPM"), and
             the Stockholders of OPM.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.24
 10.25       Asset Purchase Agreement, dated
             as of October 4, 1997, by and
             between ATSI and Tucson
             Communications Company, L.P, a
             California limited partnership.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.25
 10.26       American Tower Systems
             Corporation 1997 Stock Option
             Plan, dated as of November 5,
             1997, as amended................   Filed herewith as Exhibit 26
 10.27       American Tower Systems
             Corporation Stock Purchase
             Agreement, dated as of January
             8, 1998, by and among ATS and
             the Purchasers..................   Filed herewith as Exhibit 27
 10.28       Employment Agreement, dated as
             of January 22, 1998, by and
             between ATSI and J. Michael
             Gearon, Jr. ....................   Filed herewith as Exhibit 28

 EXHIBIT NO.    DESCRIPTION OF DOCUMENT               EXHIBIT FILE NO.
 -----------    -----------------------               ----------------
 10.29       Asset Purchase Agreement,
             dated as of January 23, 1998,
             by and among ATSI,
             Midcontinent Media, Inc., a
             South Dakota corporation
             ("Midcontinent"),
             Midcontinent Teleport Co., a
             South Dakota corporation and
             a wholly-owned subsidiary of
             Midcontinent ("MTC"), Wit
             Communications, Inc., a
             Delaware corporation and a
             wholly-owned subsidiary of
             MTC ("Wit"), and Washington
             International Teleport, Inc.,
             a Delaware corporation and a
             wholly-owned subsidiary of
             Wit..........................   Filed herewith as Exhibit 29
 10.30       Proposed form of ARS-ATS
             Separation Agreement, dated
             as of January  , 1998 by and
             among American Radio Systems
             Corporation, a Delaware
             Corporation, ATS, and CBS
             Corporation, a Pennsylvania
             corporation..................   Filed herewith as Exhibit 30
 21          Subsidiaries of ATS..........   Filed herewith as Exhibit 21
 23.0        Consents of Sullivan &          Filed herewith as part of Exhibit 5
             Worcester LLP................   and Exhibit 8
 23.1        Independent Auditors'
             Consents--Deloitte & Touche
             LLP..........................   Filed herewith as Exhibit 23.1
 23.2        Consent of Pressman Ciocca
             Smith LLP....................   Filed herewith as Exhibit 23.2
 23.3        Consent of Rooney, Ida, Nolt
             & Ahern......................   Filed herewith as Exhibit 23.3
 23.4        Consent of Ernst & Young
             LLP..........................   Filed herewith as Exhibit 23.4
 23.5        Consent of KPMG Peat Marwick
             LLP..........................   Filed herewith as Exhibit 23.5
 23.6        Consent of Ernst & Young
             LLP..........................   Filed herewith as Exhibit 23.6
 23.7        Consent of Price Waterhouse
             LLP..........................   Filed herewith as Exhibit 23.7
 23.8        Consent of Fred R. Lummis....   Filed herewith as Exhibit 23.8
 23.9        Consent of Randall Mays......   Filed herewith as Exhibit 23.9
 24          Power of Attorney............   Filed herewith as page II-6 of the
                                             Registration Statement
 27          Financial Data Schedule......   Filed herewith as Exhibit 27
 99          Consent of Credit Suisse
             First Boston.................   Filed herewith as Exhibit 99
 99.1        Form of American Tower
             Corporation Written Consent
             of Stockholders in lieu of
             Meeting......................   Filed herewith as Exhibit 99.1

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON THE 10TH DAY OF FEBRUARY, 1998.

                                          AMERICAN TOWER SYSTEMS CORPORATION


                                          By:       /s/ Steven B. Dodge
                                              ---------------------------------
                                              STEVEN B. DODGE CHAIRMAN OF THE
                                                BOARD, PRESIDENT AND CHIEF
                                                     EXECUTIVE OFFICER

  The undersigned Officers and Directors of American Tower Systems Corporation (the "Company") hereby severally constitute Joseph L. Winn, Justin D. Benincasa, Michael B. Milsom and Norman A. Bikales, and each of them, acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below the Company's Registration Statement on Form S-4 relating to the registration of an aggregate of 32,000,000 shares of Class A Common Stock, $.01 par value, and any and all amendments and supplements thereto, filed with the Securities and Exchange Commission, for the purpose of registering such shares, under the Securities Act of 1933, as amended, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming our signatures to said registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE COMPANY AND IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
         /s/ Steven B. Dodge           Chairman, President,      February 10, 1998
-------------------------------------   Chief Executive
           STEVEN B. DODGE              Officer and
                                        Director

         /s/ Joseph L. Winn            Chief Financial           February 10, 1998
-------------------------------------   Officer and
           JOSEPH L. WINN               Director

       /s/ Justin D. Benincasa         Vice President and        February 10, 1998
-------------------------------------   Corporate
         JUSTIN D. BENINCASA            Controller


              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
           /s/ Alan L. Box              Chief Operating          February 10, 1998
-------------------------------------    Officer and
             ALAN L. BOX                 Director

        /s/ Arnold L. Chavkin           Director                 February 10, 1998
-------------------------------------
          ARNOLD L. CHAVKIN

     /s/ J. Michael Gearon, Jr.         Executive Vice           February 10, 1998
-------------------------------------    President and
       J. MICHAEL GEARON, JR.            Director

        /s/ Thomas H. Stoner            Director                 February 10, 1998
-------------------------------------
          THOMAS H. STONER


                                                                     SCHEDULE I

                      AMERICAN TOWER SYSTEMS CORPORATION
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                           CONDENSED BALANCE SHEETS

                                                     DECEMBER 31,  SEPTEMBER 30,
                                                         1996          1997
                                                     ------------  -------------
ASSETS
Investments in and advances to subsidiaries......... $30,536,512    $51,523,118
Deferred income taxes...............................         --         440,522
                                                     -----------    -----------
      TOTAL......................................... $30,536,512    $51,963,640
                                                     ===========    ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
Deferred income taxes............................... $   279,218    $ 1,084,052
Minority interest in subsidiaries...................     528,928        774,317
Commitments and Contingencies.......................
Stockholder's Equity (Note Below):
  Common Stock, $.01 Par Value, 10,000,000 Shares
   authorized,
   3,000 shares outstanding.........................          30             30
  Additional paid-in capital........................  30,318,420     51,403,212
  Accumulated deficit...............................    (590,084)    (1,297,971)
                                                     -----------    -----------
    Total stockholder's equity......................  29,728,366     50,105,271
                                                     -----------    -----------
      TOTAL......................................... $30,536,512    $51,963,640
                                                     ===========    ===========

Note: Please see page F-6, "Consolidated Statements of Stockholder's Equity," for activity occurring in the equity section of American Tower Systems Corporation (ATS).

Note: ATS is currently a wholly-owned subsidiary of American Radio Systems
      Corporation. In connection with a loan agreement maintained by the ATS' wholly owned subsidiary, American Tower Systems (Delaware), Inc. ATS has pledged its interest in such subsidiary.


                See Notes to Consolidated Financial Statements.

                                                                     SCHEDULE I

                      AMERICAN TOWER SYSTEMS CORPORATION
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                      CONDENSED STATEMENTS OF OPERATIONS

                                                                     NINE
                                   JULY 17, 1995 TO  YEAR ENDED  MONTHS ENDED
                                     DECEMBER 31,   DECEMBER 31, SEPTEMBER 30,
                                         1995           1996         1997
                                   ---------------- ------------ -------------
Revenues..........................    $     --       $     --      $     --
Equity in net loss as of subsidi-
 aries............................     (110,411)      (479,673)     (707,887)
                                      ---------      ---------     ---------
Net Loss..........................    $(110,411)     $(479,673)    $(707,887)
                                      =========      =========     =========

                      CONDENSED STATEMENTS OF CASH FLOWS

                                                                     NINE
                                   JULY 17, 1995 TO  YEAR ENDED  MONTHS ENDED
                                     DECEMBER 31,   DECEMBER 31, SEPTEMBER 30,
                                         1995           1996         1997
                                   ---------------- ------------ -------------
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
Net loss..........................    $(110,411)     $ (479,673)  $  (707,887)
Adjustments to reconcile net loss
 to cash flows from operating
 activities:
    Equity in net losses of sub-
     sidiaries....................      110,411         479,673       707,887
                                      ---------      ----------   -----------
    Cash flows from operating ac-
     tivities.....................          --              --            --
                                      ---------      ----------   -----------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
Cash transfers to Parent..........     (179,426)     (4,866,226)   (4,150,000)
Investments by Parent.............      242,215       2,548,557    25,959,792
                                      ---------      ----------   -----------
  Cash Flows from investing activ-
   ities..........................       62,789      (2,317,669)   21,809,792
                                      ---------      ----------   -----------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
Cash transfers from subsidiary....      179,426       4,866,226           --
Investments in subsidiary.........     (242,215)     (2,548,557)  (21,809,792)
                                      ---------      ----------   -----------
  Cash flows from financing activ-
   ities..........................      (62,789)      2,317,669   (21,809,792)
                                      ---------      ----------   -----------
CASH AND CASH EQUIVALENTS.........    $     --       $      --    $       --
                                      =========      ==========   ===========

Note: As of September 30, 1997, ATS was a holding company whose only asset consists of the stock of its wholly owned subsidiary American Tower Systems (Delaware), Inc. (ATSI). As of such date, ATSI held all operating assets of the consolidated group. ATS' income or loss is limited to the income or loss of ATSI, after elimination of income or loss attributable to minority investors in subsidiaries and investments of ATSI.


                See Notes to Consolidated Financial Statements.

                                                                     SCHEDULE II

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

        PERIOD FROM JULY 17, 1995 (INCORPORATION) TO DECEMBER 31, 1995,
                        THE YEAR ENDED DECEMBER 31, 1996
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                             COLUMN A   COLUMN B  COLUMN C  COLUMN D   COLUMN E
                            ---------- ---------- -------- ---------- ----------
                            BALANCE AT CHARGED TO CHARGED             BALANCE AT
                            BEGINNING  COSTS AND  TO OTHER              END OF
       DESCRIPTION          OF PERIOD   EXPENSES  ACCOUNTS DEDUCTIONS   PERIOD
       -----------          ---------- ---------- -------- ---------- ----------
Allowance for Doubtful Ac-
 counts:
  Period from July 17,
   1995 to December 31,
   1995...................   $   --     $   --      $--     $   --     $   --
  Year Ended December 31,
   1996...................   $   --     $47,044     $--     $   --     $47,044
  Nine Months Ended
   September 30, 1997.....   $47,044    $74,794     $--     $41,854    $79,984

                                 EXHIBIT INDEX

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K).


 EXHIBIT NO.     DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 -----------     -----------------------              ----------------
  2.1        Agreement and Plan of Merger,
             dated as of November 21, 1997,
             by and among ATS, American
             Tower Systems, Inc. , a
             Delaware corporation ("ATSI"),
             Gearon & Co., Inc., a Georgia
             corporation ("Gearon") and J.
             Michael Gearon, Jr. (the
             "Gearon Stockholder").
             (Schedules and Exhibits
             omitted)......................   Filed herewith as Exhibit 2.1
  2.2        Amendment No. 1 to Agreement
             and Plan of Merger, dated as
             of January 22, 1998, among
             ATS, American Tower Systems
             (Delaware), Inc., a Delaware
             corporation (formerly known as
             American Tower Systems, Inc.),
             Gearon and the Gearon
             Stockholder...................   Filed herewith as Exhibit 2.2
  2.3        Agreement and Plan of Merger,
             dated as of December 12, 1997,
             by and among ATS and American
             Tower Corporation, a Delaware
             corporation ("ATC").
             (Schedules and Exhibits
             omitted)......................   Filed herewith as Exhibit 2.3
  2.4        Proposed form of Amendment No.
             1 to Agreement and Plan of
             Merger, dated as of February
               , 1998, among ATS
             and ATC ......................   To be filed by amendment.
 3(i).1      Restated Certificate of
             Incorporation, as filed with
             the Secretary of State of the
             State of Delaware on November
             20, 1997......................   Filed herewith as Exhibit 3(i).1
 3(ii).2     By-Laws of ATS................   Filed herewith as Exhibit 3(ii).2
  5          Opinion of Sullivan &            Filed herewith as Exhibit 5
             Worcester LLP.................

  8          Tax Opinion of Sullivan &
             Worcester LLP.................   Filed herewith as Exhibit 8
 10.1        Loan Agreement, dated as of
             November 22, 1996, by and
             among ATS, Toronto Dominion
             (Texas), Inc., as
             Administrative Agent, and the
             other Banks parties thereto...   Filed herewith as Exhibit 10.1
 10.2        Amended and Restated Loan
             Agreement, dated as of October
             15, 1997, by and among ATSI,
             Toronto Dominion (Texas), Inc.
             as Administrative Agent and
             the Banks parties thereto.
             (Schedules and Exhibits
             omitted)......................   Filed herewith as Exhibit 10.2
 10.3        First Amendment to Amended and
             Restated Loan Agreement
             Agreement, dated as of
             December 31, 1997, by and
             among ATSI, Toronto Dominion
             (Texas), Inc., as
             Administrative Agent and the
             Banks parties thereto.........   Filed herewith as Exhibit 10.3
 10.4        Assumption Agreement, dated as
             of January  , 1998, by and
             among ATS, ATSI, American
             Tower Systems, L.P., a
             Delaware limited partnership,
             Toronto Dominion (Texas),
             Inc., as Administrative Agent
             and the Banks parties
             thereto.......................   Filed herewith as Exhibit 10.4
 10.5        Asset Purchase Agreement,
             dated as of February 5, 1997,
             by and between ATSI and
             Meridian Radio Sites, a
             California general partnership
             ("Meridian Radio"). (Schedules
             and Exhibits omitted).........   Filed herewith as Exhibit 10.5
 10.6        First Amendment to Asset
             Purchase Agreement, dated as
             of February 10, 1997, by and
             between ATSI and Meridian
             Radio.........................   Filed herewith as Exhibit 10.6
 10.7        Second Amendment to Asset
             Purchase Agreement, dated as
             of June 24, 1997, by and
             between ATSI and Meridian
             Radio.........................   Filed herewith as Exhibit 10.7

 EXHIBIT NO.      DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 -----------      -----------------------              ----------------
 10.8        Asset Purchase Agreement, dated
             as of February 5, 1997, by and
             between ATSI and Meridian Sales
             and Services Company, a
             California corporation
             ("Meridian Sales"). (Schedules
             and Exhibits omitted)...........   Filed herewith as Exhibit 10.8
 10.9        First Amendment to Asset
             Purchase Agreement, dated as of
             February 10, 1997, by and
             between ATSI and Meridian
             Sales...........................   Filed herewith as Exhibit 10.9
 10.10       Second Amendment to Asset
             Purchase Agreement, dated as of
             June 24, 1997, by and between
             ATSI and Meridian Sales.........   Filed herewith as Exhibit 10.10
 10.11       Asset Purchase Agreement, dated
             as of February 5, 1997, by and
             between ATSI and Meridian
             Communications North, a
             California general partnership
             ("Meridian North"). (Schedules
             and Exhibits omitted)...........   Filed herewith as Exhibit 10.11
 10.12       First Amendment to Asset
             Purchase Agreement, dated as of
             February 10, 1997, by and
             between ATSI and Meridian
             North...........................   Filed herewith as Exhibit 10.12
 10.13       Second Amendment to Asset
             Purchase Agreement, dated as of
             June 24, 1997, by and between
             ATSI and Meridian North.........   Filed herewith as Exhibit 10.13
 10.14       Asset Purchase Agreement, dated
             as of May 13, 1997, by and
             between ATSI and Towers L.L.C.,
             a South Carolina limited
             liability company. (Schedules
             and Exhibits omitted, except for
             Employment Agreement)...........   Filed herewith as Exhibit 10.14
 10.15       Asset Purchase Agreement, dated
             as of May 27, 1997, by and
             between ATSI and B & E
             Associates, Inc., a
             Massachusetts corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.15
 10.16       Asset Purchase Agreement, dated
             as of May 21, 1997, by and
             between ATSI and DB Consultants,
             Inc., a Texas corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.16
 10.17       Asset Purchase Agreement, dated
             as of May 27, 1997, by and
             between ATSI and Communication
             Systems Development, Inc., a
             California corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.17
 10.18       Agreement of Limited Liability
             Company of Communication Systems
             Development, LLC, dated May 30,
             1997, by and among ATSI and
             Communications Development
             Corporation, Inc., a California
             corporation.....................   Filed herewith as Exhibit 10.18
 10.19       Asset Purchase Agreement, dated
             as of June 25, 1997, by and
             between ATSI and Fernand E.
             Phaneuf, Jr. and Lorraine
             Phaneuf, being all of the
             shareholders of Tower Sites,
             Inc., d/b/a Tower Sites, Inc. a
             Connecticut corporation.
             (Schedules and Exhibits
             omitted)........................   Filed herewith as Exhibit 10.19
 10.20       Asset Purchase Agreement, dated
             as of July 8, 1997, by and
             between ATSI and Diablo
             Communications, Inc., a
             California corporation
             ("Diablo"). (Schedules and
             Exhibits omitted)...............   Filed herewith as Exhibit 10.20
 10.21       Asset Purchase Agreement, dated
             as of July 8, 1997, by and
             between ATSI and Diablo
             Communications of Southern
             California, Inc., a California
             corporation ("DCSC"). (Schedules
             and Exhibits omitted)...........   Filed herewith as Exhibit 10.21

 EXHIBIT NO.    DESCRIPTION OF DOCUMENT              EXHIBIT FILE NO.
 -----------    -----------------------              ----------------
 10.22       Asset Purchase Agreement,
             dated as of July 8, 1997, by
             and between ATSI and
             Suburban Cable T.V. Co.
             Inc. .......................   Filed herewith as Exhibit 10.22
 10.23       Asset Purchase Agreement,
             dated as of July 31, 1997,
             by and between ATSI and John
             C. Santangelo and Gerald
             Harkins, being all of the
             shareholders of Southeast
             Communications, Inc., and
             Southeast Communications,
             Inc., a Massachusetts
             corporation. (Schedules and
             Exhibits omitted)...........   Filed herewith as Exhibit 10.23
 10.24       Stock Purchase Agreement,
             dated as of September 30,
             1997, by and between ATSI,
             OPM-USA-INC., a Florida
             corporation ("OPM"), and the
             Stockholders of OPM.
             (Schedules and Exhibits
             omitted)....................   Filed herewith as Exhibit 10.24
 10.25       Asset Purchase Agreement,
             dated as of October 4, 1997,
             by and between ATSI and
             Tucson Communications
             Company, L.P, a California
             limited partnership.
             (Schedules and Exhibits
             omitted)....................   Filed herewith as Exhibit 10.25
 10.26       American Tower Systems
             Corporation 1997 Stock
             Option Plan, dated as of
             November 5, 1997, as
             amended.....................   Filed herewith as Exhibit 26
 10.27       American Tower Systems
             Corporation Stock Purchase
             Agreement, dated as of
             January 8, 1998, by and
             among ATS and the
             Purchasers..................   Filed herewith as Exhibit 27
 10.28       Employment Agreement, dated
             as of January 22, 1998, by
             and between ATSI and J.
             Michael Gearon, Jr. ........   Filed herewith as Exhibit 28
 10.29       Asset Purchase Agreement,
             dated as of January 23,
             1998, by and among ATSI,
             Midcontinent Media, Inc., a
             South Dakota corporation
             ("Midcontinent"),
             Midcontinent Teleport Co., a
             South Dakota corporation and
             a wholly-owned subsidiary of
             Midcontinent ("MTC"), Wit
             Communications, Inc., a
             Delaware corporation and a
             wholly-owned subsidiary of
             MTC ("Wit"), and Washington
             International Teleport,
             Inc., a Delaware corporation
             and a wholly-owned
             subsidiary of Wit...........   Filed herewith as Exhibit 29
 10.30       Proposed form of ARS-ATS
             Separation Agreement, dated
             as of January  , 1998 by and
             among American Radio Systems
             Corporation, a Delaware
             Corporation, ATS, and CBS
             Corporation, a Pennsylvania
             corporation.................   Filed herewith as Exhibit 30
 21          Subsidiaries of ATS.........   Filed herewith as Exhibit 21
 23.0        Consents of Sullivan &         Filed herewith as part of Exhibit 5
             Worcester LLP...............   and Exhibit 8
 23.1        Independent Auditors'
             Consents--Deloitte & Touche
             LLP.........................   Filed herewith as Exhibit 23.1
 23.2        Consent of Pressman Ciocca
             Smith LLP...................   Filed herewith as Exhibit 23.2
 23.3        Consent of Rooney, Ida, Nolt
             & Ahern.....................   Filed herewith as Exhibit 23.3
 23.4        Consent of Ernst & Young
             LLP.........................   Filed herewith as Exhibit 23.4
 23.5        Consent of KPMG Peat Marwick
             LLP.........................   Filed herewith as Exhibit 23.5
 23.6        Consent of Ernst & Young
             LLP.........................   Filed herewith as Exhibit 23.6

 EXHIBIT NO.     DESCRIPTION OF DOCUMENT               EXHIBIT FILE NO.
 -----------     -----------------------               ----------------
 23.7        Consent of Price Waterhouse
             LLP...........................   Filed herewith as Exhibit 23.7
 23.8        Consent of Fred R. Lummis.....   Filed herewith as Exhibit 23.8
 23.9        Consent of Randall Mays.......   Filed herewith as Exhibit 23.9
 24          Power of Attorney.............   Filed herewith as page II-6 of the
                                              Registration Statement
 27          Financial Data Schedule.......   Filed herewith as Exhibit 27
 99          Consent of Credit Suisse First
             Boston........................   Filed herewith as Exhibit 99
 99.1        Form of American Tower
             Corporation Written Consent of
             Stockholders in lieu of
             Meeting.......................   Filed herewith as Exhibit 99.1